UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

KLR ENERGY ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Not Applicable
	(2)	Aggregate number of securities to which transaction applies: Not Applicable
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    Not Applicable

	(4)	Proposed maximum aggregate value of transaction: $90,000,000(1)
	(5)	Total fee paid: $10,431(2)

☒	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

(1)	Our estimate of the transaction value is based on the following estimated values: $35 million in cash and other non-cash consideration.
(2)	The amount is the product of the value in Item 4 multiplied by the SEC’s filing fee of $115.90 per $1,000,000.

KLR ENERGY ACQUISITION CORP.

811 Main Street, 18th Floor

Houston, Texas 77002

Dear KLR Energy Acquisition Corp. Stockholders:

You are cordially invited to attend the special meeting in lieu of the 2017 annual meeting of stockholders of KLR Energy Acquisition Corp., which we refer to as “we”, “us”, “our”, “KLRE” or the “Company”, on April 26, 2017, at 9:00 a.m., Central Time, at the offices of the Company, located at 811 Main Street, 18th Floor, Houston, Texas 77002. This proxy statement is dated April 12, 2017, and is first being mailed to stockholders of the Company on or about April 12, 2017.

At the special meeting, our stockholders will be asked to consider and vote upon a proposal, which we refer to collectively as the “Business Combination Proposal” or “Proposal No. 1,” to approve and adopt the Business Combination Agreement, dated as of December 20, 2016, as it may be amended from time to time, which we refer to as the “Business Combination Agreement,” a copy of which is attached to the accompanying proxy statement as Annex A, by and between the Company and Tema Oil and Gas Company, which we refer to as “Tema,” and approve the transactions contemplated thereby, which we refer to collectively as the “Business Combination.” Subject to the terms of the Business Combination Agreement and the adjustments set forth therein, we will acquire a portion of the equity of Rosehill Operating Company, LLC (“Rosehill Operating”), a wholly-owned subsidiary of Tema to which Tema will have contributed and transferred a portion of its assets and liabilities, for (i) the contribution to Rosehill Operating by us of $35,000,000 in cash (the “Cash Consideration”) and for the issuance to Rosehill Operating by us of 29,807,692 shares of our newly created Class B common stock (which cash and shares of Class B common stock will immediately be distributed by Rosehill Operating to Tema), (ii) the assumption by Rosehill Operating of $55,000,000 in Tema indebtedness (the “Tema Liabilities”) and (iii) the contribution to Rosehill Operating by us of the remaining cash proceeds of our initial public offering. In connection with the closing of the Business Combination, (i) we will issue to Rosehill Operating 4,000,000 warrants exercisable for shares of Class A common stock (the “Tema warrants”) in exchange for 4,000,000 warrants exercisable for Rosehill Operating Common Units (such class of warrants, the “Rosehill warrants”) and (ii) the Tema warrants and $35,000,000 will immediately be distributed to Tema. In addition, we will contribute the net proceeds from the issuance of Series A preferred stock, common stock and warrants of the Company (the “PIPE Investment”) concurrent with the Business Combination to Rosehill Operating in exchange for Rosehill Operating Series A Preferred Units and additional Rosehill warrants. At closing, assuming no redemptions by holders of our Class A common stock and the consummation of the transactions discussed herein, we will own (i) 12,435,320 Common Units, (ii) 75,000 Series A Preferred Units and (iii) 25,594,158 Rosehill warrants. Immediately following the Business Combination, we will own approximately 29% of Rosehill Operating’s common equity and Tema will own the remaining 71%. After giving effect to the conversion of the Series A Preferred Units into Common Units, we will own approximately 39% of Rosehill Operating’s common equity and Tema will own the remaining 61%.

Prior to or at the closing of the Business Combination, the Company will enter into a Tax Receivable Agreement with Tema, substantially in the form attached as Annex E to the proxy statement, which we refer to as the “Tax Receivable Agreement.” The Tax Receivable Agreement will generally provide for the payment by the Company to Tema of 90% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the closing of the Business Combination as a result of (i) any tax basis increases in the assets of Rosehill Operating resulting from the distribution to Tema of the Cash Consideration, the shares of Class B common stock and the Tema warrants and the deemed distribution to Tema attributable to Rosehill Operating’s assumption of the Tema Liabilities in connection with the Business Combination, (ii) the tax basis increases in the assets of Rosehill Operating resulting from the redemption by Rosehill Operating or the exchange by the Company, as applicable, of Rosehill Operating Common Units for Class A common stock or cash, as applicable, and (iii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, payments it makes under the Tax Receivable Agreement. The Company will retain the benefit of the remaining 10% of these cash savings.

Our stockholders will also be asked to consider and vote upon (a) eight (8) separate proposals to approve and adopt amendments to the Company’s amended and restated certificate of incorporation to (i) provide for the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes (“Proposal No. 2”); (ii) adopt Delaware as the exclusive forum for certain stockholder litigation (“Proposal No. 3”); (iii) enable each of Tema or KLR Energy Sponsor, LLC (“Sponsor”) to call a special meeting of stockholders, provided that such person owns 15% or more of the outstanding shares of common stock until the first date, which we refer to as the “Trigger Date,” on which Tema and Sponsor and their successors and Affiliates cease collectively to beneficially own (directly or indirectly) more than 30% of the outstanding shares of common stock of the Company after the Business Combination, and thereafter preclude such ability (“Proposal No. 4”); (iv) amend the stockholder vote required to remove any or all directors (“Proposal No. 5”); (v) change the stockholder vote required to amend the Company’s amended and restated certificate of incorporation and bylaws (“Proposal No. 6”); (vi) authorize the establishment of the Class B common stock as a new class of capital stock of the Company (“Proposal No. 7”); (vii) authorize an additional 60,000,000 shares of the Company’s Class A common stock, which would increase the Company’s capital stock to include 95,000,000 shares of Class A common stock (“Proposal No. 8”); and (viii) provide for certain additional changes, including changing the post-combination company’s corporate name from “KLR Energy Acquisition Corp.” to “Rosehill Resources Inc.,” revising the waiver regarding corporate opportunities and eliminating certain provisions specific to our status as a blank check company, which our board of directors believes are necessary to adequately address the needs of the Company after the Business Combination (“Proposal No. 9”), each of which Proposal Nos. 2 through 9 we refer to as a “Charter Amendment Proposal” and collectively the “Charter Amendment Proposals”; (b) a proposal to elect seven (7) directors to serve as Class I, Class II and Class III directors to serve staggered terms on our board of directors until the 2018, 2019 and 2020 annual meeting of stockholders, respectively, and until their respective successors are duly elected and qualified, which we refer to as the “Director Election Proposal” or “Proposal No. 10”; (c) a proposal to approve, for purposes of complying with applicable NASDAQ Listing Rules, the issuance of securities convertible into or exercisable or exchangeable for Class A common stock, in an amount that is more than 20% of the Company’s issued and outstanding Class A common stock and the change of control of the Company in connection with the Business Combination, the PIPE Investment and the Side Letter, which we refer to as the “NASDAQ Proposal” or “Proposal No. 11”; (d) a proposal to approve the Rosehill Resources Inc. Long Term Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex B, which we refer to as the “LTIP”, and the material terms thereunder for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we collectively refer to as the “Incentive Plan Proposal” or “Proposal No. 12” and (e) a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the NASDAQ Proposal, which we refer to as the “Adjournment Proposal” or “Proposal No. 13.” A copy of our proposed second amended and restated certificate of incorporation reflecting the Charter Amendment Proposals, assuming the consummation of the Business Combination, is attached as Annex C to the accompanying proxy statement.

Each of these proposals is more fully described in the accompanying proxy statement, which each stockholder is encouraged to review carefully.

Our common stock, units and warrants are currently listed on The NASDAQ Capital Market under the symbols “KLRE”, “KLREU” and “KLREW”, respectively. We intend to apply to continue the listing of our common stock, units and warrants on NASDAQ under the symbols “ROSE,” “ROSEU” and “ROSEW,” respectively, upon the closing of the Business Combination.

Pursuant to our amended and restated certificate of incorporation, we are providing our public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of the Company’s Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the closing of the Business Combination) in our Trust Account that holds the proceeds (including interest but less income taxes payable) of our initial public offering. For illustrative purposes, based on funds in our Trust Account of approximately $85.3 million on December 31, 2016, the estimated per share redemption price would have been approximately $10.42. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combination. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, our Sponsor, directors and officers own approximately 20% of our issued and outstanding shares of common stock, including 2,046,330 shares of our Class F common stock (the “Founder Shares”). Our Sponsor, directors and officers have agreed to vote any shares of the Company’s common stock owned by them in favor of the Business Combination Proposal. As part of the Business Combination, the Founder Shares will be converted to shares of Class A common stock (provided, that the number of shares of Class A common stock to be received by our Sponsor upon such conversions will be capped at 4,250,000 shares pursuant to a waiver agreement between the Company and our Sponsor (the “Waiver Agreement”)), but will remain subject to certain transfer restrictions.

We are providing the accompanying proxy statement and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting in lieu of the 2017 annual meeting of stockholders and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement (and any documents incorporated into this proxy statement by reference) carefully. Please pay particular attention to the section entitled “Risk Factors”.

After careful consideration, our board of directors has unanimously approved and adopted the Business Combination Agreement and the transactions contemplated therein and unanimously recommends that our stockholders vote FOR adoption and approval of the Business Combination Proposal and FOR all other proposals presented to our stockholders in the accompanying proxy statement. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1—Approval of the Business Combination—Interests of Certain Persons in the Business Combination.”

Approval of the Business Combination Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our common stock that are voted at the special meeting. Approval of each of the Charter Amendment Proposals requires the affirmative vote of holders of a majority of our outstanding shares of common stock. Approval of the Director Election Proposal requires the affirmative vote of the holders of a plurality of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. The board of directors of the Company and Tema have already approved the Business Combination.

The PIPE Investment is contingent upon stockholder approval and closing of the Business Combination. The issuance of securities convertible into or exercisable or exchangeable for Class A common stock, in an amount that is 20% or more of our outstanding Class A common stock in connection with the Business Combination Agreement and the PIPE Investment requires stockholder approval of the NASDAQ Proposal.

Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the special meeting in person or, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. A failure to vote your shares is the equivalent of a vote “AGAINST” any of the Charter Amendment Proposals but, assuming a quorum is otherwise validly established, will have no effect on the other proposals to be considered at the special meeting of stockholders. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal and the NASDAQ Proposal are approved at the special meeting. Unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting. Each of the proposals other than the Business Combination

Proposal and the NASDAQ Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal, other than the Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in this proxy statement.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote AGAINST the Charter Amendment Proposals but will have no effect on the other proposals. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT THE COMPANY REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE COMPANY’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. STOCKHOLDERS WHO HOLD THEIR SHARES IN STREET NAME WILL HAVE TO COORDINATE WITH THEIR BANK, BROKER OR OTHER NOMINEE TO HAVE THE SHARES CERTIFICATED OR DELIVERED ELECTRONICALLY.

On behalf of our board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

April 12, 2017	/s/ Gary C. Hanna

Gary C. Hanna
Chief Executive Officer and Chairman of the Board of
Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

KLR ENERGY ACQUISITION CORP.

811 Main Street, 18th Floor

Houston, Texas 77002

NOTICE OF SPECIAL MEETING IN LIEU OF 2017 ANNUAL MEETING

OF STOCKHOLDERS OF KLR ENERGY ACQUISITION CORP.

To Be Held on April 26, 2017

To the Stockholders of KLR Energy Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2017 annual meeting of stockholders, which we refer to as the “special meeting”, of KLR Energy Acquisition Corp., a Delaware corporation, which we refer to as “we”, “us”, “our”, “KLRE” or the “Company”, will be held on April 26, 2017, at 9:00 a.m., Central Time, at the offices of the Company, located at 811 Main Street, 18th Floor, Houston, Texas 77002. You are cordially invited to attend the special meeting for the following purposes:

(1) The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of December 20, 2016, as it may be amended from time to time, a copy of which is attached to the accompanying proxy statement as Annex A, which we refer to as the “Business Combination Agreement,” by and between the Company and Tema Oil and Gas Company, which we refer to as “Tema,” and approve the transactions contemplated thereby, which we refer to collectively as the “Business Combination” (this proposal is referred to herein as “Proposal No. 1”);

(2) The Charter Amendment Proposals—to consider and act upon eight (8) separate proposals to amend the Company’s amended and restated certificate of incorporation to:

•	provide for the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes (this proposal is referred to herein as “Proposal No. 2”);

•	adopt Delaware as the exclusive forum for certain stockholder litigation (this proposal is referred to herein as “Proposal No. 3”);

•	enable each of Tema or Sponsor to call a special meeting of stockholders, provided that such person owns 15% or more of the outstanding shares of common stock until the first date, which we refer to as the “Trigger Date”, on which Tema and Sponsor and their successors and Affiliates cease collectively to beneficially own (directly or indirectly) more than 30% of the outstanding shares of common stock of the Company after the Business Combination, and thereafter preclude such ability (this proposal is referred to herein as “Proposal No. 4”);

•	amend the stockholder vote required to remove any or all directors (this proposal is referred to herein as “Proposal No. 5”);

•	change the stockholder vote required to amend the Company’s amended and restated certificate of incorporation and bylaws (this proposal is referred to herein as “Proposal No. 6”);

•	authorize the establishment of the Class B common stock as a new class of common stock of the Company (this proposal is referred to herein as “Proposal No. 7”);

•	authorize an additional 60,000,000 shares of the Company’s Class A common stock, which would increase the Company’s capital stock to include 95,000,000 shares of Class A common stock (this proposal is referred to herein as “Proposal No. 8”); and

•	provide for certain additional changes, including changing the post-combination company’s corporate name from “KLR Energy Acquisition Corp.” to “Rosehill Resources Inc.,” revising the waiver regarding corporate opportunities and eliminating certain provisions specific to our status as a blank check company, which our board of directors believes are necessary to adequately address the needs of the post-combination company (this proposal is referred to herein as “Proposal No. 9”), each of which Proposal Nos. 2 through 9 we refer to as a “Charter Amendment Proposal” and collectively the “Charter Amendment Proposals”;

(3) The Director Election Proposal—to consider and vote upon a proposal to elect seven (7) directors to serve as Class I, Class II and Class III directors to serve staggered terms on our board of directors until the 2018, 2019 and 2020 annual meeting of stockholders, respectively, and until their respective successors are duly elected and qualified, which we refer to as the “Director Election Proposal” or “Proposal No. 10”;

(4) The NASDAQ Proposal—to consider and vote upon a proposal to approve, for purposes of complying with applicable NASDAQ Listing Rules, the issuance of securities convertible into or exercisable or exchangeable for Class A common stock, in an amount that is more than 20% of the Company’s issued and outstanding Class A common stock and the change of control of the Company in connection with the Business Combination and the PIPE Investment, which we refer to as the “NASDAQ Proposal” or “Proposal No. 11”;

(5) The Incentive Plan Proposal—to consider and vote upon a proposal to approve the Rosehill Resources Inc. Long Term Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex B, and the material terms thereunder for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we collectively refer to as the “Incentive Plan Proposal” or “Proposal No. 12”; and

(6) The Adjournment Proposal—to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the NASDAQ Proposal, which we refer to as the “Adjournment Proposal” or “Proposal No. 13.”

Only holders of record of our common stock at the close of business on March 28, 2017 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten (10) days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

In connection with our initial public offering that closed on March 16, 2016, which we refer to as our “IPO”, we entered into agreements with our Sponsor, and each of our directors and officers, pursuant to which each agreed to vote any shares of common stock owned by them in favor of the Business Combination Proposal. In addition, pursuant to the Shareholders’ and Registration Rights Agreement, a copy of which is attached to the accompanying proxy statement as Annex F and which we refer to as the “SHRRA,” our Sponsor and Tema agreed to vote any shares of common stock owned by them in favor of the Business Combination Proposal and for all other proposals presented to our stockholders in the accompanying proxy statement. Currently, our Sponsor, directors and officers own approximately 20% of our issued and outstanding shares of common stock, including 2,046,330 Founder Shares.

Pursuant to our amended and restated certificate of incorporation, we will provide our public stockholders with the opportunity to redeem, upon the closing of the transactions contemplated by the Business Combination Agreement, shares of the Company’s common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the consummation of the transactions contemplated by the Business Combination Agreement) in the trust account, which we refer to as our “Trust Account”, that holds the proceeds (including interest) of our IPO. For illustrative purposes, based on funds in our Trust Account of approximately $85.3 million on December 31, 2016, the estimated per share redemption price would have been approximately $10.42. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination. Shares of the Company’s Class F common stock issued at the time of our IPO to our Sponsor, which we refer to as “Founder Shares”, pursuant to the Securities Subscription

Agreement, dated November 20, 2015, will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, our Sponsor, directors and officers own approximately 20% of our issued and outstanding shares of common stock, including 2,046,330 Founder Shares.

The Business Combination is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting. Each of the proposals other than the Business Combination Proposal and the NASDAQ Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal, other than the Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in this proxy statement.

We anticipate raising additional proceeds to fund the Business Combination, and related transactions, including the assumption and repayment of certain debt, through the PIPE Investment. The PIPE Investment was offered to a limited number of qualified institutional buyers and accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account and PIPE Investment will be used for general corporate purposes, including to finance development and acquisition activities following the Business Combination. The PIPE Investment is contingent upon stockholder approval of the Business Combination Proposal and the NASDAQ Proposal. The issuance of securities convertible into or exercisable or exchangeable for Class A common stock, in an amount that is 20% or more of our outstanding Class A common stock in connection with the Business Combination Agreement and the PIPE Investment requires stockholder approval of the NASDAQ Proposal.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and related transactions and each of our proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, at (800) -662-5200 (banks and brokers call collect at (203) -658-9400).

By Order of the Board of Directors,

April 12, 2017	/s/ Gary C. Hanna

Gary C. Hanna
Chief Executive Officer and Chairman of the Board of
Directors

SUMMARY TERM SHEET	1

FREQUENTLY USED TERMS	7

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS	9

SUMMARY OF THE PROXY STATEMENT	23

SUMMARY HISTORICAL RESERVE AND OPERATING DATA OF ROSEHILL OPERATING	38

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY	40

SELECTED HISTORICAL FINANCIAL INFORMATION OF ROSEHILL OPERATING	41

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	45

RISK FACTORS	46

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION	87

COMPARATIVE SHARE INFORMATION	98

SPECIAL MEETING OF COMPANY STOCKHOLDERS	99

PROPOSAL NO. 1—APPROVAL OF THE BUSINESS COMBINATION	104

PROPOSAL NO. 2—CLASSIFICATION OF THE BOARD OF DIRECTORS	136

PROPOSAL NO. 3—APPROVAL OF AMENDMENTS TO CURRENT CERTIFICATE TO ADOPT DELAWARE AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS	138

PROPOSAL NO. 4—APPROVAL OF AMENDMENTS TO CURRENT CERTIFICATE TO ENABLE STOCKHOLDERS TO CALL A SPECIAL MEETING OF STOCKHOLDERS	141

PROPOSAL NO. 5—APPROVAL OF AMENDMENTS TO CURRENT CERTIFICATE TO CHANGE THE STOCKHOLDER VOTE REQUIRED TO REMOVE ANY OR ALL DIRECTORS AND TO FILL NEWLY CREATED VACANCIES	143

PROPOSAL NO. 6—APPROVAL OF AMENDMENTS TO CURRENT CERTIFICATE TO CHANGE THE STOCKHOLDER VOTE REQUIRED TO AMEND THE CERTIFICATE AND BYLAWS OF THE COMPANY	146

PROPOSAL NO. 7—APPROVAL OF AMENDMENTS TO CURRENT CERTIFICATE TO AUTHORIZE THE ESTABLISHMENT OF THE CLASS B COMMON STOCK AS A NEW CLASS OF CAPITAL STOCK	149

PROPOSAL NO. 8—APPROVAL OF AMENDMENTS TO CURRENT CERTIFICATE TO AUTHORIZE ADDITIONAL SHARES OF CAPITAL STOCK	151

PROPOSAL NO. 9—APPROVAL OF ADDITIONAL AMENDMENTS TO CURRENT CERTIFICATE IN CONNECTION WITH THE BUSINESS COMBINATION	153

PROPOSAL NO. 10—ELECTION OF DIRECTORS TO THE BOARD OF DIRECTORS	173

PROPOSAL NO. 11—APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK IN CONNECTION WITH THE BUSINESS COMBINATION AND PIPE INVESTMENT	176

PROPOSAL NO. 12—APPROVAL OF THE ROSEHILL RESOURCES INC. LONG TERM INCENTIVE PLAN AND MATERIAL TERMS THEREUNDER FOR PURPOSES OF COMPLYING WITH THE REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE	178

PROPOSAL NO. 13—THE ADJOURNMENT PROPOSAL	191

INFORMATION ABOUT THE COMPANY	192

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SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement”, summarize certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions of terms commonly used throughout this proxy statement, including this Summary Term Sheet, see the section entitled “Frequently Used Terms”. Unless the context otherwise requires, (i) prior to the completion of the Business Combination, references to “Rosehill Operating” refer to the assets, liabilities and operations of Tema Oil and Gas Company that will be contributed to Rosehill Operating Company, LLC in connection with the Business Combination and (ii) following the completion of the Business Combination, references to “Rosehill Operating” refer to Rosehill Operating Company, LLC.

•	KLR Energy Acquisition Corp., a Delaware corporation, which we refer to as “we”, “us”, “our”, “KLRE” or the “Company”, is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•	There are currently 2,046,330 shares of Class F common stock, par value $0.0001 per share, and 8,185,320 shares of Class A common stock, par value $0.0001 per share, of the Company issued and outstanding, including shares of Class A common stock originally sold as part of the units issued in our initial public offering, consummated on March 11, 2016, which we refer to as our “IPO”, and shares of Class F common stock that were issued to KLR Energy Sponsor LLC, which we refer to as our “Sponsor” and “KLR Sponsor”, prior to our IPO, and which we refer to as “Founder Shares”. Public stockholders have the opportunity to redeem all or a portion of their shares of our Class A common stock upon the consummation of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of income taxes payable) divided by the number of then outstanding shares of Class A common stock that were sold as part of the units in the IPO, which (together with shares of Class A common stock purchased after the IPO in the open market) we refer to collectively as our public shares. If the Business Combination is not consummated within 18 months from the closing of the IPO, the Company will redeem 100% of the public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest not previously released to us divided by the number of then outstanding public shares.

•	In addition, we issued 8,408,838 warrants to purchase our Class A common stock (originally sold as part of the units issued in our IPO) in a private placement, of which 7,863,150 warrants were sold to our Sponsor and 545,688 warrants were sold to EarlyBirdCapital, Inc. (“EBC”), the representative of the underwriters in the IPO, and its designees, which we refer to as “private placement warrants”. Each warrant entitles its holder to purchase one share of our Class A common stock at an exercise price of $11.50 per share, subject to adjustment as described in the prospectus. The warrants will become exercisable on the later of 30 days after the completion of the Business Combination and 12 months from the closing of the IPO, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. Our Sponsor agreed to additional transfer restrictions relating to its common stock in connection with its entry into the SHRRA. Please see “ Summary of the Proxy Statement—Related Agreements—Shareholders’ and Registration Rights Agreement”. Once the warrants become exercisable, the Company may redeem the outstanding warrants, in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption and only if the last sale price of the Company’s Class A common stock equals or exceeds $21.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders. The private placement warrants, however, are non-redeemable so long as they are held by the initial purchasers of the private placement warrants or their permitted transferees.

•	Rosehill Operating is an independent oil and natural gas company focused on the exploration, development, acquisition and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. Rosehill Operating’s assets are concentrated in the Delaware Basin, a sub-basin of the Permian Basin, and the Fort Worth Basin. In the Delaware Basin, its properties consist of acreage blocks in Loving and Reeves Counties, Texas and Lea and Eddy Counties, New Mexico. Properties in the Barnett Shale producing area of the Fort Worth Basin are exclusively located in Wise County, Texas. For more information about Rosehill Operating, see the sections entitled “Information About Rosehill Operating”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rosehill Operating” and “Management After the Business Combination”.

•	Pursuant to the Business Combination Agreement, dated as of December 20, 2016, as it may be amended from time to time, a copy of which is attached to the accompanying proxy statement as Annex A, which we refer to as the “Business Combination Agreement”, by and between KLRE and Tema Oil and Gas Company (“Tema”), it is proposed that stockholders approve the Business Combination. For more information about the Business Combination and the other transactions contemplated by the Business Combination Agreement, see the section entitled “Proposal No. 1—Approval of the Business Combination”.

•	Subject to the terms of the Business Combination Agreement and adjustments set forth therein, we will acquire a portion of the equity of Rosehill Operating, a wholly-owned subsidiary of Tema to which Tema will have contributed and transferred a portion of its assets and liabilities, for (i) the contribution to Rosehill Operating by us of the Cash Consideration and for the issuance to Rosehill Operating by us of 29,807,692 shares of our newly created Class B common stock (which cash and shares of Class B common stock will immediately be distributed by Rosehill Operating to Tema), (ii) the assumption by Rosehill Operating of $55,000,000 in Tema indebtedness and (iii) the contribution to Rosehill Operating by us of the remaining cash proceeds of our IPO. In connection with the closing of the Business Combination, (i) we will issue to Rosehill Operating the Tema warrants in exchange for a number of Rosehill warrants equal to the number of Tema warrants and (ii) the Tema warrants and $35,000,000 will immediately be distributed to Tema. In connection with the Business Combination, we received commitments for the purchase of an aggregate 75,000 shares of Series A Preferred Stock and 5,000,000 warrants from Anchorage Illiquid Opportunities V, L.P. and AIO AIV 3 Holdings, L.P. (together, “Anchorage”), Geode Diversified Fund and The K2 Principal Fund, L.P., for gross proceeds to the Company of $75.0 million (the “PIPE Investment”). We will contribute the net proceeds of the PIPE Investment to Rosehill Operating in exchange for Rosehill Operating Series A Preferred Units and additional Rosehill warrants. At closing, assuming no redemptions by holders of our Class A common stock and the consummation of the transactions discussed herein, we will own (i) 12,435,320 Common Units, (ii) 75,000 Series A Preferred Units and (iii) 25,594,158 Rosehill warrants. Immediately following the Business Combination, we will own approximately 29% of Rosehill Operating’s common equity and Tema will own the remaining 71%. After giving effect to the conversion of the Series A Preferred Units into Common Units, we will own approximately 39% of Rosehill Operating’s common equity and Tema will own the remaining 61%. To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account and PIPE Investment will be used for general corporate purposes, including to finance development and acquisition activities following the Business Combination. The PIPE Investment is contingent upon stockholder approval of the Business Combination Proposal and the NASDAQ Proposal. The issuance of securities convertible into or exercisable or exchangeable for Class A common stock, in an amount that is 20% or more of our outstanding Class A common stock in connection with the Business Combination Agreement and the PIPE Investment requires stockholder approval of the NASDAQ Proposal.

•	It is anticipated that, upon completion of the Business Combination, the ownership of the Company will be as follows:

•	the public stockholders will own 8,185,320 shares of our Class A common stock, representing a 65.8% economic interest and a 19.4% voting interest;

•	the holders of our Founder Shares, including our Sponsor, directors and officers, will own 3,515,296 shares of our Class A common stock, representing a 28.3% economic interest and a 8.3% voting interest;

•	Tema will own 29,807,692 shares of Class B common stock and 4,000,000 warrants exercisable for shares of Class A common stock, representing a 0% economic interest and a 70.6% voting interest; and

•	the PIPE Investors will own 734,704 shares of Class A common stock, 75,000 shares of Series A Preferred Stock and 5,000,000 warrants exercisable for shares of Class A common stock, representing a 5.9% economic interest and a 1.7% voting interest.

The number of shares and economic and voting interests set forth above assume that (i) no public stockholders elect to have their public shares redeemed, (ii) 4,250,000 shares of Class A common stock are issued upon conversion of the Founder Shares (734,704 of which will be transferred from the holders of our Founder Shares to the PIPE Investors in lieu of the transfer by such holders of such shares to KLRE for cancellation and the reissuance of such shares to the PIPE Investors) and (iii) none of the foregoing investors purchase shares of Class A common stock or warrants in the open market. The ownership percentages with respect to the post-combination company following the Business Combination do take into account the shares of Class A common stock issuable upon conversion of the Founder Shares, but do not take into account (i) warrants to purchase Class A common stock that may remain outstanding following the Business Combination, (ii) the issuance of any shares upon completion of the Business Combination under the LTIP or (iii) the conversion of Series A Preferred Stock or Class B common stock into shares of Class A common stock. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the post-combination company will be different. For example, if the Series A Preferred Stock and the Rosehill Operating Common Units are fully converted into, or exchanged for, respectively, shares of our Class A common stock and our Class B common stock is cancelled in connection therewith (and the other assumptions above remain constant), the public stockholders’ ownership of the Company would represent a 16.8% economic and voting interest, and the ownership of the holders of our Founder Shares would represent a 7.2% economic and voting interest. To the extent that the Company’s public stockholders elect to have more than 30% of the outstanding shares of Class A common stock redeemed in connection with the Business Combination, our Sponsor and Rosemore, Inc. (Tema’s parent) have agreed to purchase shares of Class A common stock or Series A Preferred Stock in an amount up to $20 million pursuant to a side letter entered into between Rosemore, Inc., our Sponsor and the Company, which we refer to as the “Side Letter”, a copy of which is attached to the accompanying proxy statement as Annex G.

See the section entitled “Summary of the Proxy Statement—Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Condensed Consolidated Financial Information” for further information.

•	Our management and board of directors considered various factors in determining whether to approve the Business Combination Agreement and the transactions contemplated thereby, including that Tema had a fair market value of at least 80% of the balance of our assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) as of the date of the Business Combination Agreement. For more information about our decision-making process, see the section entitled “Proposal No. 1—Approval of the Business Combination—The Company’s Board of Directors’ Reasons for the Approval of the Business Combination”.

•

Pursuant to our amended and restated certificate of incorporation, which we refer to as our “current certificate”, in connection with the Business Combination, holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our current certificate. As of December 31, 2016, this would have amounted to approximately $10.42 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A common stock for cash and will no longer own shares of the post-combination company and will not participate in the future growth of the post-combination company, if any. Such a holder will be entitled to receive cash for its public shares only if it (i) affirmatively votes for or against the Business Combination Proposal and (ii) properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two (2) business days prior to the special meeting.

•

In addition to voting on the proposal to approve and adopt the Business Combination Agreement and the Business Combination contemplated thereby at the special meeting (“Proposal No. 1”), the stockholders of the Company will be asked to vote on (a) eight (8) separate proposals to approve and adopt amendments to the Company’s amended and restated certificate of incorporation to (i) provide for the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes (“Proposal No. 2”); (ii) adopt Delaware as the exclusive forum for certain stockholder litigation (“Proposal No. 3”); (iii) enable each of Tema or Sponsor to call a special meeting of stockholders, provided that such person owns 15% or more of the outstanding shares of common stock until the first date, which we refer to as the “Trigger Date,” on which Tema and Sponsor and their successors and Affiliates cease collectively to beneficially own (directly or indirectly) more than 30% of the outstanding shares of common stock of the Company after the Business Combination, and thereafter preclude such ability (“Proposal No. 4”); (iv) amend the stockholder vote required to remove any or all directors (“Proposal No. 5”); (v) change the stockholder vote required to amend the Company’s amended and restated certificate of incorporation and bylaws (“Proposal No. 6”); (vi) authorize the establishment of the Class B common stock as a new class of capital stock of the Company (“Proposal No. 7”); (vii) authorize an additional 60,000,000 shares of the Company’s Class A common stock, which would increase the Company’s capital stock to include 95,000,000 shares of Class A common stock (“Proposal No. 8”); and (viii) provide for certain additional changes, including changing the post-combination company’s corporate name from “KLR Energy Acquisition Corp.” to “Rosehill Resources Inc.,” revising the waiver regarding corporate opportunities and eliminating certain provisions specific to our status as a blank check company, which our board of directors believes are necessary to adequately address the needs of the Company after the Business Combination (“Proposal No. 9”), each of which Proposal Nos. 2 through 9 we refer to as a “Charter Amendment Proposal” and collectively the “Charter Amendment Proposals”; (b) a proposal to elect seven (7) directors to serve as Class I, Class II and Class III directors to serve staggered terms on our board of directors until the 2018, 2019 and 2020 annual meeting of stockholders, respectively, and until their respective successors are duly elected and qualified, which we refer to as the “Director Election Proposal” or “Proposal No. 10”; (c) a proposal to approve, for purposes of complying with applicable NASDAQ Listing Rules, the issuance of securities convertible into or exercisable or exchangeable for Class A common stock, in an amount that is more than 20% of the Company’s issued and outstanding Class A common stock and the change of control of the Company in connection with the Business Combination and the PIPE Investment, which we refer to as the “NASDAQ Proposal” or “Proposal No. 11”; (d) a proposal to approve the Rosehill Resources Inc. Long Term Incentive Plan, which we refer to as the “LTIP”, and the material terms thereunder for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we collectively refer to as the “Incentive Plan Proposal” or “Proposal No. 12” and (e) a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the NASDAQ Proposal, which we refer to as the “Adjournment Proposal” or “Proposal No. 13”. See the sections entitled “Proposal No. 2—Classification of the Board of Directors”, “Proposal No. 3—Approval of Amendments to Current Certificate to Adopt Delaware as the Exclusive Forum for Certain Legal Actions”, “Proposal No. 4—Approval of Amendments to Current Certificate to Enable Stockholders to Call a Special Meeting of Stockholders”, “Proposal No. 5—Approval of Amendments to Current Certificate to Change the Stockholder Vote Required to Remove Any or All Directors and to Fill Newly Created Vacancies”, “Proposal No. 6—Approval of Amendments to Current Certificate to Change the Stockholder Vote Required to Amend the Certificate and Bylaws of the Company”, “Proposal No. 7—Approval of Amendments to Current Certificate to Authorize the Establishment of the Class B Common Stock as a New Class of Capital Stock”, “Proposal No. 8—Approval of Amendments to Current Certificate to Authorize Additional Shares of Capital Stock”, “Proposal No. 9—

Approval of Additional Amendments to Current Certificate in Connection with the Business Combination”, “Proposal No. 10—Election of Directors to the Board of Directors”, “Proposal No. 11—Approval of the Issuance of More Than 20% of the Company’s Issued and Outstanding Common Stock in Connection with the Business Combination and PIPE Investment”, “Proposal No. 12—Approval of the Rosehill Resources Inc. Long Term Incentive Plan and Material Terms Thereunder for Purposes of Complying with the Requirements of Section 162(m) of the Internal Revenue Code” and “Proposal No. 13—The Adjournment Proposal” for more information. The Business Combination is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting. Each of the proposals other than the Business Combination Proposal and the NASDAQ Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal, other than the Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in this proxy statement.

•	Upon the closing of the Business Combination, we anticipate increasing the size of our board of directors from five (5) to seven (7) directors, each of whom will be voted upon by our stockholders at the special meeting. If all director nominees are elected and the Business Combination is consummated, our Board will consist of seven (7) directors. See the sections entitled “Proposal No. 10—Election of Directors to the Board of Directors” and “Management After the Business Combination”.

•	Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among others, approval of the Business Combination by required regulatory authorities and receipt of the requisite stockholder approval contemplated by this proxy statement. For more information about the closing conditions to the Business Combination, see the section entitled “Proposal No. 1—Approval of the Business Combination—Conditions to Closing of the Business Combination”.

•	The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties or by either Tema or KLRE pursuant to the Business Combination Agreement, in specified circumstances. For more information about the termination rights under the Business Combination Agreement, see the section entitled “Proposal No. 1—Approval of the Business Combination—General Description of the Business Combination Agreement—Termination”.

•	The proposed Business Combination involves numerous risks. For more information about these risks, see the section entitled “Risk Factors”.

•	In considering the recommendation of the Company’s board of directors to vote for the proposals presented at the special meeting, you should be aware that our Sponsor, executive officers and members of our board of directors have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting. These interests include, among other things:

•	the continued right of our Sponsor to hold our common stock and private placement warrants;

•	the fact that our Sponsor holds Founder Shares and private placement warrants, which are subject to certain lock-up periods and will be released only if the Business Combination is successfully completed;

•	the fact that our Sponsor holds private placement warrants that would expire worthless if a business combination is not consummated;

•	the fact that our Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination;

•	the fact that our Sponsor has loaned the Company $375,000 to fund working capital that will not be repaid unless the Business Combination is consummated;

•	if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.40 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay income taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act, Mr. Kovalik has agreed to indemnify us for such reductions in the amount of funds;

•	the continued indemnification of our existing directors and officers and continuation of our directors’ and officers’ liability insurance after the Business Combination;

•	that we have entered into the SHRRA with our Sponsor, Tema and Anchorage, which provides for registration rights to our Sponsor and the right to designate two directors; and that, as described in the Charter Amendment Proposals, our current certificate of incorporation and bylaws will be amended, as reflected in Annex C and Annex D, respectively, to provide our Sponsor with certain rights if the Business Combination is completed, including our renunciation of our interest in any corporate opportunity offered to “Exempted Persons”, including our Sponsor’s and Tema’s directors, unless such opportunity is expressly offered to such person solely in his or her capacity as a director and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue (with certain exceptions provided for in the SHRRA).

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we”, “us”, “our”, the “Company” and “KLRE” refer to KLR Energy Acquisition Corp., and the term “post-combination company” refers to the Company following the consummation of the Business Combination.

In this document:

“Anchorage” means, collectively, Anchorage Illiquid Opportunities V, L.P. and AIO V AIV 3 Holdings, L.P.

“Available Cash” means an amount in cash equal to (i) the net cash proceeds from the PIPE Investment, plus (ii) cash available to us from the Trust Account that holds the proceeds (including interest) of our IPO, and after giving effect to taxes payable, any redemptions that may be elected by any of our public stockholders for their pro rata share of the aggregate amount of funds on deposit prior to closing the Business Combination and certain transaction fees and expenses in connection with the Business Combination, including the payment of $46,330 in deferred underwriting commissions to the underwriters of our IPO that were placed into the Trust Account at the time of our IPO.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of December 20, 2016, as it may be amended from time to time, by and between the Company and Tema.

“common stock” means common stock, par value $0.0001 per share, of the Company.

“Company” means KLR Energy Acquisition Corp., a Delaware corporation.

“current certificate” means our amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on March 10, 2016.

“DGCL” means the General Corporation Law of the State of Delaware.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means the shares of Class F common stock that were issued to our Sponsor pursuant to that certain Securities Subscription Agreement, dated as of November 19, 2015, in connection with our IPO.

“IPO” means our initial public offering, consummated on March 16, 2016 through the sale of 8,185,320 public units (including units sold pursuant to the underwriters’ exercise of their over-allotment option) at $10.00 per unit.

“LTIP” or “Rosehill Resources Inc. Long Term Incentive Plan” means the proposed incentive plan of the post-combination company, a copy of which is attached to the accompanying proxy statement as Annex B.

“NASDAQ” means The NASDAQ Capital Market.

“PIPE Investment” means the private placement of Series A Preferred Stock and warrants to certain qualified institutional buyers and accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act for gross proceeds to the Company of $75.0 million.

“proposed certificate” means the proposed second amended and restated certificate of incorporation of the Company, a form of which is attached hereto as Annex C, which will become the post-combination company’s certificate of incorporation upon the approval of the Charter Amendment Proposals, assuming the consummation of the Business Combination.

“public shares” means shares of Class A common stock included in the units issued in our IPO.

“public stockholders” means holders of public shares, including our Sponsor to the extent our Sponsor holds public shares, provided that our Sponsor will be considered a “public stockholder” only with respect to any public shares held by it.

“public units” or “units” means one share of Class A common stock and one warrant of the Company, whereby each warrant entitles the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share of Class A common stock, sold in the IPO.

“public warrants” means the warrants included in the units issued in the Company’s IPO, each of which is exercisable for one share of Class A common stock, in accordance with its terms.

“Rosehill Operating” means Rosehill Operating Company, LLC, a Delaware limited liability company.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means 8.0% Series A Cumulative Perpetual Preferred Stock of the Company.

“SHRRA” or “Shareholders’ and Registration Rights Agreement” means the Shareholders’ and Registration Rights Agreement, dated as of December 20, 2016, as it may be amended from time to time, by and among Tema Oil and Gas Company, Sponsor, Anchorage and the Company, a copy of which is attached as Annex F.

“special meeting” means the special meeting in lieu of the 2017 annual meeting of stockholders of the Company that is the subject of this proxy statement.

“Sponsor” means KLR Energy Sponsor, LLC, a Delaware limited liability company.

“Tema” means Tema Oil and Gas Company, a Maryland corporation.

“Trigger Date” means the first date on which Sponsor and Tema and their respective successors and certain affiliates cease collectively to beneficially own (directly or indirectly) more than 30% of the outstanding shares of common stock of the Company after the Business Combination.

“Trust Account” means the trust account of the Company that holds the proceeds from the Company’s IPO.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:	Our stockholders are being asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, among other proposals. We have entered into the Business Combination Agreement providing for the acquisition by us of a portion of the equity of Rosehill Operating, to which Tema will have contributed and transferred a portion of its assets and liabilities, for (i) the contribution to Rosehill Operating by us of the Cash Consideration and for the issuance to Rosehill Operating by us of 29,807,692 shares of our newly created Class B common stock (which cash and shares of Class B common stock will immediately be distributed by Rosehill Operating to Tema), (ii) the assumption by Rosehill Operating of $55,000,000 in Tema indebtedness and (iii) the contribution to Rosehill Operating by us of the remaining cash proceeds of our initial public offering and the PIPE Investment. Tema will retain approximately 61% of the equity of Rosehill Operating in the Business Combination. In addition, at the closing, (i) we will issue to Rosehill Operating the Tema warrants in exchange for a number of Rosehill warrants equal to the number of Tema warrants and (ii) the Tema warrants and $35,000,000 will immediately be distributed to Tema. A copy of the Business Combination Agreement is attached to the accompanying proxy statement as Annex A.

Our Class A common stock, units and warrants are currently listed on the NASDAQ under the symbols “KLRE”, “KLREU” and “KLREW”. We intend to apply to list the post-combination company’s Class A common stock, units and warrants on NASDAQ under the symbols “ROSE,” “ROSEU” and “ROSEW,” respectively, upon the closing of the Business Combination.

This proxy statement and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:	What is being voted on at the special meeting?

A:	Below are proposals on which our stockholders are being asked to vote.

1.	Business Combination Proposal—To approve and adopt the Business Combination and the other transactions contemplated by the Business Combination Agreement (Proposal No. 1);

2.	Charter Amendment Proposals—To consider and act upon eight (8) separate proposals to amend the Company’s amended and restated certificate of incorporation to:

•	provide for the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes (Proposal No. 2);

•	adopt Delaware as the exclusive forum for certain stockholder litigation (Proposal No. 3);

•	enable each of Tema or Sponsor to call a special meeting of stockholders, provided that it owns 15% or more of the outstanding shares of common stock until the Trigger Date and thereafter preclude such ability (Proposal No. 4);

•	amend the stockholder vote required to remove any or all directors (Proposal No. 5);

•	change the stockholder vote required to amend the Company’s amended and restated certificate of incorporation and bylaws (Proposal No. 6);

•	authorize the establishment of the Class B common stock as a new class of common stock of the Company (Proposal No. 7);

•	authorize an additional 60,000,000 shares of the Company’s Class A common stock, which would increase the Company’s capital stock to include 95,000,000 shares of Class A common stock (Proposal No. 8); and

•	provide for certain additional changes, including changing the post-combination company’s corporate name from “KLR Energy Acquisition Corp.” to “Rosehill Resources Inc.,” revising the waiver regarding corporate opportunities and eliminating certain provisions specific to our status as a blank check company, which our board of directors believes are necessary to adequately address the needs of the post-combination company (Proposal No. 9), each of which Proposal Nos. 2 through 9 we refer to as a “Charter Amendment Proposal” and collectively the “Charter Amendment Proposals”;

3.	Director Election Proposal—To elect seven (7) directors to serve as Class I, Class II and Class III directors to serve staggered terms on our board of directors until the 2018, 2019 and 2020 annual meeting of stockholders, respectively and until their respective successors are duly elected and qualified (Proposal No. 10);

4.	NASDAQ Proposal—To approve, for purposes of complying with applicable NASDAQ Listing Rules, the issuance of securities convertible into or exercisable or exchangeable for Class A common stock, in an amount that is more than 20% of the Company’s issued and outstanding Class A common stock and the change of control of the Company in connection with the Business Combination and the PIPE Investment (Proposal No. 11);

5.	LTIP Proposal—To approve the Rosehill Resources Inc. Long Term Incentive Plan and the material terms thereunder for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (Proposal No. 12); and

6.	Adjournment Proposal—To approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the NASDAQ Proposal. This proposal will only be presented at the special meeting if there are not sufficient votes to approve the Business Combination Proposal or the NASDAQ Proposal (Proposal No. 13).

Q:	Are the proposals conditioned on one another?

A:	The Business Combination is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting. Each of the proposals other than the Business Combination Proposal and the NASDAQ Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal, other than the Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in this proxy statement. It is important for you to note that in the event either the Business Combination Proposal or the NASDAQ Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by September 16, 2017, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:	Why is the Company providing stockholders with the opportunity to vote on the Business Combination?

A:	Under our current charter, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the closing of our Business Combination. The approval of our stockholders is also a condition to closing in the Business Combination Agreement.

Q:	What will happen in the Business Combination?

A:	In connection with the closing of the Business Combination, Tema will have contributed and transferred a portion of its assets and liabilities to Rosehill Operating in exchange for 100% of the issued and outstanding limited liability company interests in Rosehill Operating. Subsequent to that contribution, pursuant to the Business Combination Agreement, and upon the terms and subject to the conditions set forth therein, we will acquire a portion of the equity of Rosehill Operating, to which Tema will contribute and transfer a portion of its assets and liabilities, for (i) the contribution to Rosehill Operating by us of the Cash Consideration and for the issuance to Rosehill Operating by us of 29,807,692 shares of our newly created Class B common stock (which cash and shares of Class B common stock will immediately be distributed by Rosehill Operating to Tema), (ii) the assumption by Rosehill Operating of $55,000,000 in Tema indebtedness and (iii) the contribution to Rosehill Operating by us of the remaining cash proceeds of our IPO. In connection with the closing of the Business Combination, (i) we will issue to Rosehill Operating the Tema warrants in exchange for a number of Rosehill warrants equal to the number of Tema warrants and (ii) the Tema warrants and $35,000,000 will immediately be distributed to Tema. In addition, we will contribute the net proceeds of the PIPE Investment to Rosehill Operating in exchange for Rosehill Operating Series A Preferred Units and additional Rosehill warrants. At closing, assuming no redemptions by holders of our Class A common stock and the consummation of the transactions discussed herein, we will own (i) 12,435,320 Common Units, (ii) 75,000 Series A Preferred Units and (iii) 25,594,158 Rosehill warrants. Immediately following the Business Combination, we will own approximately 29% of Rosehill Operating’s common equity and Tema will own the remaining 71%. After giving effect to the conversion of the Series A Preferred Units into Common Units, we will own approximately 39% of Rosehill Operating’s common equity and Tema will own the remaining 61%.

Holders of Class B common stock, together with holders of Class A common stock voting as a single class, will have the right to vote on all matters properly submitted to a vote of the stockholders, but holders of Class B common stock will not be entitled to any dividends or liquidating distributions from KLRE. Tema will generally have the right to cause Rosehill Operating to redeem all or a portion of its Rosehill Operating Common Units (together with a corresponding number of shares of Class B common stock) in exchange for shares of our Class A common stock or, at Rosehill Operating’s option, an equivalent amount of cash; provided that we may, at our option, effect a direct exchange of such cash or Class A common stock for such Rosehill Operating Common Units and shares of Class B common stock in lieu of such a redemption by Rosehill Operating. Following any such redemption or exchange the applicable shares of Class B common stock will be cancelled. For more information about the Class B common stock, see the section entitled “Proposal No. 7—Approval of Amendments to Current Certificate to Authorize the Establishment of the Class B Common Stock as a New Class of Capital Stock”.

Upon the consummation of the Business Combination, each share of Class F common stock will automatically convert to a share of Class A common stock, subject to certain adjustments and restrictions; provided, that the number of shares of Class A common stock to be received by our Sponsor upon such conversions will be capped at 4,250,000 shares pursuant to the Waiver Agreement.

Q:	What equity stake will current stockholders of the Company, new PIPE investors, our Sponsor and Tema hold in the post-combination company following the consummation of the Business Combination?

A:	It is anticipated that, upon completion of the Business Combination, the ownership of the Company will be as follows:

•	the public stockholders will own 8,185,320 shares of our Class A common stock, representing a 65.8% economic interest and a 19.4% voting interest;

•	the holders of our Founder Shares, including our Sponsor, directors and officers, will own 3,515,296 shares of our Class A common stock, representing a 28.3% economic interest and a 8.3% voting interest;

•	Tema will own 29,807,692 shares of Class B common stock and 4,000,000 warrants exercisable for shares of Class A common stock, representing a 0% economic interest and a 70.6% voting interest; and

•	the PIPE Investors will own 734,704 shares of Class A common stock, 75,000 shares of Series A Preferred Stock and 5,000,000 warrants exercisable for shares of Class A common stock, representing a 5.9% economic interest and a 1.7% voting interest.

The number of shares and economic and voting interests set forth above assume that (i) no public stockholders elect to have their public shares redeemed, (ii) 4,250,000 shares of Class A common stock are issued upon conversion of the Founder Shares (734,704 of which will be transferred from the holders of our Founder Shares to the PIPE Investors in lieu of the transfer by such holders of such shares to KLRE for cancellation and the reissuance of such shares to the PIPE Investors) and (iii) none of the foregoing investors purchase shares of Class A common stock or warrants in the open market. The ownership percentages with respect to the post-combination company following the Business Combination do take into account the shares of Class A common stock issuable upon conversion of the Founder Shares, but do not take into account (i) warrants to purchase Class A common stock that may remain outstanding following the Business Combination, (ii) the issuance of any shares upon completion of the Business Combination under the LTIP or (iii) the conversion of Series A Preferred Stock or Class B common stock into shares of Class A common stock. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the post-combination company will be different. For example, if the Series A Preferred Stock and the Rosehill Operating Common Units are fully converted into, or exchanged for, respectively, shares of our Class A common stock and our Class B common stock is cancelled in connection therewith (and the other assumptions above remain constant), the public stockholders’ ownership of the Company would represent a 16.8% economic and voting interest, and the ownership of the holders of our Founder Shares would represent a 7.2% economic and voting interest. To the extent that the Company’s public stockholders elect to have more than 30% of the outstanding shares of Class A common stock redeemed in connection with the Business Combination, our Sponsor and Rosemore, Inc. have agreed to purchase shares of Class A common stock or Series A Preferred Stock in an amount up to $20 million pursuant to a side letter entered into between Rosemore, Inc., our Sponsor and the Company, which we refer to as the “Side Letter,” a copy of which is attached to the accompanying proxy statement as Annex G.

See the section entitled “Summary of the Proxy Statement—Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Condensed Consolidated Financial Information” for further information.

Q:	Under what circumstances may the Company’s Series A Preferred Stock and Class B common stock be converted into, or exchanged for, Class A common stock?

A:

Each share of Series A Preferred Stock has a liquidation preference of $1,000 per share and is convertible, at the holder’s option at any time, initially into 89.9565 shares of our Class A common stock (which is equivalent to an initial conversion price of approximately $11.50 per share of Class A common stock), subject to specified adjustments and limitations as set forth in the Certificate of Designations, a copy of which is attached hereto as Annex I. Under certain circumstances, we will increase the conversion rate upon a “fundamental change” as described in the Certificate of Designations. Based on the initial conversion rate, 6,521,739 shares of the Company’s Class A common stock would be issuable upon conversion of all of the Series A Preferred Stock.

At any time on or after the second anniversary of the Closing Date of the Business Combination, we may, at our option, give notice of our election to cause all outstanding shares of Series A Preferred Stock to be automatically converted into shares of our Class A common stock at the conversion rate, if the closing sale price of our Class A common stock equals or exceeds 120% of the conversion price for at least 20 trading days in a period of 30 consecutive trading days, as described in the Certificate of Designations. However, in any 30-day period, we may not convert a number of shares of Series A Preferred Stock in excess of the number of shares of Series A Preferred Stock which would convert into 15% of the number of shares of Class A common stock traded on NASDAQ in the preceding calendar month.

Tema will generally have the right to cause Rosehill Operating to redeem all or a portion of its Rosehill Operating Common Units in exchange for shares of our Class A common stock or, at Rosehill Operating’s option, an equivalent amount of cash; provided that we may, at our option, effect a direct exchange of cash or Class A common stock for such Rosehill Operating Common Units in lieu of such a redemption. Upon the future redemption or exchange of Rosehill Operating Common Units held by Tema, a corresponding number of shares of Class B common stock will be cancelled. Our proposed certificate will require us to maintain a one-to-one ratio between the number of outstanding shares of our Class B common stock and the number of Rosehill Operating Common Units owned by Tema. This construct is intended to result in Tema having a voting interest in KLRE that is identical to Tema’s percentage economic interest in Rosehill Operating.

Q:	Will the Company obtain new financing in connection with the Business Combination?

A:	The Company will not obtain new debt financing to fund any portion of the Cash Consideration in the Business Combination. However, prior to or concurrent with the consummation of the Business Combination, the Company and Rosehill Operating intend to enter into a new credit agreement. As of December 31, 2016, Tema had outstanding borrowings of approximately $55 million under its existing secured line of credit, which indebtedness Rosehill Operating will assume in connection with the Business Combination.

In connection with the Business Combination, we received commitments for the purchase of 75,000 shares of Series A Preferred Stock and 5,000,000 warrants from certain qualified institutional buyers and accredited investors in the PIPE Investment. The PIPE Investment is contingent upon stockholder approval of the Business Combination and the NASDAQ Proposal. In the event that the Company’s public stockholders elect to have more than 30% of the outstanding shares of Class A common stock redeemed in connection with the Business Combination, our Sponsor and Rosemore, Inc. have agreed to backstop a portion of such redemptions by purchasing up to $20 million of the Company’s Series A Preferred Stock or Class A common stock. The Company intends to utilize the net proceeds of the PIPE Investment and the backstop (if any) to fund the Cash Consideration and for general corporate purposes, including to finance development and acquisition activities following the Business Combination.

Q:	What conditions must be satisfied to complete the Business Combination?

A:	There are a number of closing conditions in the Business Combination Agreement, including the approval by the stockholders of the Company of the Business Combination Proposal and the NASDAQ Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Proposal No. 1—Approval of the Business Combination—General Description of the Business Combination Agreement”.

Q:	Are there any arrangements to help ensure that the Company will have sufficient funds, together with the proceeds in its Trust Account, to fund the aggregate consideration?

A:	Unless waived by Tema, it is a condition to closing under the Business Combination Agreement that the Company shall have not less than $92,000,000 of Available Cash (as defined in the Business Combination Agreement), including proceeds from the PIPE Investment. In addition, our Sponsor and Rosemore, Inc. have agreed to purchase up to $20 million of Series A Preferred Stock or Class A common stock in certain circumstances to backstop redemptions.

To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account and the PIPE Investment will be used for general corporate purposes, including to finance development and acquisition activities following the Business Combination. The PIPE Investment is contingent upon stockholder approval and the consummation of the Business Combination. The issuance of securities convertible into or exercisable or exchangeable for Class A common stock, in an amount that is 20% or more of our outstanding Class A common stock in connection with the Business Combination Agreement and the PIPE Investment requires stockholder approval of the NASDAQ Proposal.

Q:	Why is the Company proposing the Charter Amendment Proposals?

A:	The proposed certificate that we are asking our stockholders to approve in connection with the Business Combination provides for the classification of our board of directors into three separate classes; provides for Delaware as the exclusive forum for certain stockholder litigation; enables each of Tema or Sponsor to call a special meeting of stockholders, provided that such person owns 15% or more of the outstanding shares of common stock until the Trigger Date and thereafter precludes such ability; amends the stockholder vote required to remove any or all directors; increases the authorized number of shares of Class A common stock; authorizes a new class of common stock and makes certain related changes; changes the stockholder vote required to amend the Company’s proposed certificate and bylaws; and provides certain additional changes, including changing the post-combination company’s corporate name from “KLR Energy Acquisition Corp.” to “Rosehill Resources Inc.,” revising the waiver regarding corporate opportunities and eliminating certain provisions specific to our status as a blank check company, which our board of directors believes are necessary to adequately address the needs of the post-combination company. Pursuant to the Business Combination Agreement, we are required to submit the Charter Amendment Proposals to the Company’s stockholders.

Q:	Why is the Company proposing the Director Election Proposal?

A:	Upon consummation of the Business Combination, and assuming Proposal No. 2 is approved to classify the board of directors into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve three-year terms, our board of directors anticipates increasing its size from five (5) to seven (7) directors, with each Class I director having a term that expires at the post-combination company’s annual meeting of stockholders in 2018, each Class II director having a term that expires at the post-combination company’s annual meeting of stockholders in 2019 and each Class III director having a term that expires at the post-combination company’s annual meeting of stockholders in 2020, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The Company believes it is in the best interests of stockholders to allow stockholders to vote upon the election of newly appointed directors. See the sections entitled “Proposal No. 10—Election of Directors to the Board of Directors” for additional information.

Q:	Why is the Company proposing the NASDAQ Proposal?

A:

We are proposing the NASDAQ Proposal in order to comply with NASDAQ Listing Rules 5635(a), (b) and (d), which require stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of Class A common stock outstanding before the issuance of stock or securities and where the issuances of securities will result in a change of control. In connection with the PIPE Investment, we expect to issue securities convertible into or exercisable or exchangeable for up to 11,521,739 shares of Class A common stock (subject to certain adjustments). In connection with the Business Combination, we expect to issue 29,807,692 shares of Class B common stock (subject to certain adjustments), which have identical voting rights to our Class A common stock. Because we may issue common stock, and securities convertible into or exercisable or exchangeable for Class A common stock, in an amount that is 20% or more of our outstanding Class A common stock when considering together the PIPE Investment and Business Combination, and such issuances may result in Tema and/or investors in the PIPE Investment owning 20% or more of the outstanding shares of Class A common stock, which NASDAQ may deem to be a change of control, we are required to obtain stockholder approval of such issuance pursuant to NASDAQ Listing Rules 5635(a), (b) and (d). Such stockholder approval is also a condition in the Business Combination Agreement. For more information, see the section entitled “Proposal No. 11—Approval of the Issuance of more than 20% of the Company’s Issued and Outstanding Common Stock in Connection with the Business Combination and PIPE Investment”.

Q:	Why is the Company proposing the Incentive Plan Proposal?

A:	The purpose of the Rosehill Resources Inc. Long Term Incentive Plan, which we also refer to as the “LTIP,” is to provide a means to enhance the growth of the post-combination company by attracting and retaining employees, directors and consultants through affording such individuals a means to acquire and maintain stock ownership or awards, the value of which is tied to the performance of the post-combination company. The LTIP also provides additional incentives and reward opportunities designed to strengthen such individuals’ concern for the welfare of the post-combination company and their desire to remain in its employ. In addition, the Incentive Plan Proposal includes approval of the material terms of the LTIP so that awards granted under the LTIP that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, may be fully deductible by the post-combination company and its subsidiaries.

Q:	What happens if I sell Class A common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your Class A common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your Class A common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:	What vote is required to approve the proposals presented at the special meeting?

A:	The approval of the Business Combination Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our common stock that are voted at the special meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of any vote on these proposals.

The approval of the Charter Amendment Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the special meeting or an abstention from voting with regard to any of the Charter Amendment Proposals will have the same effect as a vote “AGAINST” such Charter Amendment Proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the seven (7) director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the election of directors.

Q:	May our Sponsor, directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:	In connection with the stockholder vote to approve the proposed Business Combination, our Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of our Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q:	How many votes do I have at the special meeting?

A:	Our stockholders are entitled to one vote at the special meeting for each share of Class A common stock and Class F common stock held of record as of March 28, 2017, the record date for the special meeting. As of the close of business on the record date, there were 8,185,320 outstanding shares of our Class A common stock and 2,046,330 outstanding shares of our Class F common stock.

Q:	What constitutes a quorum at the special meeting?

A:	Holders of a majority in voting power of the Company’s Class A common stock and Class F common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has power to adjourn the special meeting. As of the record date for the special meeting, 5,115,826 shares of our common stock would be required to achieve a quorum.

Q:	How will our Sponsor, directors and officers vote?

A:

In connection with our IPO, we entered into agreements with our Sponsor, and each of our directors and officers, pursuant to which each agreed to vote any shares of Class A common stock and Class F common stock owned by them in favor of the Business Combination Proposal. In addition, pursuant to the SHRRA, our Sponsor and Tema agreed to vote any shares of Class A common stock and Class F common stock owned by them in favor of the Business Combination Proposal and for all other proposals presented to our stockholders. None of our Sponsor, directors and officers has purchased any shares during or after our IPO

(other than Tiffany J. Thom, who purchased 20,000 shares in connection with our IPO) and neither we nor our Sponsor, directors or officers have entered into agreements (other than the Side Letter), and are not currently in negotiations, to purchase shares. Currently, our Sponsor, directors and officers own approximately 20% of our issued and outstanding shares of common stock, including 2,046,330 Founder Shares. As a part of this Business Combination and pursuant to the current charter, on the first business day after the consummation of the Business Combination, the Company’s shares of Class F common stock will automatically convert to a number of shares of Class A common stock equal to 20% of the total number of all shares of Class A common stock outstanding (subject to certain exclusions); provided that the number of shares of Class A common stock to be received by our Sponsor upon such conversions will be capped at 4,250,000 shares pursuant to a waiver agreement between the Company and our Sponsor (the “Waiver Agreement”).

Q:	What interests do the Company’s current officers and directors have in the Business Combination?

A:	Our Sponsor, members of our board of directors and our executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

•	the continued right of our Sponsor to hold our common stock and private placement warrants;

•	the fact that our Sponsor holds Founder Shares and private placement warrants, which are subject to certain lock-up periods and will be released only if the Business Combination is successfully completed;

•	the fact that our Sponsor holds private placement warrants that would expire worthless if a business combination is not consummated;

•	the fact that our Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination;

•	the fact that our Sponsor has loaned the Company $375,000 to fund working capital that will not be repaid unless the Business Combination is consummated;

•	if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.40 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay income taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act, Mr. Kovalik has agreed to indemnify us for such reductions in the amount of funds;

•	the continued indemnification of our existing directors and officers and continuation of our directors’ and officers’ liability insurance after the Business Combination;

•	that we have entered into the SHRRA with our Sponsor, Tema and Anchorage, which provides for registration rights to our Sponsor and the right to designate two directors; and

•	that, as described in the Charter Amendment Proposals, our current certificate of incorporation and bylaws will be amended, as reflected in Annex C and Annex D, respectively, to provide our Sponsor with certain rights if the Business Combination is completed, including our renunciation of our interest in any corporate opportunity offered to “Exempted Persons”, including our Sponsor’s and Tema’s directors, unless such opportunity is expressly offered to such person solely in his or her capacity as a director and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue (with certain exceptions provided for in the SHRRA).

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	Did the Company’s board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:	Our board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. Our officers and directors have substantial experience in evaluating the operating and financial merits of companies and concluded that their experience and backgrounds, together with the experience and sector expertise of our financial advisors enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, our officers and directors and our advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of our board of directors in valuing the Business Combination, and assuming the risk that the board of directors may not have properly valued the acquired business.

Q:	What happens if I vote against the Business Combination Proposal?

A:	Pursuant to our current charter, if the Business Combination Proposal is not approved and we do not otherwise consummate an alternative business combination by September 16, 2017 we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:	Do I have redemption rights?

A:	If you are a holder of public shares, you may redeem your public shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the consummation of the Business Combination, including interest (which interest shall be net of income taxes payable), by (b) the total number of shares of Class A common stock included as part of the units sold in the IPO; provided that the Company will not redeem any shares of Class A common stock issued in the IPO to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combination. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in our Trust Account of approximately $85.3 million on December 31, 2016, the estimated per share redemption price would have been approximately $10.42. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of income taxes payable) in connection with the liquidation of the Trust Account.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	You may exercise your redemption rights whether you vote your shares of Class A common stock for or against the Business Combination Proposal or any other proposal described by this proxy statement. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of NASDAQ.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) affirmatively vote either for or against the Business Combination Proposal, (ii) check the box on the enclosed proxy card to elect redemption, and (iii) prior to

5:00 PM Eastern Time on April 24, 2017 (two (2) business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

17 Battery Place—8th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	The U.S. federal income tax consequences of the redemption depend on a holder’s particular facts and circumstances. See the section entitled “Proposal No. 1—Approval of the Business Combination—U.S. Federal Income Tax Considerations”. We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	If I am a Company warrant holder, can I exercise redemption rights with respect to my warrants?

A:	No. The holders of our warrants have no redemption rights with respect to our warrants.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. There are no appraisal rights available to holders of Class A common stock or Class F common stock in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) a portion of the Cash Consideration pursuant to the Business Combination Agreement, (ii) Company stockholders who properly exercise their redemption rights, (iii) $46,330 in deferred underwriting commissions to the underwriters of our IPO that were placed into the Trust Account at the time of our IPO in connection with the Business Combination, (iv) certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by the Company in connection with the IPO but deferred until the consummation of the Business Combination or in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement, (v) permitted transaction expenses of the Company, Rosemore, Inc., Tema and Rosehill Operating (vi) unpaid income taxes of the Company and (vii) for general corporate purposes, including to finance development and acquisition activities following the consummation of the Business Combination.

Q:	What happens if the Business Combination is not consummated?

A:	There are certain circumstances under which the Business Combination Agreement may be terminated. See the section entitled “Proposal No. 1—Approval of the Business Combination—General Description of the Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, we are unable to complete the Business Combination or another business combination transaction by September 16, 2017, our current certificate of incorporation provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of income taxes payable), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders as stockholders of the Company (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors in accordance with applicable law, dissolve and liquidate, subject in each case to the our obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to the Company’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of our Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to the Company’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:	It is anticipated that the Business Combination will be consummated promptly following the special meeting of the Company stockholders to be held on April 26, 2017; provided that all the requisite stockholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1—Approval of the Business Combination”.

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you were a holder of record of our Class A common stock or Class F common stock on March 28, 2017, the record date for the special meeting, you may vote with respect to the proposals in person at the special meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name”, which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:	At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote will have no effect on the Director Election Proposal, the Business Combination Proposal, the Incentive Plan Proposal, the NASDAQ Proposal and the Adjournment Proposal. A failure to vote or an abstention will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals. Additionally, if you abstain from voting or fail to vote at the special meeting, you will not be able to exercise your redemption rights (as described above).

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q:	If I am not going to attend the special meeting in person, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name”, will my broker, bank or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending a later-dated, signed proxy card to our secretary at the address listed below so that it is received by our secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

The Company will pay the cost of soliciting proxies for the special meeting. The Company has engaged Morrow Sodali, which we refer to as “Morrow”, to assist in the solicitation of proxies for the special meeting. The Company has agreed to pay Morrow a fee of $22,500, plus disbursements. The Company will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Company’s common stock for their expenses in forwarding soliciting materials to beneficial owners of the Company’s common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

Gary Hanna

KLR Energy Acquisition Corp.

811 Main Street, 18th Floor

Houston, Texas 77002

(713) 654-8080

Email: gh@klrgroup.com

You may also contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Individuals call toll-free: (800) 662-5200

Banks and brokerage, please call (203) 658-9400

Email:KLRE.info@morrowsodali.com.

To obtain timely delivery, our stockholders must request the materials no later than five (5) business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information”.

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

17 Battery Place—8th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find More Information”.

Unless otherwise specified, all share calculations (i) assume no exercise of redemption rights by the Company’s public stockholders, (ii) do not include any Class A common stock issuable upon the exercise of the Company’s warrants or conversion of the Series A Preferred Stock and (iii) assume no equity raise beyond the $75.0 million of gross proceeds from the PIPE Investment.

Parties to the Business Combination

The Company

The Company is a Delaware special purpose acquisition company formed on September 21, 2015 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses.

The Company’s securities are traded on NASDAQ under the ticker symbols “KLRE”, “KLREU” and “KLREW”. We intend to apply to continue the listing of our common stock, units and warrants on NASDAQ under the symbols “ROSE,” “ROSEU” and “ROSEW,” respectively, upon the closing of the Business Combination.

The mailing address of the Company’s principal executive office is 811 Main Street, 18th Floor, Houston, Texas 77002.

Tema Oil and Gas Company and Rosehill Operating

Tema is an independent oil and natural gas company focused on the exploration, development, acquisition and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. After the contribution of a portion of its assets in the Business Combination to its subsidiary, Rosehill Operating, Rosehill Operating’s assets will be concentrated in the Delaware Basin, a sub-basin of the Permian Basin, and the Fort Worth Basin.

As of December 31, 2016, Rosehill Operating’s Delaware Basin portfolio included 20 operated producing horizontal wells and one operated producing vertical well. Rosehill Operating also operates 18 vertical and 21 horizontal wells in the Barnett Shale in the Fort Worth Basin that are intended to be used to support Rosehill Operating’s Delaware Basin drilling program. As of December 31, 2016, Rosehill Operating’s properties include working interests in approximately 4,789 net acres in the Delaware Basin, plus an additional 4,468 net acres in the Barnett Shale. Rosehill Operating has identified 202 gross potential horizontal drilling locations, which includes 13 locations associated with proved undeveloped reserves as of December 31, 2016, in up to ten formations from Brushy Canyon down through the Wolfcamp B. As of December 31, 2016, 146 of Rosehill Operating’s gross potential horizontal drilling locations were economic using SEC pricing assumptions. Rosehill Operating plans to allocate the increased capital resources resulting from the Business Combination to increase production and reserves through strategic acquisitions and maximizing value of existing assets by optimizing completions, reducing horizontal drilling costs, efficient facility buildout, and reducing operating costs.

The mailing address of Tema’s and Rosehill Operating’s principal executive office is 16200 Park Row, Suite 300, Houston, TX 77084.

For more information about Tema Oil and Gas and Rosehill Operating, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rosehill Operating” and “Information About Rosehill Operating.”

The Business Combination Proposal

On December 20, 2016, the Company entered into the Business Combination Agreement with Tema, pursuant to which, and subject to the terms and adjustments set forth therein, we will acquire a portion of the equity of Rosehill Operating, to which Tema will have contributed and transfered a portion of its assets and liabilities, for (i) the contribution to Rosehill Operating by us of the Cash Consideration and for the issuance to Rosehill Operating by us of 29,807,692 shares of our newly created Class B common stock (which cash and shares of Class B common stock will immediately be distributed by Rosehill Operating to Tema), (ii) the assumption by Rosehill Operating of $55,000,000 in Tema indebtedness and (iii) the contribution to Rosehill Operating by us of the remaining cash proceeds of our IPO. In connection with the closing of the Business Combination, (i) we will issue to Rosehill Operating the Tema warrants in exchange for a number of Rosehill warrants equal to the number of Tema warrants and (ii) the Tema warrants and $35,000,000 will immediately be distributed to Tema. In addition, we will contribute the net proceeds of the PIPE Investment to Rosehill Operating in exchange for Rosehill Operating Series A Preferred Units and additional Rosehill warrants. At closing, assuming no redemptions by holders of our Class A common stock and the consummation of the transactions discussed herein, we will own (i) 12,435,320 Common Units, (ii) 75,000 Series A Preferred Units and (iii) 25,594,158 Rosehill warrants. Immediately following the Business Combination, we will own approximately 29% of Rosehill Operating’s common equity and Tema will own the remaining 71%. After giving effect to the conversion of the Series A Preferred Units into Common Units, we will own approximately 39% of Rosehill Operating’s common equity and Tema will own the remaining 61%. The Business Combination Agreement and the transactions contemplated thereby were approved by the board of directors of the Company on December 15, 2016. The transactions set forth in the Business Combination Agreement will result in an “Initial Business Combination” involving the Company, pursuant to the Company’s Amended and Restated Certificate of Incorporation. For more information about the transactions contemplated by the Business Combination Agreement, see the section entitled “Proposal No. 1—Approval of the Business Combination.” A copy of the Business Combination Agreement is attached to this proxy statement as Annex A.

Related Agreements

Amended and Restated Limited Liability Company Agreement of Rosehill Operating

Following completion of the Business Combination, we will operate our business through Rosehill Operating and its subsidiaries. At the Closing, we and Tema will enter into Rosehill Operating’s first amended and restated limited liability company agreement (the “A&R LLC Agreement”). The operations of Rosehill Operating, and the rights and obligations of the holders of Rosehill Operating Common Units, will be set forth in the A&R LLC Agreement.

Appointment as Managing Member. Under the A&R LLC Agreement, we will become a member and the sole managing member of Rosehill Operating. As the sole managing member, we will be able to control all of the day-to-day business affairs and decision-making of Rosehill Operating without the approval of any other member, unless otherwise stated in the A&R LLC Agreement. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of Rosehill Operating and the day-to-day management of Rosehill Operating’s business.

Compensation. We will not be entitled to compensation for our services as managing member. We will be entitled to reimbursement by Rosehill Operating for any costs, fees or expenses incurred on behalf of Rosehill Operating (including costs of securities offerings not borne directly by members, board of directors compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs); provided that we will not be reimbursed for any of our income tax obligations.

Distributions. The A&R LLC Agreement requires Rosehill Operating to make a corresponding cash distribution to the Company at any time a dividend is to be paid by us to the holders of our Series A Preferred Stock. The A&R LLC Agreement will allow for distributions to be made by Rosehill Operating to its members on a pro rata basis in accordance with the number of Rosehill Operating Common Units owned by each member out of funds legally available therefor. We expect Rosehill Operating may make distributions out of distributable cash periodically to the extent permitted by the debt agreements of Rosehill Operating and necessary to enable us to cover our operating expenses and other obligations, as well as to make dividend payments, if any, to the holders of our Class A common stock. In addition, the A&R LLC Agreement generally will require Rosehill Operating to make pro rata distributions to its members, including us, in an amount at least sufficient to allow us to (i) pay our taxes and (ii) satisfy our obligations under the Tax Receivable Agreement.

Rosehill Operating Common Unit Redemption Right. The A&R LLC Agreement provides a redemption right to Tema which entitles it to cause Rosehill Operating to redeem, from time to time, all or a portion of its Rosehill Operating Common Units (and a corresponding number of shares of Class B common stock) for, at Rosehill Operating’s option, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to the average of the volume-weighted closing price of one share of Class A common stock for the twenty trading days prior to the date Tema delivers a notice of redemption for each Rosehill Operating Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). In the event of a “reclassification event” (as defined in the A&R LLC Agreement), the managing member is to ensure that each Rosehill Operating Unit (and a corresponding share of Class B common stock) is redeemable for the same amount and type of property, securities or cash that a share of Class A common stock becomes exchangeable for or converted into as a result of such “reclassification event”. Upon the exercise of the redemption right, Tema will surrender its Rosehill Operating Common Units (and a corresponding number of shares of Class B common stock) to Rosehill Operating and (i) Rosehill Operating shall cancel such Rosehill Operating Common Units and issue to the Company a number of Rosehill Operating Common Units equal to the number of surrendered Rosehill Operating Common Units and (ii) the Company shall cancel the surrendered shares of Class B common stock. The A&R LLC Agreement requires that we contribute cash or shares of our Class A common stock to Rosehill Operating in exchange for the issuance to the Company described in clause (i). Rosehill Operating will then distribute such cash or shares of our Class A common stock to Tema to complete the redemption. Upon the exercise of the redemption right, we may, at our option, effect a direct exchange of cash or our Class A common stock for such Rosehill Operating Common Units in lieu of such a redemption.

Maintenance of One-to-One Ratios. The A&R LLC Agreement will include provisions intended to ensure that we at all times maintain a one-to-one ratio between (a) (i) the number of outstanding shares of Class A common stock and (ii) the number of Rosehill Operating Common Units owned by the Company (subject to certain exceptions for certain rights to purchase equity securities of the Company under a “poison pill” or similar shareholder rights plan, if any, certain convertible or exchangeable securities issued under the Company’s equity compensation plans and certain equity securities issued pursuant to the Company’s equity compensation plans (other than a stock option plan) that are restricted or have not vested thereunder) and (b) (i) the number of other outstanding equity securities of the Company (including the Series A Preferred Stock and the warrants) and (ii) the number of corresponding outstanding equity securities of Rosehill Operating. These provisions are intended to result in Tema having a voting interest in the Company that is identical to Tema’s economic interest in Rosehill Operating.

Transfer Restrictions. The A&R LLC Agreement generally does not permit transfers of Rosehill Operating Common Units by members, subject to limited exceptions. Any transferee of Rosehill Operating Common Units must, among other things, assume by written agreement all of the obligations of a transferring member with respect to the transferred units.

Dissolution. The A&R LLC Agreement provides that Rosehill Operating shall dissolve upon the earlier of the sale of all or substantially all of the assets of Rosehill Operating or upon the determination of the managing member. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up Rosehill Operating; (ii) second, to pay debts and liabilities owed to creditors of Rosehill Operating; and (iii) third, to set up cash reserves which the managing member reasonably deems necessary for contingent or unforeseen liabilities or certain future payments and (iv) fourth, (A) to the holders of Series A Preferred Units pursuant to the terms of such securities and (B) then to the members pro-rata in accordance with their respective relative ownership of Rosehill Operating Common Units.

Indemnification and Fiduciary Duties. The A&R LLC Agreement provides for indemnification of the managing member, members and officers of Rosehill Operating and their respective subsidiaries or affiliates and provides that, except as otherwise provided therein, we, as the managing member of Rosehill Operating, will have the same fiduciary duties to Rosehill Operating and its members as are owed to a corporation organized under Delaware law and its stockholders by its directors.

Waiver Agreement

On December 20, 2016, the Company entered into the Waiver Agreement, a copy of which is attached to the accompanying proxy statement as Annex H and which we refer to as the “Waiver Agreement”, with our Sponsor pursuant to which Sponsor agreed to cap (a) the number of shares of Class A common stock to be received by Sponsor pursuant to the Amended and Restated Certificate of Incorporation upon conversion of the shares of Class F common stock held by Sponsor in connection with the Business Combination at 4,250,000 shares of Class A common stock and (b) the number of warrants that Sponsor will hold prior to the consummation of the Business Combination at 7,863,150 warrants.

Side Letter

On December 20, 2016, our Sponsor and Rosemore, Inc. entered into a Side Letter, a copy of which is attached to the accompanying proxy statement as Annex G and which we refer to as the “Side Letter”, pursuant to which the parties agreed to backstop redemptions by the Company’s public stockholders in excess of 30% of the outstanding shares of Class A common stock by purchasing shares of Class A common stock or Series A Preferred Stock in an amount up to $20 million.

Shareholders’ and Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, the Company entered into the SHRRA with our Sponsor, Tema and Anchorage, the primary investor in the PIPE Investment, which agreement will govern the rights and obligations of our Sponsor, Tema and Anchorage with respect to the Company following the closing of the Business Combination. Pursuant to the terms of the SHRRA, and subject to certain exceptions, our Sponsor and Tema will be bound by restrictions on the transfer of (i) 33% of their common stock (as defined in the SHRRA) through the first anniversary of the date on which the closing of the Business Combination occurs (the “Closing Date”) and (ii) 67% of their common stock through the second anniversary of the Closing Date, provided that sales of common stock above $18.00 per share (or, in connection with underwritten offerings by our Sponsor and Tema and subject to certain conditions, at a price reasonably expected to equal or exceed $18.00 per share and in any case equal to or in excess of $16.00 per share) will be permitted between the first and second anniversaries of the closing of the Business Combination.

Upon the consummation of the Business Combination, our Sponsor, Tema and Anchorage will be entitled to certain registration rights, including the right to initiate two underwritten offerings in any twelve-month period and unlimited piggyback registration rights, subject to customary black-out periods, cutback provisions and other limitations as set forth in the SHRRA. Pursuant to the SHRRA, as promptly as practicable and in no event later than seven days following the completion of the Business Combination, the Company has agreed to file with the SEC a shelf registration statement relating to the offer and sale of the Registrable Securities (as defined in the SHRRA) owned by our Sponsor, Tema and Anchorage (and any permitted transferees) and to keep such shelf registration statement effective on a continuous basis until the date as of which all such Registrable Securities have been sold or another registration statement covering such securities is filed under the Securities Act.

Subject to specified ownership thresholds, our Sponsor will be entitled to designate two directors for appointment to the Board, Tema will be entitled to designate four directors and Anchorage will be entitled to designate one director. Each of our Sponsor, Tema and Anchorage will be entitled to appoint a representative or observer on each committee of the Board. Our Sponsor will initially designate Gary C. Hanna (who will serve as the Chairman of the Board) and Edward Kovalik, Tema will initially designate J.A. (Alan) Townsend, Frank Rosenberg, William Mayer and Francis Contino and Anchorage will designate Harry Quarls. Pursuant to the terms of the SHRRA, each of our Sponsor and Tema must vote for the designees of the other and is entitled to replace any of its designees that are removed from the Board.

Also pursuant to the SHRRA, during the period beginning on the Closing Date and ending on the two year anniversary thereof, the Board may not approve, or cause Rosehill Operating to approve, certain Major Transactions (as such defined in the SHRRA) without the affirmative vote of at least 70% of the directors then serving on the Board. In addition, Anchorage will have preemptive rights under the SHRRA to participate in future equity issuances by the Company, subject to certain limitations, so as to maintain its then-current percentage ownership of our capital stock.

Additionally, the SHRRA provides that Mr. Kovalik and other non-independent directors designated by our Sponsor must notify the Board of Directors of certain potential opportunities in the Delaware Basin for the Company to acquire or sell oil & gas leases, assets, working interests, royalty interests or to acquire companies being marketed for sale or potentially becoming available for purchase that may have appeal to the Company.

The SHRRA will terminate upon the valid termination of the Business Combination Agreement in accordance with its terms. In addition, certain rights and obligations of the Sponsors and Anchorage under the SHRRA will automatically cease if our Sponsor, Tema and Anchorage (i) no longer hold any equity securities of the Company or (ii) no longer have the right to designate an individual for nomination to the Board. For more information on the SHRRA, please see the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Shareholders’ and Registration Rights Agreement” and the full text of the SHRRA, which is attached as Annex F hereto.

Tax Receivable Agreement

Prior to or at the closing of the Business Combination, the Company will enter into a Tax Receivable Agreement with Tema. The Tax Receivable Agreement will generally provide for the payment by the Company to Tema of 90% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the closing of the Business Combination as a result of (i) any tax basis increases in the assets of Rosehill Operating resulting from the distribution to Tema of the Cash Consideration, the shares of Class B common stock and the Tema warrants and the assumption of the Tema Liabilities in connection with the Business Combination, (ii) the tax basis increases in the assets of Rosehill Operating resulting from the redemption by Rosehill Operating or the exchange by the Company, as applicable, of Rosehill Operating Common Units for Class A common stock or cash, as applicable, and (iii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, payments it makes under the Tax Receivable Agreement. The Tax Receivable Agreement will also provide that, until 36 months from the Closing Date (the “Protection Period”), for so long as Tema beneficially holds at least 20% of the total issued and outstanding equity of Rosehill Operating (excluding Tema’s beneficial ownership of

Rosehill Operating through Tema’s ownership of Class A common stock of the Company), the Company shall not cause Rosehill Operating to sell, exchange or dispose of Contributed Assets (as defined in the Business Combination Agreement) in any twelve month period during the Protection Period if, following such disposition, the cumulative aggregate amount realized (as that term is defined in Section 1001 of the Internal Revenue Code of 1986, as amended) from all dispositions of Contributed Assets during such twelve month period would be in excess of $40,000,000, without the consent of Tema, which consent may be granted or withheld in Tema’s sole discretion. The Company shall provide notice to Tema of any proposed disposition of Contributed Assets which would have an amount realized in excess of $20,000,000 and the material terms of such disposition no later than 15 business days prior to the proposed disposition. Due to the uncertainty surrounding the amount and timing of future redemptions of Rosehill Operating Common Units by Tema, it is uncertain as to when payments under the Tax Receivable Agreement will commence. However, it is expected that payments will continue to be made under the Tax Receivable Agreement for 15 years after the date of the last exchange of the Rosehill Operating Common Units by Tema.

For more information on the Tax Receivable Agreement, please see the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Tax Receivable Agreement” and the full text of the Tax Receivable Agreement, which is attached as Annex E hereto.

Gathering Agreements

Rosehill Operating plans to enter into certain crude oil gathering and gas gathering agreements, copies of which are attached hereto as Annex K and Annex L, respectively, with Gateway Gathering and Marketing Company (“Gateway”), a wholly-owned subsidiary of Rosemore, Inc., pursuant to which Gateway will receive, gather, store, treat, and redeliver crude oil and gas production from receipt points within certain production areas dedicated by Rosehill Operating to Gateway, at certain delivery points for downstream transportation. Rosehill Operating will pay Gateway a fee for such services set forth in the gathering agreements. Gateway provided the same services to Tema Oil and Gas in the same dedicated area before the Business Combination. For more information on the gathering agreements, please see the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Gathering Agreements”.

Organizational Structure

The following diagram illustrates the ownership of Rosehill Operating immediately prior to the Business Combination.

The following diagram illustrates the ownership of KLRE immediately prior to the Business Combination.

(1)	Includes Founder shares held by our Sponsor and our officers and independent directors.

(2)	The economic and voting interests above do not account for private placement warrants and public warrants that will remain outstanding following the Business Combination and may be exercised later.

The following diagram, which is subject to change based upon any redemptions by current KLRE public stockholders or purchases of Class A common stock or Series A Preferred Stock by Sponsor and Rosemore pursuant to the Side Letter, illustrates the ownership structure of KLRE immediately following the Business Combination. Totals may not sum or recalculate due to rounding.

(1)	The economic and voting interests set forth above do not account for warrants that will be outstanding following the Business Combination and may be exercised later.
(2)	In connection with the PIPE Investors’ conversion of Series A Preferred Stock into Class A common stock, the Rosehill Operating Series A Preferred Units will convert into Common Units and, on an as-converted basis, KLRE will own 39% of the Rosehill Operating Common Units.

Redemption Rights

Pursuant to our amended and restated certificate of incorporation, we are providing our public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of the Company’s Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the closing of the Business Combination) in our Trust Account that holds the proceeds (including interest but less income taxes) of our IPO. For illustrative purposes, based on funds in our Trust Account of approximately $85.3 million on December 31, 2016, the estimated per share redemption price would have been approximately $10.42. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal.

Impact of the Business Combination on the Company’s Public Float

It is anticipated that, upon completion of the Business Combination, the ownership of the Company will be as follows:

•	the public stockholders will own 8,185,320 shares of our Class A common stock, representing a 65.8% economic interest and a 19.4% voting interest;

•	the holders of our Founder Shares, including our Sponsor, directors and officers, will own 3,515,296 shares of our Class A common stock, representing a 28.3% economic interest and a 8.3% voting interest;

•	Tema will own 29,807,692 shares of Class B common stock and 4,000,000 warrants exercisable for shares of Class A common stock, representing a 0% economic interest and a 70.6% voting interest; and

•	the PIPE Investors will own 734,704 shares of Class A common stock, 75,000 shares of Series A Preferred Stock and 5,000,000 warrants exercisable for shares of Class A common stock, representing a 5.9% economic interest and a 1.7% voting interest.

The number of shares and economic and voting interests set forth above assume that (i) no public stockholders elect to have their public shares redeemed, (ii) 4,250,000 shares of Class A common stock are issued upon conversion of the Founder Shares and (734,704 of which will be transferred from the holders of our Founder Shares to the PIPE Investors in lieu of the transfer by such holders of such shares to KLRE for cancellation and the reissuance of such shares to the PIPE Investors) (iii) none of the foregoing investors purchase shares of Class A common stock or warrants in the open market. The ownership percentages with respect to the post-combination company following the Business Combination do take into account the shares of Class A common stock issuable upon conversion of the Founder Shares, but do not take into account (i) warrants to purchase Class A common stock that may remain outstanding following the Business Combination, (ii) the issuance of any shares upon completion of the Business Combination under the LTIP or (iii) the conversion of Series A Preferred Stock or Class B common stock into shares of Class A common stock. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the post-combination company will be different. For example, if the Series A Preferred Stock and the Rosehill Operating Common Units are fully converted into, or exchanged for, respectively, shares of our Class A common stock and our Class B common stock is cancelled in connection therewith (and the other assumptions above remain constant), the public stockholders’ ownership of the Company would represent a 16.8% economic and voting interest, and the ownership of the holders of our Founder Shares would represent a 7.2% economic and voting interest. To the extent that the Company’s public stockholders elect to have more than 30% of the outstanding shares of Class A common stock redeemed in connection with the Business Combination, our Sponsor and Rosemore, Inc. have agreed to purchase shares of Class A common stock or Series A Preferred Stock in an amount up to $20 million pursuant to a side letter entered into between Rosemore, Inc., our Sponsor and the Company, which we refer to as the “Side Letter”, a copy of which is attached to the accompanying proxy statement as Annex G.

The PIPE Investment is contingent upon stockholder approval of the Business Combination Proposal, the NASDAQ Proposal and consummation of the Business Combination. The issuance of securities convertible into or exercisable or exchangeable for Class A common stock, in an amount that is 20% or more of our outstanding Class A common stock in connection with the Business Combination Agreement and the PIPE Investment requires stockholder approval of the NASDAQ Proposal.

Board of Directors of the Company Following the Business Combination

Upon consummation of the Business Combination, our board of directors anticipates increasing its size from five (5) to seven (7) directors, with each Class I director having a term that expires at the post-combination company’s annual meeting of stockholders in 2018, each Class II director having a term that expires at the post-combination company’s annual meeting of stockholders in 2019 and each Class III director having a term that expires at the post-combination company’s annual meeting of stockholders in 2020, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. See the sections entitled “Proposal No. 10—Election of Directors to the Board of Directors” and “Management After the Business Combination” for additional information.

Following the completion of the Business Combination, we expect to be a controlled company within the meaning of the NASDAQ corporate governance standards, and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that a majority of the board of directors consist of independent directors and that the nominating and governance committee and compensation committee be composed entirely of independent directors. These requirements will not apply to us as long as we remain a controlled company.

Charter Amendment Proposals

Upon the closing of the Business Combination, our current certificate will be amended promptly to reflect the Charter Amendment Proposals to (i) provide for the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes (Proposal No. 2); (ii) adopt Delaware as the exclusive forum for certain stockholder litigation (Proposal No. 3); (iii) enable each of Tema or Sponsor to call a special meeting of stockholders, provided that it owns 15% or more of the outstanding shares of common stock until the first date, which we refer to as the “Trigger Date,” on which Tema and Sponsor and their successors and Affiliates cease collectively to beneficially own (directly or indirectly) more than 30% of the outstanding shares of common stock of the Company after the Business Combination, and thereafter preclude such ability (Proposal No. 4); (iv) amend the stockholder vote required to remove any or all directors (Proposal No. 5); (v) change the stockholder vote required to amend the Company’s amended and restated certificate of incorporation and bylaws (Proposal No. 6); (vi) authorize the establishment of the Class B common stock as a new class of capital stock of the Company (Proposal No. 7); (vii) authorize an additional 60,000,000 shares of the Company’s Class A common stock, which would increase the Company’s capital stock to include 95,000,000 shares of Class A common stock (Proposal No. 8); and (viii) provide for certain additional changes, including changing the post-combination company’s corporate name from “KLR Energy Acquisition Corp.” to “Rosehill Resources Inc.,” revising the waiver regarding corporate opportunities and eliminating certain provisions specific to our status as a blank check company, which our board of directors believes are necessary to adequately address the needs of the post-combination company (Proposal No. 9), each of which Proposal Nos. 2 through 9 we refer to as a “Charter Amendment Proposal” and collectively the “Charter Amendment Proposals.” See the sections with titles bearing the applicable proposal number for more information.

Pursuant to the SHRRA, if the Business Combination is approved but any of the Charter Amendment Proposals are not, the Company will, upon the written request of Sponsor or Tema, cooperate with respect to the calling and holding of any additional meetings of the stockholders of the Company, and the preparation, filing and mailing of any additional proxy materials, to seek the approval of the holders of common stock necessary to effect any of the Charter Amendment Proposals.

Other Proposals

In addition, the stockholders of the Company will be asked to vote on (i) a proposal to elect seven (7) directors to our board of directors, effective upon the closing of the Business Combination, with each Class I director having a term that expires at the post-combination company’s annual meeting of stockholders in 2018, each Class II director having a term that expires at the post-combination company’s annual meeting of stockholders in 2019 and each Class III director having a term that expires at the post-combination company’s annual meeting of stockholders in 2020, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death (Proposal No. 10), (ii) a proposal to approve, for purposes of complying with applicable NASDAQ Listing Rules, the issuance of securities convertible into or exercisable or exchangeable for Class A common stock, in an amount that is more than 20% of the Company’s issued and outstanding Class A common stock and the change of control of the Company pursuant to the Business Combination, the PIPE Investment and the Private Placement Warrant Exchange (Proposal No. 11), (iii) a proposal to approve and adopt the Rosehill Resources Inc. Long Term Incentive Plan, a copy of which is attached to the proxy statement as Annex B (Proposal No. 12) and (iv) a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the NASDAQ Proposal (Proposal No. 13).

See the sections entitled “Proposal No. 10—Election of Directors to the Board of Directors”, “Proposal No. 11—Approval of the Issuance of More than 20% of the Company’s Issued and Outstanding Common Stock in Connection with the Business Combination and PIPE Investment”, “Proposal No. 12—Approval of the Rosehill Resources Inc. Long Term Incentive Plan and Material Terms Thereunder for Purposes of Complying with the Requirements of Section 162(m) of the Internal Revenue Code” and “Proposal No. 13—The Adjournment Proposal” for more information.

Date, Time and Place of Special Meeting

The special meeting will be held at 9:00 a.m., Central Time, on April 26, 2017, at the offices of the Company, located at 811 Main Street, 18th Floor, Houston, Texas 77002, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on March 28, 2017, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 10,231,650 shares of common stock outstanding, of which 8,185,320 are public shares and 2,046,330 are Founder Shares held by our Sponsor and our executive officers and directors.

Accounting Treatment

The Business Combination will be accounted for as a reverse acquisition, pursuant to guidance in ASC 805-10-55-12.

Under ASC 810, Consolidation, Rosehill Operating is a variable interest entity (“VIE”), of which KLRE will be the primary beneficiary based on: i) its ability, as sole managing member, to direct the activities most significant to Rosehill Operating’s economic performance; and ii) its obligations to absorb losses and right to receive benefits from Rosehill Operating that could possibly be significant to the VIE. Additionally, since Tema will control Rosehill Operating both before (directly) and after (indirectly, through its control of KLRE) closing the transaction, KLRE will account for its investment in Rosehill Operating as a common control transaction, using its historical cost basis.

Upon closing of the Business Combination, KLRE will consolidate the full financial statements of Rosehill Operating, which will include a noncontrolling interest deduction for the 71% economic interest in the VIE initially directly owned by Tema.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail. The Company has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Company Stockholders—Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of our board of directors to vote in favor of the Business Combination, stockholders should be aware that aside from their interests as stockholders, our Sponsor and certain members of our board of directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•	the continued right of our Sponsor to hold our common stock and private placement warrants;

•	the fact that our Sponsor holds Founder Shares and private placement warrants, which are subject to certain lock-up periods and will be released only if the Business Combination is successfully completed;

•	the fact that our Sponsor holds private placement warrants that would expire worthless if a business combination is not consummated;

•	the fact that our Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination;

•	the fact that our Sponsor has loaned the Company $375,000 to fund working capital that will not be repaid unless the Business Combination is consummated;

•	if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.40 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay income taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act, Mr. Kovalik has agreed to indemnify us for such reductions in the amount of funds;

•	the continued indemnification of our existing directors and officers and continuation of our directors’ and officers’ liability insurance after the Business Combination;

•	that we have entered into the SHRRA with our Sponsor, Tema and Anchorage, which provides for registration rights to our Sponsor and the right to designate two directors; and

•

that, as described in the Charter Amendment Proposals, our current certificate of incorporation and bylaws will be amended, as reflected in Annex C and Annex D, respectively, to provide our Sponsor with certain rights if the Business Combination is completed, including our renunciation of our interest in any corporate opportunity offered to “Exempted Persons”, including our Sponsor’s and Tema’s directors, unless such opportunity is expressly offered to such person solely in his or her capacity as a director and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue (with certain exceptions provided for in the SHRRA).

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Reasons for the Approval of the Business Combination

KLRE management identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses in connection with our IPO:

•	Middle Market Targets. KLRE would seek to acquire an oil and gas exploration and production business with an aggregate enterprise value of approximately $400 million to $1 billion. KLRE believed its management’s significant operating and deal-making experience and relationships with companies in this sector would provide competitive advantages and present it with a substantial number of potential business targets. The factors KLRE would consider included asset quality, management team, growth prospects, competitive dynamics and need for capital investment.

•	Region. KLRE would seek out assets in a proven, producing oil and gas basin that had sufficient access to infrastructure and end markets in the continental U.S.

•	Asset Quality. KLRE would seek out assets not only with significant proven reserves generating cash flow from production, but also with a deep inventory of undeveloped locations. Furthermore, KLRE planned to target assets with multiple horizons and potential for increased production through down-spacing, enhanced recovery methods or other means.

•	Growth Potential. KLRE would seek to acquire a business or assets with opportunities to reduce costs, boost production or otherwise optimize operations, which would have the potential to result in improved economics and returns to stockholders.

•	Management Team. KLRE would seek to acquire a business with a strong management team with a proven track record of both developing and operating their assets. Additionally, KLRE sought a management team that had successfully lowered operating costs through development efficiencies, technical expertise and strong contractual know-how.

For more information about our decision-making process, see the section entitled “Proposal No. 1—Approval of the Business Combination—The Company’s Board of Directors’ Reasons for the Approval of the Business Combination”.

Conditions to Closing of the Business Combination

The obligations of each party to the Business Combination Agreement to consummate the transactions contemplated thereby include the satisfaction, or written waiver by both KLRE and Tema, of certain conditions, including, but not limited to, the following conditions:

•	the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of our common stock in favor of the LTIP Proposal, the Business Combination Proposal, the Charter Amendment Proposals, the NASDAQ Proposal and any other proposal reasonably agreed by the Company and Tema to be necessary or appropriate in connection with the Business Combination;

•

there must not be any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) issued by any governmental entity having jurisdiction over any party to the Business

Combination Agreement, enjoining or otherwise prohibiting the consummation of the Transactions (as defined in the Business Combination Agreement), and there must not be any law or regulation made or adopted that makes consummation of the Transactions illegal or otherwise prohibited;

•	the redemption of our Class A common stock as described under “—Redemption Rights” below must have been completed in accordance with the terms of our organizational documents and the relevant offering documents;

•	KLRE’s possession of Available Cash (as defined in the Business Combination Agreement) of not less than $92,000,000; and

•	subject to any additional conditions or limitations in the Business Combination Agreement, all necessary filings with and consents of any governmental entity required for the consummation of the Transactions must have been made and obtained, as applicable, and any waiting periods applicable to the transactions contemplated by the Business Combination Agreement under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any extensions thereof must have expired or been terminated.

See the section entitled “Proposal No. 1—Approval of the Business Combination—Conditions to Closing of the Business Combination” for more information.

Regulatory Matters

The Company is not aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Company stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our common stock that are voted at the special meeting. Accordingly, a Company stockholder’s failure to vote by proxy or in person at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal, the NASDAQ Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the outcome of any vote on these proposals.

The approval of each of the Charter Amendment Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. This means that the seven (7) director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions will have no effect on the election of directors.

The Business Combination is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting. Each of the proposals other than the Business Combination Proposal and the NASDAQ Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal, other than the Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in this proxy statement. It is important for you to note that in the event either the Business Combination Proposal or the NASDAQ Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by September 16, 2017, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Audit Committee Approval

In order to address potential conflicts of interest with respect to the Side Letter and Waiver Agreement, which were entered into in connection with the Business Combination and PIPE, the Audit Committee, consisting of Gizman Abbas, Charles Buckner and Douglas W. York, each of whom are independent directors, reviewed and considered the terms of the proposed drafts of the Side Letter and Waiver Agreement and the interests of our Sponsor in the related party transaction matters set forth in the terms thereof. Based on this review, the Audit Committee recommended that our Board approve, adopt and ratify the Side Letter and Waiver Agreement.

Recommendation to Company Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that our stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our board of directors in favor of approval of these proposals, you should keep in mind that our Sponsor, members of our board of directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things, the interests outlined above under “Interests of Certain Persons in the Business Combination”.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Risk Factors

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors”.

SUMMARY HISTORICAL RESERVE AND OPERATING DATA OF ROSEHILL OPERATING

The following tables present, for the periods and as of the dates indicated, summary data with respect to Rosehill Operating’s estimated net proved oil and natural gas reserves and operating data.

The reserve estimates attributable to Rosehill Operating’s properties as of December 31, 2016 presented in the table are based on a reserve report prepared by Ryder Scott Company, L.P., Rosehill Operating’s independent petroleum engineer. A copy of the reserve report is attached to this proxy statement as Annex J. All of these reserve estimates were prepared in accordance with the SEC’s rules regarding oil and natural gas reserve reporting that are currently in effect. The following tables also contain summary unaudited information regarding production and sales of oil, natural gas and NGLs with respect to such properties.

See the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rosehill Operating” and “Information About Rosehill Operating—Oil and Natural Gas Data—Proved Reserves” in evaluating the material presented below.

As of December 31, 2016(1)
Proved Reserves:
Oil (MBbls)	7,356
Natural gas (MMcf)	17,355
NGL (MBbls)	2,985

Total proved reserves (MBoe)	13,234

Proved Developed Reserves:
Oil (MBbls)	3,068
Natural gas (MMcf)	10,574
NGL (MBbls)	1,802

Total proved developed reserves (MBoe)	6,632

Proved developed reserves as a percentage of total proved reserves	50%
Proved Undeveloped Reserves:
Oil (MBbls)	4,288
Natural gas (MMcf)	6,781
NGL (MBbls)	1,183

Total proved undeveloped reserves (MBoe)	6,601

Oil and Natural Gas Prices:
Oil—WTI posted price per Bbl	$42.75
Natural gas—Henry Hub spot price per MMBtu	$2.49
NGL—27.5% of WTI posted price per Bbl	$11.73

(1)	Rosehill Operating’s estimated net proved reserves were determined using average first-day-of-the-month prices for the prior twelve months in accordance with SEC guidance. For oil volumes, the average West Texas Intermediate posted price of $42.75 per barrel, as of December 31, 2016 was adjusted for quality, transportation fees and a regional price differential. For natural gas volumes, the average Henry Hub spot price of $2.49 per MMBtu as of December 31, 2016 was adjusted for energy content, transportation fees and a regional price differential. For NGL volumes, 27.5% of the average West Texas Intermediate posted price of $42.75 per barrel, or $11.73, as of December 31, 2016 was adjusted for quality, transportation fees and a regional price differential. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the properties were $39.20 per barrel of oil, $9.44 per barrel of NGL, and $2.54 per Mcf of natural gas as of December 31, 2016.

	Year Ended December 31, 2016	Year Ended December 31, 2015
Production and Operating Data:
Net Production Volumes(1):
Oil (MBbls)	612	472
Natural gas (MMcf)	2,381	2,074
NGLs (MBbls)	358	312

Total (MBoe)	1,367	1,130

Average net daily production (Boe/d)	3,734	3,096
Average Sales Prices:
Oil (per Bbl) (before the effects of cash settled commodity derivatives)	$40.52	$43.62
Natural gas (per Mcf) (before the effects of cash settled commodity derivatives)	2.23	2.37
NGLs (per Bbl) (before the effects of cash settled commodity derivatives)	12.68	12.75

Total (per Boe) (before the effects of cash settled commodity derivatives)	$25.35	$26.09

Total (per Boe) (after the effects of cash settled commodity derivatives)	$22.30	$29.40

Average Unit Costs per Boe:
Lease operating expenses	$3.51	$4.06
Production taxes	1.13	1.16
Gathering and transportation expenses	1.75	1.85
Depreciation, depletion and amortization	18.14	20.57
Accretion of asset retirement obligations	0.13	0.11
Impairment of oil and natural gas properties	—	7.20
Exploration costs	0.58	0.85
General and administrative expenses	6.58	3.75

(1)	Totals may not sum or recalculate due to rounding.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

The following table summarizes the relevant financial data for our business and should be read in conjunction with “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements, and the notes and schedules related thereto, which are included in this proxy statement.

	For the Year Ended December 31, 2016	For the Period from September 21, 2015 (Inception) to December 31, 2015
Statement of Operations Data:
General and administrative	$1,636,568	$9,712

Loss from operations	(1,636,568)	(9,712)
Interest income	196,808	—

Net loss	$(1,439,760)	$(9,712)

Per Share Data:
Weighted average shares outstanding, basic and diluted(1)	2,627,682	3,250,000

Basic and diluted net loss per share	$(0.55)	$(0.00)

	As of December 31, 2016	As of December 31, 2015
Balance Sheet Data:
Working capital(2)	$(841,607)	$76,788
Total assets(3)	$85,557,017	$219,453
Total liabilities	$1,415,817	$204,165
Value of Class A common stock that may be redeemed in connection with an Initial business combination ($10.40 per share)	$59	$—
Stockholders’ equity	$5,000,002	$15,288

(1)	This number excludes an aggregate 7,597,044 shares subject to possible redemption at December 31, 2016.
(2)	At December 31, 2016, excludes $85,324,137 held in the Trust Account from the proceeds of the IPO and the sale of the private placement warrants.
(3)	At December 31, 2016, includes $85,324,137 held in trust from the proceeds of our IPO and the sale of the private placement warrants, plus $228,464 in cash held outside of the Trust Account, plus $24,416 of other assets. At December 31, 2015, includes $105,953 in cash, plus $113,500 of other assets.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ROSEHILL OPERATING

Unless the context otherwise requires, (i) prior to the completion of the Business Combination, references to “Rosehill Operating” refer to the assets, liabilities and operations of the business that will be contributed to Rosehill Operation Company, LLC in connection with the Business Combination and (ii) following the completion of the Business Combination, references to “Rosehill Operating” refer to Rosehill Operating Company, LLC.

The following table shows selected historical financial information of Rosehill Operating for the periods and as of the dates indicated. The selected historical financial information of Rosehill Operating as of and for the years ended December 31, 2016, 2015 and 2014 was derived from the audited carve-out historical financial statements of the Assets and Liabilities of the Business to be Contributed to Rosehill Operating included elsewhere in this proxy statement.

Rosehill Operating’s historical results are not necessarily indicative of future operating results. The selected consolidated and combined financial information should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rosehill Operating,” the historical financial statements of Rosehill Operating and accompanying notes included elsewhere in this proxy statement.

	Year Ended December 31,
	2016	2015	2014

Statements of Operations Data (in thousands):
Revenues:
Oil sales	$24,807	$20,601	$28,444
Natural gas sales	5,304	4,909	7,445
Natural gas liquids sales	4,534	3,977	7,674
Gain (loss) on commodity derivatives, net	(4,169)	3,735	2,404

Total revenues	30,476	33,222	45,967

Operating expenses:
Lease operating expenses	4,800	4,582	6,103
Production taxes	1,541	1,311	1,861
Gathering and transportation expenses	2,398	2,094	2,462
Depreciation, depletion and amortization	24,789	23,244	15,842
Accretion expense	176	120	125
Impairment of oil and natural gas properties	—	8,131	27,595
Exploration costs	794	960	960
General and administrative expenses	9,000	4,234	5,151
Gain on sale of oil and natural gas properties	—	—	(6)
(Gain) loss on sale of other assets	(50)	18	(26)

Total operating expenses	43,448	44,694	60,067

Total operating loss	(12,972)	(11,472)	(14,100)
Other income (expense)
Interest expense, net	(1,822)	(3,247)	(5,469)
Other income (expense), net	(247)	7	316

Total other expense	(2,069)	(3,240)	(5,153)

Loss before income taxes (1)	(15,041)	(14,712)	(19,253)
Income tax expense	148	108	—

Net loss	$(15,189)	$(14,820)	$(19,253)

Cash Flow Data:
Net cash provided by operating activities	$11,461	$18,244	$25,525
Net cash used in investing activities	(22,164)	(16,993)	(53,392)
Net cash provided by (used in) financing activities	(8,597)	17,519	23,457
Other Financial Data:
Adjusted EBITDAX (unaudited) (2)	$15,041	$20,783	$27,388

	As of December 31,
	2016	2015	2014
Balance Sheet Data (in thousands):
Cash and cash equivalents	$8,434	$27,734	$8,964
Other current assets	7,909	5,962	8,828

Total current assets	16,343	33,696	17,792
Total property and equipment, net	123,373	122,873	137,848
Other long—term assets, net	110	334	251

Total assets	$139,826	$156,903	$155,891

Current liabilities, other	$14,361	$9,165	$11,549
Current portion, long term debt	—	20,000	—
Long term debt, net of current portion	55,000	45,000	75,000
Note payable, related party	—	—	10,000
Other long—term liabilities	5,245	3,761	3,164

Total liabilities	74,606	77,926	99,713
Parent net investment	65,220	78,977	56,178

Total liabilities and parent net investment	$139,826	$156,903	$155,891

(1)	Rosehill Operating is treated as a partnership for U.S. federal income tax purposes and for purposes of certain state and local income taxes. Rosehill Operating is subject to the Texas margins tax at a rate of 0.75%.
(2)	Adjusted EBITDAX is a non-GAAP financial measure. For a definition of Adjusted EBITDAX and a reconciliation of Adjusted EBITDAX to net income, see “Non-GAAP Financial Measure” below.

Non-GAAP Financial Measure

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by Rosehill Operating’s management and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies. Rosehill Operating defines Adjusted EBITDAX as net income (loss) before interest expense, income taxes, DD&A, accretion and impairment of oil and natural gas properties, (gains) losses on commodity derivatives excluding net cash receipts (payments) on settled commodity derivatives, gains and losses from the sale of assets and other non-cash operating items. Adjusted EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles (“U.S. GAAP”).

Management believes Adjusted EBITDAX is useful because it allows them to more effectively evaluate the operating performance of Rosehill Operating and compare the results of its operations from period to period and against its peers without regard to Rosehill Operating financing methods or capital structure. Rosehill Operating excludes the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within Rosehill Operating’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with U.S. GAAP or as an indicator of Rosehill Operating’s operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Rosehill Operating’s presentation of Adjusted EBITDAX should not be construed as an inference that its results will be unaffected by unusual or non-recurring items. Rosehill Operating’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDAX to net income, Rosehill Operating’s most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.

	Year Ended December 31,
	2016	2015	2014
	(Unaudited)
Reconciliation of net (loss) income to Adjusted EBITDAX (in thousands):
Net loss	$(15,189)	$(14,820)	$(19,253)
Interest expense, net	1,822	3,247	5,469
Income tax expense	148	108	—
Depreciation, depletion and amortization	24,789	23,244	15,842
Accretion expense	176	120	125
Impairment of oil and natural gas properties	—	8,131	27,595
Loss (gain) on commodity derivatives, net	4,169	(3,735)	(2,404)
Net cash received (paid) in settlement of commodity derivatives	(824)	4,470	46
Gain on sale of oil and natural gas properties	—	—	(6)
Loss (gain) on sale of other assets	(50)	18	(26)

Adjusted EBITDAX	$15,041	$20,783	$27,388

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•	our ability to consummate the Business Combination;

•	the benefits of the Business Combination;

•	the future financial performance of the post-combination company following the Business Combination;

•	changes in Rosehill Operating’s reserves and future operating results;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•	declines in oil, natural gas, and NGL prices;

•	the occurrence of drilling failures, lower than expected production, and delays;

•	the inability to access capital to expand production;

•	the outcome of any legal proceedings that may be instituted against Tema or the Company following announcement of the proposed Business Combination and transactions contemplated thereby;

•	the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the stockholders of the Company, or other conditions to closing in the Business Combination Agreement;

•	the inability to obtain or maintain the listing of the post-combination company’s common stock on NASDAQ following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that Tema or the Company may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this proxy statement, including those set forth under the section entitled “Risk Factors.”

RISK FACTORS

The following risk factors apply to the business and operations of Tema and will also apply to the business and operations of the post-combination company following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Tema and the post-combination company. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein. Unless the context otherwise requires, (i) prior to the completion of the Business Combination, references to “Rosehill Operating” refer to the Assets, Liabilities and Operations of the Business to be Contributed to Rosehill Operating Company, LLC in connection with the Business Combination and (ii) following the completion of the Business Combination, references to “Rosehill Operating” refer to Rosehill Operating Company, LLC. The risk factors below under “Risks Related to the Company and the Business Combination” and “Risks Related to the Redemption” also apply to the Company and its existing shareholders.

Risks Related to Rosehill Operating’s Operations

Oil, natural gas and natural gas liquid (“NGL”) prices are volatile. A sustained decline in oil, natural gas and NGL prices could adversely affect Rosehill Operating’s business, financial condition and results of operations and its ability to meet its capital expenditure obligations and financial commitments.

Rosehill Operating’s revenues, profitability, cash flows and future growth, as well as liquidity and ability to access additional sources of capital, depends substantially on prevailing prices for oil, natural gas, and NGLs. Sustained lower prices will reduce the amount of oil, natural gas, and NGLs that Rosehill Operating can economically produce and may result in impairments of its proved reserves or reduction of its proved undeveloped reserves. Oil, natural gas, and NGL prices also affect the amount of cash flow available for capital expenditures and ability to borrow and raise additional capital.

The markets for oil, natural gas, and NGLs have historically been volatile. For example, since January 1, 2014, the WTI spot price for oil declined from a high of $107.95 per barrel on June 20, 2014 to $26.19 per barrel on February 11, 2016, and the Henry Hub spot price for natural gas declined from a high of $8.15 per MMBtu on February 10, 2014 to a low of $1.49 per MMBtu on March 4, 2016. Likewise, NGLs, which are made up of ethane, propane, isobutane, normal butane and natural gasoline, each of which have different uses and different pricing characteristics, have suffered significant recent declines in realized prices.

The market prices for oil, natural gas, and NGLs depend on factors beyond Rosehill Operating’s control. Some, but not all, of the factors that can cause fluctuation include:

•	worldwide and regional economic conditions impacting the global supply and demand for oil, natural gas, and NGLs;

•	the price and quantity of foreign imports of oil, natural gas, and NGLs;

•	political and economic conditions in, or affecting, other producing regions or countries, including the Middle East, Africa, South America, and Russia;

•	actions of the Organization of the Petroleum Exporting Countries (“OPEC”), its members and other state-controlled oil companies, including the ability of members of OPEC to agree to and maintain price and production controls;

•	the level of global exploration, development and production;

•	the level of global inventories;

•	the extent to which U.S. shale producers become “swing producers” adding or subtracting to the world supply;

•	prevailing prices on local price indexes in the area in which Rosehill Operating operates;

•	the proximity, capacity, cost and availability of gathering and transportation facilities;

•	localized and global supply and demand fundamentals and transportation availability;

•	the cost of exploring for, developing, producing and transporting reserves;

•	weather conditions, other natural disasters, and climate change;

•	technological advances affecting energy consumption;

•	the price and availability of alternative fuels;

•	worldwide conservation measures;

•	domestic and foreign governmental relations, regulation, and taxes;

•	worldwide governmental regulation and taxes;

•	U.S. and foreign trade restrictions, regulations, tariffs, agreements, and treaties;

•	the level and effect of trading in commodity futures markets, including commodity price speculators and others; and

•	political conditions or hostilities and unrest in oil producing regions.

In the second half of 2014, oil prices began a rapid and significant decline as the global oil supply began to outpace demand. During 2015 and 2016, global oil supply outpaced demand, resulting in a sustained decline in realized prices for oil production. In general, this imbalance between supply and demand reflects the significant supply growth achieved in the United States as a result of shale drilling and oil production increases by certain other countries, including Russia and Saudi Arabia, as part of an effort to retain market share, combined with only modest demand growth in the United States and less-than-expected demand in other parts of the world, particularly in Europe and China. Although there has been a dramatic decrease in drilling activity in the industry, oil storage levels in the United States remain at historically high levels. Until supply and demand balance and the overhang in storage levels begins to decline, prices will likely remain under pressure. The U.S. dollar has also strengthened relative to other leading currencies, which has caused oil prices to weaken, as they are U.S. dollar-denominated. In addition, the lifting of economic sanctions on Iran has resulted in increasing supplies of oil from Iran, adding further downward pressure to oil prices. NGL prices generally correlate to the price of oil. Also adversely affecting the price for NGLs is the supply of NGLs in the United States, which has continued to grow due to an increase in industry participants targeting projects that produce NGLs in recent years. Prices for domestic natural gas began to decline during the third quarter of 2014 and remained weak throughout 2015 and 2016. The declines in natural gas prices are primarily due to an imbalance between supply and demand across North America.

The continued duration and magnitude of these commodity price declines cannot be accurately predicted. Compared to 2014, Rosehill Operating’s average realized oil price before the effects of commodity derivative settlements for 2015 fell 44% to $43.62 per barrel, and its average realized oil price for the year ended December 31, 2016, further decreased to $40.52 per barrel. Similarly, Rosehill Operating’s average realized natural gas price for 2015 dropped 42% to $2.37 per Mcf and its average realized price for NGLs declined 53% to $12.75 per barrel. For the year ended December 31, 2016, Rosehill Operating’s average realized price for natural gas was $2.23 per Mcf and its average realized price for NGLs was $12.68 per barrel.

Lower commodity prices may reduce Rosehill Operating’s cash flows and borrowing ability. If Rosehill Operating is unable to obtain needed capital or financing on satisfactory terms, its ability to develop future reserves could be adversely affected. Furthermore, using lower prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits. In addition, sustained periods with oil and natural gas prices at levels lower than current WTI or Henry Hub strip prices and the effect such prices may have on Rosehill Operating’s drilling economics and ability to raise capital may require Rosehill Operating to re-evaluate and postpone or eliminate development drilling, which could result in the reduction of some of Rosehill Operating’s proved undeveloped reserves and related standardized measure. If Rosehill Operating is required to curtail its drilling program, it may be unable to continue to hold leases that are scheduled to expire, which may further reduce Rosehill Operating’s reserves. As a result, a substantial or extended decline in commodity prices may materially and adversely affect Rosehill Operating’s future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures.

Rosehill Operating’s development and acquisition projects require substantial capital expenditures. Rosehill Operating may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in its ability to access or grow production and reserves.

The oil and natural gas industry is capital-intensive. Rosehill Operating makes substantial capital expenditures related to development and acquisition projects. Rosehill Operating expects to fund its capital expenditures with cash generated by operations and borrowings under its revolving credit facility; however, financing needs may require an alteration or increase in Rosehill Operating’s capitalization substantially through the issuance of debt or equity or the sale of assets. The issuance of additional indebtedness would require that a portion of the cash flow from Rosehill Operating’s operations be used for the payment of interest and principal on its indebtedness, thereby reducing Rosehill Operating’s ability to use cash flow from operations to fund working capital, capital expenditures and acquisitions. The issuance of additional equity securities by us would be dilutive to stockholders. The actual amount and timing of Rosehill Operating’s future capital expenditures may differ materially from its estimates as a result of, among other things: oil, natural gas and NGL prices; actual drilling results; the availability and cost of drilling rigs and other services and equipment; and regulatory, technological and competitive developments. A reduction in commodity prices from current levels may result in a decrease in Rosehill Operating’s actual capital expenditures, which would negatively impact its ability to grow production.

Rosehill Operating’s cash flow from operations and access to capital are subject to a number of variables, including:

•	the prices at which its production is sold;

•	its proved reserves;

•	the volume of hydrocarbons it is able to produce from existing wells;

•	its ability to acquire, locate and produce new reserves;

•	the levels of its operating expenses;

•	its ability to borrow under its future revolving credit facility (or any replacement credit facility); and

•	its ability to access the capital markets.

If cash flow from operations or available borrowings under its revolving credit facility decrease as a result of lower oil, natural gas and NGL prices, operational difficulties, declines in reserves or for any other reason, Rosehill Operating may have limited ability to obtain the capital necessary to sustain operations at current levels. If additional capital is needed, Rosehill Operating may not be able to obtain debt or equity financing on acceptable terms, if at all. If cash flow from operations or available under existing or anticipated credit facilities are insufficient to meet its capital requirements, the failure to obtain additional financing could result in a curtailment of the development of Rosehill Operating’s properties, which in turn could lead to a decline in its reserves and production and could materially and adversely affect its business, financial condition and results of operations.

Rosehill Operating may incur substantial additional debt, which could decrease its ability to maintain operations or service existing debt obligations.

Subject to the restrictions in the instruments governing its debt, Rosehill Operating may incur substantial additional debt in the future. Tema’s secured credit line of credit contains restrictions on its ability to incur indebtedness. This credit facility will not be transferred to Rosehill Operating at the closing of the Business Combination. Rosehill Operating expects to enter into a new credit facility concurrent with closing the Business Combination. It is expected that any new credit facility will contain restrictions on the ability to incur additional indebtedness. Rosehill Operating may also consider investments in joint ventures or acquisitions that may increase its indebtedness. Adding new debt to then existing debt levels could intensify the operational risks that Rosehill Operating now faces.

Drilling for oil and gas involves numerous and significant risks and uncertainties.

Risks that Rosehill Operating faces while drilling wells include:

•	weather effects, floods, snowstorms, ice storms, and similar natural conditions, on the drilling location and delivery of materials to the wellsite;

•	unforeseen water flows;

•	lost circulation of drilling fluids;

•	unexpected oil and gas flows into the well bore;

•	drill pipe, casing and equipment failure, or loss of equipment in the well;

•	failure or inaccuracies of directional drilling measurement devices;

•	excessive hole washouts in the Salt/Anhydrite zones resulting in poor surface cement jobs;

•	inability to reach the desired drilling zone with conventional bits and drilling techniques;

•	failure to land a wellbore in the desired drilling zone;

•	inability to stay in the desired drilling zone or being able to run tools and other equipment consistently while drilling horizontally through the formation;

•	difficulties in running casing the entire length of the wellbore;

Risks that Rosehill Operating faces while completing wells include:

•	the ability to fracture stimulate the planned number of stages;

•	the ability to run tools the entire length of the wellbore during completion operations; and

•	the ability to successfully clean out the wellbore after completion of the final fracture stimulation stage.

In addition, certain of the new techniques Rosehill Operating is adopting may cause irregularities or interruptions in production due to offset wells being shut in and the time required to drill and complete multiple wells before any such wells begin producing. Furthermore, the results of Rosehill Operating’s drilling in new or emerging formations are more uncertain initially than drilling results in areas that are more developed and have a longer history of established production. Newer or emerging formations and areas have limited or no production history and, consequently, Rosehill Operating is more limited in assessing future drilling results in these areas. If Rosehill Operating’s drilling results are less than anticipated, the return on its investment for a particular project may not be as attractive as anticipated, and it could incur material writedowns of unevaluated properties and a decline in the value of Rosehill Operating’s undeveloped acreage.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect Rosehill Operating’s business, financial condition or results of operations.

Rosehill Operating’s future financial condition and results of operations will depend on the success of its development, acquisition and production activities, which are subject to numerous risks beyond its control, including the risk that drilling will not result in commercially viable oil and natural gas production.

Rosehill Operating’s decisions to develop or purchase prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. For a discussion of the uncertainty involved in these processes, see “Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of Rosehill Operating’s reserves” below. In addition, Rosehill Operating’s cost of drilling, completing and operating wells is often uncertain.

Many factors may curtail, delay or cancel Rosehill Operating’s scheduled drilling projects, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements, including limitations resulting from wastewater disposal, emission of greenhouse gases (“GHGs”) and limitations on hydraulic fracturing;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment and qualified personnel or in obtaining water for hydraulic fracturing activities;

•	equipment failures, accidents or other unexpected operational events;

•	lack of available gathering facilities or delays in construction of gathering facilities;

•	lack of available capacity on interconnecting transmission pipelines;

•	adverse weather conditions, including such conditions which are possibly connected to climate change;

•	drought conditions limiting the availability of water for hydraulic fracturing, including such conditions as possibly connected to climate change;

•	issues related to compliance with environmental regulations;

•	environmental hazards, such as oil and natural gas leaks, oil spills, pipeline and tank ruptures and unauthorized discharges of brine, well stimulation and completion fluids, toxic gases or other pollutants into the surface and subsurface environment;

•	declines in oil and natural gas prices;

•	limited availability of financing at acceptable terms;

•	title problems; and

•	limitations in the market for oil and natural gas.

Rosehill Operating may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its obligations under applicable debt instruments, which may not be successful.

Rosehill Operating’s ability to make scheduled payments on, or to refinance, its indebtedness obligations, including Rosehill Operating’s future credit facility or line of credit, depends on its financial condition and operating performance, which are subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond its control. Rosehill Operating may not be able to maintain a level of cash flows from operating activities sufficient to permit it to pay the principal, premium, if any, and interest on its future indebtedness.

If Rosehill Operating’s cash flows and capital resources are insufficient to fund debt service obligations, it may be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital or restructure or refinance indebtedness. Rosehill Operating’s ability to restructure or refinance its indebtedness will depend on the condition of the capital markets and its financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require Rosehill Operating to comply with more onerous covenants, which could further restrict business operations. The terms of future debt instruments may restrict Rosehill Operating from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on outstanding indebtedness on a timely basis would likely result in a reduction of Rosehill Operating’s credit rating, which could harm Rosehill Operating’s ability to incur additional indebtedness. In the absence of sufficient cash flows and capital resources, Rosehill Operating could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. Rosehill Operating’s future credit agreement may restrict its ability to dispose of assets and its use of the proceeds from such disposition. Rosehill Operating may not be able to consummate those dispositions, and the proceeds of any such disposition may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit Rosehill Operating to meet scheduled debt service obligations.

Restrictions in Rosehill Operating’s future debt agreements could limit its growth and ability to engage in certain activities.

Rosehill Operating’s future credit agreements may contain a number of significant covenants, including restrictive covenants that may limit its ability to, among other things:

•	incur additional indebtedness;

•	be liable in respect of any third party guaranty;

•	incur liens;

•	make loans to others;

•	pay dividends or make distributions to third parties;

•	liquidate, merge or consolidate with another entity;

•	sell properties or assets;

•	acquire other properties or assets;

•	issue additional shares of capital stock; and

•	engage in certain other transactions without the prior consent of the lenders.

In addition, Rosehill Operating’s future credit agreement may require it to maintain certain financial ratios. Failure to do so could result in mandatory or full repayment of the indebtedness.

The restrictions in Rosehill Operating’s credit agreement may also limit its ability to obtain future financings to withstand a future downturn in its business or the economy in general, or to otherwise conduct necessary corporate activities. Rosehill Operating may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under its credit agreement impose on it.

A breach of any covenant in Rosehill Operating’s credit agreement likely would result in a default under the applicable agreement after any applicable grace periods. A default, if not waived, could result in acceleration of the indebtedness outstanding under Rosehill Operating’s credit agreement and in a default with respect to, and an acceleration of, the indebtedness outstanding under other debt agreements. The accelerated indebtedness may become immediately due and payable. If that occurs, Rosehill Operating may not be able to make all of the required payments or borrow sufficient funds to refinance such indebtedness. Even if new financing were available at that time, it may not be on terms that are acceptable to Rosehill Operating or us.

Any significant reduction in the borrowing base under Rosehill Operating’s anticipated revolving credit facility as a result of the periodic borrowing base redeterminations or otherwise may negatively impact its ability to fund its operations.

Rosehill Operating’s anticipated revolving credit facility is expected to limit (and any replacement facility is expected to limit) the amounts Rosehill Operating can borrow up to a borrowing base amount, which the lenders, in their sole discretion, determine at certain periods throughout the year. The borrowing base depends on, among other things, projected revenues from, and asset values of, the oil and natural gas properties securing Rosehill Operating’s loan. If Rosehill Operating does not furnish the information required for the redetermination by the specified date, the lender may nonetheless redetermine the borrowing base in their sole discretion until the relevant information is received.

In the future, Rosehill Operating may not be able to access adequate funding under its revolving credit facility (or a replacement facility) as a result of a decrease in its borrowing base due to the issuance of new indebtedness, the outcome of a subsequent borrowing base redetermination or an unwillingness or inability on the part of lending counterparties to meet their funding obligations and the inability of other lenders to provide additional funding to cover the defaulting lender’s portion. Declines in commodity prices could result in a determination to lower the borrowing base in the future and, in such a case, Rosehill Operating could be required to repay any indebtedness in excess of the redetermined borrowing base. As a result, Rosehill Operating may be unable to implement its respective drilling and development plan, make acquisitions or otherwise carry out business plans, which would have a material adverse effect on its financial condition and results of operations and impair its ability to service its indebtedness.

Rosehill Operating’s derivative activities could result in financial losses or could reduce its earnings.

A portion of Rosehill Operating’s oil and natural gas production has historically been hedged in order to protect cash flow from falling prices. The use of these arrangements limits its ability to benefit from increases in the prices of natural gas and oil. As of December 31, 2016, Rosehill Operating had entered into derivative commodity contracts through December 2017 covering a total of 679 MBbls of oil and 4,030 MMcf of natural gas projected oil and natural gas production. It is anticipated that Tema’s hedging instruments will either be transferred to Rosehill Operating or will be settled at the closing of the Business Combination. Accordingly, Rosehill Operating’s earnings may fluctuate significantly as a result of changes in fair value of its commodity derivatives.

Commodity derivatives may also expose Rosehill Operating to the risk of financial loss in some circumstances, including when:

•	production and sales are insufficient to offset losses under the commodity derivatives;

•	the counterparty to the commodity derivatives defaults on its contractual obligations;

•	there is an increase in the differential between the underlying price in the commodity derivatives and actual prices received;

•	issues arise with regard to legal enforceability of such instruments; or

•	applicable laws or regulations regarding such instruments are changed.

The use of commodity derivatives may, in some cases, require the posting of cash collateral with counterparties. If Rosehill Operating enters into commodity derivatives that require cash collateral, particularly if commodity prices or interest rates change in a manner averse to Rosehill Operating, Rosehill Operating’s cash otherwise available for use in its operations would be reduced, which could limit its ability to make future capital expenditures and make payments on its indebtedness, and which could also limit the size of its borrowing base. Future collateral requirements will depend on arrangements with counterparties, highly volatile oil and natural gas prices and interest rates. In addition, commodity derivatives could limit the benefit Rosehill Operating would receive from increases in the prices for oil and natural gas, which could also have a material adverse effect on Rosehill Operating’s financial condition.

Rosehill Operating’s commodity derivative contracts expose it to risk of financial loss if a counterparty fails to perform under a contract. Disruptions in the financial markets could lead to sudden decreases in a counterparty’s liquidity, which could make the counterparty unable to perform under the terms of the contract, and Rosehill Operating may not be able to realize the benefit of the contract. Rosehill Operating is unable to predict sudden changes in a counterparty’s creditworthiness or ability to perform. Even if Rosehill Operating accurately predicts sudden changes, its ability to negate the risk may be limited depending upon market conditions.

During periods of declining commodity prices, Rosehill Operating’s commodity derivative contract receivable positions have generally increased, which has increased Rosehill Operating’s counterparty credit exposure. If the creditworthiness of Rosehill Operating’s counterparties deteriorates and results in their nonperformance, Rosehill Operating could incur a significant loss with respect to its commodity derivative contracts.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of Rosehill Operating’s reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to current and future economic conditions and commodity prices. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of Rosehill Operating’s reserves. In order to prepare reserve estimates, Rosehill Operating must project production rates and timing of development expenditures. Rosehill Operating must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary from Rosehill Operating’s estimates. For instance, initial production rates reported by Rosehill Operating or other operators may not be indicative of future or long-term production rates, Rosehill Operating’s recovery efficiencies may be worse than expected, and production declines may be greater than Rosehill Operating estimates and may be more rapid and irregular when compared to initial production rates. In addition, Rosehill Operating may adjust reserve estimates to reflect additional production history, results of development activities, current commodity prices and other existing factors. Any significant variance could materially affect the estimated quantities and present value of Rosehill Operating’s reserves.

You should not assume that the present value of future net revenues from Rosehill Operating’s reserves is the current market value of its estimated reserves. Rosehill Operating generally bases the estimated discounted future net cash flows from reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate. For example, Rosehill Operating’s estimated proved reserves as of December 31, 2016 and related standardized measure were calculated under SEC rules using twelve-month trailing average benchmark prices of $42.75 per barrel of oil (WTI), $11.73 per barrel of NGL (27.5% of WTI), and $2.49 per MMBtu of natural gas (Henry Hub spot) which, for certain periods in 2016, were substantially higher than the available spot prices. If spot prices are below such calculated amounts, using more recent prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits.

Rosehill Operating will not be the operator on all of its acreage or drilling locations, and, therefore, it will not be able to control the timing of exploration or development efforts, associated costs, or the rate of production of any non-operated assets.

Rosehill Operating has leased or acquired approximately 4,789 net acres in the Delaware Basin, approximately 95% of which it operates, as of December 31, 2016. As of December 31, 2016, Rosehill Operating was the operator on 193 of its 202 identified gross horizontal drilling locations. Rosehill Operating will have limited ability to exercise influence over the operations of the drilling locations it does not operate, and the operators of those locations may at any time have economic, business or legal interests or goals that are inconsistent with Rosehill Operating’s. Furthermore, the success and timing of development activities by such operators will depend on a number of factors that will be largely outside of Rosehill Operating’s control, including:

•	the timing and amount of capital expenditures;

•	the operator’s expertise and financial resources;

•	the approval of other participants in drilling wells;

•	the selection of technology; and

•	the rate of production of reserves, if any.

This limited ability to exercise control over the operations and associated costs of some of Rosehill Operating’s non-operated drilling locations could prevent the realization of targeted returns on capital in drilling or acquisition activities.

Rosehill Operating participates in oil and gas leases with third parties who may not be able to fulfill their commitments to its projects.

Rosehill Operating owns less than 100% of the working interest on approximately 5% of the oil and gas leases on which it conducts operations, and other parties own the remaining portion of the working interest. Financial risks are inherent in any operation where the cost of drilling, equipping, completing and operating wells is shared by more than one person. Rosehill Operating could potentially be held liable for joint activity obligations of other working interest owners, such as nonpayment of costs and liabilities arising from the actions of other working interest owners. In addition, declines in oil, natural gas and NGL prices may increase the likelihood that some of these working interest owners, particularly those that are smaller and less established, are not able to fulfill their joint activity obligations. Other working interest owners may be unable or unwilling to pay their share of project costs, and, in some cases, may declare bankruptcy. In the event any other working interest owners do not pay their share of such costs, Rosehill Operating would likely have to pay those costs, and may be unsuccessful in any efforts to recover these costs from other working interest owners, which could materially adversely affect its financial position

Rosehill Operating’s identified drilling locations are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, Rosehill Operating may not be able to raise the substantial amount of capital that would be necessary to drill such locations.

Rosehill Operating has specifically identified and scheduled certain drilling locations as an estimation of its future multi-year drilling activities on its existing acreage. These drilling locations represent a significant part of Rosehill Operating’s growth strategy. Rosehill Operating’s ability to drill and develop these locations depends on a number of uncertainties, including oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals and other factors. Because of these uncertain factors, Rosehill Operating does not know if the potential drilling locations its management has identified will ever be drilled or if it will be able to produce oil or natural gas in commercial qualities from these or any other drilling locations. In addition, unless production is established within the spacing units covering the undeveloped acres on which some of the drilling locations are obtained, the leases for such acreage will expire. As such, Rosehill Operating’s actual drilling activities may materially differ from those presently identified.

As of December 31, 2016, 202 gross potential horizontal drilling locations, which includes 13 locations associated with proved undeveloped reserves as of December 31, 2016, have been identified on Rosehill Operating’s acreage based on approximately 1,320-foot spacing with 40 wells per 640-acre section in the ten formations from the Brushy Canyon through Wolfcamp B formations. As of December 31, 2016, 146 of Rosehill Operating’s gross potential horizontal drilling locations were economic using SEC pricing assumptions. Horizontal lateral effective lengths range from 4,300 feet up to 4, 700 feet. As a result of the limitations described above, Rosehill Operating may be unable to drill many of the identified locations. Based on future operations or regulatory changes, Rosehill Operating may determine that certain formations cannot be physically or economically exploited or that spacing of wells may have to be changed. In addition, Rosehill Operating will require significant additional capital over a prolonged period in order to pursue the development of these locations, and it may not be able to raise or generate the capital required to do so. See “Rosehill Operating’s development and acquisition projects require substantial capital expenditures. Rosehill Operating may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in its ability to access or grow production and reserves” above. Any drilling activities Rosehill Operating is able to conduct on these locations may not be successful or result in Rosehill Operating’s ability to add additional proved reserves to its overall proved reserves or may result in a downward revision of its estimated proved reserves, which could have a material adverse effect on its future business and results of operations. Additionally, if Rosehill Operating curtails its drilling program, it may lose a portion of its acreage through lease expirations.

Certain of Rosehill Operating’s undeveloped leasehold acreage is subject to leases that will expire over the next several years unless production is established on units containing the acreage, the primary term is extended through continuous drilling provisions or the leases are renewed.

As of December 31, 2016, approximately 89% of Rosehill Operating’s total net acreage was either held by production or under continuous drilling provisions. The leases for Rosehill Operating’s net acreage not held by production will expire at the end of their primary term unless production is established in paying quantities under the units containing these leases, the leases are held beyond their primary terms under continuous drilling provisions or the leases are renewed. If Rosehill Operating’s leases expire and it is unable to renew the leases, Rosehill Operating will lose the right to develop the related properties. Rosehill Operating’s ability to drill and develop these locations depends on a number of uncertainties, including oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals and other factors.

Adverse weather conditions may negatively affect Rosehill Operating’s operating results and its ability to conduct drilling activities.

Adverse weather conditions may cause, among other things, increases in the costs of, and delays in, drilling or completing new wells, power failures, temporary shut-in of production and difficulties in the transportation of Rosehill Operating’s oil, natural gas and NGLs. Any decreases in production due to poor weather conditions will have an adverse effect on Rosehill Operating’s revenues, which will in turn negatively affect its cash flow from operations.

Rosehill Operating’s operations are substantially dependent on the availability of water. Restrictions on Rosehill Operating’s ability to obtain water may have an adverse effect on its financial condition, results of operations and cash flows.

Water is an essential component of deep shale oil and natural gas drilling and hydraulic fracturing processes. Drought conditions have persisted in Texas in past years. These drought conditions have led governmental authorities to restrict the use of water subject to their jurisdiction for hydraulic fracturing to protect local water supplies. If Rosehill Operating is unable to obtain water to use in its operations, it may be unable to economically produce oil and natural gas, which could have a material and adverse effect on its financial condition, results of operations and cash flows.

The core of Rosehill Operating’s producing properties are located in the Delaware Basin, a sub-basin of the Permian Basin, in West Texas and New Mexico, making Rosehill Operating vulnerable to risks associated with operating in a single geographic area.

The core of Rosehill Operating’s producing properties are geographically concentrated in the Delaware Basin, a sub-basin of the Permian Basin, in West Texas. At December 31, 2016, 92% of Rosehill Operating’s total estimated proved reserves were attributable to properties located in this area. As a result of this concentration, Rosehill Operating may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, processing or transportation capacity constraints, market limitations, availability of equipment and personnel, water shortages or other drought related conditions or interruption of the processing or transportation of oil, natural gas or NGLs.

The marketability of Rosehill Operating’s production will be dependent upon transportation and other facilities, certain of which Rosehill Operating will not control. If these facilities are unavailable, Rosehill Operating’s operations could be interrupted and its revenues reduced.

The marketability of Rosehill Operating’s oil and natural gas production depends in part upon the availability, proximity and capacity of transportation facilities owned by third parties. Rosehill Operating’s oil production is purchased at the wellhead by Gateway Gathering and Marketing (“Gateway”), an affiliate of Tema, and transported through Gateway’s Raven Gathering System (“Raven”) pipeline to the interconnection between Raven pipeline and Plains Marketing, LP pipeline. The oil is then transported on a third party pipeline to Midland, Texas where it is sold. Rosehill Operating’s natural gas production is transported by Gateway on Gateway’s Loving County Gathering System (“LCGS”) pipeline from the wellhead to the interconnection between LCGS pipeline and ETC Field Services pipeline. The gas is sold by Rosehill Operating to the third party (ETC Field Services) at the interconnection between LCGS and ETC Field Services. ETC Field Services transports the gas to its processing facility. In connection with the Business Combination, Rosehill Operating and Gateway have agreed to enter into crude oil gathering and natural gas gathering agreements with ten-year terms.

Rosehill Operating does not control Gateway’s or the third-party’s transportation facilities and its access to the facilities may be limited or denied. Insufficient production from Rosehill Operating’s wells to support the construction of pipeline facilities by Rosehill Operating’s purchasers or a significant disruption in the availability of third-party transportation facilities or other production facilities could adversely impact Rosehill Operating’s ability to deliver to market or produce its oil and natural gas and thereby cause a significant interruption in its operations. If, in the future, Rosehill Operating is unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounter production related difficulties, it may be required to shut in or curtail production or flare natural gas. Any such shut-in, curtailment, or flaring or an inability to obtain favorable terms for delivery of the oil and natural gas produced from its fields, would materially and adversely affect Rosehill Operating’s financial condition and results of operations.

Rosehill Operating may incur losses as a result of title defects in the properties in which it invests.

The existence of a material title deficiency can render a lease worthless and can adversely affect Rosehill Operating’s results of operations and financial condition. While Rosehill Operating has historically obtained title opinions prior to commencing drilling operations on a lease or in a unit, the failure of title may not be discovered until after a well is drilled, in which case Rosehill Operating may lose the lease and the right to produce all or a portion of the minerals under the property and may be required to pay damages to the actual owner of the lease.

The development of Rosehill Operating’s estimated proved undeveloped reserves (“PUDs”) may take longer and may require higher levels of capital expenditures than currently anticipated. Therefore, Rosehill Operating’s estimated PUDs may not be ultimately developed or produced.

As of December 31, 2016, 50% of Rosehill Operating’s total estimated proved reserves were classified as PUDs. Development of these PUDS may take longer and require higher levels of capital expenditures than currently anticipated. For example, primarily as a result of factors outside Rosehill Operating’s control, including a downturn in commodity prices, Rosehill Operating adjusted its development plan to temporarily defer the drilling of certain PUD locations. As a result, no PUDs were converted from undeveloped to developed during 2015 and 2016. As a result of Rosehill Operating’s failure to convert any PUDs during 2015 and 2016, Rosehill Operating will have a shorter period of time available to convert such PUDs (due to the requirement to convert PUDs from undeveloped to developed within five years of initial booking). Further delays in the development of Rosehill Operating’s PUDs, increases in costs to drill and develop such reserves or decreases in commodity prices will reduce the value of Rosehill Operating’s estimated PUDs and future net revenues estimated for such reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could cause Rosehill Operating to have to reclassify its PUDs as unproved reserves if Rosehill Operating no longer believes with reasonable certainty that it will develop the PUDs within five years after their initial booking. If Rosehill Operating does not drill its PUD wells within five years after their respective dates of booking, Rosehill Operating may be required to write-down its PUDs.

If commodity prices decrease to a level such that Rosehill Operating’s future undiscounted cash flows from its properties are less than their carrying value, Rosehill Operating may be required to take impairments or write-downs of the carrying values of Rosehill Operating’s properties.

Accounting rules require periodic review of the carrying value of Rosehill Operating’s properties for possible impairment. Based on prevailing commodity prices and specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, Rosehill Operating may be required to write-down the carrying value of its properties. A write-down constitutes a non-cash charge to earnings. Commodity prices have declined significantly in recent year. Since January 1, 2014, the WTI spot price for oil declined from a high of $107.95 per barrel on June 20, 2014 to $26.19 per barrel on February 11, 2016, and the Henry Hub spot price for natural gas declined from a high of $8.15 per MMBtu on February 10, 2014 to a low of $1.49 per MMBtu on March 4, 2016. Likewise, NGLs have suffered significant recent declines in realized prices. The price of propane (Mont Belvieu) ranged from a high of $1.73 per gallon in February 2014 to a low of $0.30 per gallon in January 2016 and the price of ethane (Mont Belvieu) ranged from a high of $0.45 per gallon in January 2014 to a low of $0.13 per gallon in December 2015. Rosehill Operating recognized impairment charges of $8.1 million and $27.6 million in the years ended December 31, 2015 and 2014, respectively. No impairment was recognized in the year ended December 31, 2016. Lower commodity prices in the future could result in impairments of Rosehill Operating’s properties, which could have a material adverse effect on its results of operations for the periods in which such charges are taken.

Unless Rosehill Operating replaces its reserves with new reserves and develops those reserves, Rosehill Operating’s reserves and production will decline, which would adversely affect its future cash flows and results of operations.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Unless Rosehill Operating conducts successful ongoing exploration and development activities or continually acquires properties containing proved reserves, Rosehill Operating’s proved reserves will decline as those reserves are produced. Rosehill Operating’s future reserves and production, and therefore its future cash flow and results of operations, are highly dependent on its success in efficiently developing its current reserves and economically finding or acquiring additional recoverable reserves. Rosehill Operating may not be able to develop, find or acquire sufficient additional reserves to replace the current and future production. If Rosehill Operating is unable to replace its current and future production, the value of its reserves will decrease, and its business, financial condition and results of operations would be materially and adversely affected.

Conservation measures and technological advances could reduce demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. The impact of the changing demand for oil and natural gas may have a material adverse effect on Rosehill Operating’s business, financial condition, results of operations and cash flows.

Rosehill Operating will depend upon significant purchasers for the sale of most of its oil, natural gas and NGL production.

Rosehill Operating has historically sold its production to a relatively small number of customers, as is customary in its business. For the years ended December 31, 2016 and 2015, three and four customers accounted for approximately 97% and 89%, respectively, of Rosehill Operating’s total revenue. During such years, no other purchaser accounted for 10% or more of Rosehill Operating’s revenue. The loss of any one or all of its significant customers as a purchaser could materially and adversely affect Rosehill Operating’s revenues in the short-term.

Rosehill Operating’s operations may be exposed to significant delays, costs and liabilities as a result of environmental and occupational health and safety requirements applicable to its business activities.

Rosehill Operating’s operations are subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment, health and safety aspects of Rosehill Operating’s operations or otherwise relating to environmental protection. These laws and regulations may impose numerous obligations applicable to Rosehill Operating’s operations, including the acquisition of a permit or other approval before conducting regulated activities; the restriction of types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of drilling activities on certain lands lying within wilderness, wetlands and other protected areas; the application of specific health and safety criteria addressing worker protection; the imposition of substantial liabilities for pollution resulting from Rosehill Operating’s operations. Numerous governmental authorities, such as the U.S. Environmental Protection Agency (“EPA”) and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them. Such enforcement actions often involve taking difficult and costly compliance measures or corrective actions. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, natural resource damages, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of Rosehill Operating’s operations; and plugging and abandonment responsibilities for wells which have ceased producing. In addition, Rosehill Operating may experience delays in obtaining, or be unable to obtain, required permits, which may delay or interrupt its operations and limit its growth and revenue.

Certain environmental laws impose strict as well as joint and several liabilities for costs required to remediate and restore sites where hazardous substances, hydrocarbons or solid wastes have been stored or released. Rosehill Operating may be required to remediate contaminated properties currently or formerly operated by Rosehill Operating or its predecessors in interest or facilities of third parties that received waste generated by Rosehill Operating’s operations regardless of whether such contamination resulted from the conduct of others or from consequences of Rosehill Operating’s own actions that were in compliance with all applicable laws at the time those actions were taken. In connection with certain acquisitions, Rosehill Operating could acquire, or be required to provide indemnification against, environmental liabilities that could expose it to material losses. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of Rosehill Operating’s operations. Rosehill Operating’s insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against it. Moreover, public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. For example, in June 2016, the EPA finalized a rule regarding criteria for aggregating multiple small surface sites into a single source for air-quality permitting purposes applicable to the oil and gas industry. This rule could cause small facilities, on an aggregate basis, to be deemed a major source, thereby triggering more stringent air permitting requirements. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly operating, waste handling, disposal and cleanup requirements, Rosehill Operating’s business, prospects, financial condition or results of operations could be materially adversely affected.

Rosehill Operating may incur substantial losses and be subject to substantial liability claims as a result of its operations. Additionally, Rosehill Operating may not be insured for, or the insurance may be inadequate to protect it against, these risks.

Rosehill Operating is not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect Rosehill Operating’s business, financial condition or results of operations.

Rosehill Operating’s exploration and development activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable releases of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and air contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oilfield drilling and service tools and drill pipe or casing failures or collapse;

•	fire, explosions and ruptures of pipelines;

•	personal injuries and death;

•	natural disasters, which may include severe weather as possibly connected to climate change and seismic events as possibly connected to injection of produced water and flowback into disposal wells; and

•	terrorist attacks targeting oil and natural gas related facilities and infrastructure.

Any of these risks could adversely affect Rosehill Operating’s ability to conduct operations or result in substantial loss to us as a result of claims for:

•	injury or loss of life;

•	damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	statutory or regulatory investigations and penalties; and

•	repair and remediation costs.

Rosehill Operating may elect not to obtain insurance for any or all of these risks if it believes that the cost of available insurance is excessive relative to the risks presented. In addition, statutory and regulatory penalties, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on Rosehill Operating’s business, financial condition and results of operations.

Properties that Rosehill Operating decides to drill may not yield oil or natural gas in commercially viable quantities.

Properties that Rosehill Operating decides to drill that do not yield oil or natural gas in commercially viable quantities will adversely affect its results of operations and financial condition. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of micro-seismic data and other technologies and the study of producing fields and data from other wells in the same area, or more fully explored prospects, will not enable Rosehill Operating to know conclusively prior to drilling whether oil or natural gas will be present or, if present, in commercial quantities. Further, drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, including:

•	unexpected or adverse drilling conditions;

•	title problems;

•	elevated pressure or lost circulation in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with environmental and other governmental or contractual requirements; and

•	increase in the cost of, shortages or delays in the availability of, electricity, supplies, materials, drilling or workover rigs, equipment and services.

Rosehill Operating may be unable to make attractive acquisitions or successfully integrate acquired assets or businesses, and any inability to do so may disrupt its business and hinder its ability to grow.

In the future, Rosehill Operating may make acquisitions of assets or businesses that complement or expand its current business. However, there is no guarantee Rosehill Operating will be able to identify attractive acquisition opportunities. In the event Rosehill Operating is able to identify attractive acquisition opportunities, it may not be able to complete the acquisition or do so on commercially acceptable terms. Competition for acquisitions may also increase the cost of, or cause Rosehill Operating to refrain from, completing acquisitions.

The success of any completed acquisition will depend on its ability to integrate effectively the acquired assets or business. The process of integrating acquired assets or businesses may involve unforeseen difficulties and may require a disproportionate amount of managerial and financial resources. In addition, possible future acquisitions may be larger and for purchase prices significantly higher than those paid for earlier acquisitions. No assurance can be given that Rosehill Operating will be able to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. Rosehill Operating’s failure to achieve consolidation savings, to integrate the acquired businesses and assets into its existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on its financial condition and results of operations.

In addition, Rosehill Operating’s future credit agreements may impose limitations on its ability to enter into mergers or combination transactions. Such credit agreements may also limit Rosehill Operating’s ability to incur certain indebtedness, which could indirectly limit Rosehill Operating’s ability to engage in acquisitions of assets or businesses.

Certain of Rosehill Operating’s properties are subject to land use restrictions, which could limit the manner in which it conducts its business.

In order to bring equipment, supplies, water, personnel and produced products to and from certain of its properties, Rosehill Operating and/or its contractors must obtain permissions or rights-of-way from other parties, including private property owners and governmental agencies. There is no guarantee that Rosehill Operating or its contractors will be able to obtain or continue to obtain those permissions or rights or to obtain them at a reasonable cost. In addition, certain of Rosehill Operating’s properties are subject to land use restrictions, including ordinances, which could limit the manner in which it conducts its business. Although none of Rosehill Operating’s proposed drilling locations associated with proved undeveloped reserves as of December 31, 2016 are on properties currently subject to such land use restrictions, such restrictions may become effective in the future. All of the permissions, rights-of-way, and restrictions discussed above could affect, among other things, Rosehill Operating’s access to and the permissible uses of Rosehill Operating’s facilities as well as the manner in which it produces oil and natural gas and may restrict or prohibit drilling in general. The costs incurred to comply with such restrictions may be significant in nature, and Rosehill Operating may experience delays or curtailment in the pursuit of development activities and may even be precluded from the drilling of wells.

The unavailability or high cost of additional drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect Rosehill Operating’s ability to execute its development plans within its budget and on a timely basis.

Rosehill Operating does not own any drilling rigs, nor does it own other equipment and supplies that are critical to its continuing ability to drill for and produce oil, gas, and NGLs. It is dependent on access to qualified and competent contractors for such equipment and supplies, as well as the personnel to engage in Rosehill Operating’s drilling and production program. The demand for drilling rigs, pipe and other equipment and supplies, as well as for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry, can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages. Rosehill Operating’s operations are concentrated in areas in which industry had increased rapidly, and as a result, demand for such drilling rigs, equipment and personnel, as well as access to transportation, processing and refining facilities in these areas, had increased, as did the costs for those items. However, beginning in the second half of 2014, commodity prices began to decline and the demand for goods and services has subsided due to reduced activity. To the extent that commodity prices improve in the future, any delay or inability to secure the personnel, equipment, power, services, resources and facilities access necessary for Rosehill Operating to resume or increase its development activities could result in production volumes being below Rosehill Operating’s forecasted volumes. In addition, any such negative effect on production volumes, or significant increases in costs, could have a material adverse effect on Rosehill Operating’s cash flow and profitability. Furthermore, if Rosehill Operating is unable to secure a sufficient number of drilling rigs at reasonable costs, it may not be able to drill all of its acreage before its leases expire.

Rosehill Operating could experience periods of higher costs if commodity prices rise. These increases could reduce Rosehill Operating’s profitability, cash flow and ability to complete development activities as planned.

Historically, Rosehill Operating’s capital and operating costs have risen during periods of increasing oil, natural gas and NGL prices. These cost increases result from a variety of factors beyond Rosehill Operating’s control, such as increases in the cost of electricity, steel and other raw materials that Rosehill Operating and its vendors rely upon; increased demand for labor, services and materials as drilling activity increases; and increased taxes. Decreased levels of drilling activity in the oil and gas industry in recent periods have led to declining costs of some drilling equipment, materials and supplies. However, such costs may rise faster than increases in Rosehill Operating’s revenue if commodity prices rise, thereby negatively impacting Rosehill Operating’s profitability, cash flow and ability to complete development activities as scheduled and on budget. This impact may be magnified to the extent that Rosehill Operating’s ability to participate in the commodity price increases is limited by its prior or future commodity derivative activities.

Should Rosehill Operating fail to comply with all applicable Federal Energy Regulatory Commission (“FERC”) administered statutes, rules, regulations and orders, Rosehill Operating could be subject to substantial penalties and fines.

Under the Domenici-Barton Energy Policy Act of 2005 (“EP Act of 2005”), FERC has civil penalty authority under the Natural Gas Act of 1938 (“NGA”) and the Natural Gas Policy Act (“NGPA”) to impose penalties of up to $1 million per day for each violation for current violations and disgorgement of profits associated with any violation. While Rosehill Operating’s operations have not been regulated by FERC as a natural gas company under the NGA, FERC has adopted regulations that may subject certain of Rosehill Operating’s otherwise non-FERC jurisdictional operations to FERC annual reporting and posting requirements. Rosehill Operating also must comply with the anti-market manipulation rules enforced by FERC. Additional rules and legislation pertaining to those and other matters may be considered or adopted by FERC from time to time. Failure to comply with those regulations in the future could subject Rosehill Operating to civil penalty liability.

Climate change laws and regulations restricting emissions of greenhouse gasses (“GHGs”) could result in increased operating costs and reduced demand for the oil and natural gas that Rosehill Operating produces, while potential physical effects of climate change could disrupt Rosehill Operating’s production and cause it to incur significant costs in preparing for or responding to those effects.

In response to findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment, the EPA has adopted regulations pursuant to the federal Clean Air Act that, among other things, require preconstruction and operating permits for GHG emissions from certain large stationary sources that otherwise require such permits for non-GHG emissions. Facilities required to obtain preconstruction permits for their GHG emissions are also required to meet “best available control technology” standards that are being established by the states or, in some cases, by the EPA on a case-by-case basis. These regulatory requirements could adversely affect Rosehill Operating’s operations and restrict or delay Rosehill Operating’s ability to obtain air permits for new or modified sources. In addition, the EPA has adopted rules requiring the monitoring and reporting of GHG emissions from specified onshore and offshore oil and natural gas production sources in the United States on an annual basis, which include certain of Rosehill Operating’s operations. Furthermore, in May 2016, the EPA finalized rules that establish new controls for emissions of methane from new, modified or reconstructed sources in the oil and natural gas source category, including production, processing, transmission and storage activities. The rule includes first-time standards to address emissions of methane from equipment and processes across the source category, including hydraulically fractured oil and natural gas well completions. The EPA has also announced that it intends to impose methane emission standards for existing sources as well but, to date, has not yet issued a proposal. Compliance with these rules will require enhanced record-keeping practices, the purchase of new equipment, such as optical gas imaging instruments to detect leaks, and increased frequency of maintenance and repair activities to address emissions leakage. The rules will also likely require additional personnel time to support these activities or the engagement of third party contractors to assist with and verify compliance. These new and proposed rules could result in increased compliance costs on Rosehill Operating’s operations.

While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of cap and trade programs. These programs typically require major sources of GHG emissions to acquire and surrender emission allowances in return for emitting those GHGs. In addition, efforts have been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues. Most recently in April 2016, the United States was one of 175 countries to ratify the Paris Agreement, which requires member countries to review and “represent a progression” in their intended nationally determined contributions, which set GHG emission reduction goals, every five years beginning in 2020. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact Rosehill Operating’s business, any such future laws and regulations imposing reporting obligations on, or limiting emissions of GHGs from, Rosehill Operating’s equipment and operations could require Rosehill Operating to incur costs to reduce emissions of GHGs associated with its operations. Substantial limitations on GHG emissions could adversely affect demand for the oil and natural gas Rosehill Operating produces and lower the value of its reserves. Finally, it should be noted that some scientists, reportedly a majority who have studied the issue, have concluded that increasing concentrations of GHGs in the earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods, droughts, and other climatic events. Rosehill Operating’s operations are onshore and not located in coastal or flood-prone regions of the United States, but if any such effects were to occur, they have the potential to cause physical damage to its assets or affect the availability of water for its operations and thus could have a material adverse effect on Rosehill Operating’s operations.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing as well as governmental reviews of such activities could result in increased costs and additional operating restrictions or delays in the completion of oil and natural gas wells and adversely affect Rosehill Operating’s production.

Hydraulic fracturing is an important and common practice that is used to stimulate production of oil and/or natural gas from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, proppants and chemicals under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate production. Rosehill Operating regularly uses hydraulic fracturing as part of its operations and expects to continue that practice. Hydraulic fracturing is typically regulated by state oil and natural gas commissions, but the EPA has asserted federal regulatory authority pursuant to the federal Safe Drinking Water Act (“SDWA”) over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. The EPA has also issued final regulations under the federal Clean Air Act establishing performance standards, including standards for the capture of air emissions released during hydraulic fracturing, and advanced notice of proposed rulemaking under the Toxic Substances Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing, and also finalized rules in July 2016 that prohibit the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants. In addition, the Bureau of Land Management (“BLM”) finalized rules in March 2015 that impose new or more stringent standards for performing hydraulic fracturing on federal and American Indian lands. The U.S. District Court of Wyoming set aside the rules as beyond BLM’s jurisdiction to promulgate. The district court’s decision is on appeal to the Tenth Circuit, with oral argument scheduled for March 2017. In addition, Congress has from time to time considered legislation to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. It is unclear how any additional federal regulation of hydraulic fracturing activities may affect Rosehill Operating’s operations.

In December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources. The final report concluded that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources “under some circumstances,” noting that the following hydraulic fracturing water cycle activities and local- or regional-scale factors are more likely than others to result in more frequent or more severe impacts: water withdrawals for fracturing in times or areas of low water availability; surface spills during the management of fracturing fluids, chemicals or produced water; injection of fracturing fluids into wells with inadequate mechanical integrity; injection of fracturing fluids directly into groundwater resources; discharge of inadequately treated fracturing wastewater to surface waters; and disposal or storage of fracturing wastewater in unlined pits. As described elsewhere in this Proxy Statement, these risks are regulated under various state, federal, and local laws. The EPA’s study report did not find a direct link between the action of hydraulically fracturing the well itself and contamination of groundwater resources. The study report does not, therefore, appear to provide a reasonable basis to expect Congress to repeal the exemption for hydraulic fracturing under the federal Safe Drinking Water Act at the federal level.

At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing activities. For example, in May 2013, the Railroad Commission of Texas issued a “well integrity rule,” which updates the requirements for drilling, putting pipe down and cementing wells. The rule also includes testing and reporting requirements, such as (i) the requirement to submit cementing reports after well completion or after cessation of drilling, whichever is later, and (ii) the imposition of additional testing on wells less than 1,000 feet below usable groundwater. The well integrity rule took effect in January 2014. Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. If new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where Rosehill Operating operates, it could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of development activities, and perhaps even be precluded from drilling wells.

Legislation or regulatory initiatives intended to address seismic activity could restrict Rosehill Operating’s drilling and production activities, as well as its ability to dispose of produced water, including saltwater, gathered from such activities, which could have a material adverse effect on Rosehill Operating’s business.

State and federal regulatory agencies recently have focused on a possible connection between hydraulic fracturing related activities and the increased occurrence of seismic activity, and regulatory agencies at all levels are continuing to study the possible linkage between oil and gas activity and induced seismicity. For example, in 2015, the United States Geological Survey identified eight states, including Texas, with areas of increased rates of induced seismicity that could be attributed to fluid injection or oil and gas extraction. In addition, a number of lawsuits have been filed in other states, for example recent lawsuits in Oklahoma, alleging that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. In response to these concerns, regulators in some states are seeking to impose additional requirements, including requirements in the permitting of produced water disposal wells or otherwise to assess any relationship between seismicity and the use of such wells. For example, in October 2014, the Railroad Commission of Texas published a rule governing permitting or re-permitting of disposal wells that would require, among other things, the submission of information on seismic events occurring within a specified radius of the disposal well location, as well as logs, geologic cross sections and structure maps relating to the disposal area in question. If the permittee or an applicant of a disposal well permit fails to demonstrate that the saltwater or other fluids are confined to the disposal zone or if scientific data indicates such a disposal well is likely to be or determined to be contributing to seismic activity, then the agency may deny, modify, suspend or terminate the permit application or existing operating permit for that well.

Rosehill Operating disposes of large volumes of produced water, including saltwater, gathered from its drilling and production operations pursuant to permits issued to Tema, which permits will be transferred to Rosehill Operating at the closing of the Business Combination, by governmental authorities overseeing such disposal activities and pursuant to permissions granted by the owners of properties where the disposal wells are located. While these permits are issued pursuant to existing laws and regulations, these legal requirements are subject to change. The permissions granted by property owners are subject to change. Any changes could result in the imposition of more stringent operating constraints or new monitoring and reporting requirements, owing to, among other things, concerns of the public or governmental authorities or property owners regarding such gathering or disposal activities. The adoption and implementation of any new laws or regulations or changes in permissions that restrict Rosehill Operating’s expected ability to use hydraulic fracturing or dispose of produced water gathered from its drilling and production activities by limiting volumes, disposal rates, disposal well locations or otherwise, or requiring Rosehill Operating to shut down disposal wells, could have a material adverse effect on its business, financial condition and results of operations.

Competition in the oil and natural gas industry is intense, making it more difficult for Rosehill Operating to acquire properties, market oil or natural gas and secure trained personnel.

Rosehill Operating’s ability to acquire additional prospects and to find and develop reserves in the future will depend on Rosehill Operating’s ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Many of Rosehill Operating’s competitors possess and employ financial, technical and personnel resources substantially greater than Rosehill Operating’s. Those companies may be able to pay more for productive properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than Rosehill Operating’s financial or personnel resources permit. In addition, other companies may be able to offer better compensation packages to attract and retain qualified personnel than Rosehill Operating is able to offer. The cost to attract and retain qualified may increase substantially in the future. Rosehill Operating may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital, which could have a material adverse effect on its business.

The loss of senior management or technical personnel could adversely affect Rosehill Operating’s operations.

Rosehill Operating depends on the services of its senior management and technical personnel. Rosehill Operating does not maintain, nor does it plan to obtain, any insurance against the loss of any of these individuals. The loss of the services of such senior management or technical personnel could have a material adverse effect on Rosehill Operating’s business, financial condition and results of operations.

Rosehill Operating’s business is difficult to evaluate because it may be susceptible to the potential difficulties associated with rapid growth and expansion.

Rosehill Operating’s assets have grown rapidly over the last several years. Rosehill Operating believes that its future success depends on its ability to manage the rapid growth that it has experienced and the demands from increased responsibility on management personnel. The following factors could present difficulties:

•	increased responsibilities for Rosehill Operating’s executive level personnel;

•	increased administrative burden;

•	increased capital requirements; and

•	increased organizational challenges common to large, expansive operations.

Rosehill Operating’s operating results could be adversely affected if it does not successfully manage these potential difficulties. The historical financial information incorporated herein is not necessarily indicative of the results that may be realized in the future.

Increases in interest rates could adversely affect Rosehill Operating’s business.

Rosehill Operating’s business and operating results can be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in credit rating. These changes could cause Rosehill Operating’s cost of doing business to increase, limit its ability to pursue acquisition opportunities, reduce cash flow used for drilling and place it at a competitive disadvantage. For example, as of December 31, 2016, outstanding borrowings of Rosehill Operating subject to variable interest rates were approximately $55.0 million, and a 1.0% increase in interest rates would result in an increase in annual interest expense of approximately $0.6 million, assuming the $55.0 million of debt was outstanding for the full year. The expected credit facilities of Rosehill Operating may be subject to similar or greater interest rate expenses. Recent and continuing disruptions and volatility in the global financial markets may lead to a contraction in credit availability impacting Rosehill Operating’s ability to finance operations. Rosehill Operating requires continued access to capital. A significant reduction in cash flows from operations or the availability of credit could materially and adversely affect its ability to achieve planned growth and operating results.

Rosehill Operating may be subject to risks in connection with acquisitions of properties.

The successful acquisition of producing properties requires an assessment of several factors, including:

•	recoverable reserves;

•	future oil and natural gas prices and their applicable differentials;

•	operating costs; and

•	potential environmental and other liabilities.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, Rosehill Operating performs a review of the subject properties that it believes to be generally consistent with industry practices. However, these reviews will not reveal all existing or potential problems, nor will it permit Rosehill Operating to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. Often Rosehill Operating may be entitled to contractual indemnification for environmental liabilities and has acquired properties on an “as is” basis.

Rosehill Operating’s disposition activities may be subject to factors beyond its control, and in certain cases it may retain unforeseen liabilities for certain matters.

Rosehill Operating has regularly sold non-core assets in order to increase capital resources available for other core assets and to create organizational and operational efficiencies. It has also occasionally sold interests in core assets for the purpose of accelerating the development and increasing efficiencies in such core assets. Various factors could materially affect Rosehill Operating’s ability to dispose of such assets in the future, including the approvals of governmental agencies or third parties and the availability of purchasers willing to acquire the assets with terms Rosehill Operating deems acceptable.

Sellers often retain certain liabilities or agree to indemnify buyers for certain matters related to the sold assets. The magnitude of any such retained liability or of the indemnification obligation is difficult to quantify at the time of the transaction and ultimately could be material. Also, as is typical in divestiture transactions, third parties may be unwilling to release Rosehill Operating from guarantees or other credit support provided prior to the sale of the divested assets. As a result, after a divestiture, Rosehill Operating may remain secondarily liable for the obligations guaranteed or supported to the extent that the buyer of the assets fails to perform these obligations.

As a result of future legislation, certain U.S. federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated and Rosehill Operating’s production may be subject to the imposition of new state or local taxes.

In past years, legislation has been proposed that would, if enacted into law, make significant changes to U.S. tax laws, including to certain key U.S. federal income tax provisions currently available to oil and gas exploration and production companies. Such legislative changes have included, but not been limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, (iv) an extension of the amortization period for certain geological and geophysical expenditures. Congress could consider, and could include, some or all of these proposals as part of tax reform legislation, to accompany lower federal income tax rates. Moreover, other more general features of tax reform legislation, including changes to cost recovery rules and to the deductibility of interest expense, may be developed that also would change the taxation of oil and gas companies. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals or any similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such changes, as well as any changes to or the imposition of new state or local taxes (including the imposition of, or increase in production, severance or similar taxes), could increase the cost of exploration and development of oil and gas resources, which would negatively affect Rosehill Operating’s financial condition, results of operations and cash flows.

Rosehill Operating’s use of seismic data is subject to interpretation and may not accurately identify the presence of oil and natural gas, which could adversely affect the results of Rosehill Operating’s drilling operations.

Even when properly used and interpreted, seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. As a result, Rosehill Operating’s drilling activities may not be successful or economical. In addition, the use of advanced technologies, such as 3-D seismic data, requires greater pre-drilling expenditures than traditional drilling strategies, and Rosehill Operating could incur losses as a result of such expenditures.

Restrictions on drilling activities intended to protect certain species of wildlife may adversely affect Rosehill Operating’s ability to conduct drilling activities in areas where it operates.

Oil and natural gas operations in Rosehill Operating’s operating areas may be adversely affected by seasonal or permanent restrictions on drilling activities designed to protect various wildlife. Seasonal or permanent restrictions may limit Rosehill Operating’s ability to operate in protected areas and can intensify competition for drilling rigs, oilfield equipment, services, supplies and qualified personnel, which may lead to periodic shortages when drilling is allowed. These constraints and the resulting shortages or high costs could delay Rosehill Operating’s operations or materially increase Rosehill Operating’s operating and capital costs. Permanent restrictions imposed to protect endangered species could prohibit drilling in certain areas or require the implementation of expensive mitigation measures. The designation of previously unprotected species in areas where Rosehill Operating operates as threatened or endangered could cause Rosehill Operating to incur increased costs arising from species protection measures or could result in limitations on Rosehill Operating’s activities that could have a material and adverse impact on its ability to develop and produce its reserves.

The enactment of derivatives legislation could have an adverse effect on Rosehill Operating’s ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with its business.

The Dodd-Frank Act (“Dodd-Frank”), enacted on July 21, 2010, established federal oversight and regulation of the over-the-counter derivatives market and entities, such as Rosehill Operating, that participate in that market. Dodd-Frank requires the Commodity Futures Trading Commission (“CFTC”) and the SEC to promulgate rules and regulations implementing Dodd-Frank. In October 2011, the CFTC issued regulations to set position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents. The initial position limits rules were vacated by the United States District Court for the District of Columbia in September 2012. However, in November 2013, the CFTC proposed new rules that would place limits on positions in certain core futures and equivalent swaps contracts for or linked to certain physical commodities, including certain energy commodities, subject to limited exceptions for certain bona fide hedging transactions. The CFTC re-proposed these rules (and adopted final related aggregation rules) in December 2016. As these new position limits rules are not yet in effect, the impact of those provisions on Rosehill Operating is uncertain at this time.

The CFTC has designated certain interest rate swaps and credit default swaps for mandatory clearing. The CFTC has not yet proposed rules designating any other asset classes of swaps, including physical commodity swaps, for mandatory clearing. In addition, certain banking regulators and the CFTC have adopted final rules establishing minimum margin requirements for uncleared swaps. Although Rosehill Operating expects to qualify for the end-user exception from such clearing and margin requirements for swaps entered into to hedge its commercial risks, the application of such requirements to other market participants, such as swap dealers, may change the cost and availability of the swaps that it uses for hedging. If any of these swaps do not qualify for the commercial end-user exception, posting of collateral could impact liquidity and reduce cash available to Rosehill Operating for capital expenditures, therefore reducing Rosehill Operating’s ability to execute hedges to reduce risk and protect cash flow.

The full impact of Dodd-Frank and related regulatory requirements upon Rosehill Operating’s business will not be known until all the regulations are implemented and the market for derivatives contracts has adjusted. Dodd-Frank and any new regulations could significantly increase the cost of derivative contracts, materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks Rosehill Operating encounters, and reduce Rosehill Operating’s ability to monetize or restructure its existing derivative contracts. If Rosehill Operating reduces its use of derivatives as a result of Dodd-Frank and implementing regulations, its results of operations may become more volatile and cash flows may be less predictable, which could adversely affect its ability to plan for and fund capital expenditures. Finally, Dodd-Frank was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. Rosehill Operating’s revenues could therefore be adversely affected if a consequence of Dodd-Frank and implementing regulations is to lower commodity prices. Any of these consequences could have a material and adverse effect on Rosehill Operating and its financial condition.

In addition, the European Union and other non-U.S. jurisdictions are implementing regulations with respect to the derivatives market. To the extent Rosehill Operating transacts with counterparties in foreign jurisdictions, it and/or its transactions may become subject to such regulations, the impact of which is not clear at this time.

The standardized measure of Rosehill Operating’s estimated reserves is not an accurate estimate of the current fair value of its estimated oil and natural gas reserves.

Standardized measure is a reporting convention that provides a common basis for comparing oil and natural gas companies subject to the rules and regulations of the SEC. Standardized measure requires the use of specific pricing as required by the SEC as well as operating and development costs prevailing as of the date of computation. Consequently, it may not reflect the prices ordinarily received or that will be received for oil and natural gas production because of varying market conditions, nor may it reflect the actual costs that will be required to produce or develop the oil and natural gas properties. As a result, estimates included herein of future net cash flow may be materially different from the future net cash flows that are ultimately received, and the standardized measure of Rosehill Operating’s estimated reserves included in this proxy statement should not be construed as accurate estimates of the current fair value of Rosehill Operating’s proved reserves.

Rosehill Operating may not be able to keep pace with technological developments in the oil and natural gas industry.

The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, Rosehill Operating may be placed at a competitive disadvantage or may be forced by competitive pressures to implement those new technologies at substantial costs. In addition, other oil and natural gas companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and that may in the future allow them to implement new technologies before Rosehill Operating can. Rosehill Operating may not be able to respond to these competitive pressures or implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies Rosehill Operating uses now or in the future were to become obsolete, its business, financial condition or results of operations could be materially and adversely affected.

Rosehill Operating is dependent on technology that may be covered by patents or other intellectual property that may be owned by other parties.

Rosehill Operating does not own any patents. Many of Rosehill Operating’s operations involve products or technology that may be covered by patents owned by others or by trade secrets or other intellectual property controlled by others. In most cases, Rosehill Operating depends on contractors and suppliers to obtain the right to use applicable intellectual property. Because of the complexity of intellectual property rights, Rosehill Operating cannot ensure that its contractors and suppliers have obtained the applicable rights to use that intellectual property. There is no guarantee that these contractors and suppliers will be willing or able to defend and indemnify Rosehill

Operating in the event that an intellectual property owner claims infringement. If Rosehill Operating loses the right to use certain products or technology or are forced to pay damages to the owner of intellectual property, its business, financial condition or results of operations could be materially and adversely affected.

Information technology failures could harm Rosehill Operating’s business by increasing costs and negatively impacting operations.

The oil and natural gas industry has become increasingly dependent on digital technologies to conduct certain exploration, development, production, and processing activities. For example, the oil and natural gas industry depends on digital technologies to interpret seismic data, manage drilling rigs, production equipment and gathering systems, conduct reservoir modeling and reserves estimation, and process and record financial and operating data. At the same time, cyber incidents, including deliberate attacks or unintentional events, have increased. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats.

Rosehill Operating relies extensively on information technology systems, including Internet sites, data hosting facilities and other hardware and platforms, some of which are hosted by third parties, to assist in conducting its business. Rosehill Operating’s information technology systems, as well as those of third parties used in its operations, may be vulnerable to a variety of cybersecurity risks or failures, such as those involving unauthorized access, malicious software, data privacy breaches by employees or others with authorized access, cyber or phishing-attacks and other security and operational issues. Although Rosehill Operating has implemented information technology controls and systems that are designed to protect information and prevent or minimize the risk of data loss and other cybersecurity risks and failures, such measures cannot entirely eliminate cybersecurity threats or prevent information technology failures, and the enhanced controls installed may be breached or may fail. If Rosehill Operating’s information technology systems cease to function properly or its cybersecurity is breached, Rosehill Operating could suffer disruptions to its operations and unauthorized persons may gain access to proprietary or confidential information, which could result in loss or disclosure of, or damage to, its or any of its customer’s or supplier’s data or confidential information; misuse or misappropriation of data, funds or other property; and other manipulation or improper use of its systems or networks. This could harm Rosehill Operating’s business by damaging its reputation, subjecting it to potential financial or legal liability, and requiring it to incur significant costs, including costs to repair or restore the security of its internal systems or to take other remedial steps.

A terrorist attack or armed conflict could harm Rosehill Operating’s business.

Terrorist activities, anti-terrorist efforts and other armed conflicts involving the United States, the Middle East, or other countries or regions may adversely affect the United States and global economies and could prevent Rosehill Operating from meeting its financial and other obligations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for Rosehill Operating’s services and causing a reduction in its revenues. Oil and natural gas related facilities could be direct targets of terrorist attacks, and Rosehill Operating’s operations could be adversely impacted if infrastructure integral to its customers’ operations is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

U.S. or global financial markets may impact Rosehill Operating’s business and financial condition.

A credit crisis or other turmoil in the U.S. or global financial system may have a negative impact on Rosehill Operating’s business and financial condition. Rosehill Operating’s ability to access the capital markets may be restricted at a time when it would like, or need, to raise financing. This could have an impact on Rosehill Operating’s flexibility to react to changing economic and business conditions. Deteriorating economic conditions could have a negative impact on its lenders, the purchasers of its oil and gas production and the working interest owners in properties it operates, causing them to fail to meet their obligations to Rosehill Operating.

Risks Related to the Company and the Business Combination

We are a holding company. Our sole material asset after completion of the Business Combination will be our equity interest in Rosehill Operating and we will be accordingly dependent upon distributions from Rosehill Operating to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other overhead expenses.

We are a holding company and, subsequent to the completion of the Business Combination, will have no material assets other than our equity interest in Rosehill Operating. Please see “Summary of the Proxy Statement—Organizational Structure.” We will have no independent means of generating revenue. To the extent Rosehill Operating has available cash, we intend to cause Rosehill Operating to make (i) generally pro rata distributions to its unitholders, including us, in an amount at least sufficient to allow us to pay dividends with respect to the Series A Preferred Stock, our taxes and to make payments under the Tax Receivable Agreement with Tema and (ii) non-pro rata payments to us to reimburse us for our corporate and other overhead expenses. To the extent that we need funds and Rosehill Operating or its subsidiaries are restricted from making such distributions or payments under applicable law or regulation or under the terms of any future financing arrangements, or are otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.

We expect to be a “controlled company” within the meaning of the NASDAQ Listing Rules following the Transactions and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

Upon completion of the Business Combination, Tema and our Sponsor will control a majority of the combined voting power of all classes of our outstanding voting stock. Following the completion of the Business Combination, we expect to be a controlled company within the meaning of the NASDAQ corporate governance standards. Under the NASDAQ rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a controlled company. Following the Business Combination, we intend to utilize some or all of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NASDAQ. See “Information About the Company—Status as a Controlled Company”.

Subsequent to the consummation of the Business Combination, we may be required to take writedowns or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on Rosehill Operating, we cannot assure you that this diligence revealed all material issues that may be present in Tema’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and Tema’s control will not later arise. As a result, we may be forced to later writedown or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Our Sponsor, directors and officers have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their Founder Shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, our Sponsor, directors and officers have agreed to vote any shares of Class A common stock or Class F common stock they own in favor of our initial business combination. As of the date hereof, our Sponsor, directors and officers own shares equal to approximately 20% of our issued and outstanding shares of common stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our Sponsor, directors and officers agreed to vote their shares in accordance with the majority of the votes cast by our public stockholders.

Our initial stockholders, including our Sponsor, directors and officers, hold a significant number of Founder Shares. They will lose their entire investment in us if we do not complete an initial business combination.

Our Sponsor, directors and officers hold all of our 2,046,330 Founder Shares, representing 20% of the total outstanding shares of common stock upon completion of our IPO. The Founder Shares will be worthless if we do not complete an initial business combination by September 16, 2017. In addition, our Sponsor holds an aggregate of 8,408,838 private placement warrants that will also be worthless if we do not complete an initial business combination by September 16, 2017.

The Founder Shares are identical to the shares of Class A common stock included in the units, except that (i) the Founder Shares and the shares of Class A common stock into which the Founder Shares convert upon an initial business combination are subject to certain transfer restrictions, (ii) our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (a) to waive their redemption rights with respect to their founder shares and public shares owned in connection with the completion of an initial business combination, (b) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by September 16, 2017 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete an initial business combination by September 16, 2017) and (iii) the Founder Shares are automatically convertible into shares of our Class A common stock at the time of an initial business combination, as described herein.

The personal and financial interests of our Sponsor, directors and officers may have influenced their motivation in identifying and selecting Tema, completing the business combination with Tema and influencing the operation of Rosehill Operating following the business combination.

We will incur significant transaction and transition costs in connection with the Business Combination.

We have and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of Rosehill Operating, subject to certain adjustments as more particularly set forth in the Business Combination Agreement.

The Company’s transaction expenses as a result of the Business Combination are currently estimated at approximately $5.9 million, including $46,330 in deferred underwriting commissions to the underwriters of our IPO that were placed into the Trust Account at the time of our IPO.

The unaudited pro forma condensed consolidated financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed consolidated financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by our current charter and bylaws and applicable laws. For example, it is a condition to our obligations to close the Business Combination that there be no breach by Tema of its representations and warranties under the Business Combination Agreement as of the closing date. However, if our board of directors determines that any such breach is not material to the business of Rosehill Operating, then the board may elect to waive that condition and close the Business Combination. We are not able to waive the condition that our stockholders approve the Business Combination.

If we are unable to complete an initial business combination, our public stockholders may receive only approximately $10.42 per share, on our redemption, and our warrants will expire worthless.

If we are unable to complete an initial business combination, our public stockholders may receive only approximately $10.42 per share on the liquidation of our Trust Account (or less than $10.42 per share in certain circumstances where a third party brings a claim against us that Mr. Kovalik is unable to indemnify us for (as described below)), and our warrants will expire worthless.

Our Sponsor and Tema will have significant influence over us after completion of the Business Combination.

Upon completion of the Business Combination, our Sponsor and Tema will beneficially own common stock representing approximately 8% and 71% of our outstanding voting power, respectively. As long as our Sponsor and Tema own or control a significant percentage of our outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment of our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. In addition, subject to specified ownership thresholds, our Sponsor will be entitled to designate two directors for appointment to the Board, Tema will be entitled to designate four directors and Anchorage will be entitled to designate one director. Each of our Sponsor, Tema and Anchorage will retain the right to appoint at least one director for so long as each holds at least 10% of the common stock or equity securities owned by such entity immediately subsequent to the Business Combination. Each of our Sponsor, Tema and Anchorage is entitled to have a representative or observer appointed to serve on each committee of the board of directors, other than the audit committee, for so long as such party has the right to designate at least one director to the board of directors. See the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements— Shareholders’ and Registration Rights Agreement” for additional information. Additionally, the Tax Receivable Agreement grants Tema the right to prevent certain dispositions of the assets we will acquire in the Business Combination for a period of up to three years after the Closing Date. See the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Tax Receivable Agreement” for additional information.

Additionally, our Sponsor’s and Tema’s interests may not align with the interests of our other stockholders. Our Sponsor and Tema are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Our Sponsor and Tema may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, our certificate of incorporation provides that we renounce any interest or expectancy in the business opportunities of our Sponsor or Tema and of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to one of our directors or officers in his or her capacity as a director or officer. See the section entitled “Proposal No. 9—Approval of Additional Amendments to Current Certificate in Connection with the Business Combination” for additional information. However, the SHRRA we have entered into with our Sponsor, Tema and Anchorage provides that Mr. Kovalik and other non-independent directors designated by our Sponsor must notify the Board of Directors of certain potential opportunities in the Delaware Basin for the Company to acquire or sell oil & gas leases, assets, working interests, royalty interests or to acquire companies being marketed for sale or potentially becoming available for purchase that may have appeal to the Company.

If third parties bring claims against us, the proceeds held in our Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.40 per share.

Our placing of funds in our Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in our Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against our Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in our Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in our Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against our Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete our Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.40 per share initially held in our Trust Account, due to claims of such creditors. Mr. Kovalik has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in our Trust Account to below (i) $10.40 per public share or (ii) such lesser amount per public share held in our Trust Account as of the date of the liquidation of our Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay income taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to our Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Mr. Kovalik will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether Mr. Kovalik has sufficient funds to satisfy their indemnity obligations and, therefore, Mr. Kovalik may not be able to satisfy those obligations. We have not asked Mr. Kovalik to reserve for such eventuality.

Our directors may decide not to enforce the indemnification obligations of our President, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.40 per share or (ii) other than due to the failure to obtain such waiver such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay income taxes, and Mr. Kovalik asserts that he is unable to satisfy his obligations or that he has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Mr. Kovalik to enforce his indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Mr. Kovalik to enforce his indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.40 per share.

If, after we distribute the proceeds in our Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after we distribute the proceeds in our Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from our Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in our Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in our Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in our Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete our Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Even if we consummate the Business Combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for our warrants is $11.50 per share of Class A common stock. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. In addition, our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares their respective affiliates and associates have of Class A common stock purchasable upon exercise of a warrant.

Our Sponsor’s, directors’ and officers’ interests may be different from or in addition to (and which may conflict with) the interests of our stockholders.

Our Sponsor, officers and directors and their respective affiliates and associates have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of our public stockholders, which may result in a conflict of interest. These interests include:

•	the continued right of our Sponsor to hold our common stock and private placement warrants;

•	the fact that our Sponsor holds Founder Shares and private placement warrants, which are subject to certain lock-up periods and will be released only if the Business Combination is successfully completed;

•	the fact that our Sponsor holds private placement warrants that would expire worthless if a business combination is not consummated;

•	the fact that our Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination;

•	the fact that our Sponsor has loaned the Company $375,000 to fund working capital that will not be repaid unless the Business Combination is consummated;

•	if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.40 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay income taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act, Mr. Kovalik has agreed to indemnify us for such reductions in the amount of funds;

•	the continued indemnification of our existing directors and officers and continuation of our directors’ and officers’ liability insurance after the Business Combination;

•	that we have entered into the SHRRA with our Sponsor, Tema and Anchorage, which provides for registration rights to our Sponsor and the right to designate two directors; and

•	that, as described in the Charter Amendment Proposals, our current certificate of incorporation and bylaws will be amended, as reflected in Annex C and Annex D, respectively, to provide our Sponsor with certain rights if the Business Combination is completed, including our renunciation of our interest in any corporate opportunity offered to “Exempted Persons”, including our Sponsor’s and Tema’s directors, unless such opportunity is expressly offered to such person solely in his or her capacity as a director and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue (with certain exceptions provided for in the SHRRA).

Our Sponsor, directors and officers have a conflict of interest in determining to pursue the Business Combination because they will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed.

At the closing of the Business Combination, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on our behalf. As of December 31, 2016, the total out-of-pocket expense incurred by KLR Group, LLC, an affiliate of our Sponsor, was approximately $215,000 and for directors and officers was approximately $81,000. KLR Group, LLC and our Sponsor are under the common control of KLR Group Holdings, LLC. KLR Group, LLC provides payroll and benefits services to KLR Group Holdings, LLC and its subsidiaries. These financial interests of our Sponsor, executive officers and directors may have influenced their motivation in identifying and selecting a target business combination and may influence their motivation in completing the Business Combination.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of Tema, substantially all of whom we expect to stay with Rosehill Operating following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts of certain key personnel, including the key personnel of Tema. Although we expect substantially all of such key personnel to remain with Rosehill Operating following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. Furthermore, while we have considered the qualifications of those individuals we intend to engage to stay with Rosehill Operating following the Business Combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, NASDAQ for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on NASDAQ or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

There can be no assurance that our Class A common stock that may be issued upon the conversion of Series A Preferred Stock, exchange of Class B common stock, and exercise of warrants will be approved for listing on NASDAQ following the closing of the Business Combination, or that we will be able to continue to comply with the continued listing standards of NASDAQ.

Our Class A common stock, units and warrants are currently listed on NASDAQ. Our continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, NASDAQ delists our Class A common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•	a determination that our Class A common stock is a “penny stock” which will require brokers trading in our Class A common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

We are not required to obtain and have not obtained an opinion from an independent investment banking or accounting firm, and consequently, you may have no assurance from an independent source that the price we are paying for Rosehill Operating is fair to the Company from a financial point of view.

We are not required to obtain an opinion from an independent investment banking or accounting firm that the price we are paying to acquire Rosehill Operating is fair to our company from a financial point of view. Our board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. In analyzing the Business Combination, our board of directors and management conducted due diligence on Tema and researched the industry in which Tema operates and our board of directors concluded that the Business Combination was in the best interest of its stockholders. Accordingly, investors will be relying solely on the judgment of our board of directors in valuing Tema’s business, and our board of directors may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section entitled “Proposal No. 1—Approval of the Business Combination—The Company’s Board of Directors’ Reasons for the Approval of the Business Combination.”

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Rosehill Operating’s equity securities and trading in the shares of our Class A common stock has not been active. Accordingly, the valuation ascribed to Rosehill Operating’s and our securities in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the post-combination company’s securities following the Business Combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the post-combination company or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the post-combination company;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the post-combination company;

•	changes in the post-combination company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Class A common stock available for public sale;

•	any major change in our board or management;

•	sales of substantial amounts of Class A common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the post-combination company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about the post-combination company, its business, or its market, or if they change their recommendations regarding our Class A common stock adversely, the price and trading volume of our Class A common stock could decline.

The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company or the post-combination company. If no securities or industry analysts commence coverage of the post-combination company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the post-combination company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the post-combination company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We have not registered the shares of our Class A common stock issuable upon exercise of the warrants under the Securities Act or states securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We have not registered the public shares issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed, as soon as practicable, but in no event later than thirty (30) business days after the closing of the Business Combination, to use our best efforts to file a registration statement under the Securities Act covering such shares and no later than ninety (90) days after the closing of the Business Combination to use our best efforts to have an effective registration statement covering such shares, and to maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Pursuant to the registration rights that we have agreed to provide to parties to the SHRRA and purchasers in the PIPE Investment, we will be required to file a registration statement within seven (7) days following the consummation of the Business Combination. Please see “Proposal No. 1—Approval of the Business Combination—Related Agreements—Shareholders’ and Registration Rights Agreement”. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we would be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. Notwithstanding the above, if Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Class A common stock included in the units.

Some of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.

Immediately after the IPO, the Company had 8,185,320 shares of Class A common stock and 2,046,330 shares of Class F common stock outstanding. The shares of Class A common stock sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining shares of Class A common stock, the shares of Class F common stock and the private placement warrants are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering, and are subject to certain transfer restrictions. Sales of a substantial number of shares of Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Class A common stock.

After the Business Combination, our Sponsor and Tema will hold approximately 78.9% of our issued and outstanding shares of Class A common stock, including Class A common stock issuable upon exchange of Class B common stock. While the SHRRA restricts our Sponsor and Tema from transferring any of their common stock until one year following the date of the consummation of the Business Combination, these shares may be sold after the expiration of the lock-up. No later than seven (7) days following the consummation of the Business Combination, the Company is required to file a shelf registration statement relating to the offer and sale of the Registrable Securities (as defined in the SHRRA) owned by Sponsor, Tema, Anchorage and certain of their permitted transferees. As restrictions on resale end, the market price of our Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them. See the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Shareholders’ and Registration Rights Agreement” for additional information. Additionally, the Tax Receivable Agreement grants Tema the right to prevent certain dispositions of the assets we will acquire in the Business Combination for a period of up to three years after the Closing Date. See the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Tax Receivable Agreement” for additional information.

Additionally, in connection with the PIPE Investment, we will issue and sell 75,000 shares of Series A Preferred Stock (convertible into Class A common stock) and 5,000,000 warrants (exercisable for Class A common stock) to the PIPE investors. To the extent the Class A common stock that is issuable upon conversion or exercise of these securities is sold by such PIPE investors, the market price of our Class A common stock could decline.

The warrants issued will become exercisable for our Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Simultaneously with the closing of the IPO, we consummated a private placement of 8,408,838 warrants at a price of $0.75 per warrant, of which 7,863,150 warrants were sold to our Sponsor, and 545,688 warrants were sold to EBC, the representative of the underwriters in the IPO, and its designees (the warrants, collectively, the “private placement warrants”). Each private placement warrant is exercisable to purchase one share of our Class A common stock at $11.50 per share. In connection with the Business Combination, we will issue 4,000,000 warrants to Tema, and in connection with the PIPE Investment, we will issue 5,000,000 warrants to the PIPE investors. To the extent such warrants are exercised, additional shares of our Class A common stock will be issued, which will result in dilution to the then existing holders of Class A common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A common stock.

The private placement warrants are identical to the warrants sold as part of the units issued in our IPO except that, so long as they are held by the initial purchasers of the private placement warrants or their permitted transferees, (i) they will not be redeemable by us, (ii) they (including the Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination and (iii) they may be exercised by the holders on a cashless basis.

Our public stockholders may experience dilution as a consequence of, among other transactions, the issuance of additional stock of the Company as consideration in the Business Combination and the issuance of securities exercisable or exchangeable for, or convertible into, Class A common stock in the PIPE Investment. Having a minority share position may reduce the influence that our current stockholders have on the management of the post-combination company.

It is anticipated that, upon completion of the Business Combination, the ownership of the Company will be as follows:

•	the public stockholders will own 8,185,320 shares of our Class A common stock, representing a 65.8% economic interest and a 19.4% voting interest;

•	the holders of our Founder Shares, including our Sponsor, directors and officers, will own 3,515,296 shares of our Class A common stock, representing a 28.3% economic interest and a 8.3% voting interest;

•	Tema will own 29,807,692 shares of Class B common stock and 4,000,000 warrants exercisable for shares of Class A common stock, representing a 0% economic interest and a 70.6% voting interest; and

•	the PIPE Investors will own 734,704 shares of Class A common stock, 75,000 shares of Series A Preferred Stock and 5,000,000 warrants exercisable for shares of Class A common stock, representing a 5.9% economic interest and a 1.7% voting interest.

The number of shares and economic and voting interests set forth above assume that (i) no public stockholders elect to have their public shares redeemed, (ii) 4,250,000 shares of Class A common stock are issued upon conversion of the Founder Shares (734,704 of which will be transferred from the holders of our Founder Shares and the PIPE Investors in lieu of the transfer by such holder of such shares to KLRE for cancellation and the reissuance of such shares to the PIPE Investors) and (iii) none of the foregoing investors purchase shares of Class A common stock or warrants in the open market. The ownership percentages with respect to the post-combination company following the Business Combination do take into account the shares of Class A common stock issuable upon conversion of the Founder Shares, but do not take into account (i) warrants to purchase Class A common stock that may remain outstanding following the Business Combination, (ii) the issuance of any shares upon completion of the Business Combination under the LTIP or (iii) the conversion of Series A Preferred Stock or Class B common stock into shares of Class A common stock. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the post-combination company will be different. For example, if the Series A Preferred Stock and the Rosehill Operating Common Units are fully converted into, or exchanged for, respectively, shares of our Class A common stock and our Class B common stock is cancelled in connection therewith (and the other assumptions above remain constant), the public stockholders’ ownership of the Company would represent a 16.8% economic and voting interest, and the ownership of the holders of our Founder Shares would represent a 7.2% economic and voting interest. To the extent that the Company’s public stockholders elect to have more than 30% of the outstanding shares of Class A common stock redeemed in connection with the Business Combination, our Sponsor and Rosemore, Inc. have agreed to purchase shares of Class A common stock or Series A Preferred Stock in an amount up to $20 million pursuant to a side letter entered into between Rosemore, Inc., our Sponsor and the Company, which we refer to as the “Side Letter,” a copy of which is attached to the accompanying proxy statement as Annex G.

We may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant; provided that the last reported sales price of the Class A common stock equals or exceeds $21.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders, provided there is an effective registration statement with respect to the shares of Class A common stock underlying such warrants and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

Anti-takeover provisions contained in our proposed amended and restated charter, as well as provisions of Delaware law, could impair a takeover attempt.

Assuming the passage of Proposal Nos. 1 through 8 and 12 of this proxy statement, the combined company’s certificate of incorporation and bylaws will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions will include:

•	a staggered board providing for three classes of directors, which limits the ability of a stockholder or group to gain control of our board;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our board of directors;

•	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the ability of each of Tema or Sponsor to call a special meeting of stockholders, provided that such person owns 15% or more of the outstanding shares of common stock until the Trigger Date, and thereafter prohibit such ability;

•	a prohibition on stockholders calling a special meeting upon and following the Trigger Date, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•	the requirement that a meeting of stockholders may be called only by the board of directors after the Trigger Date, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	providing that after the Trigger Date directors may be removed prior to the expiration of their terms by stockholders only for cause or upon the affirmative vote of 75% of the voting power of all outstanding shares of the combined company;

•	a requirement that changes or amendments to the certificate of incorporation or the bylaws must be approved (i) before the Trigger Date, by a majority of the voting power of outstanding common stock of the combined company, which such majority shall include at least 80% of the shares then held by Sponsor and Tema, and (ii) thereafter, certain changes or amendments must be approved by at least 75% of the voting power of outstanding common stock of the combined company; and

•	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Actions taken by affiliates of the Company to purchase, directly or indirectly, public shares of our Class A common stock will increase the likelihood of approval of the Business Combination Proposal and other proposals and may affect the market price of the Company’s securities.

Our Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of our Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of our Sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by our Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of our securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of our securities.

As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

We may be required to make payments under the Tax Receivable Agreement for certain tax benefits that we may claim, and the amounts of such payments could be significant.

In connection with the closing of the Business Combination, we will enter into a Tax Receivable Agreement with Tema. This agreement will generally provide for the payment by the Company to Tema of 90% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the Company actually realizes or is deemed to realize in certain circumstances in periods after the closing of the Business Combination as a result of certain increases in the tax basis in the assets of Rosehill Operating and certain benefits attributable to imputed interest. The Company will retain the benefit of the remaining 10% of these cash savings.

The term of the Tax Receivable Agreement will commence upon the completion of the Business Combination and will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreement early within thirty (30) days of certain mergers or other changes of control (or the Tax Receivable Agreement is terminated early due to our breach of a material obligation thereunder), and we make the termination payment specified in the Tax Receivable Agreement. In addition, payments we make under the Tax Receivable Agreement will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return.

The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of Rosehill Operating, and we expect that the payments we will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise. For purposes of the Tax Receivable Agreement, cash savings in tax generally are calculated by comparing our actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including whether a gain is recognized by Tema with respect to the distribution to Tema of the Cash Consideration, shares of Class B common stock and Tema warrants and the assumption of the Tema Liabilities in connection with the Business Combination, the timing of redemptions by Rosehill Operating or the exchange by the Company, as applicable, of Rosehill Operating Common Units, the price of our Class A common stock at the time of each redemption or exchange, the extent to which such redemptions or exchanges are taxable transactions, the amount and timing of the taxable income we generate in the future, the U.S. federal income tax rates then applicable, and the portion of our payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis.

The payments under the Tax Receivable Agreement will not be conditioned upon a holder of rights under the Tax Receivable Agreement having a continued ownership interest in us. For additional information regarding the Tax Receivable Agreement, see “Summary of the Proxy Statement—Related Agreements—Tax Receivable Agreement”.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

If we elect to terminate the Tax Receivable Agreement early within thirty (30) days of certain mergers or other changes of control or it is terminated early due our breach of a material obligation thereunder, our obligations under the Tax Receivable Agreement would accelerate and we would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by us under the Tax Receivable Agreement (determined by applying a discount rate of one-year LIBOR plus 150 basis points ). The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) the assumption that we have sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement and (ii) the assumption that any units (other than those held by us) outstanding on the termination date are deemed to be exchanged on the termination date. Any early termination payment may be made significantly in advance of the actual realization, if any, of the future tax benefits to which the termination payment relates.

As a result of an early termination, we could be required to make payments under the Tax Receivable Agreement that exceed our actual cash tax savings under the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control. For example, if the Tax Receivable Agreement were terminated immediately after the closing of the Business Combination, the estimated termination payments would, in the aggregate, be approximately $88.9 million (calculated using a discount rate equal to one-year LIBOR plus 150 basis points, applied against an undiscounted liability of $111.1 million). The foregoing number is merely an estimate and the actual payment could differ materially. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we will determine. Tema will not reimburse us for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, except that excess payments made to Tema will be netted against payments that would otherwise be made to Tema, if any, after our determination of such excess. As a result, in such circumstances, we could make payments that are greater than our actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect our liquidity. Please read “Summary of the Proxy Statement—Related Agreements—Tax Receivable Agreement”.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and NASDAQ. In particular, we are required to comply with certain SEC, NASDAQ and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Risks Related to the Redemption

Pursuant to the Business Combination Agreement, we may not be able to consummate the Business Combination in the event of significant redemptions.

Our amended and restated certificate of incorporation provides that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon the consummation of the Business Combination (so that we are not subject to the SEC’s “penny stock” rules). As a result, we may be able to complete the Business Combination even though a substantial majority of our public stockholders do not agree with the transaction and have redeemed their shares.

However, unless waived by Tema, it is a condition to closing under the Business Combination Agreement that the Company shall have not less than $92,000,000 of Available Cash (as defined in the Business Combination Agreement).

Each redemption for Class A common stock by our public stockholders will decrease the amount in our Trust Account, which holds approximately $85.3 million as of December 31, 2016. Although our Sponsor and Rosemore, Inc. have agreed to backstop redemptions by public stockholders in excess of 30% of the outstanding shares of Class A common stock by committing to purchase shares of Class A common stock or Series A Preferred Stock in an amount up to $20 million pursuant to the Side Letter, if the Cash Consideration payable under the Business Combination Agreement and the aggregate cash consideration we would be required to pay for all shares of Class A common stock that are validly submitted for redemption exceed the aggregate amount of cash available to us, including proceeds from the Side Letter (if any), we will not complete the Business Combination or redeem any shares, all shares of Class A common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of the Company might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of the Business Combination or any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the funds held in our Trust Account.

Holders of public shares are required to affirmatively vote either for or against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In addition, in order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two (2) business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less income taxes payable, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of Company Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

Stockholders of the Company who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section entitled “Special Meeting of Company Stockholders—Redemption Rights”, tender their certificates to our transfer agent or deliver their shares to the transfer agent electronically through the DTC prior to 5:00 PM, Eastern Time, on April 24. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers, which we refer to as “DTC”, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On December 20, 2016, KLR Energy Acquisition Corp. (“KLRE” or the “Company”) and Tema Oil and Gas Company (“Tema”) entered into a Business Combination Agreement for the acquisition of membership interests in Rosehill Operating Company LLC (“Rosehill Operating”), a newly formed company (collectively, the “Business Combination”). Pursuant to the terms of the Business Combination Agreement, KLRE (as Managing Member) will control Rosehill Operating. Rosehill Operating is a newly formed entity created to receive and operate oil and gas properties contributed by Tema.

In connection with the completion of the Business Combination, KLRE will acquire a portion of the equity of Rosehill Operating, a wholly-owned subsidiary of Tema, through (i) the contribution to Rosehill Operating by KLRE of $35,000,000 in cash (the “Cash Consideration”) and the issuance to Rosehill Operating by KLRE of 29,807,692 shares of newly created Class B common stock (which cash and shares of Class B common stock will immediately be distributed by Rosehill Operating to Tema), (ii) the assumption by Rosehill Operating of $55,000,000 in Tema indebtedness and (iii) the contribution to Rosehill Operating by KLRE of the remaining cash proceeds of KLRE’s initial public offering. Immediately following the Business Combination, Tema will own approximately 71% of the equity of Rosehill Operating (without giving effect to the conversion of any shares of Series A Preferred Stock issued in the PIPE Investment). In connection with the closing of the Business Combination, (i) KLRE will issue to Rosehill Operating 4,000,000 warrants exercisable for shares of Class A common stock (the “Tema warrants”) in exchange for 4,000,000 warrants exercisable for Rosehill Operating Common Units (such class of warrants, the “Rosehill warrants”) and (ii) the Tema warrants and $35,000,000 will immediately be distributed to Tema. In addition, KLRE will contribute the net proceeds from its issuance of 75,000 shares of 8.0% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) and 5,000,000 warrants (the “PIPE Warrants”), exercisable for shares of Class A common stock, for net proceeds of $70.9 million (collectively, the “PIPE Investment”) to Rosehill Operating in exchange for Rosehill Operating Series A Preferred Units (the “Series A Preferred Units”) and additional Rosehill warrants. In connection with the Business Combination, KLR Sponsor agreed to transfer (i) 734,704 shares of Class A common stock to certain investors in the PIPE Investment (in lieu of the transfer by KLR Sponsor of such shares to KLRE for cancellation and the reissuance of such shares to such investors) and (ii) 750,000 warrants to purchase Class A common stock of KLRE to Rosemore Inc. (“Rosemore”), Tema’s parent (in lieu of the transfer by KLR Sponsor of such warrants to KLRE for cancellation and the reissuance of such warrants to Rosemore). Conversion of the Series A Preferred Stock into shares of KLRE Class A common stock will result in a reduction in Tema’s ownership in KLRE to approximately 61% and will cause the Series A Preferred Units also to convert into common units of Rosehill Operating. After giving effect to the conversion of the Series A Preferred Units into Common Units, KLRE will own approximately 39% of Rosehill Operating’s common equity and Tema will own the remaining 61%. The Business Combination has been unanimously approved by the board of directors of KLRE and the board of directors of Tema.

The Business Combination Agreement will result in Tema obtaining control of KLRE through the 29,807,692 shares of Class B common stock, representing 71% of the voting interest in KLRE (without giving effect to the conversion of any shares of Series A Preferred Stock issued in the PIPE Investment). KLRE will own a direct 100% voting interest in Rosehill Operating as a result of the Business Combination. The Business Combination will be accounted for as a reverse acquisition, pursuant to the guidance in ASC 805-10-55-12. Additionally, since Tema will control Rosehill Operating both before (directly) and after (indirectly, through its control of KLRE) closing the transaction, the consolidation of Rosehill Operating by KLRE results in an initial measurement of the Rosehill Operating assets and liabilities transferred to KLRE equal to the historical carrying amounts of those assets and liabilities on the accounts of Tema on the transfer date. The pro forma adjustments have been prepared as if the Business Combination had taken place on December 31, 2016 in the case of the unaudited pro forma condensed consolidated balance sheet and on January 1, 2016 in the case of the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2016. The pro forma adjustments have been prepared as if the Business Combination had taken place on December 31, 2016 in the case of the unaudited pro forma condensed consolidated balance sheet and on January 1, 2016 in the case of the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2016.

Under KLRE’s amended and restated certificate of incorporation, existing public stockholders have the right to redeem, upon the closing of a business combination, shares of Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount of the deposit in the Trust Account. For illustrative purposes, based on the fair value of the marketable securities held in the Trust Account as of December 31, 2016 of approximately $85.3 million, the estimated per share redemption price would have been approximately $10.42. Rosemore and KLR Sponsor have agreed to backstop redemptions by the public stockholders of KLRE in excess of 30% of the outstanding shares of Class A common stock by committing to purchase shares of Class A common stock or Series A Preferred Stock in an amount up to $20.0 million pursuant to a side letter entered into between Rosemore, KLR Sponsor and KLRE (the “Side Letter”).

The following unaudited pro forma condensed consolidated financial information reflects the combination of the historical results of both KLRE and Rosehill Operating on a pro forma basis to give effect to the following transactions, which are described in further detail below as if they had occurred on December 31, 2016 for pro forma condensed consolidated balance sheet purposes and on January 1, 2016 for pro forma condensed consolidated statements of operations purposes:

•	Pro Forma Adjustments. Although KLRE (the public company) is the legal acquirer, Tema will control KLRE and Rosehill Operating following the Business Combination. Accordingly, the assets and liabilities of Rosehill Operating will be recorded at the historical values recorded by Tema. The Pro Forma Adjustments reflect the following transactions necessary to execute the Business Combination Agreement:

•	the contribution of a portion of its assets by Tema to Rosehill Operating in exchange for 100% of the issued and outstanding common units of Rosehill Operating;

•	the acquisition by KLRE of approximately 29% of the outstanding common membership units in Rosehill Operating from Tema, in exchange for (i) the contribution to Rosehill Operating by KLRE of the Cash Consideration and 29,807,692 shares of newly created Class B common stock (which cash and Class B common stock will immediately be distributed by Rosehill Operating to Tema), (ii) the assumption by Rosehill Operating of $55.0 million in indebtedness and (iii) the contribution to Rosehill Operating by KLRE of the remaining cash proceeds of KLRE’s initial public offering;

•	the issuance of the 4,000,000 Warrants to Rosehill Operating in exchange for Warrants to acquire Rosehill common units, who will then distribute such warrants to Tema;

•	the transfer, in lieu of cancellation and reissuance by KLR Sponsor of 750,000 warrants to purchase Class A common stock of KLRE to Rosemore pursuant to the Side Letter;

•	the conversion of 2,046,330 shares of Class F common stock (the “Founder Shares”) into up to a maximum of 4,250,000 shares of Class A common stock;

•	the issuance by KLRE of 75,000 shares of Series A Preferred Stock and the PIPE Warrants, for net proceeds of $70.9 million ($75.0 million gross proceeds, net of $4.1 million in equity issuance costs) which KLRE will contribute to Rosehill Operating in exchange for Series A Preferred Units and additional Rosehill warrants as well as the transfer, in lieu of cancellation and reissuance of 734,704 shares of KLRE Class A common stock from KLR Sponsor to certain investors in the PIPE Investment;

•	the redemption by KLRE of shares of Class A common stock held by public stockholders in connection with the Business Combination as allowed pursuant to KLRE’s amended and restated certificate of incorporation (see Redemption Adjustments below); and

•

the effect of a Tax Receivable Agreement with Tema, which will provide for the payment by KLRE to Tema of 90% of the net cash savings, if any, in U.S. federal, state and local income tax that KLRE actually realizes (or is deemed to realize in certain circumstances) in periods after the closing of the Business Combination as a result of (i) any tax basis increases in the assets of Rosehill Operating resulting from the distribution to Tema of the Cash Consideration, the shares of Class B common stock and the Tema Warrants and the assumption of the Tema Liabilities in connection with the Business Combination, (ii) the tax basis increases in the assets of Rosehill Operating resulting from the redemption by Rosehill Operating or the exchange by KLRE, as applicable, of Rosehill Operating Common Units for Class A common stock or cash, as applicable, and (iii) imputed interest deemed to be paid by KLRE as a result of, and additional tax basis arising from, payments it makes under the Tax Receivable Agreement. An increase in the tax basis of assets contributed to Rosehill Operating would occur at the closing of the Business Combination if Tema were to recognize any taxable gain at that time as a result of the distribution (or deemed distribution for U.S. federal income tax purposes) to it of cash, shares of class B common stock and Tema warrants. Based on preliminary calculations prepared by Tema, no gain is expected to be recognized in connection with the closing and, therefore, no liability under the Tax Receivable Agreement has been recognized in the accompanying pro forma balance sheet. In the future, if and when Tema exercises its right to cause Rosehill Operating to redeem all or a portion of its Rosehill Operating Common Units, it is expected that a liability under the Tax Receivable Agreement will be created based on 90% of the estimated future cash tax savings that KLRE will realize as a result of certain increases in the basis of the assets of Rosehill Operating as a result of such redemption; the amount of the increase in asset basis and the related estimated cash tax savings will depend on the price of our Class A common stock at the time of the relevant redemption. Due to the uncertainty surrounding the amount and timing of future redemptions of Rosehill Operating Common Units by Tema, we do not believe it is appropriate to record a Tax Receivable Agreement liability until such time that Tema exercises its right to cause Rosehill Operating to redeem its Rosehill Operating Common Units.

If all of Tema’s Rosehill Operating Common Units were redeemed immediately after the closing of the Business Combination, the estimated deferred tax asset, noncurrent tax receivable agreement liability, and adjustment to additional paid in capital in stockholders’ equity would be approximately $98.7 million, $88.8 million, and $9.9 million, respectively (calculated assuming a market price at the date of conversion of $11.50 per share and using a discount rate equal to one-year LIBOR plus 150 basis points, applied against an estimated TRA undiscounted liability of $111.1 million generally to be realized over the tax recoverable life of proved reserves). The recognition of any future liabilities associated with the Tax Receivable Agreement will reduce the amount of additional paid in capital recognized due to the transaction being among shareholders under common control.

The foregoing amounts are merely estimates based on the assumptions set forth above. The actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the timing of the exchanges of Rosehill Operating Common Units, the price of Class A common stock at the time of each exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable, and the portion of our payments under the Tax Receivable Agreement constituting imputed interest or depletable, depreciable or amortizable basis. Thus, it is likely that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments as compared to the estimates set forth above.

•

Redemption Adjustments. Although our Sponsor and Rosemore, Inc. have agreed to backstop redemptions by public stockholders in excess of 30% of the outstanding shares of Class A common stock by committing to purchase shares of Class A common stock or Series A Preferred Stock in an amount up to $20.0 million pursuant to the Side Letter, if the Cash Consideration payable under the Business Combination Agreement and the aggregate cash consideration we would be required to pay for all shares of Class A common stock that are validly submitted for redemption exceed the aggregate amount of cash available to us, including proceeds from the Side Letter (if any), we will not complete the Business Combination or redeem any shares, all shares of Class A common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination. Unless waived by Tema, it is a condition to closing under the Business Combination Agreement that the Company shall have not less than $92.0 million of Available Cash (as defined in the Business Combination Agreement), which amount is measured prior to the contribution of the Cash Consideration. Accordingly, the pro forma condensed consolidated financial information reflects the following two redemptions scenarios under an executed Business Combination Agreement:

•	Assuming No Redemptions: This scenario assumes that no shares of Class A common stock are redeemed; and

•	Assuming Illustrative Redemptions: This scenario assumes that 6,444,643 shares of KLRE Class A common stock are redeemed, resulting in an aggregate payment of approximately $67.2 million using proceeds from the Trust Account and $20.0 million to be received pursuant to the Side Letter. This scenario also assumes that Rosemore and KLR Sponsor purchase 1,923,077 shares of Class A common stock pursuant to the Side Letter for $20.0 million which represents the excess of the redemption over 30%. This redemption is the maximum allowable redemption whereby the Company will be able to meet the requirements of the Business Combination Agreement.

KLRE ENERGY ACQUISITION CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Year Ended December 31, 2016

(in thousands, except for share amounts)

	KLRE	Rosehill LLC	Pro forma Adjustments		Pro forma (Assuming No Redemptions)	Redemption Adjustment		Pro forma (Assuming Maximum Redemptions)
	(a)	(b)
Revenues	$—	$30,476	$—		$30,476	$—		$30,476

Total revenues	—	30,476	—		30,476	—		30,476
OPERATING EXPENSES:
Lease operating expenses	—	4,800	—		4,800	—		4,800
Production taxes	—	1,541	—		1,541	—		1,541
Gathering and transportation	—	2,398	—		2,398	—		2,398
Depreciation, depletion and amortization expense	—	24,789	—		24,789	—		24,789
Accretion	—	176	—		176	—		176
Exploration costs	—	794	—		794	—		794
General and administrative expenses	1,637	9,000	(3,408	)(c)	7,229	—		7,229
Loss (gain) on sale of other assets	—	(50)	—		(50)	—		(50)

Total operating expenses	1,637	43,448	(3,408)		41,677	—		41,677

INCOME (LOSS) FROM OPERATIONS	(1,637)	(12,972)	3,408		(11,201)	—		(11,201)

OTHER INCOME (EXPENSE):
Interest income (expense)	197	(1,822)	—		(1,625)	—		(1,625)
Other income (expense), net	—	(247)	—		(247)	—		(247)

Total other income (expense), net	197	(2,069)	—		(1,872)	—		(1,872)

NET INCOME (LOSS) BEFORE INCOME TAXES	(1,440)	(15,041)	3,408		(13,073)	—		(13,073)
INCOME TAX (EXPENSE) BENEFIT	—	(148)	—	(d)	(148)	—		(148)

NET INCOME (LOSS)	(1,440)	(15,189)	3,408		(13,221)	—		(13,221)

NET (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST IN SUBSIDIARY	—	—	8,931	(e)	8,931	1,194	(f)	10,125

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,440)	$(15,189)	$12,339		$(4,290)	$1,194		$(3,096)

LOSS PER COMMON SHARE(g):
Basic and diluted	$(0.55)				$(0.83)			$(1.22)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (IN THOUSANDS)(h):
Basic and diluted	2,628				12,435			7,460

KLRE ENERGY ACQUISITION CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

as of December 31, 2016

(in thousands)

	KLRE	Rosehill LLC	Pro forma Adjustments			Pro forma (Assuming No Redemptions)	Redemption Adj.			Pro forma (Assuming Maximum Redemptions)
	(a)	(b)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$229	$8,434	$85,324	(c	)	$123,657	$(47,153)	(j	)	$76,504
			70,875	(d	)
			(35,000)	(e	)
			(5,930)	(f	)
			(275)	(g	)
Accounts receivable, net	—	1,928	—			1,928	—			1,928
Accounts receivable, related party	—	4,837	—			4,837	—			4,837
Inventory	—	280	—			280	—			280
Commodity derivative instruments	—	247	—			247	—			247
Prepaid expenses and other current assets	24	617	—			641	—			641

Total current assets	253	16,343	114,994			131,590	(47,153)			84,437

PROPERTY AND EQUIPMENT, NET (SUCCESSFUL EFFORTS METHOD):
Oil and gas properties (successful efforts method of accounting), net	—	122,267	—			122,267	—			122,267
Other property and equipment, net	—	1,106	—			1,106	—			1,106

Net property and equipment	—	123,373	—			123,373	—			123,373

OTHER NON-CURRENT ASSETS:
Noncurrent assets, net	—	110	—			110	—			110
Cash and marketable securities held in Trust Account	85,324	—	(85,324)	(c	)	—	—			—

TOTAL ASSETS	$85,577	$139,826	$29,670			$255,073	$(47,153)			$207,920

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,095	$4,658	$—			$5,753	$—			$5,753
Accounts payable, related parties	—	612	—			612	—			612
Accrued liabilities and other	—	7,205	—			7,205	—			7,205
Derivative instruments	—	1,856	—			1,856	—			1,856
Current portion, capital lease obligation	—	30	—			30	—			30

TOTAL CURRENT LIABILITIES	1,095	14,361	—			15,456	—			15,456

NONCURRENT LIABILITIES
Long term debt	—	55,000	—			55,000	—			55,000
Notes payable—related party	275	—	(275)	(g	)	—	—			—
Deferred underwriting commission	46	—	(46)	(f	)	—	—			—
Capital lease obligation, net of current portion	—	65	—			65	—			65
Asset retirement obligations	—	5,180	—			5,180	—			5,180

TOTAL LIABILITIES	1,416	74,606	(321)			75,701	—			75,701
Commitments
Class A common stock	79,161		(79,161)	(h	)	—	—			—
Redeemable noncontrolling interest	—	—	81,659	(e	)	81,659	(26,806)	(j	)	54,853

	KLRE	Rosehill LLC	Pro forma Adjustments			Pro forma (Assuming No Redemptions)	Redemption Adj.			Pro forma (Assuming Maximum Redemptions)
	(a)	(b)
	($ in thousands)

EQUITY:
Parent net investment	—	65,220	(65,220)	(e	)	—	—			—
Preferred Stock, $0.0001 par value			51,566	(d	)	51,566				51,566
Class A common stock, $0.0001 par value	1	—	1	(h	)	1	—			1
			(1)	(i	)
Class F common stock, $0.0001 par value	1	—	(1)	(i	)	—	—			—
Class B common Stock, $0.0001 par value			3	(e	)	3				3
Additional paid-in capital	6,447		(51,441)	(e	)	53,476	(20,347)	(j	)	33,129
			19,309	(d	)
			79,161	(h	)
Accumulated deficit	(1,449)	—	(5,884)	(f	)	(7,333)				(7,333)

Total equity	5,000	65,220	27,493			97,713	(20,347)			77,366

TOTAL LIABILITIES AND EQUITY	$85,577	$139,826	$29,670			$255,073	$(47,153)			$207,920

1.	Basis of Pro Forma Presentation

Overview

The Business Combination Agreement will result in Tema obtaining control of KLRE through its 29,807,692 shares of Class B common stock, representing 71% of the voting interest in KLRE (without giving effect to the conversion of any shares of Series A Preferred Stock issued in the PIPE Investment). KLRE will own a direct 100% voting interest in Rosehill Operating as a result of the Business Combination. It is expected the Business Combination will be accounted for as a reverse acquisition pursuant to ASC 805-10-55-12 due to Tema having common control of Rosehill Operating both before and (through control of KLRE) after the Business Combination. As such, the consolidation of Rosehill Operating by KLRE results in an initial measurement of the Rosehill Operating assets and liabilities transferred to KLRE equal to the historical carrying amounts of those assets and liabilities on the accounts of Tema on the transfer date. The pro forma adjustments have been prepared as if the Business Combination had taken place on December 31, 2016 in the case of the unaudited pro forma condensed consolidated balance sheet and on January 1, 2016 in the case of the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2016.

The unaudited pro forma information presented herein reflects events directly attributable to the described transactions, are factually supportable, and, with respect to the statement of operations, are expected to have a continuing impact on KLRE’s results following the completion of the Business Combination. Such pro forma information is not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated above, or the results of the combined company that may be achieved in the future. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual results may differ from the pro forma results indicated herein. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Business Combination as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with:

•	The carve out financial statements of the Assets and Liabilities of the Business to be Contributed to Rosehill Operating and related notes for the year ended December 31, 2016, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rosehill Operating” for this period, included elsewhere in this Proxy Statement;

•	KLRE’s historical financial statements and related notes for the year ended December 31, 2016, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations of KLRE” for this period, included elsewhere in this Proxy Statement; and

•	other information related to KLRE and Rosehill Operating included in this Proxy Statement.

The pro forma adjustments represent management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed consolidated financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or other costs following the Business Combination that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred related to the Business Combination are not included in the unaudited pro forma condensed consolidated statements of operations. However, the impact of such transaction-related expenses is reflected in the unaudited pro forma condensed consolidated balance sheet as an adjustment to accumulated defecit and cash.

No current or deferred income tax liability is recorded as a result of the Business Combination since its legal form (an investment in a newly created entity taxed as a pass-through partnership for U.S. federal income tax purposes) does not result in a taxable event to KLRE. KLRE will be taxed on its share of future earnings not attributed to Tema’s interest (depicted as non-controlling interest), whereas Tema will continue to bear its share of income tax on its share of future earnings. The income tax burden on the earnings taxed to Tema is not reported by KLRE in the consolidated financial statements under GAAP.

The Company does not anticipate an increase in the tax basis of Rosehill Operating assets in connection with the distribution to Tema of Cash Consideration, shares of Class B common stock and Tema warrants and the assumption of Tema liabilities in connection with the Business Combination; therefore, no Tax Receivable Agreement liability is reflected in the unaudited pro forma condensed consolidated financial information. Liabilities under the Tax Receivable Agreement will be recognized upon the future redemption by Tema or the exchange by the Company, as applicable, of Rosehill Operating Common Units for Class A common stock or cash, as applicable.

2.	Pro Forma Adjustments and Assumptions

Pro Forma Adjustments to the Statement of Operations:

(a) Represents the KLRE historical statement of operations for the year ended December 31, 2016.

(b) Represents the historical statement of operations of the assets and liabilities of the business to be contributed to Rosehill Operating for the year ended December 31, 2016.

(c) Represents $3.4 million non-recurring transaction costs incurred through December 31, 2016 related to the Business Combination which have been excluded from the unaudited pro forma statement of operations.

(d) No pro forma adjustment for income tax benefit was reflected in the pro forma statement of operations. The Company is a newly formed Subchapter C corporation with no income tax refund potential. Accordingly, no deferred tax asset created by the loss was judged to be, more likely than not, collectible.

(e) Represents net income (loss) attributable to the redeemable noncontrolling interest in the total pro forma consolidated net income (loss) based on Tema’s ownership of Rosehill Operating as a result of the Business Combination.

(f) Represents net income (loss) attributable to the redeemable noncontrolling interest in Rosehill Operating by Tema on the total pro forma consolidated net income (loss) assuming the illustrative redemption scenario.

(g) Reflects basic and diluted earnings per common share after the impact of the Business Combination and the PIPE Investment. Earnings per share includes adjustments for 8% Series A Preferred Stock dividends not available to common shareholders. Outstanding KLRE warrants (as disclosed in footnote (k) below)

were excluded in the calculation of diluted net earnings per share as inclusion would have been anti-dilutive. The following table sets forth the computation of pro forma basic and diluted loss per common share for the year ended December 31, 2016, (in thousands, except per share amounts) assuming scenarios, in which (i) there are no redemptions, (ii) 6,444,643 shares of Class A common stock are redeemed and 1,923,077 shares of Class A common stock are purchased pursuant to the Side Letter and (iii) 6,444,643 shares of Class A common stock are redeemed and 20,000 shares of Series A Preferred Stock are purchased pursuant to the Side Letter:

	For the Year Ended December 31, 2016
	No Redemptions	Illustrative Redemptions if Side Letter purchasers buy Class A common	Illustrative Redemptions if Side Letter purchasers buy Series A Preferred
Net loss attributable to common shareholders	$(4,290)	$(3,096)	$(2,532)
Pro forma adjustment to reflect Series A Preferred Stock dividend	(6,000)	(6,000)	$(7,600)

Net loss used to compute pro forma net loss per share	$(10,290)	$(9,096)	$(10,132)
Pro Forma Weighted Average Common Shares Outstanding
Basic and Diluted	12,435	7,460	5,490
Pro Forma Net Loss Per Common Share
Basic and Diluted	$(0.83)	$(1.22)	$(1.85)

(h) Pro forma weighted average shares outstanding reflect the following for each of the redemption scenarios (in thousands):

	No redemptions	Illustrative Redemptions if Side Letter purchasers buy Class A common	Illustrative Redemptions if Side Letter purchasers buy Series A Preferred
Shares of Class A Common Stock before the Business Combination	8,185	8,185	8,185
Founder Shares converted to Class A Common Stock	4,250	3,797	3,750
Shares of Class A Common Stock redeemed	—	(6,445)	(6,445)
Shares of Class A Common Stock issued pursuant to the Side Letter	—	1,923	—

Weighted-average shares of Class A Common Stock outstanding	12,435	7,460	5,490

Pro Forma Adjustments to the Balance Sheet:

(a) Represents the KLRE historical balance sheet as of December 31, 2016.

(b) Represents the balance sheet of the Assets and Liabilities of the Business to be Contributed to Rosehill Operating as of December 31, 2016.

(c) Represents the adjustment of $85.3 million related to the reclassification of $85.3 million of cash equivalents held in the Trust Account to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the Business Combination.

(d) Reflects the issuance by KLRE of 75,000 Series A Preferred Stock at $1,000 per share and 5,000,000 PIPE Warrants to the PIPE Investors in connection with the closing of the Business Combination for net proceeds of $70.9 million, in addition to the 734,704 shares of Class A common stock transferred, in lieu of cancellation and reissuance, by KLR Sponsor to the PIPE Investors in connection with the closing of the Business Combination. The transfer of Class A common shares to the PIPE Investors by KLR Sponsor is considered an in-substance capital contribution to KLRE. The net proceeds of the PIPE Investment have been allocated among the Preferred, PIPE Warrants and 734,704 shares of Class A common shares based on the relative fair value of the instruments. The fair value allocated to the Preferred Stock is reflected as Preferred Stock whereas the remaining value is reflected as additional paid-in capital. The following table illustrates the relative fair value allocated to each instrument (in thousands):

Net proceeds of PIPE Investment	$70,875
Proceeds allocated to:
Preferred stock	51,566
Warrants	14,060
Class A common stock	5,249

(e) Represents the acquisition by KLRE of approximately 29% of the outstanding common membership units in Rosehill Operating from Tema, in exchange for (i) the contribution to Rosehill Operating by KLRE of the Cash Consideration and related distribution to Tema, (ii) 29,807,692 shares of Class B common stock and the Tema Warrants (which $35.0 million of cash, Class B common stock, and warrants will immediately be distributed by Rosehill Operating to Tema), (iii) the assumption by Rosehill Operating of $55.0 million in indebtedness, (iv) the contribution to Rosehill Operating by KLRE of the remaining cash proceeds of KLRE’s IPO and the PIPE Investment and (v) the transfer, in lieu of cancellation and reissuance, by KLR Sponsor of 750,000 warrants to purchase Class A common stock of KLRE to Rosemore pursuant to the Side Letter. The interest in the net assets of Rosehill Operating not attributable, directly or indirectly, to KLRE are represented as redeemable noncontrolling interest. The Company has classified the noncontrolling interest as temporary equity as Tema has the election to cause redemption of the common membership units in Rosehill Operating it retained in connection with the Business Combination Agreement through the issuance of Class A common shares or cash, at Rosehill Operating’s election.

(f) Represents $5.9 million of banking, legal and accounting fees that are expensed (not capitalized within equity) in connection with the Business Combination as well as $46,330 of deferred underwriting commissions which were accrued as of December 31, 2016. $3.4 million of the cost was incurred by Tema, and will be reimbursed upon closing. These costs are excluded from Available Cash.

(g) Reflects the repayment of $275,000 of related party notes due KLR Sponsor and its affiliates upon consummation of the Business Combination.

(h) Represents an adjustment of $79.2 million related to shares of Class A common stock that were subject to possible redemption from redeemable equity in KLRE’s historical consolidated balance sheet as of December 31, 2016 to permanent equity in connection with the Business Combination. These shares are no longer redeemable and have been reclassified from redeemable equity to additional paid in capital and Class A common stock, $0.0001 par value.

(i) Represents the conversion of 2,046,330 Class F Founders Shares into 4,250,000 shares of Class A common stock upon the closing of the Business Combination.

(j) Reflects the illustrative redemption of 6,444,643 shares of Class A common stock (approximately 79% of total shares available for redemption), representing the maximum number of shares of Class A common stock which can be purchased and still meet the requirements of the Business Combination Agreement, for approximately $67.2 million using proceeds from the Trust Account and $20.0 million to be received pursuant to the Side Letter. This scenario also assumes that Rosemore and KLR Sponsor purchase 1,923,077 shares of Class A common stock pursuant to the Side Letter for $20.0 million. Pro forma cash assuming the illustrative redemptions is $76.5 million. As a result of this redemption, Tema’s interest in KLRE will be approximately 80.0%.

(k) The following tables reflects the authorized, issued and outstanding shares of common and preferred stock:

	KLRE	Rosehill LLC	Pro forma Adjustments		Pro forma (Assuming No Redemptions)	Redemption Adj.		Pro forma (Assuming Illustrative Redemptions)
Temporary Equity
Class A common stock
Issued	7,597,044	—	(7,597,044	)(i)	—	—		—
Stockholders’ equity
Preferred Stock
Authorized	—	—	1,000,000		1,000,000	—		1,000,000
Issued and outstanding	—	—	75,000	(ii)	75,000	—		75,000
Class A common stock, $0.0001 par value
Authorized	35,000,000	—	60,000,000		95,000,000			95,000,000
Issued and outstanding	588,276	—	7,597,044	(i)	12,435,320	(6,444,643	)(v)	7,460,126
			4,250,000	(iii)		1,923,077	(vi)
						(453,627	)(iii)
Class F common stock, $0.0001 par value
Authorized	6,000,000	—	—		6,000,000	—		6,000,000
Issued and outstanding	2,046,330	—	(2,046,330	)(iii)	—	—		—
Class B common stock, $0.0001 par value
Authorized	—	—	30,000,000		30,000,000	—		30,000,000
Issued and outstanding	—	—	29,807,692	(iv)	29,807,692	—		29,807,692
Warrants	16,594,158	—	4,000,000	(iv)	25,594,158	—		25,594,158
			5,000,000	(ii)

(i)	Reclassification of redeemable equity as described in note (h)
(ii)	Issuance of Series A Preferred Stock and warrants to the PIPE Investors
(iii)	Conversion of the Founder Shares to Class A common shares is limited to 4,250,000 shares, including 734,704 shares provided to PIPE Investors. In the illustrative redemption scenario, the number of Founder Shares convertible to Class A common shares will be limited to 20% of issued shares on an as converted basis, net of redemptions.
(iv)	Issuance of Class B common stock and Tema warrants to Rosehill Operating
(v)	Shares of Class A common stock redeemed as assumed in the illustrative redemption scenario
(vi)	Issuance of Class A common stock pursuant to the Side Letter, assuming the backstop is funded with the purchase of Class A common stock. If the backstop was funded with Preferred Stock, 20,000 shares of Preferred Stock would be issued instead of the 1,923,077 Class A common shares.

COMPARATIVE SHARE INFORMATION

The following tables set forth:

•	historical per share information of KLRE for the year ended December 31, 2016;

•	historical per share information of Rosehill Operating for the year ended December 31, 2016; and

•	unaudited pro forma per share information of the combined company for the year ended December 31, 2016 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This scenario assumes that no shares of Class A common stock of KLRE are redeemed; and

•	Assuming Illustrative Redemption: This scenario assumes that 6,444,643 shares of KLRE Class A common stock are redeemed, resulting in an aggregate payment of approximately $67.2 million using proceeds from the Trust Account and $20.0 million to be received pursuant to the Side Letter. This scenario also assumes that Rosemore and KLR Sponsor purchase 1,923,077 shares of Class A common stock pursuant to the Side Letter for $20.0 million which represents the excess of the redemption over 30%. This redemption is the maximum allowable redemption whereby the Company will be able to meet the requirements of the Business Combination Agreement.

The pro forma book value, net income (loss), and cash dividends per share information reflect the Business Combination contemplated by the Business Combination Agreement as if it had occurred on December 31, 2016.

This information is based on and should be read together with the selected historical consolidated financial information, the unaudited pro forma condensed consolidated financial information, and the historical financial information of KLRE and Tema that have been presented in our filings with the SEC and are included or incorporated herein by reference in this proxy statement. The unaudited pro forma condensed consolidated per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination.

	KLRE	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Illustrative Redemptions)
Book value per share as of December 31, 2016(a)	$1.90	$3.71	$3.46
Basic and diluted net income (loss) per common share, for the year ended December 31, 2016	$(0.55)	$(0.83)	$(1.22)
Cash dividends per share	$0.00	$0.00	$0.00

(a)	Book value per share = (Total stockholders’ equity excluding temporary equity and preferred equity) / Number of class A and F shares outstanding, excluding temporary equity

SPECIAL MEETING OF COMPANY STOCKHOLDERS

General

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting in lieu of the 2017 annual meeting of stockholders to be held on April 26, 2017, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about April 12, 2017. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place
The special meeting will be held at 9:00 a.m., Central Time, on April 26, 2017, at the offices of the Company, located at 811 Main Street, 18th Floor, Houston, Texas 77002, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our Class A common stock or Class F common stock at the close of business on March 28, 2017, which is the record date for the special meeting. You are entitled to one vote for each share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on the record date, there were 8,185,320 outstanding shares of our Class A common stock and 2,046,330 outstanding shares of our Class F common stock.

Vote of the Company’s Sponsor, Directors and Officers

In connection with our IPO, our initial stockholders have agreed to vote any shares of Class A common stock and Class F common stock owned by them in favor of the Business Combination Proposal. In addition, pursuant to the SHRRA, our Sponsor agreed to vote any shares of Class A common stock and Class F common stock owned by them in favor of the Business Combination Proposal and for all other proposals presented to our stockholders in the accompanying proxy statement. These agreements apply to our Sponsor as it relates to the Founder Shares and the requirement to vote its Founder Shares in favor of the Business Combination Proposal and for all other proposals presented to our stockholders in the accompanying proxy statement.

Our initial stockholders have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete the Business Combination by September 16, 2017. However, if our initial stockholders acquire public shares in or after our IPO, they (along with any of our executive officers, directors or affiliates who acquire public share during or after our IPO) will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete the Business Combination by September 16, 2017.

Quorum and Required Vote for Proposals for the Special Meeting

Holders of a majority in voting power of the Company’s Class A common stock and Class F common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has power to adjourn the special meeting. As of the record date for the special meeting, the presence at the meeting, in person or represented by proxy, of holders of 5,115,826 shares of our common stock would be required to achieve a quorum.

Approval of the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present (in person or by proxy) at the special meeting and entitled to vote. Approval of the Charter Amendment Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class F common stock.

The Business Combination is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting. Each of the proposals other than the Business Combination Proposal and the NASDAQ Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal, other than the Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in this proxy statement.

It is important for you to note that in the event that the Business Combination Proposal or the NASDAQ Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by September 16, 2017, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Company Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal, the NASDAQ Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of, the Company and our stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that our Sponsor, members of our board of directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•	the continued right of our Sponsor to hold our common stock and private placement warrants;

•	the fact that our Sponsor holds Founder Shares and private placement warrants, which are subject to certain lock-up periods and will be released only if the Business Combination is successfully completed;

•	the fact that our Sponsor holds private placement warrants that would expire worthless if a business combination is not consummated;

•	the fact that our Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination;

•	the fact that our Sponsor has loaned the Company $375,000 to fund working capital that will not be repaid unless the Business Combination is consummated;

•	if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.40 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay income taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act, Mr. Kovalik has agreed to indemnify us for such reductions in the amount of funds;

•	the continued indemnification of our existing directors and officers and continuation of our directors’ and officers’ liability insurance after the Business Combination;

•	that we have entered into the SHRRA with our Sponsor, Tema and Anchorage, which provides for registration rights to our Sponsor and the right to designate two directors; and

•	that, as described in the Charter Amendment Proposals, our current certificate of incorporation and bylaws will be amended, as reflected in Annex C and Annex D, respectively, to provide our Sponsor with certain rights if the Business Combination is completed, including our renunciation of our interest in any corporate opportunity offered to “Exempted Persons”, including our Sponsor’s and Tema’s directors, unless such opportunity is expressly offered to such person solely in his or her capacity as a director and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue (with certain exceptions provided for in the SHRRA).

Abstentions

At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Business Combination Proposal, the Incentive Plan Proposal, the NASDAQ Proposal and the Adjournment Proposal. A failure to vote or an abstention will have the same effect as a vote “AGAINST” each of the Charter Amendment Proposals. Additionally, if you abstain from voting or fail to vote at the special meeting, you will not be able to exercise your redemption rights (as described above).

Voting Your Shares

Each share of Class A common stock and Class F common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of shares of Class A common stock and Class F common stock that you own. There are several ways to vote your shares of Class A common stock and Class F common stock:

•	You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our Class A common stock or Class F common stock will be voted as recommended by our board of directors. Our board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposals, “FOR” the Director Election Proposal, “FOR” the NASDAQ Proposal, “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

•	You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your shares of Class A common stock or Class F common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Class A common stock or Class F common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Morrow Sodali LLC, before the special meeting, that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the Business Combination Proposal, the NASDAQ Proposal, the LTIP Proposal, the Charter Amendment Proposals, the Director Election Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our Class A common stock or Class F common stock, please call our proxy solicitor, at (800)-662-5200 (banks and brokers call collect at (203)-658-9400).

Redemption Rights

If you are a holder of public shares, you may redeem your public shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the consummation of the Business Combination, including interest (which interest shall be net of income taxes payable), by (b) the total number of shares of Class A common stock included as part of the units sold in the IPO; provided that the Company will not redeem any shares of Class A common stock issued in the IPO to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combination. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to any shares of our capital stock they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in our Trust Account of approximately $85.3 million on December 31, 2016, the estimated per share redemption price would have been approximately $10.42.

In order to exercise your redemption rights, you must:

•	affirmatively vote either for or against the Business Combination Proposal

•	check the box on the enclosed proxy card to elect redemption

•	prior to 5:00 PM Eastern Time on April 24, 2017 (two (2) business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

17 Battery Place—8th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

and

•	deliver your shares either physically or electronically through DTC’s DWAC system to our transfer agent at least two (2) business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

Unless waived by Tema, it is a condition to closing under the Business Combination Agreement that the Company shall have not less than $92,000,000 of Available Cash (as defined in the Business Combination Agreement).

Prior to exercising redemption rights, stockholders should verify the market price of our Class A common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our Class A common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of our Class A common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the post-combination company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by September 16, 2017, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our Class A common stock and Class F common stock in connection with the Business Combination.

Proxy Solicitation Costs

The Company is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. The Company and its directors, officers and employees may also solicit proxies in person. The Company will file with the SEC all scripts and other electronic communications as proxy soliciting materials. The Company will bear the cost of the solicitation.

The Company has hired Morrow Sodali LLC to assist in the proxy solicitation process. The Company will pay that firm a fee of $22,500, plus disbursements.

The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. The Company will reimburse them for their reasonable expenses.

PROPOSAL NO. 1—APPROVAL OF THE BUSINESS COMBINATION

We are asking our stockholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement. Please see the subsection entitled “General Description of the Business Combination Agreement,” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a stockholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our common stock that are voted at the special meeting.

General Description of the Business Combination Agreement

Subject to the terms of the Business Combination Agreement and adjustments set forth therein (including with respect to title and environmental defects), we will acquire a portion of the equity of Rosehill Operating, to which Tema will have contributed and transferred a portion of its assets and liabilities, for (i) the contribution to Rosehill Operating by us of the Cash Consideration and for the issuance to Rosehill Operating by us of 29,807,692 shares of our newly created Class B common stock (which cash and shares of Class B common stock will immediately be distributed by Rosehill Operating to Tema), (ii) the assumption by Rosehill Operating of $55,000,000 in Tema indebtedness and (iii) the contribution to Rosehill Operating by us of the remaining cash proceeds of our IPO. In connection with the closing of the Business Combination, (i) we will issue to Rosehill Operating the Tema warrants in exchange for a number of Rosehill warrants equal to the number of Tema warrants and (ii) the Tema warrants and $35,000,000 will immediately be distributed to Tema. In addition, We will contribute the net proceeds of the PIPE Investment to Rosehill Operating in exchange for Rosehill Operating Series A Preferred Units and additional Rosehill warrants. At closing, assuming no redemptions by holders of our Class A Common Stock and the consummation of the transactions discussed herein, we will own (i) 12,435,320 Common Units, (ii) 75,000 Series A Preferred Units and (iii) 25,594,158 Rosehill warrants. Immediately following the Business Combination, we will own approximately 29% of Rosehill Operating’s common equity and Tema will own the remaining 71%. After giving effect to the conversion of the Series A Preferred Units and warrants into Common Units, we will own approximately 39% of Rosehill Operating’s common equity and Tema will own the remaining 61%.

Closing and Effective Time of the Business Combination

The closing of the Business Combination (the “Closing”) is expected to take place at 10:00 a.m., Houston, Texas time, on the third business day after satisfaction (or waiver) of the conditions described below under the subsection entitled “Conditions to Closing of the Business Combination,” unless another date or place is agreed to in writing by the Parties (such date on which the Closing occurs, the “Closing Date”).

Conditions to Closing of the Business Combination

Conditions to Obligations of Each Party

The respective obligation of each party to the Business Combination Agreement to effect the transactions contemplated by the Business Combination is subject to the satisfaction or written waiver by both the Company and Tema, at or prior to the Closing Date, of the following conditions:

•	the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of our common stock in favor of the LTIP Proposal, the Business Combination Proposal, the Charter Amendment Proposals, the NASDAQ Proposal and any other proposal reasonably agreed by the Company and Tema to be necessary or appropriate in connection with the Business Combination;

•	there must not be any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) issued by any governmental entity having jurisdiction over any party to the Business Combination Agreement, enjoining or otherwise prohibiting the consummation of the Transactions (as defined in the Business Combination Agreement), and there must not be any law or regulation made or adopted that makes consummation of the Transactions illegal or otherwise prohibited;

•	the redemption of our Class A common stock as described under “—Redemption Rights” below must have been completed in accordance with the terms of our organizational documents and the relevant offering documents; and

•	subject to any additional conditions or limitations in the Business Combination Agreement, all necessary filings with and consents of any governmental entity required for the consummation of the Transactions must have been made and obtained, as applicable, and any waiting periods applicable to the transactions contemplated by the Business Combination Agreement under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any extensions thereof must have expired or been terminated.

Conditions to Our Obligations

Our obligations to effect the Transactions are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by us:

•	(i) each of the Fundamental Representations (as defined in the Business Combination Agreement) of Tema must be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), and (ii) all other representations and warranties of Tema in the Business Combination Agreement must be true and correct (disregarding any qualifiers as to “materiality” or “Tema Material Adverse Effect” (as defined below)) as of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date must have been true and correct only on such date), except for failures that would not be reasonably likely to have, individually or in the aggregate, a “Tema Material Adverse Effect”;

•	Tema and Rosehill Operating must have performed or complied with in all material respects all obligations required to be performed or complied with by these entities under the Business Combination Agreement at or prior to the Closing Date;

•	the transactions contemplated by the Contribution Agreement (as defined in the Business Combination Agreement) must have been consummated;

•	the Debt Financing (as defined in the Business Combination Agreement) and the PIPE Investment must have been consummated;

•	Tema must have delivered, or must stand ready to deliver, each of the closing deliveries required to be delivered by it pursuant to the Business Combination Agreement;

•	there must not have been or occurred since the date of the Business Combination Agreement, any “Tema Material Adverse Effect”; and

•	certain consents set forth in the Business Combination Agreement shall have been obtained.

Conditions to Obligations of Tema

The obligations of Tema to effect the Transactions is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by Tema:

•

(i) each of the Fundamental Representations of the Company shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) and (ii) all other representations and warranties of the Company in the Business Combination Agreement shall be true and correct (disregarding any qualifiers as to “materiality” or “KLRE Material Adverse Effect” (as defined below)) as of the date of the Business Combination Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a “KLRE Material Adverse Effect”;

•	the Company must have performed or complied in all material respects with all obligations required to be performed by the Company under the Business Combination Agreement at or prior to Closing Date;

•	the common stock to be issued pursuant to the A&R LLC Agreement must have been approved for listing on NASDAQ, subject only to official notice of issuance thereof;

•	the Company must have Available Cash of not less than Ninety Two Million Dollars ($92,000,000);

•	the Company must have delivered, or stand ready to deliver, each of the closing deliveries required to be delivered by it pursuant to the Business Combination Agreement;

•	there must not have been or occurred since the date of the Business Combination Agreement, any “KLRE Material Adverse Effect”; and

•	Our board of directors shall not have made a KLRE Adverse Recommendation Change (as defined in the Business Combination Agreement).

Representations and Warranties

Under the Business Combination Agreement, Tema made customary representations and warranties with respect to Rosehill Operating relating to: organization, standing and power; capital structure; no subsidiaries; authority, no violations, consents and approvals; financial statements; information supplied; no undisclosed material liabilities; no default; compliance with applicable laws; litigation; taxes; employees, benefits; intellectual property; contributed assets, real property; insurance; brokers; material contracts; payments for production; imbalances; royalties; current commitments, advances, expenses; credit support obligations; regulatory matters; sufficiency; environmental matters; and books and records.

Under the Business Combination Agreement, Tema also made customary representations and warranties with respect to itself relating to: organization, standing and power; authority, no violations, consents and approvals; ownership; brokers; and accredited investor status.

Under the Business Combination Agreement, we made customary representations and warranties with respect to the Company relating to: organization, standing and power; capital structure; authority, no violations, consents and approvals; SEC documents; information supplied; absence of certain changes or events; no indebtedness; no default; compliance with applicable laws; litigation; certain contracts and arrangements; listing; the Trust Account; employees, benefits; intellectual property; real property; investment company status; and brokers.

Termination

The Business Combination Agreement may be terminated any time prior to the Closing, whether before or after adoption of the Business Combination Agreement by the stockholders of the Company, as follows:

•	by mutual written consent of Tema and the Company;

•	by Tema or the Company if any governmental entity having jurisdiction over any party to the Business Combination Agreement has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited, subject to certain other limitations as more particularly set forth in the Business Combination Agreement;

•	by Tema or the Company if the approval of the Company’s stockholders has not been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of the stockholders of the Company, or at any adjournment thereof;

•	by Tema or the Company if the Business Combination has not been consummated by May 31, 2017; provided, however, that the right to terminate the Business Combination Agreement pursuant to this limitation will not be available to any party to the Business Combination Agreement in breach thereof if certain conditions more particularly set forth in the Business Combination Agreement are not satisfied on or prior to Closing;

•	by Tema or the Company in the event of a breach by the other party of certain representations, warranties, covenants or other agreements contained in the Business Combination Agreement, which (i) would give rise to the failure of certain closing conditions and (ii) cannot be or has not been cured by the earlier of fifteen (15) days after the giving of written notice to the breaching party of such breach and May 31, 2017;

•	by Tema or the Company if the board of directors of the Company has publicly withdrawn, modified or changed its approval or recommendation to the stockholders of the Company with respect to any of the Transaction Proposals; or

•	by Tema or the Company if the aggregate adjustments under the Business Combination Agreement with respect to Defects (as such term is defined in the Business Combination Agreement) equals or exceeds an amount equal to twenty percent (20%) of the Unadjusted Consideration (as defined in the Business Combination Agreement).

Subject to certain other limitations set forth in the Business Combination Agreement, in the event of termination of the Business Combination Agreement, the Business Combination Agreement will become void and there will be no liability or obligation on the part of any party thereto. However, no such termination will relieve any party to the Business Combination Agreement from liability for damages for a knowing and intentional breach of any representation, warranty or obligation thereunder. Further, no party to the Business Combination Agreement will be liable thereunder for any punitive, special or remote damages, and damages under the Business Combination Agreement shall be limited to actual damages and consequential damages, including damages for lost profits, provided that with respect to consequential damages, such damages are (i) not based on any special circumstances of the applicable party and (ii) the natural, probable and reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification or damages is sought thereunder. Certain provisions of the Business Combination Agreement will survive any termination of the Business Combination Agreement.

Amendments

The Business Combination Agreement may be amended by the parties thereto, at any time before or after the receipt of the relevant approval of the stockholders of the Company, but, after any such adoption, no amendment shall be made which by law would require the further approval by such stockholders without first obtaining such further approval. The Business Combination Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the parties thereto.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties related to Tema and Rosehill Operating that are made by Tema are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Tema Material Adverse Effect” means any occurrence, condition, change, event or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the financial condition, business, assets, liabilities or results of operations of the Company and Tema, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of Tema or the Company to consummate the Transactions; provided, however, that in no event shall any of the following constitute a Tema Material Adverse Effect: (a) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; (b) any occurrence, condition, change, event or effect that affects the industries in which the Company or Tema operate generally (including changes in commodity prices, general market prices, laws and regulatory changes); (c) any occurrence, condition, change, event or effect resulting from or relating to fluctuations in the value of currencies; (d) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (e) any occurrence, condition, change, event or effect resulting from the announcement or pendency of the Transactions, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company or Tema due to the announcement or pendency of the Transactions (provided that, clause (e) does not apply to certain representations related to certain consents as described in the Business Combination Agreement and the closing condition related thereto); (f) any change in accounting requirements or principles imposed upon the Company or Tema or their respective businesses or any change in law, or the interpretation thereof; (g) any occurrence, condition, change, event or effect resulting from actions taken by the Company or any of its affiliates; (h) compliance by Tema or the Company with the terms of the Business Combination Agreement or any written request of the Company; or (i) any failure of the Company or Tema to meet any projections, forecasts or revenue or earnings productions (provided that clause (i) is not applicable with respect to any occurrence, condition, change, event or effect underlying such failure, all of which shall be taken into account in the determination of the occurrence of a Tema Material Adverse Effect); provided that, in the case of clauses (a), (c) or (d), such occurrence, condition, change, event or effect is only excluded to the extent that it does not have, or would not reasonably be expected to have, a disproportionate and adverse impact on the financial condition, business, assets, liabilities or results of operations of the Company and Tema, taken as a whole, as compared to other industry participants.

Under the Business Combination Agreement, certain representations and warranties of the Company are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “KLRE Material Adverse Effect” means any occurrence, condition, change, event or effect that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of the Company to consummate the Transactions; provided, however, that in no event shall any of the following constitute a KLRE Material Adverse Effect: (a) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; (b) any occurrence, condition, change, event or effect resulting from or relating to fluctuations in the value of currencies; (c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including natural disasters and acts of terrorism; (d) any occurrence, condition, change, event or effect resulting from the announcement or pendency of the Transactions, (provided that, clause (d) does not apply to certain representations related to certain consents as described in the Business Combination Agreement and the closing condition related thereto); (e) any change in the trading prices or trading volume of the equity securities of the Company (but not any change or effect underlying such change in prices, volume or credit rating to the extent such change or effect would otherwise constitute a KLRE Material Adverse Effect); (f) any change in accounting requirements or principles imposed upon the Company or its businesses or any change in law, or the interpretation thereof; (g) any occurrence, condition, change, event or effect resulting from actions taken by Tema or any of its affiliates; and (h) compliance by the Company with the terms of the Business Combination

Agreement or any written request of Tema; provided that, in the case of clauses (a), (b) or (c), such occurrence, condition, change, event or effect is only excluded to the extent that it does not have, or would not reasonably be expected to have, a disproportionate and adverse impact on the Company as compared to other industry participants.

Covenants of the Parties

The parties to the Business Combination Agreement made certain covenants under the Business Combination Agreement, including, among others, the following:

Covenants of Tema

Subject to certain exceptions, Tema will:

•	from the date of the Business Combination Agreement, not permit any of its Subsidiaries or any of its or its Subsidiaries’ Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries regarding the making of offers or proposals that constitute an Acquisition Proposal (as defined in the Business Combination Agreement), (ii) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs Tema that it is considering making, an Acquisition Proposal or (iii) enter into any agreement relating to an Acquisition Proposal;

•	afford to the Company and its officers, directors, employees, accountants, consultants, agents, legal counsel, and other representatives reasonable access, at reasonable times upon reasonable prior notice, to the assets, records, officers, key employees, properties, offices and other facilities of Tema and Rosehill Operating and to their books, records, contracts and documents and will furnish reasonably promptly to the Company and its representatives such information concerning Tema’s and Rosehill Operating’s business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the Company;

•	from and after the date of execution of the Business Combination Agreement, negotiate and obtain (i) releases of all encumbrances securing any indebtedness of Tema, Rosehill Operating or its affiliates that are burdening the assets or equity interests of Rosehill Operating, (ii) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all such encumbrances on the assets or equity interests of Rosehill Operating securing any Indebtedness of Tema, Rosehill Operating or its affiliates, and (iii) all instruments and agreements reasonably requested by, and in form and substance reasonably acceptable to, the Company to effect and file of record the release of all encumbrances securing any indebtedness of Tema, Rosehill Operating or its affiliates that are burdening the assets or equity interests of Rosehill Operating; and

•	prior to the Closing and in connection with the PIPE Investment, use its reasonable best efforts to provide to the Company, and shall cause Rosehill Operating to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its and Rosehill Operating’s representatives, including legal and accounting representatives, to provide, all cooperation reasonably requested by the Company that is customary in connection with completing any financing activities, or with obtaining such consents as are required to be obtained under Tema’s revolving credit facility (or any replacement financing related thereto) and any other indebtedness of Rosehill Operating that would become due and payable at the Closing as a result of the consummation of the Transactions, or obtaining new replacement debt financing to replace such indebtedness.

Covenants of Rosehill Operating

Subject to certain exceptions, Rosehill Operating will:

•	put in place and shall fully prepay immediately prior to the Closing “tail” insurance policies with a claims period of at least six (6) years from the Closing from an insurance carrier with the same or better credit rating as Rosehill Operating’s current insurance carrier with respect to directors’ and officers’ liability insurance with respect to matters, acts or omissions existing or occurring at or prior to the Closing.

Covenants of Tema and Rosehill Operating

Subject to certain exceptions, prior to the Closing, Tema and Rosehill Operating will:

•	conduct its businesses in the ordinary course and will use reasonable best efforts to preserve intact its present business organization and material permits, retain its current officers and key employees and preserve its relationships with its key customers and suppliers and others having significant business dealings with it, including to the extent necessary to preserve its goodwill and ensure that its ongoing business will not be impaired in any material respect at the Closing;

•	use reasonable best efforts to maintain insurance with financially responsible insurance companies in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities’ past practice;

•	manage its working capital (including the timing of collection of accounts receivable, the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice; and

•	(i) keep the Company reasonably apprised of any drilling, re-drilling or completion operations proposed or conducted by Tema or Rosehill Operating with respect to the assets to be contributed, and, in connection therewith, consider reasonable requests by the Company for specific drilling, completion and other operations on such assets; (ii) subject to the Company’s approval, not elect to go non-consent as to any proposed operation on any of the oil and gas properties to be contributed, unless Tema has provided the Company reasonable documentation that the rate of return for such proposed operation is less than 25% or the proposed operation capital requirement is in excess of $2,000,000; (iii) not voluntarily relinquish its position as operator to anyone other than Rosehill Operating or the Company with respect to any of the assets to be contributed, or voluntarily abandon any such assets other than as required pursuant to the terms of a lease or applicable law; and (iv) maintain in full force and effect all leases that are presently producing in paying quantities or otherwise held by shut-in payments or other payments in lieu of production or drilling operations.

Subject to certain exceptions, prior to the Closing, Tema and Rosehill Operating will not:

•	(i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Tema or Rosehill Operating; (ii) split, combine or reclassify any capital stock of, or other equity interests in, Tema or Rosehill Operating; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests in, Tema or Rosehill Operating, except as contemplated by any existing director compensation plan, employee benefit plan or employment agreement of Rosehill Operating, a true and correct copy of which, in each case, has been made available to the Company;

•	amend Tema’s or Rosehill Operating’s organizational documents;

•	(i) merge, consolidate, combine or amalgamate with any person or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of assets of Tema or Rosehill Operating, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, other than acquisitions in the ordinary course of business;

•	sell, transfer, or otherwise dispose of, or agree to sell, transfer, or otherwise dispose of, any portion of the assets to be contributed, other than (i) any sale, transfer or disposition of hydrocarbons in the ordinary course of business or pursuant to agreements existing on the date of the Business Combination Agreement, (ii) the disposition of obsolete, worn-out or damaged equipment, (iii) dispositions as are reasonably necessary to comply with the applicable disclosure schedule to the Business Combination Agreement, and (iv) dispositions of assets excluded from the Business Combination Agreement;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•	change in any material respect its material accounting methods or policies, except as required by GAAP;

•	make or rescind any tax election of Rosehill Operating;

•	(i) grant any increases in the compensation, incentives or benefits payable or to become payable to any Business Employee (as such term is defined in the Business Combination Agreement) or any of its directors, officers or employees, consultants, agents or individual independent contractors; (ii) pay or agree to pay to any Business Employee, director, officer or employee, consultant, agent or individual independent contractor, whether past or present, any pension, retirement allowance or other employee benefit not required by any of Tema’s, KLRE’s or any of their respective affiliates’ existing Business Employee Benefit Plans (as such term is defined in the Business Combination Agreement) (or any arrangement that would be a Business Employee Benefit Plan if in effect on the date hereof); (iii) enter into any new, or materially amend any existing, material employment or severance or termination agreement with any Business Employee, director, officer, employee, consultant, agent or individual independent contractor other than with respect to new hires made not in contravention of the Business Combination Agreement; (iv) establish or become obligated under any collective bargaining agreement or other contract with a labor union or representative of Business Employees, or Business Employee Benefit Plan which was not in existence prior to the date of the Business Combination Agreement, or amend any such plan or arrangement in existence on the date of the Business Combination Agreement if such amendment would have the effect of materially enhancing any benefits thereunder; (v) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any Business Employee Benefit Plan (or any award thereunder); (vi) hire any new employees who would be a Business Employee or engage any new individuals in the capacity of an independent contractor who provides services with respect to the contributed assets; (vii) transfer any Business Employee or terminate the employment or service of any Business Employee other than any such termination for cause (as reasonably determined by the employing Person); or (viii) implement any employee layoffs requiring notice under the WARN Act;

•	enter into or amend any contract, agreement or commitment with any former or present director or officer of Tema or Rosehill Operating or with any affiliate of any of the foregoing persons (or any other person covered under Item 404 of Regulation S-K under the Securities Act);

•	(i) incur, create or assume any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of Tema or Rosehill Operating or guarantee any debt securities of another person or (ii) create any material encumbrances on any material property or assets of Tema or Rosehill Operating in connection with any indebtedness thereof other than Permitted Encumbrances (as defined in the Business Combination Agreement);

•	(i) enter into any contract that would be a Material Contract (as defined in the Business Combination Agreement) if entered into prior to the date of the Business Combination Agreement or (ii) amend or modify in any manner any Material Contract;

•	make or enter into any contract to make any capital expenditures, loans, investments or advances in excess of $100,000 individually or $500,000 in the aggregate, other than as set forth on the budget set forth on the applicable disclosure schedule to the Business Combination Agreement;

•	settle or compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to Tema or Rosehill Operating, other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, which in any event (i) do not exceed, in any individual case, One Hundred Thousand Dollars ($100,000) and (ii) would not prohibit or materially restrict Tema or Rosehill Operating from operating their respective businesses substantially as currently conducted or anticipated to be conducted; or

•	agree to do anything prohibited by the foregoing covenants.

Covenants of KLRE

Subject to certain exceptions, prior to the Closing, the Company and its subsidiaries will:

•	conduct its businesses in the ordinary course; and

•	use commercially reasonable efforts to maintain insurance with financially responsible insurance companies in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities’ past practice.

Subject to certain exceptions, prior to the Closing, the Company will not, and will not permit any of its subsidiaries to:

•	(i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, the Company; or (iii) other than in connection with the redemption of our Class A common stock as described under “—Redemption Rights” below, any Ancillary Agreement (as defined in the Business Combination Agreement) or as otherwise required by the Company’s organizational documents or SEC filings in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company;

•	offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than pursuant to the PIPE Investment or in accordance with the Business Combination Agreement;

•	amend or propose to amend our organizational documents;

•	(i) merge, consolidate, combine or amalgamate with any person other than another wholly owned subsidiary of the Company; (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or (iii) make any loans, advances or capital contributions to, or investments in, any person other than the Company or any wholly owned subsidiary;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•	in any material respect, amend the Investment Management Trust Agreement, dated March 10, 2016, between KLRE and Continental Stock Transfer & Trust Company or any other agreement related to the Trust Account;

•	change in any material respect its material accounting methods or policies, except as required by GAAP;

•	enter into or amend any contract, agreement or commitment with any former or present director or officer of the Company or any of its subsidiaries or with any affiliate of any of the foregoing persons or any other person covered under Item 404 of Regulation S-K under the Securities Act;

•	except for any indebtedness incurred in connection with the Debt Financing (as defined in the Business Combination Agreement), (i) incur, create or assume any indebtedness for borrowed money (except for trade credit incurred in the ordinary course) or guarantee any such indebtedness of another person or issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of another person; or (ii) create any material encumbrances on any material property or assets of the Company or any of its subsidiaries in connection with any indebtedness thereof other than Permitted Encumbrances;

•	other than in connection with the Transactions, including the PIPE Investment, enter into or amend or modify in any manner any contract that is material to the Company; or

•	agree to do anything prohibited by the foregoing covenants.

Additional Covenants of KLRE

Subject to certain exceptions, the Company will:

•	as promptly as practicable after the date of the Business Combination Agreement, file a proxy statement related to the Transactions and the redemption of our Class A common stock as described under “—Redemption Rights” below with the SEC and provide its stockholders with the opportunity to redeem their respective shares of Class A common stock in conjunction with a stockholder vote on the Transactions, all in accordance with and as required by the Company’s organizational documents and SEC filings, any related agreements with Sponsor and its affiliates, applicable law, and any applicable rules and regulations of the SEC and NASDAQ;

•	not terminate or withdraw the offer to redeem shares of our Class A common stock as described under “—Redemption Rights” below other than in connection with the valid termination of the Business Combination Agreement in accordance with the terms thereof. The Company shall extend such offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to such offer;

•	conduct all investigations and due diligence at its sole cost, risk and expense and any conclusions made from any examination done by the Company or any of its representatives shall result from the Company’s own independent review and judgment;

•	call, hold and convene a meeting of its stockholders to consider the Transaction Proposals, to be held as promptly as reasonably practicable after the mailing of this proxy statement to the Company’s stockholders, subject to applicable Law;

•

from and after the Closing, solely to the extent of indemnification contained in the organizational documents of Rosehill Operating, any employment agreement or indemnification agreement effective as of the date hereof, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Business Combination Agreement or who becomes prior to the Closing, subject to the terms hereof, a director or officer of Rosehill Operating or who acts as a fiduciary under any employee benefit plan of Rosehill Operating against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld, delayed or conditioned) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Rosehill Operating, a fiduciary under any employee benefit plan of Rosehill Operating or is or was serving at the request, which request was made prior to the date hereof, of Rosehill Operating as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the Closing and whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable law (and the Company will cause Rosehill Operating to, jointly and severally, pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified person to the fullest extent permitted under applicable law, subject to a requirement to repay such advances if such Indemnified Person is adjudicated to have not been entitled to indemnification pursuant to the terms hereof or otherwise);

•	indemnify any indemnified person against all reasonable costs and expenses (including attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in the Business Combination Agreement, relating to the enforcement of such indemnified person’s rights under the provision described in the immediately preceding bullet or under any charter, bylaw or contract subject to an undertaking by such indemnified person to return such advance if such indemnified person is ultimately determined to not be entitled to indemnification hereunder or thereunder;

•	from the date of the Business Combination Agreement through the Closing, take all reasonable efforts which are necessary or reasonably desirable for (a) the Company to remain listed as a public company on, and for shares of common stock to be tradable over NASDAQ and (b) the shares of common stock to be issued pursuant to the A&R LLC Agreement to be approved for listing on NASDAQ; and

•	make an offer of employment to certain employees of Tema.

Mutual Covenants of Tema and KLRE

Subject to certain exceptions, Tema and the Company will:

•	cooperate with each other in the preparation of this proxy and any amendment or supplement to this proxy statement and any documents related to the offer to redeem our Class A common stock as described under “—Redemption Rights” below;

•	(i) use reasonable best efforts to cooperate with each other in timely making all filings required under the Business Combination Agreement to complete the Transactions; (ii) use reasonable best efforts to cooperate with each other in timely making all other filings with, and timely seeking all other consents, permits, authorizations or approvals from, governmental entities as necessary or appropriate to consummate the Transactions; and (iii) supply to any governmental entity as promptly as practicable any additional information or documents that may be requested pursuant to any law or by such governmental agency;

•	in the event any claim, action, suit, investigation or other legal or administrative proceeding by any person is commenced that questions the validity or legality of the transactions contemplated under the Business Combination Agreement or seeks damages in connection therewith, cooperate and use their reasonable best efforts to defend against and respond thereto;

•	consult with each other before issuing any press release or otherwise making any public statements with respect to the Business Combination Agreement or the Transaction;

•	confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a “Tema Material Adverse Effect” or “KLRE Material Adverse Effect”, as such terms are defined in the Business Combination Agreement;

•	use commercially reasonable efforts to cooperate fully, and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding, with respect to taxes imposed on or with respect to the assets, operations or activities of the Company or the assets to be contributed to Rosehill Operating;

•	give the other party the opportunity to participate in the defense, settlement or prosecution of any proceeding commenced following the date hereof related to the Business Combination Agreement or the Transactions at such party’s sole cost and expense. Prior to the Closing Date, no party hereto shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation or consent to the same unless the other party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed);

•	bear its respective portions of any transfer, documentary, sales, use, real property transfer or gain, gross receipts, goods and services, purchase, excise, stamp, registration, retailer occupation or other similar taxes payable by reason of the consummation of the Transactions in accordance with the Business Combination Agreement, and the Company shall file all necessary tax returns and other documentation with respect to any such transfer taxes. The parties will cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such transfer taxes; and

•	refrain from taking any action that would hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act.

Survival of Representations, Warranties and Covenants; Indemnification

The representations and warranties of the parties set forth in the Business Combination Agreement and the other documents and instruments executed and delivered by the parties thereto in connection with the Transactions shall survive the Closing and terminate and expire on the date that is fifteen (15) months after the Closing Date, except that:

•	the representations and warranties of Tema related to taxes will survive Closing and terminate and expire on the date that thirty (30) days after expiration of the applicable statute of limitations; and

•	the Fundamental Representations will survive Closing and terminate and expire on the date that is five (5) years after the Closing Date.

All covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing will survive for the period provided in such covenants and agreements, if any, or until fully performed. Representations, warranties and covenants will be of no further force and effect after the date of their expiration (if any), after which time no claim may be made thereunder; provided that there shall be no termination of any bona fide claim asserted in writing pursuant to the Business Combination Agreement with respect to such a representation, warranty, covenant or other agreement prior to its expiration date.

The parties to the Business Combination Agreement have agreed to customary indemnification obligations with respect to breaches of the representations and warranties described above and certain other liabilities. The obligations of Tema and the Company related to breaches of the representations and warranties will be subject to certain limitations including a minimum claim threshold of $100,000, a deductible amount of $15 million and a maximum liability cap of $40 million (other than with respect to fraudulent breaches or breaches of Fundamental Representations). All matters subject to indemnification by Tema or the Company shall be subject to a cap of the consideration actually received by Tema pursuant to the Business Combination Agreement.

Related Agreements

Amended and Restated Limited Liability Company Agreement of Rosehill Operating

Following completion of the Business Combination, we will operate our business through Rosehill Operating and its subsidiaries. At the Closing, we and Tema will enter into Rosehill Operating’s first amended and restated limited liability company agreement (the “A&R LLC Agreement”). The operations of Rosehill Operating, and the rights and obligations of the holders of Rosehill Operating Common Units, will be set forth in the A&R LLC Agreement.

Appointment as Managing member. Under the A&R LLC Agreement, we will become a member and the sole managing member of Rosehill Operating. As the sole managing member, we will be able to control all of the day-to-day business affairs and decision-making of Rosehill Operating without the approval of any other member, unless otherwise stated in the A&R LLC Agreement. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of Rosehill Operating and the day-to-day management of Rosehill Operating’s business.

Compensation. We will not be entitled to compensation for our services as managing member. We will be entitled to reimbursement by Rosehill Operating for any costs, fees or expenses incurred on behalf of Rosehill Operating (including costs of securities offerings not borne directly by members, board of directors compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs); provided that we will not be reimbursed for any of our income tax obligations.

Distributions. The A&R LLC Agreement requires Rosehill Operating to make a corresponding cash distribution to the Company at any time a dividend is to be paid by us to the holders of our Series A Preferred Stock. The A&R LLC Agreement will allow for distributions to be made by Rosehill Operating to its members on a pro rata basis in accordance with the number of Rosehill Operating Common Units owned by each member out of funds legally available therefor. We expect Rosehill Operating may make distributions out of distributable cash periodically to the extent permitted by the debt agreements of Rosehill Operating and necessary to enable us to cover our operating expenses and other obligations, as well as to make dividend payments, if any, to the holders of our Class A common stock. In addition, the A&R LLC Agreement generally will require Rosehill Operating to make pro rata distributions to its members, including us, in an amount at least sufficient to allow us to (i) pay our taxes and (ii) satisfy our obligations under the Tax Receivable Agreement.

Rosehill Operating Common Unit Redemption Right. The A&R LLC Agreement provides a redemption right to Tema which entitles it to cause Rosehill Operating to redeem, from time to time, all or a portion of its Rosehill Operating Common Units (and a corresponding number of shares of Class B common stock) for, at Rosehill Operating’s option, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to the average of the volume-weighted closing price of one share of Class A common stock for the twenty trading days prior to the date Tema delivers a notice of redemption for each Rosehill Operating Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). In the event of a “reclassification event” (as defined in the A&R LLC Agreement), the managing member is to ensure that each Rosehill Operating Unit (and a corresponding share of Class B common stock) is redeemable for the same amount and type of property, securities or cash that a share of Class A common stock becomes exchangeable for or converted into as a result of such “reclassification event”. Upon the exercise of the redemption right, Tema will surrender its Rosehill Operating Common Units (and a corresponding number of shares of Class B common stock) to Rosehill Operating and (i) Rosehill Operating shall cancel such Rosehill Operating Common Units and issue to the Company a number of Rosehill Operating Common Units equal to the number of surrendered Rosehill Operating Common Units and (ii) the Company shall cancel the surrendered shares of Class B common stock. The A&R LLC Agreement requires that we contribute cash or shares of our Class A common stock to Rosehill Operating in exchange for the issuance to the Company described in clause (i). Rosehill Operating will then distribute such cash or shares of our Class A common stock to Tema to complete the redemption. Upon the exercise of the redemption right, we may, at our option, effect a direct exchange of cash or our Class A common stock for such Rosehill Operating Common Units in lieu of such a redemption.

Maintenance of One-to-One Ratios. The A&R LLC Agreement will include provisions intended to ensure that we at all times maintain a one-to-one ratio between (a) (i) the number of outstanding shares of Class A common stock and (ii) the number of Rosehill Operating Common Units owned by the Company (subject to certain exceptions for certain rights to purchase equity securities of the Company under a “poison pill” or similar shareholder rights plan, if any, certain convertible or exchangeable securities issued under the Company’s equity compensation plans and certain equity securities issued pursuant to the Company’s equity compensation plans (other than a stock option plan) that are restricted or have not vested thereunder) and (b) (i) the number of other outstanding equity securities of the Company (including the Series A Preferred Stock and the warrants) and (ii) the number of corresponding outstanding equity securities of Rosehill Operating. This construct is intended to result in Tema having a voting interest in the Company that is identical to Tema’s economic interest in Rosehill Operating.

Transfer Restrictions. The A&R LLC Agreement generally does not permit transfers of Rosehill Operating Common Units by members, subject to limited exceptions. Any transferee of Rosehill Operating Common Units must, among other things, assume by written agreement all of the obligations of a transferring member with respect to the transferred units.

Dissolution. The A&R LLC Agreement provides that Rosehill Operating shall dissolve upon the earlier of the sale of all or substantially all of the assets of Rosehill Operating or upon the determination of the managing member. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up Rosehill Operating; (ii) second, to pay debts and liabilities owed to creditors of Rosehill Operating; (iii) third, to set up cash reserves which the managing member reasonably deems necessary for contingent or unforeseen liabilities or certain future payments; and (iv) fourth, (A) to the holders of Series A Preferred Units pursuant to the terms of such securities, and (B) then to the members pro-rata in accordance with their respective relative ownership of Rosehill Operating Common Units.

Indemnification and Fiduciary Duties. The A&R LLC Agreement provides for indemnification of the managing member, members and officers of Rosehill Operating and their respective subsidiaries or affiliates and provides that, except as otherwise provided therein, we, as the managing member of Rosehill Operating, will have the same fiduciary duties to Rosehill Operating and its members as are owed to a corporation organized under Delaware law and its stockholders by its directors.

Waiver Agreement

On December 20, 2016, the Company entered into the Waiver Agreement, a copy of which is attached to the accompanying proxy statement as Annex H and which we refer to as the “Waiver Agreement”, with our Sponsor pursuant to which Sponsor agreed to cap (a) the number of shares of Class A common stock to be received by Sponsor pursuant to the Amended and Restated Certificate of Incorporation upon conversion of the shares of Class F common stock held by Sponsor in connection with the Business Combination at 4,250,000 shares of Class A common stock and (b) the number of warrants that Sponsor will hold prior to the consummation of the Business Combination at 7,863,150 warrants.

Side Letter

On December 20, 2016, our Sponsor and Rosemore, Inc. entered into a Side Letter, a copy of which is attached to the accompanying proxy statement as Annex G and which we refer to as the “Side Letter”, pursuant to which the parties agreed to backstop redemptions by the Company’s public stockholders in excess of 30% of the outstanding shares of Class A common stock by purchasing shares of Class A common stock or Series A Preferred Stock in an amount up to $20 million.

Shareholders’ and Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, the Company entered into the SHRRA with our Sponsor, Tema and Anchorage Illiquid Opportunities V, L.P. and AIO AIV 3 Holdings, L.P. (together, “Anchorage”), the primary investor in the PIPE Investment, which agreement will govern the rights and obligations of our Sponsor, Tema and Anchorage with respect to the Company following the closing of the Business Combination. Pursuant to the terms of the SHRRA, and subject to certain exceptions, our Sponsor and Tema will be bound by restrictions on the transfer of (i) 33% of their common stock (as defined in the SHRRA) through the first anniversary of the date on which the closing of the Business Combination occurs (the “Closing

Date”) and (ii) 67% of their common stock through the second anniversary of the Closing Date, provided that sales of common stock above $18.00 per share (or, in connection with underwritten offerings by our Sponsor and Tema and subject to certain conditions, at a price reasonably expected to equal or exceed $18.00 per share and in any case equal to or in excess of $16.00 per share) will be permitted between the first and second anniversaries of the closing of the Business Combination.

Upon the consummation of the Business Combination, our Sponsor, Tema and Anchorage will be entitled to certain registration rights, including the right to initiate two underwritten offerings in any twelve-month period and unlimited piggyback registration rights, subject to customary black-out periods, cutback provisions and other limitations as set forth in the SHRRA. Pursuant to the SHRRA, as promptly as practicable and in no event later than seven days following the completion of the Business Combination, the Company has agreed to file with the SEC a shelf registration statement relating to the offer and sale of the Registrable Securities (as defined in the SHRRA) owned by our Sponsor, Tema and Anchorage (and any permitted transferees) and to keep such shelf registration statement effective on a continuous basis until the date as of which all such Registrable Securities have been sold or another registration statement is filed under the Securities Act.

Subject to specified ownership thresholds, our Sponsor will be entitled to designate two directors for appointment to the Board, Tema will be entitled to designate four directors and Anchorage will be entitled to designate one director. Each of our Sponsor, Tema and Anchorage will be entitled to appoint a representative or observer on each committee of the Board. Our Sponsor will initially designate Gary C. Hanna (who will serve as the Chairman of the Board) and Edward Kovalik, Tema will initially designate J.A. (Alan) Townsend, Frank Rosenberg, William Mayer and Francis Contino and Anchorage will designate Harry Quarls. Pursuant to the terms of the SHRRA, each of our Sponsor and Tema must vote for the designees of the other and is entitled to replace any of its designees that are removed from the Board.

Also pursuant to the SHRRA, during the period beginning on the Closing Date and ending on the two year anniversary thereof, the Board may not approve, or cause Rosehill Operating to approve, certain Major Transactions (as such defined in the SHRRA) without the affirmative vote of at least 70% of the directors then serving on the Board. In addition, Anchorage will have preemptive rights under the SHRRA to participate in future equity issuances by the Company, subject to certain limitations, so as to maintain its then-current percentage ownership of our capital stock.

Additionally, the SHRRA provides that Mr. Kovalik and other non-independent directors designated by our Sponsor must notify the Board of Directors of certain potential opportunities in the Delaware Basin for the Company to acquire or sell oil & gas leases, assets, working interests, royalty interests or to acquire companies being marketed for sale or potentially becoming available for purchase that may have appeal to the Company.

The SHRRA will terminate upon the valid termination of the Business Combination Agreement in accordance with its terms. In addition, certain rights and obligations of the Sponsors and Anchorage under the SHRRA will automatically cease if our Sponsor, Tema and Anchorage (i) no longer hold any equity securities of the Company or (ii) no longer have the right to designate an individual for nomination to the Board. For more information on the SHRRA, please see the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Shareholders’ and Registration Rights Agreement” and the full text of the SHRRA, which is attached as Annex F hereto.

Tax Receivable Agreement

Prior to or at the closing of the Business Combination, the Company will enter into a Tax Receivable Agreement with Tema. The Tax Receivable Agreement will generally provide for the payment by the Company to Tema of 90% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the closing of the Business Combination as a result of (i) any tax basis increases in the assets of Rosehill Operating resulting from the distribution to Tema of the Cash Consideration, the shares of Class B common stock and the Tema warrants and the assumption of the Tema Liabilities in connection with the Business Combination, (ii) the tax basis increases in the assets of Rosehill Operating resulting from the redemption by Rosehill Operating or the exchange by the Company, as applicable, of Rosehill Operating Common Units for Class A common stock or cash, as applicable, and (iii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, payments it makes under the Tax Receivable Agreement. The Tax Receivable Agreement will also provide that, until 36 months from the Closing Date (the “Protection Period”), for so long as Tema beneficially holds at least 20% of the total issued and outstanding equity of Rosehill Operating (excluding Tema’s beneficial ownership of Rosehill Operating through Tema’s ownership of Class A common stock of the Company), the Company shall not cause Rosehill Operating to sell, exchange or dispose of Contributed Assets (as defined in the Business Combination Agreement) in any twelve month period during the Protection Period if, following such disposition, the cumulative aggregate amount realized (as that term is defined in Section 1001 of the Internal Revenue Code of 1986, as amended) from all dispositions of Contributed Assets during such twelve month period would be in excess of $40,000,000, without the consent of Tema, which consent may be granted or withheld in Tema’s sole discretion. The Company shall provide notice to Tema of any proposed disposition of Contributed Assets which would have an amount realized in excess of $20,000,000 and the material terms of such disposition no later than 15 business days prior to the proposed disposition. Due to the uncertainty surrounding the amount and timing of future redemptions of Rosehill Operating Common Units by Tema, it is uncertain as to when payments under the Tax Receivable Agreement will commence. However, it is expected that payments will continue to be made under the Tax Receivable Agreement for 15 years after the date of the last exchange of the Rosehill Operating Common Units by Tema.

For more information on the Tax Receivable Agreement, please see the full text of the Tax Receivable Agreement, which is attached as Annex E hereto.

Gathering Agreements

Rosehill Operating plans to enter into certain crude oil gathering and gas gathering agreements, copies of which are attached hereto as Annex K and Annex L, respectively, with Gateway Gathering and Marketing Company (“Gateway”), a wholly-owned subsidiary of Rosemore, Inc., pursuant to which Gateway will receive, gather, store, treat, and redeliver crude oil and gas production from receipt points within certain production areas dedicated by Rosehill Operating to Gateway, at certain delivery points for downstream transportation. Rosehill Operating will pay Gateway a fee for such services set forth in the gathering agreements. Gateway provided the same services to Tema Oil and Gas in the same dedicated area before the Business Combination.

Background of the Business Combination

The terms of the Business Combination are the result of negotiations between representatives of KLRE and Tema and their respective affiliates. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

KLRE is a blank check company formed in Delaware on March 24, 2014 for the purpose of effecting a business combination, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The business combination is the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of our management team, board of directors, and external advisors and those of KLR.

Prior to the consummation of our IPO, neither KLRE, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with KLRE.

From the date of our IPO through the end of September 2016, KLRE identified and screened potential business combination candidates. As part of this search process, representatives of KLRE and KLR Group contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged in discussions with several possible target businesses related to potential transactions.

During that period, Gary Hanna, the Chairman and Chief Executive Officer of KLRE, and representatives of KLR Group, including Edward Kovalik, Stephen Lee, Reid Rubinstein, Jaime Gualy, and Gage Mooring:

•	developed a list of approximately 150 potential corporate and asset exploration and production opportunities located in KLRE’s targeted areas—the Bakken, Utica, Eagle Ford, Montney, Marcellus, DJ, Powder River, and Permian Basin shale plays;

•	considered and analyzed approximately 75 potential acquisition targets ranging in approximate value from $200 million to $3 billion, representing assets across most recognized unconventional shale plays, including in the Bakken, Eagle Ford, Utica, Marcellus, and Permian Basins; and

•	engaged in discussions with representatives of approximately 45 potential acquisition targets.

Apart from Tema, KLRE conducted or engaged in material discussions, due diligence or negotiations with respect to several alternative target opportunities. The decision not to further pursue the alternative acquisition targets was generally the result of one or more of (i) Mr. Hanna and KLR Group’s determination that the assets were not of sufficient quality, (ii) a seller’s unwillingness to engage in a transaction during the low-price phase of the commodity cycle, (iii) a difference in valuation expectations between Mr. Hanna and KLR Group, on the one hand, and a seller, on the other hand, (iv) a seller’s unwillingness to engage with KLRE given the timing and uncertainty of closing due to the requirement for KLRE stockholder approval and (v) Mr. Hanna and KLR Group’s determination that the complexity and uncertainty involved caused the opportunity to be too unlikely to warrant the expenditure of considerable time and resources.

On July 15, 2016, KLR Group held an introductory meeting with Tema. KLR Group did not approach Tema with the business combination proposal at that time.

On July 26, 2016, to facilitate open discussions regarding Tema’s general strategy and operational results, KLR Group and Tema signed a confidentiality agreement.

On August 18, 2016, Mr. Stephen Lee of KLR Group called Brian Ayers, Vice President Geology of Tema, to propose a discussion regarding a potential transaction involving Tema and KLRE.

On August 22, 2016, Mr. Kovalik and Mr. Jaime Gualy met with Mr. Ayers and Mr. Colby Williford at Tema’s office in Houston. Mr. Ayers provided an overview of Tema’s business, including its corporate history, assets and future development plans. Mr. Ayers also provided detailed information on Tema’s corporate history, acreage, production history, well performance, financial results and future development plans, and agreed to make available additional diligence information upon request. Mr. Kovalik expressed an interest in learning more about Tema and exploring the possibility of a transaction with Tema involving KLRE. Mr. Ayers reciprocated that interest. Mr. Ayers invited Mr. Kovalik to present the transaction proposal to Tema’s management team, including Alan Townsend, and its Board of Directors.

On August 23, 2016, KLR Group prepared discussion materials regarding a potential business combination with Tema and shared the materials with Tema’s management team, including Mr. Townsend and Mr. Ayers.

On August 24, 2016, Mr. Kovalik met with Mr. Townsend, Mr. Ayers, Colby Williford and the Board of Directors in Tema’s office in Houston. Mr. Kovalik discussed the business combination idea conceptually, including a potential range of valuations for Tema of $400 million to $500 million, valuations of public companies that have assets comparable to Tema’s (including Pioneer Natural Resources Company, Parsley Energy, Inc., Diamondback Energy, Inc., RSP Permian, Inc., Concho Resources Inc., Cimarex Energy Co., Matador Resources Company, Laredo Petroleum, Inc., Energen Corporation, Approach Resources, Inc., Callon

Petroleum Company, Earthstone Energy, Inc., Resolute Energy Corporation and Clayton Williams Energy, Inc.), merger and acquisition statistics for sales of similar assets to Tema’s, the potential timeline for consummating a business combination between KLRE and Tema, and potential sources of capital to fund the business combination between KLRE and Tema. Following the meeting, Mr. Ayers informed Mr. Kovalik that Tema’s board of directors was interested in moving forward with a possible business combination.

On August 26, 2016, Mr. Hanna, Mr. Gualy, and Mr. Kovalik met with Mr. Ayers and further discussed the process of consummating a business combination, including the execution of a binding letter of intent, negotiation of a business combination agreement and related documentation, and sourcing additional capital to support the business combination.

On August 29, 2016, Mr. Hanna, Mr. Kovalik, and members of KLR Group’s investment banking department met with Mr. Ayers, Mr. Williford, and Mr. Paul Larson to conduct a preliminary due diligence session.

Between August 29, 2016 and October 4, 2016, Mr. Hanna, Mr. Kovalik and representatives of KLR Group conducted their initial due diligence based on the information provided by Tema and other publicly available sources. KLRE also engaged Vinson & Elkins LLP as counsel to KLRE. Based on Mr. Hanna’s and KLRE’s review of the diligence materials, Mr. Hanna and KLRE determined that (i) Tema was attractively positioned in the oil-rich core of the Central Delaware Basin, (ii) Tema had a large horizontal drilling inventory across multiple pay formations, (iii) Tema’s acreage had been delineated across multiple formations, (iv) Tema had proven horizontal drilling expertise and technical acumen in the Delaware Basin and (v) Tema had a high degree of operational control over its assets, and, on the basis of the foregoing, concluded that Tema was a highly attractive target for KLRE. Furthermore, Mr. Hanna and Mr. Kovalik determined to offer Rosemore a $400 million enterprise value for Tema. The valuation was determined by analyzing the transaction history for similar assets, as well as comparable public companies. KLR Group considered alternative business combination candidates during this time, but none that KLR Group deemed as attractive as Tema.

On September 6, Mr. Hanna and Mr. Kovalik met Mr. Paul Ebner and Mr. Frank Rosenberg at Rosemore’s Baltimore office and discussed the general parameters of a transaction and potential schedule from then until potential closing. At the end of the meeting both parties expressed interest in continuing to pursue a letter of intent.

On September 12, 2016, Mr. Hanna and Mr. Kovalik called Mr. Rosenberg and Mr. Ebner of Rosemore to answer their questions regarding the process of consummating a business combination. Mr. Rosenberg expressed Rosemore’s interest in proceeding towards execution of a letter of intent between KLRE and Tema.

On September 17, 2016, Mr. Hanna sent a letter of intent to Mr. Rosenberg and Mr. Ebner.

On September 20, 2016, Mr. Rosenberg contacted Mr. Hanna and Mr. Kovalik to address a number of questions pertaining to the letter of intent, including the valuation methodology of Tema that resulted in a valuation of $400M, and the amount of additional capital that KLRE would endeavor to raise in addition to our capital held in trust. Mr. Rosenberg accepted Mr. Hanna’s offer of $400 million as Tema’s enterprise value and expressed that Rosemore would like to receive between $25 million and $50 million of consideration as cash and the balance of the consideration as equity in the pro forma business combination.

On September 26, 2016, Mr. Rosenberg returned the letter of intent to Mr. Hanna and Mr. Kovalik with a number of comments and questions. Mr. Rosenberg expressed that Rosemore would require that execution of a definitive business combination agreement and related documentation be subject to the approval of Rosemore’s Board of Directors. Mr. Rosenberg also disclosed that Rosemore would engage an advisor to render a fairness opinion and to also compare the merits of the KLRE business combination with other potential strategic alternatives, including capital markets options and alternative business combination options. The parties also spoke at length regarding composition of the pro forma board of directors of the companies post-combination.

Mr. Rosenberg also clarified that Rosemore may wish to receive less than $50 million of its consideration in cash and that the amount of the cash consideration to be received by Tema was subject to Rosemore’s analysis of its tax liabilities resulting from the contemplated business combination. Mr. Rosenberg also notified Mr. Hanna and Mr. Kovalik that Rosemore would want to retain its midstream assets and to continue to operate such business separately as a private company.

On September 27, 2016, Mr. Kovalik delivered a revised draft of the letter of intent to Mr. Rosenberg and Mr. Ebner, incorporating many of the changes that were discussed the prior day.

On September 28, 2016, Mr. Hanna and Mr. Kovalik spoke with Mr. Rosenberg regarding the exclusivity provision in the letter of intent, and Mr. Rosenberg requested that the sponsors of KLRE cap their promoted equity ownership in the business combination at 4,046,330 shares following the conversion of Class F common stock into Class A common stock upon completion of the business combination as described in KLRE’s prospectus filed with the SEC on March 11, 2016.

On September 29, 2016, Mr. Hanna and Mr. Kovalik agreed to the final terms of the letter of intent with Mr. Rosenberg and sent an updated letter of intent reflecting the final agreement. Mr. Rosenberg also informed Mr. Hanna and Mr. Kovalik that Rosemore had hired Norton Rose Fulbright as counsel.

On October 4, 2016, Rosemore, Tema, and KLRE executed the letter of intent outlining the basic terms for a potential transaction whereby KLRE would acquire Tema and the existing owners of Tema would receive KLRE shares and up to $50,000,000 in cash, at such existing owners’ election, in lieu of additional shares. The letter agreement proposed a $400,000,000 enterprise value and was subject to confirmatory due diligence and certain other conditions. The terms of the letter agreement were determined jointly by Mr. Hanna and KLR Group. Mr. Hanna and KLR Group analyzed the net present value of estimates of future after-tax cash flows, precedent business combination and acquisition transaction metrics, and public company trading metrics prepared internally by KLR Group in determining that $400,000,000 was a reasonable enterprise value for Rosehill Operating. Our board of directors agreed with the valuation and the factors used by Mr. Hanna and KLR Group in making such valuation.

On October 4, 2016, members of KLRE, KLR Group and an outside placement agent, BMO Capital Markets Corp., discussed the process of sourcing additional capital for the business combination through a PIPE.

On October 19, 2016, KLRE provided an initial draft of the Business Combination Agreement to Tema and Rosemore, incorporating the terms of the revised non-binding letter of intent.

On October 20, 2016, after receipt of the unanimous approval of the members of the KLRE Audit Committee, KLRE engaged KLR Group and an outside placement agent to assist in executing a PIPE transaction. It was determined that a PIPE transaction offered the lowest cost of equity capital as compared to other alternatives. Additionally, both KLRE and Rosemore jointly determined that Rosehill’s strategy was to maintain a balance sheet with a relatively low amount of debt. As a result, it was jointly agreed that KLRE would execute an equity PIPE rather than a debt transaction.

During the remainder of October 2016 and through November 2016, KLRE, Tema, Rosemore and KLR Group executives and their respective advisors had numerous conference calls and exchanged emails to discuss the potential transaction. These calls primarily involved Mr. Hanna and Ms. Tiffany (“TJ”) Thom from KLRE, Mr. Kovalik and Mr. Greg Dow from KLR Group, Mr. Frank Rosenberg, Mr. Andrew Lapayowker and Mr. Paul Ebner from Rosemore, Mr. Alan Townsend and Ms. Johnnye Yearwood from Tema, and each of their respective advisors. On or about November 7, 2016, representatives of Tema and KLRE agreed to increase the amount of indebtedness to be assumed by Rosehill Operating from $45,000,000 to $55,000,000 to fund additional capital expenditures in the period prior to closing of the Business Combination and in connection therewith and with ongoing negotiations in respect of the terms of the Business Combination Agreement, agreed to decrease the cash consideration payable to Tema from $50,000,000 to $35,000,000. The decrease in cash consideration was requested by Rosemore so that the resulting ratio of equity ownership would reflect greater ownership in Rosehill Operating by Rosemore relative to KLRE’s ownership in Rosehill Operating.

On or about December 11, 2016, Mr. Kovalik and Mr. Hanna discussed structuring the PIPE Investment as a private placement of Series A Preferred Stock and warrants rather than a private placement of Class A common stock. It was determined that an issuance of warrants and preferred stock at a premium conversion price was less dilutive than an issuance of common stock at a price discounted to the market price of KLRE’s common stock. For the subsequent week, Mr. Kovalik and Mr. Hanna discussed the PIPE Financing with potential investors and received commitments from key investors.

From December 11, 2016 to December 14, 2016, the management of KLRE, KLR Group, Tema and Rosemore finalized the drafts of the Business Combination Agreement and the related transaction documents and KLRE finalized the PIPE Financing documentation with the investors therein.

On December 15, 2016, following receipt and review of the drafts of the Business Combination Agreement and related agreements, the full KLRE board of directors unanimously approved the signing of the Business Combination Agreement and consummation of the transactions contemplated thereby, publicly announcing the transaction and filing the Business Combination Agreement and certain related documents with the SEC. Thereafter, on December 20, 2016, Mr. Hanna, on behalf of KLRE, and Mr. Townsend, on behalf of Tema, signed the Business Combination Agreement, effective as of that date.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination.

Audit Committee Approval

In order to address potential conflicts of interest with respect to the Side Letter and Waiver Agreement, which were entered into in connection with the Business Combination and PIPE, the Audit Committee, consisting of Gizman Abbas, Charles Buckner and Douglas W. York, each of whom are independent directors, reviewed and considered the terms of the proposed drafts of the Side Letter and Waiver Agreement and the interests of our Sponsor in the related party transaction matters set forth in the terms thereof. Based on this review, the Audit Committee recommended that our Board approve, adopt and ratify the Side Letter and Waiver Agreement.

The Company’s Board of Directors’ Reasons for the Approval of the Business Combination

On December 15, 2016, our board of directors unanimously approved the Business Combination Agreement and the transactions contemplated thereby, and directed that the Business Combination Proposal and the other proposals presented herein be submitted to our stockholders for approval and adoption. Before reaching its decision, our board of directors considered a variety of factors and reviewed the results of management’s due diligence, which included (i) research on industry trends, including recent transactions in the Delaware Basin, (ii) extensive meetings and communications with Tema’s directors and management team regarding operations, prior results and projections, (iii) the review and evaluation of reserve and production information, material contracts, environmental matters and other legal, operational and financial due diligence and (iv) the creation of an independent financial model.

KLRE management identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses in connection with our IPO:

•	Middle Market Targets. KLRE would seek to acquire an oil and gas exploration and production business with an aggregate enterprise value of approximately $400 million to $1 billion. KLRE believed its management’s significant operating and deal-making experience and relationships with companies in this sector would provide competitive advantages and present it with a substantial number of potential business targets. The factors KLRE would consider included asset quality, management team, growth prospects, competitive dynamics and need for capital investment.

•	Region. KLRE would seek out assets in a proven, producing oil and gas basin that had sufficient access to infrastructure and end markets in the continental U.S.

•	Asset Quality. KLRE would seek out assets not only with significant proven reserves generating cash flow from production, but also with a deep inventory of undeveloped locations. Furthermore, KLRE planned to target assets with multiple horizons and potential for increased production through down- spacing, enhanced recovery methods or other means.

•	Growth Potential. KLRE would seek to acquire a business or assets with opportunities to reduce costs, boost production or otherwise optimize operations, which would have the potential to result in improved economics and returns to stockholders.

•	Management Team. KLRE would seek to acquire a business with a strong management team with a proven track record of both developing and operating their assets. Additionally, KLRE sought a management team that had successfully lowered operating costs through development efficiencies, technical expertise and strong contractual know-how.

In considering the Business Combination, KLRE’s board of directors concluded that Tema, its assets and its management team met all of the above criteria. KLRE’s board of directors believes that Tema is an established middle-market business with a proven track record, experienced management team and strong competitive position with the potential for revenue and earnings growth. Our board of directors also believes that the business could benefit from the potential expansion opportunities available as a result of becoming part of a publicly-traded company and anticipates that the operating and financial expertise of the KLRE executive team will complement the capabilities of Tema’s management with the shared goal of further developing Rosehill following the Business Combination.

KLRE’s board of directors also considered a variety of uncertainties, risks and other potentially negative aspects relevant to the Business Combination, including:

•	Oil, natural gas and NGL prices are volatile. A sustained decline in oil, natural gas and NGL prices could adversely affect Rosehill Operating’s business, financial condition and results of operations and its ability to meet its capital expenditure obligations and financial commitments.

•	Rosehill Operating’s development and acquisition projects require substantial capital expenditures. Rosehill Operating may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in its ability to access or grow production and reserves.

•	Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of Rosehill Operating’s reserves.

•	Rosehill Operating’s identified drilling locations are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, Rosehill Operating may not be able to raise the substantial amount of capital that would be necessary to drill such locations.

•	Certain of Rosehill Operating’s undeveloped leasehold acreage is subject to leases that will expire over the next several years unless production is established on units containing the acreage, the primary term is extended through continuous drilling provisions or the leases are renewed.

•	The core of Rosehill Operating’s producing properties are located in the Delaware Basin, a sub-basin of the Permian Basin, in West Texas and New Mexico, making Rosehill Operating vulnerable to risks associated with operating in a single geographic area.

•	The development of Rosehill Operating’s estimated PUDs may take longer and may require higher levels of capital expenditures than currently anticipated. Therefore, Rosehill Operating’s estimated PUDs may not be ultimately developed or produced.

•	If commodity prices decrease to a level such that Rosehill Operating’s future undiscounted cash flows from its properties are less than their carrying value, Rosehill Operating may be required to take impairments or write-downs of the carrying values of Rosehill Operating’s properties.

•	Rosehill Operating will depend upon significant purchasers for the sale of most of its oil, natural gas and NGL production.

•	Rosehill Operating’s operations may be exposed to significant delays, costs and liabilities as a result of environmental and occupational health and safety requirements applicable to its business activities.

•	Rosehill Operating may incur substantial losses and be subject to substantial liability claims as a result of its operations. Additionally, Rosehill Operating may not be insured for, or the insurance may be inadequate to protect it against, these risks.

•	Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing as well as governmental reviews of such activities could result in increased costs and additional operating restrictions or delays in the completion of oil and natural gas wells and adversely affect Rosehill Operating’s production.

•	The loss of senior management or technical personnel could adversely affect Rosehill Operating’s operations.

•	The significant transaction and transition costs that will be incurred in connection with the Business Combination.

•	Rosehill Operating’s ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of Tema, substantially all of whom are expected to stay with Rosehill Operating following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

•	Pursuant to the Business Combination Agreement, the Company may not be able to consummate the Business Combination in the event of significant redemptions.

Additionally, the board of directors considered the fact that Tema experienced net losses in 2014 and 2015. The board of directors considered Tema’s performance during such periods, as well as its current financial position, to be favorable relative to industry peers. The board of directors ultimately determined that the positive attributes of the Business Combination, as well as the recent increase in commodity prices and generally positive outlook for exploration and production companies, significantly outweighed such negative aspects and believed the Business Combination to be adviseable.

Satisfaction of 80% Test

It is a requirement under our current charter and NASDAQ listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination.

As of the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $85.3 million (excluding approximately $46,330 of deferred underwriting commissions that were placed into the Trust Account at the time of our IPO and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $68.2 million. In reaching its conclusion that the Business Combination meets the 80% asset test, our board of directors looked at the implied enterprise value of Rosehill Operating of approximately $400 million comprised of (i) $310 million of equity in Rosehill Operating retained by Tema, (ii) $35 million in cash consideration paid to Rosehill Operating (and subsequently distributed to Tema) and (iii) the assumption by Rosehill Operating of $55 million of debt. As a result, our board of directors concluded that the fair market value of the business acquired was in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account). In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the Business Combination meets the 80% asset test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.

Certain Company Projected Financial Information

Tema provided the Company with its internally prepared projections for the fiscal years ended December 31, 2017 and 2018. The prospective financial information was not prepared with a view towards compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections were prepared solely for internal use, and capital budgeting and other management purposes are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results.

The projections reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Tema’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors”. Material assumptions include a consistent and stable operating environment in relation to state and federal regulatory processes and procedures; economic driven financial decisions using strip market pricing as a basis for product revenue; timely and available rig and fracturing fleets and crews’ availability and access to necessary resources for drilling, completing, and operating wells such as pipe, sand, and chemicals; access to water resources; and pipeline accessibility to transport and sell oil and natural gas product to available markets. The projections reflect the consistent application of the accounting policies of Tema and should be read in conjunction with the accounting policies included in the notes accompanying the historical audited consolidated financial statement of Tema included in this proxy statement.

The financial projections for EBITDAX are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Tema’s control. Growth assumptions include Tema’s ability to secure, maintain, and follow through with its drilling program (for which assumptions include (i) running one full-time rig full time in 2017 with a second rig alternating for a majority of 2017, and two rigs running during the entirety of 2018 and (ii) an average well cost of $6 million per well); access to necessary personnel and equipment to execute projected development programs on planned timeline; drilling and completion success to achieve projected production growth; projections of strip product pricing (which included the following projections as of December 9, 2016: average annual NYMEX WTI pricing of $47.64 (Q4 2016), $54.19 (2017), $54.94 (2018), $55.22 (2020) and escalating to $58.30 (2025); and average annual NYMEX HHUB pricing of $2.92 (Q4 2016), $3.52 (2017), $3.08 (2018), $2.89 (2019), $2.90 (2020) and escalating to $3.36 (2025+); NGLs priced at 27.5% of WTI); stable and secure regulatory environment; and access to sales markets for oil and natural gas products. While all projections are necessarily speculative, Tema believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement should not be regarded as an indication that the Company or its representatives considered or consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.

The projections were requested by, and disclosed to, the Company for use as a component in its overall evaluation of Tema, and are included in this proxy statement on that account. Tema has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to the Company. Neither Tema’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Tema compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort The Company will not refer to these forecasts in its future periodic reports filed under the Exchange Act.

The projections were prepared by, and are the responsibility of, Tema’s management. BDO USA LLP, which we refer to as “BDO,” Tema’s auditor, has neither examined, compiled nor performed any other procedures with respect to the accompanying prospective financial information and, accordingly, BDO does not express an opinion or any other form of assurance with respect thereto. The BDO report included in this proxy statement relates to historical financial information of Tema. It does not extend to the projections and should not be read as if they do.

The key elements of the projections provided to the Company are summarized below (in millions of dollars):

	2016E	2017E	2018E
	(in millions)
Adjusted EBITDAX(a)	$21.0	$45.0	$77.0

(a)	Adjusted EBITDAX is a non-GAAP financial measure. For a definition of Adjusted EBITDAX, see “Selected Historical Financial Information of Rosehill Operating—Non-GAAP Financial Measure.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of our board of directors to vote in favor of the Business Combination, stockholders should be aware that aside from their interests as stockholders, our Sponsor and certain members of our board of directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things:

•	the continued right of our Sponsor to hold our common stock and private placement warrants;

•	the fact that our Sponsor holds Founder Shares and private placement warrants, which are subject to certain lock-up periods and will be released only if the Business Combination is successfully completed;

•	the fact that our Sponsor holds private placement warrants that would expire worthless if a business combination is not consummated;

•	the fact that our Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination;

•	the fact that our Sponsor has loaned the Company $375,000 to fund working capital that will not be repaid unless the Business Combination is consummated;

•

if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.40 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay income taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act, Mr. Kovalik has agreed to indemnify us for such reductions in the amount of funds;

•	the continued indemnification of our existing directors and officers and continuation of our directors’ and officers’ liability insurance after the Business Combination;

•	that we have entered into the SHRRA with our Sponsor, Tema and Anchorage, which provides for registration rights to our Sponsor and the right to designate two directors; and

•	that, as described in the Charter Amendment Proposals, our current certificate of incorporation and bylaws will be amended, as reflected in Annex C and Annex D, respectively, to provide our Sponsor with certain rights if the Business Combination is completed, including our renunciation of our interest in any corporate opportunity offered to “Exempted Persons”, including our Sponsor’s and Tema’s directors, unless such opportunity is expressly offered to such person solely in his or her capacity as a director and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue (with certain exceptions provided for in the SHRRA).

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, our Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of our Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by our Sponsor, directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the Business Combination.

Total Company Shares to be Issued in the Business Combination

The Company will issue 4,000,000 warrants exercisable for shares of Class A common stock (each entitling the holder to purchase one share of Class A common stock for $11.50) and 29,807,692 shares of Class B common stock pursuant to the Business Combination Agreement. The Company will issue 75,000 shares of Series A Preferred Stock and 5,000,000 warrants (each entitling the holder to purchase one share of Class A common stock for $11.50) in connection with the PIPE Investment. Pursuant to the Amended and Restated Certificate of Incorporation, and subject to the Waiver Agreement, the Company will issue 4,250,000 shares of Class A common stock upon conversion of the outstanding 2,046,330 shares of Class F common stock in connection with the Business Combination (assuming no redemptions).

Board of Directors of the Company Following the Business Combination

Upon consummation of the Business Combination, our board of directors anticipates increasing its size from five (5) to seven (7) directors, each of whom will be voted upon by our stockholders at the special meeting. If all director nominees are elected and the Business Combination is consummated, our Board of Directors (Our “Board”) will consist of seven (7) directors. See the sections entitled “Proposal No. 10—Election of Directors to the Board of Directors” and “Management After the Business Combination” for additional information.

Following the completion of the Business Combination, we expect to be a controlled company within the meaning of the NASDAQ corporate governance standards, and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that a majority of the board of directors consist of independent directors and that the nominating and governance committee and compensation committee be composed entirely of independent directors. These requirements will not apply to us as long as we remain a controlled company.

Certificate of Incorporation; Bylaws

Pursuant to the terms of the Business Combination Agreement, upon the closing of the Business Combination, our amended and restated certificate of incorporation will be amended promptly to:

•	classify our board of directors into three separate classes, with each class having a three year term;

•	adopt Delaware as the exclusive forum for certain stockholder litigation;

•	enable each of Tema or Sponsor to call a special meeting of stockholders, provided that it owns 15% or more of the outstanding shares of common stock until the Trigger Date and thereafter preclude such ability;

•	amend the stockholder vote required to remove any or all directors;

•	authorize the establishment of the Class B common stock as a new class of capital stock of the Company;

•	change the stockholder vote required to amend the Company’s amended and restated certificate of incorporation and bylaws;

•	amend the charter to authorize additional shares of capital stock;

•	change our name to “Rosehill Resources Inc.”;

•	revise our waiver regarding corporate opportunities;

•	eliminate certain provisions specific to our status as a blank check company; and

•	make certain other changes that our board of directors deems appropriate for a public operating company.

Name; Headquarters

The name of the post-combination company after the Business Combination will be “Rosehill Resources Inc.” and our headquarters will be located in 16200 Park Row, Suite 300, Houston, Texas 77084.

Redemption Rights

Pursuant to our amended and restated certificate of incorporation, we are providing our public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of the Company’s common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the closing of the Business Combination) in our Trust Account that holds the proceeds (including interest but less income taxes payable) of our IPO. For illustrative purposes, based on funds in our Trust Account of approximately $85.3 million on December 31, 2016, the estimated per share redemption price would have been approximately $10.42.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Accounting Treatment

Pursuant to the Business Combination Agreement, Tema will acquire a controlling financial interest in KLRE through its acquisition of a majority of KLRE’s voting interest such that, on the transfer date, KLRE and Rosehill Operating will be entities under the common control of Tema. As such, the Business Combination will be accounted for as a transaction between entities under common control at Tema’s historical cost in a manner similar to a pooling of interest method in accordance with ASC 805-50.

Under ASC 810, Consolidation, Rosehill Operating is a variable interest entity (“VIE”), of which, KLRE will be the primary beneficiary based on: (i) its ability, as sole managing member, to direct the activities most significant to Rosehill Operating’s economic performance; and (ii) its obligation to absorb losses and right to receive benefits from Rosehill Operating that could potentially be significant to the VIE.

Upon closing of the Business Combination, KLRE will consolidate the full financial statements of Rosehill Operating, which will include a noncontrolling interest deduction for the 71% economic interest in the VIE initially directly owned by Tema.

U.S. Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax considerations for holders of our Class A common stock that elect to have their Class A common stock redeemed for cash if the Business Combination is completed. This summary is limited to holders that hold our Class A common stock as a “capital asset” (generally property held for investment) under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”. This summary is based upon the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service, which we refer to as the “IRS”, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	U.S. Holders (as defined below) that have a functional currency other than the United States dollar;

•	certain former citizens or long-term residents of the United States;

•	real estate investment trusts or regulated investment companies; and

•	persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships holding our Class A common stock to consult their tax advisors regarding the U.S. federal income tax consequences of a redemption of such Class A common stock.

HOLDERS OF OUR CLASS A COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF SUCH REDEMPTION UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Tax Considerations to U.S. Holders

This section is addressed to “U.S. Holders” of our Class A common stock. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Redemption of Class A Common Stock

If a U.S. Holder’s Class A common stock is redeemed pursuant to the redemption provisions described in the section entitled “Special Meeting of Company Stockholders—Redemption Rights”, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of such U.S. Holder’s Class A common stock under Section 302 of the Code. Whether the redemption qualifies for sale treatment will depend largely on the total number of shares of our stock owned or treated as owned (as described below) by the U.S. Holder relative to all of our shares both before and after the redemption.

The redemption of a U.S. Holder’s Class A common stock generally will be treated as a sale of such Class A common stock (rather than as a distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (in each case, as more fully described below). In determining whether any of the foregoing tests are satisfied, a U.S. Holder must take into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock actually owned, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Class A common stock which could be acquired pursuant to the exercise of the warrants.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Class A common stock must, among other requirements, be less than 80% of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. Finally, the redemption of a U.S. Holder’s Class A common stock will not be treated as essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If the redemption qualifies as a sale of Class A common stock with respect to a U.S. Holder, such U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of cash received in such redemption and (ii) the U.S. Holder’s adjusted tax basis in its Class A common stock redeemed. Such gain or loss will be long-term capital gain or loss if the U.S. Holder held the Class A common stock redeemed for more than one year.

If the redemption does not qualify as a sale of Class A common stock, the U.S. Holder will be treated as receiving a distribution of cash from the Company. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividend income may not qualify for the dividends-received deduction or as “qualified dividend income” because the “holding period” requirement necessary for such qualification may not be satisfied as a result of the redemption right. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A common stock, and any remaining excess will be treated as capital gain realized from the sale of Class A common stock

The rules governing the tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of the Class A common stock or as a distribution with respect to such stock is made on a holder by holder basis. U.S. Holders of our Class A common stock considering the exercise of their redemption rights are encouraged to consult their own tax advisors as to whether the redemption of their Class A common stock will be treated as a sale or as a distribution under the Code.

U.S. Federal Income Tax Considerations to Non-U.S. Holders

This section is addressed to “Non-U.S. Holders” of our Class A common stock. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or a U.S. Holder.

Redemption of Class A Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Class A common stock pursuant to the redemption provisions described in the section entitled “Special Meeting of Company Stockholders—Redemption Rights” as a sale or a distribution generally will correspond to the U.S.

federal income tax characterization of such a redemption of a U.S. Holder’s Class A common stock, as described under “U.S. Federal Income Tax Considerations to U.S. Holders”.

If the redemption qualifies as a sale of Class A common stock with respect to a Non-U.S. Holder, such Non-U.S. Holder generally will not be subject to U.S. federal income on any gain realized upon the redemption of its Class A common stock unless:

•	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the redemption takes place and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•	our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common stock continues to be regularly traded on an established securities market, only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the common stock, more than 5% of our common stock will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If our common stock were not considered to be regularly traded on an established securities market, such Non U.S. Holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

If the redemption does not qualify as a sale of Class A common stock, the Non-U.S. Holder will be treated as receiving a distribution of cash from the Company which generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a non-U.S. corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

The rules governing the tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of the Class A common stock or as a distribution with respect to such stock is made on a holder by holder basis. As a result, a withholding agent may require a Non-U.S. Holder to provide certain information regarding its ownership in order to determine whether the redemption proceeds should be treated as sale proceeds or as a distribution subject to withholding. Non-U.S. Holders of our Class A common stock considering the exercise of their redemption rights are encouraged to consult their own tax advisors as to whether the redemption of their Class A common stock will be treated as a sale or as a distribution under the Code.

Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Class A common stock and on the gross proceeds from a disposition of our Class A common stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible implications of FATCA on them.

Backup Withholding and Information Reporting

Payments received by a U.S. Holder as a result of the exercise of redemption rights may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. Holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its non-U.S. status, under penalties or perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

HOLDERS OF OUR CLASS A COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF SUCH A REDEMPTION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

Regulatory Matters

The Company is not aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The Business Combination is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal at the special meeting. Each of the proposals other than the Business Combination Proposal and the NASDAQ Proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal, other than the Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in this proxy statement.

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of our common stock voted at the special meeting vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

As of the record date, our Sponsor, directors and officers have agreed to vote any shares of common stock owned by them in favor of the Business Combination. As of the date hereof, our Sponsor, directors and officers have not purchased any shares of Class A common stock issued in our IPO (other than Tiffany J. Thom, who purchased 20,000 shares).

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—CLASSIFICATION OF THE BOARD OF DIRECTORS

Overview

Assuming the Business Combination Proposal and NASDAQ Proposal are approved, our stockholders are also being asked to approve the reclassification of the board of directors. Our current certificate of incorporation provides that our board of directors be divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

In connection with the Business Combination, our board of directors will be reconstituted and comprised of seven (7) members. Our board of directors believes it is in the best interests of the Company for the board of directors to be classified into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve three-year terms, provided that if Proposal No. 2 is approved at the special meeting, our first class of directors will serve a one-year term expiring at our 2018 annual meeting of stockholders, our second class of directors will serve a two-year term expiring at our 2019 annual meeting of stockholders, and our newly formed third class of directors will serve a three-year term expiring at our 2020 annual meeting of stockholders. Our proposed certificate provides that vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by a majority vote of the remaining directors, and a director elected to fill such a vacancy shall be elected for the unexpired term of his or her predecessor in office; provided, that each of our Sponsor, Tema and Anchorage shall have the right to designate a replacement board designee in the event of a vacancy in such entity’s designated board seat.

Reasons for the Amendments

The addition of a third class of directors is intended to encourage experience and leadership stability on the board of the directors of the post-combination company. The board of directors believes that providing for a third class of directors will assure desirable continuity in leadership and policy following the Business Combination.

Comparison of Current Certificate to Proposed Certificate

The following table sets forth a summary of the change proposed to be made between our current certificate of incorporation and the proposed certificate. This summary is qualified by reference to the complete text of the proposed certificate, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

	Current Certificate	Proposed Certificate
Article V	The current certificate provides as follows:	Section 5.2(b) shall be revised and restated in its entirety as follows:
	Section 5.2 (b). Subject to Section 5.5 hereof, the Board shall be divided into two classes, as nearly equal in number as possible and designated Class I and Class II. The Board is authorized to assign members of the Board already in office to Class I or Class II. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate and the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and	Section 5.2(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible of one-third (1/3) of the total number of directors constituting the entire Board and the allocation of directors among the three classes shall be determined by the Board and designated as Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this

Current Certificate	Proposed Certificate
Restated Certificate. At each annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a two-year term. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.	Second Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal No. 2. Abstentions or the failure to vote on Proposal No. 2 will have the same effect as a vote “AGAINST” Proposal No. 2.

Proposal No. 2 is conditioned upon the approval and completion of the Business Combination Proposal and the NASDAQ Proposal. If the Business Combination Proposal or the NASDAQ Proposal is not approved, Proposal No. 2 will have no effect, even if approved by our stockholders.

Pursuant to the SHRRA, if Proposal No. 2 is not approved in connection with the Business Combination, the post-combination company and its stockholders will take all necessary action to cause the elected directors to be divided into the two existing classes of directors, each of which directors will serve for staggered two-year terms with (a) the Class I directors consisting of one director designated by Tema, one director designated by Sponsor and one unaffiliated director (appointed by Tema) and (b) the Class II directors consisting of two directors designated by Tema, one director designated by Sponsor and one unaffiliated director (appointed by Anchorage).

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3—APPROVAL OF AMENDMENTS TO CURRENT CERTIFICATE TO ADOPT DELAWARE AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

Overview

Assuming the Business Combination Proposal and the NASDAQ Proposal are approved, our stockholders are also being asked to approve an additional amendment to our current certificate, which is, in the judgment of our board of directors, necessary to adequately address the needs of the post-combination company.

The proposed amendment provides that a stockholder bringing a claim subject to the proposed Article XI will be required to bring that claim in the court of chancery in the State of Delaware, which we refer to as the “Court of Chancery,” subject to the Court of Chancery having personal jurisdiction over the defendants. If the Court of Chancery dismisses such claim because it does not have subject matter jurisdiction over the claim, then the claim must be brought in another state court in the State of Delaware.

The post-combination company may decide that it is in the best interests of the post-combination company and its stockholders to bring an action in a forum other than the Court of Chancery (or a state court in the State of Delaware if the Court of Chancery does not have subject matter jurisdiction), and it may consent in writing to the selection of an alternative forum.

This proposal provides that any person who acquires an interest in the stock of the post-combination company will be deemed to have notice of this provision and consent to personal jurisdiction in the applicable Delaware court.

Article XI would not apply to claims brought against the post-combination company except for those enumerated in Article XI and, potentially, certain other related claims.

Reasons for the Amendments

The amendment is intended to assist the post-combination company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that the post-combination company is incorporated in Delaware, Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

For these reasons, our board of directors believes that providing for Delaware as the exclusive forum for the types of disputes described above is in the best interests of the post-combination company and its stockholders.

At the same time, our board of directors believes that the post-combination company should retain the ability to consent to an alternative forum on a case-by-case basis where the post-combination company determines that its interests and those of its stockholders are best served by permitting such a dispute to proceed in a forum other than in Delaware.

Comparison of Current Certificate to Proposed Certificate

The following table sets forth a summary of the change proposed to be made between our current certificate and the proposed certificate. This summary is qualified by reference to the complete text of the proposed certificate, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

	Current Certificate	Proposed Certificate
Article XI	There is no applicable language in the current certificate.	Article XI shall be added to the current certificate as follows:

ARTICLE XI

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (c) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Second Amended and Restated Certificate or Bylaws (as either may be amended and/or restated from time to time) or (d) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided that if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of the Common Stock of the Corporation shall be deemed to have notice of and consents to the provisions of this Article XI.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal No. 3. Abstentions or the failure to vote on Proposal No. 3 will have the same effect as a vote “AGAINST” Proposal No. 3.

Proposal No. 3 is conditioned upon the approval and completion of the Business Combination Proposal and the NASDAQ Proposal. If the Business Combination Proposal or the NASDAQ Proposal is not approved, Proposal No. 3 will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4—APPROVAL OF AMENDMENTS TO CURRENT CERTIFICATE TO ENABLE STOCKHOLDERS TO CALL A SPECIAL MEETING OF STOCKHOLDERS

Overview

Assuming the Business Combination Proposal and the NASDAQ Proposal are approved, our stockholders are also being asked to approve an additional amendment to our current certificate, which is, in the judgment of our board of directors, necessary to adequately address the needs of the post-combination company.

The additional amendment enables each of Tema or Sponsor to call a special meeting of stockholders; provided that it owns 15% or more of the outstanding shares of common stock, until the Trigger Date and thereafter precludes such ability.

Reasons for the Amendments

The amendment is intended to avoid distraction of management caused by holding meetings in addition to the annual meeting unless the board of directors or Chairman of the Board or the Lead Director of the Board determines such expense and management focus is warranted. However, we believe that allowing Tema and Sponsor to call a special meeting before the Trigger Date is appropriate because it will allow stockholders with significant ownership interests to participate in the business of the post-combination company.

Comparison of Current Certificate to Proposed Certificate

The following table sets forth a summary of the change proposed to be made between our current certificate and the proposed certificate. This summary is qualified by reference to the complete text of the proposed certificate, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

	Current Certificate	Proposed Certificate
Article VII	The current certificate provides as follows:	Section 7.2 shall be revised and restated in its entirety as follows:
	Section 7.1 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer or President of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the stockholders shall have no right to call a special meeting.	Section 7.2 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (a) by the Chairman of the Board or the Lead Director, (b) by the Board pursuant to a resolution adopted by a majority of the Board, or (c) prior to the Trigger Date, by the Secretary of the Corporation at the request of either Sponsor Holder, provided that such requesting Sponsor Holder then owns 15% or more of the outstanding shares of Common Stock. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. After the Trigger Date, the ability of the stockholders to call a special meeting is hereby specifically denied.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal No. 4. Abstentions or the failure to vote on Proposal No. 4 will have the same effect as a vote “AGAINST” Proposal No. 4.

Proposal No. 4 is conditioned upon the approval and completion of the Business Combination Proposal and the NASDAQ Proposal. If the Business Combination Proposal or the NASDAQ Proposal is not approved, Proposal No. 4 will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4.

PROPOSAL NO. 5—APPROVAL OF AMENDMENTS TO CURRENT CERTIFICATE TO CHANGE THE STOCKHOLDER VOTE REQUIRED TO REMOVE ANY OR ALL DIRECTORS AND TO FILL NEWLY CREATED VACANCIES

Overview

Assuming the Business Combination Proposal and the NASDAQ Proposal are approved, our stockholders are also being asked to approve an additional amendment to our current certificate, which is, in the judgment of our board of directors, necessary to adequately address the needs of the post-combination company.

The additional amendment requires a vote of a majority of the outstanding shares of capital stock of the post-combination company to remove any or all of the directors prior to the Trigger Date, and the affirmative vote of the holders of at least 75% of the voting power of outstanding shares of capital stock of the post-combination company to remove any or all of the directors after the Trigger Date. A decrease in the size of the Board will not have the effect of removing any incumbent director before his or her term expires.

Reasons for the Amendments

The amendment is intended to provide continuity on the Board consistent with the concept behind the classified Board proposal.

Comparison of Current Certificate to Proposed Certificate

The following table sets forth a summary of the change proposed to be made between our current certificate and the proposed certificate. This summary is qualified by reference to the complete text of the proposed certificate, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

	Current Certificate	Proposed Certificate
Article V	The current certificate provides as follows:	Sections 5.3 and 5.4 shall be revised and restated in its entirety as follows:

Section 5.3 Newly Created Directorships and Vacancies.

Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director except that (a) subject to clause (b) below, any vacancy created by the removal of a director by the stockholders for cause shall only be filled, in addition to any other vote otherwise required by law, by vote of a majority of the outstanding shares of Common Stock, which such majority must include at least 80% of the shares then held by the Sponsor Holders, and (b) prior to the Trigger Date (as defined below), any vacancy created by the removal of a director designated or nominated by a Sponsor Holder (as defined below) shall be filled exclusively by such Sponsor Holder. No decrease in the number

Current Certificate	Proposed Certificate

of directors constituting the Board shall shorten the term of any incumbent director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.	Section 5.4 Removal. Except as otherwise provided in the Shareholder’ and Registration Rights Agreement, dated on or about the date hereof, by and among Tema Oil and Gas Company, KLR Energy Sponsor, LLC, Anchorage Illiquid Opportunities V, L.P. and AIO V AIV 3 Holdings, L.P. and subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause or by the affirmative vote of holders of 75% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose; provided, however, that prior to the first date (the “Trigger Date”) on which Tema Oil and Gas Company and its successors and Affiliates (collectively, the “Tema Entities”) and KLR Energy Sponsor, LLC and its successors and Affiliates (collectively, the “KLR Entities” and together with the Tema Entities, the “Sponsor Holders”) cease collectively to beneficially own (directly or indirectly) more than 30% of the outstanding shares of Common Stock, the directors of the Corporation may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, which such majority must include at least 80% of the shares then held by the Sponsor Holders. “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this

Current Certificate	Proposed Certificate
definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing. “Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity. For the purpose of this Second Amended and Restated Certificate, “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal No. 5. Abstentions or the failure to vote on Proposal No. 5 will have the same effect as a vote “AGAINST” Proposal No. 5.

Proposal No. 5 is conditioned upon the approval and completion of the Business Combination Proposal and the NASDAQ Proposal. If the Business Combination Proposal or the NASDAQ Proposal is not approved, Proposal No. 5 will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 5.

PROPOSAL NO. 6—APPROVAL OF AMENDMENTS TO CURRENT CERTIFICATE TO CHANGE THE STOCKHOLDER VOTE REQUIRED TO AMEND THE CERTIFICATE AND BYLAWS OF THE COMPANY

Overview

Assuming the Business Combination Proposal and the NASDAQ Proposal are approved, our stockholders are also being asked to approve an additional amendment to our current certificate, which is, in the judgment of our board of directors, necessary to adequately address the needs of the post-combination company.

The additional amendments would require the approval by affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, which such majority must include at least 80% of the shares then held by Tema and Sponsor and each of their successors and Affiliates prior to the Trigger Date, and the affirmative vote of at least 75% of the capital stock of the post-combination company to make any amendment to key provisions of the post-combination company certificate of incorporation or bylaws from and after the Trigger Date.

Reasons for the Amendments

The amendments are intended to protect key provisions of the proposed certificate from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Comparison of Current Certificate to Proposed Certificate

The following table sets forth a summary of the change proposed to be made between our current certificate and the proposed certificate. This summary is qualified by reference to the complete text of the proposed certificate, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

	Current Certificate	Proposed Certificate
Article XI	The current certificate provides as follows:	Article XI shall be revised and restated as Article X, as summarized as follows:

ARTICLE XI

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate or any Preferred Stock Designation, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however,

The Company reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate of Incorporation and the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, (a) prior to the Trigger Date, no provision of this Second Amended and Restated Certificate may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Second Amended and

	Current Certificate	Proposed Certificate
that Article IX of this Amended and Restated Certificate may be amended only as provided therein.

Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, which such majority must include at least 80% of the shares then held by the Sponsor Holders, and (b) from and after the Trigger Date, no provision of Article III, Article V, Section 7.1, Section 7.2, Article IX and this Article X may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Second Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

Article VI	The current certificate provides as follows:	Article VI shall be revised and restated, as summarized as follows:

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws

The Board may adopt, amend, alter or repeal the Bylaws subject to the power of the stockholders of the Company entitled to vote with respect thereto to adopt, amend, alter or repeal the Bylaws. In addition, (i) prior to the Trigger Date, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Company, which such majority must include at least 80% of the shares then held by the Sponsor Holders, shall be required to make, alter, amend or repeal the Bylaws of the Company and (ii) from and after the Trigger Date, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of the Company, shall be required to make, alter, amend or repeal the Bylaws.

Current Certificate	Proposed Certificate
hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal No. 6. Abstentions or the failure to vote on Proposal No. 6 will have the same effect as a vote “AGAINST” Proposal No. 6.

Proposal No. 6 is conditioned upon the approval and completion of the Business Combination Proposal and the NASDAQ Proposal. If the Business Combination Proposal or the NASDAQ Proposal is not approved, Proposal No. 6 will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 6.

PROPOSAL NO. 7—APPROVAL OF AMENDMENTS TO CURRENT CERTIFICATE TO AUTHORIZE THE ESTABLISHMENT OF THE CLASS B COMMON STOCK AS A NEW CLASS OF CAPITAL STOCK

Overview

Assuming the Business Combination Proposal and the NASDAQ Proposal are approved, our stockholders are also being asked to approve amendments to our current certificate to provide for the establishment of a new class of capital stock designated as Class B common stock, par value $0.0001 per share.

Reasons for the Amendments

Upon completion of the business combination, Rosehill Operating will amend and restate its current limited liability company agreement (as so amended, the “A&R LLC Agreement”) to cause the recapitalization of Rosehill Operating. As part of the Business Combination, Rosehill Operating will issue an aggregate of 29,807,692 Common Units in exchange for 29,807,692 shares of Class B common stock. Rosehill Operating will then distribute all of its shares of Class B common stock to Tema, who will own all of our outstanding Class B common stock. Following the completion of the Business Combination, we expect to maintain a one-to-one ratio between the number of outstanding shares of Class B common stock and the number of Common Units owned by Tema, such that Tema will have a voting interest in the Company that is identical to its economic interest in Rosehill Operating. Our proposed certificate provides that we may issue Class B common stock only to Tema and its successors, assigns and permitted transferees.

Comparison of Current Certificate to Proposal Certificate

The following table sets forth a summary of the change proposed to be made between our current certificate and the proposed certificate. This summary is qualified by reference to the complete text of the proposed certificate, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

Current Certificate	Proposed Certificate
There is no applicable language in the current certificate.

Section 4.4(c) shall be revised and restated, as summarized as follows:

Our Class B Common Stock will be a newly issued class of Common Stock, with a par value of $0.0001 per share. A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Company) only if, and only to the extent permitted by the A&R LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s Common Units (as such term is defined in the A&R LLC Agreement) to such transferee, in compliance with the A&R LLC Agreement. Holders of our Class B Common Stock will vote together as a single class with holders of our Class A Common Stock on all matters properly submitted to a vote of the stockholders. In addition, the holders of Class B Common Stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of our current certificate that would alter or change the powers, preferences or relative, participating,

Current Certificate	Proposed Certificate

optional or other or special rights of the Class B Common Stock. Holders of Class B Common Stock will not be entitled to any dividends from the Company and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

Permitted Class B Owners will generally have the right to cause the Company to redeem all or a portion of their Common Units in exchange for shares of our Class A Common Stock or, at our option, an equivalent amount of cash; provided that we may, at our option, effect a direct exchange of cash or Class A Common Stock for such Common Units in lieu of such a redemption. Upon the future redemption or exchange of Common Units held by a Permitted Class B Owner, a corresponding number of shares of Class B Common Stock will be cancelled.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal No. 7. Abstentions or the failure to vote on Proposal No. 7 will have the same effect as a vote “AGAINST” Proposal No. 7.

Proposal No. 7 is conditioned upon the approval and completion of the Business Combination Proposal and the NASDAQ Proposal. If the Business Combination Proposal or the NASDAQ Proposal is not approved, Proposal No. 7 will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 7.

PROPOSAL NO. 8—APPROVAL OF AMENDMENTS TO CURRENT CERTIFICATE TO AUTHORIZE ADDITIONAL SHARES OF CAPITAL STOCK

Overview

Assuming the Business Combination Proposal and the NASDAQ Proposal are approved, our stockholders are also being asked to approve an additional amendment to our current certificate, which is, in the judgment of our board of directors, necessary to adequately address the needs of the post-combination company.

There currently are 10,231,650 shares of common stock issued and outstanding, consisting of 8,185,320 shares originally sold as part of the units issued in our IPO and 2,046,330 Founder Shares that were issued to our Sponsor prior to our IPO. There are currently no shares of Company preferred stock issued and outstanding. In the business combination, we expect to issue 75,000 shares of Series A Preferred Stock and 5,000,000 warrants in the PIPE Investment and 29,807,692 shares of Class B common stock to Tema. Upon completion of the Business Combination, the Founder Shares will automatically be converted into up to 4,250,000 shares of Class A common stock. In addition, following the business combination, there will be 8,185,320 warrants outstanding originally sold as part of units in our IPO and 8,408,838 warrants originally sold in a private placement at the time of our IPO. Simultaneously with the closing of the business combination, we also intend to reserve for issuance up to 7,500,000 shares of Class A common stock under the LTIP, subject to adjustment to prevent dilution or enlargement of the rights granted to, or available for, participants under the plan. For more information about shares which may be issued in the business combination, see the section entitled “Proposal No. 1—Approval of the Business Combination” and for more information about our common stock, warrants and Founder Shares, please see the section entitled “Description of Securities.”

The additional amendment would increase our total number of authorized shares of all classes of capital stock from 42,000,000 to 132,000,000 shares, which would increase our authorized shares of common stock from 41,000,000 to 131,000,000 shares.

Reasons for the Amendments

The amendment is intended to provide adequate authorized share capital to (i) accommodate the issuance of shares of common stock as part of the equity consideration to be paid in connection with the business combination, the conversion of Founder Shares into shares of Class A common stock in connection with the Business Combination, the issuance of shares of Class A common stock (or derivative securities thereof) pursuant to the LTIP and the future conversion of outstanding warrants or Series A Preferred Stock into shares of Class A common stock and (ii) to provide flexibility for future issuances of common stock if determined by the board of directors to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Comparison of Current Certificate to Proposal Certificate

The following table sets forth a summary of the change proposed to be made between our current certificate and the proposed certificate. This summary is qualified by reference to the complete text of the proposed certificate, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

Current Certificate	Proposed Certificate
Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 42,000,000 shares, consisting of (a) 41,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), including (i) 35,000,000 shares of Class A Common	Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 132,000,000 shares, consisting of 131,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), including 95,000,000 shares of Class A

Current Certificate	Proposed Certificate
Stock (the “Class A Common Stock”) and (ii) 6,000,000 shares of Class F Common Stock (the “Class F Common Stock”) and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).	Common Stock (the “Class A Common Stock”); 30,000,000 shares of Class B Common Stock (the “Class B Common Stock”) and 6,000,000 shares of Class F Common Stock (the “Class F Common Stock”) and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”)

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal No. 8. Abstentions or the failure to vote on Proposal No. 8 will have the same effect as a vote “AGAINST” Proposal No. 8.

Proposal No. 8 is conditioned upon the approval and completion of the Business Combination Proposal and the NASDAQ Proposal. If the Business Combination Proposal or the NASDAQ Proposal is not approved, Proposal No. 8 will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 8.

PROPOSAL NO. 9—APPROVAL OF ADDITIONAL AMENDMENTS TO CURRENT CERTIFICATE IN CONNECTION WITH THE BUSINESS COMBINATION

Overview

Assuming the Business Combination Proposal and the NASDAQ Proposal are approved, our stockholders are also being asked to approve certain amendments to our current certificate, which are, in the judgment of our board of directors, necessary to adequately address the needs of the post-combination company.

The additional amendments provide for, among other things, (i) the change of the post-combination company’s name to Rosehill Resources Inc.; (ii) the elimination of certain provisions specific to our status as a blank check company; and (iii) such other changes that our board of directors deem appropriate for a public operating company.

Reasons for the Amendments

The parties to the Business Combination Agreement have agreed that the name of the post-combination company should reflect its leading product lines and therefore propose to change the post-combination company’s corporate name from “KLR Energy Acquisition Corp.” to “Rosehill Resources Inc.”

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the business combination. For example, these proposed amendments remove the requirement to dissolve the Company and allows it to continue as a corporate entity with perpetual existence following consummation of the business combination. Perpetual existence is the usual period of existence for corporations, and the Company’s board of directors believes it is the most appropriate period for the post-combination company following the business combination. In addition, certain other provisions in our current certificate require that proceeds from the Company’s IPO be held in the Trust Account until a business combination or liquidation of the Company has occurred. These provisions would restrict our ability to pursue the business combination with Tema and the related financings, among other things.

Comparison of Current Certificate to Proposed Certificate

The following table sets forth a summary of the changes proposed to be made between our current certificate and the proposed certificate. This summary is qualified by reference to the complete text of the proposed certificate, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed certificate in its entirety for a more complete description of its terms.

	Current Certificate	Proposed Certificate
Article II	The current certificate provides as follows:	Article II shall be revised and restated in its entirety as follows:

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are

ARTICLE II PURPOSE The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

	Current Certificate	Proposed Certificate

necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses or entities (a “Business Combination”).

Article IV	The current certificate provides as follows:	Sections 4.2 and 4.3 shall be revised and restated in their entirety as follows:
	Section 4.2 Preferred Stock. Subject to Article IX hereof, the Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.	Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. Except as otherwise provided in this Second Amended and Restated Certificate, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Second Amended and Restated Certificate, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation. Any shares of Preferred Stock that are redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or this Second Amended and Restated Certificate. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the

	Current Certificate	Proposed Certificate
resolution or resolutions providing for the issue of such series adopted by the Board.

Section 4.3 No Class Vote on Changes in Authorized Number of Shares of Preferred Stock. Subject to the special rights of the holders of any series of Preferred Stock pursuant to the terms of this Second Amended and Restated Certificate, any Preferred Stock Designation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Articles IV and V	The current certificate provides as follows:	Sections 4.4(a), (c)—(f), 4.5 and 5.2(a)—(b) shall be revised and restated in their entirety as follows:
	Section 4.3 Common Stock.	Section 4.4 Common Stock.

(a) The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. Subject to the provisions in Article IX hereof, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(b) Class F Common Stock.

(i) Shares of Class F Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis (the “Conversion Ratio”) and shall automatically convert into Class A Common Stock on the business day following the closing of the initial Business Combination (the “Conversion Date”).

(ii) Notwithstanding Section 4.3(b)(i), in the case that additional shares of Class A Common Stock, or equity-linked securities (collectively, “Additional Shares”), are issued or deemed issued in excess of the amounts offered in the

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock, holders of the Class B Common Stock and holders of the Class F

Current Certificate	Proposed Certificate

Corporation’s initial public offering of securities (the “Offering”), in a transaction that is related to the initial Business Combination, the Conversion Ratio shall be adjusted so that the number of shares of Class A Common Stock issuable, on the Conversion Date, upon the conversion of all shares of Class F Common Stock, in the aggregate, shall equal, on an as converted basis, 20% of the Outstanding Shares. “Outstanding Shares” shall mean (a) all shares of Common Stock issued and outstanding upon the completion of the Offering, plus (b) all Additional Shares issued or deemed issued in connection with the initial Business Combination (excluding any securities issued or issuable to any seller in the initial Business Combination and any securities issued to the Sponsor (defined below) or affiliates of the Corporation upon conversion of working capital loans made to the Corporation), minus (c) any shares of Class A Common Stock redeemed in connection with the initial Business Combination.

Notwithstanding anything to the contrary contained herein, in no event may the Class F Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

Each share of Class F Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class F Common Stock will be determined as follows: Each share of Class F Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class F Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class F Common Stock at the time of conversion.

(c) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation) at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock

Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(c) Class B Common Stock.

(i) Permitted Owners. Shares of Class B Common Stock may be issued only to, and registered in the name of, the Existing Owners (as defined below), their respective successors and assigns as well as their respective transferees permitted in accordance with Section 4.4(c)(iv) (including all subsequent successors, assigns and permitted transferees) (the Existing Owners together with such persons, collectively, “Permitted Class B Owners”). As used in this Second Amended and Restated Certificate, (A) “Existing Owner” means Tema Oil and Gas Company and (B) “Common Unit” means a membership interest in Rosehill Operating, a Delaware limited liability company, authorized and issued under its First Amended and Restated Limited Liability Company Agreement, dated as of the date of closing of the Business Combination, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “A&R LLC Agreement”), and constituting a “Common Unit” as defined in the A&R LLC Agreement as in effect as of the effective time of this Second Amended and Restated Certificate.

Current Certificate	Proposed Certificate

shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation).

(d) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(e) Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the provisions of Article IX hereof and any other provisions of this Amended and Restated Certificate, as it may be amended from time to time, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by such holders.

(ii) Voting. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Second Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

Current Certificate	Proposed Certificate

(iii) Dividends. Notwithstanding anything to the contrary in this Second Amended and Restated Certificate, other than as set forth in Section 4.4(e), dividends shall not be declared or paid on the Class B Common Stock.

(iv) Transfer of Class B Common Stock.

(A) A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(B) A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the A&R LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the A&R LLC Agreement. The transfer restrictions described in this Section 4.4(c)(iv)(B) are referred to as the “Restrictions.”

(C) Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(D) Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including

Current Certificate	Proposed Certificate

without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(E) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 4.4(c)(iv) for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.4(c)(iv). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

(f) The Board shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(v) Issuance of Class A Common Stock Upon Redemption; Cancellation of Class B Common Stock.

(A) To the extent that any Permitted Class B Owner exercises its right pursuant to the A&R LLC Agreement to have its Common Units redeemed by the LLC in accordance with the A&R LLC Agreement (together with the transfer and surrender of an equal number of shares of Class B Common Stock), then simultaneous with the payment of the consideration due under the A&R LLC Agreement to such Permitted Class B Owner, the Corporation shall cancel such number of surrendered shares of Class B Common Stock. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the Common Units (together

Current Certificate	Proposed Certificate

with the transfer and surrender of an equal number of shares of Class B Common Stock) for Class A Common Stock pursuant to the A&R LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption and surrender pursuant to the A&R LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of Common Units (together with the transfer and surrender of an equal number of shares of Class B Common Stock) pursuant to the A&R LLC Agreement by delivering to the holder of such Common Units (and corresponding shares of Class B Common Stock) upon such redemption and surrender cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the A&R LLC Agreement. All shares of Class A Common Stock that shall be issued upon any such redemption and surrender will, upon issuance in accordance with the A&R LLC Agreement, be validly issued, fully paid and nonassessable.

(B) Notwithstanding the Restrictions, (A) in the event that an outstanding share of Class B Common Stock shall cease to be held by a registered holder of Common Units, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such share and such share shall not be re-issued by the Corporation, (B) in the event that one or more of the Common Units held by a registered holder of Class B Common Stock ceases to be held by such holder (other than as a result of a transfer of one or more Common Units together with an equal number of shares of Class B Common Stock as permitted by the A&R LLC Agreement), a corresponding number of shares of Class B Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or such holder be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be

Current Certificate	Proposed Certificate

re-issued by the Corporation and (C) in the event that no Permitted Class B Owner owns any Common Units that are redeemable pursuant to the A&R LLC Agreement, then all shares of Class B Common Stock will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(vi) Restrictive Legend. All certificates or book entries representing shares of Class B Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

(vii) Amendment. At any time when there are no longer any shares of Class B Common Stock outstanding, this Second Amended and Restated Certificate automatically shall be deemed amended to delete this Section 4.4(c).

(viii) Liquidation, Dissolution or Winding Up of the Corporation. The holders of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) Dividends. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock (other than holders of shares of Class B Common Stock) shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of

Current Certificate	Proposed Certificate

any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(e) Class A Common Stock and Class B Common Stock. In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, divided, or combined (including by way of stock dividend) unless the outstanding shares of the other class shall be proportionately split, divided or combined.

(f) Liquidation, Dissolution or Winding Up of the Corporation. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock (other than holders of shares of Class B Common Stock) shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock (other than shares of Class B Common Stock) held by them.

Section 4.5 Rights and Options.

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof

Current Certificate	Proposed Certificate
Section 5.2 Number, Election and Term.	Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into two classes, as nearly equal in number as possible and designated Class I and Class II. The Board is authorized to assign members of the Board already in office to Class I or Class II. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate and the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a two-year term. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board. All elections of directors shall be determined by a plurality of votes cast.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible of one-third (1/3) of the total number of directors constituting the entire Board and the allocation of directors among the three classes shall be determined by the Board and designated as Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

	Current Certificate	Proposed Certificate

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Article V	The current certificate provides as follows:	Section 5.3 shall be revised and restated in its entirety as follows:
Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director except that (a) subject to clause (b) below, any vacancy created by the removal of a director by the stockholders for cause shall only be filled, in addition to any other vote otherwise required by law, by vote of a majority of the outstanding shares of Common Stock, which such majority must include at least 80% of the shares then held by the Sponsor Holders, and (b) prior to the Trigger Date (as defined below), any vacancy created by the removal of a director designated or nominated by a Sponsor Holder (as defined below) shall be filled exclusively by such Sponsor Holder. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

	Current Certificate	Proposed Certificate
Article IX	The current certificate provides as follows:	The proposed certificate will not include provisions similar to Article IX (Business Combination Requirements; Existence) of the current certificate.

Section 9.1 General.

(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective (i) prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock or (ii) in connection with the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least a majority of the then outstanding shares of Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on January 19, 2016, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay income taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earlier of (i) the completion of the initial Business Combination, (ii) the redemption or repurchase of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 18 months from the closing of the Offering and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate relating to stockholders’ rights or pre-Business Combination activity (as described in Section 9.7). Holders of shares of the Corporation’s Common Stock included as part

Current Certificate	Proposed Certificate
of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of KLR Energy Sponsor, LLC, (the “Sponsor”) or officers or directors of the Corporation) are referred to herein as “Public Stockholders.”

Section 9.2 Redemption and Repurchase Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed or repurchased upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed or repurchased pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption or repurchase price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem or repurchase Offering Shares to the extent that such redemption or repurchase would result in the Corporation having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of less than $5,000,001 upon the consummation of an initial Business Combination (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering or otherwise.

(b) (i) Repurchase Rights. Unless the Corporation offers to redeem the Offering Shares as described in Section 9.2(b)(ii), it shall offer to repurchase the Offering Shares pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer

Current Certificate	Proposed Certificate

documents with the Securities and Exchange Commission that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules. If the Corporation offers to repurchase the Offering Shares (and has not otherwise withdrawn the tender offer), the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to, subject to the Redemption Limitation, the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the date of the commencement of the tender offer, including interest (which interest shall be net of income taxes payable), by (ii) the total number of then outstanding Offering Shares.

(ii) Redemption Rights. If a stockholder vote is required by law to approve the proposed initial Business Combination or the Corporation decides to hold a stockholder vote on the proposed initial Business Combination for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares at a Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights (irrespective of whether they voted in favor or against the initial Business Combination) equal to, subject to the Redemption Limitation, the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of income taxes payable), by (b) the total number of then outstanding Offering Shares.

(c) [Intentionally Omitted].

(d) In the event that the Corporation has not consummated a Business Combination within 18 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem the Offering Shares in consideration of a per-share price,

Current Certificate	Proposed Certificate

payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of income taxes payable), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b)(i), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3 Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

Current Certificate	Proposed Certificate

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Corporation’s Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4 Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock or any securities convertible into capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on an initial Business Combination.

Section 9.5 Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent investment banking firm or a qualified independent accounting firm that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6 No Transactions with Other Blank Check Companies. The Corporation shall not enter into a Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated a Business Combination within 18 months from the date of the Closing or to engage in a tender offer or redemption offer in connection with a Business Combination, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the

	Current Certificate	Proposed Certificate

aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of income taxes payable), divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

Article X	The current certificate provides as follows:	Article X shall be revised and restated as Article IX in its entirety as follows:

ARTICLE X

CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ARTICLE IX

CORPORATE OPPORTUNITY

Section 9.1 Scope. The provisions of this Article IX are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means each Sponsor Holder and their respective Affiliates (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation.

Section 9.2 Competition and Allocation of Corporate Opportunities. The Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person

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pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

Section 9.3 Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 9.4 Amendment of this Article. No amendment or repeal of this Article IX in accordance with the provisions of Section 8.2(c) shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Corporation’s Bylaws or applicable law.

Article XIII	There is no applicable language in the current certificate.	Article XIII shall be revised and restated as Article XII in its entirety as follows:

ARTICLE XII

SEVERABILITY

If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be

Current Certificate	Proposed Certificate
invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal No. 9. Abstentions or the failure to vote on Proposal No. 9 will have the same effect as a vote “AGAINST” Proposal No. 9.

Proposal No. 9 is conditioned upon the approval and completion of the Business Combination Proposal and the NASDAQ Proposal. If the Business Combination Proposal or the NASDAQ Proposal is not approved, Proposal No. 9 will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 9.

PROPOSAL NO. 10—ELECTION OF DIRECTORS TO THE BOARD OF DIRECTORS

Overview

The Company’s board of directors is currently divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. If Proposal No. 2 is approved, the proposed certificate will reclassify our board of directors into three separate classes with each class serving a three-year term. Assuming the Business Combination Proposal and the NASDAQ Proposal are approved, at the special meeting, stockholders are being asked to elect seven (7) directors to our board of directors, effective upon the closing of the Business Combination, with each Class I director having a term that expires at the post-combination company’s annual meeting of stockholders in 2018, each Class II director having a term that expires at the post-combination company’s annual meeting of stockholders in 2019 and each Class III director having a term that expires at the post-combination company’s annual meeting of stockholders in 2020, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination and the NASDAQ Proposal. If this Proposal No. 10 is approved but Proposal No. 2 is not, our board of directors will appoint the directors elected at the special meeting to either Class I or Class II as they deem appropriate.

Our board of directors has nominated each of Gary C. Hanna, Edward Kovalik, J.A. (Alan) Townsend, Frank Rosenberg, William Mayer, Harry Quarls and Francis Contino to serve as directors of the post-combination company, with J.A. (Alan) Townsend and Edward Kovalik to serve as Class I directors, Harry Quarls and Francis Contino to serve as Class II directors and Frank Rosenberg, William Mayer and Gary C. Hanna to serve as Class III directors. The following sets forth information regarding each nominee.

Gary C. Hanna, our Chief Executive Officer and Chairman since September 2015, has over 30 years of executive experience in the energy exploration and production and service sectors, with a primary focus in the mid-continent U.S. and Gulf of Mexico regions. Between June 2015 and September 2015, Mr. Hanna evaluated various investment and employment opportunities. Mr. Hanna was a consultant for Energy XXI Gulf Coast, Inc. from June 2014 to June 2015. From 2009 until June 2014, Mr. Hanna served as the Chief Executive Officer of EPL Oil & Gas, Inc., or EPL, a publicly-traded company that was acquired by Energy XXI in June 2014 for $2.3 billion, and was elected as a director of EPL in June 2010 and Chairman in 2013. From 2008 to 2009, Mr. Hanna served as President and Chief Executive Officer of Admiral Energy Services, a start-up company focused on the development of offshore energy services. From 1999 to 2007, Mr. Hanna served in various capacities at Tetra Technologies, Inc., an international oil and gas services production company, including serving as Senior Vice President from 2002 to 2007. Mr. Hanna also served as President and Chief Executive Officer of Tetra’s affiliate, Maritech Resources, Inc., and as President of Tetra Applied Technologies, Inc., another Tetra affiliate. From 1996 to 1998, Mr. Hanna served as the President and Chief Executive Officer of Gulfport Energy Corporation, a public oil and gas exploration company. From 1995 to 1998, he also served as the Chief Operations Officer for DLB Oil & Gas, Inc., a mid-continent exploration public company. From 1982 to 1995, Mr. Hanna served as President and Chief Executive Officer of Hanna Oil Properties, Inc., a company engaged in oil services and the development of mid-continent oil and gas prospects. Since November 2015, Mr. Hanna has served as a member of the boards of directors of Hercules Offshore, Inc. and Aspire Holdings Corp. Mr. Hanna holds a B.B.A. in Economics from the University of Oklahoma. Mr. Hanna is well-qualified to serve as director due to his extensive operational, financial and management background.

Edward Kovalik, our President and Director since September 2015, has been the Chief Executive Officer and Managing Partner of KLR Holdings and KLR Group, LLC (“KLR Group”), an investment bank specializing in the energy sector which he co-founded in the spring of 2012. Mr. Kovalik manages the firm and focuses on structuring bespoke financing solutions for the firm’s clients. Mr. Kovalik has over 17 years of experience as an investment banker. Prior to founding KLR Holdings, from 2002 until April 2012, Mr. Kovalik served in various capacities of Rodman & Renshaw, most recently as Head of Capital Markets and the head of Rodman’s Energy Investment Banking team. From 1999 to 2002, Mr. Kovalik was a Vice President at Ladenburg Thalmann & Co., where he focused on private placement transactions for public companies. Mr. Kovalik has served as a member of the boards of directors of River Bend Oil and Gas, LLC since June 2013 and Marathon Patent Group, Inc. a public company, since April 2014. Mr. Kovalik is well-qualified to serve as director due to his extensive financial and management background.

J.A. (Alan) Townsend has been the President and a Director of Tema since April 2008. He also currently serves and has served as President and Director of several of Rosemore’s subsidiaries, including Gateway since April 2008, President of Crown Central New Holdings, LLC since 2010, President and Director of Tema of PA, LLC since 2012, and President and Director of Raven Gathering System, LLC since 2015. He has been employed by Tema since November 2001. Mr. Townsend has 44 years of engineering, operations, and management experience in the oil and gas industry. He has held several executive positions in public companies, including serving as President of Equitable Resources Energy Co., an exploration and production subsidiary of Equitable Resources, Vice President of KRM Petroleum Inc., an independent exploration and production company, and Chief Executive Officer of Camelot Oil and Gas Company, a privately owned exploration and production company. He earned a Bachelor of Science in Petroleum Engineering in 1972 and a Masters of Engineering in Petroleum Engineering from the Colorado School of Mines in 1977. Mr. Townsend brings significant industry experience leading oil and gas companies to the Company’s management team and the Board of Directors.

Frank Rosenberg has been nominated to serve as a director of the post-combination company. Currently and since 2006, Mr. Rosenberg is and will remain a Director of Tema Oil & Gas, Gateway Gathering and Marketing and Rosemore, Inc. Mr. Rosenberg is also the Co-Chairman of the Board of Directors (since 2013) and Chief Investment Officer of Rosemore, Inc., Chairman of the Board of Attransco, which historically operated U.S.-flagged mixed-use oil tankers, and a Director of Glen Eagle Resources (since 2013), a junior miner based in Montreal, Canada. Prior to joining Rosemore, Mr. Rosenberg had a breadth of assignments with Crown Central Petroleum Corporation at the refinery, in the trading operation, the wholesale and retail marketing departments, with the last job being as President & CEO. Mr. Rosenberg began his career with General Electric Credit Corporation (currently, GE Capital) in the marketing and then credit departments. He received an MBA from Emory University and a B.S. in Chemical Engineering from Bucknell University. Mr. Rosenberg was selected to serve on the board of directors due to his extensive experience in the oil and gas industry and significant financial experience.

William Mayer has been nominated to serve as a director of the post-business combination company. He currently serves and has served as a director of Rosemore, Inc. since 2005. Over the past 45 years, he has been a board member of numerous other public and private companies and is currently serving on the board of the following companies: Lee Enterprises since 1998, BlackRock Capital Investment Corporation since 2005, Premier, Inc. since 2013, Finworx, Inc. since 2016, Hambrecht Partners Holdings since 2009, and Miller Buckfire since 2011. He has previously been a member of the board at the Aspen Institute and University of Maryland. Mr. Mayer is the founding partner of Park Avenue Equity Partners, which is a private equity firm. Mr. Mayer was named to the 2013 NACD (National Association of Corporate Directors), which honors leaders in corporate governance and in the boardroom. He earned a Bachelor of Science in 1966 and Masters of Businesses Administration in 1967 from the University of Maryland. Mr. Mayer was a First Lieutenant in the U.S. Air Force. Mr. Mayer brings significant experience as a board member to the Company’s board of directors.

Harry Quarls has been Managing Director at Global Infrastructure Partners since January 2009. He serves as Chairman of the Board of Penn Virginia Corporation and Woodbine Holdings LLC and as a Director of US Oil Sands Corporation and Opal Resources LLC. Mr. Quarls previously served as Chairman of the Board of Directors of Trident Resources Corp. and as a Director for Fairway Resources LLC. He also served as a Managing Director and Practice Leader for Global Energy at Booz & Co., a leading international management consulting firm, and as a member of Booz’s Board of Directors. Mr. Quarls earned an M.B.A. degree from Stanford University and also holds ScM. and B.S. degrees, both in chemical engineering, from M.I.T. and Tulane University, respectively. Mr. Quarls will bring considerable financial and energy investing experience, as well as experience on the boards of numerous public and private energy companies, to the Board of Directors.

Francis Contino has been nominated to serve as a director of the post-combination company. He currently serves as Managing Director of FAC&B LLC, a consulting firm he founded in 2008. Additionally, since 2004 he has served as member of the board and Chairman of the Audit Committee of Mettler Toledo International, Inc., a leading global supplier of precision instruments and services. Mr. Contino previously served as Chief Financial Officer, Executive Vice President, and Director of McCormick & Company from 1998 to 2008. Prior to joining McCormick, Mr. Contino served as the Managing Partner of the Baltimore office of Ernst & Young, where he began his career. Mr. Contino completed the Executive Leadership Education Program at The Kellogg School of Business at Northwestern University. He graduated from the University of Maryland in 1968. Mr. Contino was selected to join the Company’s board of directors due to his considerable board experience and financial background.

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the seven (7) director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the special meeting and abstentions will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee. This proposal is conditioned upon the approval of the Business Combination Proposal and the NASDAQ Proposal. If the Business Combination Proposal or the NASDAQ Proposal is not approved, this proposal will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN (7) DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 11—APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK IN CONNECTION WITH THE BUSINESS COMBINATION AND PIPE INVESTMENT

Overview

Assuming the Business Combination Proposal is approved, a portion of the consideration to be paid to Tema in connection with the Business Combination will consist of 29,807,692 newly issued shares of Class B common stock. Pursuant to the SHRRA, our Sponsor and Tema will be bound by certain transfer restrictions on their common stock for up to two (2) years following the closing of the Business Combination. Pursuant to the SHRRA, our Sponsor, Tema and Anchorage will also be entitled to certain registration rights with respect to our common stock. For more information on the Shareholders’ and Registration Rights Agreement see the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Shareholders’ and Registration Rights Agreement”.

In connection with the Business Combination, the Company also intends to issue Series A Preferred Stock and warrants in a private placement (subject to customary terms and conditions, including the closing of the Business Combination) to certain qualified institutional buyers and accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act of 1933, for gross proceeds to the Company of $75 million. The investors in the PIPE Investment will be entitled to certain customary registration rights, including the filing of a resale shelf registration statement within seven (7) days after the consummation of the Business Combination.

The terms of the Class B common stock issued in the Business Combination and the securities issued in connection with the PIPE Investment are complex and only briefly summarized above. For further information, please see the full text of the Business Combination Agreement, which is attached as Annex A hereto and the Shareholders’ and Registration Rights Agreement, which is attached as Annex F hereto. The discussion herein is qualified in its entirety by reference to such documents.

Why the Company Needs Stockholder Approval

We are seeking stockholder approval in order to comply with NASDAQ Listing Rules 5635(a), (b) and (d).

Under NASDAQ Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, the Company may issue 20% or more of our outstanding Class A common stock (combined with securities convertible into or exercisable for common stock) or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the private placement of Class B common stock in connection with the Business Combination and PIPE Investment.

Under NASDAQ Listing Rule 5635(b), stockholder approval is required where the issuance of securities will result in a change of control. We currently have 10,231,650 shares of common stock outstanding. We intend to issue up to 29,807,692 shares of Class B common stock and 4,000,000 warrants to Tema in connection with the Business Combination, and 75,000 shares of Series A Preferred Stock (which are convertible into 6,521,739 shares of Class A common stock) and 5,000,000 warrants in the PIPE Investment. Because the issuances to Tema and the PIPE investors may result in Tema and/or PIPE investors beneficially owning 20% or more of the outstanding shares of common stock, it is possible that such issuances may be deemed a change of control, so we are seeking approval of our stockholders under NASDAQ Listing Rule 5635(b).

Under NASDAQ Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. It is also a condition of the Business Combination Agreement.

Effect of Proposal on Current Stockholders

If the NASDAQ Proposal is adopted, up to an aggregate of 75,000 shares of Series A Preferred Stock and 5,000,000 warrants may be issued in connection with the PIPE Investment, in addition to the 29,807,692 shares of Class B common stock and 4,000,000 warrants issued pursuant to the Business Combination Agreement, representing up to 443% of the shares of our common stock outstanding on the date hereof. The issuance of such shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.

Vote Required for Approval

The approval of the NASDAQ Proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of our common stock voted at the special meeting. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the NASDAQ Proposal. This proposal is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, this proposal will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK IN CONNECTION WITH THE BUSINESS COMBINATION AND PIPE INVESTMENT.

PROPOSAL NO. 12—APPROVAL OF THE ROSEHILL RESOURCES INC. LONG TERM INCENTIVE PLAN AND MATERIAL TERMS THEREUNDER FOR PURPOSES OF COMPLYING WITH THE REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

Overview

Our board of directors has unanimously approved and adopted the Rosehill Resources Inc. Long-Term Incentive Plan, which we refer to as the “LTIP”, and assuming the Business Combination Proposal and the NASDAQ Proposal are approved, our board unanimously recommends that our stockholders approve the LTIP and the material terms thereunder for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as “Section 162(m)”. Set forth below is a description of the LTIP. Our stockholders should read carefully the entire LTIP, which is attached as Annex B to this proxy statement, before voting on this proposal.

This proposal is conditioned upon the approval of the Business Combination Proposal and the NASDAQ Proposal. If the Business Combination Proposal or NASDAQ Proposal is not approved, this proposal will have no effect.

Rosehill Resources Inc. Long-Term Incentive Plan

Background and Purpose of Proposal

Our board of directors has unanimously adopted the LTIP, and we are asking our stockholders pursuant to this Proposal No. 12 to approve (i) the LTIP and (ii) the material terms of the LTIP for purposes of complying with the requirements of Section 162(m).

Our board has determined that adoption of the LTIP is necessary and desirable to meet the Company’s compensation objectives and enable the Company to attract and retain employees, directors and consultants. In addition to the general approval of the LTIP, our stockholders are also being asked to approve the material terms of the LTIP so that awards granted under the LTIP that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) may be fully deductible by the Company and its subsidiaries.

Under Section 162(m), the federal income tax deductibility of compensation paid to the Chief Executive Officer and the three other most highly compensated officers (other than the principal financial officer), which we refer to as “Covered Employees”, determined pursuant to the SEC’s executive compensation disclosure rules may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, compensation paid to Covered Employees may be deducted in excess of that amount if it qualifies as “performance-based compensation” as defined in Section 162(m). In addition to certain other requirements, in order for awards under the LTIP to constitute “performance-based compensation,” the material terms of the LTIP must be disclosed to and approved by our stockholders.

Under Section 162(m), the material terms of the LTIP that stockholders are being asked to approve are (i) the employees eligible to receive compensation under the LTIP, (ii) the maximum amount of compensation that may be paid to a Covered Employee under the LTIP during a specified period, and (iii) the list of business criteria on which performance goals may be based. Each of these items is discussed below, and stockholder approval of this proposal constitutes approval of each of these items for purposes of the Section 162(m) stockholder approval requirements.

If this proposal is not approved, the Company will not be able to grant stock-based awards under the LTIP to employees, directors and consultants, including but not limited to awards that qualify as “performance-based compensation” under Section 162(m) (which are fully deductible by the Company and its subsidiaries). This may limit the compensation that the Company otherwise intended to provide its employees, directors and consultants.

Description of the LTIP

The following is a description of the principal features of the LTIP. This description does not purport to be a complete description of all of the provisions of the LTIP and is qualified in its entirety by reference to the full text of the LTIP, which can be found by reference to Annex B to this Proxy Statement. Capitalized terms used in this description, but not otherwise defined, have the meanings given to them in the LTIP.

Key Features of the LTIP

Key features of the LTIP include:

•	No discounted options or related awards may be granted;

•	No repricing of stock options or stock appreciation rights without stockholder approval;

•	No automatic vesting of an award solely upon the occurrence of a change in control (except as may be stipulated in the applicable award agreement);

•	No automatic award grants are made to any eligible individual;

•	Limitations on the maximum number or amount of awards intended to comply with Section 162(m) of the Code that may be granted to certain individuals during any calendar year;

•	Limitations on the maximum amount of awards that may be granted to a non-employee director during any calendar year;

•	Certain awards are subject to potential reduction, cancellation, forfeiture, recoupment or other clawback under certain specified circumstances;

•	No excise tax gross-ups are provided;

•	Awards may be designed to meet the requirements for deductibility as “performance-based compensation” under Section 162(m) upon stockholder approval of the eligible employees, business criteria and maximum annual per person compensation limits pursuant to this proposal; and

•	Awards are generally non-transferrable, except to an award recipient’s immediate family member, pursuant to a qualified domestic relations order or by will or the laws of descent and distribution, each as permitted by the Compensation Committee.

General

The purpose of the LTIP is to provide a means to attract and retain employees, directors and consultants through affording such individuals a means to acquire and maintain stock ownership or awards, the value of which is tied to the performance of the Company. The LTIP also provides additional incentives and reward opportunities designed to strengthen such individuals’ concern for the welfare of the Company and their desire to remain in its employ.

The LTIP is intended to achieve this purpose by permitting the grant of a number of different types of awards, including the grant of (i) incentive stock options intended to comply with Section 422 of the Code, which we refer to as “Incentive Options”, (ii) stock options that do not constitute Incentive Options, which we refer to as “Nonstatutory Options” and, together with Incentive Options, “Options”, (iii) stock appreciation rights, which we refer to as “SARs”, (iv) restricted stock awards, which we refer to as “Restricted Stock Awards”, (v) restricted stock units, which we refer to as “RSUs”, (vi) dividend equivalents, which we refer to as “Dividend Equivalents”, (vii) awards of unrestricted shares of common stock, which we refer to as “Stock Awards”, (viii) other awards related to the Company’s common stock (in terms of being valued, denominated, paid or otherwise defined by reference to common stock), which we refer to as “Other Stock-Based Awards”, (ix) cash awards, which we refer to as “Cash Awards”, (x) conversion awards, (xi) awards, the grant, exercise, vesting or settlement of which are subject to one or more performance standards, which we refer to as “Performance Awards”, and (xii) any combination of such awards, which we refer to collectively as “Awards”.

Eligibility

Consistent with certain provisions of Section 162(m) and the accompanying regulations, the employees eligible to receive compensation must be set forth in the LTIP and approved by our stockholders. Any officer and employee of the Company or any of its Affiliates, and other persons who provide services to the Company or any of its Affiliates, including non-employee directors of and consultants for the Company (each, an “Eligible Person”), may be granted Awards under the LTIP. Any person who is designated by the Compensation Committee (“the Committee”) to receive an Award under the LTIP will be a “Participant.” An employee on leave of absence may be considered still employed by the Company or an Affiliate for purposes of determining eligibility for participation under the LTIP. Any individual granted an Award which remains outstanding under the LTIP, including an individual who is no longer an Eligible Person, will continue to be a Participant for purposes of the LTIP. Although Section 162(m) only limits the deductibility for compensation paid to a Covered Employee who is employed as of the end of the year, the performance goals described further below may be applied to other senior officers in the event that any of them could be deemed to be a Covered Employee under the Section 162(m) regulations during the time that they hold an Award intended to constitute qualified “performance-based compensation” under Section 162(m).

Limitations on Awards to Covered Employees

Consistent with certain provisions of Section 162(m) and accompanying regulations, the LTIP contains restrictions on the maximum amount of compensation that may be awarded to an individual in a specified period. In each calendar year during any part of which the LTIP is in effect, a Covered Employee may not be granted Awards intended to be “performance-based compensation” (within the meaning of Section 162(m)) (a) to the extent such Award is based on a number of shares of Stock (other than such an Award designated to be paid only in cash), relating to more than 500,000 shares of Stock, subject to adjustment as provided in the LTIP, and (b) to the extent such Award is designated to be paid only in cash, having a value determined on the date of grant in excess of $10,000,000. These limits are not intended to suggest that the amount of compensation received by any Covered Employee or other participant will be the maximum set forth in the LTIP. Although the LTIP has been drafted to permit the grant of Awards intended to satisfy the requirements for the “performance-based compensation” exception, the Committee may determine that it is in the Company’s best interests to award compensation that is not intended to satisfy the requirements for the exception.

Limitation on Compensation to Non-Employee Directors

The LTIP provides that a non-employee member of the Board may not receive compensation (including cash retainers, other fees and the aggregate grant date fair value of Awards granted under the LTIP) in excess of $750,000 during any single calendar year. However, this limitation is determined without regard to grants of LTIP Awards and compensation paid to a non-employee member of the Board during any period in which such individual was an employee of the Company or of any of its Affiliates or was otherwise providing services to the Company or to any of its Affiliates other than in the capacity as a director of the Company.

Administration

The board of directors has appointed the Committee to administer the LTIP pursuant to its terms and all applicable state, federal, or other rules or laws, except in the event the board of directors chooses to take action under the LTIP. Unless otherwise limited by the LTIP, Rule 16b-3 of the Exchange Act, any provisions of the Code or other applicable laws, the Committee has broad discretion to administer the LTIP, interpret its provisions, and adopt policies for implementing the LTIP. This discretion includes the power to determine when and to whom Awards will be granted, determine the type or types of Awards to be granted to each Eligible Person and the amount of such Awards (measured in shares of common stock, cash or as otherwise designated), prescribe and interpret the terms and provisions of each Award agreement (the terms of which may vary), delegate duties under the LTIP, terminate, modify or amend the LTIP, and execute all other responsibilities permitted or required under the LTIP. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company and its subsidiaries, stockholders, Participants and permitted transferees claiming rights from or through a Participant.

Number of Shares

The maximum aggregate number of shares of common stock available for any and all Awards under the LTIP shall not exceed 7,500,000 (subject to any adjustment due to recapitalization or reorganization permitted under the Plan). Such total number of shares is also available for the issuance of shares of common stock upon the exercise of Incentive Options under the LTIP.

Shares of common stock subject to any Award that expires or is cancelled, forfeited, exchanged, settled in cash in lieu of common stock or is otherwise terminated without the delivery of shares to a Participant, including shares forfeited with respect to Restricted Stock Awards, in each case, will again be available for delivery with respect to Awards under the LTIP to the extent allowable by law. Undelivered shares that were subject to an Option or SAR granted under the LTIP will again be available for issuance under the LTIP. If an Award may be settled only in cash, such Award need not be counted against the share limits in the LTIP.

The shares to be delivered under the LTIP shall be made available from authorized but unissued shares of stock, stock held in the treasury of the Company or previously issued shares of stock reacquired by the Company, including shares purchased on the open market. The fair market value of the common stock on a given date will be the closing price of a share of common stock as reported by the NASDAQ on the most recent date on which shares of common stock were publicly traded preceding the date with respect to which the fair market value determination is made (or if no sales occur on that date, on the last preceding date on which such sales of the common stock are so reported). There are no fees, commissions or other charges applicable to a purchase of common stock under the LTIP.

Types of Awards

Options

The Company may grant Options to Eligible Persons, including (a) Incentive Options, which comply with Section 422 of the Code and (b) Nonstatutory Options. The exercise price of each Option granted under the LTIP will be stated in the Option agreement and may vary between individuals and between grants; provided, however, that the exercise price for an Option must not be less than the greater of (i) 100% of the fair market value per share of the common stock as of the date of grant of the Option or (ii) the par value per share of common stock. With respect to a grant of an Incentive Option which complies with Section 422 of the Code, a Participant must be an employee of the Company (or its parent or subsidiaries), and, immediately before the time the Incentive Option is granted, the Participant may not own stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company or a subsidiary unless, at the time the Incentive Option is granted, the exercise price of the Incentive Option is at least 110% of the fair market value of the common stock underlying the Incentive Option. Options may be exercised as the Committee determines, but not later than ten years from the date of grant. The Committee will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of the Committee, payment in common stock, other Awards, or other property) and the methods and forms in which common stock (including common stock issuable pursuant to the Option) will be delivered to a Participant. The LTIP prohibits the Company from repricing Options without the approval of the Company’s stockholders.

SARs

An SAR is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR, as determined by the Committee; provided, however, that the grant price of the SAR must not be less than the greater of (a) 100% of the fair market value per share of the common stock as of the date of grant of the SAR or (b) the par value per share of common stock. SARs may be either free-standing or in tandem with other Awards. SARs may be awarded in connection with or separate from an Option. SARs awarded in connection with an Option will entitle the holder, upon exercise, to surrender the related Option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered Option or portion thereof will then cease to be exercisable. However, an SAR awarded in connection with an Option is exercisable only to the extent that the related Option is exercisable. SARs granted independently of an Option will be exercisable as the Committee determines. The term of an SAR will be for a period determined by the Committee but will not exceed ten years. SARs may be paid in cash, stock or a combination of cash and stock, as the Committee provides in the Award agreement governing the SAR. The LTIP prohibits the Company from repricing SARs without the approval of the Company’s stockholders.

Restricted Stock Awards.

A Restricted Stock Award is a grant of shares of common stock subject to a risk of forfeiture, restrictions on transferability or any other restrictions imposed by the Committee in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Committee. Unless otherwise determined by the Committee, common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Award with respect to which such common stock or other property has been distributed. During the restricted period applicable to the Restricted Stock Award, the restricted stock subject to the Restricted Stock Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

Restricted Stock Units.

RSUs are rights to receive common stock, cash, or a combination of both at the end of a specified period. Settlement of vested RSUs shall occur upon vesting or upon expiration of the deferral period for such RSUs as specified by the Committee. RSUs may be satisfied by delivery of common stock, cash equal to the fair market value of the specified number of shares of common stock covered by the RSUs, or any combination thereof determined by the Committee at the date of grant or thereafter.

Stock Awards.

The Committee is authorized to grant Stock Awards under the LTIP to any Eligible Person as a bonus, as additional compensation, or in lieu of cash or other compensation the individual is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

Dividend Equivalents.

Dividend Equivalents may be granted to an Eligible Person, entitling such Eligible Person to receive cash, stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of common stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than a Restricted Stock Award or a Stock Award). Dividend Equivalents may be paid or distributed when accrued or reinvested in additional shares of common stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Absent a contrary provision in an applicable Award agreement, Dividend Equivalents will be subject to the same restrictions and risk of forfeiture as any Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

Other Stock-Based Awards.

Eligible Persons may be granted, subject to applicable legal limitations, other Awards related to common stock (in terms of being valued, denominated, paid or otherwise defined by reference to common stock). Such

Other Stock-Based Awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into common stock, purchase rights for common stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of common stock or the value of securities of or the performance of specified affiliates of the Company. The Committee will determine the terms and conditions of all such Other Stock-Based Awards, including without limitation, the method of delivery, consideration to be paid, the timing and methods of payment, and any performance criteria associated with an Award.

Cash Awards.

The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of or supplement to, or in lieu of, any other Award, to Eligible Persons in such amounts and subject to such other terms (including the achievement of performance goals and/or future service requirements) as the Committee in its discretion determines.

Substitute Awards.

Awards may be granted under the LTIP in substitution for similar awards held by individuals who become Eligible Persons as a result of the merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an affiliate of the Company. Such Substitute Awards that are Options or SARs may have an exercise price that is less than the fair market value of a share of stock on the date of the substitution if such substitution complies with the requirements of Section 409A of the Code and other applicable laws and exchange rules.

Performance Awards

The Committee may designate that any Award granted under the LTIP shall constitute a Performance Award. A Performance Award is any Award, the grant, exercise, vesting or settlement of which is subject to one or more performance conditions. Additionally, a Performance Award may be an Award intended to qualify as “performance-based compensation” under Section 162(m) that is granted to a person designated by the Committee, at the time of grant of the Performance Award, as likely to be a Covered Employee for the fiscal year (a “Section 162(m) Award”). The performance period applicable to any Performance Award will be set by the Committee in its discretion but will not exceed ten years.

If the Committee determines that a Performance Award granted to a Covered Employee is intended to be a Section 162(m) Award, the grant, exercise, vesting and/or settlement of such Performance Award will be contingent upon achievement of a pre-established performance goal or goals based on one or more of the business criteria described below and other terms as set forth in the LTIP; provided, however, that nothing in the LTIP prevents the Committee from granting Awards to Covered Employees that are not intended to constitute “performance-based compensation” under Section 162(m) or from determining that it is no longer necessary or appropriate for an Award to qualify as such.

Consistent with certain provisions of Section 162(m) and accompanying regulations, the business criteria on which performance goals may be based must be provided for in the LTIP and approved by our stockholders. With respect to Section 162(m) Awards, performance goals will be designed to be objective, “substantially uncertain” of achievement at the date of grant and to otherwise meet the requirements of Section 162(m) and regulations thereunder. Performance goals may vary among Section 162(m) Award recipients or among Section 162(m) Awards to the same recipient. Performance goals will be established not later than 90 days after the beginning of any performance period applicable to such Section 162(m) Awards, or at such other date as may be required or permitted under Section 162(m). All determinations by the Committee as to the establishment, amount and certification of achievement of performance goals will be made in writing.

One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria) shall be used by the Committee in establishing performance goals applicable to Section 162(m) Awards: (1) revenues, sales or other income; (2) cash flow, discretionary cash flow, cash flows from operations, cash flows from investing activities, and/or cash flows from financing activities; (3) return on net assets, return on assets, return on investment, return on capital, return on capital employed or return on equity; (4) income, operating income or net income; (5) earnings or earnings margin determined before or after any one or more of depletion, depreciation and amortization expense; exploration and abandonments; impairment of oil and gas properties; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; net gain or loss on the disposition of assets; income or loss from discontinued operations, net of tax; noncash derivative related activity; amortization of stock-based compensation; income taxes; or other items; (6) equity; net worth; tangible net worth; book capitalization; debt; debt, net of cash and cash equivalents; capital budget or other balance sheet goals; (7) debt or equity financings or improvement of financial ratings; (8) production volumes, production growth, or debt-adjusted production growth, which may be of oil, gas, natural gas liquids or any combination thereof; (9) general and administrative expenses; (10) proved reserves, reserve replacement, drillbit reserve replacement and/or reserve growth; (11) exploration/finding and/or development costs, capital expenditures, drillbit finding and development costs, operating costs (including lease operating expenses, severance taxes and other production taxes, gathering and transportation and other components of operating expenses), base operating costs, or production costs; (12) net asset value; (13) Fair Market Value of the Stock, share price, share price appreciation, total stockholder return or payments of dividends; (14) achievement of savings from business improvement projects and achievement of capital projects deliverables; (15) working capital or working capital changes; (16) operating profit or net operating profit; (17) internal research or development programs; (18) geographic business expansion; (19) corporate development (including licenses, innovation, research or establishment of third party collaborations); (20) performance against environmental, ethics or sustainability targets; (21) safety performance and/or incident rate; (22) human resources management targets, including medical cost reductions, employee satisfaction or retention, workforce diversity and time to hire; (23) satisfactory internal or external audits; (24) consummation, implementation or completion of a Change in Control or other strategic partnerships, transactions, projects, processes or initiatives or other goals relating to acquisitions or divestitures (in whole or in part), joint ventures or strategic alliances; (25) regulatory approvals or other regulatory milestones; (26) legal compliance or risk reduction; (27) drilling results; (28) market share; (29) economic value added; or (30) cost reduction targets.

Any of the above goals may be determined pre-tax or post-tax, on an absolute or relative basis, as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the S&P 500 or a group of comparable companies. The terms may, but are not be required to be, used as applied under generally accepted accounting principles, as applicable.

The Committee may, at the time the performance goals in respect of a Section 162(m) Award are established, provide for the manner in which actual performance and performance goals with regard to the business criteria selected will reflect the impact of specified events or occurrences during the relevant performance period, which may mean excluding the impact of one or more events or occurrences, as specified by the Committee, for such performance period so long such events are objectively determinable. The Committee may also adjust Section 162(m) Awards to reflect the occurrence of certain corporate transactions and events as provided in the LTIP. All of the foregoing adjustments are permitted only to the extent permitted under Section 162(m) and the regulations promulgated thereunder without adversely affecting the treatment of any Section 162(m) Award as “performance-based compensation.”

Other Provisions

Tax Withholding.

The Company’s tax withholding obligations with respect to an Award may be satisfied by such means and subject to such conditions as the Committee may determine, in its sole discretion, including, without limitation, the delivery of cash or cash equivalents, common stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate.

Subdivision or Consolidation of Shares.

If any change is made to the Company’s capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, appropriate adjustments will be made by the Committee, in its discretion in certain circumstances, as to the number and price of shares subject to an Award under the LTIP, the securities covered by such Award, the aggregate number of shares of common stock available for the issuance of Awards under the LTIP and the maximum annual per person compensation limits on share-based Awards.

Change in Control.

Except to the extent otherwise provided in any applicable Award agreement, vesting of any Award will not occur solely upon the occurrence of a “Change in Control” (as defined in the LTIP). In the event a Change in Control or other changes in the Company or the outstanding common stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change or restructure should occur at any time when there is any outstanding Award, the Committee may, but shall not be required to, take any one or more of the following actions, which may vary among individual holders and among Awards held by any individual holder: (i) accelerate in whole or in part the time of exercisability of any outstanding Award, (ii) redeem in whole or in part outstanding Awards by requiring the mandatory surrender of such Awards and paying each holder an amount of cash or other consideration per Award equal to the “Change in Control Price” (as defined in the LTIP), (iii) cancel Awards that remain subject to a restricted period as of the date of a change in control or other such event without payment of any consideration to the Participant for such Awards; or (iv) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such change in control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof).

Effect of Termination of Employment or Director Service.

Except as otherwise provided in the LTIP, the treatment of an Award upon a termination of employment or any other service relationship of a Participant with the Company will be specified in the Award agreement, the terms of which are subject to the discretion of the Committee.

Term of the LTIP.

No Awards may be granted under the LTIP on and after the tenth anniversary of its effective date.

Amendment.

Without stockholder or Participant approval, the Board may amend, alter, suspend, discontinue or terminate the LTIP or the Committee’s authority to grant Awards under the LTIP, except that any amendment or alteration to the LTIP, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the next annual meeting if stockholder approval is required by any state or federal law or regulation or the rules of the NASDAQ. The Board may otherwise, in its discretion, determine to submit other such changes to the LTIP to stockholders for approval. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the LTIP; except that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award.

Transferability of Awards.

To the extent specifically provided by the Committee, Participants may transfer Awards to certain immediate family members or related family trusts, limited partnerships or similar entities in the form of a gift or on such other terms and conditions as the Committee may establish. Participants may also transfer Awards pursuant to a domestic relations order entered or approved by a court of competent jurisdiction by delivering a written request for such transfer to the Company. Other than as described above, Awards will not be transferable other than by will or the laws of descent and distribution. Notwithstanding any provision to the contrary, Incentive Options will not be transferable other than by will or the laws of descent and distribution.

No Repricing of Options or SARs.

Other than in connection with a change in capitalization or other transaction where an adjustment is permitted or required under the terms of the LTIP, the Committee is prohibited from making any adjustment or approving any amendment that reduces or would have the effect of reducing the exercise price of an Option or SAR previously granted under the LTIP, whether through amendment, cancellation and exchange for cash or replacement grants, or other means, unless the Company’s stockholders shall have approved such adjustment or amendment.

Clawback.

The LTIP is subject to any written clawback policies that the Company, with the approval of the Board of Directors, may adopt, either prior to or following the effective date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to the LTIP. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to such Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

Certain U.S. Federal Income Tax Aspects

The following discussion is for general information only and is intended to summarize briefly the U.S. federal income tax consequences of certain transactions contemplated under the LTIP. This description is based on current laws in effect on the date hereof, which are subject to change (possibly retroactively). The tax treatment of Participants may vary depending on each Participant’s particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state or local tax consequences. Participants are advised to consult with a tax advisor concerning the specific tax consequences of participating in the LTIP.

Tax Consequences to Participants under the LTIP

Options and SARs.

Participants will not realize taxable income upon the grant of an Option or an SAR. Upon the exercise of a Nonstatutory Option or an SAR, a Participant will recognize ordinary compensation income (subject to withholding if an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise or grant price of the Award. A Participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a Nonstatutory Option or an SAR that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Tax Consequences to the Company” below, the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules. When a Participant sells the common stock acquired as a result of the exercise of a Nonstatutory Option or an SAR, any appreciation (or depreciation) in the value of the common stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The common stock must be held for more than 12 months to qualify for long-term capital gain treatment.

Participants eligible to receive an Option intended to qualify as an Incentive Option under Section 422 of the Code will not recognize taxable income on the grant of an Incentive Option. Upon the exercise of an Incentive Option, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the Incentive Option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an Incentive Option would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the Incentive Option), a Participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Stock. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the Incentive Option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

The Company will generally not be entitled to any federal income tax deduction upon the grant or exercise of an Incentive Option, unless a Participant makes a Disqualifying Disposition of the ISO Stock. If a Participant makes a Disqualifying Disposition, the Company will then, subject to the discussion below under “Tax Consequences to the Company,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.

Under current rulings, if a Participant transfers previously held shares of common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an Option, whether a Nonstatutory Option or an Incentive Option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or Incentive Option exercise price (although a Participant would still recognize ordinary compensation income upon exercise of a Nonstatutory Option in the manner described above). Moreover, the number of shares of common stock received upon exercise which equals the number of shares of previously held common stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.

The LTIP allows the Committee to permit the transfer of certain Awards in limited circumstances. For income and gift tax purposes, certain transfers of Nonstatutory Options should generally be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options (other than in the context of divorce) or SARs. However, the Internal Revenue Service has informally indicated that after a transfer of Options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the Options. If a Nonstatutory Option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

Other Awards.

A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a Cash Award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. Individuals will not have taxable income at the time of grant of a RSU, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or shares of common stock in settlement of the RSU award, as applicable, in an amount equal to the cash or the fair market value of the common stock received. The Dividend Equivalents, if any, received with respect to a RSU or other Award will be taxable as ordinary compensation income, not dividend income, when paid.

A recipient of a Restricted Stock Award or Stock Award generally will be subject to tax at ordinary income tax rates on the fair market value of the common stock when it is received, reduced by any amount paid by the recipient; however, if the common stock is not transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable and is no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under Section 83(b) of the Code, or (ii) when the Award is received, in cases where a Participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to a Restricted Stock that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.

A Participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the common stock received by a Participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse. Subject to the discussion below under “Tax Consequences to the Company,” the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Internal Revenue Code Section 409A.

Awards under the LTIP are generally intended, but not required, to be designed and administered in a manner that is either exempt from the application of or complies with the requirements of Section 409A of the Code in an effort to avoid the imposition of taxes and/or penalties. To the extent that an Award under the LTIP fails to comply with Section 409A, payments provided in connection with such Award will be delayed in order to comply with Section 409A of the Code.

Tax Consequences to the Company

Reasonable Compensation under the LTIP

In order for the amounts described above to be deductible by the Company (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments.

The ability of the Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the LTIP could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Performance-Based Compensation.

The ability of the Company (or the ability of one of its subsidiaries) to obtain a deduction for amounts paid under the LTIP could be limited by Section 162(m) of the Code. Section 162(m) limits the Company’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” in excess of $1,000,000. However, an exception applies to this limitation in the case of certain “performance-based compensation.” In order to exempt Section 162(m) Awards from the $1,000,000 deductibility limitation, the grant, vesting, exercise or settlement of the Award must be based on the satisfaction of one or more performance goals selected by the Committee and certain other requirements must be met, including stockholder approval requirements. To allow Awards to qualify as “performance-based compensation,” the Company is seeking stockholder approval of the material terms of the LTIP, as described in “Background and Purpose of Proposal,” above.

The above summary relates to U.S. federal income tax consequences only and applies to U.S. citizens and foreign persons who are U.S. residents for U.S. federal income tax purposes.

Inapplicability of ERISA

Based upon current law and published interpretations, the Company does not believe the LTIP is subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

New Plan Benefits

The Awards, if any, that will be made to Eligible Persons under the LTIP are subject to the discretion of the Committee and, therefore, we cannot currently determine the benefits or number of shares of common stock subject to Awards that may be granted in the future to eligible employees, officers and directors under the LTIP, nor can we estimate the amount or the number of shares of common stock that could have been granted to the eligible individuals had the LTIP been in place in the last fiscal year.

We cannot determine at this time the ultimate number of Eligible Employees, which includes any officer and employee of the Company or any of its Affiliates, and other persons who provide services to the Company or any of its Affiliates, including non-employee directors of and consultants for the Company, who will ultimately receive awards under the LTIP because the Committee has discretion to determine when and to whom Awards will be granted.

However, the Company currently has approximately four officers and employees and approximately three non-employee directors who may potentially be eligible to receive awards under the LTIP. While we cannot determine how many employees the Company will have after the Business Combination, Rosehill Operating currently has approximately 29 full time employees and hires independent contractors on an as needed basis. There are currently no service providers being considered for grants of awards under the LTIP; however, granting such Awards remains in the Committee’s discretion.

Vote Required for Approval

The affirmative vote of holders of at least a majority of the outstanding shares of our common stock voted at the special meeting vote is required to approve the LTIP and the material terms thereunder for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on this proposal. This proposal is conditioned on the approval of the Business Combination Proposal and the NASDAQ Proposal. If the Business Combination Proposal or the NASDAQ Proposal is not approved, this proposal will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL, WHICH INCLUDES APPROVAL OF THE ROSEHILL RESOURCES INC. LONG TERM INCENTIVE PLAN AND THE MATERIAL TERMS THEREUNDER FOR PURPOSES OF COMPLYING WITH THE REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE. NOTE THAT ALL MEMBERS OF THE BOARD ARE ELIGIBLE FOR AWARDS UNDER THE LTIP AND THUS HAVE A PERSONAL INTEREST IN THE APPROVAL OF THE LTIP.

PROPOSAL NO. 13—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the NASDAQ Proposal, but no other proposal if the Business Combination Proposal and the NASDAQ Proposal are approved. In no event will our board of directors adjourn the special meeting or consummate the Business Combination beyond September 16, 2017.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our board of directors may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NASDAQ Proposal or any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of our common stock voted at the special meeting. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT THE COMPANY

General

We are a blank check development stage company organized under the laws of the State of Delaware on March 24, 2014. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets, which we refer to as a “business combination”. Prior to our entering into the Business Combination Agreement, our acquisition and value creation strategy was to identify, acquire and, after an initial business combination, to build a company in an industry that complements the experience and expertise of our management team and is undergoing either distress or a certain degree of dislocation. Our acquisition selection process has leveraged our team’s network of industry, private equity sponsor and lending community relationships, as well as relationships with management teams of public and private companies, investment bankers, restructuring advisers, attorneys and accountants. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting solely of cash and/or cash equivalents. Prior to entering into the Business Combination Agreement, our strategy was to source, acquire and, after our initial business combination, build, an oil and gas exploration and production (“E&P”) business. Our acquisition selection process has leveraged our team’s network of industry relationships, as well as relationships with management teams of public and private companies, investment bankers, attorneys and accountants. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting solely of cash and/or cash equivalents.

In March 2016, we consummated our IPO of 8,185,320 units (including the units sold in connection with the exercise of the underwriter’s over-allotment option) at $10.00 per unit, generating gross proceeds of approximately $81.9 million. Offering costs associated with the IPO were approximately $2.6 million, inclusive of $2 million of underwriting commissions paid upon closing of the IPO and approximately $46,000 of underwriting commissions deferred until the completion of the Business Combination.

Simultaneously with the closing of the IPO, we consummated the private placement of 8,310,000 private placement warrants at a price of $0.75 per private placement warrant, of which 7,776,667 private placement warrants were sold to the Sponsor, and 533,333 private placement warrants were sold to EBC and its designees, the representative of the underwriters in the IPO, generating gross proceeds of approximately $6.2 million.

Simultaneously with the exercise of the over-allotment option, we consummated the private placement of an additional 98,838 private placement warrants to our Sponsor and EBC and its designees, of which 86,483 private placement warrants were purchased by the Sponsor and 12,355 private placement warrants were purchased by EBC and its designees, generating gross proceeds of approximately $74,000. Underwriting commissions of approximately $46,000 were deferred until the completion of our Business Combination.

An aggregate of approximately $85.1 million ($10.40 per unit) from the net proceeds of the sale of the units in the IPO, the over-allotment units, and the private placement warrants was placed in the Trust Account, and is invested in U.S. government treasury bills, until the earlier of (i) the consummation of the Business Combination or (ii) the Company’s failure to consummate a Business Combination by September 16, 2017. One of our officers has agreed to be personally liable if we liquidate the Trust Account prior to the consummation of the Business Combination or upon mandatory liquidation to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to our company. However, such officer may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective merger or acquisition candidates and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to us for any amounts that are necessary to pay the Company’s income tax obligations.

On March 28, 2016, we announced that the holders of our units may elect to separately trade the Class A common stock and warrants included in the units commencing on March 29, 2016 on NASDAQ under the symbols “KLRE” and “KLREW,” respectively. Each unit consists of one share of our Class A common stock, $0.0001 par value per share, and one warrant to purchase one share of our common stock. Those units not separated will continue to trade on NASDAQ under the symbol “KLREU.”

Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the private placement, although substantially all of the net proceeds are intended to be applied generally towards consummating the Business Combination.

Initial Business Combination

NASDAQ rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in our Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with an initial business combination. If our board of directors is not able to independently determine the fair market value of Tema, we will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, with respect to the satisfaction of such criteria.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to redeem their Class A common stock for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but net of income taxes payable, divided by the number of then outstanding public shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of December 31, 2016, the amount in the Trust Account, net of income taxes payable, is approximately $10.42 per public share. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to the Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination.

Submission of Our Initial Business Combination to a Stockholder Vote

The special meeting of our stockholders to which this proxy statement relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, our public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any shares of Class A common stock and Class F common stock owned by them in favor of the Business Combination.

Employees

We currently have four executive officers, only two of whom are employees. Members of our management team are not obligated to devote any specific number of hours to our matters but we believe they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. The amount of time that any members of our management will devote in any time period will vary based on the current stage of the Business Combination.

Management

Directors and Executive Officers

The directors and executive officers of the Company are as follows as of March 3, 2017:

Name	Age	Position
Gary C. Hanna(a)	58	Chief Executive Officer and Chairman
Edward Kovalik(a)	42	President and Director
T.J. Thom	44	Chief Financial Officer
Gregory R. Dow	53	Chief Operating Officer and Secretary
Gizman Abbas(b)(c)(d)	44	Director
Charles O. Buckner(b)(c)(d)	71	Director
Douglas W. York(b)(c)(d)	55	Director

(a)	Class II director (slated to serve until the 2018 annual meeting of stockholders).
(b)	Class I director (slated to serve until the 2017 annual meeting of stockholders).
(c)	Member of audit committee.
(d)	Member of compensation committee.

Gary C. Hanna, our Chief Executive Officer and Chairman since September 2015, has over 30 years of executive experience in the energy exploration and production and service sectors, with a primary focus in the mid-continent U.S. and Gulf of Mexico regions. Between June 2015 and September 2015, Mr. Hanna evaluated various investment and employment opportunities. Mr. Hanna was a consultant for Energy XXI Gulf Coast, Inc. from June 2014 to June 2015. From 2009 until June 2014, Mr. Hanna served as the Chief Executive Officer of EPL Oil & Gas, Inc., or EPL, and was elected as a director of EPL in June 2010 and Chairman in 2013. From 2008 to 2009, Mr. Hanna served as President and Chief Executive Officer of Admiral Energy Services, a start-up company focused on the development of offshore energy services. From 1999 to 2007, Mr. Hanna served in various capacities at Tetra Technologies, Inc., an international oil and gas services production company, including serving as Senior Vice President from 2002 to 2007. Mr. Hanna also served as President and Chief Executive Officer of Tetra’s affiliate, Maritech Resources, Inc., and as President of Tetra Applied Technologies, Inc., another Tetra affiliate. From 1996 to 1998, Mr. Hanna served as the President and Chief Executive Officer of Gulfport Energy Corporation, a public oil and gas exploration company. From 1995 to 1998, he also served as the Chief Operations Officer for DLB Oil & Gas, Inc., a mid-continent exploration public company. From 1982 to 1995, Mr. Hanna served as President and Chief Executive Officer of Hanna Oil Properties, Inc., a company engaged in oil services and the development of mid-continent oil and gas prospects. Since November 2015, Mr. Hanna has served as a member of the boards of directors of Hercules Offshore, Inc. and Aspire Holdings Corp. Mr. Hanna holds a B.B.A. in Economics from the University of Oklahoma. Mr. Hanna is well-qualified to serve as director due to his extensive operational, financial and management background.

Edward Kovalik, our President and Director since September 2015, has been the Chief Executive Officer and Managing Partner of KLR Holdings and KLR Group, an investment bank specializing in the energy sector which he co-founded in the spring of 2012. Mr. Kovalik manages the firm and focuses on structuring bespoke financing solutions for the firm’s clients. Mr. Kovalik has over 17 years of experience as an investment banker. Prior to founding KLR Holdings, from 2002 until April 2012, Mr. Kovalik served in various capacities of Rodman & Renshaw, most recently as Head of Capital Markets and the head of Rodman’s Energy Investment Banking team. From 1999 to 2002, Mr. Kovalik was a Vice President at Ladenburg Thalmann & Co., where he focused on private placement transactions for public companies. Mr. Kovalik has served as a member of the boards of directors of River Bend Oil and Gas, LLC since June 2013 and Marathon Patent Group, Inc. a public company, since April 2014. Mr. Kovalik is well-qualified to serve as director due to his extensive financial and management background.

Tiffany J. (“T.J.”) Thom, our Chief Financial Officer since September 2015, has more than 20 years of financial and operational experience in the energy industry. Between December 2014 and September 2015,

Ms. Thom evaluated various investment and employment opportunities. Ms. Thom was a consultant for Energy XXI Gulf Coast, Inc. from July 2014 to December 2014. Ms. Thom served in various capacities for EPL from October 2000 until June 2014, when EPL was acquired by Energy XXI for $2.3 billion. Ms. Thom served as Principal Financial Officer of EPL from July 2009, as Senior Vice President of Business Development from September 2009, as Chief Financial Officer from June 2010 and as Executive Vice President from January 2014, to June 2014. Ms. Thom helped lead EPL through its Chapter 11 bankruptcy proceeding which culminated in 2009. From 1992 to 2000, Ms. Thom served as Senior Reservoir Engineer for Exxon Production Company and ExxonMobil Company with operational roles, including reservoir engineering and subsurface completion engineering for numerous offshore Gulf of Mexico properties. Ms. Thom has served as a member of the board of directors of Yates Petroleum Corporation since October 2015 and as a member of the board of directors of Patterson-UTI Energy Inc. since August 2014. Ms. Thom holds a B.S. in Engineering from the University of Illinois and an M.B.A. in Management with a concentration in Finance from Tulane University.

Gregory R. Dow, our Chief Operating Officer and Secretary since September 2015, has served as the Chief Operating Officer and General Counsel of KLR Holdings since April 2012. Mr. Dow was General Counsel at Rodman & Renshaw Capital Group, Inc. from February 2008 until April 2012 and a Managing Director and the Deputy General Counsel at Cowen and Company, LLC from May 2004 until December 2007. From 1998 through 2004, Mr. Dow was a Director and the Equity Capital Markets Counsel at Merrill Lynch, serving in New York and in London, where he covered the UK, Europe, Middle East and Africa. Prior to that, he was Equity Capital Markets Counsel at Peregrine Capital Markets in Hong Kong. Mr. Dow began his legal career at the law firm Milbank, Tweed, Hadley and McCloy, where he focused on Latin America. Mr. Dow also had five years of experience in strategic consulting with Taylor Research and Greenwich Associates, where he focused on telecommunications, media and financial industry clients. Mr. Dow is a graduate of the University of Virginia School of Law and Dartmouth College.

Gizman Abbas, has been a partner at Twenty First Century Utilities since March 2015. In addition, Mr. Abbas has been Managing Partner of DI Development LLC, a company focused on the New York City real estate market, which he founded in 2011. From July 2008 to March 2015, Mr. Abbas was a founding partner of Apollo Commodities Partners, L.P., the commodity investment business at Apollo Management. Previously, from July 2004 to July 2008, he was Vice President at Goldman Sachs, where he invested in the oil & gas, power, bio-fuels, metals & mining, and agriculture sectors. Mr. Abbas began his finance career in the investment banking division at Morgan Stanley, having previously been a Senior Project Engineer on oil & gas construction projects for Exxon Mobil Corporation and a Co-Op Power Engineer at Southern Company. Mr. Abbas has served as a director of Handeni Gold Inc. since February 2012. Mr. Abbas holds an MBA from Kellogg School of Management and a BS in electrical engineering from Auburn University. Mr. Abbas is well-qualified to serve as director due to his extensive financial background.

Charles O. Buckner, has served as a director of Patterson-UTI since February 2007. Mr. Buckner, a private investor, retired from the public accounting firm of Ernst & Young LLP in 2002 after 35 years of service in a variety of client service and administrative roles, including chairmanship of Ernst & Young’s U.S. energy practice. Mr. Buckner served as a director of EPL from 2009 to 2014, Global Industries, Ltd., a marine construction services company with global operations from 2010 to 2011, Gateway Energy Corporation, a publicly held oil and gas pipeline company from 2008 to 2010, Horizon Offshore, Incorporated, a marine construction services company for the offshore oil and gas industry from 2003 to 2007, and Whittier Energy Corporation, a publicly held company with domestic onshore oil and natural gas exploration and production from 2003 to 2007. Mr. Buckner is a Certified Public Accountant and holds a Bachelor of Business Administration from the University of Texas and a Masters of Business Administration from the University of Houston. Mr. Buckner is well-qualified to serve as director due to his extensive accounting and financial background.

Douglas W. York, has served in a number of managerial and executive roles during his tenure in the E&P sector, most recently as Co-Founder and Managing Member of Sequel Energy Group LLC, which was formed in November 2016 to purchase non-operated drilling joint ventures in the upstream oil and gas sector. Prior to

Sequel Energy Group LLC, Mr. York served as Co-Founder and Managing Member of privately held Sequel Energy, LLC, or Sequel. Sequel was formed in 2006 and was focused on the acquisition and development of operated and non-operated interests in Louisiana, Oklahoma and North Dakota before divesting its assets in late 2013 and early 2014. Prior to co-founding Sequel Energy, Mr. York spent ten years with St. Mary Land and Exploration Company, a publicly-traded company with operations in multiple U.S. basins, where he served as Vice President, Engineering and Acquisitions from August 1996 until August 2003 and as Executive Vice President and Chief Operating Officer from September 2003 until March 2006. Mr. York served as Acquisitions Coordinator for the Rockies Region and as Regional Engineer for the Northern Business Unit during three years with Meridian Oil Company from 1993 to 1996. Mr. York began his career with ARCO Oil and Gas Company in 1983 where his roles included Drilling Engineering, Reservoir Engineering and Planning and Evaluation. Mr. York holds a B.S. Degree in Petroleum Engineering from the University of Tulsa. He has served on the Boards of the Independent Petroleum Association of the Mountain States, Montana Petroleum Association, Petroleum Engineering Advisory Board at the University of Tulsa and on the Development Board of Colorado UpLift. Mr. York is well-qualified to serve as director due to his extensive operational, financial and management background.

Director Independence

NASDAQ listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We currently have three “independent directors,” Messrs. Abbas, Buckner and York, as defined in the NASDAQ listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

Our board of directors recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. As a result, no policy exists requiring combination or separation of leadership roles and our governing documents do not mandate a particular structure. This has allowed our board of directors the flexibility to establish the most appropriate structure for the Company at any given time.

Currently, our Chief Executive Officer is also our Chairman. Our board of directors believes that, at this time, having a combined Chief Executive Officer and Chairman is the appropriate leadership structure for our company. In making this determination, our board of directors considered, among other matters, Mr. Hanna’s experience in leading businesses and believes that his experience and knowledge allow him to serve as both Chairman and Chief Executive Officer. In addition, our board of directors believes that such structure promotes clearer leadership and direction for the Company and allows for a single, focused chain of command to execute our strategic initiatives and business plans.

Our board of directors is actively involved in overseeing our risk management processes. Our board of directors focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to our board of directors include consideration of the challenges and risks of our businesses, and our board of directors and management actively engage in discussion on these topics. In addition, each of our board of directors’ committees considers risk within its area of responsibility. For example, our Audit Committee provides oversight to legal and compliance matters and assesses the adequacy of our risk-related internal controls. Our Compensation Committee considers risk and structures our executive compensation programs, if any, to provide incentives to reward appropriately executives for growth without undue risk taking.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The term of office of the first class of directors, consisting of Messrs. Abbas, Buckner and York, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Hanna and Kovalik, will expire at the second annual meeting of stockholders.

Our executive officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our executive officers may consist of a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

Committees of our Board

Our board of directors has two standing committees: an audit committee and a compensation committee.

Audit Committee

Our Audit Committee currently consists of Messrs. Abbas, Buckner and York. Mr. Buckner serves as chairman of the Audit Committee. Under the NASDAQ listing standards and applicable SEC rules, we are required to have three members of the Audit Committee. The rules of NASDAQ and Rule 10A-3 of the Exchange Act require that the Audit Committee of a listed company be comprised solely of independent directors. All members named in this committee are independent.

Each member of the Audit Committee is financially literate and our board of directors has determined that Mr. Buckner qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Responsibilities of our Audit Committee include:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Our Audit Committee charter was filed as an exhibit to our Amendment No. 1 to the Registration Statement on Form S-1/A filed with the SEC on February 5, 2016. A copy of our Audit Committee charter is available, free of charge, from the Company by writing to the Company’s Secretary, KLR Energy Acquisition Corp., 811 Main Street, 18th Floor, Houston, Texas 77002.

Compensation Committee

Our Compensation Committee currently consists of Messrs. Abbas, Buckner and York. Mr. Abbas serves as chairman of the Compensation Committee. We have adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•	reviewing and approving the compensation of all of our other executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Our Compensation Committee charter was filed as an exhibit to our Form S-1/A filed with the SEC on February 5, 2016. A copy of our Compensation Committee charter is available, free of charge, from the Company by writing to the Company’s Secretary, KLR Energy Acquisition Corp., 811 Main Street, 18th Floor, Houston, Texas 77002.

Committee Membership, Meetings and Attendance

Each of the Audit Committee and Compensation Committee of our board of directors is comprised entirely of independent directors.

During the fiscal year ended December 31, 2016, our board of directors held one (1) meeting, our Audit Committee held four (4) meetings, and there were no Compensation Committee meetings.

Each of our incumbent directors attended or participated in at least 75% of the meetings of our board of directors and the respective committees of which he is a member held during the period such incumbent director was a director during fiscal year ended December 31, 2016. We encourage all of our directors to attend our annual meetings of stockholders. This special meeting in lieu of the Company’s 2017 annual meeting of stockholders will be our first annual meeting.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or NASDAQ rules. In accordance with Rule 5605(e)(2) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who shall participate in the consideration and recommendation of director nominees are Messrs. Abbas, Buckner and York. In accordance with Rule 5605(e)(1)(A) of the NASDAQ rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, executive officers and employees. We have filed copies of our form of Code of Ethics and our Audit Committee charter as exhibits to our prospectus filed with the SEC on March 11, 2016. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find More Information.”

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Act of 1934, the Company’s directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the SEC and the Company. Specific due dates for those reports have been established, and the Company is required to report herein any failure to file such reports by those due dates.

Based solely upon a review of Forms 3 and Forms 4 furnished to the Company during the most recent fiscal year, and Forms 5 with respect to its most recent fiscal year, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers, directors, and security holders required to file the same during the fiscal year ended December 31, 2016.

Conflicts of Interest

KLR Group undertakes a wide range of financial advisory, merchant and investment banking, research and sales and trading activities for a wide variety of clients, including public and private companies in the oil and gas sector. Accordingly, there may be situations in which KLR Group has an obligation or an interest that actually or potentially conflicts with our interests. These conflicts may not be resolved in our favor and, as a result, we may be denied certain investment opportunities or may be otherwise disadvantaged in some situations by our relationship to KLR Group.

Some of these potential conflicts are described below. In considering them, you should understand that:

•	Mr. Kovalik and certain other persons who may make decisions for the company are not independent from KLR Group, have other responsibilities (including investment banking responsibilities) within KLR Group and may have an economic interest in the success of KLR Group separate and apart from their economic interest in the company. Mr. Kovalik and certain other persons who may make decisions for our business will concurrently work for and receive compensation relating to investment banking or other activities at KLR Group. While their equity interests in the company may incentivize them to benefit the company, the compensation from investment banking or other KLR Group activities may incentivize them to serve the interests of KLR Group’s investment banking business and its clients, or other KLR Group businesses.

•	Conflicts related to the allocation of potential business opportunities to us will be considered and resolved on a case by case and discretionary basis by KLR Group, including Mr. Kovalik. While this process will consider the company’s interests, investors should assume that conflicts will be resolved in a manner determined to be in the overall best interests of KLR Group including its various businesses and relationships. Accordingly, investors should be aware that conflicts will not necessarily be resolved in favor of the company’s interests.

•	In connection with the consummation of the Business Combination, or thereafter, we may retain KLR Group to provide certain financial advisory, underwriting, capital raising, and other services for which they may receive fees. The amount of fees we pay to KLR Group will be based upon the prevailing market for similar services rendered by comparable investment banks for such transactions at such time, and will be subject to the review of our Audit Committee pursuant to the Audit Committee’s policies and procedures relating to transactions that may present conflicts of interest. KLR Group will not be asked to render a fairness opinion with respect to the Business Combination as KLR Group may have a conflict of interest by virtue of its affiliation with our sponsor. As a consequence, we may be required to retain another firm to render such an opinion if one is required.

General

•	The Founder Shares and private placement warrants owned by our Sponsor, executive officers and directors will be released from the lock-up only if the Business Combination is successfully completed, and the warrants held by our Sponsor, executive officers and directors, including the private placement warrants and any warrants which they may purchase in the open market, will expire worthless if the Business Combination is not consummated. Additionally, the holders of Founder Shares will not receive liquidation distributions with respect to any of their Founder Shares. Furthermore, our Sponsor has agreed that the private placement warrants will not be sold or transferred by them until 30 days after we have completed the Business Combination. For the foregoing reasons, our board may have a conflict of interest in determining whether to effect the Business Combination.

•	Our Sponsor and our executive officers and directors purchased shares of common stock as part of the IPO or in the open market and have agreed to vote such shares in favor of the Business Combination.

•	KLR Group has no fiduciary obligations to us. Therefore, it has no obligation to present business opportunities to us at all and will only do so if it believes it will not violate its other fiduciary obligations.

Advisory Activities

•	KLR Group currently operates a merchant banking business that could compete with us for acquisition targets. KLR Group may also choose to operate, or have an interest in, investment entities similar to us or that otherwise compete with us in the future. Neither KLR Group nor members of our management who are also employed by KLR Group have any obligation to present us with any opportunity for a potential business combination of which they become aware unless such opportunity was expressly offered in writing to our management solely in their capacity as officers or directors of the company. KLR Group and/or our management, in their capacities as officers of KLR Group or in their other endeavors, may choose to present potential business combinations to the related entities described above, current or future KLR Group internal investment vehicles, including other blank check companies in which KLR Group may participate, or third parties, including clients of KLR Group, before they present such opportunities to us. In addition, the independent directors that we appoint may have pre-existing duties or obligations that prevent them from presenting otherwise suitable target businesses to us. Our independent directors are under no obligation to present opportunities of which they become aware to the company unless such opportunity was expressly offered to the independent director solely in his capacity as a director of the company.

•	Other clients of KLR Group’s advisory business may also compete with us for investment opportunities meeting our investment objectives. If KLR Group is engaged to act for any such clients, we may be precluded from pursuing such opportunities.

•	Investment ideas generated within KLR Group, including by Mr. Kovalik and other persons who may make decisions for the company, may be suitable for us and for an investment banking client or a current or future KLR Group internal investment vehicle, including other blank check companies in which KLR Group may participate, and may be directed to such client or investment vehicle rather than to us.

•	KLR Group’s advisory business may also be engaged to advise the seller of a company or of assets that would qualify as an investment opportunity for the company. In such cases, we may be precluded from participating in the sale process or from purchasing the business or assets. If we are permitted to pursue the opportunity, KLR Group’s interests or its obligations to the seller will diverge from our interests.

Accordingly, as a result of multiple business affiliations, our executive officers, directors and director nominees may have similar legal obligations relating to presenting business opportunities meeting our investment criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to our investment criteria. The above mentioned conflicts may not be resolved in our favor. Any of these factors may place us at a competitive disadvantage in successfully negotiating a possible business combination, including the Business Combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective as ours in acquiring a target business or businesses with significant growth potential on favorable terms.

We have agreed not to consummate a business combination with an entity which is affiliated with our Sponsor, executive officers or directors unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated stockholders from a financial point of view and any such transaction must be approved by a majority of our directors who do not have an interest in such a transaction and our Audit Committee, which will be comprised of independent directors.

Certain of our executive officers, directors and director nominees presently have, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such executive officer or director is required to present a business combination opportunity to such entity. Accordingly, if any of the above executive officers and directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We do not believe, however, that the fiduciary duties or contractual obligations of our executive officers or directors will materially affect our ability to complete the Business Combination. Our amended and restated certificate will provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. Notwithstanding the foregoing, the SHRRA we have entered into with our Sponsor, Tema and Anchorage provides that Mr. Kovalik and other non-independent directors designated by our Sponsor must notify the Board of Directors of certain potential opportunities in the Delaware Basin for the Company to acquire or sell oil & gas leases, assets, working interests, royalty interests or to acquire companies being marketed for sale or potentially becoming available for purchase that may have appeal to the Company.

Our Sponsor, executive officers and directors may become involved with subsequent blank check companies similar to our company, although they have agreed not to participate in the formation of, or become an officer or director of, any blank check company until we have entered into a definitive agreement regarding our initial business combination, including the Business Combination Agreement, or we have failed to complete our Business Combination by September 16, 2017. Potential investors should also be aware of the following other potential conflicts of interest:

•	None of our executive officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•	In the course of their other business activities, our executive officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented to our company or to another entity. For a complete description of our management’s other affiliations, see “—Directors and Executive Officers.”

•

Our initial stockholders, executive officers and directors agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the consummation of the Business Combination. Additionally, our initial stockholders have agreed to waive their redemption rights with respect to their founder shares if we fail to consummate the Business Combination by September 16, 2017. If we do not complete the Business Combination by September 16, 2017, the proceeds of the sale of the private placement warrants will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. Subject to certain limited exceptions, 50% of their Founder Shares will not be transferred, assigned or sold until the earlier of (i) one year after the date of the consummation of the Business Combination or (ii) the date on which the closing price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after our Business Combination and pursuant to the transfer restrictions agreed upon by our Sponsor at the time of our IPO, the remaining 50% of the founder shares will not be transferred, assigned or sold until six months after the date of the consummation of the Business Combination, or earlier, in either case, if, subsequent to the Business Combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their common stock for cash, securities or other property. With certain limited exceptions, the private placement warrants and the common stock underlying such warrants will not be transferable, assignable or salable by our sponsor until 30 days after the completion of the Business Combination. Our Sponsor agreed to additional transfer restrictions relating to its common stock in connection with its entry into the SHRRA. Please see “ Summary of the Proxy Statement—Related Agreements—Shareholders’ and Registration Rights Agreement”. Since our

sponsor, its members and our executive officers, directors and director nominees may directly or indirectly own common stock and warrants following our IPO, our sponsor, its members and executive officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Business Combination.

•	Our executive officers and directors may have a conflict of interest with respect to evaluating a particular Business Combination if the retention or resignation of any such executive officers, directors and director nominees was included by a target business as a condition to any agreement with respect to the Business Combination.

The conflicts described above may not be resolved in our favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our executive officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our amended and restated certificate of incorporation will provide that the doctrine of corporate opportunity will not apply with respect to any of our executive officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have.

Below is a table summarizing the entities to which our executive officers and directors have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Gary C. Hanna	Energy XXI (Bermuda) Limited	Oil and gas in the Gulf of Mexico	Former Consultant
	Hercules Offshore, Inc.	International offshore drilling	Director
	Aspire Holdings Corp.	Oil and gas in the U.K. North Sea	Director

T.J. Thom	Yates Petroleum Corporation	Oil and gas	Director
	Patterson-UTI Energy Inc.	Land drilling services	Director

Edward Kovalik	River Bend Oil and Gas, LLC	Oil and gas	Director
	Marathon Patent Group, Inc.	Patent acquisition and monetization	Director
	KLR Group, LLC and affiliates	Investment banking	CEO

Gregory R. Dow	KLR Group, LLC and affiliates	Investment banking	COO and General Counsel

Gizman Abbas	Twenty First Century Utilities	Utilities	Partner
	Handeni Gold Inc.	Gold exploration and mining	Director
	DI Development LLC	Real Estate	Managing Partner

Charles O. Buckner	Patterson-UTI Energy Inc.	Land drilling services	Director

Accordingly, if any of the above executive officers and directors becomes aware of a business combination opportunity which is suitable for any of the above entities to which he or she has current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We do not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect our ability to complete our Business Combination. Notwithstanding the foregoing, the SHRRA we have entered into with our Sponsor, Tema and Anchorage provides that Mr. Kovalik and other non-independent directors designated by our Sponsor must notify the Board of Directors of certain potential opportunities in the Delaware Basin for the Company to acquire or sell oil & gas leases, assets, working interests, royalty interests or to acquire companies being marketed for sale or potentially becoming available for purchase that may have appeal to the Company

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated charter provides that our executive officers and directors are indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

We have entered into agreements with our executive officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to maintain insurance on behalf of any executive officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our executive officers, directors and director nominees against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our executive officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against executive officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against executive officers and directors pursuant to these indemnification provisions.

We believe that these provisions and the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Status as a Controlled Company

Because Tema and our Sponsor will collectively beneficially own a majority of our outstanding voting common stock following the completion of the Business Combination, we expect to be a controlled company under the NASDAQ corporate governance standards. A controlled company need not comply with the NASDAQ corporate governance rules that require its board of directors to have a majority of independent directors and independent compensation and nominating and governance committees. We intend to utilize some or all of these exemptions. Notwithstanding our status as a controlled company, we will remain subject to the NASDAQ corporate governance standard that requires us to have an audit committee composed entirely of independent directors.

If at any time we cease to be a controlled company, we will take all action necessary to comply with the NASDAQ rules, including appointing a majority of independent directors to our board of directors and ensuring we have a compensation committee and a nominating and corporate governance committee, each composed entirely of independent directors, subject to a permitted “phase-in” period. We will cease to qualify as a controlled company once Tema and our Sponsor no longer control a majority of our voting stock.

Fees and Services

The following is a summary of fees paid or to be paid to Marcum LLP for services rendered in fiscal year 2016 and between our inception and December 31, 2015:

	For the Period September 21, 2015 through December 31, 2015	For the Year Ended December 31, 2016
Audit Fees(1)	$42,879	$52,180
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$—	$—
All Other Fees(4)	$—	$—
Total fees:	$42,879	$52,180

(1)	Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

(2)	Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.
(3)	Tax Fees. Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice.
(4)	All Other Fees. All other fees consist of fees billed for all other services.

Our Audit Committee has determined that the services provided by Marcum LLP are compatible with maintaining the independence of Marcum LLP as our independent registered public accounting firm.

Pre-Approval Policy

Our Audit Committee has approved all of the foregoing services. Our Audit Committee will pre-approve all future auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by our Audit Committee prior to the completion of the audit).

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of the Company included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

References in this “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company”, “us” or “we” refer to KLR Energy Acquisition Corp.

Overview

We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. We intend to effectuate our initial business combination using cash from the proceeds of the IPO and our private placement, our capital stock, debt or a combination of cash, stock and debt.

In March 2016, we consummated our IPO of 8,185,320 Units (including the Units sold in connection with the exercise of the underwriter’s over-allotment option) at $10.00 per Unit, generating gross proceeds of approximately $81.9 million. Offering costs associated with the IPO were approximately $2.6 million, inclusive of $2 million of underwriting commissions paid upon closing of the IPO and approximately $46,000 of underwriting commissions deferred until the completion of the initial business combination.

Simultaneously with the closing of the IPO, including the exercise of the over-allotment option, we consummated a private placement of 8,408,838 private placement warrants at a price of $0.75 per private placement warrant, of which 7,863,150 private placement warrants were sold to the Sponsor, and 545,688 private placement warrants were sold to EarlyBirdCapital, Inc. and its designees, the representative of the underwriters in the IPO, generating gross proceeds of approximately $6.3 million. Underwriting commission of approximately $46,000 were deferred until the completion of our initial business combination.

An aggregate of approximately $85.1 million ($10.40 per Unit) from the net proceeds of the sale of the Units in the IPO, the over-allotment units, and the private placement warrants was placed in the Trust Account at J.P. Morgan Chase Bank maintained by Continental Stock Transfer & Trust Company, acting as trustee, and is invested in U.S. government treasury bills, until the earlier of (i) the consummation of the initial business combination or (ii) the Company’s failure to consummate a business combination by September 16, 2017. One of our officers has agreed to be personally liable if we liquidate the Trust Account prior to the consummation of a business combination or upon mandatory liquidation to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to our company. However, such officer may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective merger or acquisition candidates and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to us for any amounts that are necessary to pay the Company’s income tax obligations.

Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the private placement, although substantially all of the net proceeds are intended to be applied generally towards consummating a business combination.

On December 20, 2016, we entered into the Business Combination Agreement with Tema, pursuant to which we will acquire a portion of the equity of Rosehill Operating, a wholly-owned subsidiary of Tema. Pursuant to the terms of the Business Combination Agreement, KLRE (as Managing Member) will control Rosehill Operating. Rosehill Operating is a newly formed entity created to receive and operate oil and gas properties contributed by Tema.

We intend to finance the consideration for the proposed Business Combination through a combination of cash held in our trust account and the proceeds of a private placement of an aggregate amount of 75,000 Series A Preferred Stock which will be convertible into shares of Class A common stock at a conversion price of $11.50 per share (subject to certain adjustments) and (b) 5,000,000 Warrants for aggregate gross proceeds of $75 million to certain qualified institutional buyers and accredited investors. Additionally, our sponsor agreed to contribute an aggregate of up to 734,704 shares of Class A common stock to the purchasers in the PIPE Investment. The proceeds from the PIPE Investment will be used to fund the cash portion of the consideration required to effect the proposed Business Combination and for general corporate purposes, including to finance development and acquisition activities following the consummation of the proposed Business Combination. The PIPE Investment is conditioned upon, and is expected to close concurrently with, the proposed Business Combination. Pursuant to the subscription agreements, purchasers of Series A Preferred Stock and Warrants in the PIPE Investment will be entitled to certain registration rights, subject to customary black-out periods, cutback provisions and other limitations as set forth therein.

Critical Accounting Policy

Common stock subject to possible redemption

We account for our common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock feature certain redemption rights that is considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2016, the Class A common stock that is subject to possible redemption at the redemption amount is presented as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Results of Operations

We have not generated any revenues to date, and we will not be generating any operating revenues until the closing and completion of our initial business combination. Our entire activity up to December 31, 2016 was related to our Company’s formation, the IPO, and since the closing of the IPO, a search for a business combination candidate. We have generated, and expect to continue to generate, small amounts of non-operating income in the form of interest income on cash and cash equivalents. We expect to continue to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2016, we had net losses of approximately $1.4 million, which consisted solely of operating expenses of approximately $1.6 million, offset by interest income from our Trust Account of $197,000.

For the period from September 21, 2015 (inception) to December 31, 2015, we had minimal operating activities and had net losses of approximately $10,000, which consisted solely of operating expenses.

Liquidity and Capital Resources

We presently have no revenue; our net losses were approximately $1.4 million for the year ended December 31, 2016, which consisted primarily of professional fees relating to the Initial Public Offering and costs related to our search for a business combination. Through December 31, 2016, our liquidity needs were satisfied through receipt of approximately $735,000 held outside of the Trust Account from the sale of Units upon closing of the IPO, $25,000 from the sale of the insider shares, and proceeds from notes payable from the Sponsor in an aggregate amount of $275,000.

In order to meet our ongoing working capital needs, the Sponsor, or its affiliates, or certain executive officers and directors, may, but are not obligated to, loan us funds as may be required. The loans would either be repaid upon consummation of our initial business combination, or, at the lender’s discretion, up to $1.5 million of such loans (including $275,000 in loans currently outstanding as of December 31, 2016) may be converted upon consummation of our business combination into additional private placement warrants at a price of $0.75 per warrant. If we do not complete a business combination, the loans would be repaid only out of funds held outside of the Trust Account. In October 2016, the sponsor provided a commitment to loan us up to an additional $100,000 for working capital purposes. We had not borrowed any amount under this commitment as of December 31, 2016. On March 1, 2017, we borrowed the full amount under this commitment.

The accompanying financial statements have been prepared assuming we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2016, we had approximately $228,000 in cash and cash equivalents held outside Trust Account, approximately $197,000 in interest income available from our investments in the Trust Account to pay our income tax obligations, and a working deficit of approximately $842,000. Further, we have incurred and expect to continue to incur significant costs in pursuit of our financing and acquisition plans. Our plans to raise capital or to consummate the initial business combination may not be successful. These matters, among others, raise substantial doubt about our ability to continue as a going concern. Based on the foregoing, we currently do not have sufficient working capital to meet our needs through the earlier of consummation of a business combination or September 16, 2017 unless our initial shareholders provide us funds for our working capital needs, including our sponsor’s commitment to loan up to of $100,000 to us.

The accompanying financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Related Party Transactions

Initial Shares

In connection with the organization of our company, a total of 4,312,500 shares of Class F common stock were sold to the Sponsor at a price of approximately $0.006 per share for an aggregate of $25,000 (“Founder Shares”). In December 2015 and February and March 2016, the Sponsor and our officers returned an aggregate of 575,000, 862,500, and 575,000 Founder Shares, respectively, at no cost. Also in March 2016, the Sponsor forfeited an aggregate of 253,670 Founder Shares at no cost upon receiving the underwriters’ notice of only a partial exercise of their over-allotment option. All of the Founder Shares forfeited were canceled by us.

Subject to certain limited exceptions, 50% of the Founder Shares will not be transferred, assigned, sold until the earlier of: (i) one year after the date of the consummation of our initial business combination or (ii) the date on which the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing 150 days after the initial business combination, and pursuant to the transfer restrictions agreed upon by our Sponsor at the time of our IPO, the remaining 50% of the Founder Shares will not be transferred, assigned or sold until six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we consummate a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of shareholders having the right to exchange their common stock for cash, securities or other property. In connection with our entry into the SHRRA, our Sponsor and Tema agreed to certain additional transfer restrictions with respect to the common stock owned by each. See “Summary of the Proxy Statement—Related Agreements—Shareholders’ and Registration Rights Agreement.”

Note Payable—Related Party

As of December 31, 2016, the Sponsor has loaned to us an aggregate of $275,000 to cover expenses related to our formation and the IPO. This note, as amended on February 29, 2016, is payable without interest on the consummation of the initial business combination and convertible, at the lender’s discretion, into additional private placement warrants at $0.75 per warrant.

Other General and Administrative Services

Our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, including but not limited to identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor, executive officers, directors or affiliates and determines which expenses and the amount of expenses that may be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf, provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account, such expenses may not be reimbursed by us unless we consummate an initial business combination. As of December 31, 2016, the total out-of-pocket expense incurred by KLR Group, LLC, an affiliate of our Sponsor, was approximately $215,000 and for directors and officers was approximately $81,000.

In connection with the consummation of our business combination, or thereafter, we may retain KLR Group, LLC to provide certain financial advisory, underwriting, capital raising, and other services for which they may receive fees. The amount of fees we may pay to KLR Group, LLC will be based upon the prevailing market for similar services rendered by comparable investment banks for such transactions at such time, and will be subject to the review of our audit committee pursuant to the audit committee’s policies and procedures relating to transactions that may present conflicts of interest.

We also pay Ms. Thom, our Chief Financial Officer, an annual salary of $200,000 until December 31, 2016. Upon the consummation of the business combination, Ms. Thom will be eligible to receive a bonus equal to the amount of salary from January 2017 through the business combination date. In addition, we agreed to reimburse KLR Group LLC, an affiliate of our Sponsor, for certain expenses incurred in connection with the employment of Mr. Hanna, our Chief Executive Officer, and Ms. Thom, including employment related taxes (paid in connection with Ms. Thom’s annual salary), parking, and health benefits, including 50% of each’s health insurance premiums. The total amount of expenses reimbursed as of December 31, 2016 was approximately $215,000.

Commitments

Service Agreements

In September 2016, we entered into an agreement with a legal firm to assist us with the Proposed Business Combination. The vendor agreed to defer their fees until closing of the Proposed Business Combination. If such business combination is not successful, the vendor agreed to give us a 30% discount. As of December 31, 2016 the 30% discount on legal fees to be paid on the close of the acquisition were approximately $342,000. The 30% discount is an unrecognized contingent liability, as closing of a potential business combination was not considered probable as of December 31, 2016.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2016.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

The underwriters are entitled to deferred underwriting commissions of $46,330. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement. The underwriters are not entitled to any interest accrued on the deferred underwriting commissions.

We will be obligated to repay amounts loaned to us by our Sponsor and its affiliates upon the consummation of the Business Combination, as discussed in “—Liquidity and Capital Resources.”

Quantitative and Qualitative Disclosures About Market Risks

As of December 31, 2016, we were not subject to any market or interest rate risk. Following the consummation of the our IPO, the net proceeds of our IPO, including amounts in the Trust Account, may be invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds that invest solely in US treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

INFORMATION ABOUT ROSEHILL OPERATING

Unless the context otherwise requires, (i) prior to the completion of the Business Combination, references to “Rosehill Operating” refer to the assets, liabilities and operations of Tema Oil and Gas Company that will be contributed to Rosehill Operating Company, LLC in connection with the Business Combination and (ii) following the completion of the Business Combination, references to “Rosehill Operating” refer to Rosehill Operating Company, LLC. The following discussion should be read in conjunction with the “Selected Historical Financial Information of Rosehill Operating” and the accompanying carve-out financial statements of the Assets and Liabilities of the Business to be Contributed to Rosehill Operating Company, LLC and related notes included elsewhere in this proxy statement.

General

Rosehill Operating is an independent oil and natural gas company focused on the exploration, development, acquisition and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. Rosehill Operating’s assets are concentrated in the Delaware Basin, a sub-basin of the Permian Basin, and the Fort Worth Basin. In the Delaware Basin, its properties consist of acreage blocks in Loving and Reeves Counties, Texas and Lea and Eddy Counties, New Mexico. Properties in the Barnett Shale producing area of the Fort Worth Basin are exclusively located in Wise County, Texas.

Rosehill Operating’s primary goal is to develop a best-in-class exploration and production company primarily focused on horizontal drilling in the Delaware Basin. As of December 31, 2016, Rosehill Operating’s Delaware Basin portfolio included 20 operated producing horizontal wells, four non-operated producing horizontal wells, and one operated producing vertical well. The horizontal wells span a geographic area approximately four miles long by five miles wide, where Rosehill Operating and nearby operators have established commercial production in ten distinct formations, including Brushy Canyon, Upper Avalon Shale, Lower Avalon/1st Bone Spring, 2nd Bone Spring Shale, 2nd Bone Spring Sand, 3rd Bone Spring Shale, 3rd Bone Spring Sand, Wolfcamp A (XY Sand), Lower Wolfcamp A Shale and Wolfcamp B. As of December 31, 2016, Rosehill Operating holds 4,789 net acres in the Delaware Basin, approximately 95% of which is operated by Rosehill Operating. Rosehill Operating’s acreage is predominantly located in Loving County, Texas. Rosehill Operating began drilling in Loving County in 2013 with the drilling of nine horizontal Avalon Shale wells. In 2014, Rosehill Operating drilled seven additional operated horizontal wells, including four horizontal Avalon Shale wells and three horizontal Worfcamp A wells, and also participated in the drilling of one non-operated horizontal Bone Spring well before suspending its drilling program to conserve capital in response to a precipitous decline in commodity prices. In order to manage cash flow, in 2015 and 2016, Rosehill Operating limited its drilling activity to four operated horizontal Lower Wolfcamp A Shale wells that were drilled in order to avoid lease expiration and also participated in the drilling of three non-operated horizontal Wolfcamp A wells. During 2017, Rosehill Operating expects to continuously operate one drilling rig focused on the 3rd Bone Spring, Wolfcamp A (XY Sand), Lower Wolfcamp A Shale and Wolfcamp B formations. Rosehill Operating plans to add one additional drilling rig in March 2017 to optimize its development program. The development drilling plan is comprised exclusively of horizontal drilling with an ongoing focus on reducing drilling times, optimizing completions and reducing costs.

As of December 31, 2016, Rosehill Operating also operated 18 vertical and 21 horizontal wells on 4,468 acres in the Barnett Shale in the Fort Worth Basin. Rosehill Operating drilled these wells over a nine-year period from 2002 through 2011. Rosehill Operating believes its Barnett Shale acreage is fully developed and has no plans to drill any additional wells. Rosehill Operating expects to use cash flow from its Barnett Shale production to support its Delaware Basin drilling program.

Rosehill Operating believes the Permian Basin is an attractive operating area due to its immense original oil-in-place, favorable operating environment, multiple proven horizontal reservoirs, high oil and liquids-rich natural gas content, well-developed network of oilfield service providers, long-lived reserves with relatively consistent reservoir quality and historically high drilling success rates.

As of December 31, 2016, Rosehill Operating has identified 202 gross potential horizontal drilling locations, which includes 13 locations associated with proved undeveloped reserves as of December 31, 2016, in up to ten formations from Brushy Canyon down through the Wolfcamp B. The inventory is based on four wells per 640-acre section with 5,000-foot laterals. As of December 31, 2016, 146 of Rosehill Operating’s gross potential horizontal drilling locations were economic using SEC pricing assumptions. In 2017, Rosehill Operating expects to focus on drilling the 3rd Bone Spring Sand, Wolfcamp A (XY Sand), Lower Wolfcamp A and Wolfcamp B, which it believes to be the most productive and deepest horizons in its portfolio. The following table provides a summary of Rosehill Operating’s identified gross potential horizontal drilling locations by formation as of December 31, 2016:

Location Count
Location Inventory(1)(2)
Formations:
Brushy Canyon	27
Upper Avalon	13
Lower Avalon / 1st Bone Spring	13
2nd Bone Spring Shale	19
2nd Bone Spring Sand	23
3rd Bone Spring Shale	25
3rd Bone Spring Sand	23
Wolfcamp AX, Y	16
Lower Wolfcamp A	24
Wolfcamp B	19

Total Horizontal Locations(3)(4)	202

(1)	Rosehill Operating’s total identified gross potential horizontal drilling locations include 13 locations associated with proved undeveloped reserves as of December 31, 2016. Rosehill Operating has estimated its drilling locations based on well spacing assumptions and upon the evaluation of its horizontal drilling results and those of other operators in its area, combined with its interpretation of available geologic and engineering data. In particular, Rosehill Operating has analyzed and interpreted well results and other data acquired through its participation in the drilling of a vertical well that penetrated all of its targeted horizontal formations. In addition, to evaluate the prospects of its horizontal acreage, Rosehill Operating has performed open-hole and mud log evaluations, core analysis, drill cuttings analysis, and has acquired and interpreted modern 3-D seismic data. The drilling locations that Rosehill Operating actually drills will depend on the availability of capital, regulatory approvals, commodity prices, costs, actual drilling results and other factors. Any drilling activities Rosehill Operating is able to conduct on these identified potential horizontal drilling locations may not be successful and may not result in Rosehill Operating’s ability to add additional proved reserves to its existing proved reserves. Drilling for and producing oil and natural gas are high-risk activities with many uncertainties that could adversely affect Rosehill Operating’s business, financial condition and results of operations. The identified gross potential drilling locations are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, Rosehill Operating may not be able to raise the capital that would be necessary to drill such locations.
(2)	Rosehill Operating’s inventory of gross potential horizontal drilling locations assumes 1,320 foot well spacing with 40 wells per 640-acre section across up to ten formations with the number of prospective formations varying from tract to tract depending on the geology of the specific area.
(3)	Rosehill Operating’s identified gross potential horizontal drilling locations are located on operated and non-operated acreage. Rosehill Operating operates 95% of the 202 identified gross potential drilling locations. Of the 13 identified gross potential horizontal drilling locations associated with proved undeveloped reserves, 12 are operated and one is non-operated. As of December 31, 2016, Rosehill Operating had an approximate 94% average working interest in its operated acreage.
(4)	Includes proved undeveloped (“PUD”) locations on its leasehold in Loving, Lea, and Eddy Counties, Texas.

Rosehill Operating believes that development drilling of its 202 identified gross potential horizontal drilling locations, together with an increased focus on completion optimization and drilling efficiencies, as well as potential down spacing, will allow Rosehill Operating to grow its production and reserves. Rosehill Operating also intends to grow its production and reserves through acquisitions that meet certain strategic and financial objectives. Rosehill Operating further believes operational efficiencies are enhanced with an operated saltwater disposal system and pipeline access to a third-party water disposal site. In addition, a third-party crude oil and natural gas gathering system is already in-place and operational, which will transport the majority of Rosehill Operating’s products to market. In connection with the Business Combination, Rosehill Operating and Gateway Gathering and Marketing (“Gateway”), an affiliate of Tema, will enter into crude oil gathering and natural gas gathering agreements for a ten-year term. Please read the section entitled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Party Transactions”.

Rosehill Operating experienced a significant decrease in its drilling and completion costs during 2015, which continued into 2016. This trend was driven by efficiency improvements in the field, including reduced drilling days, the modification of well designs and the reduction or elimination of unnecessary costs, such as eliminating the use of snubbing units to install tubing into a live well, reduction in number of trips in and out of the well bore during drilling by switching to a more engineered drill bit selection, and utilizing a third party mud consultant to monitor the mud program and properties thereby reducing the chemical usage and improving the rate of penetration. Additionally, overall service costs have declined as a result of reduced industry demand. For 2015 and 2016, the spud-to-rig release for Rosehill Operating’s horizontal wells averaged 38 days (all Wolfcamp targets) compared to wells drilled in 2013 and 2014, which averaged 35 days and 44 days respectively (primarily Avalon targets). Rosehill Operating expects that further field optimization will improve Rosehill Operating’s well economics.

Rosehill Operating’s 2016 capital budget for drilling, completion and recompletion activities and facilities costs was approximately $25.5 million, excluding leasing and other acquisitions. Rosehill Operating allocated approximately $24.8 million to drill and complete operated wells and $0.7 million to participate in the drilling and completion of non-operated wells. For 2016, Rosehill Operating budgeted $1.6 million for leasing. In the year ended December 31, 2016, Rosehill Operating incurred capital costs of approximately $22.9 million, excluding leasing and acquisition costs and inclusive of changes in accruals of capital expenditures.

Rosehill Operating’s 2017 capital budget for drilling, completion and recompletion activities and facilities costs is approximately $89.9 million, excluding leasing and other acquisitions. For 2017, Rosehill Operating allocated approximately $88.7 million to drill and complete operated wells and $1.2 million to participate in the drilling and completion of non-operated wells. For 2017, Rosehill Operating has budgeted $4.0 million for leasing of oil and gas acreage.

Because Rosehill Operating operates approximately 95% of its net acreage, the amount and timing of these capital expenditures are largely subject to Rosehill Operating’s discretion. Rosehill Operating’s operated acreage provides it with flexibility to manage its drilling program and optimize its returns and profitability. Rosehill Operating’s decision to defer a portion of its planned capital expenditures would depend on a variety of factors, including the success of its drilling activities; prevailing and anticipated prices for oil, natural gas, and natural gas liquids (“NGLs”); the availability of necessary equipment, infrastructure, and capital; the receipt and timing of required regulatory permits and approvals; drilling, completion and acquisition costs; and the level of participation by other working interest owners.

As of December 31, 2016, Rosehill Operating’s properties include working interests in approximately 4,789 net acres in the Delaware Basin, plus an additional 4,468 net acres in the Barnett Shale. The following table summarizes Rosehill Operating’s acreage by county as of December 31, 2016:

	Gross	Net
County:
Loving (Delaware)	4,321	2,939
Lea (Delaware)	1,567	1,131
Eddy (Delaware)	797	92
Reeves (Delaware)	627	627
Wise (Barnett)	4,470	4,468

Total	11,782	9,257

Permian Basin. The Permian Basin consists of mature, legacy onshore oil and liquids-rich natural gas reservoirs that span approximately 86,000 square miles in West Texas and New Mexico. The Permian Basin is composed of five sub regions: the Delaware Basin, the Central Basin Platform, the Midland Basin, the Northwest Shelf and the Eastern Shelf. The Permian Basin is an attractive operating area due to its multiple horizontal and vertical target formations, favorable operating environment, high oil and liquids-rich natural gas content, mature infrastructure, well-developed network of oilfield service providers, long-lived reserves with consistent reservoir quality and historically high drilling success rates. According to the U.S. Energy Information Administration (“EIA”), the Permian Basin is the most prolific unconventional oil producing area in the U.S. and accounts for nearly half of the active drilling rigs in the U.S. as of December 31, 2016.

Delaware Basin. The present structural form of the Delaware Basin, a sub-basin of the Permian Basin, began to take shape in the early Pennsylvanian period at which time the area slowly downwarped relative to the adjacent Central Basin Platform and Northwest Shelf. This period was characterized by relatively stable marine shale and limestone deposition with periodic influxes of siliciclastics during sea-level lowstands. Stratigraphic records indicate a rapid deepening of the Delaware Basin during early Permian time. Organic rich marine shales, carbonate debris flows, and turbidite sandstones were the predominant deposits in the Delaware Basin during this period. Subsequent burial and thermal maturation of this thick Permian succession of highly organic source and reservoir rock resulted in what Rosehill Operating believes is evolving into a prolific oil field.

The Delaware Basin encompasses an estimated 15,000 square miles and contained over 25,000 producing wells at the end of 2015, with production from certain wells dating back to 1924. Over the past decade, horizontal drilling activity has been more prevalent within the Delaware Basin relative to other areas of the Permian Basin. As of December 31, 2016, three of the top four Permian Basin counties by horizontal rig count are located in the Delaware Basin.

Oil and natural gas production was first established in the 1940s and 1950s from vertical wells in the Delaware Basin in the area of Rosehill Operating’s leasehold. Unconventional, horizontal production was first established in 2010 in the Avalon Shale member of the Bone Spring formation. Horizontal Wolfcamp production was established in 2014. The Wolfcamp has become the most common horizontal drilling target in Rosehill Operating’s core, with new wells targeting both the XY Sand interval near the top of the Wolfcamp A and the Lower Wolfcamp A Shale.

Advanced petrophysical logs from the vertical portions of Rosehill Operating’s wells, sidewall cores, and seismic data are being utilized to guide Rosehill Operating’s horizontal development of the area. The use of seismic data has resulted in a better understanding of Rosehill Operating’s leasehold’s geology relative to other parts of the basin. The depth to the top of the Wolfcamp from a representative well central to Rosehill Operating’s leasehold is approximately 11,500 feet true vertical depth. The gross thickness of the potential pay section from the top of the Brushy Canyon formation through the base of the Wolfcamp B is approximately 4,500 feet, an attractive thickness for development with multiple horizontal landing formations. Rosehill Operating believes that the combination of these conditions will allow Rosehill Operating to achieve superior results during the development of its leasehold.

Historically, Rosehill Operating’s horizontal drilling, including 20 operated wells, has been widespread across the majority of its lease acreage. Rosehill Operating has established commercial production in four distinct formations: the Upper Avalon, Lower Avalon, Wolfcamp A (XY Sand) and Lower Wolfcamp A Shale. In addition, offset operators have drilled and are producing in all ten formations—from Brushy Canyon down through the Wolfcamp B—within a 12 mile radius of the Rosehill Operating leasehold, enabling Rosehill Operating to evaluate its acreage across various geographic areas and stratigraphic formations. As of December 31, 2016, approximately 89% of Rosehill Operating’s total net operated acreage was either held by production or under continuous drilling provisions. Offset operator activity within the 3rd Bone Spring Sand and the Wolfcamp formations as well as Rosehill Operating’s recent successful Wolfcamp drilling program has been a catalyst for Rosehill Operating to generate a development program focused on the 3rd Bone Spring Sand, Wolfcamp A (XY Sands), Lower Wolfcamp A Shale and Wolfcamp B formations. Rosehill Operating will closely monitor this offset activity and adjust its future development plans with information and best practices learned from other operators.

Completion design and its effective execution are the predominant factors that dictate relative well performance in an area or zone. Rosehill Operating has an evolving completion strategy that includes methodical adjustments of parameters, testing of different well designs on adjacent locations with similar rock characteristics, constant monitoring and re-evaluation of results and ultimately tailoring completions to the conditions specific to an area or formation. Rosehill Operating’s current base completion design is a hybrid fracture stimulation—a combination of slickwater and cross-linked gel. The field-level rate of return is most influenced by incremental improvements in well performance and cost savings; Rosehill Operating’s philosophy is to focus on both parameters, with an emphasis on performance enhancement.

Rosehill Operating believes all ten formations represent opportunities across its core acreage and Rosehill Operating plans to target those formations in its future drilling program. Rosehill Operating’s inventory of identified gross potential drilling locations for the Wolfcamp is based on locations spaced approximately 1,320 feet from each other within a zone and staggered vertically in adjacent formations (as illustrated in the figure below).

If future down spacing pilots are successful, Rosehill Operating may be able to add additional locations to its multi-year inventory. Future development and location count may be improved as per the following diagram:

Production Status. During 2015, Rosehill Operating’s Delaware Basin average net daily production was 3,096 Boe/d (approximately 28% liquids). For the year ended December 31, 2016, Rosehill Operating’s average net daily production was 3,734 Boe/d (approximately 26% liquids). As of December 31, 2016, Rosehill Operating produced from 20 horizontal and one vertical operated wells and four horizontal non-operated wells in the Delaware Basin.

Facilities. Rosehill Operating’s development plan includes the development of necessary infrastructure to lower its costs and support its drilling schedule and production growth. Rosehill Operating expects to accomplish this goal primarily through contractual arrangements with third-party service providers. Rosehill Operating’s facilities are generally in close proximity to its well locations and include storage tank batteries, oil/natural gas/water separation equipment, and artificial lift equipment. A crude oil gathering system and a natural gas gathering system are already in place and functioning. Rosehill Operating has sufficient gathering systems and pipeline takeaway capacity to continue ongoing and planned operations into mid-2017. Throughout 2017, as Rosehill Operating continues to drill and develop the Delaware Basin assets, it expects that additional tank battery, water disposal and intra-field gathering lines will be required. Rosehill Operating has agreements in place with third-party natural gas and crude oil purchasers and processors to benefit from existing downstream infrastructure. Rosehill Operating expects to continue to evaluate the marketplace to obtain additional transportation and gathering options and capacity in the form of new pipeline tie-ins. Rosehill Operating and Gateway have agreed to enter into crude oil gathering and natural gas gathering agreements for a ten-year term. Please read the section entitled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Party Transactions”.

Recent and Future Activity. During 2015 and 2016, while in a reduced capital expenditure mode, four new operated Wolfcamp wells were drilled and placed on production on Rosehill Operating’s acreage. All four wells were horizontal and met or exceeded 800 Bbl/d gross initial production rates. Rosehill Operating completed drilling and fracking of the Weber 26 G001 on December 30, 2016 and started flow back on December 31, 2016. Rosehill Operating also participated in the drilling of three non-operated horizontal Wolfcamp A wells during 2015 and 2016.

In this proxy statement, identified gross potential drilling locations are defined as locations on operated and non-operated leaseholds specifically identified by geologic, engineering and economic assessment. Rosehill Operating has estimated its drilling locations based on well spacing assumptions and the evaluation of its operated horizontal drilling results as well as results of other operators in Rosehill Operating’s area. Well performances are combined with interpretation of available geologic and engineering data to generate a development model for the assets. In addition, to evaluate the prospects of its horizontal acreage, Rosehill Operating has performed open-hole and mud log evaluations, core analysis, and drill cuttings analysis. Rosehill Operating has also acquired 48 square miles of 3-D seismic data that has been used to aid in the interpretation of the prospective formations. The availability of local infrastructure, well performance results, subsurface data and other factors that management may deem relevant, such as easement restrictions and state and local regulations, are considered in determining such locations. The locations that Rosehill Operating will actually drill will ultimately depend upon the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs and actual drilling results, among other factors.

Oil and Natural Gas Data

Proved Reserves

Evaluation and Review of Proved Reserves. The reserve estimates provided herein are “carve-out” reserves for assets to be contributed by Tema to Rosehill Operating in connection with the Business Combination. As such, the carve-out reserves are a subset of the full reserve estimates generated at year-end of each respective year covered in this document. Proved reserve estimates as of December 31, 2016 were prepared by Ryder Scott, Rosehill Operating’s independent petroleum engineer. Proved reserve estimates as of December 31, 2015 and 2014 were prepared internally by management. The technical persons responsible for preparing Rosehill Operating’s proved reserve estimates meet the requirements with regard to qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. Ryder Scott does not own an interest in any of Rosehill Operating’s properties, nor is it employed by Rosehill Operating or Tema on a contingent basis. Copies of Rosehill Operating’s independent petroleum engineer’s proved reserve reports as of December 31, 2016 are included as Annex J to this proxy statement.

Tema maintains an internal staff of petroleum engineers and geoscience professionals to work closely with its independent petroleum engineers to ensure the integrity, accuracy and timeliness of the data used to calculate the proved reserves relating to Rosehill Operating’s assets. Tema’s internal technical team members meet with its independent petroleum engineer periodically during the period covered by the proved reserve report to discuss the assumptions and methods used in the proved reserve estimation process. Tema provides historical information to Ryder Scott for its properties, such as ownership interest, oil and natural gas production, well test data, commodity prices, subsurface geologic data and operating and development costs. Paul Larson, Tema’s Reservoir Engineering Manager, is primarily responsible for overseeing the preparations of all of Rosehill Operating’s reserve estimates. Mr. Larson is a petroleum engineer with 25 years of petroleum engineering experience, including experience with both offshore conventional and onshore unconventional field developments. The preparation of Rosehill Operating’s proved reserve estimates was completed in accordance with Tema’s internal control procedures. These procedures, which are intended to ensure reliability of reserve estimations, include the following:

•	review and verification of producing formations, well targets and the development plan by Tema’s Vice President of Geology and Reservoir Engineering Manager;

•	review and verification of historical production data, which data is based on actual production as reported by Tema;

•	review of well by well reserve estimates of Tema by independent reserve engineers;

•	review by Tema’s Reservoir Engineering Manager of all of Tema’s reported proved reserves, including the review of all significant reserve changes and all new PUD additions;

•	direct reporting responsibilities by Tema’s Reservoir Engineering Manager to Tema’s Chief Executive Officer; and

•	verification of property ownership interests by Tema’s land department.

Estimation of Proved Reserves. Under the rules promulgated by the Securities and Exchange Commission (“SEC”), proved reserves are those quantities of oil and natural gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs and under existing economic conditions, operating methods and government regulations, prior to the time at which contracts providing the right to operate expire (unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation). If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a “high degree of confidence that the quantities will be recovered.” All of Rosehill Operating’s proved reserves as of December 31, 2016, 2015 and 2014 were estimated using a deterministic method. The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and natural gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions established under SEC rules. The process of estimating the quantities of recoverable oil and natural gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into four broad categories or methods: (i) production performance-based methods; (ii) material balance-based methods; (iii) volumetric-based methods; and (iv) analogy. These methods may be used singularly or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserves for PDP wells were estimated using production performance methods for the vast majority of properties. Certain new producing properties with very little production history were forecast using a combination of production performance and analogy to similar production, both of which are considered to provide a reasonably high degree of accuracy. Non-producing reserve estimates for developed and undeveloped properties were forecasted using analogy methods. This method provides a reasonably high degree of accuracy for predicting proved developed non-producing (“PDN”) and PUD locations for Rosehill Operating’s properties, due to the abundance of analog data.

To estimate economically recoverable proved reserves and related future net cash flows, Ryder Scott and management considered with respect to the carve-out figures many factors and assumptions, including the use of reservoir parameters derived from geological and engineering data, which cannot be measured directly, economic criteria based on current costs, SEC pricing requirements, and forecasts of future production rates. Under SEC rules, reasonable certainty can be established using techniques that have been proven effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that have been field tested and have been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation. To establish reasonable certainty with respect to Rosehill Operating’s estimated proved reserves, the technologies and economic data used in the estimation of Rosehill Operating’s proved reserves have been demonstrated to yield results with consistency and repeatability and include production and well test data, downhole completion information, geologic data, electrical logs, radioactivity logs, core analyses, available seismic data, historical well costs and operating expense data.

Summary of Oil and Natural Gas Reserves. The following table presents Rosehill Operating’s carve-out estimated net proved oil and natural gas reserves as of December 31, 2016, 2015 and 2014 based on the proved reserve reports of Ryder Scott for 2016 and of Tema from each of 2015 and 2014. The reserve estimates attributable to Rosehill Operating’s properties presented in the table were prepared internally by management. Copies of the proved reserve reports as of December 31, 2016 prepared by Ryder Scott with respect to Rosehill Operating’s properties are included as Annex J to this proxy statement.

	As of December 31,
	2016(1)	2015(2)	2014(3)
Proved developed reserves:
Oil (MBbls)	3,068	2,698	3,200
Natural gas (MMcf)	10,574	10,116	18,753
NGL (MBbls)	1,802	1,481	2,798

Total (MBoe)	6,632	5,865	9,124

Proved undeveloped reserves:
Oil (MBbls)	4,288	2,954	3,089
Natural gas (MMcf)	6,781	3,783	8,869
NGL (MBbls)	1,183	513	1,501

Total (MBoe)	6,601	4,098	6,068

Total proved reserves:
Oil (MBbls)	7,356	5,652	6,289
Natural gas (MMcf)	17,355	13,899	27,622
NGL (MBbls)	2,985	1,994	4,299

Total (MBoe)	13,234	9,963	15,192

Oil and Natural Gas Prices:
Oil—WTI posted price per Bbl	$42.75	$50.28	$91.61
Natural gas—Henry Hub spot price per MMBtu	$2.49	$2.58	$4.43
NGL—per Bbl	$11.73	$13.83	$30.67

(1)	Rosehill Operating’s estimated net proved reserves were determined using average first-day-of-the-month prices for the prior twelve months in accordance with SEC guidance. For oil, the average West Texas Intermediate posted price of $42.75 per barrel as of December 31, 2016 was adjusted for quality, transportation fees, and a regional price differential. For natural gas volumes, the average Henry Hub spot price of $2.49 per MMBtu as of December 31, 2016 was adjusted for energy content and a regional price differential. For NGL volumes, 27.5% of the average West Texas Intermediate posted price of $42.75 per barrel, or $11.73, as of December 31, 2016 was adjusted for quality, transportation fees and a regional price differential. All prices are held constant throughout the producing life of the properties.
(2)	Rosehill Operating’s estimated net proved reserves were determined using average first-day-of-the-month prices for the prior twelve months in accordance with SEC guidance. For oil, the average West Texas Intermediate posted price of $50.28 per barrel as of December 31, 2015 was adjusted for quality, transportation fees and a regional price differential. For natural gas volumes, the average Henry Hub spot price of $2.58 per MMBtu as of December 31, 2015 was adjusted for energy content and a regional price differential. For NGL volumes, 27.5% of the average West Texas Intermediate posted price of $50.28 per barrel, or $13.83, as of December 31, 2015 was adjusted for quality, transportation fees and a regional price differential. All prices are held constant throughout the producing life of the properties.
(3)	Rosehill Operating’s estimated net proved reserves were determined using average first-day-of-the-month prices for the prior twelve months in accordance with SEC guidance. For oil, the average West Texas Intermediate posted price of $91.61 per barrel as of December 31, 2014 was adjusted for quality, transportation fees and a regional price differential. For natural gas volumes, the average Henry Hub spot price of $4.43 per MMBtu as of December 31, 2014 was adjusted for energy content and a regional price differential. For NGL volumes, the twelve month average of actual NGL prices received in 2014, or $30.67, as adjusted for quality, transportation fees and a regional price differential. All prices are held constant throughout the producing life of the properties.

The changes from December 31, 2015 estimated proved reserves to December 31, 2016 estimated proved reserves reflect the addition of 5.479 MMBoe of proved reserves through discoveries and extensions, offset by net negative revisions of 0.841 MMBoe primarily due to the decline in commodity prices and production of 1.367 MMBoe throughout the year.

The changes from December 31, 2014 estimated proved reserves to December 31, 2015 estimated proved reserves reflect the addition of 4.687 MMBoe of proved reserves through discoveries and extensions, offset by net negative revisions of 8.786 MMBoe primarily due to the decline in commodity prices and production of 1.130 MMBoe throughout the year.

Reserve engineering is and must be recognized as a subjective process of estimating volumes of economically recoverable oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil and natural gas that are ultimately recovered. Estimates of economically recoverable oil and natural gas and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices and future production rates and costs. Please read the section entitled “Risk Factors—Risks Related to Rosehill Operating’s Operations.”

Additional information regarding Rosehill Operating’s proved reserves can be found in the carve-out financial statements of the Assets and Liabilities of the Business to be Contributed to Rosehill Operating included elsewhere in this proxy statement.

Proved Undeveloped Reserves

Year Ended December 31, 2016

As of December 31, 2016, Rosehill Operating’s PUDs totaled 4.288 MMBbls of oil, 6.781 Bcf of natural gas and 1.183 MMBbls of NGLs for a total of 6.601 MMBoe. PUDs are converted from undeveloped to developed as the applicable wells are drilled, completed and begin production.

Changes in PUDs that occurred during 2016 were due to (i) negative revisions of 1.780 MMBoe primarily related to pricing and revisions and (ii) additions of approximately 4.283 MMBoe in wells attributable to discovery and extensions resulting from strategic drilling of wells by Rosehill Operating and offset operators to its acreage positions. No capital was spent during 2016 to convert PUDs and no PUDs were converted from undeveloped to developed during 2016 as a result of Rosehill Operating decreasing its capital spending during the year. Rosehill Operating does not believe its decision to reduce 2016 capital expenditures in response to decreases in commodity prices will impact its ability to develop its PUDs in a timely manner.

All of Rosehill Operating’s PUD drilling locations are scheduled to be drilled within five years of their initial booking.

Year Ended December 31, 2015

As of December 31, 2015, Rosehill Operating’s PUDs totaled 2.954 MMBbls of oil, 3.783 Bcf of natural gas and 0.513 MMbls of NGLs for a total of 4.098 MMBoe. PUDs are converted from undeveloped to developed as the applicable wells are drilled, completed and begin production.

Changes in PUDs that occurred during 2015 were primarily due to (i) negative revisions of 5.426 MMBoe primarily related to pricing and type curve revisions and (ii) an increase of approximately 3.456 MMBoe attributable to extensions and promotions resulting from strategic drilling of wells by Rosehill Operating to delineate its acreage position. No capital was spent during 2015 to convert PUDs and no PUDs were converted from undeveloped to developed during 2015 as a result of Rosehill Operating decreasing its capital spending during the year. Rosehill Operating does not believe its decision to reduce 2015 capital expenditures in response to decreases in commodity prices will impact its ability to develop its PUDs in a timely manner.

All of Rosehill Operating’s PUD drilling locations are scheduled to be drilled within five years of their initial booking.

Year Ended December 31, 2014

As of December 31, 2014, Rosehill Operating’s PUDs totaled 3.089 MMBbls of oil, 8.869 Bcf of natural gas and 1.501 MMBls of NGLs for a total of 6.068 MMBoe. PUDs are converted from undeveloped to developed as the applicable wells are drilled, completed and begin production.

Changes in PUDs that occurred during 2014 were primarily due to (i) a decrease of approximately 1.032 MMBoe due to revisions; (ii) additions of approximately 4.266 MMBoe in wells attributable to extensions, discoveries and promotions resulting from strategic drilling of wells by Rosehill Operating to delineate its acreage position; and (iii) the conversion of approximately 1.170 MMBoe into proved developed reserves.

All of Rosehill Operating’s PUD drilling locations are scheduled to be drilled within five years of their initial booking.

Current Development Program

At the time of initial booking, Rosehill Operating’s PUDs were a part of an approved plan to develop those reserves. However, after a development plan has been adopted, Rosehill Operating periodically makes adjustments to the approved development plan due to events or circumstances that have occurred subsequent to the time the plan was approved. Primarily as a result of factors outside Rosehill Operating’s control, including a downturn in commodity prices, Rosehill Operating adjusted its development plan to temporarily defer the drilling of certain PUD locations. As a result, no PUDs were converted from undeveloped to developed during 2015 and 2016. However, Rosehill Operating continues to believe with reasonable certainty that these PUDs will be developed within five years of their initial booking.

As of December 31, 2016, Rosehill Operating had 13 PUD locations booked. Of these 13 PUD locations, one location was originally booked at December 31, 2014, six locations were originally booked at December 31, 2015 and six locations were originally booked at December 31, 2016. Rosehill Operating’s development plan provides for the drilling of four wells associated with the PUD locations in 2017, two of which are currently being drilled, while drilling is planned to commence on the other two wells in the third and fourth quarters of 2017, respectively. We believe that Rosehill Operating’s progress to date in 2017 demonstrates its ability to execute on its development plan. Rosehill Operating’s development plan sets forth the remaining nine wells associated with the PUD locations to be brought to proved producing status within five years of initial booking, with eight of these nine wells planned to be drilled over the next three years.

As of December 31, 2016, Rosehill Operating estimated that the cost to bring these wells to a status of economic productivity would be approximately $6.25 million per location for a total cost of $81.3 million to execute its development program. Based on costs incurred in connection with the drilling of two wells associated with PUD locations in 2017, Rosehill Operating believes these cost estimates remain accurate. Rosehill Operating is the operator of 12 of the identified 13 PUD locations and directly controls the timing of development of such locations. The one non-operated location is currently being drilled. Rosehill Operating’s ability to fund its development plan is supported by the cash flow generated by its producing properties. In addition, as Rosehill Operating converts reserves from undeveloped status to producing status, the borrowing base under Rosehill Operating’s reserve-based revolving credit facility will increase, providing additional liquidity with which to finance further development. At the time the PUDs were booked, Rosehill Operating also considered the fact that its ultimate parent company, Rosemore, Inc., had from time to time in the past provided supplemental capital support to fund Rosehill Operating’s capital program and had the ability to do so in the future, although it was under no obligation to do so. Upon completion of the Business Combination, Rosehill Operating will be a subsidiary of a public company, and expects to be able to fund its development going forward through cash flows from operations, borrowings under its revolving credit facility, and Rosehill Resources’ ability to access the capital markets.

Rosehill Operating believes all of the foregoing demonstrates reasonable certainty with regard to the development of Rosehill Operating’s PUDs within five years of their initial booking.

Oil and Natural Gas Production Prices and Costs

Production and Price History

The following table sets forth information regarding net production of oil, natural gas and NGLs, and certain price and cost information for each of the periods indicated:

	Year Ended December 31,
	2016	2015	2014

Production data:
Oil (MBbls)	612	472	365
Natural gas (MMcf)	2,381	2,074	1,834
NGLs (MBbls)	358	312	285

Total (MBoe)(1)	1,367	1,130	956
Average realized prices before effects of derivative settlements:
Oil (per Bbl)	$40.52	$43.62	$77.93
Natural gas (per Mcf)	2.23	2.37	4.06
NGLs (per Bbl)	12.68	12.75	26.93

Total (per Boe)	$25.35	$26.09	$45.58
Total, including effects of derivative settlements (per Boe)	$22.30	$29.40	$48.10
Average costs (per Boe):
Lease operating expenses	$3.51	$4.06	$6.39
Production taxes	1.13	1.16	1.95
Gathering and transportation	1.75	1.85	2.58
Depreciation, depletion and amortization	18.14	20.57	16.58
Accretion of asset retirement obligations	0.13	0.11	0.13
Impairment of oil and natural gas properties	—	7.20	28.87
Exploration costs	0.58	0.85	1.00
General and administrative expenses	6.58	3.75	5.39
Gain on sale of oil and natural gas properties	—	—	(0.01)
(Gain) loss on sale of other assets	(0.04)	0.02	(0.03)

Total(1)	$31.78	$39.57	$62.85

(1)	May not sum or recalculate due to rounding.

Developed and Undeveloped Acreage

The following table sets forth information as of December 31, 2016 relating to Rosehill Operating’s Delaware Basin leasehold acreage. All of Rosehill Operating’s Barnett Shale leasehold acreage in Wise County, Texas is developed. Developed acreage consists of acres spaced or assigned to productive wells and does not include undrilled acreage held by production under the terms of the lease. Undeveloped acreage is defined as acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or natural gas, regardless of whether such acreage contains proved reserves.

Delaware Basin Leasehold

Developed Acreage		Undeveloped Acreage		Total Acreage
Gross(1)	Net(2)	Gross(1)	Net(2)	Gross(1)	Net(2)
4,577	2,464	2,735	2,325	7,312	4,789

(1)	A gross acre is an acre in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.
(2)	A net acre is deemed to exist when the sum of the fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof.

Many of the leases comprising the undeveloped acreage set forth in the table above will expire at the end of their respective primary terms unless production from the leasehold acreage has been established prior to such date, in which event the lease will remain in effect until the cessation of production. Substantially all of the leases governing Rosehill Operating’s acreage have continuous development clauses that permit Rosehill Operating to continue to hold the acreage under such leases after the expiration of the primary term if Rosehill Operating initiates additional development within 120 to 180 days after the completion of the last well drilled on such lease, without the requirement of a lease extension payment. Thereafter, the lease is held with additional development every 120 to 180 days until the entire lease is held by production. None of Rosehill Operating’s horizontal drilling locations associated with proved undeveloped reserves are scheduled for drilling outside of a lease term that is not accounted for with a continuous development schedule. The following table sets forth the gross and net undeveloped acreage as of December 31, 2016 that will expire over the next five years, unless production is established within the spacing units covering the acreage or the lease is renewed or extended under continuous drilling provisions prior to the primary term expiration dates.

2017		2018		2019		2020		2021
Gross	Net	Gross	Net	Gross	Net	Gross	Net	Gross	Net
221	221	1,297	1,091	—	—	—	—	—	—

Drilling Results

The following table sets forth the results of Rosehill Operating, as defined by wells having been placed on production, for the periods indicated for operated and non-operated wells. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation among the number of productive wells drilled, quantities of reserves found, or economic value. Productive wells are those that produce, or are capable of producing, commercial quantities of hydrocarbons, regardless of whether they produce a reasonable rate of return. Dry wells are those that prove to be incapable of producing hydrocarbons in sufficient quantities to justify completion.

	For the Year Ended December 31,
	2016	2015	2014
Exploratory Wells:
Productive(1)	3	2	5
Dry	—	—	—

Total Exploratory	3	2	5

Development Wells:
Productive(1)	2	1	4
Dry	—	—	—

Total Exploratory	2	1	4

Total Wells
Productive(1)	5	3	9
Dry	—	—	—

(1)	Although a well may be classified as productive upon completion, future changes in oil and natural gas prices, operating costs and production may result in the well becoming uneconomical, particularly exploratory wells where there is no production history.

Operations

General

Rosehill Operating designs and manages the development of a well and supervises operation and maintenance activities on a day-to-day basis. Independent contractors engaged by Rosehill Operating provide all the equipment and personnel associated with these activities. Rosehill Operating employs petroleum engineers, geologists and land professionals who work to improve production rates, increase reserves and lower the cost of operating Rosehill Operating’s oil and natural gas properties.

Marketing and Customers

With respect to core properties Rosehill Operating operates in Loving County, Texas, Rosehill Operating maintains contracts with Gateway to gather the majority of its production. Rosehill Operating delivers crude oil, natural gas, and NGL production to Gateway and Gateway transports and redelivers the oil, natural gas, and NGLs to certain delivery points. Rosehill Operating sells all of its natural gas and NGLs under contracts with terms generally greater than twelve months and all of its oil under contracts with terms generally less than twelve months.

On the Weber 26 Lease in Loving County, Texas, Rosehill Operating will sell its crude oil to Rio Energy International with an initial three-month contract, month-to-month thereafter, and its natural gas to Outrigger Delaware Operating LLC, a midstream gas gathering and transportation company, with a five-year gas purchase contract. Gateway does not provide gathering services on the Weber 26 Lease.

With respect to the properties Rosehill Operating operates in Wise County, Texas, Rosehill Operating sells its crude oil production to Targa Midstream Services and sells its natural gas to Enlink Midstream Services. Gateway does not provide gathering services with respect to the Barnett Shale properties.

Rosehill Operating sells its production to a relatively small number of customers, as is customary in the industry. For the year ended December 31, 2016, Gateway, ETC Field Services, LLC and Enlink Midstream Services, LLC accounted for 70%, 17% and 10%, respectively, of total revenues related to Rosehill Operating. For the year ended December 31, 2015, Gateway, Sunoco Inc., Enlink Midstream Services, LLC and Regency Energy Partners LP accounted for 54%, 13%, 11% and 11%, respectively, of total revenues related to Rosehill Operating. For the year ended December 31, 2014, Enterprise Crude Pipeline, LLC, Sunoco Inc., Devon Gas Services, LP, and Regency Energy Partners LP accounted for 33%, 32%, 18% and 11%, respectively, of total revenues related to Rosehill Operating. The loss of any one or all of its significant customers as a purchaser could materially and adversely affect Rosehill Operating’s revenues in the short-term. However, based on the current demand for oil and natural gas and the availability of other purchasers, Rosehill Operating believes that the loss of any of its significant customers as a purchaser would not have a material adverse effect on its financial condition and results of operations because crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

Transportation

Production from Rosehill Operating’s core properties in Loving County, Texas is delivered to its production facilities and then transported through Gateway’s Raven Pipeline to the interconnection between Raven Pipeline and Plains Pipeline. In connection with the Business Combination, Rosehill Operating and Gateway have agreed to enter into a Crude Oil Gathering Agreement for a period of ten years.

Rosehill Operating’s natural gas production is delivered to its production facilities and then transported through Gateway’s Loving County Gathering System (“LCGS”) to the interconnection between LCGS Pipeline and ETC Field Services Pipeline. The gas is sold by Rosehill Operating to ETC Field Services at the interconnection between LCGS pipeline and ETC Field Services. Gateway provides transportation on the LCGS pipeline. ETC Field services transports the gas to their processing facility. Rosehill Operating does not control Gateway’s or any other third party’s transportation facilities. In connection with the Business Combination, Rosehill Operating and Gateway have agreed to enter into a Gas Gathering Agreement for a period of ten years.

During the further development of Rosehill Operating’s properties, Rosehill Operating expects to consider all gathering and delivery infrastructure options in the areas of its production. However, Gateway will have a right of first refusal to build gathering and delivery infrastructure for Rosehill Operation’s properties in Loving County, Texas.

For descriptions of the Crude Oil Gathering Agreement and Gas Gathering Agreement, please read the section entitled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Party Transactions”.

Competition

The oil and natural gas industry is intensely competitive and Rosehill Operating competes with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or to define, evaluate, bid for and purchase a greater number of properties and prospects than Rosehill Operating’s financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Rosehill Operating’s larger or more integrated competitors may be able to absorb the burden of existing, and any changes to, federal, state and local laws and regulations more easily than Rosehill Operating can, which would adversely affect Rosehill Operating’s competitive position. Rosehill Operating’s ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because Rosehill Operating has fewer financial and human resources than many companies in its industry, it may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

There is also competition between oil and natural gas producers and other industries producing energy and fuel. Furthermore, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by the governments of the United States and the jurisdictions in which Rosehill Operating operates. It is not possible to predict the nature of any such legislation or regulation, which may ultimately be adopted or its effects upon Rosehill Operating’s future operations. Such laws and regulations may substantially increase the costs of developing oil and natural gas and may prevent or delay the commencement or continuation of a given operation. Rosehill Operating’s larger competitors may be able to absorb the burden of existing and future federal, state, and local laws and regulations more easily than Rosehill Operating can, which would adversely affect its competitive position.

Seasonality of Business

Weather conditions affect the demand for, and prices of, oil and natural gas. Demand for oil and natural gas is typically higher in the fourth and first quarters, resulting in higher prices. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of the results that may be realized on an annual basis.

Title to Properties

As is customary in the oil and natural gas industry, Tema initially conducts only a cursory review of the title to its properties in connection with acquisition of leasehold acreage. At such time as it determines to conduct drilling operations on those properties, Tema conducts a thorough title examination and performs curative work with respect to significant defects prior to commencement of drilling operations. To the extent title opinions or other investigations reflect title defects on those properties, Tema is typically responsible for curing any title defects at its expense. Tema generally will not commence drilling operations on a property until it has cured any material title defects on such property. Tema has obtained title opinions on substantially all of its producing properties and believes that it has satisfactory title to its producing properties in accordance with standards generally accepted in the oil and natural gas industry.

Prior to completing an acquisition of producing oil and natural gas leases, Tema performs title reviews on the most significant leases and, depending on the materiality of properties, Tema may obtain a title opinion, obtain an updated title review or opinion or review previously obtained title opinions. Tema’s and Rosehill Operating’s oil and natural gas properties are subject to customary royalty and other interests, liens for current taxes and other burdens, which Tema believes do not materially interfere with the use of or affect Tema’s or Rosehill Operating’s carrying value of the properties.

Tema believes that it has satisfactory title to all of its material assets, including those being contributed to Rosehill Operating. Although title to these properties is subject to encumbrances in some cases, such as customary interests generally retained in connection with the acquisition of real property, customary royalty interests and contract terms and restrictions, liens under operating agreements, liens related to environmental liabilities associated with historical operations, liens for current taxes and other burdens, easements, restrictions and minor encumbrances customary in the oil and natural gas industry, Tema believes that none of these liens, restrictions, easements, burdens and encumbrances will materially detract from the value of these properties or from Rosehill Operating’s interest in these properties or materially interfere with its use of these properties in the operation of its business. In addition, Tema believes that it has obtained sufficient rights-of-way grants and permits from public authorities and private parties for it to operate its and Rosehill Operating’s business in all material respects as described in this proxy statement.

Oil and Natural Gas Leases

The typical oil and natural gas lease agreement covering Rosehill Operating’s properties provides for the payment of royalties to the mineral owner for all oil and natural gas produced from any wells drilled on the leased premises. The lessor royalties and other leasehold burdens on Rosehill Operating’s properties generally range from 12.5% to 25%, resulting in a net revenue interest to Rosehill Operating generally ranging from 75% to 87.5%.

Regulation of the Oil and Natural Gas Industry

Tema’s operations are substantially affected by federal, state, and local laws and regulations. In particular, natural gas production and related operations are, or have been, subject to price controls, taxes, and numerous other laws and regulations. All of the jurisdictions in which Tema owns or operates producing oil and natural gas properties have statutory provisions regulating the development and production of oil and natural gas, including provisions related to permits for the drilling of wells, bonding requirements to drill or operate wells, the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, sourcing and disposal of water used in the drilling and completion process, and the abandonment of wells. Tema’s operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in an area, and the unitization or pooling of crude oil or natural gas wells, as well as regulations that generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability or fair apportionment of production from fields and individual wells.

Failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on the industry increases the cost of doing business and affects profitability. Although Tema believes it is in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently amended or reinterpreted. Tema is therefore unable to predict the future costs or impact of compliance. Additional proposals and proceedings that affect the oil and natural gas industry are regularly considered by Congress, the states, Federal Energy Regulatory Commission (“FERC”), other Federal agencies and the courts. Neither Tema nor Rosehill Operating can predict when or whether any such proposals may become effective.

Tema believes it is in substantial compliance with currently applicable laws and regulations and that continued substantial compliance with existing requirements will not have a material adverse effect on Rosehill Operating’s financial position, cash flows or results of operations. However, current regulatory requirements may change, currently unforeseen environmental incidents may occur and past non-compliance with environmental laws or regulations may be discovered.

The disclosures below as to the regulation of the oil and natural gas industry are applicable to Rosehill Operating.

Regulation of Production of Oil and Natural Gas

The production of oil and natural gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. Rosehill Operating owns interests in properties located in Texas and New Mexico, which regulate drilling and operating activities by, among other things, requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandonment of wells. The laws also govern a number of conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing or density and the plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that Rosehill Operating can produce from its wells and to limit the number of wells or the locations at which Rosehill Operating can drill, although it can apply for exceptions to such regulations or to have reductions in well spacing or density. Moreover, states impose a production or severance tax with respect to the production and sale of oil, natural gas and NGLs within its jurisdiction.

The failure to comply with these rules and regulations can result in substantial penalties. Rosehill Operating’s competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect its operations.

Regulation of Sales and Transportation of Oil

Sales of oil, condensate and NGLs are not currently regulated and are made at negotiated prices. Nevertheless, Congress could reenact price controls in the future.

Rosehill Operating’ sales of oil are affected by the availability, terms and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate and access regulation. FERC regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. In general, interstate oil pipeline rates must be cost-based, although settlement rates agreed to by all shippers are permitted and market-based rates may be permitted in certain circumstances.

Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates and regulations regarding access are equally applicable to all comparable shippers, Rosehill Operating believes that the regulation of oil transportation will not affect its operations in any way that is of material difference from those of its competitors who are similarly situated.

Regulation of Transportation and Sales of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated by agencies of the U.S. federal government, primarily FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

The transportation and sale for resale of natural gas in interstate commerce is regulated primarily under the Natural Gas Act of 1938 (“NGA”) and by regulations and orders promulgated under the NGA by FERC. In certain limited circumstances, intrastate transportation and wholesale sales of natural gas may also be affected directly or indirectly by laws enacted by Congress and by FERC regulations.

The EP Act of 2005 amends the NGA to add an anti-market manipulation provision that makes it unlawful for any entity to engage in prohibited behavior to be prescribed by FERC Pursuant to the EP Act of 2005, FERC promulgated regulations that make it unlawful to: (i) in connection with the purchase or sale of natural gas subject to the jurisdiction of FERC, or the purchase or sale of transportation services subject to the jurisdiction of FERC, for any entity, directly or indirectly, use, or employ any device, scheme, or artifice to defraud; (ii) make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or (iii) engage in any act or practice that operates as a fraud or deceit upon any person. The anti-market manipulation rule does not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but does apply to activities of gas pipelines and storage companies that provide interstate services, as well as otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction, which now includes the annual reporting requirements described below.

The EP Act of 2005 also provides FERC with the power to assess civil penalties of up to $1,000,000 per day for violations of the NGA and increases FERC’s civil penalty authority under the NGPA from $5,000 per violation per day to $1,000,000 per violation per day. The civil penalty provisions are applicable to entities that engage in the sale of natural gas for resale in interstate commerce. Under FERC’s regulations, wholesale buyers and sellers of more than 2.2 million MMBtus of physical natural gas in the previous calendar year, including natural gas producers, gatherers and marketers, are now required to report, on May 1 of each year, aggregate volumes of natural gas purchased or sold at wholesale in the prior calendar year to the extent such transactions utilize, contribute to or may contribute to the formation of price indices, and whether they report prices to any index publishers, and if so, whether their reporting complies with FERC’s policy statement on price reporting.

Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states onshore and in state waters. Section 1(b) of the NGA exempts natural gas gathering facilities from regulation by FERC as a natural gas company under the NGA. Although FERC has set forth a general test for determining whether facilities perform a non-jurisdictional gathering function or a jurisdictional transmission function, FERC’s determinations as to the classification of facilities are done on a case-by-case basis. To the extent that FERC issues an order that reclassifies certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, and, depending on the scope of that decision, Rosehill Operating’s costs of transporting gas to point of sale locations may increase. Rosehill Operating believes that the third-party natural gas pipelines on which its gas is gathered meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of ongoing litigation, so the classification and regulation of those gathering facilities are subject to change based on future determinations by FERC, the courts or Congress. State regulation of natural gas gathering facilities generally includes various occupational safety, environmental and, in some circumstances, nondiscriminatory-take requirements. Although such regulation has not generally been affirmatively applied by state agencies, natural gas gathering may receive greater regulatory scrutiny in the future.

With regard to Rosehill Operating’s physical sales of these energy commodities, Rosehill Operating is required to observe anti-market manipulation laws and related regulations enforced by FERC under the EP Act of 2005 and under the Commodity Exchange Act (“CEA”) and regulations promulgated thereunder by the U.S. Commodity Futures Trading Commission (“CFTC”). The CEA prohibits any person from manipulating or attempting to manipulate the price of any commodity in interstate commerce or futures or derivative contracts on such commodity. The CEA also prohibits knowingly delivering or causing to be delivered false or misleading or knowingly inaccurate reports concerning market information or conditions that affect or tend to affect the price of a commodity, as well as any manipulative or deceptive device or contrivance in connection with any contract of sale of any commodity in interstate commerce or futures or derivative contract on such commodity. Should Rosehill Operating violate the anti-market manipulation laws and regulations, they could also be subject to related third-party damage claims by, among others, sellers, royalty owners and taxing authorities.

Intrastate natural gas transportation is also subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, Rosehill Operating believes that the regulation of similarly situated intrastate natural gas transportation in any states in which it operates and ships natural gas on an intrastate basis will not affect its operations in any way that is of material difference from those of its competitors. Like the regulation of interstate transportation rates, the regulation of intrastate transportation rates affects the marketing of natural gas that it produces, as well as the revenues it receives for sales of its natural gas.

Changes in law and to FERC or state policies and regulations may adversely affect the availability and reliability of firm and/or interruptible transportation service on interstate and intrastate pipelines, and Rosehill Operating cannot predict what future action FERC or state regulatory bodies will take. Rosehill Operating does not believe, however, that any regulatory changes will affect it in a way that materially differs from the way they will affect other natural gas producers and marketers with which it competes.

Regulation of Environmental and Occupational Safety and Health Matters

Rosehill Operating’s oil and natural gas development operations are subject to numerous stringent federal, regional, state and local statutes and regulations governing occupational safety and health, the discharge of materials into the environment or otherwise relating to environmental protection, some of which carry substantial administrative, civil and criminal penalties for failure to comply. These laws and regulations may require the acquisition of a permit before drilling or other regulated activity commences; restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling, production and transporting through pipelines; govern the sourcing and disposal of water used in the drilling and completion process; limit or prohibit drilling activities in certain areas and on certain lands lying within wilderness, wetlands, frontier and other protected areas; require some form of remedial action to prevent or mitigate pollution from former operations such as plugging abandoned wells or closing earthen pits; establish specific safety and health criteria addressing worker protection; and impose substantial liabilities for pollution resulting from operations or failure to comply with regulatory filings. In addition, these laws and regulations may restrict the rate of production.

The following is a summary of the more significant existing environmental and occupational health and safety laws and regulations, as amended from time to time, to which Rosehill Operating’s business operations are subject and for which compliance may have a material adverse impact on its capital expenditures, results of operations or financial position.

Hazardous Substances and Waste Handling

The Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), also known as the “Superfund” law, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a “hazardous substance” into the environment. These persons include the current and past owner or operator of the disposal site or the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances at the site where the release occurred. Under CERCLA, such persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. Although petroleum substances such as crude oil and natural gas are excluded from the definition of hazardous substances under CERCLA, various substances used in drilling and production operations are not covered by this exclusion and releases of these non-excluded substances or petroleum substances could give rise to CERCLA liability. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances or petroleum released into the environment. Rosehill Operating is only able to directly control the operation of those wells for which it acts as operator. Notwithstanding Rosehill Operating’s lack of direct control over wells operated by others, the liability of an operator other than Rosehill Operating for releases may, in certain circumstances, be attributed to Rosehill Operating. Rosehill Operating generates materials in the course of its operations that may be regulated as hazardous substances, but it is unaware of any liabilities for which it may be held responsible that would materially and adversely affect it.

The Resource Conservation and Recovery Act (“RCRA”) and analogous state laws impose detailed requirements for the generation, handling, storage, treatment and disposal of nonhazardous and hazardous solid wastes. RCRA specifically excludes drilling fluids, produced waters and other wastes associated with the development or production of crude oil, natural gas or geothermal energy from regulation as hazardous wastes. However, in the course of their operations, Rosehill Operating may generate some amounts of ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes and waste compressor oils that may be regulated as hazardous wastes if such wastes have hazardous characteristics or are listed hazardous wastes. In addition, even wastes excluded from the definition of hazardous waste may be regulated by the United States Environmental Protection Agency (“EPA”) or state agencies under, state laws or other federal laws. Moreover, it is possible that those particular oil and natural gas development and production wastes now excluded from the definition of hazardous wastes could be classified as hazardous wastes in the future. For example, from time to time various environmental groups have challenged the EPA’s exclusion of certain oil and gas wastes from RCRA. In one such challenge, the U.S. District Court for the District of Columbia entered a consent decree requiring EPA to evaluate the exclusion and, by March 2019, to either sign a notice of proposed rulemaking revising the regulations excluding oil and gas wastes or sign a determination that revision of the exclusion is not necessary. A loss of the RCRA exclusion for drilling fluids, produced waters and related wastes, if EPA were to eliminate the exclusion, could result in an increase in Rosehill Operating’s and Rosehill Operating’s costs to manage and dispose of generated wastes, which could have a material adverse effect on its results of operations and financial position. Although the costs of managing hazardous waste may be significant, Rosehill Operating does not believe that its costs in this regard are materially more burdensome than those for similarly situated companies.

Rosehill Operating currently owns, leases, or operates numerous properties that have been used for oil and natural gas development and production activities for many years. Although Rosehill Operating believes that it has utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes or petroleum hydrocarbons may have been released on, under or from the properties owned or leased by Rosehill Operating, or on, under or from other locations, including off-site locations, where such substances have been taken for recycling or disposal. In addition, some of Rosehill Operating’s properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes or petroleum hydrocarbons was not under Rosehill Operating’s control. These properties and the substances disposed or released on, under or from them may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, Rosehill Operating could be required to undertake response or corrective measures, which could include removal of previously disposed substances and wastes, cleanup of contaminated property, or performance of remedial plugging or pit closure operations to prevent future contamination.

Water Discharges

The Clean Water Act and comparable state laws impose restrictions and strict controls regarding the discharge of pollutants, including produced waters and other oil and natural gas wastes, into or near navigable waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. The discharge of dredge and fill material in regulated waters, including wetlands, is also prohibited, unless authorized by a permit issued by the U.S. Army Corps of Engineers (the “Corps”). In September 2015, the EPA and the Corps issued new rules defining the scope of the EPA’s and the Corps’ jurisdiction under the Clean Water Act with respect to certain types of waterbodies and classifying these waterbodies as regulated wetlands. To the extent the rule expands the scope of the Clean Water Act’s jurisdiction, Rosehill Operating could face increased costs and delays with respect to obtaining permits for dredge and fill activities in wetland areas. The rule has been challenged in court on the grounds that it unlawfully expands the reach of the Clean Water Act, and implementation of the rule has been stayed pending resolution of the court challenge. Obtaining permits has the potential to delay the development of oil and natural gas projects. These laws and any implementing regulations provide for administrative, civil and criminal penalties for any unauthorized discharges of pollutants in reportable quantities and may impose substantial potential liability for the costs of removal, remediation and damages.

In addition, pursuant to these laws and regulations, Rosehill Operating may be required to obtain and maintain approvals or permits for the discharge of wastewater or storm water and is required to develop and implement spill prevention, control and countermeasure plans, also referred to as “SPCC plans,” in connection with on-site storage of significant quantities of oil. Rosehill Operating believes that it maintains all required discharge permits necessary to conduct its operations and further believes it is in substantial compliance with the terms thereof. Rosehill Operating is currently undertaking a review of all properties to determine the need for new or updated SPCC plans, and, where necessary, it will be developing or upgrading such plans and implementing the physical and operation controls imposed by these plans, the costs of which are not expected to be substantial.

The primary federal law related specifically to oil spill liability is the Oil Pollution Act of 1990 (“OPA”), which amends and augments the oil spill provisions of the Clean Water Act and imposes certain duties and liabilities on certain “responsible parties” related to the prevention of oil spills and damages resulting from such spills in or threatening waters of the United States or adjoining shorelines. For example, operators of certain oil and natural gas facilities must develop, implement and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance. Owners or operators of a facility, vessel or pipeline that is a source of an oil discharge or that poses the substantial threat of discharge is one type of “responsible party” who is liable. The OPA applies joint and several liability, without regard to fault, to each liable party for oil removal costs and a variety of public and private damages. Although defenses exist, they are limited. As such, a violation of the OPA has the potential to adversely affect Rosehill Operating’s operations.

Air Emissions

The federal Clean Air Act and comparable state laws restrict the emission of air pollutants from many sources, such as, for example, compressor stations, through air emissions standards, construction and operating permitting programs and the imposition of other compliance requirements. These laws and regulations may require Rosehill Operating to obtain pre-approval for the construction or modification of certain projects or facilities expected to produce or significantly increase air emissions, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants. Over the next several years, Rosehill Operating may be required to incur certain capital expenditures for air pollution control equipment or other air emissions related issues. For example, in October 2015, the EPA lowered the National Ambient Air Quality Standard (“NAAQS”) for ozone from 75 to 70 parts per billion. State implementation of the revised NAAQS could result in stricter permitting requirements, delay or prohibit its ability to obtain such permits and result in increased expenditures for pollution control equipment, the costs of which could be significant. In addition, the EPA has adopted new rules under the Clean Air Act that require the reduction of volatile organic compound emissions from certain fractured and refractured natural gas wells for which well completion operations are conducted and further require that most wells use reduced emission completions, also known as “green completions.” These regulations also establish specific new requirements regarding emissions from production-related wet seal and reciprocating compressors, and from pneumatic controllers and storage vessels. More recently, in May 2016, the EPA finalized rules regarding criteria for aggregating multiple small surface sites into a single source for air-quality permitting purposes applicable to the oil and gas industry. This rule could cause small facilities, on an aggregate basis, to be deemed a major source, thereby triggering more stringent air permitting processes and requirements. Compliance with these and other air pollution control and permitting requirements has the potential to delay the development of oil and natural gas projects and increase Rosehill Operating’s costs of development, which costs could be significant. However, Rosehill Operating does not believe that compliance with such requirements will have a material adverse effect on its operations.

Regulation of GHG Emissions

In response to findings that emissions of carbon dioxide, methane, and other greenhouse gases (“GHG”) present an endangerment to public health and the environment, the EPA has adopted regulations pursuant to the federal Clean Air Act that, among other things, require preconstruction and operating permits for GHG emissions from certain large stationary sources that otherwise require such permits for non-GHG emissions. Facilities required to obtain preconstruction permits for their GHG emissions are also required to meet “best available control technology” standards that are being established by the states or, in some cases, by the EPA on a case-by-case basis. These regulatory requirements could adversely affect Rosehill Operating’s operations and restrict or delay Rosehill Operating’s ability to obtain air permits for new or modified sources. In addition, the EPA has adopted rules requiring the monitoring and reporting of GHG emissions from specified onshore and offshore oil and natural gas production sources in the United States on an annual basis, which include certain of Rosehill Operating’s operations. Furthermore, in May 2016, the EPA finalized rules that establish new controls for emissions of methane from new, modified or reconstructed sources in the oil and natural gas source category, including production, processing, transmission and storage activities. The rule includes first-time standards to address emissions of methane from equipment and processes across the source category, including hydraulically fractured oil and natural gas well completions. The EPA has also announced that it intends to impose methane emission standards for existing sources as well but, to date, has not yet issued a proposal. Compliance with these rules will require enhanced record-keeping practices, the purchase of new equipment such as optical gas imaging instruments to detect leaks and increased frequency of maintenance and repair activities to address emissions leakage. The rules will also likely require hiring additional personnel to support these activities or the engagement of third-party contractors to assist with and verify compliance. These new and proposed rules could result in increased compliance costs on Rosehill Operating’s operations.

While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of cap and trade programs. These programs typically require major sources of GHG emissions to acquire and surrender emission allowances in return for emitting those GHGs. In addition, efforts have been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues. Most recently in April 2016, the United States was one of 175 countries to ratify the Paris Agreement, which requires member countries to review and “represent a progression” in their intended nationally determined contributions, which set GHG emission reduction goals every five years beginning in 2020. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact Rosehill Operating’s business, any such future laws and regulations imposing reporting obligations on, or limiting emissions of GHGs from, Rosehill Operating’s equipment and operations could require Rosehill Operating to incur costs to reduce emissions of GHGs associated with Rosehill Operating’s operations. Substantial limitations on GHG emissions could adversely affect demand for the oil and natural gas Rosehill Operating produces. Finally, it should be noted that some scientists, reportedly a majority who have studied the issue, have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods, droughts, and other climatic events. Rosehill Operating’s operations are onshore and not located in coastal or flood-prone regions of the United States, but if any such effects were to occur at Rosehill Operating’s locations, these effects have the potential to cause physical damage to its assets or affect the availability of water for its operations and thus could have a material adverse effect on Rosehill Operating’s operations.

Hydraulic Fracturing Activities

Hydraulic fracturing is an important and common practice that is used to stimulate production of oil and/or natural gas from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, proppants and chemicals under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate production. Rosehill Operating regularly uses hydraulic fracturing as part of its operations. Hydraulic fracturing is typically regulated by state oil and natural gas commissions, but the EPA has asserted federal regulatory authority pursuant to the Safe Drinking Water Act (“SDWA”) over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. The EPA has also issued final regulations under the federal Clean Air Act establishing performance standards, including standards for the capture of air emissions released during hydraulic fracturing, and advance notice of proposed rulemaking under the Toxic Substances Control Act to require companies to disclose information regarding chemicals used in hydraulic fracturing. EPA also finalized rules in June 2016 that prohibit the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants. In addition, the Bureau of Land Management (“BLM”) finalized rules in March 2015 that impose new or more stringent standards for performing hydraulic fracturing on federal and American Indian lands. The U.S. District Court of Wyoming set aside the rules as beyond BLM’s jurisdiction to promulgate. The district court’s decision is on appeal to the Tenth Circuit, with oral argument scheduled for March 2017.

In addition, Congress has from time to time considered legislation to provide for federal regulation of hydraulic fracturing activities under the SDWA and to enact statutes requiring disclosure of the chemicals used in the hydraulic fracturing process. It is unclear whether the available information justifies repeal of the SDWA exemption for the hydraulic fracturing injection itself or how any additional federal regulation of hydraulic fracturing activities, if enacted, would affect Rosehill Operating’s operations.

At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing activities. For example, in May 2013, the Railroad Commission of Texas issued a “well integrity rule,” which updates the requirements for drilling, putting pipe down and cementing wells. The rule also includes testing and reporting requirements, such as (i) the requirement to submit cementing reports after well completion or after cessation of drilling, whichever is later, and (ii) the imposition of additional testing on wells less than 1,000 feet below usable groundwater. The well integrity rule took effect in January 2014. Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place, and manner of drilling activities in general or hydraulic fracturing activities in particular. Rosehill Operating believes that it follows applicable standard industry practices and legal requirements for groundwater protection in its hydraulic fracturing activities. Nonetheless, if new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where Rosehill Operating operates, Rosehill Operating could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of development activities and perhaps even be precluded from drilling wells.

ESA and Migratory Birds

The Endangered Species Act (“ESA”) and (in some cases) comparable state laws were established to protect endangered and threatened species. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species’ habitat. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act. Rosehill Operating may conduct operations on oil and natural gas leases in areas where certain species that are listed as threatened or endangered or proposed for listing are known to exist. The U.S. Fish and Wildlife Service may designate critical habitat and suitable habitat areas that it believes are necessary for survival of a threatened or endangered species. A critical habitat or suitable habitat designation could result in further material restrictions to federal land use and may materially delay or prohibit land access for oil and natural gas development. Moreover, as a result of a settlement approved by the U.S. District Court for the District of Columbia in September 2011, the U.S. Fish and Wildlife Service is required to make a determination on listing of more than 250 species as endangered or threatened under the ESA by no later than completion of the Agency’s 2017 fiscal year. Similar protections are offered to migratory birds under the Migratory Bird Treaty Act. The federal government recently issued indictments under the Migratory Bird Treaty Act to several oil and natural gas companies after dead migratory birds were found near reserve pits associated with drilling activities. The identification or designation of previously unprotected species as threatened or endangered in areas where underlying property operations are conducted could cause Rosehill Operating to incur increased costs arising from species protection measures or could result in limitations on Rosehill Operating’s development activities that could have an adverse impact on its ability to develop and produce reserves. If Rosehill Operating were to have a portion of its leases designated as a critical or suitable habitat, it could adversely impact the value of its leases.

OSHA

Rosehill Operating is subject to the requirements of the Occupational Safety and Health Act (“OSHA”) and comparable state statutes whose purpose is to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the Emergency Planning and Community Right-to-Know Act and comparable state statutes and any implementing regulations require that Rosehill Operating organize and/or disclose information about hazardous materials used or produced in its operations and that this information be provided to employees, state, and local governmental authorities and citizens. Rosehill Operating believes that it is in substantial compliance with all applicable laws and regulations relating to worker health and safety.

Related Permits and Authorizations

Many environmental laws require Rosehill Operating to obtain permits or other authorizations from state and/or federal agencies before initiating certain drilling, construction, production, operation or other oil and natural gas activities, and to maintain these permits and compliance with their requirements for ongoing operations. These permits are generally subject to protest, appeal or litigation, which can in certain cases delay or halt projects and cease production or operation of wells, pipelines and other operations.

Rosehill Operating has not experienced any material adverse effect from compliance with environmental requirements; however, there is no assurance that this will continue. Rosehill Operating did not have any material capital or other non-recurring expenditures in connection with complying with environmental laws or environmental remediation matters in 2015, nor does Rosehill Operating anticipate that such expenditures of Rosehill Operating will be material in 2015 or 2016.

Related Insurance

Rosehill Operating maintains insurance against some risks associated with the release of contaminants that may occur as a result of its development activities. However, this insurance is limited in scope, and there can be no assurance that this insurance will continue to be commercially available, will be adequate to cover a loss, or that this insurance will be available at premium levels that justify its purchase by Rosehill Operating. The occurrence of a significant event that is not fully insured or indemnified against could have a materially adverse effect on Rosehill Operating’s financial condition and operations.

Employees

As of December 31, 2016, Rosehill Operating has 30 employees, all of whom were full-time. Rosehill Operating hires independent contractors on an as needed basis. Rosehill Operating has no collective bargaining agreements with its employees.

Legal Proceedings

Rosehill Operating is a party to lawsuits arising in the ordinary course of its business. Rosehill Operating cannot predict the outcome of any such lawsuits with certainty, but management believes it is remote that pending or threatened legal matters will have a material adverse impact on its financial condition.

Due to the nature of its business, Rosehill Operating expects to be, from time to time, involved in other routine litigation or subject to disputes or claims related to their business activities, including workers’ compensation claims and employment related disputes. In the opinion of Rosehill Operating’s management, none of these other pending litigation, disputes or claims against Rosehill Operating, if decided adversely, will have a material adverse effect on its or Rosehill Operating’s financial condition, cash flows or results of operations.

Price Range of Securities

Historical market price information regarding Rosehill Operating is not provided because there is no public market for Rosehill Operating’s units.

EXECUTIVE COMPENSATION

KLR Energy Acquisition Corp.

This section sets forth the pre-Business Combination compensation of the Company’s named executive officers and non-employee directors, and is presented based on the reduced disclosure rules applicable to emerging growth companies.

For the fiscal year ended December 31, 2016, our “Named Executive Officers,” or “NEOs,” are:

•	Gary C. Hanna, Chief Executive Officer;

•	Edward Kovalik, President; and

•	T.J. Thom, Chief Financial Officer.

Other than Ms. Thom, none of the Company’s named executive officers or non-employee directors have received any compensation from us for services rendered to us. There are no agreements or understandings, whether written or unwritten, with our executive officers concerning the information specified in Item 402(t)(2) or (3). Since our formation, we have not granted any equity compensation awards to any of our named executive officers or non-employee directors. Our Sponsor, executive officers and directors, and their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our non-employee directors review on a quarterly basis all payments that are made to our Sponsor, officers, directors and their respective affiliates. We note that some of the Company’s executive officers have economic interests in our Sponsor. For more information about the interests of our Sponsor in the Business Combination, see the Section entitled “Proposal No. 1—Approval of the Business Combination—Interests of Certain Persons in the Business Combination.”

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the post-combination company. For a discussion of our executive compensation arrangements after the closing of the Business Combination, please see the section entitled “Management After the Business Combination.”

2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Total ($)
Gary C. Hanna	2016	—	—
Chief Executive Officer
Edward Kovalik	2016	—	—
President
T.J. Thom.	2016	158,197	158,197
Chief Financial Officer

Narrative Disclosure to Summary Compensation Table

Employment Agreement

The Company previously entered into an employment agreement with Ms. Thom. The agreement with Ms. Thom provides for an annualized base salary of $200,000 through December 31, 2016 and a bonus payment equal to the amount of such base salary that Ms. Thom would have received for the period between January 1, 2017 and the effective date the Business Combination, so long as she remains employed by us continuously through the date of the Business Combination. We have not entered into an employment agreement with, and did not provide any cash or other compensation to, either of Mr. Hanna or Mr. Kovalik in fiscal 2016.

Base Salary

Under the terms of her employment agreement, Ms. Thom received an annualized base salary of $200,000 starting on the effective date of our initial public offering through December 31, 2016. We did not pay a base salary to either of Mr. Hanna or Mr. Kovalik in fiscal 2016.

Bonus

Our Named Executive Officers generally do not receive a bonus. However, under the terms of her employment agreement, in lieu of any base salary for fiscal 2017 prior to the Business Combination, the Company will pay Ms. Thom a bonus payment equal to the amount of base salary that Ms. Thom would have received for the period between January 1, 2017 and the effective date of the Business Combination.

Rosehill Operating

This section sets forth the pre-Business Combination compensation of Rosehill Operating’s named executive officers and directors, and is presented based on the reduced disclosure rules applicable to emerging growth companies.

Compensation of Rosehill Operating’s Named Executive Officers

During 2016, Rosehill Operating’s named executive officers were employees of Tema, a wholly-owned subsidiary of Rosemore. In connection with the Business Combination, Tema’s executive officers and certain other employees providing services to Tema will become employees of Rosehill Operating. There are no agreements or understandings, whether written or unwritten, with Tema’s executive officers concerning the information specified in Item 402(t)(2) or (3) of Regulation S-K.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Stock Awards ($)	All Other Compensation ($)(3)		Total ($)
J. Alan Townsend, Chief Executive Officer	2016	307,000	23,946	76,321	—	43,721	(4)	450,988
Brian Ayers, Vice President, Geology	2016	267,750	—	53,282	—	16,926	(5)	337,958
Colby Williford Vice President, Land	2016	240,000	—	34,328	—	10,776	(6)	285,104

(1)	Amounts in this column reflect the discretionary bonus paid by Rosehill Operating to its named executive officers in 2016. Additional deferred bonus payments are determined in the first quarter of the following fiscal year; however, the 2016 bonus has yet to be determined. Mr. Townsend received a deferred bonus equal to $12,894 in 2016 for 2015 service.
(2)	Amounts in this column reflect awards earned by our named executive officers under Rosemore’s long-term incentive compensation program, referred to as the Value Added Rights (“VAR”) program. The numbers represented in this column reflect an estimate of amounts earned at the December 31, 2016 evaluation date under the VAR program. This estimate is based on the price per VAR used for VAR awards evaluated in 2015. The price per VAR for awards evaluated in 2016 likely will be determined in conjunction with Rosemore’s third party consultants in the third quarter of 2017.
(3)

Amounts in this column reflect, for all named executive officers, matching contributions to Rosemore Employee Savings Plan and Trust (the “401(k) Plan”) made on behalf of Rosehill Operating’s named executive officers and employer contributions made on behalf of the named executive officers under the

Rosemore Employee Retirement Account Plan (the “ERA Plan”), the Supplemental Savings Plan, and the Supplemental Executive Retirement Plan for 2016. See “—Retirement Benefits” and “—Nonqualified Retirement Plans” below for more information on employer contributions to the 401(k) Plan and ERA Plan and other reflected compensation.
(4)	Includes matching contributions under the 401(k) plan of $3,594, employer contributions under the Supplemental Savings Plan, Supplemental Executive Retirement Plan, and the ERA Plan of $8,686, $2,940, and $17,365, respectively, includes $336 of life insurance premiums, and an annual automobile allowance of $10,800.
(5)	Includes matching contributions under the 401(k) plan of $10,710, employer contributions under the ERA Plan of $5,355 and includes $861 of life insurance premiums.
(6)	Includes matching contributions under the employer contributions under the ERA Plan of $9,315 and includes $1,461 of life insurance premiums.

Incentive Plans

VAR Incentive Plan. In 2012, Tema’s parent company, Rosemore, on behalf of itself and its subsidiaries, adopted and approved the Rosemore, Inc. Value Added Rights Plan (the “VAR Plan” and each right granted thereunder, a “VAR”). The VAR Plan is a long-term incentive plan, which provides participants a monetary award based on appreciation in the value of Tema and Gateway. There are two classes of VARs, Class A VARs and Class B VARs. Pursuant to the VAR Plan, certain eligible Tema employees entered into Tema Class B Value Added Rights Grant Agreements, which provided them with the ability to benefit from the growth in Tema’s operations and business. Class B VARs are valued based on the change in the combined value of Tema and Rosemore’s Gateway Gathering and Marketing Company subsidiary (the “Tema/Gateway Value”). The value of a Class B VAR is equal to sum of (a) the dollar amount found by dividing the Tema/Gateway Value on the last day of the performance period (the evaluation date) by the number of Class B VARs authorized minus (b) the dollar amount found by dividing the Tema/Gateway Value on the reference date of the performance period by the number of Class B VARs authorized. Successive VARs awarded have performance periods of three years. Payments of awards under the VAR Plan are evaluated on December 31 of each fiscal year and paid on or before October 15 of the year following such evaluation date.

The VAR Plan will remain with Tema after the closing of the Business Combination and will not be transferred to Rosehill Operating. Post-Business Combination treatment of payments of awards with settlement dates subsequent to 2016 have not determined between Rosemore, Tema and the executive officers.

Retirement Benefits

Rosehill Operating’s named executive officers are eligible to participate in the 401(k) Plan pursuant to which employees may elect to contribute a portion of their base compensation to a tax-qualified retirement account. Rosehill Operating, or its affiliate, provides matching contributions equal to 100% of the first 3% and 50% of the next 2% of employees’ eligible compensation contributed to the 401(k) Plan. Employees are 100% vested in the matching contributions made to their 401(k) Plan account and the employee contributions they make to their 401(k) Plan account at all times. Employees may generally receive a distribution of the vested portion of their 401(k) Plan account upon (i) a termination of employment, (ii) normal retirement, (iii) late retirement, (iv) disability or (v) death.

Rosehill Operating’s named executive officers also participate in a defined benefit pension plan of Rosemore, which is referred as the Employee Retirement Account (“ERA”). Under such plan, Rosehill Operating makes a minimum contribution of 2% of the participating employee’s base salary to the ERA, regardless of employee contribution. In addition, a participating employee may contribute to the ERA 1.5% of the employee’s base salary up to the social security wage base (“SSWB”) and 3% of the employee’s base salary over the SSWB. If a participating employee makes such a contribution to the ERA, Rosehill Operating makes an additional employer contribution to the ERA on the employee’s behalf. The amount of the employer contribution is the following percentage of compensation for compensation up to the SSWB: (a) 3.5% for 1-4 years of service; (b) 5% for 5-9 years of service; (c) 6% for 10-19 years of service; and (d) 7.5% for 20 years or more of service. The amount of the employer contribution is the following percentage of compensation for compensation in excess of the SSWB: (a) 4.5% for 1-4 years of service; (b) 6% for 5-9 years of service; (c) 7% for 10-19 years of service; and (d) 8.5% for 20 years or more of service.

Nonqualified Retirement Plans

Rosehill Operating’s named executive officers may also participate in a nonqualified deferred compensation plan, referred to as the Supplemental Savings Plan. Under the plan, an employee may elect to defer up to 60% of the employee’s compensation for that year. Rosehill Operating will provide a matching contribution in an amount equal to 100% of the first 3% and 50% of the next 2% of the employees’ eligible compensation deferred under the plan. Participating employees will vest in matching contributions pursuant to the vesting schedule that applies to employer contributions under the 401(k) Plan.

Rosehill Operating’s named executive officers may also participate in a nonqualified deferred compensation plan, referred to as the Deferred Incentive Bonus Plan. Under the plan, an employee may elect to defer all or part of the compensation to be earned by the employee for the year as a contribution. A participating employee is immediately 100% vested in amounts deferred under the plan.

Rosehill Operating’s named executive officers may also participate in a nonqualified deferred compensation plan, referred to as the Rosehill, Inc. Supplemental Executive Retirement Plan. The Plan is designed to provide a participant with a benefit equal to (i) minus (ii) where (i) is the benefit that the participant would have accrued under the ERA in the absence of the Internal Revenue Code’s limit on compensation that may be recognized by the ERA’s benefit formula and the Internal Revenue Code’s limit on benefits that may be paid by the ERA and (ii) is the benefit that the participant actually accrued under the ERA.

Employment, Severance or Change in Control Agreements

Rosehill Operating historically has not maintained any employment, severance or change in control agreements with its named executive officers, other than certain triggering events under the VAR Plan, which are not applicable to the Business Combination.

Compensation of Directors

Individuals serving on the board of directors of Tema did not receive any compensation for their services during fiscal year 2016, other than Tommie E. Yates, who received $3,000 per meeting attended in 2016.

Name	Fees Earned or Paid in Cash Compensation	All Other Compensation	Total
Henry A. Rosenberg, Jr.	$—	$—	$—
Frank B. Rosenberg	—	—	—
Paul J. Ebner	—	—	—
J. Alan Townsend	—	—	—
Tommie E. Yates	18,000	—	18,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ROSEHILL OPERATING

Unless the context otherwise requires, (i) prior to the completion of the Business Combination, references to “Rosehill Operating” refer to the business of Tema Oil and Gas Company that will be contributed to Rosehill Operating Company, LLC in connection with the Business Combination and (ii) following the completion of the Business Combination, references to “Rosehill Operating” refer to Rosehill Operating Company, LLC. The following discussion and analysis should be read in conjunction with the “Selected Historical Financial Information of Rosehill Operating” and the accompanying carve-out financial statements of the Assets and Liabilities of the Business to be Contributed to Rosehill Operating Company, LLC and related notes included elsewhere in this proxy statement. The following discussion contains forward-looking statements that reflect Rosehill Operating’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside Rosehill Operating’s control. Rosehill Operating’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market prices for oil, natural gas and natural gas liquids (“NGLs”), production volumes, estimates of proved reserves, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this proxy statement, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

Following the Business Combination, Rosehill Operating will be an independent oil and natural gas company focused on the development and acquisition of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin and in the Fort Worth Basin. Rosehill Operating’s assets are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. Rosehill Operating has established commercial production in the Delaware Basin in four distinct formations: the Upper Avalon, Lower Avalon, Wolfcamp A (XY Sand) and Lower Wolfcamp A Shale. As of December 31, 2016, Rosehill Operating also operates 18 vertical and 21 horizontal wells in the Barnett Shale in the Fort Worth Basin.

Market Conditions

The oil and natural gas industry is cyclical and commodity prices are highly volatile. In the second half of 2014, oil prices began a rapid and significant decline as the global oil supply began to outpace demand. During 2015 and 2016, the global oil supply continued to outpace demand, resulting in a sustained decline in realized prices for oil production. In general, this imbalance between supply and demand reflects the significant supply growth achieved in the United States as a result of shale drilling and oil production increases by certain other countries, including the efforts of Russia and Saudi Arabia to retain market share, combined with only modest demand growth in the United States and less-than-expected demand in other parts of the world, particularly in Europe and China. Although there has been a dramatic decrease in drilling activity in the industry, oil storage levels in the United States remain at historically high levels. Until supply and demand balance and the overhang in storage levels begin to decline, prices are expected to remain under pressure. In addition, the lifting of economic sanctions on Iran has resulted in increasing supplies of oil from Iran, adding further downward pressure to oil prices. NGL prices generally correlate to the price of oil. Also adversely affecting NGL prices is the supply of NGLs in recent years. Prices for domestic natural gas began to decline during the third quarter of 2014 and continued to be weak throughout 2015 and 2016. This decline is primarily due to an imbalance between supply and demand across North America. The duration and magnitude of commodity price declines cannot be accurately predicted.

Rosehill Operating’s revenue, profitability and future growth are highly dependent on the prices it receives for its oil and natural gas production, as well as NGLs that are extracted from its natural gas during processing.

Compared to 2014, Rosehill Operating’s average realized oil price for 2015 fell 44% to $43.62 per barrel, and its average realized price for the year ended December 31, 2016 has further decreased to $40.52 per barrel. Similarly, Rosehill Operating’s average realized natural gas price for 2015 dropped 42% to $2.37 per Mcf, and its average realized price for NGLs declined 53% to $12.75 per barrel. For the year ended December 31, 2016, Rosehill Operating’s average realized price for natural gas was $2.23 per Mcf, and its average realized price for NGLs was $12.68 per barrel. Lower oil, natural gas and NGL prices may not only decrease Rosehill Operating’s revenues but may also reduce the amount of oil, natural gas and NGLs that Rosehill Operating can produce economically, which may consequently reduce its oil, natural gas, and NGL reserves. Lower commodity prices in the future could result in impairments of its properties and may materially and adversely affect its future business, financial condition, results of operations, operating cash flows, liquidity, or ability to finance planned capital expenditures. Lower oil, natural gas, and NGL prices may also reduce the borrowing base under Rosehill Operating’s future credit agreements, which may be determined at the discretion of the lenders and is expected to be based on the collateral value of Rosehill Operating’s proved reserves that have been mortgaged to the lenders. Alternatively, higher oil and natural gas prices may result in significant non-cash fair value losses being incurred on its commodity derivatives, which could cause it to experience net losses when oil and natural gas prices rise.

How Rosehill Operating Evaluates Its Operations

Rosehill Operating uses a variety of financial and operational metrics to assess the performance of its oil and natural gas operations, including:

•	realized prices on the sale of oil, natural gas, and NGLs, including the effect of Rosehill Operating’s commodity derivative contracts on its oil and natural gas production;

•	production results;

•	lease operating expenses; and

•	Adjusted EBITDAX.

See “—Sources of Rosehill Operating’s Revenues,” “—Production Results,” “—Operating Costs and Expenses,” “—Adjusted EBITDAX” below for a discussion of these metrics.

Sources of Rosehill Operating’s Revenues

Rosehill Operating’s revenues are derived from the sale of its oil and natural gas production, as well as the sale of NGLs that are extracted from its natural gas during processing. Oil sales contributed 72% of Rosehill Operating’s total revenues for the year ended December 31, 2016. Natural gas sales contributed 15% and NGL sales contributed 13% of Rosehill Operating’s total revenues for the year ended December 31, 2016. Its oil, natural gas, and NGL revenues do not include the effects of commodity derivatives.

Increases or decreases in Rosehill Operating’s revenue, profitability, and future production growth are highly dependent on the commodity prices it receives. Oil, natural gas, and NGL prices are market driven and have been historically volatile, and Rosehill Operating expects that future prices will continue to fluctuate due to supply and demand factors, seasonality, and geopolitical and economic factors. See “—Market Conditions” for information regarding the current commodity price environment. A 10% per barrel change in Rosehill Operating’s realized oil price would have resulted in a $2.5 million change in oil revenues for the year ended December 31, 2016. A 10% per Mcf change in Rosehill Operating’s realized natural gas price would have resulted in a $0.5 million change in its natural gas revenues for the year ended December 31, 2016. A 10% per barrel change in NGL prices would have changed revenue by $0.5 million for the year ended December 31, 2016.

The following table presents Rosehill Operating’s average realized commodity prices.

	Year Ended December 31,
	2016	2015	2014
Crude Oil (per Bbl):
Average realized price, before the effects of cash settled commodity derivatives	$40.52	$43.62	$77.93
Natural Gas (per Mcf):
Average realized price, before the effects of cash settled commodity derivatives	2.23	2.37	4.06
NGLs (per Bbl):
Average realized price, before the effects of cash settled commodity derivatives	12.68	12.75	26.93

While quoted NYMEX oil and natural gas prices are generally used as a basis for comparison within Rosehill Operating’s industry, the prices it receives are affected by quality, energy content, transportation fees, and regional price differentials for these products.

See “—Results of Operations” below for an analysis of the impact changes in realized prices had on Rosehill Operating’s revenues.

Production Results

The following table presents historical production volumes for Rosehill Operating’s properties for the years ended December 31, 2016, 2015, and 2014:

	Year Ended December 31,
	2016	2015	2014
Oil (MBbls)	612	472	365
Natural gas (MMcf)	2,381	2,074	1,834
NGLs (MBbls)	358	312	285

Total (MBoe)(1)	1,367	1,130	956

Average net daily production (Boe/d)(1)	3,734	3,096	2,618

(1)	May not sum or recalculate due to rounding.

As reservoir pressures decline, production from a given well or formation decreases. Growth in Rosehill Operating’s future production and reserves will depend on its ability to continue to add proved reserves in excess of its production. Accordingly, Rosehill Operating plans to maintain its focus on adding reserves through drilling as well as acquisitions. Its ability to add reserves through development projects and acquisitions is dependent on many factors, including its ability to borrow or raise capital, obtain regulatory approvals, procure contract drilling rigs and personnel and successfully identify and consummate acquisitions. Please read “Risk Factors—Risks Related to Rosehill Operating’s Operations” for a discussion of these and other risks affecting Rosehill Operating’s proved reserves and production.

Derivative Activity

To achieve a more predictable cash flow and reduce exposure to adverse fluctuations in commodity prices, Tema has historically used commodity derivative instruments, such as collars, swaps, and basis swaps, to hedge price risk associated with a portion of Rosehill Operating’s anticipated oil and natural gas production. By removing a significant portion of the price volatility associated with its oil and natural gas production, Rosehill Operating believes it will mitigate, but not eliminate, the potential negative effects of reductions in oil and natural gas prices on its cash flow from operations for those periods. However, in a portion of its current positions, hedging activity may also reduce Rosehill Operating’s ability to benefit from increases in oil and natural gas prices. Rosehill Operating will sustain losses to the extent its commodity derivative contract prices are lower than market prices and, conversely, Tema will sustain gains to the extent its commodity derivative contract prices are higher than market prices. In certain circumstances, where Rosehill Operating has unrealized gains in its commodity derivatives portfolio, it may choose to restructure existing commodity derivative contracts or enter into new transactions to modify the terms of current contracts in order to realize the current value of its existing positions. See “—Quantitative and Qualitative Disclosure About Market Risk—Commodity Price Risk” for information regarding Rosehill Operating’s exposure to market risk, including the effects of changes in commodity prices, and its commodity derivative contracts.

Tema has historically relied on commodity derivative contracts to mitigate its exposure to lower commodity prices, and Rosehill Operating expect to continue to utilize commodity derivative instruments to hedge price risk in the future. From time to time, Tema has been able to hedge its oil and natural gas production at prices that are higher than current strip prices. However, in the current commodity price environment, Rosehill Operating’s ability to enter into comparable derivative arrangements at favorable prices may be limited. Rosehill Operating’s hedging strategy and future hedging transactions will generally be determined at its discretion and may be different than what Tema has done on a historical basis.

As a result of recent volatility in the price of oil and natural gas, Tema has relied on a variety of hedging strategies and instruments to hedge future price risk. Tema has utilized swaps, put options and call options to reduce the effect of price changes on a portion of Rosehill Operating’s oil and natural gas production.

A swap has an established fixed price. When the settlement price is below the fixed price, the counterparty pays Tema an amount equal to the difference between the settlement price and the fixed price multiplied by the hedged contract volume. When the settlement price is above the fixed price, Tema pays its counterparty an amount equal to the difference between the settlement price and the fixed price multiplied by the hedged contract value.

A put option has an established floor price. The buyer of the put option pays the seller a premium to enter into the put option. When the settlement price is below the floor price, the seller pays the buyer an amount equal to the difference between the settlement price and the strike price multiplied by the hedged contract volume. When the settlement price is above the floor price, the put option expires worthless

A call option has an established ceiling price. The buyer of the call option pays the seller a premium to enter into the call option. When the settlement price is above the ceiling price, the seller pays the buyer an amount equal to the difference between the settlement price and the strike price multiplied by the hedged contract volume. When the settlement price is below the ceiling price, the call option expires worthless.

Below is a summary of Tema’s open commodity derivative instrument positions for 2017 and beyond as of December 31, 2016, by product and strategy:

	Three Months Ended
	3/31/17	6/30/17	9/30/17	12/31/17
NYMEX WTI(1) Crude Swaps:
Notional volume (Bbl)	100,000	71,000	66,000	36,000
Weighted average fixed price ($/Bbl)	$48.98	$51.58	$53.35	$55.43
NYMEX WTI(1) Crude Options:
Puts:
Notional volume (Bbl)	88,000	120,000	84,000	42,000
Weighted average fixed price ($/Bbl)	$43.37	$43.75	$43.00	$40.00
Calls:
Notional volume (Bbl)	32,000	40,000	—	—
Weighted average fixed price ($/Bbl)	$65.00	$65.00	$—	$—
NYMEX HH(2) Natural Gas Swaps:
Notional volume (Mcf)	250,000	450,000	300,000	480,000
Weighted average fixed price ($/Mcf)	$3.26	$3.13	$3.08	$3.15
NYMEX HH(2) Natural Gas Options:
Puts:
Notional volume (Mcf)	560,000	420,000	660,000	60,000
Weighted average fixed price ($/Mcf)	$2.94	$2.88	$2.87	$2.90
Calls:
Notional volume (Mcf)	280,000	210,000	330,000	30,000
Weighted average fixed price ($/Mcf)	$3.61	$3.60	$3.72	$3.90

(1)	NYMEX WTI refers to West Texas Intermediate crude oil price on the New York Mercantile Exchange.
(2)	NYMEX HH refers to Henry Hub natural gas price on the New York Mercantile Exchange.

The following table summarizes our historical derivative positions and the settlement amounts for each of the periods indicated:

Commodity Swaps	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Oil Swap:
Vol (Bbls)	173,000	13,000	50,000
Weighted avg fixed price	$42.15	$54.58	$93.54

Natural gas Swap:
Vol (Mcf)	720,000	—	90,000
Weighted avg fixed price	$2.69	—	$4.30

NGL Swap:
Vol (Bbls)	42,000	89,000	136,000
Weighted avg fixed price	$14.73	$13.38	$23.63

Commodity Swaps	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014

Options
Oil Options:
Sold Puts:
Vol (Bbls)	140,000	517,000	149,000
Weighted avg fixed price	$56.83	$55.91	$87.02

Purchased Puts:
Vol (Bbls)	140,000	517,000	149,000
Weighted avg fixed price	$47.32	$48.25	$79.83

Sold Calls:
Vol (Bbls)	—	—	97,000
Weighted avg fixed price	$—	$—	$99.38

Purchased Calls:
Vol (Bbls)	—	—	97,000
Weighted avg fixed price	$—	$—	$103.44

Natural gas Options:
Sold Puts:
Vol (Mcf)	960,000	2,440,000	590,000
Weighted avg fixed price	$2.65	$3.64	$4.14

Purchased Puts:
Vol (Mcf)	960,000	2,440,000	590,000
Weighted avg fixed price	$2.31	$2.94	$3.77

Sold Calls:
Vol (Mcf)	120,000	—	570,000
Weighted avg fixed price	$3.57	$—	$4.05

Purchased Calls:
Vol (Mcf)	120,000	—	570,000
Weighted avg fixed price	$3.76	$—	$4.72

Tema is not, and Rosehill Operating is not expected to be, under an obligation to hedge a specific portion of its production. It is anticipated that Tema’s hedging instruments will either be transferred to Rosehill Operating or will be settled at the closing of the Business Combination.

Commodity derivative instruments are recognized on the balance sheet as either assets or liabilities measured at fair value. Rosehill Operating has not elected to apply cash flow hedge accounting, and consequently, recognizes gains and losses in earnings rather than deferring such amounts in other comprehensive income as allowed under cash flow hedge accounting. Fair value gains or losses, as well as cash receipts or payments on settled commodity derivative contracts, are recognized in Rosehill Operating’s results of operations. Cash flows from commodity derivatives are reported as cash flows from operating activities. These gains and losses have been allocated to Rosehill Operating for the purpose of the Rosehill Operating financial statements.

Operating Costs and Expenses

Costs associated with producing oil, natural gas, and NGLs are substantial. Some of these costs vary with commodity prices, some trend with the type and volume of production, and others are a function of the number of wells Rosehill Operating owns. As of December 31, 2016 and December 31, 2015, Rosehill Operating owned interests in 69 and 64 gross wells, respectively.

Lease Operating Expenses. Lease operating expenses (“LOE”) are the costs incurred in the operation of producing properties and workover costs. Expenses for direct labor, water/gas injection, water disposal, compressor rental, and chemicals comprise the most significant portion of Rosehill Operating’s LOE. Certain items, such as direct labor and compressor rental, generally remain relatively fixed across broad production volume ranges, but can fluctuate depending on activities performed during a specific period. For instance, repairs to Rosehill Operating’s pumping equipment or surface facilities result in increased LOE in periods during which they are performed. Certain of Rosehill Operating’s operating cost components are variable and increase or decrease as the level of produced hydrocarbons and water increases or decreases. For example, Rosehill Operating incurs water disposal costs in connection with various production-related activities, such as trucking water for disposal until connection can be made to a water disposal well.

Rosehill Operating monitors its operations to ensure that it is incurring LOE at an acceptable level. For example, Rosehill Operating monitors its LOE per Boe to determine if any wells or properties should be shut in, recompleted, or sold. This unit rate also allows Rosehill Operating to monitor these costs in certain fields and geographic areas to identify trends and to benchmark against other producers. Although Rosehill Operating strives to reduce its LOE, these expenses can increase or decrease on a per unit basis as a result of various factors as Rosehill Operating operates its properties or makes acquisitions and dispositions of properties. For example, Rosehill Operating may increase field level expenditures to optimize its operations, incurring higher expenses in one quarter relative to another, or it may acquire or dispose of properties that have different LOE per Boe. These initiatives would influence Rosehill Operating’s overall operating cost and could cause fluctuations when comparing LOE on a period to period basis.

Rosehill Operating is also subject to ad valorem taxes in the counties where its production is located. Ad valorem taxes are generally based on the valuation of Rosehill Operating’s oil and natural gas properties, which also trend with oil and natural gas prices.

Production Taxes. Production taxes are paid on produced oil and natural gas based on a percentage of revenues from production sold at fixed rates established by federal, state, or local taxing authorities. In general, the production taxes Rosehill Operating pays correlate to the changes in oil, natural gas, and NGL revenues.

Gathering and Transportation Expense. Gathering and transportation expense principally consists of expenditures to prepare and transport production from the wellhead to a specified sales point and gas processing costs. These costs will fluctuate with increases or decreases in production volumes, contractual fees, and changes in fuel and compression costs.

Depreciation, Depletion, and Amortization. Depreciation, depletion, and amortization (“DD&A”) is the systematic expensing of the capitalized costs incurred to acquire and develop oil and natural gas properties. Rosehill Operating uses the successful efforts method of accounting for oil and natural gas activities, and, as such, it capitalizes all costs associated with their development and acquisition efforts and all successful exploration efforts, which are then allocated to each unit of production using the unit of production method. Please read “—Critical Accounting Policies and Estimates—Successful Efforts Method of Accounting for Oil and Natural Gas Activities” for further discussion.

Accretion Expense. Accretion expense is the periodic accreting of the present value of the estimated asset retirement liability to reflect the passage of time.

Impairment Expense. Rosehill Operating reviews its proved properties and unproved leasehold costs for impairment whenever events and changes in circumstances indicate that a decline in the recoverability of their carrying value may have occurred. Impairment is reviewed and recorded on a property-by-property basis. Please read “—Critical Accounting Policies and Estimates—Impairment of Oil and Natural Gas Properties” for further discussion.

General and Administrative Expenses. General and administrative (“G&A”) expenses are costs incurred for overhead, including payroll and benefits for Tema’s corporate staff, costs of maintaining its headquarters, costs of managing its production and development operations, audit and other fees for professional services, and legal compliance. A portion of these expenses have been allocated to Rosehill Operating (on the basis of direct usage when identifiable with the remainder allocated proportionately on a Boe basis) for the purpose of the Rosehill Operating carve-out financial statements.

Interest Expense, Net. Tema has financed a portion of its working capital requirements and capital expenditures with borrowings under its secured line of credit. As a result, Rosehill Operating has incurred interest expense that is affected by both fluctuations in interest rates and Tema’s financing decisions. Interest paid to lenders under the secured line of credit is reflected in interest expense, net. These expenses have been allocated to Rosehill Operating for purposes of the Rosehill Operating carve-out financial statements.

Adjusted EBITDAX

Rosehill Operating defines Adjusted EBITDAX as net income (loss) before interest expense, income taxes, DD&A, accretion and impairment of oil and natural properties, (gains) losses on commodity derivatives excluding net cash receipts (payments) on settled commodity derivatives, gains and losses from the sale of assets, and other non-cash operating items.

Management believes Adjusted EBITDAX is useful because it allows them to more effectively evaluate Rosehill Operating’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Rosehill Operating excludes the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within the industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of Rosehill Operating’s operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Rosehill Operating’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies. For further discussion, please read “Selected Historical Financial Information of Rosehill Operating—Non-GAAP Financial Measure.”

Factors Affecting the Comparability of Future Financial Data of KLRE Attributable to Rosehill Operating to the Historical Financial Results of Rosehill Operating’s Operations

The future results of KLRE’s operations after the Business Combination attributable to Rosehill Operating may not be comparable to the historical results of operations of Rosehill Operating for the periods presented due to the following reasons:

Income Taxes. Tema is a Qualified Subchapter S Subsidiary (“QSSS”) of Rosemore, Inc. As such, it does not file its own U.S. federal tax return, but instead, the results of its operations are included on the consolidated Rosemore, Inc. federal tax return. Many states, including Texas, recognize the QSSS status, and consequently, Tema is included in the consolidated state franchise and income tax returns of Rosemore, Inc. in those states. Accordingly, the historical financial data of Rosehill Operating contains no provision for U.S. federal income taxes or income taxes in any state or locality. Upon consummation of the Business Combination, Rosehill Operating will be a limited liability company electing to be taxed as a partnership and, therefore, no entity level tax will be incurred. Subject to certain restrictions, Rosehill Operating generally will be required to make pro rata distributions to its members in an amount at least sufficient to allow KLRE to pay its taxes. Such distributions will reduce the cash available to be used in Rosehill Operating’s business.

Public Company Expenses. KLRE incurs, and will continue to incur after consummation of the business combination, direct G&A expense as a result of being a publicly traded company, including, but not limited to, costs associated with hiring new personnel, implementation of compensation programs that are competitive with KLRE’s public company peer group, annual and quarterly reports to stockholders, tax return preparation, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs, and independent director compensation. These direct G&A expenses are not included in Rosehill Operating’s historical financial results of operations.

Results of Operations

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Oil, Natural Gas, and NGL Sales Revenues. The following table provides the components of Rosehill Operating’s revenues for the periods indicated, as well as each period’s respective average prices and production volumes:

	Year Ended December 31,		Change	Change %
	2016	2015
	(Unaudited)
Revenues (in thousands):
Oil sales	$24,807	$20,601	$4,206	20%
Natural gas sales	5,304	4,909	395	8%
NGL sales	4,534	3,977	557	14%
Gain (loss) on commodity derivatives, net	(4,169)	3,735	(7,904)	(212%)

Total revenues	$30,476	$33,222	$(2,746)	(8%)

Average sales price (1):
Oil (per Bbl)	$40.52	$43.62	$(3.10)	(7%)
Natural gas (per Mcf)	2.23	2.37	(0.14)	(6%)
NGL (per Bbl)	12.68	12.75	(0.07)	(1%)

Total (per Boe)	$25.35	$26.09	$(0.74)	(3%)

Total, after effects of gain (loss) from commodity derivatives (per Boe)	$22.30	$29.40	$(7.10)	(24%)

Production:
Oil (MBbls)	612	472	140	30%
Natural gas (MMcf)	2,381	2,074	307	15%
NGL (MBbls)	358	312	46	15%

Total (MBoe)(2)	1,367	1,130	237	21%

Average daily production volume:
Oil (Bbl/d)	1,673	1,294	379	29%
Natural gas (Mcf/d)	6,506	5,683	823	14%
NGL (Bbls/d)	977	855	122	14%

Total (per Boe/d)(2)	3,734	3,096	638	21%

(1)	Average prices shown in the table reflect prices before the effects of realized commodity derivative transactions.
(2)	Totals may not sum or recalculate due to rounding.

As reflected in the table above, Rosehill Operating’s total revenues for 2016 were 8% lower, or $2.7 million, as compared to 2015. The decrease was primarily due to a 212%, or $7.9 million, decrease in gain (loss) on commodity derivatives, net. The decrease in commodity prices that resulted in a 3% decrease in the average sales price per Boe, or $1.8 million ($0.74 per Boe), was offset by a 21% increase in average daily production, or $6.9 million (237 MBoe), as compared to the prior year. The increase in average daily production was attributable to four operated and one non-operated new wells coming on line during the year ended December 31, 2016.

Oil sales for 2016 as compared to 2015 increased 20%, or $4.2 million, primarily due to a 30% increase in oil production (140 MBbls), or $5.7 million, offset by a 21% decrease in the average sales price for oil ($3.10 per Bbl), or $1.5 million. Natural gas sales for 2016 as compared to 2015 increased 8%, or $0.4 million, primarily due to a 15% increase in natural gas production (307 MMcf), or $0.7 million, offset by a 6% decrease in the average sales price for natural gas ($0.14 per Mcf), or $0.3 million. NGL sales for 2016 as compared to 2015 increased 14%, or $0.6 million, primarily due to a 15% increase in NGL production (46 MBbls), or $0.6 million.

During 2016, Rosehill Operating recognized a $4.2 million commodity derivative loss as compared to a $3.7 million commodity derivative gain in 2015. Net gains and losses on Rosehill Operating’s commodity derivatives are a function of fluctuations in the underlying commodity prices and the monthly settlement of the instruments.

Operating Expenses. Per Boe information is presented by Rosehill Operating because Rosehill Operating uses this information to evaluate its performance relative to its peers and to identify and measure trends it believes may require additional analysis.

The following table summarizes Rosehill Operating’s expenses for the periods indicated:

	Year Ended December 31,		Change	Change %
	2016	2015
	(Unaudited)
Operating expenses (in thousands):
Lease operating expenses	$4,800	$4,582	$218	5%
Production taxes	1,541	1,311	230	18%
Gathering and transportation expenses	2,398	2,094	304	15%
Depreciation, depletion and amortization	24,789	23,244	1,545	7%
Accretion expense	176	120	56	47%
Impairment of oil and gas properties	—	8,131	(8,131)	(100%)
Exploration costs	794	960	(166)	(17%)
General and administrative expenses	9,000	4,234	4,766	113%
Loss on sale of other assets	(50)	18	(68)	(378%)

Total operating expenses before other miscellaneous (income) expense	$43,448	$44,694	$(1,246)	(3%)

Operating expenses per Boe:
Lease operating expenses	$3.51	$4.06	$(0.55)	(14%)
Production taxes	1.13	1.16	(0.03)	(3%)
Gathering and transportation expenses	1.75	1.85	(0.10)	(5%)
Depreciation, depletion and amortization	18.14	20.57	(2.43)	(12%)
Accretion expense	0.13	0.11	0.02	18%
Impairment of oil and gas properties	—	7.20	(7.20)	(100%)
Exploration costs	0.58	0.85	(0.27)	(32%)
General and administrative expenses	6.58	3.75	2.83	75%
(Gain) loss on sale of other assets	(0.04)	0.02	(0.06)	300%

Total operating expenses per Boe	$31.78	$39.57	$(7.79)	(20%)

Lease Operating Expenses. LOE increased 5%, or $0.2 million, in 2016 as compared to 2015. The increase was due to purchased injection water and gas of $0.2 million. On a Boe basis, LOE decreased 14%, or $1.0 million, primarily due to a 237 MBoe increase in production during 2016 compared to 2015.

Production Taxes. Production taxes are primarily based on the market value of Rosehill Operating’s production at the wellhead. Production taxes increased 18%, or $0.2 million, in 2016 as compared to 2015 due to an increase of $5.2 million in production revenues in 2016 as compared to 2015. On a Boe basis, production taxes decreased 3%, or $0.03 per Boe, primarily due to higher production volumes (237 MBoe) in 2016 as compared to 2015. Production taxes as a percentage of Rosehill Operating’s revenue was 5% for 2016 compared to 4% for 2015.

Gathering and Transportation Expenses. Gathering and transportation expenses increased 15%, or $0.3 million, during 2016 as compared to 2015 due to a 237 MBoe increase in sales and processing volumes. On a Boe basis, gathering and transportation expenses decreased 5%, or $0.10 per Boe, due to higher sales and processing volumes (237 MBoe) during 2016 compared to 2015.

Depreciation, Depletion, and Amortization. Rosehill Operating’s DD&A rate can fluctuate as a result of impairments, dispositions, exploration and development costs, and proved reserve volumes. DD&A increased 7%, or $1.5 million, during the year ended December 31, 2016 compared to the prior year, due to higher production volumes in 2016 (237 MBoe), or $4.3 million, offset by a lower DD&A rate, or $2.8 million. The DD&A rate on a Boe basis decreased 12%, or $1.8 million ($2.43 per Boe), due to the increases in proved developed reserves during 2016 (767 MBoe).

Accretion Expense. Accretion expense increased 47%, or $0.1 million, during the year ended December 31, 2016 compared to the prior year due to the addition of five new producing wells. On a Boe basis, accretion expense increased 18%, or $0.02 per Boe.

Impairment of Oil and Gas Properties. Rosehill Operating did not record any impairment in 2016. In 2015, Rosehill Operating recorded an $8.1 million impairment expense, all of which was attributable to an impairment of developed properties.

Exploration Costs. Exploration costs decreased 17%, or $0.2 million, due to a reduction in contract personnel during the year ended December 31, 2016 compared to the prior year. On a Boe basis, exploration costs decreased 32%, or $0.27 per Boe.

General and Administrative Expenses. G&A expense increased 113%, or $4.8 million, due to an increase in salaries and benefits ($1.4 million), transaction expenses related to the Business Combination ($3.1 million), and legal expense ($0.3 million). On a Boe basis, G&A expense increased 75%, or $2.83 per Boe.

Other Income and Expenses. The following table summarizes Rosehill Operating’s other income and expenses for the periods indicated:

	Year Ended December 31,		Change	Change %
	2016	2015
	(Unaudited)
Other (expense) income (in thousands):
Interest expense, net	$(1,822)	$(3,247)	$1,425	(44%)
Other income (expense), net	(247)	7	(254)	(3629%)

Total other expense	$(2,069)	$(3,240)	$1,171	(36%)

Income tax expense	(148)	(108)	(40)	37%

Interest Expense, Net. Interest expense, net decreased 44%, or $1.4 million, due to a decrease in the average borrowings under Tema’s secured line of credit during the year ended December 31, 2016 ($55.0 million) compared to the prior year ($65.0 million).

Other Income (Expense), Net. Other income (expense), net decreased $0.2 million as a result of write offs of obsolete field equipment inventory.

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

Oil and Natural Gas Revenues. The following table provides the components of Rosehill Operating’s revenues for the years indicated, as well as each year’s respective average prices and production volumes:

	Year Ended December 31,		Change	Change %
	2015	2014
Revenues (in thousands):
Oil sales	$20,601	$28,444	$(7,843)	(28%)
Natural gas sales	4,909	7,445	(2,536)	(34%)
NGL sales	3,977	7,674	(3,697)	(48%)
Gain on commodity derivatives, net	3,735	2,404	1,331	55%

Total revenues	$33,222	$45,967	$(12,745)	(28%)

Average sales price(1):
Oil (per Bbl)	$43.62	$77.93	$(34.31)	(44%)
Natural gas (per Mcf)	2.37	4.06	(1.69)	(42%)
NGL (per Bbl)	12.75	26.93	(14.18)	(53%)

Total (per Boe)	$26.09	$45.58	$(19.49)	(43%)

Total, after effects of gain (loss) from commodity derivatives (per Boe)	$29.40	$48.10	$(18.70)	(39%)

Production:
Oil (MBbls)	472	365	107	29%
Natural gas (MMcf)	2,074	1,834	240	13%
NGL (MBbl)	312	285	27	9%

Total (MBoe)(2)	1,130	956	174	18%

Average daily production volume:
Oil (Bbls/d)	1,294	1,000	294	29%
Natural gas (Mcf/d)	5,683	5,025	658	13%
NGL (Bbls/d)	855	781	74	9%

Total (Boe/d)(2)	3,096	2,618	478	18%

(1)	Average prices shown in the table reflect prices before the effects of realized commodity derivative transactions.
(2)	Totals may not sum or recalculate due to rounding.

As reflected in the table above, Rosehill Operating’s total revenues for 2015 were 28%, or $12.7 million, lower than 2014. The decrease was primarily due to a significant decrease in commodity prices resulting in a 43% decrease in the average sales price per Boe, or $19.7 million ($19.49 per Boe), which was partially offset by a 18% increase in average daily production, or $5.6 million (174 MBoe), as compared to the prior year. The increase in production was attributable to one operated and two non-operated new wells coming on line during the year ended December 31, 2015.

Oil sales for 2015 as compared to 2014 decreased 28%, or $7.8 million, primarily due to a 44% decrease in average sales price for oil ($34.31 per Bbl), or $12.5 million, offset by a 29% increase in oil production (107 MBbl), or $4.7 million. Natural gas sales for 2015 as compared to 2014 decreased 34%, or $2.5 million, primarily due to a 42% decrease in average sales price for natural gas ($1.69 per Mcf), or $3.1 million, offset by a 13% increase in natural gas production (240 MMcf), or $0.6 million. NGL sales for 2015 as compared to 2014 decreased 48%, or $3.7 million, primarily due to a 53% decrease in the average sales price for NGLs ($14.18 per Bbl), or $4.0 million, offset by a 9% increase in NGL production (27 MBbls), or $0.3 million.

In 2015, Rosehill Operating recognized a $3.7 million gain on commodity derivative instruments compared to a $2.4 million gain on commodity derivative instruments in 2014. Net gains and losses on Rosehill Operating’s commodity derivatives are a function of fluctuations in the underlying commodity prices and the monthly settlement of the instruments.

Operating Expenses. The following table summarizes Rosehill Operating’s expenses for the periods indicated:

	Year Ended December 31,		Change	Change %
	2015	2014
Operating expenses (in thousands):
Lease operating expenses	$4,582	$6,103	$(1,521)	(25%)
Production taxes	1,311	1,861	(550)	(30%)
Gathering and transportation expenses	2,094	2,462	(368)	(15%)
Depreciation, depletion and amortization	23,244	15,842	7,402	47%
Accretion expense	120	125	(5)	(4%)
Impairment of oil and natural gas properties	8,131	27,595	(19,464)	(71%)
Exploration costs	960	960	—	—%
General and administrative expenses	4,234	5,151	(917)	(18%)
(Gain) on sale of oil and natural gas properties	—	(6)	6	(100%)
(Gain) loss on sale of other assets	18	(26)	44	(169%)

Total operating expenses before other miscellaneous (income) expense	$44,694	$60,067	$(15,373)	(26%)

Operating expenses per Boe:
Lease operating expenses	$4.06	$6.39	$(2.33)	(36%)
Production taxes	1.16	1.95	(0.79)	(41%)
Gathering and transportation expenses	1.85	2.58	(0.73)	(28%)
Depreciation, depletion and amortization	20.57	16.58	3.99	24%
Accretion expense	0.11	0.13	(0.02)	(15%)
Impairment of oil and natural gas properties	7.20	28.87	(21.67)	(75%)
Exploration costs	0.85	1.00	(0.15)	(15%)
General and administrative expenses	3.75	5.39	(1.64)	(30%)
(Gain) on sale of oil and natural gas properties	—	(0.01)	0.01	(100%)
(Gain) loss on sale of other assets	0.02	(0.03)	0.05	(167%)

Total operating expenses per Boe	$39.57	$62.85	$(23.28)	(37%)

Lease Operating Expenses. LOE decreased 25%, or $1.5 million, in 2015 as compared to 2014, due to reduced cost of water disposal ($1.5 million) as a result of Rosehill Operating having drilled a saltwater disposal well in 2015 reducing the cost to haul disposal water. On a Boe basis, LOE decreased 36%, or $2.33 per Boe.

Production Taxes. Production taxes are primarily based on the market value of Rosehill Operating’s production at the wellhead. Production taxes decreased 30%, or $0.6 million, due to lower production revenues ($12.7 million lower in 2015) as a result of lower realized commodity prices ($19.49 per Boe lower in 2015). On a Boe basis, production taxes decreased 41%, or $0.79 per Boe. Production taxes as a percentage of Rosehill Operating’s revenue was 4% for 2015 and 2014, respectively.

Gathering and Transportation Expenses. Gathering and transportation expenses decreased 15%, or $0.4 million. In 2015, lower prices for natural gas ($1.69 per Mcf lower in 2015) and NGLs ($14.18 per Bbl lower in 2015) resulted in lower costs ($0.7 million) associated with fuel and processing fees, which were partially offset by higher processing volumes (174 MBoe), or $0.3 million. On a Boe basis, gathering and transportation expense decreased 28%, or $0.73 per Boe.

Depreciation, Depletion, and Amortization. Rosehill Operating’s DD&A rate can fluctuate as a result of impairments, dispositions, finding and development costs, and proved reserve volumes. DD&A expense increased 47%, or $7.4 million, due to an increase in production volumes (174 MBoe), or $3.6 million, and lower reserve volumes (5.2 MBoe), or $3.8 million. DD&A per Boe was $20.57 for 2015, an increase of $3.99 as compared to $16.58 in 2014.

Accretion Expense. Accretion expense was consistent in 2015 compared to 2014. Increases due to the addition of three new producing wells $2.7 million was offset by decreases in estimated plugging and abandonment costs $3.1 million. On a Boe basis, accretion expense decreased 15%, or $0.02 per Boe, due to consistent costs being allocated over a 174 MBoe increase in production in 2015 as compared to 2014.

Impairment of Oil and Gas Properties. In 2015, Rosehill Operating recorded an $8.1 million impairment expense, all of which was attributable to an impairment of developed properties. In 2014, Rosehill Operating recorded a $27.6 million impairment expense, of which $0.1 million was attributable to an impairment of undeveloped properties.

Exploration Costs. Exploration costs were consistent in 2015 compared to 2014. On a Boe basis, exploration costs decreased 15%, or $0.15 per Boe, due to consistent costs being allocated over a 174 MBoe increase in production in 2015 as compared to 2014.

General and Administrative Expenses. G&A expenses decreased 18%, or $0.9 million, due to a reduction in salaries and related benefits ($1.6 million) offset by an increase in legal expense ($0.4 million) as compared to 2014. On a Boe basis, G&A decreased 30%, or $1.64 per Boe.

Other Income and Expenses. The following table summarizes Rosehill Operating’s other income and expenses for the years indicated:

	Year Ended December 31,		Change	Change %
	2015	2014
Other (expense) income (in thousands):
Interest expense, net	$(3,247)	$(5,469)	$2,222	(41%)
Other income, net	7	316	(309)	(98%)

Total other expense	$(3,240)	$(5,153)	$1,913	(37%)

Income tax expense	(108)	—	(108)	100%

Interest Expense, Net. Interest expense, net decreased 41%, or $2.2 million, due to a decrease in the average amounts outstanding under Tema’s secured line of credit in 2015 ($65.0 million) as compared to 2014 ($75.0 million).

Capital Requirements and Sources of Liquidity

Rosehill Operating’s development and acquisition activities require it to make significant operating and capital expenditures. Historically, Rosehill Operating’s primary sources of liquidity have been cash flows from operations, borrowings under Tema’s secured line of credit, proceeds from asset dispositions and capital contributions from its owner’s equity. To date, Rosehill Operating’s primary use of capital has been for the development of oil and natural gas properties.

Rosehill Operating plans to continue to enter into hedging arrangements to reduce the impact of commodity price volatility on its cash flow from operations. Under this strategy, Rosehill Operating expects to maintain an active hedging program that seeks to reduce its exposure to commodity prices and protect its cash flow.

The amount and allocation of future capital expenditures will depend upon a number of factors, including the number and size of acquisition opportunities, Rosehill Operating’s cash flows from operations, investing and financing activities, and Rosehill Operating’s ability to assimilate acquisitions and execute its drilling program. Tema has historically reviewed its capital expenditure budget periodically to assess changes in current and projected cash flows, acquisition and divestiture activities, debt requirements, and other factors. If Rosehill Operating is unable to obtain funds when needed or on acceptable terms, Rosehill Operating may not be able to complete acquisitions that may be favorable to it or finance the capital expenditures necessary to maintain its production or proved reserves.

Rosehill Operating’s 2016 capital budget for drilling, completion and recompletion activities and facilities costs was approximately $25.5 million, excluding leasing and other acquisitions. Rosehill Operating allocated approximately $24.8 million to drill and complete operated wells and $0.7 million to participate in the drilling and completion of non-operated wells. For 2016, Rosehill Operating budgeted $1.6 million for leasing. In the year ended December 31, 2016, Rosehill Operating incurred capital costs of approximately $22.9 million, excluding leasing and acquisition costs and inclusive of changes in accrual of capital expenditures.

Rosehill Operating’s 2017 capital budget for drilling, completion and recompletion activities and facilities costs is approximately $89.9 million, excluding leasing and other acquisitions. For 2017, Rosehill Operating allocated approximately $88.7 million to drill and complete operated wells and $1.2 million to participate in the drilling and completion of non-operated wells. For 2017, Rosehill Operating has budgeted $4.0 million for leasing.

Because Rosehill Operating is the operator of a high percentage of its acreage, the amount and timing of these capital expenditures is largely discretionary and within its control. Rosehill Operating could choose to defer a portion of these planned capital expenditures depending on a variety of factors, including, but not limited to, the success of its drilling activities, prevailing and anticipated prices for oil and natural gas, the availability of necessary equipment, infrastructure and capital, the receipt and timing of required regulatory permits and approvals, seasonal conditions, drilling and acquisition costs, and the level of participation by other working interest owners. A deferral of planned capital expenditures, particularly with respect to drilling and completing new wells, could result in a reduction in anticipated production and cash flows. Additionally, if Rosehill Operating curtails its drilling program, it may lose a portion of its acreage through lease expirations. See “Information About Rosehill Operating—Oil and Natural Gas Production Prices and Costs—Developed and Undeveloped Acreage.” In addition, Rosehill Operating may be required to reclassify some portion of its reserves currently booked as proved undeveloped reserves if such a deferral of planned capital expenditures means it will be unable to develop such reserves within five years of their initial booking.

As of December 31, 2016, Tema had $55.0 million outstanding under its secured line of credit. The borrowing base under Tema’s secured line of credit was $55.0 million as of December 31, 2016. This secured line of credit will not be transferred to Rosehill Operating at the closing of the Business Combination. Rosehill Operating expects to enter into a new credit facility concurrent with closing the Business Combination; however, the terms of such facility and whether Rosehill Operating will be able to secure such a facility on acceptable terms are uncertain.

Based upon current oil and natural gas price expectations for 2017, Rosehill Operating believes that its cash flow from operations and borrowings under its future secured line of credit will provide it with sufficient liquidity to fund its operations for the next twelve months. However, future cash flows are subject to a number of variables, including the level of oil and natural gas production and prices, and significant additional capital expenditures will be required to more fully develop its properties. Rosehill Operating cannot ensure that operations and other needed capital will be available on acceptable terms or at all. In the event Rosehill Operating makes additional acquisitions and the amount of capital required is greater than the amount it has available for acquisitions at that time, Rosehill Operating could be required to reduce the expected level of capital expenditures and/or seek additional capital. If Rosehill Operating requires additional capital for that or other reasons, it may seek such capital through traditional reserve base borrowings, joint venture partnerships, production payment financings, asset sales, offerings of debt and equity securities by Rosehill Operating or by KLRE, or other means. Rosehill Operating cannot ensure that needed capital will be available on acceptable terms or at all. If Rosehill Operating is unable to obtain funds when needed or on acceptable terms, it may be required to curtail its current drilling program, which could result in a loss of acreage through lease expirations. In addition, Rosehill Operating may not be able to complete acquisitions that may be favorable to it or finance the capital expenditures necessary to maintain its production or replace its reserves.

Working Capital

Rosehill Operating defines working capital as current assets minus current liabilities. At December 31, 2016, Rosehill Operating had working capital of $2.0 million, and at December 31, 2015, it had a working capital of $4.5 million. Rosehill Operating may incur working capital deficits in the future due to liabilities incurred in connection with its drilling program. Rosehill Operating’s collection of receivables has historically been timely, and losses associated with uncollectible receivables have historically not been significant. Rosehill Operating’s cash and cash equivalents balance totaled $8.4 million and $27.7 million, at December 31, 2016 and 2015, respectively. Rosehill Operating expects that its pace of development, production volumes, commodity prices, and differentials to NYMEX prices for its oil and natural gas production will be the largest variables affecting its working capital.

Cash Flows

The following table summarizes the cash flows of Rosehill Operating for the periods indicated:

	Year Ended December 31,
	2016	2015	2014

Net cash provided by operating activities	$11,461	$18,244	$25,525
Net cash used in investing activities	(22,164)	(16,993)	(53,392)
Net cash provided by (used in) financing activities	(8,597)	17,519	23,457

Net change in cash and cash equivalents	$(19,300)	$18,770	$(4,410)

Analysis of Cash Flow Changes for the Year Ended December 31, 2016 and 2015

Operating Activities. Net cash provided by operating activities is primarily affected by the price of oil, natural gas and NGLs, production volumes, and changes in working capital. The decrease in net cash provided by operating activities of $6.8 million for the year ended December 31, 2016 as compared to the prior year was due to a decrease in net revenues, a decrease in accounts receivable ($3.9 million), and a decrease in prepaid and other current assets ($0.8 million), offset by an increase in accounts payable and accrued liabilities and other ($2.8 million), and an increase in net change in derivative instruments ($1.6 million).

Investing Activities. Net cash used in investing activities is primarily comprised of acquisition and development of oil and natural gas properties, net of dispositions. In 2016, net cash used for investing activities included $22.0 million attributable to the acquisition and development of oil and natural gas properties. In 2015, net cash used for investing activities included $17.2 million attributable to the acquisition and development of oil and natural gas properties.

Financing Activities. Net cash provided by financing activities in 2016 included $10.0 million of borrowings on Tema’s secured line of credit, $20.0 million of repayments under Tema’s secured line of credit and $1.4 million of parent investment. Net cash provided by financing activities in 2015 included $10.0 million of repayments under Tema’s secured line of credit, $25.9 million of parent investment and $1.8 million of borrowings under a related party unsecured credit agreement.

Analysis of Cash Flow Changes for the Year Ended December 31, 2015 and 2014

Operating Activities. Net cash provided by operating activities is primarily affected by the price of oil, natural gas and NGLs, production volumes and changes in working capital. The decrease in net cash provided by operating activities for the year ended December 31, 2015 as compared to the prior year is primarily due to a decrease in net loss ($4.4 million) and impairment ($19.5 million) offset by an increase in DD&A ($7.4 million).

Investing Activities. Net cash used in investing activities is primarily comprised of acquisition and development of oil and natural gas properties net of dispositions. In 2015, net cash used for investing activities included $17.2 million attributable to the acquisition and development of oil and natural gas properties. In 2014, net cash used for investing activities included $76.7 million attributable to the acquisition and development of oil and natural gas properties, offset by $24.6 million in proceeds from sales of marketable securities.

Financing Activities. Net cash provided by financing activities in 2015 included $10.0 million of repayments to Tema’s secured line of credit, offset by parent investment of $25.9 million and $1.8 million of borrowings under a related party unsecured credit agreement. Net cash provided by financing activities in 2014 included $15.0 million of borrowing under Tema’s secured line of credit, $10.0 million of borrowings under a related party unsecured credit agreement, offset by $1.5 million parent distribution.

Tema’s Secured Line of Credit

In December 2012, Tema entered into a secured line of credit with a bank for $60.0 million, with an optional expansion to $75.0 million, subject to satisfactory credit underwriting when requested by Tema. Borrowings under the secured line of credit are collateralized by Tema’s existing producing oil and gas properties, including those to be contributed to Rosehill Operating in connection with the Business Combination. This secured line of credit will not be transferred to Rosehill Operating at the closing of the Business Combination. Rosehill Operating expects to enter into a new credit facility for $55 million concurrent with closing of the Business Combination; however, the terms of such facility and whether Rosehill Operating will be able to secure such a facility on acceptable terms are uncertain.

Contractual Obligations

A summary of Rosehill Operating’s contractual obligations as of December 31, 2016 is provided in the following table.

	Payments Due by Period For the Year Ending December 31,
	2017	2018	2019	2020	2021		Thereafter	Total
(In thousands):
Credit Agreement(1)	$—	$55,000	$—	$—	$		$—	$55,000
Operating leases(2)	1,062	1,104	1,090	1,076		1,087	552	5,971
Capital leases(2)	34	34	34	—			—	102
Asset retirement obligations(3)	251	—	—	—			5,180	5,431

Total	$1,347	$56,138	$1,124	$1,076		$1,087	$5,732	$66,504

(1)	This table does not include future commitment fees, amortization of deferred financing costs, interest expense, or other fees on Tema’s secured line of credit because the existing secured line of credit will not be transferred to Rosehill Operating. Interest expense for the year ended December 31, 2017 is expected to be approximately $2.1 million.
(2)	Tema has noncancelable operating and capital leases for office space and equipment that are expected to be transferred to Rosehill Operating.
(3)	Amounts represent estimates of Rosehill Operating’s future asset retirement obligations. Because these costs typically extend many years into the future, estimating these future costs requires management to make estimates and judgments that are subject to future revisions based upon numerous factors, including the rate of inflation, changing technology, and the political and regulatory environment.

Quantitative and Qualitative Disclosure About Market Risk

Rosehill Operating is exposed to market risk, including the effects of adverse changes in commodity prices and interest rates as described below. The primary objective of the following information is to provide quantitative and qualitative information about Rosehill Operating’s potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in oil and natural gas prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. All of Rosehill Operating’s market risk sensitive instruments were entered into for purposes other than speculative trading.

Commodity Price Risk

Rosehill Operating’s major market risk exposure is in the pricing that it receives for its oil, natural gas, and NGL production. Pricing for oil, natural gas, and NGLs has been volatile and unpredictable for several years, and Rosehill Operating expects this volatility to continue in the future. Since January 1, 2014, the WTI spot price for oil declined from a high of $107.95 per barrel on June 20, 2014 to $26.19 per barrel on February 11, 2016, and the Henry Hub spot price for natural gas declined from a high of $8.15 per MMBtu on February 10, 2014 to a low of $1.49 per MMBtu on March 4, 2016. Likewise, NGLs, which are made up of ethane, propane, isobutane, normal butane and natural gasoline, each of which have different uses and different pricing characteristics, have suffered significant recent declines in realized prices.

The prices Rosehill Operating receives for its oil, natural gas, and NGL production depend on numerous factors beyond Rosehill Operating’s control, some of which are discussed in “Risk Factors—Risks Related to Rosehill Operating’s Operations—Oil, natural gas and natural gas liquid (“NGL”) prices are volatile. A sustained decline in oil, natural gas and NGL prices could adversely affect Rosehill Operating’s business, financial condition and results of operations and its ability to meet its capital expenditure obligations and financial commitments.”

A 10% per barrel change in Rosehill Operating’s realized oil price would have resulted in a $2.5 million change in oil revenues for 2016. A 10% per Mcf change in its realized natural gas price would have resulted in a $0.5 million change in its natural gas revenues for 2016. A 10% per barrel change in NGL prices would have changed NGL revenue by $0.5 million for 2016. Oil sales contributed 72% of Rosehill Operating’s total revenues for 2016. Natural gas sales contributed 15% and NGL sales contributed 13% of its total revenues for 2016. Rosehill Operating’s oil, natural gas, and NGL revenues do not include the effects of commodity derivatives.

Due to this volatility, Tema has historically used, and Rosehill Operating expects to continue to use, commodity derivative instruments, such as collars, swaps, and basis swaps, to hedge price risk associated with a portion of Rosehill Operating’s anticipated production. Rosehill Operating’s hedging instruments allow it to reduce, but not eliminate, the potential effects of the variability in cash flow from operations due to fluctuations in oil and natural gas prices and provide increased certainty of cash flows for its drilling program and debt service requirements. These instruments provide only partial price protection against declines in oil and natural gas prices and may partially limit Rosehill Operating’s potential gains from future increases in prices.

For further discussion of Tema’s historical use of derivatives, please see “—Overview—Derivative Activity.”

Counterparty and Customer Credit Risk

Tema’s commodity derivative contracts expose it to credit risk in the event of nonperformance by counterparties. While Tema does not require counterparties to its commodity derivative contracts to post collateral, it does evaluate the credit standing of such counterparties as it deems appropriate. The counterparties to Tema’s commodity derivative contracts currently in place, all of which will either be transferred to Rosehill Operating or settled in connection with the closing of the Business Combination, have investment grade ratings.

Rosehill Operating’s principal exposures to credit risk are through receivables resulting from joint interest receivables and receivables from the sale of its oil and natural gas production due to the concentration of its oil and natural gas receivables with several significant customers. The inability or failure of Rosehill Operating’s significant customers to meet their obligations to it or their insolvency or liquidation may adversely affect Rosehill Operating’s financial results. However, the credit quality of Rosehill Operating’s customers is believed to be high.

Joint operations receivables arise from billings to entities that own partial interests in the wells Tema operates. These entities participate in Rosehill Operating’s wells primarily based on their ownership in leases on which Rosehill Operating intends to drill. Rosehill Operating has little ability to control whether these entities will participate in its wells.

Interest Rate Risk

At December 31, 2016, Tema had $55.0 million of debt outstanding, with an assumed weighted average interest rate of 1.7%. Interest is calculated under the terms of Tema’s secured line of credit based on a LIBOR spread. Assuming no change in the amount outstanding, the impact on interest expense of a 1% increase or decrease in the assumed weighted average interest rate would be approximately $0.3 million per year. Tema currently has a derivative arrangement to protect against fluctuations in interest rates applicable to its outstanding indebtedness. As discussed above, this secured line of credit will not be transferred to Rosehill Operating at the closing of the Business Combination.

Critical Accounting Policies and Estimates

The discussion and analysis of Rosehill Operating’s financial condition and results of operations are based upon financial statements prepared on a carve-out basis and are derived from the financial statement and accounting records of Tema, which have been prepared in accordance with GAAP. The preparation of the financial statements requires it to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and related disclosure of contingent assets and liabilities. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from these estimates.

Successful Efforts Method of Accounting for Oil and Natural Gas Activities

Rosehill Operating’s oil and natural gas producing activities are accounted for using the successful efforts method of accounting. Under the successful efforts method, Rosehill Operating capitalizes lease acquisition costs, all development costs, and successful exploration costs.

Proved Oil and Natural Gas Properties. Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering, and storing oil, natural gas, and NGLs are capitalized. All costs incurred to drill and equip successful exploratory wells, development wells, development-type stratigraphic test wells, and service wells, including unsuccessful development wells, are capitalized.

Unproved Properties. Acquisition costs associated with the acquisition of non-producing leaseholds are recorded as unproved leasehold costs and capitalized as incurred. These consist of costs incurred in obtaining a mineral interest or right in a property, such as a lease in addition to options to lease, broker fees, recording fees, and other similar costs related to acquiring properties. Leasehold costs are classified as unproved until proved reserves are discovered, at which time related costs are transferred to proved oil and natural gas properties.

Exploration Costs. Exploration costs, other than exploration drilling costs, are charged to expense as incurred. These costs include exploratory seismic expenditures, other geological and geophysical costs, and lease rentals. The costs of drilling exploratory wells and exploratory-type stratigraphic wells are initially capitalized pending determination of whether the well has discovered proved commercial reserves. If the exploratory well is determined to be unsuccessful, the cost of the well is transferred to expense.

Impairment of Oil and Natural Gas Properties

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions relating to current and future economic conditions and commodity prices. Any significant inaccuracies in the interpretations or assumptions could materially affect the estimated quantities and present value of the reserves. Actual future production, commodity prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable reserves may vary, and has historically varied, from estimates.

Rosehill Operating’s proved oil and natural gas properties are recorded at cost. Rosehill Operating’s proved properties are evaluated for impairment on a field-by-field basis whenever events or changes in circumstances indicate that an asset’s carrying value may not be recoverable. Rosehill Operating compares expected undiscounted future cash flows to the net book value of the asset. If the future undiscounted expected cash flows, based on its estimate of future oil and natural gas prices, operating costs and anticipated production from proved reserves and risk-adjusted probable and possible reserves, are lower than the net book value of the asset, the capitalized cost is reduced to fair value. Commodity pricing is estimated by using WTI and Henry Hub natural gas NYMEX strip market pricing, adjusted for quality, transportation fees and a regional price differential. Fair value is calculated by discounting the future cash flows at a rate of 10%. Rosehill Operating’s management considers 10% to be an appropriate discount rate to apply in determining fair value. Rosehill Operating believes a 10% discount rate is commonly used by oil and gas industry peers, analysts, and investors in evaluating the monetary significance of oil and gas properties and for comparing the size and value of proved reserves among companies in our industry. Accordingly, Rosehill Operating currently believes a 10% discount rate is consistent with a rate a market participant would consider in evaluating onshore domestic proved oil and gas reserves and produces a reasonable estimate of fair value.

While it is difficult to project future impairment write-downs in light of numerous factors involved, fluctuations in prices or costs could result in an impairment of Rosehill Operating’s oil and natural gas properties. Rosehill Operating’s average realized price per barrel of oil decreased approximately 7%, and its average realized price per Mcf of natural gas decreased approximately 6%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015. Lease operating expenses increased 5% for the year ended December 31, 2016 as compared to the year ended December 31, 2015. If Rosehill Operating had used the average realized prices of oil and natural gas utilized in the preparation of Rosehill Operating’s 2016 oil and gas reserve report and reduced it by 10% and held lease operating expenses constant, Rosehill Operating would have incurred impairment of approximately $2.8 million in 2016. However, Rosehill Operating uses NYMEX and Henry Hub strip pricing for its impairment calculations. Assuming a 10% reduction in the NYMEX and Henry Hub pricing, Rosehill Operating would not have incurred impairment in 2016. Further, assuming a 10% increase in the lease operating expenses utilized in the preparation of Rosehill Operating’s 2016 oil and gas reserve report, and holding average realized oil and gas prices constant, Rosehill Operating would not have incurred additional impairment.

Commodity prices are volatile, and there can be no assurance that Rosehill Operating will not experience a more significant decline in average realized prices than discussed above. Depending upon the then-current commodity price environment, Rosehill Operating may not be able to economically produce in the assumed quantities, which could have a negative impact on expected cash flows. In addition, during periods of rising commodity prices, lease operating costs have typically risen as well, and there can be no assurance that such costs will not increase more than the amount assumed above.

Unproved oil and natural gas properties are assessed periodically, and no less than annually, for impairment on an aggregate basis based on remaining lease term, drilling results, reservoir performance, seismic interpretation and future plans to develop acreage. As unproved oil and natural gas properties are developed and reserves are proved, the capitalized costs are subject to depreciation and depletion. If the development of these properties is deemed unsuccessful, the capitalized costs related to the unsuccessful activity is expensed in the year the determination is made. The rate at which the unproved oil and natural gas properties are written off or reclassified to proved oil and natural gas properties depends on the timing and success of Rosehill Operating’s future exploration and development program.

Oil and Natural Gas Reserve Quantities

Rosehill Operating’s estimated proved reserve quantities and future net cash flows are critical to the understanding of the value of its business. They are used in comparative financial ratios and are the basis for significant accounting estimates in its financial statements, including the calculations of depletion and impairment of proved oil and natural gas properties. Future cash inflows and future production and development costs are determined by applying prices and costs, including transportation, quality differentials, and basis differentials, applicable to each period to the estimated quantities of proved reserves remaining to be produced as of the end of that period. Expected cash flows are discounted to present value using an appropriate discount rate. For example, the standardized measure calculations require a 10% discount rate to be applied. Although reserve estimates are inherently imprecise, and estimates of new discoveries and undeveloped locations are more imprecise than those of established producing oil and gas properties, Tema makes a considerable effort in estimating its reserves. Rosehill Operating expects proved reserve estimates will change as additional information becomes available and as commodity prices and operating and capital costs change. Tema has and Rosehill Operating expects to evaluate and estimate its proved reserves each year-end. For purposes of depletion and impairment, reserve quantities are adjusted in accordance with GAAP for the impact of additions and dispositions.

Revenue Recognition

Tema’s revenue recognition policy, which Rosehill Operating expects to assume, is significant because revenue is a key component of its results of operations and its forward-looking statements contained in the above analysis of liquidity and capital resources. Rosehill Operating derives its revenue primarily from the sale of produced oil, natural gas, and NGLs. Revenue is recognized when Rosehill Operating’s production is delivered to the purchaser, but payment is generally received between 30 and 90 days after the date of production. No revenue is recognized unless it is determined that title to the product has transferred to a purchaser. At the end of each month, Tema makes estimates of the amount of production delivered to the purchaser and the price it will receive. Tema uses its knowledge of its properties, contractual arrangements, NYMEX and local spot market prices, and other factors as the basis for these estimates. Variances between Tema’s estimates and the actual amounts received are recorded in the month payment is received.

Commodity Derivative Instruments

Tema utilizes commodity derivative instruments, including swaps, collars, and basis swaps, to manage the price risk associated with the forecasted sale of its oil and natural gas production. These commodity derivative instruments are not designated as hedges for accounting purposes. Accordingly, changes in fair value are recognized in Rosehill Operating’s statements of operations in the period of change. Gains and losses on commodity derivatives and premiums paid for put options are included in cash flows from operating activities.

Asset Retirement Obligations

Rosehill Operating’s asset retirement obligation represents the estimated present value of the amount it will incur to retire long-lived assets at the end of their productive lives, in accordance with applicable state laws. Rosehill Operating’s asset retirement obligation is determined by calculating the present value of estimated cash flows related to the liability. The retirement obligation is recorded as a liability at its estimated present value as of inception with an offsetting increase in the carrying amount of the related long-lived asset. Periodic accretion of discount of the estimated liability is recorded as an expense in the income statement. The cost of the tangible asset, including the asset retirement cost, is depreciated over the useful life of the asset.

Asset retirement liability is determined using significant assumptions, including current estimates of plugging and abandonment costs, annual inflation of these costs, the productive lives of assets, and Rosehill Operating’s risk-adjusted interest rate. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligation. Because of the subjectivity of assumptions, the costs to ultimately retire Rosehill Operating’s wells may vary significantly from prior estimates.

Recently Issued Accounting Pronouncements

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for fiscal years beginning after December 15, 2015, including interim periods therein, and is applied retrospectively. Early adoption is permitted for financial statements that have not been previously issued. In August 2015, ASU 2015-15, Presentation and Subsequent Measurement of Debt Issue Costs Associated with Line of Credit Arrangements, was subsequently issued to address the absence of authoritative guidance for debt issuance costs related to line-of-credit arrangements and states that the SEC staff will not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. Given Rosehill Operating’s debt issuance costs relate to Tema’s secured line of credit, Rosehill Operating is not required to change its current accounting or disclosure for such costs.

In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date, which defers the effective date of ASU 2014-09 by one year to be effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 31, 2019. As a public entity, ASU 2014-09 is effective for annual periods beginning after December 31, 2017 and the interim periods therein. ASU 2014-09, Revenue from Contracts with Customers, supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and industry-specific guidance in Subtopic 932-605, Extractive Activities—Oil and Gas—Revenue Recognition and requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. Subsequently, in April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing as further clarification on identifying performance obligations and the licensing implementation guidance. In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow—Scope Improvements and Practical Expedients, as clarifying guidance to improve the operability and understandability of the implementation guidance on principal versus agent considerations. In December 2016, the FASB further issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, to increase stakeholders’ awareness of the proposals and to expedite improvements to ASU 2014-09. Tema is currently evaluating the method of adoption and impact these standards will have on Rosehill Operating’s financial statements and related disclosures.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 704): Balance Sheet Classification of Deferred Taxes. ASU No. 2015-17 eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and non-current in a classified balance sheet. Instead, companies are required to classify all deferred tax assets and liabilities as non-current. ASU 2015-17 is effective for interim and annual periods beginning after December 15, 2016. The adoption of this ASU is not expected to have a material impact on Rosehill Operating’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. Tema is currently evaluating the method of adoption and impact this standard will have on Rosehill Operating’s financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments requiring the measurement of all expected credit losses for financial assets, which include trade receivables, held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The guidance in this ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted for interim and annual periods beginning after December 15, 2018. Tema is currently evaluating the method of adoption and impact this standard will have on Rosehill Operating’s financial statements and related disclosures.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 320): Classification of Cash Receipts and Cash Payments, which addresses eight specific cash flow issues with the objective of reducing the existing diversity of presentation and classification in the statement of cash flows. The new standard applies to cash flows associated with debt payment or debt extinguishment costs, settlement of zero-coupon debt or other debt instruments with coupon rates that are insignificant in relation to effective interest rate of borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions and separately identifiable cash flows, and application of the predominance principle. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal periods. Early adoption is permitted, but only if all amendments are adopted in the same period. Tema is currently evaluating the impact this standard will have on Rosehill Operating’s financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is effective for fiscal years beginning after December 15, 2018, including interim periods within these fiscal years. The impact this standard will have on the financial statements and related disclosures is currently being evaluated.

In February 2017, the FASB issued ASU 2017-05, Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets, which clarifies the scope of Subtopic 610-20 and provides further guidance for partial sales of nonfinancial assets. Subtopic 610-20, which was issued in May 2014 as part of ASU 2014-09, provides guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. An entity is required to apply the amendments in ASU 2017-05 at the same time it applies the amendments in ASU 2014-09. An entity may elect to apply the amendments in ASU 2017-05 either retrospectively to each period presented in the financial statements in accordance with the guidance on accounting changes in FASB’s Accounting Standards Codification (“ASC”) Topic 250, Accounting Changes and Error Corrections, paragraphs 10-45-5 through 10-45-10 (i.e. the retrospective approach) or retrospectively with a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption (i.e. the modified retrospective approach). An entity may elect to apply all of the amendments in ASU 2017-05 and ASU 2014-09 using the same transition method, and alternatively may elect to use different transition methods. The impact ASU 2017-05 will have on the financial statements and related disclosures is currently being evaluated.

Internal Controls and Procedures

Tema and Rosehill Operating are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of their internal control over financial reporting for that purpose.

Inflation

Inflation in the United States has been relatively low in recent years and did not have a material impact on Rosehill Operating’s results of operations for the years ended December 31, 2016, 2015, or 2014. Although the impact of inflation has been insignificant in recent years, it is still a factor in the United States economy and Rosehill Operating tends to experience inflationary pressure on the cost of oilfield services and equipment as increasing oil and natural gas prices increase drilling activity in Rosehill Operating’s areas of operations.

Off-Balance Sheet Arrangements

Currently, Rosehill Operating has no off-balance sheet arrangements.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The Company anticipates that the current executive officers of Tema will become executive officers of the post-combination company following the Business Combination. For biographical information concerning the current executive officers of Tema, who the Company anticipates will become the executive officers of the post-combination company, see the section entitled “Information About the Company—Management—Directors and Executive Officers”. The following persons are anticipated to be the directors and executive officers of the post-combination company, which will be renamed “Rosehill Resources Inc.” following the Business Combination:

Name	Age	Position
Gary C. Hanna	58	Chairman
Edward Kovalik	42	Director
Frank Rosenberg	58	Director
William Mayer	76	Director
Harry Quarls	64	Director
Francis Contino	71	Director
J.A. (Alan) Townsend	66	President, Chief Executive Officer and Director
T. J. Thom	44	Interim Chief Financial Officer
Brian K. Ayers	60	Vice President of Geology
R. Colby Williford	52	Vice President of Land

Before we mail definitive proxy materials to our stockholders, we will identify and provide biographical information and consents for each of the post-combination company’s directors.

Information about the Anticipated Executive Officers and Directors Upon the Closing of the Business Combination

Upon the closing of the Business Combination, we anticipate increasing the size of our board of directors from five (5) to seven (7) directors, each of whom will be voted upon by our stockholders at the special meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of seven (7) directors. For biographies of our directors please refer to the section “Proposal No. 10—Election of Directors to the Board of Directors”.

Classified Board of Directors

In accordance with our current certificate, our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

As discussed above, in connection with the Business Combination, our board of directors will be reconstituted and comprised of seven (7) members. Our board of directors believes it is in the best interests of the Company for the board of directors to be classified into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve three-year terms, provided that if Proposal No. 2 is approved at the special meeting, each of our Class I directors will have a term that expires at the post-combination company’s annual meeting of stockholders in 2018, each Class II director will have a term that expires at the post-combination company’s annual meeting of stockholders in 2019 and each Class III director will have a term that expires at the post-combination company’s annual meeting of stockholders in 2020, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Committees of the Board of Directors

The standing committees of our board of directors currently consists of an Audit Committee and a Compensation Committee, and after the Business Combination will also consist of a Nominating and Governance Committee. Each of the committees will report to the board of directors as they deem appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below. Before we mail definitive proxy materials to our stockholders, we will identify the directors that will constitute each committee of the board of directors of the post-combination company.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K; (2) discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements; (3) discussing with management major risk assessment and risk management policies; (4) monitoring the independence of the independent auditor; (5) verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law; (6) reviewing and approving all related-party transactions; (7) inquiring and discussing with management our compliance with applicable laws and regulations; (8) pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed; (9) appointing or replacing the independent auditor; (10) determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and (11) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Upon consummation of the Business Combination, we anticipate that our Audit Committee will include Messrs. Contino, Mayer and Quarls, with Mr. Contino serving as the chair of the committee. We believe that Messrs. Contino, Mayer and Quarls qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Contino qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which will be available on our corporate website at www.rosehillresources.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

Upon consummation of the Business Combination, we anticipate that our Compensation Committee will include Messrs. Mayer and Quarls. Our board of directors has adopted a written charter for the Compensation Committee, which will be available on our corporate website at www.rosehillresources.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Nominating and Governance Committee

Our Nominating and Governance Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Upon consummation of the Business Combination, our newly appointed board of directors will create and appoint the members of the Nominating and Governance Committee. We anticipate that our Nominating and Governance Committee will include Messrs. Mayer and Quarls. We expect that our board of directors will adopt a written charter for the Nominating and Governance Committee, which will be available on our corporate website at www.rosehillresources.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees. We have previously filed a copy of our form of code of ethics and our Audit Committee charter as exhibits to Amendment No. 1 to the Registration Statement on form S-1/A filed with the SEC on February 5, 2016. You can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K.

Post-Combination Company Director and Executive Officer Compensation

Determinations with respect to director and executive compensation after the Business Combination have not yet been made.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the post-combination company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the proposed certificate is attached as Annex C to this proxy statement. We urge you to read our proposed certificate in its entirety for a complete description of the rights and preferences of the post-combination company’s securities following the Business Combination.

Authorized and Outstanding Stock

The proposed certificate authorizes the issuance of 95,000,000 shares of Class A common stock, $0.0001 par value per share, 30,000,000 shares of Class B common stock, $0.0001 par value per share, 6,000,000 shares of Class F common stock, $0.0001 par value per share and 1,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our Class A common stock and Class F common stock are, and the shares of Class B common stock issuable pursuant to the Business Combination Agreement will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were 8,185,320 shares of Class A common stock outstanding, held of record by one holder of Class A common stock, 2,046,330 shares of Class F common stock outstanding, held of record by six holders of Class F common stock, one holder of units and four holders of warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Class A Common Stock

The proposed certificate provides that the Class A common stock will have identical rights, powers, preferences and privileges to current Class A common stock.

Class B Common Stock

Our Class B common stock will be a newly issued class of common stock, with a par value of $0.0001 per share. Shares of Class B common stock may be issued only to Tema, their respective successors and assigns, as well as any permitted transferees of Tema. A holder of Class B common stock may transfer shares of Class B common stock to any transferee (other than KLRE) only if, and only to the extent permitted by the A&R LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s Rosehill Operating Common Units to such transferee in compliance with the A&R LLC Agreement. Holders of our Class B common stock will vote together as a single class with holders of our Class A common stock on all matters properly submitted to a vote of the stockholders. In addition, the holders of Class B common stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of our proposed certificate that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Holders of Class B common stock will not be entitled to any dividends from KLRE and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

Tema will generally have the right to cause Rosehill Operating to redeem all or a portion of its Rosehill Operating Common Units in exchange for shares of our Class A common stock or, at Rosehill Operating’s option, an equivalent amount of cash; provided that we may, at our option, effect a direct exchange of cash or Class A common stock for such Rosehill Operating Common Units in lieu of such a redemption. Upon the future redemption or exchange of Rosehill Operating Common Units held by Tema, a corresponding number of shares of Class B common stock will be cancelled. Our proposed certificate will require us to maintain a one-to-one ratio between the number of outstanding shares of our Class B common stock and the number of Rosehill Operating Common Units owned by Tema. This construct is intended to result in Tema having a voting interest in KLRE that is identical to Tema’s percentage economic interest in Rosehill Operating.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of shares of common stock (other than holders of Class B common stock) shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared by the Board from time to time out of the assets or funds of the Company legally available therefore and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution or Winding Up of the Corporation

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of common stock (other than holders of Shares of Class B common stock) shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of common stock (other than shares of Class B common stock) held by them.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Common Stock Prior to the Business Combination

We are providing our Class A stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of income taxes payable) divided by the number of then outstanding public shares, subject to the limitations described herein. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to the Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination.

We will consummate the Business Combination only if a majority of the outstanding shares of common stock voted at the special meeting are voted in favor of the Business Combination Proposal at the special meeting. However, the participation of our Sponsor, officers, directors, advisors or their affiliates in privately negotiated transactions (as described in this proxy statement), if any, could result in the approval of the Business Combination even if a majority of the stockholders vote, or indicate their intention to vote, against the Business Combination.

Our Sponsor, directors and officers have agreed to vote any shares of common stock owned by them in favor of the Business Combination. In addition, pursuant to the SHRRA, our Sponsor agreed to vote any shares of common stock owned by it in favor of the Business Combination Proposal and for all other proposals presented to our stockholders in the accompanying proxy statement. As of the date of filing this proxy statement, our Sponsor, directors and officers do not currently hold any public shares. Public stockholders may elect to redeem their public shares whether they vote for or against the Business Combination.

Pursuant to our amended and restated certificate of incorporation, if we are unable to complete our business combination by September 16, 2017, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of income taxes payable) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our initial stockholders have entered into a letter agreement with us, pursuant to which they have agreed to (A) to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our business combination and (B) to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our business combination by September 16, 2017, although our initial stockholders (or any of our executive officers, directors or affiliates) will be entitled to liquidating distributions from the trust account with respect to any public shares acquired if we fail to complete our initial business combination by September 16, 2017.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of income taxes payable) upon the completion of our initial business combination, subject to the limitations described herein.

Founder Shares

The founder shares are identical to the shares of Class A common stock, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) our initial stockholders have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our business combination and (B) to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our business combination by September 16, 2017, although our initial stockholders (or any of our executive officers, directors or affiliates) will be entitled to liquidating distributions from the trust account with respect to any public shares acquired if we fail to complete our initial business combination by September 16, 2017 and (iii) the founder shares are automatically convertible into shares of our Class A common stock at the time of our initial business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein. If we submit our business combination to our public stockholders for a vote, our initial stockholders have agreed to vote their founder shares and any public shares purchased during or after our IPO in favor of our initial business combination and our executive officers, directors and director nominees have also agreed to vote any public shares purchased during or after the offering in favor of our initial business combination. In addition, pursuant to the SHRRA, our Sponsor agreed to vote any Founder Shares owned by them in favor of the Business Combination Proposal and for all other proposals presented to our stockholders in the accompanying proxy statement.

The shares of Class F common stock will automatically convert into shares of Class A common stock at the time of our initial business combination on a one-for-one basis, subject to adjustment as provided herein; provided, that the number of shares of Class A common stock to be received by our Sponsor upon such conversions will be capped at 4,250,000 shares pursuant to the Waiver Agreement. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in our IPO and related to the closing of the business combination, the ratio at which shares of

Class F common stock shall convert into shares of Class A common stock will be adjusted so that the number of shares of Class A common stock issuable upon conversion of all shares of Class F common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of our IPO plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the business combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the business combination or pursuant to warrants issued to our sponsor upon conversion of working capital loans, after taking into account any shares of Class A common stock redeemed in connection with the business combination. Upon the consummation of the Business Combination, all shares of Class F common stock will be converted into shares of Class A common stock and there will be no shares of Class F common stock outstanding. The shares of Class A common stock issued upon conversion of the Class F common stock will remain subject to the transfer restrictions on the Class F common stock described herein.

Pursuant to the transfer restrictions agreed upon by our Sponsor at the time of our IPO, 50% of the founder shares will not be transferred, assigned or sold until the earlier of (i) one year after the date of the consummation of our initial business combination or (ii) the date on which the closing price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after our initial business combination and pursuant to the transfer restrictions agreed upon by our Sponsor at the time of our IPO, the remaining 50% of the founder shares will not be transferred, assigned or sold until six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their common stock for cash, securities or other property.

Additionally, our Sponsor and Rosemore, Inc. have agreed to additional transfer restrictions pursuant to the terms of the SHRRA, which include restrictions on the transfer of (i) 33% of their common stock through the first anniversary the Closing Date of the Business Combination and (ii) 67% of their common stock through the second anniversary of the Closing Date, provided that sales of common stock above $18.00 per share (or, in connection with underwritten offerings by our Sponsor and Tema and subject to certain conditions, at a price reasonably expected to equal or exceed $18.00 per share and in any case equal to or in excess of $16.00 per share) will be permitted between the first and second anniversaries of the Closing Date of the Business Combination.

Preferred Stock

Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

8.0% Series A Cumulative Perpetual Preferred Stock

We intend to issue 75,000 shares of 8.0% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) pursuant to the PIPE Investment. Pursuant to the Certificate of Designations, holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, cumulative dividends, payable in cash, Class A common stock, or a combination thereof, at an annual rate of 8% on the

$1,000 liquidation preference per share of the Series A Preferred Stock, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on July 15, 2017.

Each share of Series A Preferred Stock has a liquidation preference of $1,000 per share and is convertible, at the holder’s option at any time, initially into 89.9565 shares of our Class A common stock (which is equivalent to an initial conversion price of approximately $11.50 per share of Class A common stock), subject to specified adjustments and limitations as set forth in the Certificate of Designations. Under certain circumstances, we will increase the conversion rate upon a “fundamental change” as described in the Certificate of Designations. Based on the initial conversion rate, 6,521,739 shares of the Company’s Class A common stock would be issuable upon conversion of all of the Series A Preferred Stock.

At any time on or after the second anniversary of the Closing Date of the Business Combination, we may, at our option, give notice of our election to cause all outstanding shares of Series A Preferred Stock to be automatically converted into shares of our Class A common stock at the conversion rate, if the closing sale price of our Class A common stock equals or exceeds 120% of the conversion price for at least 20 trading days in a period of 30 consecutive trading days, as described in the Certificate of Designations. However, in any 30-day period, we may not convert a number of shares of Series A Preferred Stock in excess of the number of shares of Series A Preferred Stock which would convert into 15% of the number of shares of Class A common stock traded on NASDAQ in the preceding calendar month.

Except as required by law or the Certificate of Incorporation, which includes the Certificate of Designations, the holders of Series A Preferred Stock have no voting rights (other than with respect to certain matters regarding the Series A Preferred Stock or when dividends payable on the Series A Preferred Stock have not been paid for an aggregate of six or more quarterly dividend periods, whether or not consecutive, as provided in the Certificate of Designations).

Upon our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series A Preferred Stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of Series A Preferred Stock, plus an amount equal to accrued and unpaid dividends on the shares to but excluding the date fixed for liquidation, winding-up or dissolution, to be paid out of our assets legally available for distribution to our stockholders, after satisfaction of liabilities to our creditors and distributions to holders of shares of senior stock and before any payment or distribution is made to holders of junior stock (including our Class A common stock).

Warrants

Public Stockholders’ Warrants

Each warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our IPO or 30 days after the completion of our initial business combination. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the immediately preceding sentence is not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless, in which case, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 30 days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective no later than 90 days after the closing of our initial business combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the public warrants is not effective within 90 days following the consummation of our initial business combination, public warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of Class A common stock for the 10 trading days ending on the day prior to the date of exercise. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•	if, and only if, the reported last sale price of the Class A common stock equals or exceeds $21.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holders; provided there is an effective registration statement with respect to the shares of Class A common stock underlying such warrants and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $21.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with the Business Combination or any initial business combination, (d) as a result of the repurchase of shares of Class A common stock by the company if the Business Combination or any initial business combination is presented to the stockholders of the company for approval, or (e) in connection with the redemption of our public shares upon our failure to complete the Business Combination or any initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of

Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Class A common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the Form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The public warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination and they will not be redeemable by us and will be exercisable on a cashless basis so long as they are held by the initial holders or their permitted transferees. Our Sponsor agreed to additional transfer restrictions relating to its common stock in connection with its entry into the SHRRA. Please see “ Summary of the Proxy Statement—Related Agreements—Shareholders’ and Registration Rights Agreement”. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in our IPO. If the private placement warrants are held by holders other than the initial holders or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in our IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Warrants Issued in Connection with Business Combination

In connection with the completion of the Business Combination, we expect to issue 5,000,000 warrants to PIPE Investors and 4,000,000 warrants to Tema. These warrants will be issued on the same terms, and be subject to the same rights and obligations, as the public stockholder warrants.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, our Amended and Restated Certificate of Incorporation, and our Bylaws

We are currently subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203”, regulating corporate takeovers.

Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

•	A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder”, prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our amended and restated certificate of incorporation provides that our board of directors is classified into two classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings. Assuming the approval of Proposal No. 2, then our second amended and restated certificate of incorporation will provide that our board of directors is classified into three classes of directors.

Assuming the approval of Proposal No. 4, our amended and restated certificate of incorporation will only allow stockholders to call a special meeting until the Trigger Date.

Assuming the approval of Proposal No. 5, our amended and restated certificate of incorporation will provide that after the Trigger Date directors may be removed prior to the expiration of their terms by stockholders only for cause or upon the affirmative vote of 75% of the voting power of all outstanding shares of the combined company.

Assuming the approval of Proposal No. 7, our amended and restated certificate of incorporation will require that changes or amendments to the certificate of incorporation or the bylaws must be approved (i) before the Trigger Date, by a majority of the voting power of outstanding common stock of the combined company, which such majority shall include at least 80% of the shares then held by Sponsor, and (ii) thereafter, certain changes or amendments must be approved by at least 75% of the voting power of outstanding common stock of the combined company.

In addition, our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors; our board of directors is empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and our advance notice procedures require that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Rule 144

Pursuant to Rule 144 of the Securities Act, which we refer to as “Rule 144”, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement, we had 8,185,320 shares of Class A common stock outstanding. Shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the Founder Shares currently owned by our Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the Business Combination is approved, the shares of our Class B common stock and warrants issued pursuant to the Business Combination Agreement and shares Series A Preferred Stock and warrants issued pursuant to the PIPE Investment will be restricted securities for purposes of Rule 144.

As of the date of this proxy statement, there are 16,594,158 warrants of the Company outstanding, consisting of 8,185,320 public warrants originally sold as part of the units issued in the Company’s IPO and 8,408,838 private placement warrants that were sold by the Company to our Sponsor in a private sale simultaneously with the consummation of the Company’s IPO. Each warrant is exercisable for one share of our Class A common stock, in accordance with the terms of the warrant agreement governing the warrants. The public warrants are freely tradable. In addition, we will be obligated to file no later than 30 days after the closing of the Business Combination a registration statement under the Securities Act covering the 8,185,320 shares of our Class A common stock that may be issued upon the exercise of the public warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

The holders of the Founder Shares, private placement warrants and warrants that may be issued upon conversion of working capital loans (and any shares of Class A common stock issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans) will be entitled to registration rights pursuant to a registration rights agreement entered into in connection with our IPO requiring us to register such securities for resale (in the case of the founder shares, only after conversion to our Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements.

Upon the consummation of the Business Combination, our Sponsor, Tema and Anchorage will be entitled to certain registration rights, including the right to initiate two underwritten offerings in any twelve-month period and unlimited piggyback registration rights, subject to customary black-out periods, cutback provisions and other limitations as set forth in the SHRRA. Pursuant to the SHRRA, as promptly as practicable and in no event later than seven days following the completion of the Business Combination, the Company has agreed to file with the

SEC a shelf registration statement relating to the offer and sale of the Registrable Securities (as defined in the SHRRA) owned by our Sponsor, Tema and Anchorage (and any permitted transferees) and to keep such shelf registration statement effective on a continuous basis until the date as of which all such Registrable Securities have been sold or another registration statement is filed under the Securities Act. For more information on the SHRRA, please see the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Shareholders’ and Registration Rights Agreement” and the full text of the SHRRA, which is attached as Annex F hereto.

Listing of Securities

We intend to apply to continue the listing of our Class A common stock, units and warrants on NASDAQ under the symbols “ROSE,” “ROSEU” and “ROSEW,” respectively, upon the closing of the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our common stock as of the record date (pre-Business Combination) and (ii) expected beneficial ownership of our common stock immediately following consummation of the Business Combination (post-Business Combination), assuming that no public shares of the Company are redeemed, and alternatively the maximum number of shares of the Company are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our current executive officers and directors;

•	each person who will become a named executive officer or director of the post-combination company; and

•	all executive officers and directors of the Company, as a group, and of the post-combination company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our common stock pre-Business Combination is based on 10,231,650 shares of common stock issued and outstanding as of March 21, 2017.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming none of our public shares are redeemed has been determined based upon the following: (i) no Company stockholder has exercised its redemption rights to receive cash from the trust account in exchange for their shares of common stock and we have not issued any additional shares of our common stock, (ii) there will be an aggregate of 12,435,320 shares of our Class A common stock issued and outstanding at closing and (iii) 29,807,692 shares of Class B common stock have been issued to Rosehill Operating pursuant to the Business Combination Agreement and have been distributed to Tema.

The expected beneficial ownership of shares of our common stock post-Business Combination assuming 6,444,643 public shares have been redeemed has been determined based on the following: (i) Company stockholders (other than the stockholders listed in the table below) have exercised their redemption rights with respect to 6,444,643 shares of our Class A common stock, (ii) there will be an aggregate of 7,460,126 shares of our Class A common stock issued and outstanding at closing and (iii) 29,807,692 shares of Class B common stock have been issued to Rosehill Operating Operating pursuant to the Business Combination Agreement and have been distributed to Tema.

In calculating a percentage for a particular holder, we treated as outstanding the number of shares of our common stock issuable upon exercise of that particular holder’s warrants or conversion of that particular holder’s Series A Preferred Stock and did not assume exercise of any other holder’s warrants or conversion of any other holder’s Series A Preferred Stock.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock or common stock beneficially owned by them.

	Before the Business Combination					After the Business Combination
					% of Total Voting Power	Assuming No Redemption				% of Total Voting Power	Assuming Redemption of 6,444,643 Shares of Class A Stock				% of Total Voting Power
	Class A Stock		Class F Stock			Class A Stock		Class B Stock			Class A Stock		Class B Stock
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%		Number of Shares	%	Number of Shares	%		Number of Shares	%	Number of Shares	%
KLR Energy Sponsor, LLC (our sponsor)(2)	—	—	1,856,330	18.1%	18.1%	10,438,446	21.1%	—	—	21.1%	10,347,597	23.3%	—	—	23.3%
Gary C. Hanna(3)	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Edward Kovalik(2)	—	—	1,856,330	18.1%	18.1%	10,438,446	21.1%	—	—	21.1%	10,347,597	23.3%	—	—	23.3%
T.J. Thom	20,000	*	120,000	1.2%	1.4%	140,000	*	—	—	*	140,000	*	—	—	*
Gregory R. Dow	—	—	40,000	*	*	40,000	*	—	—	*	40,000	*	—	—	*
Gizman Abbas	—	—	10,000	*	*	10,000	*	—	—	*	10,000	*	—	—	*
Charles O. Buckner	—	—	10,000	*	*	10,000	*	—	—	*	10,000	*	—	—	*
Douglas W. York	—	—	10,000	*	*	10,000	*	—	—	*	10,000	*	—	—	*
Frank Rosenberg	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
William Mayer	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Harry Quarls	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Francis Contino	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
J.A. (Alan) Townsend	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Brian K. Ayers	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
R. Colby Williford	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Tema Oil and Gas Company(4)	—	—	—	—	—	4,750,000	10.1%	29,807,692	63.4%	73.5%	6,461,539	15.4%	29,807,692	70.9%	86.3%
K2 Principal Fund, L.P.(5).	500,000	4.9%	—	—	4.9%	2,634,192	5.9%	—	—	5.9%	2,614,027	6.7%	—	—	6.7%
Weiss Asset Management LP(6)	814,000	8.0%	—	—	8.0%	814,000	1.9%	—	—	1.9%	814,000	2.2%	—	—	2.2%
Polar Asset Management Partners Inc.(7)	900,000	8.8%	—	—	8.8%	900,000	2.1%	—	—	2.1%	900,000	2.4%	—	—	2.4%
Anchorage Capital Group, L.L.C.(8)	—	—	—	—	—	8,665,029	17.2%	—	—	17.2%	8,533,955	18.8%	—	—	18.8%
All directors and executive officers as a group (7 individuals)	20,000	*	2,046,330	20.0%	20.2%	10,648,446	21.6%	—	—	22.2%	10,557,597	23.8%	—	—	23.8%
All directors and executive officers of the post-combination company as a group (10 individuals)**	20,000	*	1,976,330	19.3%	19.5%	10,578,446	21.4%	—	—	21.8%	10,487,597	23.6%	—	—	23.6%

*	Less than one percent.
**	The shares of common stock held by Messrs. Dow, Abbas, York and Buckner are not included in the calculations of shares held by all directors and executive officers of the post-combination company as a group.
(1)	Unless otherwise noted, the business address of each of the entities or individuals set forth in the table is currently 811 Main Street, 18th Floor, Houston, TX 77002.
(2)	These shares represent the founder shares held by our sponsor. KLR Group Investments, LLC is the managing member of our sponsor. Mr. Kovalik is the managing member of KLR Group Holdings, LLC, which owns 100% of KLR Group Investments, LLC, which is the managing member of KLR Energy Sponsor, LLC. Our sponsor has entered into the SHRRA with Tema and other holders. Pursuant to the SHRRA, our sponsor and Tema have agreed to, among other things, vote their shares of common stock to elect members of the Board of Directors of the Company as set forth therein. Because of the relationship between our sponsor and Tema as a result of the SHRRA, our sponsor may be deemed, pursuant to Rule 13d-3 under the Act, to beneficially own the shares of common stock held by Tema. Our sponsor disclaims beneficial ownership of the shares of common stock held by Tema.
(3)	Mr. Hanna does not beneficially own any shares of our common stock. However, Mr. Hanna has a pecuniary interest in shares of our common stock through his ownership of membership interests of KLR Energy Sponsor, LLC.
(4)	Tema’s address is 16200 Park Row, Suite 300, Houston, TX 77084. Includes 750,000 warrants to purchase Class A common stock that are to be received by Rosemore, Inc. upon consummation of the Business Combination pursuant to the Side Letter. Shares held by Tema may be deemed beneficially owned by Rosemore, Inc., its sole parent. Rosemore, Inc.’s address is 1 North Charles Street, 22nd Floor, Baltimore, MD 21201. Tema has entered into the SHRRA with our sponsor and other holders. Pursuant to the SHRRA, our sponsor and Tema have agreed to, among other things, vote their shares of common stock to elect members of the Board of Directors of the Company as set forth therein. Because of the relationship between our sponsor and Tema as a result of the SHRRA, Tema may be deemed, pursuant to Rule 13d-3 under the Act, to beneficially own the shares of common stock held by our sponsor. Tema disclaims beneficial ownership of the shares of common stock held by our sponsor.
(5)	Pre-combination and post-combination holdings according to Schedule 13G/A filed on March 14, 2016. K2 Principal Fund, L.P.’s address is 2 Bloor St West, Suite 801, Toronto, Ontario, M4W 3E2. The reported securities are owned directly by the K2 Principal Fund, L.P. (the “Fund”), and indirectly by: K2 GenPar L.P., the general partner of the Fund (the “GP”), K2 GenPar 2009 Inc., the general partner of the GP (“GenPar 2009”), Shawn Kimel Investments Inc., which owns 100% of the equity interests in GenPar 2009 (“SKI”), and Shawn Kimel, the sole owner of SKI. SKI owns 66.5% of the equity interests of K2 & Associates Investment Management Inc. (“K2 & Associates”). K2 & Associates is the investment manager of the Fund. Shawn Kimel, through his ownership of SKI and his being president of each of SKI, the GP, GenPar2009 and K2 & Associates, controls the voting and dispositive power for all 500,000 shares of our common stock.
(6)	Pre-combination and post-combination holdings according to Schedule 13G/A filed on February 14, 2017. Weiss Asset Management LP’s address is 222 Berkeley St., 16th Floor, Boston, Massachusetts 02116. The reported securities are owned directly by Weiss Asset Management LP, whose sole general partner is WAM GP LLC. Andrew Weiss is the managing member of WAM GP LLC and controls the voting and dispositive power for all 814,000 shares of our common stock.
(7)	Pre-combination and post-combination holdings according to Schedule 13G filed on April 11, 2016. Polar Asset Management Partners Inc.’s address is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada. Polar Asset Management Partners Inc. serves as the investment manager to Polar Multi Strategy Master Fund, a Cayman Islands exempted company.
(8)	Anchorage Capital Group, LLC’s address is 610 Broadway, 6th Floor, New York, NY 10112.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Related Person Transactions

Founder Shares

In November 2015, pursuant to that certain Securities Subscription Agreement, dated as of November 20, 2015, our Sponsor purchased 4,312,500 shares of common stock, which we refer to as the “Founder Shares”, for $25,000, or approximately $0.006 per share. The Founder Shares are identical to the common stock included in the units sold in the IPO except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. In December 2015 and February and March 2016, our sponsor returned to us, at no cost, an aggregate of 1,972,500 founder shares, which we cancelled. In January 2016, our sponsor transferred 150,000 shares to Ms. Thom, our Chief Financial Officer, 50,000 shares to Mr. Dow, our Chief Operating Officer and Secretary and 10,000 shares to Messrs. Abbas, Buckner and York, our director nominees prior to the IPO. In March 2016, Mr. Dow and Ms. Thom returned to us, at no cost, 10,000 and 30,000 founder shares, respectively, which we cancelled. Also in March 2016, the Sponsor forfeited an aggregate of 253,670 Founder Shares at no cost upon receiving the underwriters’ notice of only a partial exercise of their over-allotment option in connection with the IPO. All of the Founder Shares forfeited were cancelled by the Company. The 2,046,330 remaining Founder Shares represented 20.0% of the outstanding shares upon the completion of the IPO.

Subject to certain limited exceptions, 50% of their Founder Shares will not be transferred, assigned or sold until the earlier of (i) one year after the date of the consummation of our initial business combination or (ii) the date on which the closing price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after our initial business combination and pursuant to the transfer restrictions agreed upon by our Sponsor at the time of our IPO, the remaining 50% of the founder shares will not be transferred, assigned or sold until six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their common stock for cash, securities or other property, which we refer to as the “Lock-Up Period”.

Rights—The Founder Shares are identical to the public shares except that (i) the Founder Shares are subject to certain transfer restrictions, as described above, and (ii) our Sponsor has agreed to waive redemption rights in connection with the Business Combination with respect to the Founder Shares and any public shares they may purchase, and to waive their redemption rights with respect to the Founder Shares if the Company fails to complete a Business Combination by September 16, 2017.

Voting—If the Company seeks stockholder approval of a Business Combination, our Sponsor has agreed to vote its Founder Shares and any public shares purchased during or after the IPO in favor of the Business Combination.

Redemption—Although our Sponsor and its permitted transferees will waive their redemption rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the prescribed time frame, they will be entitled to redemption rights with respect to any public shares they may own.

Private Placement Warrants

Simultaneously with the closing of the IPO, the Company consummated the private placement of 8,310,000 warrants at a price of $0.75 per warrant, of which 7,776,667 private placement warrants were sold to our Sponsor, and 533,333 private placement warrants were sold to EarlyBirdCapital, Inc. (“EBC”), the representative of the underwriters in the IPO, and its designees, generating gross proceeds of approximately $6.2 million.

On March 21, 2016, simultaneously with the exercise of the over-allotment, the Company consummated the private placement of an additional 98,838 private placement warrants to the Sponsor and EBC and its designees, among which 86,483 private placement warrants were purchased by the Sponsor and 12,355 private placement warrants were purchased by EBC and its designees, generating gross proceeds of approximately $74,000. The purchase price of the private placement warrants was added to the proceeds from the IPO to be held in the Trust Account pending completion of the Business Combination. Each private placement warrant entitles the holder to purchase one share of our Class A common stock at $11.50 per share.

The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of our initial business combination and they will be non-redeemable so long as they are held by our Sponsor or its permitted transferees. Our Sponsor agreed to additional transfer restrictions relating to its common stock in connection with its entry into the SHRRA. Please see “ Summary of the Proxy Statement—Related Agreements—Shareholders’ and Registration Rights Agreement”. If the private placement warrants are held by someone other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants included in the units being sold in the IPO. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants sold as part of the units issued in the IPO and have no net cash settlement provisions.

If the Company does not complete a Business Combination, then the private placement warrants proceeds will be part of the liquidation distribution to the public stockholders and the private placement warrants will expire worthless.

Shareholders’ and Registration Rights Agreement

The holders of the Founder Shares and private placement warrants hold registration rights to require the Company to register the sale of any of the securities held by them pursuant to a registration rights agreement. The holders of these securities, including Anchorage, will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders, including Anchorage, will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-Up Period. The Company will bear the costs and expenses of filing any such registration statements. The SHRRA will govern the rights and obligations of our Sponsors (as defined therein) and Anchorage with respect to the Company following the closing of the Business Combination. For more information about the Shareholders’ and Registration Rights Agreement, see the section entitled “Proposal No. 1—Approval of the Business Combination”.

Related Party

Our Sponsor and its affiliates loaned the Company $275,000 in the aggregate by the issuance of unsecured promissory notes, which we refer to as the “Notes”, for $275,000 to cover expenses related to the IPO. These Notes were non-interest bearing and payable on the completion of the IPO.

As more fully discussed in “Information About the Company—Management—Conflicts of Interest,” if any of our executive officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Our executive officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

KLR Group Holdings, LLC, an affiliate of our sponsor, has agreed to provide, at no cost to us, office space and general administrative services.

Pursuant to an employment agreement entered into between us and Ms. Thom, we paid Ms. Thom an annualized salary of $200,000 from the consummation of the IPO through December 31, 2016. In lieu of any salary in 2017, Ms. Thom is eligible to receive a bonus equal to the amount of salary she would have received from January 1, 2017 through the date of our initial business combination. We also reimburse an affiliate of our sponsor for certain expenses to be incurred in connection with our employment of Mr. Hanna and Ms. Thom, including employment related taxes (to be paid in connection with Ms. Thom’s annual salary) and health benefits. Mr. Hanna and Ms. Thom have agreed, pursuant to their employment agreements, (i) to maintain in strictest confidence any confidential information they receive relating to actual or potential businesses of ours or our affiliates, (ii) not to solicit employees of ours or our affiliates for one year following termination of employment by Mr. Hanna or Ms. Thom, respectively and (iii) not to solicit any business from any client of ours or an affiliate of ours for six months following the resignation or termination for cause of Mr. Hanna or Ms. Thom, respectively, or three months with respect to a prospective client.

Our sponsor, executive officers and directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that are made to our sponsor, executive officers, directors or our or their affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our executive officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans (including any loans described above) may be convertible into warrants of the post business combination entity at a price of $0.75 per warrant at the option of the lender. The warrants would be identical to the placement warrants issued to the initial holder. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

In connection with the consummation of our business combination, or thereafter, we may retain KLR Group to provide certain financial advisory, underwriting, capital raising, and other services for which they may receive fees upon consummation of such business combination or thereafter. The amount of fees we pay to KLR Group will be based upon the prevailing market for similar services rendered by comparable investment banks for such transactions at such time, and will be subject to the review of our audit committee pursuant to the audit committee’s policies and procedures relating to transactions that may present conflicts of interest. KLR Group will not be asked to render a fairness opinion with respect to our initial business combination as KLR Group may have a conflict of interest by virtue of its affiliation with our sponsor. As a consequence, we may be required to retain another firm to render such an opinion if one is required.

In October 2016, we entered into an agreement with a placement agent and KLR Group in connection with the PIPE Investment. As compensation for the services, we agreed to pay the placement agent and KLR Group a cash fee equals to 5.5% of the aggregate gross proceeds of the PIPE Investment (or $4.125 million). Such fee will be split 50-50 among the placement agent and KLR Group. The PIPE Investment will be terminated if the closing of the Business Combination is not successful.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. However, the amount of such compensation may not be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Rosehill Operating Related Person Transactions

Rosemore provides employee benefits and other administrative services to Tema. During the year ended December 31, 2016 and year ended December 31, 2015, Rosemore incurred and billed to Tema approximately $6.0 million and $5.7 million, respectively, related to these services. A portion of these amounts have been allocated to Rosehill Operating. As of December 31, 2016 and December 31, 2015, the payable due to Rosemore related to these expenses was approximately $0.3 million as of each year end.

A portion of oil, natural gas and NGL production attributable to Rosehill Operating was sold to Gateway. During the year ended December 31, 2016 and year ended December 31, 2015, revenues from production sold to Gateway were approximately $22.0 million and $16.8 million, respectively. As of December 31, 2016 and 2015, the related receivable due from Gateway was approximately $3.3 million and $1.1 million, respectively.

During the year ended December 31, 2016 and year ended December 31, 2015, approximately $1.1 million and $0.8 million, respectively, were incurred related to a marketing and gathering agreement with Gateway. As of December 31, 2016 and December 31, 2015, the payable due to Gateway related to this agreement was approximately $0.3 million and $0.2 million, respectively.

Certain consulting services are provided to Gateway, and for the year ended December 31, 2016 and year ended December 31, 2015, Gateway was invoiced approximately $0.1 million for each of the periods related to these services, respectively. Certain general and administrative services are also provided to Gateway for which Gateway was invoiced approximately $0.3 million for each of the periods during the year ended December 31, 2016 and year ended December 31, 2015, respectively. As of December 31, 2016 and December 31, 2015, the receivable due from Gateway related to these services was approximately $0.3 million and $0.2 million, respectively.

Transaction expenses of $2.8 million have been incurred through December 31, 2016 in connection with the Business Combination and have been included as general and administrative expenses. Under the terms of the Business Combination Agreement, the Parent will be reimbursed for transaction expenses incurred through the closing of the transaction.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, our board of directors will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the post-combination company’s executive officers or one of the post-combination company’s directors;

•	any person who is known by the post-combination company to be the beneficial owner of more than 5% of our voting stock;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The post-combination company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its Audit Committee Charter, the Audit Committee will have the responsibility to review related party transactions. In addition, the Code of Business Conduct, which applies to all of its employees, includes limitations on related party transactions.

PRICE RANGE OF SECURITIES AND DIVIDENDS

The Company

Price Range of the Company’s Securities

Our units, each of which consists of one share of our Class A common stock, par value $0.0001 per share, and one warrant to purchase one share of our Class A common stock at $11.50 per share, began trading on NASDAQ under the symbol “KLREU” on March 11, 2016. On March 28, 2016, we announced that holders of our units could elect to separately trade the shares of Class A common stock and the warrants included in the units. Those units not separated continue to trade on the NASDAQ under the symbol “KLREU,” and each of the shares and warrants trade separately on the NASDAQ under the symbols “KLRE” and “KLREW,” respectively. Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per unit, Class A common stock and warrants as reported on NASDAQ for the periods presented.

	Units (KLREU)		Class A Common Stock (KLRE)		Warrants (KLREW)
	High	Low	High	Low	High	Low
Fiscal 2016:
Quarter ended 3/31/2016(1)	$10.10	$9.96	$9.95	$9.95	$0.30	$0.17
Quarter ended 6/30/2016	$10.32	$9.99	$10.15	$9.90	$0.25	$0.14
Quarter ended 9/30/2016	$10.50	$10.10	$10.15	$9.91	$0.59	$0.17
Quarter ended 12/31/2016	$12.55	$10.41	$10.50	$10.10	$1.75	$0.36

Fiscal 2017:
Quarter ended 3/31/2017(2)	$13.20	$11.35	$10.65	$10.20	$1.75	$1.15

(1)	Beginning on March 11, 2016 with respect to KLREU and March 31, 2016 with respect to KLRE and KLREW.
(2)	Through March 2, 2017.

On December 19, 2016, the trading date before the public announcement of the Business Combination, the Company’s units, Class A common stock and warrants closed at $10.59, $10.15 and $0.45, respectively.

Dividend Policy of the Company

The Company has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to consummation of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of our board of directors at such time.

Rosehill Operating

Price Range of Rosehill Operating’s Securities

Historical market price information regarding Rosehill Operating is not provided because there is no public market for Rosehill Operating’s units. Rosehill Operating has not made any cash distributions since the date of its formation in the first quarter of 2017.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of our independent registered public accounting firm, Marcum LLP, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•	If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at 811 Main Street, 18th Floor, Houston, Texas 77002, to inform us of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

We anticipate that the 2018 annual meeting of stockholders will be held no later than May 26, 2018. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2018 Annual Meeting of Stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Assuming the meeting is held on or about April 26, 2018, such proposals must be received by the Company at its offices at 811 Main Street, 18th Floor, Houston, Texas 77002 no later than December 13, 2017.

In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to us at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation. Accordingly, for our 2018 Annual Meeting, assuming the meeting is held on April 26, 2018, notice of a nomination or proposal must be delivered to us no later than January 26, 2018 and no earlier than December 27, 2017. The Chairman of our board of directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact the Company’s proxy solicitation agent at the following address and telephone number:

Gary Hanna

KLR Energy Acquisition Corp.

811 Main Street, 18th Floor

Houston, TX 77002

(713) 654-8080

gh@klrgroup.com

You may also obtain these documents by requesting them in writing or by telephone from the Company’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Individuals call toll-free: (800) 662-5200

Banks and brokerage, please call (203) 658-9400

If you are a stockholder of the Company and would like to request documents, please do so by April 19, 2017, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement relating to the Company has been supplied by the Company, and all such information relating to Tema has been supplied by Tema. Information provided by either the Company or Tema does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of the Company for the special meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or Tema that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
KLR ENERGY ACQUISITION CORP.
Report of Independent Registered Public Accounting Firm	FIN-2
Balance Sheets as of December 31, 2016 and 2015	FIN-3
Statements of Operations for the year ended December 31, 2016 and the period from September 21, 2015 (inception) through December 31, 2015	FIN-4
Statement of Changes in Stockholders’ Equity for the year ended December 31, 2016 and the period from September 21, 2015 (inception) through December 31, 2015	FIN-5
Statements of Cash Flows for year ended December 31, 2016 and the period from September 21, 2015 (inception) through December 31, 2015	FIN-6
Notes to Financial Statements	FIN-7

ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO ROSEHILL OPERATING COMPANY, LLC

Audited Financial Statements
Report of Independent Registered Public Accounting Firm	FIN-22
Balance Sheets as of December 31, 2016 and 2015	FIN-23
Statements of Operations for the Years Ended December 31, 2016, 2015 and 2014	FIN-24
Statements of Changes in Parent Net Investment for the Years Ended December 31, 2016, 2015 and 2014	FIN-25
Statements of Cash Flows for the Years Ended December 31, 2016, 2015 and 2014	FIN-26
Notes to Financial Statements	FIN-27

FIN-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Shareholders of KLR Energy Acquisition Corp.

We have audited the accompanying balance sheets of KLR Energy Acquisition Corp. (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2016 and the period from September 21, 2015 (inception) through December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KLR Energy Acquisition Corp., as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the year ended December 31, 2016 and the period from September 21, 2015 (inception) through December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no present revenue, its business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2016 are not sufficient to complete its planned activities through September 16, 2017, the date the Company is required to liquidate if it has not completed a business combination. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Notes 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 27, 2017

FIN-2

KLR ENERGY ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$228,464	$105,953
Prepaid expenses	24,416	—

Total current assets	252,880	105,953
Deferred offering costs associated with initial public offering	—	113,500
Cash and marketable securities held in Trust Account	85,324,137	—

Total assets	$85,577,017	$219,453

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,094,487	$8,643
Accounts payable—related party	—	20,522

Total current liabilities	1,094,487	29,165
Note payable—related party	275,000	175,000
Deferred underwriting commission	46,330	—

Total liabilities	1,415,817	204,165

Commitments
Class A common stock, $0.0001 par value; 7,597,044 and -0- shares are subject to possible redemption at December 31, 2016 and 2015, respectively	79,161,198	—

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 35,000,000 shares authorized; 588,276 and -0- shares issued and outstanding (excluding 7,597,044 and -0- shares subject to possible redemption) at December 31, 2016 and 2015, respectively	59	—
Class F common stock, $0.0001 par value; 6,000,000 shares authorized; 2,046,330 and 3,737,500 (1) shares issued and outstanding at December 31, 2016 and 2015, respectively	205	374
Additional paid-in capital	6,449,210	24,626
Accumulated deficit	(1,449,472)	(9,712)

Total Stockholders’ Equity	5,000,002	15,288

Total Liabilities and Stockholders’ Equity	$85,577,017	$219,453

(1)	This number includes an aggregate of 253,670 shares forfeited upon consummation of the partial exercise of over-allotment option by the underwriters on March 21, 2016, and an aggregate of 862,500 and 575,000 shares forfeited at no cost in February and March 2016, respectively (Note 6).

The accompanying notes are an integral part of these financial statements.

FIN-3

KLR ENERGY ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2016	For the Period From September 21, 2015 (Inception) to December 31, 2015
General and administrative costs	$1,636,568	$9,712

Loss from operations	(1,636,568)	(9,712)
Interest income	196,808	—

Net loss	$(1,439,760)	$(9,712)

Weighted average shares outstanding, basic and diluted(1)	2,627,682	3,250,000

Basic and diluted net loss per share	$(0.55)	$(0.00)

(1)	This number excludes an aggregate of 7,597,044 shares subject to possible redemption at December 31, 2016, and an aggregate of 487,500 shares subject to forfeiture if the over-allotment option was not exercised in full by the underwriters at December 31, 2015.

The accompanying notes are an integral part of these financial statements.

FIN-4

KLR ENERGY ACQUISITION CORP.

STATEMENT OF CHANGE IN STOCKHOLDERS’ EQUITY

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class F
	Shares	Amount	Shares	Amount
Balance—September 21, 2015	—	$—	—	$—	$—	$—	$—

Issuance of common stock to Sponsor, net(1)	—	—	3,737,500	374	24,626	—	25,000
Net loss	—	—	—	—	—	(9,712)	(9,712)

Balance—December 31, 2015	—	$—	3,737,500	$374	$24,626	$(9,712)	$15,288

Forfeiture and retirement of common stock	—	—	(1,691,170)	(169)	169	—	—
Sale of units in initial public offering, net of offering costs	8,185,320	819	—	—	79,278,224	—	79,279,043
Sale of private placement warrants to Sponsor and underwriter in private placement	—	—	—	—	6,306,629	—	6,306,629
Common stock subject to possible redemption	(7,597,044)	(760)	—	—	(79,160,438)	—	(79,161,198)
Net loss			—	—		(1,439,760)	(1,439,760)

Balance—December 31, 2016	588,276	59	2,046,330	$205	$6,449,210	$(1,449,472)	$5,000,002

(1)	This number includes an aggregate of 253,670 shares forfeited upon consummation of the partial exercise of over-allotment option by the underwriters on March 21, 2016, and an aggregate of 862,500 and 575,000 shares forfeited at no cost in February and March 2016, respectively (Note 6).

The accompanying notes are an integral part of these financial statements.

FIN-5

KLR ENERGY ACQUISITION CORP

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2016	For the Period From September 21, 2015 (Inception) to December 31, 2015
Cash Flows from Operating Activities
Net loss	$(1,439,760)	$(9,712)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by related party	—	522
Interest earned on cash and marketable securities held in Trust Account	(196,808)	—
Changes in operating assets and liabilities:
Prepaid expenses	(24,416)	—
Accounts payable and accrued expenses	1,085,844	8,643
Accounts payable—related party	(20,522)	—

Net cash used in operating activities	(595,662)	(547)

Cash Flows from Investing Activities
Principal deposited in trust account	(85,127,329)	—

Net cash used in investing activities	(85,127,329)	—

Cash Flows from Financing Activities
Proceeds received from note payable to related party	100,000	175,000
Proceeds from issuance of common stocks to Sponsor	—	25,000
Payment of deferred offering costs	—	(93,500)
Proceeds from initial public offering, net of offering costs	79,438,873	—
Proceeds from private placement	6,306,629	—

Net cash provided by financing activities	85,845,502	106,500

Net increase in cash and cash equivalents	122,511	105,953
Cash and cash equivalents—beginning of the period	105,953	—

Cash and cash equivalents—ending of the period	$228,464	$105,953

Supplemental disclosure of noncash investing and financing activities:
Payment of deferred offering costs made by Sponsor and included in accounts payable to related party	$—	$20,000
Reclassification of deferred offering costs to equity	$113,500	$—
Initial value of Class A common stock subject to possible redemption	$78,646,412	$—
Change in value of Class A common stock subject to possible redemption	$514,786	$—
Deferred underwriting commissions	$46,330	$—

The accompanying notes are an integral part of these financial statements.

FIN-6

Note 1—Organization, Plan of Business Operations

KLR Energy Acquisition Corp. (the “Company” or “KLRE”) was incorporated in Delaware on September 21, 2015 as a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company’s efforts to identify a prospective target business are not limited to a particular industry or geographic region.

All activity through December 31, 2016 relates to the Company’s formation, the Initial Public Offering (“Initial Public Offering”) and, since the closing of the Initial Public Offering, a search for a Business Combination candidate described below. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The registration statement for the Company’s Initial Public Offering was declared effective on March 10, 2016. The Company consummated the Initial Public Offering of 8,000,000 units (“Units”) at $10.00 per unit on March 16, 2016, generating gross proceeds of $80.0 million and incurred offering costs of approximately $2.6 million, inclusive of $2 million of underwriting commissions (Note 4).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 8,310,000 warrants (“Private Placement Warrants”) at a price of $0.75 per Private Placement Warrant, of which 7,776,667 Private Placement Warrants were sold to KLR Energy Sponsor LLC (the “Sponsor”), and 533,333 Private Placement Warrants were sold to EarlyBirdCapital, Inc. (“EBC”), the representative of the underwriters in the Initial Public Offering, and its designees, generating gross proceeds of approximately $6.2 million (Note 5).

On March 21, 2016, the Company consummated the closing of the sale of 185,320 additional Units upon receiving notice of EBC’s election to partially exercise its over-allotment option (“Over-Allotment Units”), generating additional gross proceeds of approximately $1.85 million. Simultaneously with the exercise of the over-allotment, the Company consummated the Private Placement of an additional 98,838 Private Placement Warrants, among which 86,483 Private Placement Warrants were purchased by the Sponsor and 12,355 Private Placement Warrants were purchased by EBC and its designees, generating gross proceeds of approximately $74,000. Underwriting commission of approximately $46,000 were deferred until the completion of the Company’s initial Business Combination.

An aggregate of approximately $85.1 million ($10.40 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering, the Over-Allotment Units, and the Private Placement Warrants was placed in a United States-based trust account (“Trust Account”) at J.P. Morgan Chase Bank maintained by Continental Stock Transfer & Trust Company, acting as trustee, and is invested in U.S. government treasury bills, until the earlier of (i) the consummation of the Business Combination or (ii) the Company’s failure to consummate a Business Combination by September 16, 2017. One of the Company’s officers has agreed to be personally liable if the Company liquidates the Trust Account prior to the consummation of a Business Combination or upon mandatory liquidation to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. However, such officer may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective merger or acquisition candidates and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company for any amounts that are necessary to pay the Company’s income tax obligations.

At December 31, 2016, the Company has approximately $228,000 in cash held outside of the Trust Account. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

FIN-7

Pursuant to the NASDAQ Capital Markets listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the Trust Account at the time of the execution of a definitive agreement for such Business Combination, although this may entail simultaneous mergers with, or acquisitions of, several target businesses. The fair market value of the target will be determined by the Company’s board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). The target business or businesses that the Company merges with or acquires may have a collective fair market value substantially in excess of 80% of the Trust Account balance. In order to consummate such a Business Combination, the Company may issue a significant amount of its debt or equity securities to the sellers of such business and/or seek to raise additional funds through a private offering of debt or equity securities. If the Company’s securities are not listed on NASDAQ, the Company would not be required to satisfy the 80% requirement. However, the Company intends to satisfy the 80% requirement even if the Company’s securities are not listed on NASDAQ at the time of the initial Business Combination.

The Company will provide the public stockholders, who are the holders of the shares of Class A common stock which were sold as part of the Units in the Initial Public Offering, whether they were purchased in the Initial Public Offering or in the aftermarket (“Public Shares”), including the Company’s stockholders prior to the Initial Public Offering (including the Sponsor) (the “Initial Stockholders”) to the extent that they purchase such Public Shares (“Public Stockholders”), with an opportunity to redeem all or a portion of their Public Shares, irrespective of whether they vote for or against the proposed transaction or if the Company conducts a tender offer, upon the completion of the initial Business Combination either (1) in connection with a stockholder meeting called to approve the Business Combination, or (ii) by means of a tender offer, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (net of income taxes payable) divided by the number of then outstanding shares of Class A common stock. As of December 31, 2016, the Company had approximately $85.3 million in the Trust Account, and the conversion amount per share in any subsequent business combination or liquidation would have been approximately $10.42 per public share. In such case, the Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,002 upon such consummation of a Business Combination and, in the case of a stockholder vote, a majority of the outstanding shares voted are voted in favor of the Business Combination. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require it to seek stockholder approval by law or pursuant to a stock exchange listing requirement. If a stockholder vote is not required and the Company decides not to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation, (i) conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act (as defined below), which regulate issuer tender offers, and (ii) file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”) prior to completing the initial Business Combination which contain substantially the same financial and other information about the initial Business Combination and the redemption rights as is required under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which regulates the solicitation of proxies. If, however, stockholder approval of a transaction is required by law or stock exchange listing requirement, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules, and file materials with the SEC. If the Company is required, or otherwise decides, to seek stockholder approval, the Company will complete the initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination.

The Initial Stockholders have agreed to vote their Founder Shares (as described in Note 7) and any Public Shares purchased during or after the Initial Public Offering in favor of the initial Business Combination, and the Company’s executive officers and directors have also agreed to vote any Public Shares purchased during or after the Initial Public Offering in favor of the initial Business Combination. In addition, the Initial Stockholders and

FIN-8

executive officers have entered into letter agreements, pursuant to which they agree to waive their redemption rights with respect to the Founder Shares and Public Shares in connection with the completion of the initial Business Combination.

If the Company has not completed a Business Combination by September 16, 2017, the automatic liquidation of the Trust Account and the voluntary liquidation of the Company will be triggered. In such event, holders of Public Shares will share ratably in the Trust Account, including any interest not previously released to the Company, and any net assets remaining available for distribution to them after payment of liabilities. The Initial Stockholders and executive officers have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete the initial Business Combination within the prescribed time frame. However, if the Initial Stockholders (or any of the Company’s executive officers, directors or affiliates) acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares in the event the Company does not complete the initial Business Combination within such applicable time period.

On March 28, 2016, the Company announced that the holders of the Company’s Units may elect to separately trade the shares of Class A Common Stock and warrants included in the Units commencing on or about March 29, 2016. Those Units not separated continue to trade on the NASDAQ Capital Market under the symbol “KLREU,” and each of the shares and warrants trade separately on the NASDAQ Capital Market under the symbols “KLRE” and “KLREW,” respectively. Holders of Units need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the holders’ Units into shares and warrants.

On December 20, 2016, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Tema Oil and Gas Company (“Tema”), pursuant to which the Company will acquire a portion of the equity of Rosehill Operating Company, LLC (“Rosehill Operating”), a wholly-owned subsidiary of Tema (“Proposed Business Combination”). See Note 9.

Note 2—Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of December 31, 2016, the Company had approximately $228,000 in cash and cash equivalents held outside Trust Account, approximately $197,000 in interest income available from the Company’s investments in the Trust Account to pay its income tax obligations, and a working capital deficit of approximately $842,000. In October 2016, the Sponsor provided a commitment to loan the Company up to an additional of $100,000 for working capital purpose. The Company has not borrowed any amount under this commitment as of December 31, 2016. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company’s plans to raise capital or to consummate the initial Business Combination may not be successful. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Based on the foregoing, the Company may have insufficient funds available to operate its business through the earlier of consummation of a Business Combination or September 16, 2017. Following the initial Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations. The Company cannot be certain that additional funding will be available on acceptable terms, or at all.

FIN-9

The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3—Significant Accounting Policies

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Marketable Securities Held in Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds of the Initial Public Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. At December 31, 2016, cash and cash equivalents held in the Trust Account consisted of approximately $85.3 million in United States Treasury Bills and approximately $10 in cash. At December 31, 2016, there was approximately $197,000 of interest income held in the Trust Account available to be released to the Company to pay its income tax obligations.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that is

FIN-10

considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2016, the Class A common stock that is subject to possible redemption at the redemption value is presented as temporary equity, outside of the stockholders’ equity section of the Company’s Balance Sheet.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is subject to income tax examinations by various taxing authorities since its inception. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of December 31, 2016 and 2015. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2016, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures”, approximates the carrying amounts represented in the accompanying Balance Sheet, primarily due to their short-term nature.

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Offering Costs

Offering costs consist principally of legal, underwriting commissions and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to approximately $2.6 million were charged to shareholders’ equity upon completion of the Initial Public Offering, including $2 million of underwriting commissions paid upon closing of the Initial Public Offering and approximately $46,000 of underwriting commissions related to the consummation of the Over-Allotment Units deferred until the completion of the Company’s initial Business Combination and recorded as a liability in the accompanying Balance Sheet.

Net Loss per Share

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. An aggregate of 7,597,044 shares of Class A common stock subject to possible redemption at December 31, 2016 and an aggregate of 487,500 shares subject to forfeiture if the over-allotment option was not exercised in full by the underwriters at December 31, 2015, have been excluded from the calculation of basic loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of the warrants sold in the Public Offering (including the consummation of the over-allotment) and Private Placement to purchase 16,594,158 shares of the Company’s Class A common stock in the calculation of diluted loss per share, since the exercise of the warrants is contingent on the occurrence of future events.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. The Company has adopt the methodologies prescribed by ASU 2014-15 the adoption of ASU 2014-15 had no material effect on its financial position or results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 4—Initial Public Offering

In March 2016, the Company consummated the Initial Public Offering of 8,185,320 Units (including the Over-Allotment Units) at $10.00 per Unit, generating gross proceeds of approximately $81.9 million. Offering costs associated with the Initial Public Offering were approximately $2.6 million, inclusive of $2 million of underwriting commissions paid upon closing of the Initial Public Offering and approximately $46,000 of underwriting commissions deferred until the completion of the initial Business Combination. Each Unit consists of one share of the Company’s Class A common stock and one warrant to receive one share of Class A common stock at a price of $11.50 per share, subject to adjustment (“Warrants”). The Warrants will become exercisable on the later of (i) 30 days after the completion of the initial Business Combination and (ii) March 16, 2017, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Warrants, in whole and not in part, at a price of $0.01 per Warrant upon 30 days’ notice (“30-day redemption period”), only in the event that the last sale price of the Class A common

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stock equals or exceeds $21.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of redemption is given, provided there is an effective registration statement with respect to the shares of common stock underlying such Warrants and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. If the Company calls the Warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the management will consider, among other factors, the Company’s cash position, the number of Warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the Warrants.

There will be no redemption rights or liquidating distributions with respect to the Warrants, which will expire worthless if the Company fails to complete the initial Business Combination by September 16, 2017.

Note 5—Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 8,310,000 Private Placement Warrants at a price of $0.75 per Private Placement Warrant, of which 7,776,667 Private Placement Warrants were sold to the Sponsor, and 533,333 Private Placement Warrants were sold to EBC and its designees, generating gross proceeds of approximately $6.2 million. Following the exercise of the over-allotment, the Company consummated the Private Placement of an additional 98,838 Private Placement Warrants, among which 86,483 Private Placement Warrants were purchased by the Sponsor and 12,355 Private Placement Warrants were purchased by EBC and its designees, generating gross proceeds of approximately $74,000.

The Placement Warrants are similar to the warrants sold in the Initial Public Offering, except that if held by the original holders or their permitted assigns, they (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption and (iii) subject to certain limited exceptions, will be subject to transfer restrictions until 30 days following the consummation of the Company’s initial Business Combination. EBC has agreed that EBC (and its designees) will not be permitted to exercise any Private Placement Warrants after the five-year anniversary of the effective date of the Registration Statement. If the Private Placement Warrants are held by holders other than its initial holders, the Private Placement Warrants will be redeemable by the Company and exercisable by holders on the same basis as the warrants sold in the Initial Public Offering.

The proceeds from the private placement of the Private Placement Warrants were added to the net proceeds of the Initial Public Offering and placed in the Trust Account. If the Company fails to consummate the initial Business Combination by September 16, 2017, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares, and the Private Placement Warrants will expire worthless.

Note 6—Related Party Transactions

Initial Shares

In connection with the organization of the Company, a total of 4,312,500 shares of Class F common stock were sold to the Sponsor at a price of approximately $0.006 per share for an aggregate of $25,000 (‘‘Founder Shares’’). In December 2015, February and March 2016, the Sponsor and the Company’s officers returned an aggregate of 862,500, and 575,000 Founder Shares, respectively, at no cost. Also in March 2016, the Sponsor forfeited an aggregate of 253,670 Founder Shares at no cost upon receiving the underwriters’ notice of only a partial exercise of their over-allotment option. All of the Founder Shares forfeited were canceled by the Company.

Subject to certain limited exceptions, 50% of the Founder Shares will not be transferred, assigned, sold until the earlier of: (i) one year after the date of the consummation of the initial Business Combination or (ii) the date

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on which the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing 150 days after the initial Business Combination, and the remaining 50% of the Founder Shares will not be transferred, assigned, sold until six months after the date of the consummation of the initial Business Combination, or earlier, in either case, if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of shareholders having the right to exchange their common stock for cash, securities or other property.

Note Payable—Related Party

As of December 31, 2016, the Sponsor has loaned to the Company an aggregate of $275,000 to cover expenses related to the Company’s formation and the Initial Public Offering. This note, as amended on February 29, 2016, is payable without interest on the consummation of the initial Business Combination and convertible, at the lender’s discretion, into additional Private Placement Warrants at $0.75 per Warrant.

In October 2016, the Sponsor provided a commitment to loan the Company up to an additional of $100,000 for working capital purpose. The Company has not borrowed any amount under this commitment as of December 31, 2016.

Other General and Administrative Services

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf, including but not limited to identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, executive officers, directors or affiliates and determines which expenses and the amount of expenses that may be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on the Company’s behalf, provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account, such expenses may not be reimbursed by the Company unless the Company consummates an initial Business Combination. As of December 31, 2016, the total out-of-pocket expense incurred by KLR Group, LLC, an affiliate of the Sponsor, was approximately $215,000 and for directors and officers was approximately $81,000.

The Company also paid Ms. Thom, the Chief Financial Officer, an annual salary of $200,000 through December 31, 2016. Upon the consummation of the Business Combination, Ms. Thom will be eligible to receive a bonus equal to the amount of salary from January 2017 through the Business Combination date. In addition, the Company agreed to reimburse KLR Group, LLC for certain expenses incurred in connection with the employment of Mr. Hanna, the Company’s Chief Executive Officer, and Ms. Thom, including employment related taxes (paid in connection with Ms. Thom’s annual salary), parking, and health benefits, including 50% of each’s health insurance premiums. The total amount of expenses reimbursed as of December 31, 2016 was approximately $215,000.

Note 7—Commitments and Contingencies

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,200,000 additional Units to cover the over-allotment at the Initial Public Offering price less the underwriting discounts and commissions. On March 21, 2016, the Company consummated the closing of the sale of an additional of 185,320 Over-Allotment Units at $10.00 per Unit upon receiving notice of EBC’s election to partially exercise its over-allotment option. In addition, the underwriters were entitled to an underwriting discount of $2 million, paid in cash at the closing of the Initial Public Offering, plus an additional underwriting commission of approximately $46,000 in

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connection with the partial exercise of the over-allotment, deferred until the consummation of the Company’s initial Business Combination. No discounts or commissions will be paid on the sale of the Private Placement Warrants.

The Company has also engaged the underwriter as an advisor with the Company’s Business Combination to assist the Company in holding meetings with the shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining shareholder approval for the Business Combination, and assist the Company with the press releases and public filings in connection with the Business Combination. The Company will pay the underwriter a cash fee for such services upon the consummation of the initial Business Combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering and the partial exercise of over-allotment option (or approximately $2.9 million) (exclusive of any applicable finders’ fees which might become payable). Of such amount, the Company may allocate 1% of the gross proceeds of the Initial Public Offering to other firms that assist the Company with the initial Business Combination.

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of working capital loans) are entitled to registration rights pursuant to a registration rights agreement dated March 10, 2016. Notwithstanding the foregoing, EBC may not exercise its demand and “piggy-back” registration rights after five (5) and seven (7) years after March 10, 2016 and may not exercise its demand rights on more than one occasion. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

The Company did not register the shares of Class A common stock issuable upon exercise of the Warrants. However, the Company has agreed that as soon as practicable, but in no event later than 30 days after the closing of the initial Business Combination, the Company will use the best efforts to file with the SEC and have an effective registration statement covering the shares of common stock issuable upon exercise of the Warrants no later than 90 days after the closing of the Company’s initial Business Combination, and to maintain a current prospectus relating to those shares of common stock until the Warrants expire or are redeemed. Notwithstanding the forgoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Warrants included in the Units offered in the Initial Public Offering is not effective within 90 days following the consummation of the Company’s initial Business Combination, holders of Warrants may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of Class A common stock for the 10 trading days ending on the day prior to the date of exercise. If an exemption from registration is not available, holders will not be able to exercise their Warrants on a cashless basis.

Other Service Agreements

In September 2016, the Company entered into an agreement with a legal firm to assist the Company with the Proposed Business Combination. The vendor agreed to defer their fees until closing of the Proposed Business

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Combination. If such business combination is not successful, the vendor agreed to give a 30% discount to the Company. As of December 31, 2016, the discount on legal fees to be paid on the close of the acquisition were approximately $342,000. The discount is an unrecognized contingent liability, as closing of a potential business combination was not considered probable as of December 31, 2016.

Note 8—Stockholders’ Equity

Preferred stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2016, no preferred stock is issued or outstanding.

Common Stock

The Company is authorized to issue 41,000,000 shares of common stock, par value $0.0001 per share, including (i) 35,000,000 shares of Class A common stock, and (ii) 6,000,000 shares of Class F common stock.

Each share of Class F common stock is automatically convertible into its pro rata number of shares of Class A common stock on the business day following the closing of the initial Business Combination, determined as follows: each share of Class F common stock shall convert into such number of shares of Class A common stock that equals to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of shares of Class A common stock into which all of the issued and outstanding shares of Class F common stock shall be converted and the denominator of which shall be the total number of issued and outstanding shares of Class F common stock at the time of conversion.

In the case that additional shares of Class A common stock, or equity-linked securities convertible or exercisable for Class A common stock, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the Business Combination, the conversion ratio will be adjusted so that the number of shares of Class A common stock issuable upon conversion of all shares of Class F common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination or pursuant to Private Placement Warrants issued to Sponsor upon conversion of working capital loans, after taking into account any Class A common stock redeemed in connection with the Business Combination.

As of December 31, 2016, the Company has issued an aggregate of 8,185,320 shares of Class A common stock, inclusive of 7,597,044 shares of Class A common stock subject to possible redemption classified as temporary equity in the accompanying Balance Sheet, and 2,046,330 shares of Class F common stock.

Note 9—Proposed Business Combination

Business Combination Agreement

On December 20, 2016, the Company entered into the Business Combination Agreement with Tema, pursuant to which the Company will acquire a portion of the equity of Rosehill Operating, to which Tema will contribute and transfer certain assets and liabilities prior to closing of the Proposed Business Combination, for the aggregate consideration of:

(i) Initial cash payment of $35 million (“Cash Consideration”), and issuance of 29,807,692 shares of the newly created Class B common stock to Rosehill Operating (which cash and shares of Class B common stock will immediately be distributed by Rosehill Operating to Tema);

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(ii) The assumption by Rosehill Operating of $55 million in Tema indebtedness under its existing secured line of credit (“Tema Liabilities”); and

(iii) Additional contribution of the remaining cash proceeds of the Trust Account and in connection with the PIPE Investment (as defined below) in exchange for Rosehill Operating Series A preferred units and additional Rosehill warrants (as defined below).

In connection with the closing of the Proposed Business Combination, the Company will issue to Rosehill Operating 4,000,000 warrants exercisable for shares of KLRE’s Class A common stock in exchange for 4,000,000 warrants exercisable for Rosehill Operating’s Common Units, represent membership interest in Rosehill Operating (such class of warrants, the “Rosehill warrants”).

Additionally, the Sponsor and Tema’s parent, Rosemore, Inc. (“Rosemore”) have agreed to additional transfer restrictions, which include restrictions on the transfer of (i) 33% of their common stock through the first anniversary the closing date of the Proposed Business Combination and (ii) 67% of their common stock through the second anniversary of the closing date, provided that sales of common stock above $18.00 per share (or, in connection with underwritten offerings by the Sponsor and Tema and subject to certain conditions, at a price reasonably expected to equal or exceed $18.00 per share and in any case equal to or in excess of $16.00 per share) will be permitted between the first and second anniversaries of the closing date of the Proposed Business Combination.

Sponsor’s Agreement

In December 2016, the Sponsor entered in to the waiver agreement (“Waiver Agreement”) with the Company, pursuant to which the Sponsor agreed to cap (a) the number of shares of Class A common stock to be received by the Sponsor upon conversion of the shares of Class F common stock held by Sponsor in connection with the Proposed Business Combination at 4,250,000 shares of Class A common stock and (b) the number of warrants that the Sponsor will hold prior to the consummation of the Proposed Business Combination at 7,863,150 warrants.

On December 20, 2016, the Sponsor and Rosemore entered into a side letter (“Side Letter”), pursuant to which the parties agreed to backstop redemptions by the Company’s Public Stockholders in excess of 30% of the outstanding shares of Class A common stock by purchasing shares of Class A common stock or Series A preferred stock (Note 8) in an amount up to $20 million. In connection with the Business Combination, the Sponsor agreed to transfer (i) 734,704 shares of Class A common stock to certain investors in the PIPE Investment (see below) and (ii) 750,000 warrants to purchase Class A common stock to Rosemore, as consideration for entering to the Side Letter and the PIPE Investment.

Additionally, the Sponsor and Tema’s parent, Rosemore, Inc. (“Rosemore”) have agreed to additional transfer restrictions, which include restrictions on the transfer of (i) 33% of their common stock through the first anniversary the closing date of the Proposed Business Combination and (ii) 67% of their common stock through the second anniversary of the closing date, provided that sales of common stock above $18.00 per share (or, in connection with underwritten offerings by the Sponsor and Tema and subject to certain conditions, at a price reasonably expected to equal or exceed $18.00 per share and in any case equal to or in excess of $16.00 per share) will be permitted between the first and second anniversaries of the closing date of the Proposed Business Combination.

Proposed Changes to the Capital Structure

a—Proposed Increase Authorized Class A common stock

The Company is seeking shareholder approval to amend its charter to increase the authorized shares of the Company’s Class A common stock to 95,000,000 shares.

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b—Proposed 8.0% Series A Cumulative Perpetual Preferred stock

The Company intends to issue 75,000 shares of 8.0% Series A Cumulative Perpetual Preferred stock (the “Series A Preferred stock”) pursuant to the PIPE Investment (as defined below). Pursuant to the proposed certificate of designations (“Proposed Certificate of Designations”), holders of Series A Preferred stock will be entitled to receive, when, as and if declared by the Company’s board of directors, cumulative dividends, payable in cash, Class A common stock, or a combination thereof, at an annual rate of 8% on the $1,000 liquidation preference per share of the Series A Preferred stock, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on an agreed commencement date, to be determined upon closing of the Proposed Business Combination.

Each share of Series A Preferred stock has a liquidation preference of $1,000 per share and is convertible, at the holder’s option at any time, initially into 89.9565 shares of the Company’s Class A common stock (which is equivalent to an initial conversion price of approximately $11.50 per share of Class A common stock), subject to specified adjustments and limitations as set forth in the Proposed Certificate of Designations. Based on the initial conversion rate, 6,521,739 shares of the Company’s Class A common stock would be issuable upon conversion of all of the Series A Preferred stock.

At any time on or after the second anniversary of the closing date of the Proposed Business Combination, the Company may, at its option, give notice of the Company’s election to cause all outstanding shares of Series A Preferred stock to be automatically converted into shares of Class A common stock at the applicable conversion rate, if the closing sale price of the Company’s Class A common stock equals or exceeds 120% of the conversion price for at least 20 trading days in a period of 30 consecutive trading days. However, in any 30-day period, the Company may not convert a number of shares of Series A Preferred stock in excess of the number of shares of Series A Preferred stock which would convert into 15% of the number of shares of Class A common stock traded on NASDAQ in the preceding calendar month.

Except as required by law or the Certificate of Incorporation, which includes the Certificate of Designations, the holders of Series A Preferred stock have no voting rights (other than with respect to certain matters regarding the Series A Preferred stock or when dividends payable on the Series A Preferred stock have not been paid for an aggregate of six or more quarterly dividend periods, whether or not consecutive).

Upon the Company’s voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series A Preferred stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of Series A Preferred stock, plus an amount equal to accrued and unpaid dividends on the shares to but excluding the date fixed for liquidation, winding-up or dissolution, to be paid out of our assets legally available for distribution to the Company’s stockholders, after satisfaction of liabilities to its creditors and distributions to holders of shares of senior stock and before any payment or distribution is made to holders of junior stock (including Class A common stock).

c—Proposed Class B Common Stock

The Company’s proposed Class B common stock (“Class B common stock”) will be a newly issued class of common stock, with a par value of $0.0001 per share. Shares of Class B common stock may be issued only to Tema, their respective successors and assigns, as well as any permitted transferees of Tema. A holder of Class B common stock may transfer shares of Class B common stock to any transferee (other than KLRE) only if, and only to the extent permitted, such holder also simultaneously transfers an equal number of such holder’s Rosehill Operating Common Units to such transferee. Holders of the Class B common stock will vote together as a single class with holders of our Class A common stock on all matters properly submitted to a vote of the stockholders. In addition, the holders of Class B common stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of the Company’s proposed certificate that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B

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common stock. Holders of Class B common stock will not be entitled to any dividends from KLRE and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

Tema will generally have the right to cause Rosehill Operating to redeem all or a portion of its Rosehill Operating Common Units in exchange for shares of KLRE’s Class A common stock or, at Rosehill Operating’s option, an equivalent amount of cash; provided that we may, at KLRE’s option, effect a direct exchange of cash or Class A common stock for such Rosehill Operating Common Units in lieu of such a redemption. Upon the future redemption or exchange of Rosehill Operating Common Units held by Tema, a corresponding number of shares of Class B common stock will be cancelled. The Company will be required to maintain a one-to-one ratio between the number of outstanding shares of KLRE’s Class B common stock and the number of Rosehill Operating Common Units owned by Tema. This construct is intended to result in Tema having a voting interest in KLRE that is identical to Tema’s percentage economic interest in Rosehill Operating.

PIPE Investment

The Company intends to finance the consideration for the Proposed Business Combination through a combination of cash held in its Trust Account and the proceeds of the private placement of 75,000 shares of Series A preferred stock and 5,000,000 warrants exercisable for Class A common stock, to certain qualified institutional buyers and accredited investors (the “PIPE Investment”) for a gross proceed of $75 million, expected to close concurrently with the Proposed Business Combination. The warrants issued in connection with the PIPE Investment will have the same terms as the Warrants issued in the Initial Public Offering. The holders of Series A Preferred stock are entitled to 8.0% annual dividends, payable in cash or in-kind, and is convertible into shares of the Company’s Class A Common Stock based on a conversion price of $11.50 per share. The proceeds of the PIPE Investment will be used to fund the cash portion of the consideration required to effect the Proposed Business Combination and for general corporate purposes, including to finance development and potential acquisition activities following completion of the Proposed Business Combination.

The PIPE Investment is contingent upon stockholder approval of the Business Combination proposal, the NASDAQ proposal and consummation of the Proposed Business Combination. The issuance of securities convertible into or exercisable or exchangeable for Class A common stock, in an amount that is 20% or more of our outstanding Class A common stock in connection with the Business Combination Agreement and the PIPE Investment requires stockholder approval of the NASDAQ Proposal.

In October 2016, the Company entered into an agreement with a placement agent and KLR Group, LLC (“KLR Group”) in connection with the PIPE Investment. As compensation for the services, the Company agreed to pay the placement agents and KLR Group a cash fee equals to 5.5% of the aggregate gross proceeds of the PIPE Investment (or $4.125 million). Such fee will be split 50-50 among the placement agent and KLR Group. The PIPE Investment would be terminated if the closing of the Proposed Business Combination was not successful.

Tax Receivable Agreement

Prior to or at the closing of the Proposed Business Combination, the Company will enter into a Tax Receivable Agreement with Tema (the “Tax Receivable Agreement”). The Tax Receivable Agreement will generally provide for the payment by the Company to Tema of 90% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the closing of the Proposed Business Combination as a result of (i) any tax basis increases in the assets of Rosehill Operating resulting from the distribution to Tema of the Cash Consideration, the shares of Class B common stock and the Tema warrants and the deemed distribution to Tema attributable to Rosehill Operating’s assumption of the Tema Liabilities in connection with the business combination, (ii) the tax basis increases in the assets of Rosehill Operating resulting from the redemption by Rosehill Operating or the

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exchange by the Company, as applicable, of Rosehill Operating Common Units for Class A common stock or cash, as applicable, and (iii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, payments it makes under the Tax Receivable Agreement. The Company will retain the benefit of the remaining 10% of these cash savings.

Conditions to Consummation of the Business Combination

Consummation of the transactions contemplated by the Business Combination Agreement is subject to certain closing conditions, including, among others, (i) the requisite KLRE’s stockholder approval; (ii) the absence of governmental restraints or prohibitions preventing the consummation of the Business Combination; (iii) the completion by KLRE of a process pursuant to which the Public Stockholders are given an opportunity to redeem their shares of Class A Common Stock; (iv) approvals under relevant U.S. and foreign competition and antitrust laws; (v) the accuracy of certain representations and warranties of the parties; (v) performance by each of the parties of their obligations under the Business Combination Agreement; (vi) the consummation of the transactions contemplated by the contribution agreement pursuant to which Tema will contribute certain assets and liabilities to Rosehill Operating; (vii) consummation of the PIPE Investment and any replacement debt financing; (viii) the approval for listing on NASDAQ of newly issued Class B common stock to be issued in connection with the Business Combination and (ix) that KLRE have available cash in an amount not less than $92 million.

Termination

The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination (whether before or after the required KLRE stockholder vote has been obtained) by mutual written consent of KLRE and Tema and in certain other limited circumstances, including if the Proposed Business Combination has not been consummated by May 31, 2017.

Note 10—Income Taxes

The Company’s net deferred tax assets are as follows:

	As of December 31,
	2016	2015
Deferred tax assets:
Net operating loss carryovers	$133,545	$3,302
Other	50,569	—

Total deferred tax assets	184,114	3,302
Valuation allowance	(184,114)	(3,302)

Deferred tax assets, net of allowance	$—	$—

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The income tax provision (benefit) consists of the following:

	For the Year Ended December 31, 2016	For the Period From September 21, 2015 (Inception) to December 31, 2015
Federal
Current	$—	$—
Deferred	(180,812)	(3,302)
State and Local
Current	—	—
Deferred	—	—
Change in Valuation allowance	180,812	3,302

Income tax provision (benefit)	$—	$—

As of December 31, 2016, the Company had U.S. federal and state net operating loss carryovers (“NOLs”) of approximately $393,000 available to offset future taxable income. These NOLs expire beginning in 2035. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s NOLs may be subject to an annual limitation in the event of a change of control as defined under the regulations.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2016, the change in the valuation allowance was approximately $181,000.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	For the Year Ended December 31, 2016	For the Period From September 21, 2015 (Inception) to December 31, 2015
Statutory federal income tax rate	(34.0)%	(34.0)%
State and local taxes, net of federal benefit	0.0%	0.0%
Merger and acquisition cost	21.0%	0.0%
Other	0.5%	0.0%
Change in valuation allowance	12.6%	34.0%

Income tax provision (benefit)	(0.1)%	0.0%

Note 11—Subsequent Events

The Company evaluates events that have occurred after the balance sheet date through the date hereof, which these financial statements were issued.

FIN-21

Report of Independent Registered Public Accounting Firm

Board of Directors

Tema Oil and Gas Company

Houston, Texas

We have audited the accompanying carve-out balance sheets of the assets and liabilities of the business to be contributed by Tema Oil and Gas Company (“Tema”) to Rosehill Operating Company, LLC (the “Contributed Assets”) as of December 31, 2016 and 2015 and the related carve-out statements of operations, changes in parent net investment and cash flows for each of the three years in the period ended December 31, 2016. These carve-out financial statements are the responsibility of management of the Contributed Assets. Our responsibility is to express an opinion on these carve-out financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out financial statements are free of material misstatement. The Contributed Assets are not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control over financial reporting of the Contributed Assets. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the carve-out financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the carve-out financial statements referred to above present fairly, in all material respects, the financial position of the Contributed Assets at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Contributed Assets are a group of related assets and liabilities owned by Tema, including oil and natural gas properties in the Delaware Basin and Barnett Shale and certain related assets and liabilities. The carve-out financial statements reflect the assets, liabilities, revenues and expenses directly attributable to the Contributed Assets, as well as allocations deemed reasonable by management, to present the financial position, results of operations, changes in parent net investment, and cash flows of the Contributed Assets on a stand-alone basis and do not necessarily reflect the financial position, results of operations, changes in parent net investment, and cash flows of the Contributed Assets in the future or what they would have been had the Contributed Assets been a separate, standalone entity during the periods presented.

/s/ BDO USA, LLP

Houston, TX

March 6, 2017

FIN-22

ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

BALANCE SHEETS

	As of December 31,
	2016	2015
(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$8,434	$27,734
Accounts receivable	1,928	2,102
Accounts receivable, related party	4,837	1,274
Inventory	280	494
Derivative assets	247	1,533
Prepaid and other current assets	617	559

Total current assets	16,343	33,696
Property and Equipment
Oil and natural gas properties (successful efforts method of accounting), net	122,267	121,621
Other property and equipment, net	1,106	1,252

Total property and equipment, net	123,373	122,873
Other assets, net	110	334

Total Assets	$139,826	$156,903

LIABILITIES AND PARENT NET INVESTMENT
Current Liabilities
Accounts payable	$4,658	$5,084
Accounts payable, related parties	612	528
Accrued liabilities and other	7,205	3,403
Derivative liabilities	1,856	120
Current portion, capital lease obligation	30	30
Current portion, long term debt	—	20,000

Total current liabilities	14,361	29,165
Noncurrent Liabilities
Long term debt, net of current portion	55,000	45,000
Capital lease obligation, net of current portion	65	94
Asset retirement obligations	5,180	3,667

Total liabilities	74,606	77,926
Commitments and contingencies (Note 13)
Parent Net Investment	65,220	78,977

Total Liabilities and Parent Net Investment	$139,826	$156,903

The accompanying notes are an integral part of these financial statements.

FIN-23

ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2016	2015	2014
(In thousands)
Revenues
Oil sales	$24,807	$20,601	$28,444
Natural gas sales	5,304	4,909	7,445
Natural gas liquids sales	4,534	3,977	7,674
Gain (loss) on commodity derivatives, net	(4,169)	3,735	2,404

Total revenues	30,476	33,222	45,967
Operating expenses
Lease operating expenses	4,800	4,582	6,103
Production taxes	1,541	1,311	1,861
Gathering and transportation	2,398	2,094	2,462
Depreciation, depletion and amortization	24,789	23,244	15,842
Accretion expense	176	120	125
Impairment of oil and natural gas properties	—	8,131	27,595
Exploration costs	794	960	960
General and administrative expenses	9,000	4,234	5,151
Gain on sale of oil and natural gas properties	—	—	(6)
(Gain) loss on sale of other assets	(50)	18	(26)

Total operating expenses	43,448	44,694	60,067

Operating loss	(12,972)	(11,472)	(14,100)
Other income (expense)
Interest expense, net	(1,822)	(3,247)	(5,469)
Other income (expense), net	(247)	7	316

Total other expense	(2,069)	(3,240)	(5,153)

Loss before income taxes	(15,041)	(14,712)	(19,253)
Income tax expense	148	108	—

Net loss	$(15,189)	$(14,820)	$(19,253)

The accompanying notes are an integral part of these financial statements.

FIN-24

ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

STATEMENTS OF CHANGES IN PARENT NET INVESTMENT

Parent Net Investment
(In thousands)
Balances at December 31, 2013	76,905
Net loss	(19,253)
Net distribution to Parent	(1,474)

Balances at December 31, 2014	56,178
Net loss	(14,820)
Contribution from Parent in exchange for note payable	11,750
Net investment from Parent	25,869

Balances at December 31, 2015	78,977
Net loss	(15,189)
Net investment from Parent	1,432

Balances at December 31, 2016	$65,220

The accompanying notes are an integral part of these financial statements.

FIN-25

ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2016	2015	2014
(In thousands)
Cash flows from operating activities
Net loss	$(15,189)	$(14,820)	$(19,253)
Adjustments to reconcile net loss to net cash provided by operating activities:
Accretion expense	176	120	125
Depreciation, depletion, and amortization	24,789	23,244	15,842
Impairment of oil and natural gas properties	—	8,131	27,595
Gain on sale of oil and natural gas properties	—	—	(6)
(Gain) loss on sale of other assets	(50)	18	(26)
(Gain) loss on derivative instruments	4,630	(1,893)	2,074
Gain on investments	—	—	(128)
Net cash received (paid) in settlement of derivative instruments	(1,608)	3,305	(1,140)
Amortization of debt issuance costs	113	98	66
Settlement of asset retirement obligations	(53)	(10)	(190)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable and net accounts receivable, related party	(3,305)	597	(182)
(Increase) decrease in inventory	214	(47)	(275)
(Increase) decrease in prepaid and other current assets	(58)	743	(1,019)
(Increase) decrease in other assets	111	(109)	(84)
Increase (decrease) in accounts payable and accrued liabilities and other	1,691	(1,133)	2,126

Net cash provided by operating activities	11,461	18,244	25,525

Cash flows from investing activities
Additions to oil and natural gas properties	(22,004)	(17,176)	(76,726)
Purchases of investments	—	—	(239)
Proceeds from sale of investments	—	—	24,586
Purchases of other property and equipment	(263)	(167)	(1,057)
Proceeds from sales of oil and natural gas properties and other property and equipment	103	350	44

Net cash used in investing activities	(22,164)	(16,993)	(53,392)

Cash flows from financing activities
Proceeds from long term debt	10,000	—	15,000
Payments on long term debt	(20,000)	(10,000)	—
Net investment from (distribution to) Parent	1,432	25,869	(1,474)
Proceeds from note payable, related party	—	1,750	10,000
Payments on capital lease obligation	(29)	(28)	(2)
Debt issuance costs	—	(72)	(67)

Net cash provided by (used in) financing activities	(8,597)	17,519	23,457

Net increase (decrease) in cash and cash equivalents	(19,300)	18,770	(4,410)
Cash and cash equivalents, beginning of year	27,734	8,964	13,374

Cash and cash equivalents, end of year	$8,434	$27,734	$8,964

Supplemental disclosures of non cash activity:
Non-cash investing activities:
Asset retirement obligations incurred and revisions in estimated costs, net	$1,641	$515	$226
Changes in accrued capital expenditures	$(1,434)	$1,090	$974
Non-cash financing activities:
Contribution from Parent in exchange for note payable	$—	$11,750	$—
Capital lease obligations	$—	$—	$94
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,794	$2,371	$2,039

The accompanying notes are an integral part of these financial statements.

FIN-26

ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

Note 1—Nature of Operations

Tema Oil and Gas Company (“Tema” or “Parent”) has identified certain oil and natural gas assets and related liabilities that will be contributed to Rosehill Operating Company, LLC (“Rosehill Operating”). Rosehill Operating is expected to incorporate as a Delaware limited liability company immediately prior to the completion of a Business Combination (as defined in Note 4—“Business Combination” below) with KLR Energy Acquisition Corp. (“KLRE”), a publicly traded special purpose acquisition company (“SPAC”). Tema is a wholly-owned subsidiary of Rosemore, Inc. (“Rosemore”).

The accompanying financial statements reflect the assets and liabilities of the business to be contributed to Rosehill Operating by the Parent (“Contributed Assets”). The Contributed Assets include all of the Parent’s oil and natural gas properties located in the Delaware and Barnett Basins and certain other assets, including equipment, contracts, rights-of-way, and related liabilities.

All drilling completed on the Contributed Assets during the periods presented in the accompanying financial statements occurred in the Delaware Basin, a sub-basin of the Permian Basin, in West Texas and New Mexico.

Note 2—Basis of Presentation

The accompanying financial statements have been prepared on a “carve-out” basis and are derived from the financial statements and accounting records of the Parent. The financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). These financial statements may not be indicative of the future performance of the Contributed Assets and do not necessarily reflect what the results of operations, financial position and cash flows would have been had the Contributed Assets been operated as an independent company during the periods presented.

The accompanying financial statements include direct expenses related to the Contributed Assets and expense allocations for certain functions of the Parent including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, insurance, utilities, and compensation. These expenses have been allocated on the basis of direct usage when identifiable, actual volumes and revenues, with the remainder allocated proportionately on a barrel of oil equivalent (“BOE”) basis. Management considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to or the benefit received by the Contributed Assets during the periods presented. The allocations may not, however, reflect the expenses that would have been incurred as an independent company for the periods presented. Actual costs that may have been incurred if the Contributed Assets had been a stand-alone entity would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. The allocations and related estimates and assumptions are described more fully in Note 12—“Transactions with Related Parties.”

Subsequent events have been evaluated through the issuance date of these financial statements. Any material subsequent events that occurred prior to such date have been properly recognized or disclosed in the accompanying financial statements.

Note 3—Summary of Significant Accounting Policies

Risks and Uncertainties

Revenue, profitability and future rate of growth related to the Contributed Assets are substantially dependent on prevailing prices for oil, natural gas, and natural gas liquids (“NGLs”). Historically, the energy

FIN-27

ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

markets have been very volatile, and there can be no assurance that commodity prices will not be subject to wide fluctuations in the future. A substantial or extended decline in commodity prices could have a material effect on the financial position, results of operations, cash flows, access to capital and on the quantities of oil, natural gas, and NGL reserves that can be economically produced from the Contributed Assets. It is possible for any of these effects to occur in the near term, given the recent volatility in commodity pricing.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities; disclosure of contingent assets and liabilities at the date of the financial statements; the reported amounts of revenues and expenses during the reporting periods; and the quantities and values of proved oil, natural gas and NGL reserves used in calculating depletion and assessing impairment of oil and natural gas properties. Actual results could differ significantly from these estimates. Significant estimates made by management include the quantities of proved oil, natural gas, and NGL reserves and the fair value of its commodity derivative positions.

While management believes these estimates are reasonable, changes in facts and assumptions of the discovery of new information may result in revised estimates. Actual results could differ from these estimates and it is at lease reasonably possible these estimates could be revised in the near term, and these revisions could be material.

Revenue Recognition

Substantially all of the oil, natural gas and NGLs are sold at market-based prices to a variety of purchasers. For operated properties, revenue from the production of oil, natural gas, and NGLs is recognized when the product is delivered to the customer and collectability is reasonable assured. For non-operated properties, revenue from the production of oil, natural gas, and NGLs is recognized under the sales method. Under the sales method, should excess sales exceed the share of estimated remaining recoverable reserves related to the Contributed Assets, a liability would be recorded. Differences between sales and entitled share of production are not material.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and short-term, highly liquid investments with maturities of three months or less when acquired and are stated at cost, which approximates fair value.

Concentration of Credit Risk

Financial instruments with potential credit risk consist principally of cash and cash equivalents, accounts receivable, commodity derivative financial instruments and debt. Cash and cash equivalent balances with major financial institutions, at times, may exceed federally insured limits; however, management believes there is no significant credit risk related to cash and cash equivalents.

As the operator of a property, full payment for costs associated with the property is made and reimbursement is sought from the other working interest partners in the property for their share of those costs. The joint interest partners consist primarily of independent oil and natural gas producers. If the oil and natural gas exploration and production industry in general was adversely affected, the ability to collect reimbursements from the joint interest partners could also be adversely affected.

FIN-28

ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

The purchasers of oil, natural gas and NGL production consist primarily of marketers, major oil and gas companies, and oil and gas pipeline companies. Credit evaluations on the purchasers of the production are performed and their financial condition is monitored on an ongoing basis.

The commodity derivative transactions related to the Contributed Assets are carried out in the over-the-counter market and some are subject to margin-deposit requirements. The use of commodity derivative transactions involves the risk that the counterparties will be unable to meet the financial terms of such transactions. The counterparties for all of the commodity derivative transactions have an “investment grade” credit rating. Credit ratings of hedging counterparties are monitored on an ongoing basis. Although the commodity derivative contracts were entered into with three counterparties to mitigate the exposure to any individual counterparty, if any of the counterparties were to default on its obligations under the commodity derivative contracts or seek bankruptcy protection, it could have a material adverse effect on the ability to fund planned activities related to the Contributed Assets and could result in a larger percentage of future production being subject to commodity price volatility. In addition, in poor economic environments and tight financial markets, the risk of a counterparty default is heightened and fewer counterparties may participate in commodity derivative transactions, which could result in greater concentration of the exposure to any one counterparty or a larger percentage of the future production being subject to commodity price changes.

Major Customers

Gateway Gathering and Marketing Company (“Gateway”, a wholly-owned subsidiary of Rosemore), ETC Field Services, LLC (“ETC”) and Enlink Midstream Services, LLC (“Enlink”) accounted for 70%, 17% and 10%, respectively, of total revenues related to the Contributed Assets for the year ended December 31, 2016. For the year ended December 31, 2015, Gateway, Sunoco Inc. (“Sunoco”), Enlink and Regency Energy Partners LP (“Regency”) accounted for 54%, 13%, 11% and 11%, respectively, of total revenues related to the Contributed Assets. For the year ended December 31, 2014, Enterprise Crude Pipeline, LLC, Sunoco, Devon Gas Services, LP and Regency accounted for 33%, 32%, 18% and 11%, respectively, of total revenues related to the Contributed Assets. If any significant customers are lost, such loss could adversely affect revenue derived from the oil and natural gas properties related to the Contributed Assets.

At December 31, 2016, Gateway and ETC accounted for 78% and 14% of accounts receivable, including related party amounts, respectively. At December 31, 2015, Gateway and Enlink accounted for 69% and 21% of accounts receivable, including related party amounts, respectively.

Any concentration of customers may impact overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions impacting the oil and natural gas industry.

Accounts Receivable

Accounts receivable are accounted for at the contractual amounts less allowance for doubtful accounts. Provisions for losses on accounts receivable are established if it is determined that collection of all or a part of an outstanding balance is not probable. Collectability is reviewed regularly and an allowance is established or adjusted, as necessary, using the specific identification method. There was no allowance for doubtful accounts as of December 31, 2016 and 2015.

Inventory

Inventories related to the Contributed Assets primarily consist of tubular goods and well equipment held for use in oil and natural gas operations. Inventories are carried at the lower of cost or market.

FIN-29

ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

Derivative Financial Instruments

Commodity derivative instruments are recorded on the balance sheet at fair value as either an asset or a liability with changes in fair value recognized currently in earnings. While commodity derivative instruments are utilized to manage the price risk attributable to expected oil and natural gas production, commodity derivative instruments are not designated as accounting hedges under the accounting guidance. The related cash flow impact of the commodity derivative activities is reflected as cash flows from operating activities unless they are determined to have a significant financing element at inception, in which case they are classified within financing activities.

In order to manage the interest rate risk associated with long term debt, an interest rate swap agreement was entered into in 2012. Hedge accounting was not applied to the interest rate derivative contract; therefore, changes in fair value are recorded in earnings through interest expense. Cash settlements related to current interest rate swap contracts are reflected as cash flows from operating activities unless they are determined to have a significant financing element at inception, in which case they are classified within financing activities.

Oil and Natural Gas Properties

Oil and natural gas properties are accounted for under the successful efforts method of accounting. Under the successful efforts method, costs to acquire interests in oil and natural gas properties, property acquisitions, successful exploratory costs, development costs, and support equipment and facilities are capitalized when incurred. Exploration costs, including personnel and other internal costs, geological and geophysical expenses, delay rentals for natural gas and oil leases, costs associated with unsuccessful lease acquisitions and carrying and retaining unproved properties, and exploratory dry hole drilling costs are charged to expense as incurred. Costs of drilling exploratory wells are initially capitalized, but are charged to expense if the well is determined to be unsuccessful. In order for exploratory well costs to be capitalized, a sufficient quantity of reserves must be discovered to justify its completion as a producing well and that sufficient progress must be made in assessing the well’s economic and operating feasibility. If both of these requirements are not met, the costs are expensed. There were no exploratory well costs pending determination of proved reserves at December 31, 2016 or 2015, nor any unsuccessful exploratory dry hole costs during the years ended December 31, 2016, 2015 or 2014.

The costs of unproved leaseholds and mineral interests are capitalized as unproved properties pending the results of exploration and leasing efforts, at which time the costs are transferred to proved oil and natural gas properties if those efforts are deemed successful.

The cost of normal maintenance and repairs is charged to expense as incurred. Material expenditures that increase the life of an asset are capitalized and depreciated over the shorter of the estimated remaining useful life of the asset or the term of the lease, if applicable.

Acquisition costs and development costs of proved oil and natural gas properties, including estimated dismantlement, restoration and abandonment costs, are depreciated and depleted on a field-by-field basis by the units-of-production method using proved reserves and proved developed reserves, respectively. Depreciation, depletion and amortization (“DD&A”) expense related to oil and natural gas properties was $24.4 million, $22.8 million and $15.4 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Net carrying values of retired, sold or abandoned properties that constitute less than a complete unit of depreciable property are charged or credited, net of proceeds, to accumulated DD&A, unless doing so significantly affects the units-of-production amortization rate, in which case a gain or loss is recognized in income. As such, gain or loss, if any, is recognized only when a group of proved properties (entire field) that constitute an amortization base has been retired, sold or abandoned.

FIN-30

ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

Other Property and Equipment

Other property and equipment, including office furniture, computer hardware and software, equipment and buildings, is recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Buildings are depreciated on a straight-line basis over five years. Compression equipment is depreciated on a straight-line basis over 15 years. Certain other property and equipment are depreciated on a straight-line basis over three to seven years. Depreciation and amortization expense was $0.4 million for each of the years ended December 31, 2016, 2015 and 2014.

Impairment of Long-Lived Assets

Long-lived assets are reviewed each reporting period for possible impairment, or whenever changes in circumstances indicate that the carrying amount of assets may not be fully recoverable. Possible indicators of impairment include lower expected future oil and natural gas prices, actual or expected future development or operating costs significantly higher than previously anticipated, significant downward oil and natural gas reserve revisions, or when changes in other circumstances indicate the carrying amount of an asset may not be recoverable. An impairment loss is recognized for proved properties when the estimated undiscounted future cash flows expected to result from the long-lived asset are less than its carrying amount. The undiscounted future cash flows of the long-lived assets are estimated to assess the recoverability of carrying amounts, and such cash flows are determined on the basis of reasonable and documented assumptions that represent the best estimate of the future economic conditions during the remaining useful life of the asset. If the carrying amount exceeds the estimated undiscounted future cash flows, the carrying amount of the long-lived asset will be written down to its fair value.

Unproved leasehold costs are assessed for impairment at the end of each reporting period and transferred to proved oil and natural gas properties to the extent they are associated with successful exploration activities. Significant unevaluated leasehold costs are individually assessed for impairment based on current exploration plans, and any impairment is charged to expense.

Asset Retirement Obligations

If a reasonable estimate of the fair value of an obligation to perform site reclamation, dismantle facilities or plug and abandon wells can be made, a liability (asset retirement obligation or “ARO”) is recorded on the balance sheet and the present value of the asset retirement cost (“ARC”) is capitalized in oil and natural gas properties in the period in which the ARO is incurred. Settlements include payments made to satisfy the AROs. Transfers of AROs to purchasers of divested properties are recorded as part of the gain or loss on sale.

In general, the amount of the initial ARO and ARC will equal the estimated future costs to satisfy the abandonment obligation assuming normal operation of the assets, using current prices that are escalated by an estimated inflation factor up to the estimated settlement date, which is then discounted back to the date that the abandonment obligation was incurred using the appropriate credit adjusted risk-free rate. After recording these amounts, ARO is accreted to its future estimated value and the original ARC is depreciated on a units-of-production basis with the related asset.

Capitalized Interest

Significant oil and natural gas investments in unproved properties and significant exploration and development projects that have not commenced production that are undergoing the construction of assets which

FIN-31

ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

have not commenced principle operations qualify for interest capitalization. For such significant projects, interest is capitalized as part of the historical cost of developing and constructing assets until the asset is ready for service. Capitalized interest is determined by multiplying the weighted-average borrowing cost on debt by the average amount of qualifying costs incurred. Once the qualifying asset is completed and placed in service, the associated capitalized interest is expensed through depreciation or impairment. No capitalized interest was recorded during the years ended December 31, 2016, 2015 or 2014, respectively, because the drilling of exploration and development wells generally lasts less than three months and the capitalized interest on these wells would be inconsequential.

Income Taxes

The Contributed Assets are owned by Tema which is treated as a partnership for U.S. federal income tax purposes and for purposes of certain state and local income taxes. For such purposes, Tema’s net taxable income and any related tax credits are passed through to the members of Tema and are included in the member’s tax returns, even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no provision has been made in the financial statements for such income taxes paid at the shareholder level.

Income tax expense on the Statements of Operations relate to the Texas franchise tax, at a statutory rate of 0.75% of taxable margin. Deferred tax assets and liabilities are recognized for future Texas franchise tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective Texas franchise tax bases. For each of the years ended December 31, 2016 and 2015, the Texas franchise tax expenses incurred was $0.1 million. For the year ended December 31, 2014, no Texas franchise tax expense was incurred.

The effects of uncertain tax positions are recognized in the financial statements if these positions meet a “more-likely-than-not” threshold. For those uncertain tax positions that are recognized in the financial statements, liabilities are established to reflect the portion of those positions it cannot conclude “more-likely-than-not” to be realized upon ultimate settlement. As of December 31, 2016 and 2015, no uncertain tax positions were recognized as liabilities in the financial statements.

Investments

The accompanying financial statements of the Contributed Assets includes short term investments consisting of mutual funds which were accounted for as marketable securities and recorded at fair value based on quoted market prices. Dividends received from these short term investments were $0.3 million during the year ended December 31, 2014, and were recorded in “Other income (expense), net” in the accompanying Statements of Operations. During the year ended December 31, 2014, proceeds of $24.6 million were received from the sale of the short term investments and a gain of $0.1 million was recorded in “Other income (expense), net” in the accompanying Statements of Operations.

Fair Value of Financial Instruments

The carrying values of the current financial instruments, which include cash and cash equivalents, accounts receivable, other assets, accounts payable, and accrued and other liabilities approximate their fair value as of December 31, 2016 and 2015 due to the short-term nature of those instruments. Refer to Note 7— “Fair Value Measurements” for a discussion on the fair values of the commodity derivatives and the Credit Agreement.

FIN-32

ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

Recently Issued Accounting Standards

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for fiscal years beginning after December 15, 2015, including interim periods therein, and is applied retrospectively. Early adoption is permitted for financial statements that have not been previously issued. In August 2015, ASU 2015-15, Presentation and Subsequent Measurement of Debt Issue Costs Associated with Line of Credit Arrangements, was subsequently issued to address the absence of authoritative guidance for debt issuance costs related to line-of-credit arrangements and states that an entity may continue to present debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. Given the debt issuance costs relate to the Credit Agreement, the current accounting and disclosure for such costs was not impacted.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which requires that inventory is measured at the lower of cost or net realizable value (“NRV”), with the latter defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. This ASU eliminates the need to determine market or replacement cost and evaluate whether it is above the ceiling at NRV or below the floor (NRV less a normal profit margin). The guidance in this ASU is effective prospectively for interim and annual periods beginning after December 15, 2016, with early adoption permitted. The adoption of this ASU is not expected to have a material impact on the financial statements.

In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of Effective Date, which defers the effective date of ASU 2014-09 by one year to be effective for annual reporting periods beginning after December 15, 2018 and the interim periods therein. ASU 2014-09, Revenue from Contracts with Customers, supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and industry-specific guidance in Subtopic 932-605, Extractive Activities—Oil and Gas—Revenue Recognition and requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled to in exchange for those goods or services. Subsequently, in April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing as further clarification on identifying performance obligations and the licensing implementation guidance. In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow—Scope Improvements and Practical Expedients, as clarifying guidance to improve the operability and understandability of the implementation guidance on principal versus agent considerations. In December 2016, the FASB further issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, to increase stakeholders’ awareness of the proposals and to expedite improvements to ASU 2014-09. The method of adoption and impact these standards will have on the financial statements and related disclosures is currently being evaluated.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 704): Balance Sheet Classification of Deferred Taxes, which eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and non-current in a classified balance sheet. Instead, companies are required to classify all deferred tax assets and liabilities as non-current. ASU 2015-17 is effective for interim and annual periods beginning after December 15, 2016. The adoption of this ASU is not expected to have a material impact on the financial statements given the pass-through nature of the Parent for tax purposes.

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ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The method of adoption and impact this standard will have on the financial statements and related disclosures is currently being evaluated.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments requiring the measurement of all expected credit losses for financial assets, which include trade receivables, held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The guidance in this ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted for interim and annual periods beginning after December 15, 2018. The method of adoption and impact this standard will have on the financial statements and related disclosures is currently being evaluated.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 320): Classification of Cash Receipts and Cash Payments, which addresses eight specific cash flow issues with the objective of reducing the existing diversity of presentation and classification in the statement of cash flows. The new standard applies to cash flows associated with debt payment or debt extinguishment costs, settlement of zero-coupon debt or other debt instruments with coupon rates that are insignificant in relation to effective interest rate of borrowing, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies, distributions received from equity method investees, beneficial interests in securitization transactions and separately identifiable cash flows and application of the predominance principle. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal periods. Early adoption is permitted, but only if all amendments are adopted in the same period. The impact this standard will have on the financial statements and related disclosures is currently being evaluated.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within these fiscal years. The impact this standard will have on the financial statements and related disclosures is currently being evaluated.

In February 2017, the FASB issued ASU 2017-05, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets, which clarifies the scope of Subtopic 610-20 and provides further guidance for partial sales of nonfinancial assets. Subtopic 610-20, which was issued in May 2014 as part of ASU 2014-09, provides guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. An entity is required to apply the amendments in ASU 2017-05 at the same time it applies the amendments in ASU 2014-09. An entity may elect to apply the amendments in ASU 2017-05 either retrospectively to each period presented in the financial statements in accordance with the guidance on accounting changes in FASB’s Accounting Standards Codification (“ASC”) Topic 250, Accounting Changes and Error Corrections, paragraphs 10-45-5 through 10-45-10 (i.e. the retrospective approach) or retrospectively with a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption (i.e. the modified retrospective approach). An entity may elect to apply all of the amendments in ASU 2017-05 and ASU 2014-09 using the same transition method, and alternatively

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ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

may elect to use different transition methods. The impact ASU 2017-05 will have on the financial statements and related disclosures is currently being evaluated.

Note 4—Business Combination

On December 20, 2016, Tema entered into a Business Combination Agreement with KLRE, pursuant to which, and subject to the terms and adjustments set forth therein, KLRE will acquire a portion of the equity of Rosehill Operating, to which Tema will contribute and transfer certain assets and liabilities, for (i) the contribution to Rosehill Operating by KLRE of a certain cash consideration and for the issuance to Rosehill Operating by KLRE of 29,807,692 shares of its Class B common stock (which cash and shares of Class B common stock will immediately be distributed by Rosehill Operating to Tema), (ii) the assumption by Rosehill Operating of $55.0 million in Tema indebtedness and (iii) the contribution to Rosehill Operating by KLRE of the remaining cash proceeds of its initial public offering (the “Business Combination”).

In connection with the closing of the Business Combination, (i) KLRE will issue to Rosehill Operating 4.0 million warrants exercisable for shares of Class A common stock (the “Tema warrants”) in exchange for 4.0 million warrants exercisable for Rosehill Operating common units (the “Rosehill warrants”) deemed equal to the Tema warrants and (ii) the Tema warrants and $35.0 million will immediately be distributed to Tema. In addition, KLRE will contribute the proceeds of a certain PIPE Investment to Rosehill Operating in exchange for Rosehill Operating Series A Preferred Units and additional 5.0 million Rosehill warrants. The Business Combination is expected to close in the second quarter of 2017, subject to certain closing conditions, including receipt of KLRE shareholder approval.

Note 5—Accounts Receivable

Accounts receivable is comprised of the following as of December 31, 2016 and 2015:

	2016	2015
(In thousands)
Revenue receivable	$1,291	$337
Joint interest billings	557	1,765
Other	80	—

Accounts receivable	$1,928	$2,102

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ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

Note 6 —Derivative Instruments

Various commodity derivative instruments have been entered into to mitigate a portion of the exposure to potentially adverse market changes in commodity prices, market interest rates and associated impact on cash flows. All contracts are entered into for other-than-trading purposes. The derivative contracts include commodity options and swaps, and an interest rate swap.

The fair value of the derivative assets and liabilities as of December 31, 2016 and 2015, respectively, is as follows:

	2016	2015
(In thousands)
Derivative assets
Commodity derivative options	$21	$1,533
Interest rate swap	226	—

Total	$247	$1,533

Derivative liabilities
Commodity derivative options	$—	$4
Commodity derivative swaps	1,856	18
Interest rate swap	—	98

Total	$1,856	$120

As of December 31, 2016, the open commodity derivative positions with respect to future production were as follows:

2017
(In unit of measure specified)
Commodity derivative swaps
Oil:
Notional volume (Barrels)	273,000
Weighted average price ($/Barrel)	$51.56
Natural Gas:
Notional volume (MMBtu)	1,480,000
Weighted average price ($/MBtu)	$3.15
Commodity derivative options
Oil:
Notional volume (Barrels)	406,000
Weighted average price ($/Barrel)	$46.89
Natural Gas:
Notional volume (MMBtu)	2,550,000
Weighted average price ($/MBtu)	$3.15

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ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

For the years ended December 31, 2016, 2015 and 2014, the effect of the derivative activity on the Statements of Operations is as follows:

	2016	2015	2014
(In thousands)
Realized gain (loss) on derivatives
Commodity derivative options	$511	$4,340	$20
Commodity derivative swaps	(1,334)	130	26

Total	(823)	4,470	46
Interest rate swap	(785)	(1,165)	(1,186)

Total realized gain (loss) on derivatives	(1,608)	3,305	(1,140)

Unrealized gain (loss) on derivatives
Commodity derivative options	$(1,508)	$(735)	$2,358
Commodity derivative swaps	(1,838)	—	—

Total	(3,346)	(735)	2,358
Interest rate swap	324	(677)	(3,292)

Total unrealized loss on derivatives	$(3,022)	$(1,412)	$(934)

The gains and losses resulting from the cash settlement and mark-to-market of the commodity derivatives are included within “Revenues” in the Statements of Operations. The gains and losses resulting from the cash settlement and mark-to-market of the interest rate swap are included in “Interest expense” in the Statements of Operations.

Note 7—Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The authoritative guidance requires disclosure of the framework for measuring fair value and requires that fair value measurements be classified and disclosed in one of the following categories:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Active markets are those in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis, such as commodity options.

Level 2—Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset of liability. This category includes those derivative instruments that are valued using observable market data, such as derivatives related to interest rate swaps.

Level 3—Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources. Pricing inputs are unobservable for the investment and includes situations where there is little, if any, market activity for the investment, such as commodity swaps.

Observable data is considered to be market data if it is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, provided by multiple, independent sources that are actively involved in the relevant market. In certain cases, the inputs used to measure fair value may fall into different levels of the fair

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ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

value hierarchy. In such cases, an investment’s level with the fair value hierarchy is based on lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment. However, the determination of what constitutes “observable” requires significant judgment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

Fair Value of Financial Instruments

The financial instruments measured at fair value on a recurring basis consist of the following as of December 31, 2016 and 2015:

	2016	2015
(In thousands)
Derivative instruments:
Derivative assets	247	1,533
Derivative liabilities	(1,856)	(120)

Total recurring fair value measurement	$(1,609)	$1,413

Derivative instruments represent unrealized amounts related to the derivative positions, including swaps and options, within current assets and current liabilities on the Balance Sheets.

The tables below set forth by level within the fair value hierarchy the gross components of the assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2016 and 2015. These gross balances are intended solely to provide information on sources of inputs to fair value and proportions of fair value involving objective versus subjective valuations and do not represent either the actual credit exposure or net economic exposure.

	2016
	Level 1	Level 2	Level 3	Total
(In thousands)
Derivative assets	21	226	—	247
Commodity derivative liabilities	(1,856)	—	—	(1,856)

Total derivative assets (liabilities)	$(1,835)	$226	$—	$(1,609)

	2015
	Level 1	Level 2	Level 3	Total
(In thousands)
Commodity derivative assets	1,533	—	—	1,533
Derivative liabilities	(4)	(98)	(18)	(120)

Total derivative assets (liabilities)	$1,529	$(98)	$(18)	$1,413

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ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

The following table summarizes the changes in the fair value of the Level 3 assets (liabilities) measured on a recurring basis for the years ended December 31, 2016 and 2015:

	2016	2015
(In thousands)
Balances at beginning of year	$(18)	$40
Sales	—	(18)
Settlements	18	(40)

Net purchases, sales and settlements	18	(58)
Transfers into and out of Level 3	—	—

Balances at end of year	$—	$(18)

Financing Arrangements

The fair value measurements for the Credit Agreement represent Level 2 inputs. Based on the average of certain imputed interest rates, the fair value of the Credit Agreement is estimated to be $51.6 million and $59.3 million as of December 31, 2016 and 2015, respectively.

Non-Financial Assets and Liabilities

Non-financial assets and liabilities that are initially measured at fair value on a recurring basis are comprised primarily of ARO and ARC, which are recorded at fair value when acquired or incurred and not re-measured at fair value in subsequent periods. Such initial measurements are classified as Level 3 since certain significant unobservable inputs are utilized in their determination. The fair value of additions to ARO liability and certain changes in the estimated fair value of the liability are measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount. Significant inputs to the valuation include (i) estimated plug and abandonment cost per well based on historical experience and information from third-party vendors; (ii) estimated remaining life per well; (iii) future inflation factors; and (iv) average credit-adjusted risk-free rate. These inputs require significant judgments and estimates by management at the time of the valuation and are the most sensitive and subject to change.

If the carrying amount of oil and natural gas properties exceeds the estimated undiscounted future cash flows, the carrying amount of the oil and natural gas properties will be adjusted to the fair value. The fair value of oil and natural gas properties is determined using valuation techniques consistent with the income and market approach. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, (i) recent sales prices of comparable properties; (ii) the present value of future cash flows, net of estimated operating and development costs using estimates of proved oil and natural gas reserves; (iii) future commodity prices; (iv) future production estimates; (v) anticipated capital expenditures; and (vi) various discount rates commensurate with the risk and current market conditions associated with the projected cash flows. These assumptions represent “Level 3” inputs.

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ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

Note 8—Property and equipment

Property and equipment is comprised of the following as of December 31, 2016 and 2015:

	2016	2015
(In thousands)
Proved oil and natural gas properties	$258,530	$235,541
Unproved oil and natural gas properties	1,942	1,376
Land	1,561	—
Other property and equipment	3,808	3,818

Total property and equipment	265,841	240,735
Less: accumulated DD&A(1)	(142,468)	(117,862)

Property and equipment, net	$123,373	$122,873

(1)	Accumulated DD&A of oil and natural gas properties, including impairment, is $140.3 million and $115.3 million as of December 31, 2016 and 2015, respectively.

There were no impairment charges attributable to proved oil and natural gas properties recorded during the year ended December 31, 2016. During 2015 and 2014, significant declines in oil and natural gas market prices indicated that the carrying values of certain oil and natural gas properties were impaired. At December 31, 2015 and 2014, the estimated undiscounted future cash flows of various oil and natural gas properties were less than their respective carrying values, and as a result, impairment charges were recorded attributable to proved oil and natural gas properties of $8.1 million and $27.6 million, respectively, for the years ended December 31, 2015 and 2014. Further declines in commodity prices could potentially result in future impairments of oil and natural gas properties.

Note 9—Asset Retirement Obligations

The change in ARO related to the Contributed Assets for the years ended December 31, 2016 and 2015 is set forth below:

	2016	2015
(In thousands)
Carrying amount of ARO at January 1	$3,667	$3,042
Liabilities incurred	164	56
Liabilities settled	(53)	(10)
Accretion expense	176	120
Revisions of estimated liabilities	1,477	459

Carrying amount of ARO at December 31	5,431	3,667
Less: current portion of ARO	(251)	—

Long term ARO	$5,180	$3,667

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ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

Note 10—Accrued Liabilities and Other

Accrued liabilities and other is comprised of the following as of December 31, 2016 and 2015:

	2016	2015
(In thousands)
Accrued payroll	$948	$532
Accrued professional fees	223	—
Production taxes	120	134
Royalties payable	2,494	1,005
Advances from joint owners	219	395
Deferred rent	138	132
Current portion of ARO	251	—
Accrued capital expenditures	2,443	1,009
Other	369	196

Total	$7,205	$3,403

Note 11—Debt and Note Payable to Related Party

A summary of changes in amounts due under the Credit Agreement is as follows for the years ended December 31, 2016 and 2015:

	2016	2015
(In thousands)
Beginning balance at January 1	$65,000	$75,000
Borrowings	10,000	—
Repayments	(20,000)	(10,000)

Ending balance at December 31	55,000	65,000
Less: current portion of long-term debt	—	(20,000)

Long term debt	$55,000	$45,000

Credit Agreement

In December 2012, a secured line of credit was entered into with a bank for $60.0 million (the “Credit Agreement”), with an optional expansion to $75.0 million, subject to satisfactory credit underwriting. Borrowings under the Credit Agreement bear interest at floating London Interbank Offered Rate (“LIBOR”) plus 1.00% (the Applicable Margin), and are collateralized by the existing producing oil and natural gas properties. There is no principal amortization required until the expiration of the Credit Agreement, when all outstanding amounts become due. The Credit Agreement expires December 28, 2017, unless otherwise amended. The Credit Agreement is subject to periodic, but no less than semi-annual, redeterminations of the borrowing base. Redeterminations are based on the mid-year and year-end oil and gas reserve reports.

In 2013, the option to expand the Credit Agreement to $75.0 million was exercised and as of January 1, 2015, the Credit Agreement was fully drawn. In September 2015, the borrowing base was reduced to $68.0 million as a result of the regular semi-annual redetermination process. The decrease in borrowing base was primarily due to the impact of declining oil and natural gas commodity prices. The debt was paid down as required, and as of December 31, 2015, the outstanding balance on the Credit Agreement was $65.0 million.

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ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

In March 2016, the borrowing base was reduced to $45.0 million as a result of the semi-annual redetermination process. The second reduction was again primarily due to the impact of declining oil and natural gas commodity prices. The debt was paid down as required. In September 2016, the borrowing base was increased to $55.0 million as a result of the regular semi-annual redetermination process. The increase in borrowing base was due in part to an increase in reserves and an increase in oil and natural gas commodity prices. The additional borrowing base was drawn on November 18, 2016. As of December 31, 2016, the outstanding balance on the Credit Agreement was $55.0 million.

In December 2014, the Credit Agreement was amended for a modification to the indebtedness covenant to permit certain subordinated debt (the “First Amendment to the Credit Agreement”). Please refer to “Note Payable to Related Party” below.

In September 2016, the Credit Agreement was amended to modify certain definitions, certain covenants, increasing the Applicable Commitment Fee Rate and Applicable Margin, and Applicable Letter of Credit fee, and waiving certain defaults (the “Second Amendment to the Credit Agreement”). The Applicable Commitment Fee Rate under the Credit Agreement was increased from 0.15% to 0.50% to be calculated on the borrowing base limit rather than the undrawn Credit Agreement and paid quarterly. The Applicable Margin was increased from 1.00% to 2.00%. The Applicable Letter of Credit Fee was increased from 1.00% to 2.00%. As of December 31, 2016, Tema was in compliance with all covenants in relation to the Credit Agreement.

On March 6, 2017, the Credit Agreement was amended to extend the original expiration date to June 30, 2018 (the “Third Amendment to the Credit Agreement”).

The aggregate interest expense under the Credit Agreement was $1.4 million, $1.2 million and $1.0 million during the years ended December 31, 2016, 2015 and 2014, respectively.

The Credit Agreement will not be transferred to Rosehill Operating at the closing of the Business Combination as discussed in Note 4—“Business Combination”. The financial covenants contained in the Credit Agreement are determined based on the net worth and operating results of Tema, which include the Contributed Assets. In connection with the Business Combination, the Credit Agreement is expected to be refinanced and will include covenants specific to Rosehill Operating and the Contributed Assets.

Interest Rate Swap

Concurrent with the initial $60.0 million drawdown of the Credit Agreement, an interest rate swap was entered into with a bank to fix the interest rate of the Credit Agreement. The interest rate swap expires in 2022 and includes an option that expires on December 28, 2017, which allows the swap to unwind at par. The cost of the option was financed into the swap, resulting in a slightly higher interest rate for the 10-year period. The notional amount of the interest rate swap is $60.0 million with a fixed rate of 2.11%. The fair value of the interest rate swap as of December 31, 2016 and 2015 was an asset of $0.2 million and a liability of $0.1 million, respectively. The additional $15.0 million expansion of the Credit Agreement in 2013 was not swapped. Consequently, the outstanding portion of the note payable over $60.0 million bore interest at floating LIBOR based rates. In conjunction with the March 2016 Credit Agreement redetermination to the new borrowing base of $45.0 million, the notional amount of the interest rate swap was reduced from $60.0 million to $45.0 million and an expense of $0.2 million was recognized for the fee paid to the bank related to the reduction of the interest rate swap.

Interest expense related to realized losses on the interest rate swap was $0.8 million for the year ended December 31, 2016, and $1.2 million for each of the years ended December 31, 2015 and 2014. Interest expense

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ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

related to unrealized gain on the interest rate swap was $0.3 million for the year ended December 31, 2016. Interest expense related to unrealized losses on the interest rate swap was $0.7 million and $3.3 million for the years ended December 31, 2015 and 2014, respectively.

Debt Issuance Costs

Debt issuance costs consist of certain costs paid in the process of securing the Credit Agreement and are capitalized and subsequently charged to interest expense over the term of the related debt, using the effective interest rate method. As of December 31, 2016 and 2015, unamortized debt issuance costs were $0.1 million and $0.2 million, respectively, and are included in “Prepaid and other current assets” and “Other assets, net” for the respective periods on the accompanying Balance Sheets.

Note Payable to Related Party

In December 2014, a $30.0 million unsecured credit agreement bearing an interest rate of 2.0% was entered into with Rosemore (the “Unsecured Credit Agreement”). The agreement required interest only payments until the maturity date, March 29, 2018, at which time the entire principal and unpaid interest will become due. As of December 31, 2014, $10.0 million was outstanding under the Unsecured Credit Agreement and during 2015, an additional $1.8 million was borrowed under the Unsecured Credit Agreement. In December 2015, Rosemore elected to convert the aggregate outstanding principal amount of $11.8 million to contributed capital. No amounts were outstanding under the Unsecured Credit Agreement as of December 31, 2016 and 2015. During the year ended December 31, 2015, $0.2 million of interest related to the Unsecured Credit Agreement was incurred. No related interest was incurred during the year ended December 31, 2016.

Note 12—Transactions with Related Parties

The Unsecured Credit Agreement with Rosemore is discussed in Note 11—“Debt and Note Payable to Related Party—Note Payable to Related Party.”

Rosemore provides employee benefits and other administrative services to Tema. During the years ended December 31, 2016, 2015 and 2014, Rosemore incurred and billed to Tema approximately $6.0 million, $5.7 million and $7.9 million, respectively, related to these services. A portion of these amounts have been allocated on the Statements of Operations related to the Contributed Assets—please refer to “Cost Allocations” below. As of December 31, 2016 and 2015, the payable due to Rosemore related to these expenses was approximately $0.3 million as of each year end.

A portion of oil, natural gas and NGLs related to the Contributed Assets is sold to Gateway. During the years ended December 31, 2016, 2015 and 2014, revenues from production sold to Gateway were approximately $24.3 million, $16.8 million and less than $0.1 million, respectively. As of December 31, 2016 and 2015, the related receivable due from Gateway was approximately $4.5 million and $1.1 million, respectively.

During the years ended December 31, 2016, 2015 and 2014, approximately $1.4 million, $0.8 million and $0.6 million, respectively, were incurred related to a marketing and gathering agreement with Gateway. As of December 31, 2016 and 2015, the payable due to Gateway related to this agreement was approximately $0.3 million and $0.2 million, respectively.

Certain consulting services are provided to Gateway, and for each of the years ended December 31, 2016, 2015 and 2014, Gateway was invoiced approximately $0.1 million annually related to these services. Certain general and administrative services are also provided to Gateway, for which Gateway was invoiced

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ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

approximately $0.3 million, $0.3 million and $0.4 million, respectively, during the years ended December 31, 2016, 2015 and 2014. As of December 31, 2016 and 2015, the receivable due from Gateway related to these services was approximately $0.3 million and $0.2 million, respectively.

Transaction expenses of $3.0 million have been incurred through December 31, 2016 in connection with the Business Combination and have been included as general and administrative expenses. Under the terms of the Business Combination Agreement, the Parent will be reimbursed for transaction expenses incurred through the closing of the transaction.

Cost Allocations

Tema allocated certain overhead costs associated with general and administrative services, including insurance, professional fees, facilities, information services, human resources and other support departments related to the Contributed Assets. Also included in the cost allocations are costs associated with employees covered under Rosemore’s defined benefit plan and long-term incentive compensation plan. In connection with the proposed reverse merger, employees who transfer to Rosehill Operating will no longer participate in either employee benefit plan.

Where costs incurred related to the Contributed Assets could not be determined by specific identification, the costs are primarily allocated proportionately on a BOE basis. Management believes these allocations are a reasonable reflection of the utilization of services provided. However, the allocations may not fully reflect the expense that would have been incurred had the Contributed Assets been a stand-alone company during the periods presented.

The total amount related to the Contributed Assets for overhead cost allocations for the years ended December 31, 2016, 2015 and 2014, which is recorded in general and administrative costs, was $6.0 million, $4.2 million and $5.2 million, respectively.

Note 13—Commitments and Contingencies

Leases

Noncancelable operating and capital lease commitments for office space and equipment related to the Contributed Assets expire in years 2019 through 2022. The effective interest rate for capital leases is 3.6%. Certain leases have renewal options.

The following is a noncancelable schedule of future minimum lease payments as of December 31, 2016:

(In thousands) Years Ending December 31,	Operating Leases	Capital Leases
2017	1,062	34
2018	1,104	34
2019	1,090	34
2020	1,076	—
2021	1,087	—
Thereafter	552	—

Total noncancelable future lease commitments	$5,971	$102

Less: imputed interest		(7)

Present value of obligations under capital leases		$95

FIN-44

ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

Rent expense for operating leases is recognized on a straight-line basis over the lease term. Rent expense for the years ended December 31, 2016, 2015 and 2014 was $0.7 million, $0.6 million and $0.4 million, respectively. Amortization of assets acquired under capital leases for each of the years ended December 31, 2016, 2015 and 2014 was less than $0.1 million and is included within “Depreciation, depletion and amortization expense” in the Statements of Operations.

Legal

During 2013, operational difficulties related to the Contributed Assets were experienced, including directional drilling errors on one well and defective casing on two other wells. Lawsuits were filed against the directional drilling company and casing supply vendor to recover damages. The case against the directional drilling company and one case against a casing supply vendor were resolved in 2015 with approximately $2.2 million being recovered from the settlements during the year ended December 31, 2015. The recovered amounts in 2015 were applied against the cost of the related wells. No additional amounts were recovered during the year ended December 31, 2016. Currently, one case against a casing supply vendor is still pending for which mediation has been set for March 23, 2017.
The Parent has been named as a defendant in a personal injury claim related to the Contributed Assets. The Parent is indemnified on this claim through the drilling contractor. Although the outcome of this lawsuit cannot be predicted with certainty, a loss resulting from this claim is not expected.

In the opinion of management, there is no incidental litigation that will have a material adverse effect on the financial condition, results of operations and cash flows.

Environmental Matters

Environmental assessments and remediation efforts are conducted at multiple locations, primarily previously owned or operated facilities. Environmental and clean-up costs are accrued when it is both probable that a liability has been incurred and the amount can be reasonably estimated. Accruals for losses from environmental remediation obligations generally are recorded no later than completion of the remediation feasibility study. Estimated costs, which are based upon experience and assessments, are recorded at undiscounted amounts without considering the impact of inflation and are adjusted periodically as additional or new information is available. Environmental assessments and remediation costs for the years ended December 31, 2016, 2015 and 2014 did not have a material adverse effect on the financial condition, results of operations and cash flows.

Note 14—Supplementary Disclosures of Oil and Natural Gas Activities (Unaudited)

The unaudited supplemental information on oil and natural gas exploration and production activities for 2016, 2015, and 2014 has been presented in accordance with FASB’s ASC Topic 932, Extractive Activities—Oil and Gas and the SEC’s final rule, Modernization of Oil and Gas Reporting.

Capitalized Costs

Capitalized costs include the cost of properties, equipment, and facilities for oil and natural gas producing activities. Capitalized costs for proved properties include costs for oil and natural gas leaseholds where proved reserves have been identified, development wells, and related equipment and facilities, including development wells in progress. Capitalized costs for unproved properties include costs for acquiring oil and natural gas

FIN-45

ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

leaseholds where no proved reserves have been identified, including costs of exploratory wells that are in the process of drilling or in active completion, and costs of exploratory wells suspended or waiting on completion. For a summary of these costs, please refer to Note 8—“Property and Equipment.”

Costs Incurred for Property Acquisition, Exploration, and Development

Amounts reported as costs incurred include both capitalized costs and costs charged to expense when incurred for oil and natural gas property acquisition, exploration, and development activities. Costs incurred also include new AROs established in the current year as well as increases or decreases to ARO resulting from changes to cost estimates during the year. Exploration costs presented below include the costs of drilling and equipping successful and unsuccessful exploration wells during the year, geological and geophysical expenses, and the costs of retaining undeveloped leaseholds. Development costs include the costs of drilling and equipping development wells, and construction of related production facilities.

The following table summarizes the costs incurred for oil and natural gas property acquisition, exploration, and development activities for the years ended December 31, 2016, 2015 and 2014:

	2016	2015	2014
(In thousands)
Property acquisition costs	$572	$1,382	$3,595
Exploration costs	12,517	4,851	39,821
Development costs	11,143	9,347	33,352

Total costs incurred	$24,232	$15,580	$76,768

Estimated Oil and Natural Gas Reserves

Proved oil and natural gas reserve estimates as of December 31, 2016 were prepared by Ryder Scott, Rosehill Operating’s independent petroleum engineer. Proved oil and natural gas reserve estimates as of December 31, 2015 and 2014 were prepared internally by management. The proved oil and natural gas reserve estimates were prepared in accordance with definitions and guidelines established by the SEC. Accordingly, the reserve estimates are based upon existing economic and operating conditions.

There are numerous uncertainties inherent in establishing quantities of proved reserves. The following reserve data represents estimates only, and should not be deemed exact. In addition, the standardized measure of discounted future net cash flows (“Standardized Measure”) should not be construed as the current market value of the oil and natural gas properties or the cost that would be incurred to obtain equivalent reserves.

FIN-46

ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

The following tables disclose changes in the estimated net quantities of oil, NGL, and natural gas reserves, all of which are located onshore within the continental United States, for the years ended December 31, 2016, 2015 and 2014:

	2016	2015	2014
Proved developed and undeveloped reserves:
Oil (MBbls)
Beginning of period	5,652	6,289	3,242
Revisions to previous estimates(1)	(1,221)	(3,542)	(282)
Extensions and discoveries(2)	3,537	3,377	3,694
Production	(612)	(472)	(365)

End of period	7,356	5,652	6,289

Natural Gas (MMcf)
Beginning of period	13,899	27,622	26,213
Revisions to previous estimates(1)	143	(15,983)	(5,519)
Extensions and discoveries(2)	5,694	4,334	8,762
Production	(2,381)	(2,074)	(1,834)

End of period	17,355	13,899	27,622

NGL (MBbls)
Beginning of period	1,994	4,299	4,423
Revisions to previous estimates(1)	360	(2,581)	(1,411)
Extensions and discoveries(2)	993	588	1,572
Production	(358)	(312)	(285)

End of period	2,985	1,994	4,299

Total proved reserves (MBoe)	13,234	9,963	15,192

Proved developed reserves
Oil (MBbls):
Beginning of period	2,698	3,200	1,570
End of period	3,068	2,698	3,200
Natural gas (MMcf):
Beginning of period	10,116	18,753	20,156
End of period	10,574	10,116	18,753
NGL (MBbls):
Beginning of period	1,481	2,798	3,101
End of period	1,802	1,481	2,798
Proved undeveloped reserves(3)
Oil (MBbls):
Beginning of period	2,954	3,089	1,672
End of period	4,288	2,954	3,089
Natural gas (MMcf):
Beginning of period	3,783	8,869	6,057
End of period	6,781	3,783	8,869
NGL (MBbls):
Beginning of period	513	1,501	1,322
End of period	1,183	513	1,501

FIN-47

ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

(1)	For the years ended December 31, 2016, 2015 and 2014, revisions to previous estimates include technical revisions due to changes in commodity prices, historical and projected well performances, changes to lease operating expenses, differentials, transportation, shrink, BTU, NGL and condensate yields, and future development costs.
(2)	For the years ended December 31, 2016, 2015 and 2014, extensions and discoveries include discoveries and additions primarily related to active drilling in the Wolfcamp and Avalon benches in Loving County within the Delaware Basin.
(3)	The proved undeveloped reserves (“PUDs”) are reviewed annually to ensure an appropriate plan for development exists. Generally, reserves for the properties are not booked as PUDs unless there is a plan to convert the PUDs into proved developed reserves within five years of the date they are first booked as PUDs. The current drilling schedule has all PUDs planned for development within five years from the date of the original booking of the PUD.

Standardized Measure

The following tables present the standardized measure of future net cash flows related to estimated proved oil and natural gas reserves and changes therein, including a reduction for estimated plugging and abandonment costs that are also reflected as an ARO liability on the balance sheet at December 31, 2016 and 2015. Future production and development costs are based on current costs with no escalations. Estimated future cash flows net of future income taxes have been discounted to their present values based on a 10% annual discount rate.

It should not be assumed that the future net cash flows or the discounted future net cash flows, referred to in the tables below, represent the fair value of the estimated oil and natural gas reserves.

The standardized measure of future net cash flows related to estimated proved oil and natural gas reserves as of December 31, 2016, 2015 and 2014 is as follows:

	2016	2015	2014
(In thousands)
Future cash inflows	$360,651	$306,242	$793,160
Future costs:
Production	(128,689)	(108,968)	(222,337)
Development and net abandonment	(80,522)	(48,647)	(98,267)

Future net inflows before income taxes	151,440	148,627	472,556
Future income taxes(1)	(1,885)	(1,598)	(4,129)

Future net cash flows	149,555	147,029	468,427
10% discount factor	(69,492)	(60,760)	(262,952)

Standardized measure of discounted future net cash flows	$80,063	$86,269	$205,475

(1)	Attributable to Texas margin tax.

FIN-48

ASSETS AND LIABILITIES OF THE BUSINESS TO BE CONTRIBUTED TO

ROSEHILL OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

Prices for oil and natural gas reserves are based on the preceding 12-months’ average price in regards to closing prices on the first day of each month (the “average price”). As of December 31, 2016 and 2015, the price for NGLs is based on 27.5% of the average price for oil. As of December 31, 2014, the price for NGLs is based on the twelve month average of actual NGL prices received in 2014.

The following table summarizes the average prices used in the calculation of the Standardized Measure as of December 31 of each year.

	2016	2015	2014
Natural gas (per MMBtu)	$2.49	$2.58	$4.43
Oil (per barrel)	$42.75	$50.28	$91.61
NGL (per barrel)	$11.73	$13.83	$30.67

Changes in Standardized Measure

The changes in standardized measure of future net cash flows related to estimated proved oil and natural gas reserves for the years ended December 31, 2016, 2015 and 2014 is as follows:

	2016	2015	2014
(In thousands)
Standardized measure at the beginning of the period	$86,269	$205,475	$124,703
Sales and transfers of oil and natural gas produced	(25,210)	(21,731)	(33,785)
Net change in prices and production costs	(21,705)	(77,685)	18,152
Extensions and discoveries	33,586	42,791	95,506
Changes in estimated future development cost	16	420	78
Revisions of previous quantity estimates	(7,857)	(78,219)	(20,224)
Previously estimated development costs incurred	3,953	2,907	8,031
Accretion of discount	8,720	20,729	12,586
Net change in income taxes	(225)	876	(657)
Changes in production rates, timing and other	2,516	(9,294)	1,085

Aggregate change	(6,206)	(119,206)	80,772

Standardized measure at the end of period	$80,063	$86,269	$205,475

FIN-49

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and between

KLR ENERGY ACQUISITION CORP.,

and

TEMA OIL AND GAS COMPANY

Dated as of December 20, 2016

A-i

A-ii

EXHIBITS:

Exhibit A	Form of Amended and Restated Limited Liability Company Agreement of the Company
Exhibit B	Form of Amended and Restated KLRE Bylaws
Exhibit C	Form of Employment Agreement
Exhibit D	Form of Tax Receivable Agreement
Exhibit E	Form of Second Amended and Restated KLRE Certificate of Incorporation
Exhibit F	Oil and Gas Properties, Equipment and Rights of Way
Exhibit F-1	Leases
Exhibit F-2	Wells and Well Plats
Exhibit F-3	Future Locations and Future Location Plats
Exhibit F-4	Rights of Way
Exhibit G-1	Form of Crude Oil Gathering Agreement
Exhibit G-2	Form of Gas Gathering Agreement
Exhibit H	Form of Transition Services Agreement
Exhibit I	Form of Contribution Agreement

SCHEDULES:

Schedule 1.1-AV	Allocated Value
Schedule 1.1-EA	Excluded Assets
Schedule 1.1-KE	Key Employees
Schedule 1.1-KP	Knowledge Persons
Schedule 4.1(n)	Interim Budget
Schedule 5.15(b)	Restricted Territory
Schedule 8.4	Transaction Expenses

COMPANY DISCLOSURE SCHEDULE:

Schedule 3.1(a)	Organizational Documents
Schedule 3.1(d)(i)	Consents
Schedule 3.1(e)	Financial Statements
Schedule 3.1(e)(ii)	Exceptions to Financial Statements
Schedule 3.1(e)(iii)	Absence of Changes
Schedule 3.1(g)	Liabilities
Schedule 3.1(i)	Compliance with Applicable Laws
Schedule 3.1(j)	Litigation
Schedule 3.1(k)	Tax Matters
Schedule 3.1(l)(i)	Business Employees
Schedule 3.1(l)(iii)	Business Employee Benefit Plans
Schedule 3.1(l)(v)	Claims against Business Employee Benefit Plans
Schedule 3.1(n)(ii)	Lease Terminations
Schedule 3.1(n)(iii)	Wells
Schedule 3.1(n)(v)	Real Property
Schedule 3.1(o)	Insurance Policies
Schedule 3.1(p)	Brokers
Schedule 3.1(q)(i)	Material Contracts
Schedule 3.1(r)	Payments for Production
Schedule 3.1(s)	Production Imbalances
Schedule 3.1(t)	Royalties
Schedule 3.1(u)	AFEs
Schedule 3.1(v)	Credit Support Obligations
Schedule 3.1(y)	Environmental Matters
Schedule 4.1	Conduct of Business Pending Closing
Schedule 6.2(g)	Consents

A-iii

KLRE DISCLOSURE SCHEDULE:

Schedule 3.3(c)	Consents
Schedule 3.3(g)	Indebtedness
Schedule 3.3(k)	Certain Material Contract Matters
Schedule 3.3(n)	Certain Employee Matters
Schedule 3.3(r)	Brokers
Schedule 4.2	Conduct of Business Pending Closing

A-iv

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of December 20, 2016 (the “Execution Date”), is made by and between KLR Energy Acquisition Corp., a Delaware corporation (“KLRE”), and Tema Oil and Gas Company, a Maryland corporation (“Tema”). KLRE and Tema are each referred to herein as a “Party” and, collectively, the “Parties.”

WHEREAS, immediately prior to the Closing and pursuant to the Contribution Agreement, Tema shall cause the Contributed Assets to be contributed to Rosehill Operating Company, LLC, a Delaware limited liability company and, prior to Closing, a wholly owned subsidiary of Tema (the “Company”), in exchange for one hundred percent (100%) of the then issued and outstanding limited liability company interests in the Company (all such units, the “Company Units”);

WHEREAS, KLRE wishes to contribute to the Company certain cash and issue to the Company certain shares of Class B Common Stock in exchange for Company Units as more particularly set forth in this Agreement (such cash and shares of Class B Common Stock to be subsequently distributed to Tema as set forth herein); and

WHEREAS, as a condition to the consummation of the Transactions, KLRE shall provide an opportunity to its stockholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the KLRE SEC Documents in conjunction with obtaining approval from the stockholders of KLRE for the Transactions (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“A&R LLC Agreement” has the meaning set forth in Section 2.7(a)(i).

“Accounting Principles” has the meaning set forth in Section 2.3(a).

“Acquired Units” means a number of Company Units equal to the quotient of (i) the Estimated Cash Consideration divided by (ii) the Equity Consideration Share Value.

“Acquisition Proposal” has the meaning set forth in Section 4.3(a).

“AFE” has the meaning set forth in Section 3.1(u).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically (without limiting the generality of the foregoing) with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than fifty percent (50%) of the voting securities in such corporation or of the voting interest in a partnership or limited liability company; provided, however, prior to the Closing Date the Company shall be deemed to constitute an Affiliate of Tema for all purposes.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocated Value” means, with respect to each Oil and Gas Property identified on Schedule 1.1-AV and each Subject Formation set forth for such Oil and Gas Property on Schedule 1.1-AV, the portion of the Unadjusted Consideration allocated to such Subject Formation as to such Oil and Gas Property on Schedule 1.1-AV.

“Alternative Business Combination Proposal” has the meaning set forth in Section 4.3(b).

“Amended Certificate” has the meaning set forth in Section 5.1(a).

“Ancillary Agreements” means the A&R LLC Agreement, the Amended Certificate, the amended and restated bylaws to be adopted by KLRE at Closing in the form set forth as Exhibit B, the Employment Agreements, the Contribution Agreement, the Shareholders’ and Registration Rights Agreement, the Tax Receivable Agreement, the Gathering Agreement, the Waiver Agreement, the Side Letter, the Subscription Agreements and the Transition Services Agreement.

“Antitrust Division” has the meaning set forth in Section 5.4(b).

“Asserted Liability” has the meaning set forth in Section 7.5(a).

“Assumed Liabilities” has the meaning set forth in Section 7.2(b).

“Available Cash” means, as of the Closing, an amount equal to the Available Financing Proceeds, plus the amount of the funds contained in the Trust Account as of immediately prior to the Closing and after giving effect to the completion of the Offer and any KLRE Stockholder Redemptions and the payment of any deferred underwriting fees in connection with KLRE’s initial public offering payable to the underwriters upon consummation of a Business Combination held in the Trust Account.

“Available Financing Proceeds” means, as of the Closing, an amount equal to the gross cash proceeds received from the Equity Financing (which, for the avoidance of doubt, shall not include any proceeds received from KLRE Sponsor or Rosemore or their respective Affiliates in connection with the obligations of such parties pursuant to the Side Letter).

“Balance Sheet Date” has the meaning set forth in Section 3.1(e)(i).

“Barrel” means 42 United States standard gallons of 231 cubic inches per gallon at 60º Fahrenheit.

“Benefit Amount” has the meaning set forth in Section 2.5(f)(ii).

“Benefit Notice” has the meaning set forth in Section 2.5(f)(i).

“BTU” means British Thermal Units. A British Thermal Unit is the amount of energy required to raise the temperature of one pound of water from 59° Fahrenheit to 60° Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Combination” has the meaning set forth in the Prospectus.

“Business Combination Proposal” has the meaning set forth in Section 5.1(a).

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or Texas are authorized or obligated to close.

“Business Employee” has the meaning set forth in Section 3.1(l)(i).

“Business Employee Benefit Plan” has the meaning set forth in Section 3.1(l)(iii).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §9601 et seq.

“Charter Amendment Proposals” has the meaning set forth in Section 5.1(a).

“Claim Notice” means a written notice of a claim for indemnification pursuant to this Agreement specifying in reasonable detail the nature of, and factual and legal basis for, the claim for which indemnification is sought, a reasonable description of the Losses suffered or the Asserted Liability, as applicable, the amount of such claim, if known, whether such Losses arise in connection with a third party claim, and the provisions of this Agreement upon which such claim for indemnification is made.

“Claim Notice Period” has the meaning set forth in Section 7.5(b).

“Class A Common Stock” has the meaning set forth in the Amended Certificate.

“Class B Common Stock” has the meaning set forth in the Amended Certificate.

“Class F Common Stock” has the meaning set forth in the KLRE SEC Documents.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Statement” has the meaning set forth in Section 2.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or comparable state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Disclosure Schedule” has the meaning set forth in Section 3.1.

“Company Group” means, collectively, Tema, and with respect to periods after the Contribution, the Company.

“Company Intellectual Property” has the meaning set forth Section 3.1(m)(i).

“Company Partnership” has the meaning set forth in Section 2.8.

“Company Permits” has the meaning set forth in Section 3.1(i).

“Company Systems” means all computer systems, software, firmware, hardware (whether general purpose or special purpose), electronic data processing, network connectivity and communication equipment owned or controlled by the Company or Tema and used in the operation of the Contributed Assets.

“Company Units” has the meaning set forth in the recitals.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement between Tema and KLRE dated as of September 30, 2016.

“Consideration” has the meaning set forth in Section 2.2(a).

“Contracts” means any legally binding contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement, including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farm-in and farmout agreements, exchange agreements, purchase and sale agreements and other contracts in which the Company acquired interests in any Oil and Gas Properties or Contributed Assets, transportation agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, excluding, however, any Lease, easement, right-of-way, permit or other instrument (other than acquisition or similar sales or purchase agreements) creating or evidencing an interest in the Oil and Gas Properties that constitute real or immovable property (each such Lease, easement, right-of-way, permit or other instrument, a “Realty Instrument”).

“Contributed Assets” means all of Tema’s right, title and interest in and to the following assets and properties immediately prior to the Contribution, save and except for the Excluded Assets: (a) the Oil and Gas Properties, (b) Equipment, (c) to the extent assignable, Contracts to which Tema is a party to the extent primarily relating to the ownership or operation of the Oil and Gas Properties, (d) the Rights of Way, (e) the Records, (f) to the extent assignable, all seismic or geophysical licenses used in connection with the ownership or operation of any of the Leases, Wells, Units or other Assets, all data, core and fluid samples and other engineering, geological or geophysical studies (including seismic data, studies and information), and all proprietary or confidential geologic, seismic geophysical and interpretative data and analyses, including any and all interpretations of any of the foregoing and other similar information and records, in each case to the extent relating to the Oil and Gas Properties, and (g) to the extent assignable, Intellectual Property.

“Contribution” has the meaning set forth in the definition of “Contribution Agreement.”

“Contribution Agreement” means that certain Contribution Agreement by and between Tema and the Company, providing for the contribution of the Contributed Assets from Tema to the Company (the “Contribution”), in substantially the form attached hereto as Exhibit I.

“Controlled Group Liabilities” means any and all liabilities of Tema or any of its ERISA Affiliates (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of any foreign Laws.

“COPAS” means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.

“Credit Support” has the meaning set forth in Section 3.1(v).

“Current Representation” has the meaning set forth in Section 9.13(a).

“Customary Post-Closing Consents” means consents and approvals of, and notifications to, Governmental Entities required in connection with the Transactions that are customarily obtained after the transfer of properties similar to the Contributed Assets and the obtaining of which post-Closing would not be material to the ownership or operation of the Contributed Assets or the business of the Company.

“Debt Financing” has the meaning set forth in Section 5.10.

“Defect” means any Environmental Defect or Title Defect.

“Defect Amount” has the meaning set forth in Section 2.5(d).

“Defect Deadline” has the meaning set forth in Section 2.5(b).

“Defect Notice” has the meaning set forth in Section 2.5(b).

“Defect Referee” has the meaning set forth in Section 2.5(g)(i).

“Defense Assumption Notice” has the meaning set forth in Section 7.5(c).

“Defensible Title” means that title of Tema as of the Execution Date and of the Company as of the Closing Date in and to the Oil and Gas Properties that, subject to Permitted Encumbrances:

(a) (i) with respect to each Well listed on Exhibit F-2 and each Future Well listed on Exhibit F-3, entitles Tema as of the Execution Date or the Company as of the Closing Date to not less than the Net Revenue Interest shown for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3 (but only with respect to the Subject Formation set forth for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3), and, (ii) with respect to each Undeveloped Lease (or portion thereof) listed on Exhibit F-1 that has a positive Allocated Value, entitles Tema as of the Execution Date or the Company as of the Closing Date to not less than the Net Revenue Interest shown for such Undeveloped Lease (or portion thereof) on Exhibit F-1 (but only with respect to the Subject Formation set forth for such Lease on Exhibit F-1), except for, in the case of each of subsection (i) and (ii) of this subsection (a), any decreases (A) expressly stated in Exhibit F, (B) in connection with those operations in which the Company or Tema may from and after the Execution Date become a non-consenting co-owner, (C) resulting from the establishment or amendment of pools or units, (D) in connection with any payouts of non-consent penalties, and (E) required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries;

(b) with respect to each Well listed on Exhibit F-2 and each Future Well listed on Exhibit F-3, obligates Tema as of the Execution Date or the Company as of the Closing Date to bear a Working Interest no greater than the Working Interest shown for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3 with respect to such Well or Future Well (but only with respect to the Subject Formation set forth for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3) (without a proportionate increase in the corresponding Net Revenue Interest), except any increases (i) expressly stated in Exhibit F, or (ii) resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operation agreements or applicable Law;

(c) with respect to each Undeveloped Lease listed on Exhibit F-1, entitles Tema as of the Execution Date or the Company as of the Closing Date to not less than the number of Net Mineral Acres shown for such Undeveloped Lease (or portion thereof) on Exhibit F-1 (but only with respect to the Subject Formation set forth for such lease on Exhibit F-1), except for decreases (i) to the extent attributable to a shortfall in the Working Interest for such Undeveloped Lease, (ii) in connection with those operations in which the Company or Tema may from and after the Execution Date become a non-consenting co-owner, (iii) resulting from the establishment or amendment or pools or units, or (iv) in connection with any payouts of non-consent penalties; and

(d) is free and clear of Encumbrances, other than Permitted Encumbrances.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Designated Person” has the meaning set forth in Section 9.13(a).

“Disclosure Schedules” has the meaning set forth in Section 5.17(b).

“Disclosure Schedule Supplement” has the meaning set forth in Section 5.17(b).

“Drag-Along” means the right or option of TEMA or the Company under any Contract, Lease or other instrument binding on TEMA, the Company or the Contributed Assets to require and cause a Person to directly or indirectly sell, transfer, dispose, or assign (a) any interest in any Hydrocarbon, water, CO2, injection, disposal or other wells located on, under or within the Oil and Gas Properties or (b) any interests in Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties, net profits interests and any other similar interests in minerals, or any pooled, communitized or unitized acreage or rights which includes or constitutes all or part of any of the foregoing that are located within the Oil and Gas Properties.

“Effective Date” means the day that includes the Effective Time.

“Effective Time” means 12:01 a.m. Central Standard Time on the first day of the month during which Closing occurs.

“Effective Time Indebtedness” means, without duplication, the amount of all Indebtedness of Tema, (a) determined in accordance with GAAP as of the Effective Time; (b) excluding any Indebtedness to the extent such Indebtedness is not transferred to the Company at the Closing in connection with the Contribution; and (c) without giving effect to the transactions contemplated hereby (except as provided in clause (b)).

“Effective Time Indebtedness Amount” means an amount equal to the Effective Time Indebtedness minus Fifty Five Million Dollars ($55,000,000).

“Effective Time Working Capital” means (without duplication), with respect to Tema, the aggregate value (expressed as a positive or negative number) of the current assets of Tema minus the current liabilities of Tema, in each case (a) measured as of the Effective Time and without giving effect to the Transactions (including the Contribution), and (b) excluding any assets or liabilities with respect to the Excluded Assets. The calculation of the Effective Time Working Capital shall:

(a) include the following as a current asset (without duplication):

(i) All cash or cash equivalents held by Tema at the Effective Time, all unpaid refunds on deposits, prepayments or similar items and all insurance proceeds attributable to periods prior to the Effective Time;

(ii) The amount of all costs and expenses paid by the Company, Tema or any Affiliate of Tema prior to the Effective Time that are attributable to the ownership of the Contributed Assets after the Effective Time, including (A) bond and insurance premiums and deductibles paid or borne by or on behalf of the Company, Tema or its Affiliates with respect to any period after the Effective Time (prorated as applicable), (B) Burdens, (C) cash calls to Third Party operators, (D) bonus, rentals and other lease maintenance payments and (E) Property Taxes and Production Taxes, but excluding any Transaction Expenses of the Company, Tema or its Affiliates;

(iii) Tema’s share of any merchantable liquid Hydrocarbons in tanks, pipelines or storage facilities produced from or credited to the Oil and Gas Properties at the Effective Time based upon the quantities in tanks, pipelines or storage facilities as of the Effective Time multiplied by: (A) in the case of gaseous Hydrocarbons, on the basis of the applicable contract price per MMBtu, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time (B) in the case of crude oil Hydrocarbons, on the basis of the applicable contract price per Barrel, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time and (C) in the case of condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline on the basis of the applicable contract price per Barrel, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time as applicable, in each case less (1) Burdens on such production, (2) applicable marketing fees and the post-production costs payable or chargeable to such volume, and (3) any Production Tax withheld by or on behalf of Tema from the contract or sales price as required by Law;

(iv) unpaid proceeds, receivables and amounts earned as of the Effective Time from the sale of Hydrocarbons produced from or attributable to the Oil and Gas Properties or other Contributed Assets and any other unpaid amounts earned by Tema during any period before the Effective Time from or attributable to the Oil and Gas Properties or other Contributed Assets, in each case less (A) Burdens on such production, (B) applicable marketing fees and the post-production costs payable or chargeable to such volume, and (C) any Production Tax withheld by or on behalf of Tema from the contract or sales price as required by Law; and

(v) with respect to any Imbalances where Tema is underproduced as to Hydrocarbons or has overdelivered Hydrocarbons, an amount equal to the aggregate amount owed by Third Parties to Tema for such Imbalances as of the Effective Time: (A) in the case of gaseous Hydrocarbons, on the basis of the applicable contract price per MMBtu, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time, (B) in the case of crude oil Hydrocarbons, on the basis of the applicable contract price per Barrel, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time and (C) in the case of condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline on the basis of the applicable contract price per Barrel, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time, as applicable, in each case less (1) Burdens on such production, (2) applicable marketing fees and the post-production costs payable or chargeable to such volume, and (3) any Production Tax withheld by or on behalf of Tema from the contract or sales price as required by Law; and

(b) exclude the following as a current asset (without duplication):

(i) current assets relating to the Excluded Assets; and

(ii) any Tax assets (including for the avoidance of doubt, deferred Tax assets) other than those specified in clause (a) above; and

(c) include the following as a current liability (without duplication):

(i) The amount of all costs and expenses of the Company, Tema or any Affiliate of Tema that are unpaid as of the Effective Time that are attributable to the ownership of the Contributed Assets prior to the Effective Time, including (A) bond and insurance premiums and deductibles paid or borne by or on behalf of Tema or its Affiliates with respect to any period after the Effective Time (prorated as applicable), (B) Burdens, (C) rentals and other lease maintenance payments and (D) Property Taxes and Production Taxes;

(ii) if the Company, Tema or its Affiliate is the operator under a joint operating agreement covering any of the Contributed Assets, an amount equal to the costs and expenses paid to the Company, Tema or its Affiliates by Third Party joint interest owners that constitute advance payments for operations with respect to the Contributed Assets that are not incurred or conducted prior to the Effective Time;

(iii) with respect to any Imbalances where Tema is overproduced as to Hydrocarbons or has underdelivered Hydrocarbons, an amount equal to the aggregate amount owed by Third Parties to Tema for such Imbalances as of the Effective Time: (A) in the case of gaseous Hydrocarbons, on the basis of the applicable contract price per MMBtu, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time, (B) in the case of crude oil Hydrocarbons, on the basis of the applicable contract price per Barrel, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time and (C) in the case of condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline on the basis of the applicable contract price per Barrel, or if none, then the field price at the well head (taking into account all net backs and post-production costs), in either case as of the Effective Time, as applicable, in each case less (1) Burdens on such production, (2) applicable marketing fees and the post-production costs payable or chargeable to such volume, and (3) any Production Tax withheld by or on behalf of Tema from the contract or sales price as required by Law; and

(iv) the amount of all Suspense Funds held by Tema or its Affiliates (other than the Company), to the extent such funds are not transferred to KLRE’s or the Company’s control at the Closing; and

(d) exclude the following as a current liability (without duplication):

(i) any Indebtedness included in the Effective Time Indebtedness;

(ii) any portion of the Retained Liabilities;

(iii) any Tax liabilities (including, for the avoidance of doubt, any deferred Tax liabilities) other than those specified in clause (c) above; and

(iv) current Plugging and Abandonment or other asset retirement obligations.

“Employee Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA and (b) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in clause (a) above.

“Employment Agreements” has the meaning set forth in Section 2.7(a)(iii).

“Encumbrance” means any lien, mortgage, pledge, collateral assignment or security interest of any kind.

“Environmental Defect” means any violation of or failure to comply with any Environmental Law in connection with the ownership or operation of any Contributed Assets, or any Remediation or corrective action obligation with respect to the Contributed Assets or properties (including any Release of Hazardous Substances) that requires Remediation and is chargeable to the Company’s interest in the affected Contributed Assets, it being understood that if any matters of an essentially similar nature or condition or resulting from a single event or series of related events, such as violations, non-compliance, Releases of Hazardous Substances, oil spills, or chemicals found as to the affected Contributed Assets shall be collectively deemed a single incident or condition and for the purposes hereof shall constitute a single Environmental Defect as to such affected Contributed Assets.

“Environmental Defect Deductible” means an amount equal to two percent (2.0%) of the Unadjusted Consideration.

“Environmental Defect Threshold” means an amount equal to Seventy-Five Thousand Dollars ($75,000).

“Environmental Laws” means, as the same have been amended as of the date hereof, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Substances Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., and the Safe Drinking Water Act 42 U.S.C. §§ 300f through 300j, in each case in effect and applicable as of the date hereof, and all similar applicable Laws in effect as of the date hereof of any Governmental Entity having jurisdiction over the property in question addressing (a) pollution or pollution control; (b) protection of natural resources or the environment; or (c) the disposal or Release or threat of Release of Hazardous Substances.

“Environmental Referee” has the meaning set forth in Section 2.5(g)(i).

“Equipment” means all tank batteries, compression or booster stations, pipelines, metering facilities, interconnections and other equipment, machinery, facilities, fixtures and other tangible personal property and improvements, flowlines, gathering lines, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, processing and separation facilities, structures, materials, SCADA system assets, and Well equipment (both surface and subsurface) located on the Lands that are primarily used in connection with the ownership or operation of the Oil and Gas Properties or the production, transportation or processing of Hydrocarbons produced from the Oil and Gas Properties.

“Equity Consideration Share Value” means $10.40.

“Equity Financing” has the meaning set forth in Section 5.10.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Estimated Adjustments” has the meaning set forth in Section 2.4(a).

“Estimated Cash Consideration” means the cash portion of the Estimated Consideration.

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Consideration” has the meaning set forth in Section 2.4(a).

“Estimated Effective Time Working Capital” means the estimate of the Effective Time Working Capital set forth on the Estimated Closing Statement.

“Estimated Equity Consideration” means the equity portion of the Estimated Consideration.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means (a) all right, title and interest to the properties and assets set forth on Schedule 1.1-EA, (b) the Excluded Records, (c) all trademarks and tradenames containing “Tema” or “Rosemore” and any variants thereof, (d) any refunds, claims for refunds or rights to receive refunds from any Governmental Entity with respect to Retained Taxes, (e) any Oil and Gas Properties retained by Tema pursuant to Section 2.5(c) or Section 5.19(c), (f) all claims and causes of action of Tema (including with respect to Property Costs) arising under any Contract that are attributable to the period before the Effective Time, (g) all claims, rights and interests of Tema (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security agreement or (iii) to any insurance or condemnation proceeds or awards, in each case of (i) through (iii) to the extent not related to, covering or insuring any Assumed Liabilities, (h) any insurance policy of Tema providing for directors’ and officers’ liability insurance coverage to the extent not relating to or covering any Assumed Liabilities, (i) refunds and credits associated with all audits of costs arising under any Contracts relating to the Contributed Assets or otherwise in respect of the Contributed Assets with respect to any period prior to the Effective Time to the extent not relating to or covering any Assumed Liabilities, (j) all indemnity rights, all rights under any Contracts and all claims and rights of Tema against any Third Party, and all audit rights and claims for reimbursements from Third Parties for any and all Property Costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits, in each case to the extent not related or attributable to the Assumed Liabilities, and (k) Tema’s membership interest in the Company.

“Excluded Records” has the meaning set forth in the definition of “Records.”

“Execution Date” has the meaning set forth in the introductory paragraph.

“Federal Securities Laws” has the meaning set forth in Section 5.1(a).

“Final Adjustments” has the meaning set forth in Section 2.4(b).

“Final Cash Consideration” means the aggregate amount of cash paid by KLRE to the Company as part of the Final Consideration pursuant to this Agreement and as finally adjusted pursuant to Section 2.4 and Section 2.5.

“Final Consideration” has the meaning set forth in Section 2.4(b).

“Financial Statements” has the meaning set forth in Section 3.1(e)(i).

“FLSA” means the Fair Labor Standards Act, as amended.

“Fraud” means intentional fraud involving a knowing and intentional misrepresentation of a material fact or concealment of a material fact, where such misrepresentation or concealment was made or concealed by a Party with the intent of inducing the other Party to enter into this Agreement and upon which such other Party has reasonably relied.

“FTC” has the meaning set forth in Section 5.4(b).

“Fundamental Representation” means the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(p), 3.2(a), 3.2(b)(i), 3.2(c), 3.2(d), 3.3(a), 3.3(b), 3.3(c)(i) and 3.3(r).

“Future Location” shall mean, for each Future Well identified on Exhibit F-3, the location of the proration unit for such Future Well as described in Exhibit F-3.

“Future Well” shall mean a Hydrocarbon wellbore identified on Exhibit F-3 to be drilled after the Effective Date on a Future Location identified for such Hydrocarbon well on Exhibit F-3.

“GAAP” means United States generally accepted accounting principles.

“Gathering Agreements” has the meaning set forth in Section 2.7(a)(iv).

“Gathering System” means the oil and gas gathering systems operated by Gateway Gathering and Marketing Company, a Maryland corporation.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority, subdivision or instrumentality, tribal, domestic or foreign, or other body having governmental or quasi-governmental or adjudicatory powers or any (public or private) arbitrator or arbitral body or that is otherwise exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power.

“Hazardous Substances” means any pollutant, contaminant, dangerous or toxic substance, Hydrocarbons, hazardous or extremely hazardous substance or chemical, or otherwise hazardous material or waste defined as “hazardous waste”, “hazardous substance” or “hazardous material” under applicable Environmental Laws, including chemicals, pollutants, contaminants, wastes, toxic substances, which are classified as hazardous, toxic, radioactive, or otherwise are regulated by, or form the basis for Liability under, any applicable Environmental Law or hazardous substances under CERCLA.

“Hire Date” has the meaning set forth in Section 5.14(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. §18A, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

“Imbalance” means any imbalance (a) at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interest of the Company therein and the shares of production from the relevant Well to which the Company was entitled or (b) at the pipeline flange between the amount of Hydrocarbons nominated by or allocated to the Company and the Hydrocarbons actually delivered on behalf of the Company at that point.

“Income Tax” shall mean any income, capital gains, franchise and similar Tax. In the case of Income Taxes that are payable with respect to any Tax period beginning on or before and ending after the Closing Date, the portion of any such Taxes that is attributable to the portion of the period ending on and including the Closing Date shall be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date; provided that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the portion of the relevant Tax period ending on and including the Closing Date and the portion of the relevant Tax period beginning after the Closing Date in proportion to the number of days in each period. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Indebtedness” of any Person means, without duplication: (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (but, in each case, excluding trade accounts payable and accrued current liabilities arising in the ordinary course of business); (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and accrued current liabilities arising in the ordinary course of business); (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) the liquidation value of all redeemable preferred stock of such Person; and (f) all obligations of the type referred to in clauses (a) through (e) of any other Person for the payment of which such

Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; provided that “Indebtedness” shall not include any item, debt or liability included in Effective Time Working Capital or any Plugging and Abandonment obligations or liabilities.

“Indemnified Claims” has the meaning set forth in Section 7.2(b).

“Indemnified Liabilities” has the meaning set forth in Section 5.5(a).

“Indemnified Parties” has the meaning set forth in Section 7.2(b).

“Indemnified Persons” has the meaning set forth in Section 5.5(a).

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Independent Accountant” has the meaning set forth in Section 2.4(c).

“Intellectual Property” means any and all intellectual property and proprietary rights in any jurisdiction throughout the world, including: (a) patents and invention disclosures (including all reissues, divisions, reexaminations, revisions, renewals, extensions, provisionals, continuations, and continuations-in-part); (b) trademarks, trade names, service marks, logos, Internet domain names, and other indicia of origin; (c) copyrights, copyrightable works, and works of authorship; (d) trade secrets, know-how, and other proprietary information, including technology, inventions (whether or not patentable and whether or not reduced to practice), designs, formulas, algorithms, methods, processes, and schematics; and (e) all applications, registrations, issuances and the like with respect to any of the foregoing.

“Intervening Event” shall mean a material event, change, effect, development, condition or occurrence that affects the business, financial condition or continuing results of operations of Tema or the Company that (a) is not known and is not reasonably foreseeable by the Board of Directors of KLRE as of the date of this Agreement, (b) does not relate to KLRE or its Affiliates and (c) did not result from any breach of this Agreement by KLRE or its directors, officers, employees or other Representatives.

“IPO” has the meaning set forth in Section 9.12.

“IRR” means as of a measurement date, the interest rate that, when used, results in a stream of pre-tax cash flows having a net present value of zero. For purposes of Section 4.1(q), any amount that is to be determined by reference to the achievement of a certain IRR shall be calculated by Tema using the XIRR function in Microsoft Excel or, should this function no longer be available, the equivalent technique for calculating XIRR.

“Key Employees” means the individuals set forth on Schedule 1.1-KE.

“KLRE” has the meaning set forth in the introductory paragraph.

“KLRE Adverse Recommendation Change” has the meaning set forth in Section 5.3(b).

“KLRE Board Recommendation” means the Board of Directors of KLRE (including any required committee thereof) has (a) made a declaration on the advisability of the Transactions in accordance with applicable Law and as required by the KLRE SEC Documents, (b) approved this Agreement and the Transactions, including the transactions contemplated by the Charter Amendment Proposal and the LTIP Proposal, (c) determined that the Transactions are in the best interests of KLRE and its stockholders and (d) determined to recommend that holders of KLRE Common Stock vote in favor of each Transaction Proposal.

“KLRE Common Stock” has the meaning set forth in Section 3.3(b)(i).

“KLRE Contracts” has the meaning set forth in Section 3.3(k).

“KLRE Disclosure Schedule” has the meaning set forth in Section 3.3.

“KLRE Equity Interests” has the meaning set forth in Section 3.3(b)(i).

“KLRE Group” means KLRE, KLRE Sponsor and each of their respective managers, officers, directors, employees and agents.

“KLRE Indemnification Claim” has the meaning set forth in Section 7.2(a).

“KLRE Indemnified Party” has the meaning set forth in Section 7.2(a).

“KLRE Interest Percentage” means an amount, expressed as a percentage, equal to 100% less the Tema Interest Percentage.

“KLRE Material Adverse Effect” means any occurrence, condition, change, event or effect that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of KLRE to consummate the Transactions; provided, however, that in no event shall any of the following constitute a KLRE Material Adverse Effect: (a) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; (b) any occurrence, condition, change, event or effect resulting from or relating to fluctuations in the value of currencies; (c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including natural disasters and acts of terrorism; (d) any occurrence, condition, change, event or effect resulting from the announcement or pendency of the Transactions, (provided that, this clause (d) shall not be applicable with respect to KLRE’s representations and warranties in Section 3.3(c)(ii) and, to the extent related thereto, the conditions in Section 6.3(a)); (e) any change in the trading prices or trading volume of the equity securities of KLRE (but not any change or effect underlying such change in prices, volume or credit rating to the extent such change or effect would otherwise constitute a KLRE Material Adverse Effect); (f) any change in accounting requirements or principles imposed upon KLRE or its businesses or any change in Law, or the interpretation thereof; (g) any occurrence, condition, change, event or effect resulting from actions taken by the Company or any of its Affiliates; and (h) compliance by KLRE with the terms of this Agreement or any written request of Tema; provided that, in the case of clauses (a), (b) or (c), such occurrence, condition, change, event or effect shall only be excluded to the extent that it does not have, or would not reasonably be expected to have, a disproportionate and adverse impact on KLRE as compared to other industry participants.

“KLRE Preferred Stock” has the meaning set forth in Section 3.3(b)(i).

“KLRE Public Securities” has the meaning set forth in Section 3.3(l).

“KLRE SEC Documents” has the meaning set forth in Section 3.3(d)(i).

“KLRE Sponsor” means KLR Energy Sponsor, LLC, a Delaware limited liability company.

“KLRE Stockholder Approval” means the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of KLRE Common Stock in favor of the Transaction Proposals and the Nasdaq Proposal.

“KLRE Stockholder Redemption” means the right held by certain stockholders of KLRE to redeem all or a portion of their shares of KLRE Common Stock upon the consummation of a Business Combination.

“KLRE Warrants” has the meaning set forth in Section 3.3(b)(i).

“Knowledge” (a) of the Company means the actual knowledge of those individuals set forth on the relevant part of Schedule 1.1-KP , (b) of Tema means the actual knowledge of those individuals set forth on the relevant part of Schedule 1.1-KP or (c) of KLRE means the actual knowledge of those individuals set forth on the relevant part of Schedule 1.1-KP.

“Lands” has the meaning set forth in subsection (a) of the definition of “Oil and Gas Properties.”

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by any Government Entity.

“Lease” has the meaning set forth in subsection (a) of the definition of “Oil and Gas Properties.”

“Leased Real Property” has the meaning set forth in Section 3.1(n)(v).

“Losses” means, with respect to any Person, any and all claims, damages, demands, suits, proceedings, judgments, losses, charges, penalties, fees, and reasonable costs and expenses (including reasonable attorneys’ and consultant fees and expenses) sustained, suffered or incurred by such Person.

“LTIP Proposal” has the meaning set forth in Section 5.1(a).

“Material Contract” means, to the extent binding on the Company, the Oil and Gas Properties or the Company’s ownership of the Contributed Assets after Closing, any Contract which is one or more of the following types:

(a) Contracts that can reasonably be expected to result in gross revenue per fiscal year in excess of One Hundred Thousand Dollars ($100,000) (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues) in each case, net to the aggregate interests of the Company;

(b) Contracts that can reasonably be expected to result in expenditures per fiscal year in excess of One Hundred Thousand Dollars ($100,000) (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues), in each case, net to the aggregate interests of the Company;

(c) Contracts with any Affiliate of the Company or Tema that will not be terminated on or prior to Closing;

(d) Contracts that are farm-out agreements, partnership agreements, participation agreements, exploration agreements, development agreements, joint operating agreements, unitization agreements, pooling agreements, communitization agreements or similar Contracts;

(e) Contracts that constitute or create a partnership, joint venture or limited liability company agreement affecting the Contributed Assets;

(f) Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Oil and Gas Properties which are not cancelable without penalty to the Company, its Affiliates, or its or their permitted successors and assigns, on at least ninety (90) days prior written notice;

(g) To the extent currently pending, contracts of Tema or the Company to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Oil and Gas Properties after Closing, but excluding right of reassignment upon intent to abandon any such Oil and Gas Property;

(h) Contracts with any remaining drilling or development obligations;

(i) Contracts containing any area of mutual interest agreements or similar provisions;

(j) Contracts for the gathering, treatment, processing, storage or transportation of Hydrocarbons that provide for a “take or pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees;

(k) Contracts that are seismic agreements or commitments to acquire, generate or develop seismic, or similar agreements;

(l) Contracts that contain a non-compete agreement or otherwise purport to limit or prohibit the manner in which, or the locations in which, Tema or the Company may conduct business;

(m) Contracts providing for any call upon, option to purchase or similar rights with respect to the Contributed Assets or to the production therefrom or the processing thereof;

(n) Contracts for any Derivative Transaction;

(o) any indenture, mortgage, loan, credit or similar Contract of Indebtedness of the Company or burdening the Acquired Units or the Oil and Gas Properties that will not be satisfied or released as a burden on the Acquired Units or the Oil and Gas Properties prior to or at Closing; and

(p) Contracts of the Company that constitute leases (other than a Lease or Rights of Way) of any asset or property which cannot be terminated by the Company without penalty upon ninety (90) days or less notice and requires payment by the Company of an annual base rental of more than One Hundred Thousand Dollars ($100,000).

“Material Disclosure Schedule Supplement” has the meaning set forth in Section 5.17(b).

“Materiality Qualifiers” means a qualification to a representation or warranty by use of “material,” “materially,” “in all material respects,” or other variations of the word “material” (except as set forth in Section 3.1(e)(ii) and with respect to any reference to a “Material Contract”) or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Tema Material Adverse Effect or a KLRE Material Adverse Effect, as applicable.

“MMBtu” means one million BTU.

“Nasdaq” has the meaning set forth in Section 5.11.

“Nasdaq Proposal” has the meaning set forth in Section 5.1(a).

“Net Mineral Acre” means, as to each Lease, the product of (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil and gas covered by such Lease in such lands, multiplied by (c) Tema’s or the Company’s Working Interest in such Lease, as applicable; provided, however, (i) if items (a) and (b) of this definition vary as to different tracts or parcels burdened by such Lease, a separate calculation shall be performed with respect to each such area and (ii) with respect to any fee minerals or similar interests included in the Leases not derived from Hydrocarbon leases, item (c) shall be deemed deleted.

“Net Mineral Acre Price” means, with respect to each Lease, the value set forth in Exhibit F-1 for each Net Mineral Acre burdened by such Lease.

“Net Revenue Interest” means, with respect to any Well, Future Well or Lease, the interest in and to all Hydrocarbons saved, produced and sold from or allocated to such Well, Future Well or Lease, after giving effect to all Royalties.

“Non-Compete Period” has the meaning set forth in Section 5.15(a).

“Non-Material Disclosure Schedule Supplement” has the meaning set forth in Section 5.17(b).

“Non-Recourse Party” has the meaning set forth in Section 9.10.

“NORM” means naturally occurring radioactive material, including technologically enhanced NORM, also known as TENORM, radon gas and asbestos.

“Notice” has the meaning set forth in Section 5.3(c).

“Notice Period” has the meaning set forth in Section 5.3(c).

“Offer” has the meaning set forth in the recitals.

“Offer Documents” has the meaning set forth in Section 5.1(a).

“Offering Shares” has the meaning set forth in Section 5.1(a).

“Oil and Gas Properties” means all of the Company’s right, title and interest in and to the following as of the Closing Date:

(a) all Hydrocarbon leases, fee mineral interests, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties, overriding royalties, net profits interests and any other similar interests in minerals described on Exhibit F-1, even though such interests may be incorrectly described or referred to in, or a description thereof may be omitted from, Exhibit F-1, (collectively, the “Leases”), together with all pooled, communitized or unitized acreage or rights which includes or constitutes all or part of any Leases or any Wells (the “Units”), and all tenements, hereditaments and appurtenances belonging to the Leases and Units (collectively, the “Lands”); and

(b) any and all Hydrocarbon, water, CO2, injection wells or other wells located on, under or within the Lands, to the extent described on Exhibit F-2 attached hereto (the “Wells”), in each case whether producing, non-producing, permanently or temporarily Plugged and Abandoned.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Owned Real Property” has the meaning set forth in Section 3.1(n)(v).

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Permitted Encumbrances” means any or all of the following:

(a) Royalties to the extent that the net cumulative effect of such burdens do not reduce the Company’s aggregate Net Revenue Interest in the applicable Oil and Gas Property below that shown in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable;

(b) the terms of any Contract to the extent that the net cumulative effect thereof would not be reasonably likely to (i) decrease the Company’s Net Revenue Interest with respect to any Undeveloped Lease, Well or Future Well to an amount less than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well, (ii) obligate the Company to bear a Working Interest with respect to any Undeveloped Lease, Well or Future Well in an amount greater than the Working Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well (unless the Company’s aggregate Net Revenue Interest for such Undeveloped Lease, Well or Future Well is greater than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, in the same proportion as any increase in such Working Interest), (iii) decrease the Company’s Net Mineral Acres as to any Undeveloped Lease to an amount less than the number of Net Mineral Acres set forth on Exhibit F-1 for such Undeveloped Lease or (iv) impair or have an adverse effect on the ownership, use, value or development of the affected Oil and Gas Property;

(c) inchoate Encumbrances created under the terms of the Leases, Rights of Way or the Contracts, inchoate Encumbrances for Taxes, inchoate materialman’s and other similar inchoate Encumbrances arising in the ordinary course of business that, in each case, secures amounts or obligations not yet delinquent (including any amounts being withheld as provided by Law) or are being contested in good faith in the normal course of business and for which adequate reserves have been established in the Financial Statements in accordance with GAAP;

(d) to the extent not triggered, rights of reassignment arising upon the expiration or final intention to abandon or release any of the Contributed Assets;

(e) any easement, right of way, covenant, servitude, permit, or surface lease, for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, in each case, to the extent that the net cumulative effect thereof would not be reasonably likely to (i) decrease the Company’s Net Revenue Interest with respect to any Undeveloped Lease, Well or Future Well to an amount less than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well, (ii) obligate the Company to bear a Working Interest with respect to any Undeveloped Lease, Well or Future Well in an amount greater than the Working Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well (unless the Company’s aggregate Net Revenue Interest for such Undeveloped Lease, Well or Future Well is greater than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, in the same proportion as any increase in such Working Interest), (iii) decrease the Company’s Net Mineral Acres as to any Undeveloped Lease to an amount less than the number of Net Mineral Acres set forth on Exhibit F-1 for such Undeveloped Lease or (iv) impair or have an adverse effect on the ownership, use, value or development of the affected Oil and Gas Property;

(f) all applicable Laws and rights reserved to or vested in any Governmental Entities to control or regulate any of the Contributed Assets in any manner;

(g) rights of any common owner of any interest in Rights of Way currently held by the Company and such common owner as tenants in common or through common ownership with respect to such Rights of Way if the net cumulative effect thereof would not be reasonably likely to (i) decrease the Company’s Net Revenue Interest with respect to any Undeveloped Lease, Well or Future Well to an amount less than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well, (ii) obligate the Company to bear a Working Interest with respect to any Undeveloped Lease, Well or Future Well in an amount greater than the Working Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well (unless the Company’s aggregate Net Revenue Interest for such Undeveloped Lease, Well or Future Well is greater than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, in the same proportion as any increase in such Working Interest), (iii) decrease the Company’s Net Mineral Acres as to any Undeveloped Lease to an amount less than the number of Net Mineral Acres set forth on Exhibit F-1 for such Lease or (iv) impair or have an adverse effect on the ownership, use, value or development of the affected Oil and Gas Property;

(h) any Encumbrance that is based solely on a lack of information in Tema’s or the Company’s files or records;

(i) any defect arising out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law;

(j) any defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and results in another party’s superior claim of title to the Contributed Assets;

(k) any defect that is cured, released or waived by applicable Law of limitation or prescription, including adverse possession and the doctrine of laches or which has existed for more than twenty (20) years and no affirmative evidence shows that another Person has asserted or exercised a superior claim of title to the Contributed Assets;

(l) any defect arising from prior oil and gas leases relating to the lands burdened by the Leases that are terminated but are not surrendered or released of record;

(m) preferential purchase rights, change of control restrictions, and consents (including consents and approvals that are customarily obtained after a closing in connection with a transaction similar to the transactions contemplated by this Agreement);

(n) any Title Defects that are waived in writing by KLRE after the Execution Date;

(o) zoning and planning ordinances and municipal regulations;

(p) Imbalances to the extent such Imbalances are (i) accounted for in the calculation of the Effective Time Working Capital or (ii) attributable to periods after the Effective Time;

(q) any inchoate Encumbrance created under leases or operating agreements or by operation of Law in respect of obligations that are not yet due or delinquent; and

(r) all other Encumbrances, defects, or irregularities if the net cumulative effect thereof would not be reasonably likely to (i) decrease the Company’s Net Revenue Interest with respect to any Undeveloped Lease, Well or Future Well to an amount less than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well, (ii) obligate the Company to bear a Working Interest with respect to any Undeveloped Lease, Well or Future Well in an amount greater than the Working Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well (unless the Company’s aggregate Net Revenue Interest for such Undeveloped Lease, Well or Future Well is greater than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, in the same proportion as any increase in such Working Interest), (iii) decrease the Company’s Net Mineral Acres as to any Undeveloped Lease to an amount less than the number of Net Mineral Acres set forth on Exhibit F-1 for such Undeveloped Lease or (iv) impair or have an adverse effect on the ownership, use, value or development of the affected Oil and Gas Property.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Entity.

“Phase I” has the meaning set forth in Section 5.2(b).

“Plugging and Abandonment,” “Plugged and Abandoned” and “Plug and Abandon” and its derivatives means the following: plugging, replugging, abandonment, removal, site clearance, site survey, Remediation,

disposal, and restoration operations, in each case to be conducted in compliance with applicable Laws and Contracts, and in a good and workmanlike manner: (a) to properly plug and abandon and remove, dismantle, decommission and dispose of all Wells, structures, facilities, flow lines, pipelines, any other Equipment included in or consisting of the Oil and Gas Properties or any such assets or properties drilled, constructed or installed after the Effective Time; (b) to replug any Well, wellbore, or previously plugged Well to the extent drilled in connection with the Oil and Gas Properties; and (c) to flush, cap, pickle, bury or remove all flow lines and other pipelines used as of the Effective Time or thereafter used in connection with the Oil and Gas Properties.

“Post-Closing Representation” has the meaning set forth in Section 9.13(a).

“Pre-Effective Period” means any Tax period ending before the Effective Date.

“Private Placement Warrants” means KLRE Warrants issued pursuant to that certain Sponsor Warrants Purchase Agreement, effective as of March 10, 2016, between KLRE and KLRE Sponsor.

“Privileged Communications” has the meaning set forth in Section 9.13(b).

“Production Taxes” means severance, production and similar Taxes based upon or measured by the production of Hydrocarbons.

“Property Costs” means all direct operating expenses paid or payable to Third Parties and capital expenditures paid or payable to Third Parties incurred in the ownership and operation of the Contributed Assets and overhead costs charged to the Contributed Assets under any applicable Contracts, provided, that the Consideration shall not be adjusted upward hereunder for, any costs, expenses or liabilities arising out of or constituting: (a) personal injury, illness or death, property damage, torts, breach of contract or non-compliance or violation of any Law, (b) Remediation obligations or any other obligations relating to the Plugging and Abandonment or decommissioning of any of the Contributed Assets, (c) obligations with respect to Imbalances, (d) obligations to pay Royalties, including Suspense Funds, (e) obligations with respect to hedge contracts, (f) extension payments, renewal payments, rentals and other lease maintenance payments, (g) any overhead costs, fees or expenses that are paid or payable to Tema or any Affiliate of Tema or charged or chargeable by Tema or any Affiliate of Tema, (h) any costs or expenses incurred in connection with the cure (or attempted cure) of any Title Defect or Environmental Defect, (i) costs and expenses incurred in connection with any casualty loss (including any repair or restoration costs related thereto), (j) any Losses or liabilities that constitute Retained Liabilities or for which Tema has agreed hereunder or under any other Transaction Document to indemnify, defend or hold harmless any member of the KLRE Group or (k) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (j), whether such claims are made pursuant to contract or otherwise. Furthermore, “Property Costs” shall not include any Taxes.

“Property Taxes” means ad valorem, property, excise or similar Taxes (including any interest, fine, penalty or additions to tax imposed by any Governmental Entity in connection with such Taxes) based upon operation or ownership of the Contributed Assets but excluding, for the avoidance of doubt, Production Taxes, Transfer Taxes and Income Taxes.

“Prospectus” has the meaning set forth in Section 9.12.

“Proxy Statement” has the meaning set forth in Section 5.1(a).

“Real Property” has the meaning set forth in Section 3.1(n)(v).

“Realty Instrument” has the meaning set forth in the definition of “Contracts.”

“Receiving Party” has the meaning set forth in Section 5.17(a).

“Records” means all books, records, files, data, information, drawings and maps of the Company and Tema to the extent related to the Contributed Assets, including electronic copies of all computer records where available, contract files, lease files, well logs, division order files, title opinions and other title information (including abstracts, evidences of rental payments, maps, surveys and data sheets), hazard data and surveys, production records, engineering files, environmental records, personnel records of Key Employees (to the extent such records may be transferred under applicable Law) and any and all title, Tax, financial, technical, engineering, environmental and safety records; excluding, however, (a) any data, information, software and records of Tema under contractual restrictions on assignment or change of control for which no consent to transfer has been received, or that are subject to payment of a fee or other consideration under a license or other agreement for which KLRE has not agreed in writing to pay such fee or other consideration, (b) all legal records and legal files of Tema constituting work product and attorney-client communications, (c) all Income Tax returns and any information prepared in connection therewith of Tema, Rosemore or the Rosemore shareholders and (d) any data, information, corporate files and records to the extent relating to the Excluded Assets (such exclusions, the “Excluded Records”).

“Release” means any discharge, emission, spilling, leaking, pumping, pouring, injecting, dumping, burying, leaching, migrating, abandoning or disposing into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Remediate” means any remedial, removal, response, investigation, monitoring, construction, closure, disposal, testing, integrity testing, or other corrective actions (including, but not limited to, the installation of pollution control equipment and the restoration of environmental quality) required under applicable Environmental Laws to address a violation of Environmental Law, or cure or eliminate an Environmental Defect. The term “Remediation” shall have its correlative meaning.

“Reporting Party” has the meaning set forth in Section 5.17(a).

“Representatives” has the meaning set forth in Section 5.2(a).

“Required Consent” means a consent that is required under a Lease or other agreement or instrument governing the development, exploration, or operation of any of the Oil and Gas Properties that if not obtained before the Contribution or the Transactions would cause (a) the assignment by Tema to the Company of the Oil and Gas Property affected thereby to be void or would cause the Transactions as they apply to the affected Oil and Gas Property to be void, (b) the termination of such Lease or other agreement or instrument, (c) the Company to pay, incur or bear any liability or obligations as a result of the failure to obtain such consent or (d) result in any material impairment or adverse effect on the ownership, operation or development of any Oil and Gas Properties.

“Restricted Opportunity” has the meaning set forth in Section 5.15(b).

“Retained Employee-Related Liabilities” means all liabilities, Losses, damages, expenses (including reasonable legal expenses) and costs that are attributable to, associated with or related to, or that arise out of or in connection with (a) any Employee Benefit Plan or any other employee benefit or compensation plan, program or arrangement sponsored, maintained or contributed to by Tema, the Company or any of their respective ERISA Affiliates or to which Tema, the Company or any of their respective ERISA Affiliates was obligated to contribute at any time on or prior to the Closing, including all Controlled Group Liabilities; (b) the employment or engagement of any individual who does not become a Transferred Employee, including all liabilities, Losses, damages, expenses (including reasonable legal expenses) and costs arising from or relating to any act or omission or other practice arising from or relating to an employment or independent contractor relationship or the termination thereof arising at any time; and (c) the employment or engagement of a Transferred Employee to the extent existing or arising on or prior to such Transferred Employee’s Hire Date.

“Retained Liabilities” means any Losses, obligations or liabilities to the extent arising out of any of the following:

(a) death or physical injury to any Person or property damage related to or arising out of the Company’s, Tema’s or any of their respective Affiliate’s operation of the Contributed Assets occurring prior to the Closing;

(b) claims for compensation or reimbursement of Tema’s or its Affiliates’ employees for work performed with respect to the Oil and Gas Properties prior to the Effective Time;

(c) the Retained Employee-Related Liabilities;

(d) the ownership, operation or management of the Gathering System whether occurring prior to, on or after Closing;

(e) any and all Retained Taxes;

(f) any Hazardous Substances related to or arising out of the ownership or operation of the Contributed Assets by Tema, the Company or any of their respective Affiliates that, prior to the Closing Date, were transported and/or disposed of at off-site disposal facilities that do not constitute Oil and Gas Properties, except for such disposal into a saltwater disposal well if such disposal was conducted in compliance with all applicable Environmental Laws and Contracts, consistent with prudent industry practice;

(g) any payment, nonpayment or mispayment of Burdens attributable to periods prior to the Effective Time;

(h) any Property Costs attributable to periods prior to the Effective Time;

(i) any acts or omissions of gross negligence or willful misconduct of any member of Tema or its Affiliates (or Tema prior to Closing) related to or arising out of the ownership or operation of the Contributed Assets;

(j) any fines, penalties, criminal liability or criminal sanctions imposed or assessed as a result of a violation of Law related to or arising out of the ownership or operation of the Contributed Assets by Tema, the Company of any of their respective Affiliates prior to the Closing Date;

(k) any actions, suits or proceedings that are pending prior to the Closing Date related to or arising out of Tema’s, the Company’s or any of their respective Affiliates’ ownership or operation of the Contributed Assets; and

(l) the Excluded Assets.

“Retained Taxes” means (a) any and all Income Taxes imposed on the Company or any of its direct or indirect owners with respect to the ownership or operation of the Contributed Assets prior to the Closing Date; (b) any and all Taxes imposed on or with respect to the Excluded Assets; (c) any and all Tema Taxes; and (d) any and all Taxes (i) of any affiliated, consolidated, combined or unitary group (or any member thereof, other than the Company) of which the Company Group (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local Law, and (ii) of any other Person for which the Company Group is or has been liable as a transferee or successor, by contract or otherwise as of the Closing Date.

“Rights of Way” means all surface fee interests, easements, permits, licenses, servitudes, rights of way, surface leases and other rights to use the surface appurtenant to, and used or held primarily for use in connection with, the ownership or operation of the Oil and Gas Properties, including those described on Exhibit F-4.

“Rosemore” means Rosemore, Inc., a Maryland corporation, and the parent of Tema.

“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Oil and Gas Properties or the proceeds thereof to Third Parties.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Counsel” has the meaning set forth in Section 9.13(a).

“Shareholders’ and Registration Rights Agreement” means that certain Shareholders’ and Registration Rights Agreement between KLRE, KLRE Sponsor, Tema, Anchorage Illiquid Opportunities V, L.P. and AIO V AIV 3 Holdings, L.P. dated as of the date hereof.

“Side Letter” means that certain Side Letter by and among KLRE, KLRE Sponsor and Rosemore dated as of the date hereof.

“Straddle Period” means any Tax period beginning before and ending on or after the Effective Date.

“Subject Formation” means, (a) for each Well set forth on Exhibit F-2 and for each Future Well set forth Exhibit F-3, the depths, productive formations, strata, or horizons specified for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3 and (b) for each Lease (or portion thereof) listed on Exhibit F-1 and which has a positive Allocated Value, the depths, productive formations, strata, or horizons specified for such Lease (or portion thereof) on Exhibit F-1; provided, however, that to the extent no depths are indicated on Exhibit F-2 or Exhibit F-3, then Tema shall provide such information promptly following the Execution Date or the extent applicable, such information subject to KLRE’s reasonable approval (which Subject Formation shall be deemed to be all depths in the event Tema fails to promptly provide such information that is reasonably satisfactory to KLRE).

“Subscription Agreements” means those certain subscription agreements entered into among KLRE and the subscribers thereto (and in certain instances KLRE Sponsor) in connection with the Equity Financing.

“Subsidiary” means, with respect to any Person, any other Person of which (a) more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such Person or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such Person.

“Suspense Funds” means any and all Royalties held in suspense by Tema or its Affiliates (other than the Company) at the Closing, and any interest accrued in escrow accounts for such suspended funds.

“Tag-Along” means the right or option of any Person under any Contract, Lease or other instrument binding on Tema or the Company, or the Contributed Assets, to require and cause Tema, the Company or KLRE to purchase, acquire or receive an assignment of (a) any interest held by such Person in any Hydrocarbon, water, CO2, injection, disposal or other wells located on, under or within the Oil and Gas Properties or (b) any interests of such Person in Hydrocarbon leases, fee minerals, reversionary interests, non-participating royalty interests, executive rights, non-executive rights, royalties, net profits interests and any other similar interests in minerals, or any pooled, communitized or unitized acreage or rights which includes or constitutes all or part of any of the foregoing that are located within the Oil and Gas Properties.

“Tax” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Proceeding” has the meaning set forth in Section 5.13(c).

“Tax Receivable Agreement” has the meaning set forth in Section 2.7(a)(ii).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Tema” has the meaning set forth in the introductory paragraph.

“Tema Indemnification Claims” has the meaning set forth in Section 7.2(b).

“Tema Indemnified Party” has the meaning set forth in Section 7.2(b).

“Tema Interest Percentage” means the quotient, expressed as a percentage, obtained by dividing (i) the number of Company Units held by Tema as of immediately following the Closing by (ii) the total number of outstanding Company Units after giving effect to the Transactions (including the Equity Financing and the conversion of the Class F Common Stock into shares of Class A Common Stock).

“Tema Material Adverse Effect” means any occurrence, condition, change, event or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the financial condition, business, assets, liabilities or results of operations of the Company and Tema, taken as a whole, or that prevents or materially delays or impairs, or would reasonably be expected to prevent or materially delay or impair, the ability of Tema or the Company to consummate the Transactions; provided, however, that in no event shall any of the following constitute a Tema Material Adverse Effect: (a) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic, regulatory or political conditions or conditions in the United States or worldwide capital markets; (b) any occurrence, condition, change, event or effect that affects the industries in which the Company or Tema operate generally (including changes in commodity prices, general market prices, Laws and regulatory changes); (c) any occurrence, condition, change, event or effect resulting from or relating to fluctuations in the value of currencies; (d) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other similar calamity or crisis, including natural disasters and acts of terrorism; (e) any occurrence, condition, change, event or effect resulting from the announcement or pendency of the Transactions, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company or Tema due to the announcement or pendency of the Transactions (provided that, this clause (e) shall not be applicable with respect to the representations and warranties in Section 3.1(d)(ii) and to the extent related thereto, the conditions in Section 6.2(a)); (f) any change in accounting requirements or principles imposed upon the Company or Tema or their respective businesses or any change in law, or the interpretation thereof; (g) any occurrence, condition, change, event or effect resulting from actions taken by KLRE or any of its Affiliates; (h) compliance by Tema or the Company with the terms of this Agreement or any written request of KLRE; or (i) any failure of the

Company or Tema to meet any projections, forecasts or revenue or earnings productions (provided that this clause (i) shall not be applicable with respect to any occurrence, condition, change, event or effect underlying such failure, all of which shall be taken into account in the determination of the occurrence of a Tema Material Adverse Effect); provided that, in the case of clauses (a), (c) or (d), such occurrence, condition, change, event or effect shall only be excluded to the extent that it does not have, or would not reasonably be expected to have, a disproportionate and adverse impact on the financial condition, business, assets, liabilities or results of operations of the Company and Tema, taken as a whole, as compared to other industry participants.

“Tema Taxes” means any and all Taxes (a) imposed on or with respect to the Contributed Assets (i) in the case of Taxes that are imposed on a periodic basis (such as Property Taxes), for any Pre-Effective Period and for the portion of any Straddle Period ending on and including the day before the Effective Date (determined in accordance with the principles set forth in Section 5.13(b)(i)), and (ii) in the case of Production Taxes and sales and use Taxes, for any Pre-Effective Period and for the portion of any Straddle Period ending on and including the day before the Effective Date (determined in accordance with the principles set forth in Section 5.13(b)(ii); (b) that are Income Taxes resulting from the Contribution; (c) resulting from a breach of the representations and warranties set forth in Section 3.1(k) (Taxes) (determined without regard to any materiality or Knowledge qualifiers or any scheduled items) or a breach by Tema of any covenant set forth in Section 5.13; or (d) that are Transfer Taxes allocated to Tema pursuant to Section 5.13(a); provided, that no such Tax will constitute a Tema Tax to the extent such Tax was included as a current liability in the determination of the Effective Time Working Capital.

“Tema Warrants” has the meaning set forth in Section 2.2(a).

“Terminable Breach” has the meaning set forth in Section 8.1(b)(iii).

“Termination Date” has the meaning set forth in Section 8.1(b)(ii).

“Third Party” means any Person other than Tema, the Company, Rosemore, KLRE or any of their respective Affiliates.

“Title Benefit” means any right, circumstance or condition that operates to:

(a) with respect to each Well listed on Exhibit F-2 and each Future Well listed on Exhibit F-3, increase Tema’s Net Revenue Interest in any such Well or Future Well as of the Execution Date or increase the Company’s Net Revenue Interest in any such Well or Future Well as of the Closing Date, in each case, above the Net Revenue Interest shown for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3 (but only with respect to the Subject Formation set forth for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3); in each case only to the extent such right, circumstance or condition does not operate to cause a greater than proportionate increase in Tema’s or the Company’s, as applicable, Working Interest with respect to the Subject Formation in such Well or Future Well above that shown for such Subject Formation in Exhibit F-2 or Exhibit F-3, as applicable;

(b) with respect to each Undeveloped Lease (or portion thereof) listed on Exhibit F-1 that has a positive Allocated Value, increase Tema’s Net Revenue Interest in such Undeveloped Lease as of the Execution Date or increase the Company’s Net Revenue Interest in such Undeveloped Lease as of the Closing Date, in each case, above the Net Revenue Interest shown for such Undeveloped Lease (or portion thereof) on Exhibit F-1 (but only with respect to the Subject Formation set forth for such Undeveloped Lease on Exhibit F-1), in each case only to the extent such right, circumstance or condition does not operate to cause a greater than proportionate increase in Tema’s or the Company’s, as applicable, Working Interest with respect to the Subject Formation in such Undeveloped Lease above that shown for such Subject Formation in Exhibit F-1, as applicable;

(c) with respect to each Well listed on Exhibit F-2 and each Future Well listed on Exhibit F-3, decrease Tema’s Working Interest in any such Well or Future Well as of the Execution Date or decrease the Company’s

Working Interest in any such Well or Future Well as of the Closing Date, in each case, below the Working Interest shown for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3 with respect to such Well or Future Well (but only with respect to the Subject Formation set forth for such Well on Exhibit F-2 or for such Future Well on Exhibit F-3) (in each case of such Well or Future Well without a proportionate decrease in the corresponding Net Revenue Interest to the applicable Subject Formations therefor ), or

(d) with respect to each Undeveloped Lease listed on Exhibit F-1, increase the number of Net Mineral Acres to which Tema is entitled with respect to such Undeveloped Lease as of the Execution Date and increase the number of Net Mineral Acres to which the Company is entitled with respect to such Undeveloped Lease as of the Closing Date, in each case, to a number that is greater than the number of Net Mineral Acres shown for such Undeveloped Lease (or portion thereof) on Exhibit F-1 (but only with respect to the Subject Formation set forth for such Undeveloped Lease on Exhibit F-1), in each case only to the extent such right, circumstance or condition does not operate to cause a less than proportionate increase in Tema’s or the Company’s, as applicable, Net Revenue Interest with respect to the Subject Formation in such Undeveloped Lease as to such Subject Formation in Exhibit F-1, as applicable.

“Title Defect” means any Encumbrance or defect that results in the failure of Tema or the Company (as applicable) to have Defensible Title to any Oil and Gas Property (it being understood that if any such Encumbrance or defect burdens or affects more than one Oil and Gas Property, then for the purposes hereof such Encumbrance or defect shall constitute a single Title Defect as to all such Oil and Gas Properties (and not separate Title Defects as to each such Oil and Gas Property burdened or affected thereby); provided, however, that the following shall not be considered Title Defects:

(a) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless KLRE provides affirmative evidence that such failure or omission would reasonably be expected to result in another Person’s superior claim of title to the relevant Oil and Gas Property;

(b) defects based on a gap in Tema’s or the Company’s chain of title in the state’s records as to state Leases, or in the county records as to other Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s right chain or runsheet, which documents shall be included in the applicable Defect Notice;

(c) defects based solely on references to lack of information, including lack of information in any of the Company’s files, the lack of Third Party records, and/or the unavailability of information from Governmental Entities, if such information is otherwise in KLRE’s possession or is a matter of public record in the county where the applicable Oil and Gas Property is located; and

(d) with respect to any Undeveloped Lease, Well or Future Well, defects affecting any depths other than the Subject Formation set forth on Exhibit F-1, Exhibit F-2 or Exhibit F-3 for such Undeveloped Lease, Well or Future Well to the extent that the net cumulative effect thereof would not be reasonably likely to (i) decrease the Company’s Net Revenue Interest with respect to any Undeveloped Lease, Well or Future Well to an amount less than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well, (ii) obligate the Company to bear a Working Interest with respect to any Undeveloped Lease, Well or Future Well in an amount greater than the Working Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, for such Undeveloped Lease, Well or Future Well (unless the Company’s aggregate Net Revenue Interest for such Undeveloped Lease, Well or Future Well is greater than the Net Revenue Interest set forth in Exhibit F-1, Exhibit F-2 or Exhibit F-3, as applicable, in the same proportion as any increase in such Working Interest), (iii) decrease the Company’s Net Mineral Acres as to any Undeveloped Lease to an amount less than the number of Net Mineral Acres set forth on Exhibit F-1 for such Undeveloped Lease or (iv) impair or have an adverse effect on the ownership, use, value or development of the affected Oil and Gas Property.

“Title Defect Deductible” means an amount equal to two percent (2.0%) of the Unadjusted Consideration.

“Title Defect Threshold” means an amount equal to Seventy-Five Thousand Dollars ($75,000).

“Title Referee” has the meaning set forth in Section 2.5(g)(i).

“Transaction Documents” means this Agreement and each other agreement, document, certificate or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing.

“Transaction Expenses” means, with respect to any Person, its costs and expenses incident to the negotiation and preparation of this Agreement and the other documents contemplated hereby (including the Ancillary Agreements) and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, underwriting and other Third Party fees required to consummate the Transactions and other costs and expenses associated with any of the foregoing.

“Transaction Proposals” has the meaning set forth in Section 5.1(a).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transferred Employee” has the meaning set forth in Section 5.14(b).

“Transfer Taxes” has the meaning set forth in Section 5.13(a).

“Transition Services Agreement” has the meaning set forth in Section 2.7(a)(v).

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Trust Account” has the meaning given to such term in the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated March 10, 2016, between KLRE and Continental Stock Transfer & Trust Company.

“Unadjusted Cash Consideration” has the meaning set forth in Section 2.2(a).

“Unadjusted Consideration” has the meaning set forth in Section 2.2(a).

“Unadjusted Equity Consideration” has the meaning set forth in Section 2.2(a).

“Undeveloped Lease” means each Lease (or portion thereof) that is not included within a Unit or Future Location.

“Undivided Interest” means the applicable percentage undivided interest (on an eight-eighth’s basis) in the applicable properties and assets (whether tangible or intangible, real or personal).

“Units” has the meaning set forth in subsection (a) of the definition of “Oil and Gas Properties.”

“Voting Debt” means, with respect to any Person, Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which the equityholders of such Person may vote.

“Waiver Agreement” means that certain Waiver Agreement between KLRE and KLRE Sponsor dated as of the date hereof.

“WARN Act” has the meaning set forth in Section 3.1(l)(ix).

“Wells” has the meaning set forth in subsection (b) of the definition of “Oil and Gas Properties.”

“Working Interest” means, with respect to any Oil and Gas Property or Future Well, the interest (expressed as a decimal) in and to such Oil and Gas Property or Future Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development, and operations on or in connection with such Oil and Gas Property or Future Well, but without regard to the effect of any Royalties.

ARTICLE II

BUSINESS COMBINATION

2.1 Business Combination. Upon the terms and subject to the conditions contained herein, on the Closing Date, KLRE agrees to contribute to the Company the consideration set forth in Section 2.2 (such consideration to be subsequently distributed to Tema as set forth in Section 2.2) in exchange for the Acquired Units, such Acquired Units to be free and clear of all Encumbrances (other than those arising pursuant to applicable securities Laws or arising under the Organizational Documents of the Company or the Ancillary Agreements). Concurrently with the contribution by KLRE of the consideration set forth in Section 2.2 in exchange for the Acquired Units and the delivery by KLRE of its counterpart to the A&R LLC Agreement, KLRE shall be admitted as the managing member of the Company pursuant to the terms of the A&R LLC Agreement. Immediately thereafter, KLRE shall contribute to the Company the remaining Available Cash (after giving effect to the contribution described in Section 2.2(a)(i)) in exchange for a number of Company Units (the “Additional Acquired Units”) equal to (i) the number of shares of Class A Common Stock outstanding after giving effect to the Transactions (including the Equity Financing and the conversion of the Class F Common Stock into shares of Class A Common Stock) less (ii) the number of Acquired Units.

2.2 Consideration.

(a) At the Closing, KLRE shall (i) contribute to the Company cash in an amount equal to Thirty Five Million Dollars ($35,000,000) (the “Unadjusted Cash Consideration”) and (ii) issue to the Company 29,807,692 shares of Class B Common Stock (the “Unadjusted Equity Consideration” and together with the Unadjusted Cash Consideration, the “Unadjusted Consideration”), in each case as adjusted pursuant to this Section 2.2, Section 2.3, Section 2.4 and Section 2.5 (collectively, as adjusted, the “Consideration”), in exchange for the Acquired Units. In addition, KLRE shall issue to the Company warrants to purchase 4,000,000 shares of KLRE Common Stock on the same terms as the KLRE Warrants (the “Tema Warrants”) in exchange for a number of Warrants (as defined in the A&R LLC Agreement) in an amount equal to the number of Tema Warrants (as set forth in Section 3.1(e) of the A&R LLC Agreement). Immediately following the receipt thereof from KLRE, the Company shall distribute the Consideration and the Tema Warrants to Tema.

(b) The Unadjusted Consideration shall be adjusted upward by the following amounts (without duplication):

(i) an amount equal to the Estimated Effective Time Working Capital, to the extent such amount is a positive number;

(ii) an amount equal to the absolute value of the Effective Time Indebtedness Amount, to the extent such amount is a negative number;

(iii) an amount equal to the aggregate amount of all revenues and proceeds attributable to the Excluded Assets received by Tema or the Company between the Effective Time and the Closing Date;

(iv) an amount equal to the KLRE Interest Percentage of the aggregate amount of all cash capital contributions made to the Company or Tema during the period after the Effective Time and prior to Closing and an amount equal to the KLRE Interest Percentage of all operating expenses incurred after the Effective Time and paid, or to be paid, on behalf of the Company or Tema after the Effective Time by or on behalf of Rosemore and its Affiliates (other than the Company) with respect to the business, ownership or operation of the Company or the Contributed Assets after the Effective Time, including (A) bond and insurance premiums and deductibles (prorated as applicable), (B) Burdens and (C) rentals and other lease maintenance payments; provided, however that any amounts included in the calculations of the Effective Time Indebtedness Amount or the Effective Time Working Capital shall not be included for purposes of this Section 2.2(b)(iv) and the amount set forth in this Section 2.2(b)(iv) shall not include any capital contributions, costs or expenses with respect to the Excluded Assets or Transaction Expenses of the Company, Tema or their respective Affiliates and shall not include any Taxes;

(v) the aggregate amount provided in accordance with Section 2.5 with respect to Title Benefits;

(vi) an amount equal to the KLRE Interest Percentage of any Income Taxes imposed (without duplication) on Rosemore or any of its direct or indirect owners with respect to the ownership or operation of the Contributed Assets for the period beginning on the Effective Date and ending on and including the Closing Date, determined as if the only income, gain, loss or deduction of Rosemore and its direct or indirect owners was income, gain, loss or deduction in respect of the Contributed Assets; and

(vii) an amount equal to the KLRE Interest Percentage of all Taxes incurred after the Effective Time with respect to the Contributed Assets for the period beginning on the Effective Date and ending on and including the Closing Date and paid, or to be paid, on behalf of the Company or Tema after the Effective Time by or on behalf of Rosemore and its Affiliates (other than the Company), other than any such Taxes that are Retained Taxes.

(c) The Unadjusted Consideration shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to the absolute value of the Estimated Effective Time Working Capital, to the extent such amount is a negative number;

(ii) an amount equal to Effective Time Indebtedness Amount, to the extent such amount is a positive number;

(iii) the aggregate amount provided in accordance with Section 2.5 with respect to Defects;

(iv) the aggregate amount of all costs and expenses attributable to the Excluded Assets paid by the Company or Tema after the Effective Time; provided, however that such amount shall include 22.5% of the general and administrative costs of the Company and Tema;

(v) an amount equal to the KLRE Interest Percentage of the aggregate amount of all dividends and other distributions (other than in respect of the Excluded Assets or any proceeds attributable thereto) paid by the Company or Tema to Rosemore or its Affiliates (other than the Company) at any time after the Effective Time, but only to the extent not included in Effective Time Working Capital or attributable to revenues or cash proceeds attributable to the periods after the Effective Time;

(vi) without duplication of Section 2.2(c)(iii), the Allocated Value of any Oil and Gas Property that is retained by Tema and excluded from the Transactions under Section 2.5(c) or Section 5.19(c); and

(vii) any other amounts provided for elsewhere in this Agreement or otherwise agreed upon by KLRE and Tema.

2.3 Calculation of Adjustments.

(a) All adjustments to the Consideration shall be made (i) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement and otherwise applicable, in accordance with GAAP using the accrual method of accounting and COPAS, as consistently applied (the “Accounting Principles”) and (ii) without duplication of any other amounts paid or received under this Agreement. For the avoidance of doubt, no item that is included in the calculation of Effective Time Working Capital or Effective Time Indebtedness shall be subject to any other adjustment to the Consideration. When available, actual figures will be used for the adjustments to the Consideration at Closing. To the extent actual figures are unavailable, estimates will be used subject to final adjustments in accordance with Section 2.4 and Section 2.5.

(b) For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they are produced into the tank batteries related to each Well and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Tema and the Company shall use reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings, gauging or strapping data are not available.

(c) Surface use or damage fees and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time. Production Taxes shall be prorated based on the amount of Hydrocarbons actually produced, purchased or sold, as applicable, prior to, on and after the Effective Time, consistent with the principles set forth in Section 5.13(b)(ii).

(d) “Earned” and “incurred,” as used in this Article II, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.

2.4 Estimated Consideration and Post-Closing Adjustment.

(a) No later than five (5) Business Days prior to the Closing Date, Tema shall prepare and deliver to KLRE a preliminary settlement statement (the “Estimated Closing Statement”) setting forth Tema’s good faith estimate of all adjustments set forth in Section 2.2 (the “Estimated Adjustments”) and of the Consideration, after giving effect to such Estimated Adjustments (the “Estimated Consideration”), along with reasonable supporting information with respect thereto. The Estimated Closing Statement shall also include (i) the Persons, accounts and amounts of disbursements that Tema designates to receive the Estimated Consideration and (ii) the wiring and transfer instructions for all such payments and disbursements. For purposes of calculating the Estimated Consideration, if the aggregate dollar amount of the Estimated Adjustments is negative, such negative amount shall offset against the Consideration as follows: (A) first, the Unadjusted Cash Consideration shall be reduced by the absolute value of the Estimated Adjustments up to a maximum adjustment under this clause (A) of Twenty Million Dollars ($20,000,000), (B) second, if the aggregate dollar amount of the Estimated Adjustments is greater than Twenty Million Dollars, the number of shares of Unadjusted Equity Consideration shall be reduced by an amount of shares rounded to the nearest share equal to the quotient of (1) an amount equal to the Estimated Adjustments minus Twenty Million Dollars ($20,000,000), divided by (2) the Equity Consideration Share Value (and the Company shall cancel an equivalent number of Company Units), and (C) if the Unadjusted Equity Consideration is reduced to zero shares pursuant to the foregoing clause (B), then the remainder of the Unadjusted Cash Consideration shall be reduced by the absolute value of any portion of the Estimated Adjustments not already accounted for pursuant to the foregoing clauses (A) and (B). If the aggregate dollar amount of the Estimated Adjustments is positive, then the Unadjusted Cash Consideration shall be increased by such positive dollar amount up to Fifty Million Dollars ($50,000,000) and then the Unadjusted Equity Consideration shall be increased by a number of shares equal to the surplus divided by the Equity Consideration Share Value. Tema shall consider in good faith KLRE’s comments to the Estimated Closing Statement, which comments KLRE shall deliver to Tema no less than two (2) Business Days prior to the Closing

Date, and revise such Estimated Closing Statement to incorporate any changes Tema determines in good faith are necessary or appropriate given such comments. In connection with the preparation, review or adjustment of the Consideration provided in this Section 2.4, KLRE and Tema shall provide to each other all information reasonably requested by KLRE or Tema, as applicable, and Tema shall provide KLRE with access to its employees as reasonably necessary in connection with the matters addressed by this Section 2.4.

(b) As soon as reasonably practicable after the Closing Date but not later than the later of (i) the ninetieth (90th) day following the Closing Date and (ii) five (5) days after the date on which the Parties or the applicable Defect Referee finally determines all Defect Amounts and Benefit Amounts under Section 2.5, KLRE shall prepare and deliver to Tema a draft final statement (the “Closing Statement”) setting forth the final calculation of all adjustments set forth in Section 2.3 based on the most recent actual figures for each adjustment (the “Final Adjustments”) and of the Consideration after giving effect to such Final Adjustments, along with reasonable supporting information with respect thereto. In the event KLRE does not deliver the Closing Statement within the period specified in the immediately preceding sentence, the Estimated Consideration shall become final and binding upon the Parties as the Final Consideration. As used herein, the “Final Consideration” means the amount of the Consideration as determined by this Section 2.4(b) or if disputed, as finally determined by Section 2.4(c).

(c) If Tema objects to the Closing Statement provided by KLRE, then it shall provide KLRE with written notice within fifteen (15) days after receiving the Closing Statement, setting forth Tema’s good faith objections. KLRE shall make available to Tema copies of all relevant documentation used in KLRE’s documentation, if any, and shall provide Tema with access to its employees as reasonably necessary in connection with the matters addressed by this Section 2.4. KLRE may deliver a written report to Tema during this same period reflecting any changes that KLRE proposes to be made in the Closing Statement as a result of additional information received after the Closing Statement was prepared. The Parties shall undertake to agree on the Closing Statement and any changes thereto no later than thirty (30) days following Tema’s receipt of the Closing Statement. In the event the Parties cannot reach agreement as to the Closing Statement within such period of time, any Party may refer the items remaining in dispute to Grant Thornton LLP or, if that firm declines or is unable to act as provided in this Section 2.4, another nationally-recognized firm of independent public accountants mutually acceptable to KLRE and Tema (the “Independent Accountant”), for review and final determination by arbitration. The Independent Accountant shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Article II. The Independent Accountant’s determination shall be made within fifteen (15) days after submission of the matters in dispute and shall be final and binding on all Parties, without the right of appeal. In determining the amount of the Final Adjustments and the Final Consideration, the Independent Accountant shall be bound by the terms of this Article II and may not increase the Final Consideration more than the increase proposed by Tema nor decrease the Final Consideration more than the decrease proposed by KLRE, as applicable. The Independent Accountant shall act as an expert for the limited purpose of determining the specific disputed aspects of the Final Adjustments submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. The Independent Accountant shall include in the calculation of the Consideration the Defect Amounts and Benefit Amounts either determined by KLRE and Tema pursuant to Section 2.5 if agreed upon, or if disputed, determined by the Defect Referee pursuant to Section 2.5(g). The Independent Accountant shall have no right to adjust or investigate any Defect Amount or Benefit Amount. Unless Tema and KLRE settle the dispute by written agreement prior to the decision of the Independent Accountant, the determination of the Independent Accountant shall be final, conclusive and binding on the Parties, and no such Person shall seek further recourse from any other Person or Governmental Entity other than to enforce the determination of the Independent Accountant. Tema and KLRE shall each bear their own legal fees and other costs of presenting its case. Tema shall bear one-half and KLRE shall bear one-half of the fees, costs and expenses of the Independent Accountant.

(d) If the Final Consideration is less than the Estimated Consideration (in each case, valuing the Estimated Equity Consideration using the Equity Consideration Share Value), then, within five (5) days of determination of the Final Consideration, Tema shall pay to the Company an amount in cash equal to the absolute value of such shortfall pursuant to Section 7.7.

(e) If the Final Consideration is greater than the Estimated Consideration (in each case, valuing the Estimated Equity Consideration using the Equity Consideration Share Value), then, within five (5) days of determination of the Final Consideration, the Company shall pay to Tema an amount in cash equal to such surplus by wire transfer of immediately available funds to an account or accounts specified in writing by Tema.

2.5 Title and Environmental Matters.

(a) General Disclaimer of Title and Environmental Warranties and Representations. Subject to and without limiting KLRE’s remedies for Defects set forth in this Section 2.5 or KLRE’s remedies with respect to any breach of the representations and warranties of Tema or the Company set forth herein, NEITHER TEMA NOR THE COMPANY MAKES ANY WARRANTY OR REPRESENTATION OF TEMA AND THE COMPANY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO (i) TEMA’S, THE COMPANY’S OR ANY OTHER PERSON’S TITLE TO ANY OF THE CONTRIBUTED ASSETS, (ii) ANY MATTERS WITH RESPECT TO THE EXISTENCE OF ANY ENVIRONMENTAL DEFECT, RELEASE OF HAZARDOUS SUBSTANCES OR ANY OTHER ENVIRONMENTAL CONDITION WITH RESPECT TO THE OWNERSHIP OR OPERATION OF THE COMPANY OR THE CONTRIBUTED ASSETS OR (iii) WHETHER THE COMPANY OR ANY OF THE CONTRIBUTED ASSETS (OR THE OWNERSHIP OR OPERATION THEREOF) ARE IN COMPLIANCE WITH ANY ENVIRONMENTAL LAWS. KLRE hereby acknowledges and agrees that KLRE’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Contributed Assets (i) on or before the Defect Deadline, shall be as set forth in this Section 2.5 and (ii) without duplication, from and after the Defect Deadline, shall be pursuant to the special warranty of title set forth in Section 3.1(n)(i); provided, however, that KLRE further acknowledges and agrees that KLRE shall not be entitled to protection under the special warranty of title provided in Section 3.1(n)(i) for any Title Defect reported by KLRE prior to the Defect Deadline under this Section 2.5. The special warranty of title contained in Section 3.1(n)(i) shall be subject to the terms and provisions of this Section 2.5(a), and the recovery on a breach of the Company’s special warranty of title contained in Section 3.1(n)(i) shall not exceed the Allocated Value of the affected Subject Formation of the affected Oil and Gas Property. Claims for indemnification under Section 3.1(n)(i) shall be resolved in accordance with Article VII (but without regard or giving effect to the Defect Deadline, the Title Defect Deductible or the Title Threshold).

(b) Defect Notices. KLRE shall deliver to Tema written notice meeting the requirements of this Section 2.5(b) (each, a “Defect Notice”) with respect to each alleged Defect to Tema as soon as reasonably practicable after identifying such Defect but in any event at or before 5:00 p.m. Houston. Texas time, February 18, 2017 (the “Defect Deadline”). For all purposes of this Agreement and notwithstanding anything herein to the contrary, KLRE shall be deemed to have waived, and Tema shall have no liability for, any Defect that KLRE fails to assert as a Defect through delivery of a Defect Notice received by Tema before the Defect Deadline. To be effective, each Defect Notice shall include, as to each alleged Defect alleged therein:

(i) a description of the alleged Defect that is reasonably sufficient for Tema to investigate or determine the basis of the alleged Defect;

(ii) the Contributed Asset(s) subject to such Defect;

(iii) the Allocated Value of the Oil and Gas Properties subject to the alleged Defect;

(iv) KLRE’s good faith reasonable estimate of the Defect Amount attributable to such Defect and the computations and information upon which KLRE’s estimate is based; and

(v) to the extent available, documents and information reasonably necessary for Tema (as well as any title attorney, examiner or environmental consultant hired by such Parties) to verify, investigate or be put on notice as to the existence of the alleged Defect.

(c) Option to Cure Defects and Remedies for Defects. Tema may notify KLRE in writing on or before the Closing Date that Tema elects to cure any validly asserted Defect. Tema shall have the right, but not the obligation, to attempt, at Tema’s sole cost, to cure or remove, on or prior to the Closing Date, any Defects asserted in a Defect Notice. Tema shall be deemed to have cured or removed a validly asserted Defect on or prior to the Closing Date if the Oil and Gas Properties affected by such asserted Defect are free of all Defects as of the Closing Date. With respect to any Defect that has not been waived by KLRE, or cured on or before the Closing Date, then, subject to Tema’s right to dispute the existence of such Defect, there shall be a downward adjustment to the Unadjusted Consideration equal to the Defect Amount for such Defect, subject, however, in each case as applicable, to the Title Defect Threshold, Environmental Defect Threshold, Title Defect Deductible, and Environmental Defect Deductible; provided, however that if the Defect Amount for any Defect exceeds the amount equal to twenty percent (20%) of the Allocated Value of the Subject Formation of the Oil and Gas Property that is subject to such Defect, then Tema shall have the right, in its sole discretion, to elect to retain such Oil and Gas Property, in which case the Unadjusted Consideration shall be reduced by the Allocated Value of such Subject Formation of such Oil and Gas Property and such Oil and Gas Property shall not be conveyed to the Company under the Contribution Agreement.

(d) Defect Amounts. With respect to a particular Defect, the diminution in value of the Oil and Gas Property attributable to such Defect (the “Defect Amount”) shall be determined in accordance with the following methodology, terms, and conditions:

(i) if KLRE and Tema agree in writing on the Defect Amount, then that amount shall be the Defect Amount;

(ii) if a Title Defect is an Encumbrance (other than a Permitted Encumbrance) that is undisputed and liquidated in amount, then the Defect Amount shall be the amount necessary to be paid to remove such Title Defect from Tema’s and the Company’s interest in the affected Oil and Gas Property;

(iii) if a Title Defect as to any Well or Future Well represents a negative discrepancy between (A) the actual Net Revenue Interest of Tema or the Company for such Well or Future Well (with respect to the Subject Formation set forth for such Well or Future Well) and (B) the “Net Revenue Interest” percentage stated on Exhibit F-2 for such Well or Exhibit F-3 for such Future Well, as applicable (with respect to the Subject Formation set forth for such Well or Future Well), then the Defect Amount for such Title Defect shall be equal to the product of (1) the Allocated Value of the affected Subject Formation of such Well or Future Well multiplied by (2) a fraction, the numerator of which is (x) the remainder of (I) the “Net Revenue Interest” percentage stated on Exhibit F-2 for such Well or Exhibit F-3 for such Future Well, as applicable minus (II) the actual Net Revenue Interest of Tema or the Company for such Well or Future Well, and the denominator of which is (y) the “Net Revenue Interest” percentage stated on Exhibit F-2 for such Well or Exhibit F-3 for such Future Well, as applicable; provided that if the Title Defect does not affect the “Net Revenue Interest” percentage stated on Exhibit F-2 for such Well or Exhibit F-3 for such Future Well throughout its entire productive life, the Defect Amount determined under this Section 2.5(d)(iii) shall be reduced to take into account the applicable time period only;

(iv) if a Title Defect as to any Undeveloped Lease represents a negative discrepancy between (A) the actual Net Revenue Interest of Tema or the Company for such Undeveloped Lease (with respect to the Subject Formation set forth for such Undeveloped Lease) and (B) the “Net Revenue Interest” percentage stated on Exhibit F-1 for such Undeveloped Lease (with respect to the Subject Formation set forth for such Undeveloped Lease), then the Defect Amount for such Title Defect shall be equal to the product of (1) the number of Net Mineral Acres subject to such Title Defect, multiplied by (2) the Net Mineral Acre Price of such Undeveloped Lease multiplied by (3) a fraction, the numerator of which is (x) the remainder of (I) the “Net Revenue Interest” stated in Exhibit F-1 for such Undeveloped Lease minus (II) the actual Net Revenue Interest of Tema or the Company for such Undeveloped Lease, and the denominator of which is (y) the “Net Revenue Interest” stated in Exhibit F-1 for such Undeveloped Lease; provided that if the Title Defect does not affect the “Net

Revenue Interest” percentage stated on Exhibit F-1 for such Undeveloped Lease throughout its entire productive life, the Defect Amount determined under this Section 2.5(d)(iv) shall be reduced to take into account the applicable time period only;

(v) if a Title Defect constitutes a reduction in the number of Net Mineral Acres as to any Undeveloped Lease (or portion thereof) (with respect to the Subject Formation set forth for such Undeveloped Lease), then the Defect Amount for such Title Defect shall be equal to the product of (1) the Net Mineral Acre Price thereof, multiplied by (2) the remainder of (x) the number of Net Mineral Acres purported to be included in such Undeveloped Lease as set forth on Exhibit F-1 minus (y) the actual number of Net Mineral Acres included in such Undeveloped Lease after giving effect to such Defect;

(vi) if a Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the affected Oil and Gas Property of a type not described in Section 2.5(d)(i) through (v), the Defect Amount therefor shall be determined by taking into account the Allocated Value of the affected Subject Formation of the Oil and Gas Property so affected, the portion of Tema’s or the Company’s Undivided Interest in the Oil and Gas Property affected by the Title Defect, the legal effect of the Title Defect, the potential present value economic effect of the Title Defect over the life of the affected Oil and Gas Property, the values placed upon the Title Defect by KLRE and Tema, the estimated capital and operational costs and expenses (or reduction or increases thereof) attributable thereto and the Company Working Interest therein, and such other factors as are necessary to make an evaluation and determination of such value;

(vii) if a Defect is an Environmental Defect, the Defect Amount shall be equal to the estimated present value of the costs and expenses to Remediate the Contributed Asset subject to such Environmental Defect in the lowest-cost effective manner available, consistent with applicable Environmental Laws taking into account that non-permanent remedies (including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the industrial use of the property, caps, dikes, encapsulation, leachate collection systems, and the like) may be the most cost-effective manner, consistent with the continued safe and prudent long-term operation of the affected Contributed Asset reasonably available and, where applicable, to the satisfaction of the applicable Governmental Entity;

(viii) notwithstanding anything to the contrary in this Agreement, the aggregate adjustment to the Unadjusted Consideration for all Title Defect Amounts attributable to Title Defects as to an individual Oil and Gas Property shall not exceed the Allocated Value of such Oil and Gas Property; provided, however, that the foregoing limitations shall in no event apply to Defect Amounts with respect to Environmental Defect; and

(ix) the amount of any adjustment to the Unadjusted Consideration shall be determined without duplication of any costs or losses included in any other adjustments for Defects hereunder or for which KLRE otherwise receives a downward adjustment to the Unadjusted Consideration.

(e) Threshold and Defect Deductibles. Notwithstanding anything to the contrary in this Agreement:

(i) There shall be no adjustments to the Unadjusted Consideration for any Title Defect or Title Benefit to the extent the Defect Amount of such Title Defect or the Benefit Amount of such Title Benefit is less than the Title Defect Threshold;

(ii) With respect to all valid Title Defects where the Defect Amount thereof exceeds the Title Defect Threshold, there shall be no adjustment to the Unadjusted Consideration with respect to any and all such Title Defects unless and until the aggregate Defect Amounts thereof exceeds the Title Defect Deductible and then only to the extent such aggregate amount exceeds the Title Defect Deductible.

(iii) There shall be no adjustment to the Unadjusted Consideration for any Environmental Defect to the extent the Defect Amount of such Environmental Defect is less than the Environmental Defect Threshold;

(iv) With respect to all valid Environmental Defects where the Defect Amount thereof exceeds the Environmental Defect Threshold, there shall be no adjustment to the Unadjusted Consideration with respect to any and all such Environmental Defects unless and until the aggregate Defect Amounts thereof exceeds the Environmental Defect Deductible and then only to the extent such aggregate amount exceeds the Environmental Defect Deductible;

(v) With respect to all valid Title Benefits where the Benefit Amounts thereof exceeds the Title Defect Threshold, there shall be no adjustment or offset to the Unadjusted Consideration with respect to any and all such Title Benefits unless and until the aggregate Benefit Amounts thereof exceeds the Title Defect Deductible and then only to the extent such aggregate amount exceeds the Title Defect Deductible; and

(vi) Any adjustment to the Unadjusted Consideration with respect to a Title Defect that affects an Oil and Gas Property shall be offset by an amount equal to the increase (if any) in the Allocated Value of such Oil and Gas Property as a result of any Title Benefit that affects such Oil and Gas Property, but only to the extent (A) each such Benefit Amount thereof exceeds the Title Defect Threshold and (B) the aggregate Benefit Amounts thereof exceeds the Title Defect Deductible and then only to the extent such aggregate amount exceeds the Title Defect Deductible.

(f) Title Benefits.

(i) Tema shall have the right, but not the obligation, to deliver to KLRE written notice meeting the requirements of this Section 2.5(f) (each, a “Benefit Notice”) with respect to each Title Benefit discovered by Tema as soon as reasonably practicable after identifying such Title Benefit but in any event at or before the Defect Deadline. KLRE shall promptly notify Tema in writing of each Title Benefit that KLRE discovers before the Defect Deadline. To be effective, each Benefit Notice shall include, as to each Title Benefit alleged therein:

(A) a description of the alleged Title Benefit that is reasonably sufficient for KLRE to determine or investigate the basis of the alleged Title Benefit;

(B) the Oil and Gas Property subject to such Title Benefit;

(C) the Allocated Value of the Oil and Gas Property subject to the alleged Title Benefit;

(D) Tema’s good faith reasonable estimate of the Benefit Amount attributable to such Title Benefit and the computations and information upon which Tema’s estimate is based; and

(E) to the extent available, all documents and information reasonably necessary for KLRE (as well as any title attorney, examiner or environmental consultant hired by KLRE) to verify, investigate or be put on notice as to the existence of the alleged Title Benefit.

(ii) With respect to a particular Title Benefit, the amount by which the Allocated Value of the Subject Formation of the Oil and Gas Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit (the “Benefit Amount”) shall be determined in accordance with the following methodology, terms and conditions:

(A) if KLRE and Tema agree on the Benefit Amount, then that amount shall be the Benefit Amount;

(B) if a Title Benefit as to any Well or Future Well represents a positive discrepancy between (1) the actual Net Revenue Interest of Tema or the Company for such Well or Future Well (with respect to the Subject Formation set forth for such Well or Future Well) and (2) the “Net Revenue Interest” percentage stated on Exhibit F-2 for such Well or Exhibit F-3 for such Future Well, as applicable (with respect to the Subject Formation set forth for such Well or Future Well), then the Benefit Amount for such Title Benefit shall be equal to the product of (x) the Allocated Value of the affected Subject Formation of such Well or Future Well multiplied by (y) a fraction, the numerator of which is (I) the remainder of the actual Net Revenue Interest of Tema or the Company for such Well or Future Well minus the “Net Revenue Interest” percentage stated on Exhibit F-2 for such Well or Exhibit F-3 for such Future Well, as applicable, and the denominator of which is (II) the “Net Revenue Interest” percentage stated on Exhibit F-2 for such Well or Exhibit F-3 for such Future Well, as applicable; provided that if the Title Benefit does not affect the “Net Revenue Interest” percentage stated on Exhibit F-2 for such Well or Exhibit F-3 for such Future Well throughout its entire productive life, the Benefit Amount determined under this Section 2.5(f)(ii)B) shall be adjusted to take into account the applicable time period only;

(C) if a Title Benefit as to any Undeveloped Lease represents a positive discrepancy between (1) the actual Net Revenue Interest of Tema or the Company for such Undeveloped Lease (with respect to the Subject Formation set forth for such Undeveloped Lease) and (2) the “Net Revenue Interest” percentage stated on Exhibit F-1 for such Undeveloped Lease (with respect to the Subject Formation set forth for such Undeveloped Lease), then the Benefit Amount for such Title Benefit shall be equal to the product of (x) the Allocated Value of the affected Subject Formation of such Undeveloped Lease multiplied by (y) a fraction, the numerator of which is (I) the remainder of the actual Net Revenue Interest of Tema or the Company for such Undeveloped Lease minus the “Net Revenue Interest” stated in Exhibit F-1 for such Undeveloped Lease, and the denominator of which is (II) the “Net Revenue Interest” stated in Exhibit F-1 for such Undeveloped Lease; provided that if the Title Benefit does not affect the “Net Revenue Interest” percentage stated on Exhibit F-1 for such Undeveloped Lease throughout its entire productive life, the Benefit Amount determined under this Section 2.5(f)(ii)(C) shall be adjusted to take into account the applicable time period only; and

(D) if a Title Benefit constitutes an increase in the number of Net Mineral Acres as to any Undeveloped Lease (or portion thereof) (with respect to the Subject Formation set forth for such Undeveloped Lease), then the Benefit Amount for such Title Benefit shall be equal to the product of (1) the Net Mineral Acre Price thereof, multiplied by (2) the remainder of (x) the actual number of Net Mineral Acres included in such Undeveloped Lease after giving effect to such Title Benefit minus (y) the number of Net Mineral Acres purported to be included in such Undeveloped Lease as set forth on Exhibit F-1.

(g) Disputed Defects.

(i) Tema and KLRE shall use good faith efforts to agree on the validity and determination of all Defects and Defect Amounts (or the cure thereof) and all Title Benefits and Benefit Amounts before the Closing Date. If Tema and KLRE are unable to agree on the scope, interpretation and effect of this Section 2.5 or the existence, cure or amount of any Defect or Defect Amount or the existence or amount of any Title Benefit or Benefit Amount by the Closing Date, then, Tema’s good faith estimate shall be used to determine the Estimated Consideration pursuant to Section 2.4. If Tema and KLRE are unable to agree on the scope, interpretation and effect of this Section 2.5 or existence, cure or amount of any Defect or Defect Amount or the existence or amount of any Title Benefit or Benefit Amount before the Closing Date, then such disputed interpretations and effects shall be exclusively and finally resolved pursuant to Section 2.4 and this Section 2.5(g) and Tema and KLRE shall submit such disputes for determination through arbitration to (A) with respect to unresolved Title Defects and Title Benefits, a title attorney that has at least ten (10) years of experience in oil and gas titles in the State of Texas as selected by mutual agreement of KLRE and Tema (the “Title Referee”) and (B) with respect to unresolved Environmental Defects, a nationally recognized independent environmental consulting firm mutually acceptable to both Tema and KLRE (the “Environmental Referee” and collectively with the Title Referee, each a “Defect Referee”). No Defect Referee shall have worked as an employee, environmental consulting firm, or outside counsel for any Party or any Affiliate of any Party during the ten (10) year period preceding the arbitration or have any financial interest in the dispute.

(ii) Within ten (10) Business Days after the selection of the applicable Defect Referee, the Parties shall provide to the applicable Defect Referee only the documents and materials described in this Section 2.5, as applicable:

(A) KLRE’s Defect Notice and all documentation provided therewith with respect to each disputed Defect and Tema’s Benefit Notice and all documentation provided therewith with respect to each disputed Title Benefit;

(B) such evidence as each Party deems appropriate to explain and dispute the existence, waiver and cure of each disputed Defect or the Defect Amount assigned thereto by any Party, together with such Party’s good faith estimate of the Defect Amount, if any, with respect to each such disputed Defect; and

(C) existence or waiver of each disputed Title Benefit or the Benefit Amount assigned thereto by any Party, together with such Party’s good faith estimate of the Benefit Amount, if any, with respect to each such disputed Title Benefit;

(D) this Article II, Schedule 1.1-AV, and Exhibit F (including Exhibits F-1, F-2, F-3 and F-4), together with any definitions of terms used in this Article II and such Exhibits and schedule, but no other provisions of this Agreement.

(iii) The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 2.5. The applicable Defect Referee’s determination shall be made within fifteen (15) days after such Defect Referee’s receipt of the documents and materials submitted pursuant to the foregoing clauses (i) and (ii) and shall be final and binding upon the Parties, without right of appeal. In making a determination, the Defect Referee shall be bound by the rules set forth in this Article II and may consider such other matters as in the opinion of the applicable Defect Referee are necessary or helpful to make a determination.

(iv) In no event shall the Defect Referee’s determination of any Defect Amount with respect to any Defect be any lower than the amount asserted by Tema for such Defect or any greater than the amount asserted by KLRE for such Defect. In no event shall the Defect Referee’s determination of any Benefit Amount with respect to any Title Benefit be any greater than the amount asserted by Tema for such Title Benefit or any lesser than the amount asserted by KLRE for such Title Benefit. Notwithstanding anything herein to the contrary, the Defect Referee shall have exclusive, final and binding authority with respect to the scope of the Defect Referee’s authority with respect to any dispute arising under or related to this Section 2.5 or any disputed Defect, Defect Amount, Title Benefit or Benefit Amount and in no event shall any dispute as to the authority of the Defect Referee to determine any such disputes be subject to resolution or the provisions of Section 9.7. The applicable Defect Referee shall act as an expert for the limited purpose of determining the interpretation and effect of this Section 2.5 and any and all specific disputed Defect Amounts and Benefit Amounts submitted by any Party and may not award any damages, interest or penalties to any Party with respect to any matter. Tema and KLRE shall each bear its own legal fees and other costs of presenting its case. KLRE shall bear one-half of the fees, costs and expenses of the applicable Defect Referee, and Tema shall be responsible for the remaining one-half of the fees, costs and expenses of the applicable Defect Referee.

(v) Promptly following the determination of the Defect Amounts pursuant to this Section 2.5(g), KLRE and Tema shall deliver written notice of such Defect Amounts to the Independent Accountant for inclusion in the Final Consideration pursuant to Section 2.4.

2.6 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place at 10:00 a.m., Houston, Texas time, on the third (3rd) Business Day after satisfaction (or waiver) of the conditions set forth in Article VI (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction or waiver thereof), at the offices of Vinson & Elkins, L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, unless another date or place is agreed to in writing by the Parties (such date on which the Closing occurs, the “Closing Date”). In lieu of a physical Closing, the Parties agree that all requisite Closing documents may be exchanged electronically at the Closing, and that documents so exchanged shall be binding for all purposes upon explicit release of the same by the applicable Parties.

2.7 Closing Deliverables.

(a) At the Closing, Tema shall deliver, or cause to be delivered, to KLRE:

(i) a counterpart of the Amended and Restated Limited Liability Company Agreement of the Company, in substantially the form attached hereto as Exhibit A (the “A&R LLC Agreement”), duly executed by Tema and the Company;

(ii) a counterpart of the Tax Receivable Agreement, in substantially the form attached hereto as Exhibit D (the “Tax Receivable Agreement”), duly executed by Tema;

(iii) counterparts of employment agreements between KLRE or its designee and each of the Key Employees in substantially the form attached hereto as Exhibit C (collectively, the “Employment Agreements”), duly executed by the Key Employees party thereto;

(iv) a counterpart of the Crude Oil Gathering Agreement between the Company and Gateway Gathering and Marketing Company, in substantially the form attached hereto as Exhibit G-1 and a counterpart of the Gas Gathering Agreement between the Company and Gateway Gathering and Marketing Company, in substantially the form attached hereto as Exhibit G-2 (collectively, the “Gathering Agreements”), duly executed by Gateway Gathering and Marketing Company; provided, that the forms of the Gathering Agreements are subject to further good faith negotiations of the Parties, and that the Parties shall not materially change their positions from the general framework of the terms set forth within such forms;

(v) a counterpart of the Transition Services Agreement between KLRE and Tema, in substantially the form attached hereto as Exhibit H (the “Transition Services Agreement), duly executed by Tema;

(vi) a certificate that meets the requirements of Treasury Regulation § 1.1445-2(b)(2), stating that Tema is a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3)(B) of the Code) that is disregarded as a separate entity from Rosemore for U.S. federal income tax purposes and that Rosemore is not a foreign person (as defined in Section 1445 of the Code and applicable Treasury Regulations thereunder);

(vii) a certificate of an authorized officer of Tema and the Company, dated as of the Closing Date, confirming that the conditions in Section 6.3(a) and Section 6.3(b) have been satisfied;

(viii) releases of all Encumbrances (other than Permitted Encumbrances) securing any Indebtedness of Tema, the Company or its Affiliates that are burdening the Company Units or the Contributed Assets;

(ix) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all such Encumbrances on the Company Units or the Contributed Assets securing any Indebtedness of Tema, the Company or its Affiliates;

(x) all instruments and agreements reasonably requested by, and in form and substance reasonably acceptable to, KLRE to effect and file of record the release of all Encumbrances securing any Indebtedness of Tema, the Company or its Affiliates that are burdening the Company Units or the Contributed Assets;

(xi) copies of any consents set forth on Schedule 3.1(d)(i) of the Company Disclosure Schedule that have been obtained before the Closing; and

(xii) any other agreements, instruments and documents which are required by the other terms of this Agreement to be executed and/or delivered at the Closing by Tema, the Company or their respective Affiliates, including any Records not in possession of the Company.

(b) At the Closing, KLRE shall deliver, or cause to be delivered:

(i) to the Company, a counterpart of the A&R LLC Agreement, duly executed by KLRE;

(ii) to Tema, a counterpart of the Tax Receivable Agreement, duly executed by KLRE;

(iii) to Tema, counterparts of the Employment Agreements, duly executed by KLRE;

(iv) to Tema, counterparts of the Gathering Agreements, duly executed by the Company;

(v) to Tema, a counterpart of the Transition Services Agreement, duly executed by the Company;

(vi) to the Company, the Estimated Equity Consideration, in book entry form, together with any reasonably requested evidence of issuance thereof;

(vii) to the Company, an amount equal to the Estimated Cash Consideration, by wire transfer of immediately available funds to such account or accounts set forth on the Estimated Closing Statement;

(viii) to Tema, the Tema Warrants, in book entry form, together with any reasonably requested evidence of issuance thereof;

(ix) to Tema, a certificate of an authorized officer of KLRE, dated as of the Closing Date, confirming that the conditions in Section 6.2(a) and Section 6.2(b) have been satisfied; and

(x) to Tema, any other agreements, instruments and documents which are required by the other terms of this Agreement to be executed and/or delivered at the Closing by KLRE.

2.8 Intended Tax Treatment. The Parties intend that, for U.S. federal and applicable state income Tax purposes, (a) KLRE will be treated as contributing the Consideration and the additional Available Cash set forth in Section 2.1 to the Company Partnership in exchange for an interest in the Company Partnership in a transaction qualifying for nonrecognition of gain or loss pursuant to Section 721(a) of the Code, (b) Rosemore will be treated as contributing the Contributed Assets to the Company Partnership in exchange for an interest in the Company Partnership, the Consideration and the assumption by the Company Partnership of the liabilities of the Company (other than the Retained Liabilities) in a transaction qualifying for nonrecognition of gain or loss under Section 721(a) of the Code, subject to Section 707 of the Code and Treasury Regulations thereunder, (c) the distribution of the Consideration to Rosemore shall be treated as a reimbursement of Rosemore’s preformation capital expenditures within the meaning of Section 1.707-4(d) of the Treasury Regulations to the extent applicable, and (d) all liabilities of the Company assumed by the Company Partnership (including those liabilities to which the assets deemed to be contributed by Rosemore to the Company Partnership are subject) shall be treated as “qualified liabilities” (within the meaning of Treasury Regulation § 1.707-5(a)(6)); provided that the treatment described in clauses (c) and (d) will only apply if Rosemore or Tema, as applicable, provides all necessary information and documentation supporting such characterization reasonably requested by KLRE (as managing member of the Company pursuant to the terms of the A&R LLC Agreement). KLRE and Tema and its Affiliates agree to treat the transaction consistently with the foregoing statement of intent for U.S. federal and applicable state income Tax purposes to the fullest extent permitted by applicable Law. For purposes of the foregoing, the “Company Partnership” shall mean the Company from and after its classification as a partnership for U.S. federal income tax purposes (in which KLRE and Rosemore are treated as partners) that is created upon the purchase by KLRE of the Acquired Units, in accordance with Treasury Regulation § 301.7701-3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties related to the Company. Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by Tema to KLRE on or prior to the date of this Agreement (the “Company Disclosure Schedule”), Tema represents and warrants to KLRE, as of the date hereof and as of the Closing Date, as follows (it being understood that the representations and warranties set forth in this Section 3.1 with respect to the Company are made giving effect to the Transactions that are contemplated to take place immediately prior to the Closing, including the formation of the Company and the Contribution, and the following representations and warranties shall be read accordingly, including with respect to the date as to which such representations and warranties speak).

(a) Organization, Standing and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Tema Material Adverse Effect. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement and the Ancillary Agreements (including with respect to the Contribution), the Company has not incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Tema has provided to KLRE true and complete copies of the Organizational Documents of the Company, and each such document is (i) in full force and effect and (ii) other than in connection with the transactions contemplated by the Contribution Agreement, has not been amended in any respect from the copy provided to KLRE. The jurisdictions of incorporation or organization of the Company are identified on Schedule 3.1(a) of the Company Disclosure Schedule.

(b) Capital Structure. As of immediately following the consummation of the transactions contemplated by the Contribution Agreement: (A) 29,807,692 Company Units were issued and outstanding, plus the Additional Acquired Units and any Company Units issued in connection with the Ancillary Agreements pursuant to the A&R LLC Agreement; (B) no Company Units were subject to issuance upon exercise of outstanding options to acquire Company Units; and (C) no Voting Debt of the Company was issued and outstanding or authorized for issuance. All outstanding Company Units are validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act) and are not subject to preemptive rights or any other Encumbrances (except arising pursuant to applicable securities Laws or arising under the Organizational Documents of the Company or the Ancillary Agreements or in connection with Indebtedness of the Tema (as more specifically described on Schedule 3.1(e)(iii) or Schedule 3.1(q)(i) of the Company Disclosure Schedule)). There are no outstanding equity interests in the Company other than the Company Units described in the first sentence of this Section 3.1(b). There are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Company Units or other equity interests in the Company or securities convertible into or exchangeable or exercisable for Company Units or other equity interests in the Company. Except as set forth in this Section 3.1(b), there are no: (1) securities of the Company convertible into, exchangeable or exercisable for Company Units, Voting Debt of the Company or other voting securities of the Company, or (2) options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company is a party or by which it is bound in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional limited liability company interests or any Voting Debt of the Company or other voting securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any member agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Company Units.

(c) No Subsidiaries. The Company does not and has never had any Subsidiaries and does not own (and has never owned), directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person.

(d) Authority; No Violations; Consents and Approvals.

(i) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the Contributed Assets under, any provision of (A) Tema’s or the Company’s Organizational Documents, (B) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to on Schedule 3.1(d)(i) of the Company Disclosure Schedule and the Customary Post-Closing Consents have been duly and timely obtained, made or given, any Contract to which the Company is or will be a party or by which the Contributed Assets are or will be bound, or (C) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to on Schedule 3.1(d)(i) of the Company Disclosure Schedule have been duly and timely obtained, made or given, any Law applicable to the Company or any of the Contributed Assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, Losses, or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Tema Material Adverse Effect.

(ii) Except as set forth on Schedule 3.1(d)(i) of the Company Disclosure Schedule, (A) other than Customary Post-Closing Consents, there are no consents, approvals, notices or authorizations that are required to be obtained, made or complied with for, or in connection with, the Transactions, (B) there are no preferential rights applicable to the Transactions, including with the respect to the Contribution, and (C) there are no Drag-Alongs or Tag-Alongs applicable to the Transactions, including with the respect to the Contribution.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for: (A) if required by the HSR Act, the filing of a notification report by the Company or its ultimate parent entity under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover Laws; (C) such filings and approvals as may be required by any securities, corporate or other Law set forth on Schedule 3.1(d)(i) of the Company Disclosure Schedule; (D) Customary Post-Closing Consents; and (E) any such consent, approval, order, authorization, registration, filing or permit that the failure to obtain or make would not be reasonably likely to have, individually or in the aggregate, a Tema Material Adverse Effect.

(e) Financial Statements.

(i) Schedule 3.1(e) of the Company Disclosure Schedule sets forth true, correct and complete copies of the audited balance sheets as of December 31, 2013, 2014 and 2015, and the related statements of operations, members’ equity and cash flows solely in connection with the Contributed Assets for the years then ended (the “Financial Statements,” and “Balance Sheet Date” shall mean December 31, 2015).

(ii) Except as otherwise set forth on Schedule 3.1(e)(ii) of the Company Disclosure Schedule: (A) the Financial Statements have been prepared in accordance with GAAP, (B) the Financial Statements have been prepared in accordance with Tema’s normal accounting practices, consistent with past practice and applied on a consistent basis and (C) the Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of Tema as of the dates indicated or for the periods indicated.

(iii) Except as disclosed on Schedule 3.1(e)(iii) of the Company Disclosure Schedule, since the Balance Sheet Date:

(A) except for activities related to the sales and marketing efforts involving the Contribution or the contemplated sale of the Company, or actions expressly permitted or required under this Agreement, the business of the Company and Tema have been conducted, in all material respects, in the ordinary course of business consistent with past practice;

(B) there has not been a Tema Material Adverse Effect, or any changes, events, occurrences or circumstances that, individually or in the aggregate would reasonably be expected to have a Tema Material Adverse Effect;

(C) there has been no declaration or payment of any dividend on, or any other distribution with respect to, the equity interests of the Company or Tema;

(D) neither Tema nor the Company has made or committed to make any capital expenditure or capital additions or betterments in excess of One Hundred Thousand Dollars ($100,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate;

(E) neither Tema nor the Company has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to an Affiliate or any director, officer, partner, or stockholder of Tema or its Affiliates;

(F) neither the Company nor Tema has issued, created, incurred, assumed or guaranteed any Indebtedness; and

(G) there has been no (1) issuance of any equity interests of the Company, (2) repurchase or redemption of any equity interests of the Company, or (3) split, combination or reclassification of any equity interests of the Company.

(f) Information Supplied. None of the information supplied or to be supplied by Tema for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of KLRE or at the time of the meeting of such stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to information supplied by Tema for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(g) No Undisclosed Material Liabilities. Except as set forth on Schedule 3.1(g) of the Company Disclosure Schedule, as of the date of this Agreement, there are no liabilities of the Company or Tema of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be presented on the face of (or in the notes thereto) an audited balance sheet prepared in accordance with GAAP, other than: (i) liabilities adequately provided for in the Financial Statements; (ii) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; and (iii) liabilities for fees and expenses incurred in connection with the Transactions.

(h) No Default. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company’s Organizational Documents, (ii) any Material Contract to which the Company is or will be a party or by which the Company or the Contributed Assets are or will be bound or (iii) any Law applicable to the Company, except, in the cases of clauses (ii) and (iii), for defaults or violations which would not be reasonably likely to have consequences that would, individually or in the aggregate, be material to the Company or Tema, taken as a whole. Nothing in this Section 3.1(h) addresses any matters with respect to Environmental Laws or related matters.

(i) Compliance with Applicable Laws. Except as set forth on Schedule 3.1(i) of the Company Disclosure Schedule, the Company holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “Company Permits”), except where the failure to so hold would not be reasonably likely to result in, individually or in the aggregate, a liability (of any nature) that would be reasonably likely to be material to the Company, taken as whole. The Company is in compliance with the terms of the Company Permits, except where the failure to so comply would not be reasonably likely to result in liability (of any nature) material to the Company, taken as a whole. The businesses of Tema and the Company are not being conducted in violation of any Law, except for violations which would not have consequences that would, individually or in the aggregate, be material to Tema or the Company, taken as a whole. No material investigation or review by any Governmental Entity with respect to Tema, the Company or the Contributed Assets is pending or, to the Knowledge of the Company, threatened. Nothing in this Section 3.1(i) addresses any matters with respect to Environmental Laws or related matters.

(j) Litigation. Except as set forth on Schedule 3.1(j) of the Company Disclosure Schedule, there is no (i) suit, action, charge, complaint, arbitration or similar proceeding pending, or, to the Knowledge of the Company, threatened against Tema or the Company or (ii) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Tema or the Company or any of its or their assets or properties.

(k) Taxes. Except as disclosed on Schedule 3.1(k) of the Company Disclosure Schedule:

(i) with respect to any Tax the nonpayment of which could result in a lien on any of the Contributed Assets or a liability for the Company:

(A) all Tax Returns relating to such Taxes have been timely filed with the appropriate Governmental Entity and each such Tax Return is true, complete and correct in all material respects;

(B) all Taxes related to the Contributed Assets have been timely paid in full, whether disputed or not, and whether or not shown on any Tax Return;

(C) there are no claims pending for any such Taxes, and no assessment, deficiency or adjustment has been asserted or proposed or threatened in writing with respect to any Taxes or Tax Returns relating to such Taxes;

(D) no Tax audits or administrative or judicial proceedings are being conducted or have been threatened in writing with respect to any such Taxes; and

(E) there are no agreements, waivers or other arrangements in force or effect providing for an extension of time with respect to paying any such Tax.

(ii) there are no liens for Taxes (other than Permitted Encumbrances) on any of the Contributed Assets or on the Acquired Units;

(iii) all Tax withholding and deposit obligations imposed on or with respect to the Contributed Assets have been satisfied in full;

(iv) the Company is not a party to, or bound by, any Tax allocation, sharing or indemnity agreements or arrangements, and the Company does not have any liability for the Taxes of any Person as a transferee or successor or by statute, contract or otherwise as a result of the transfer of the Contributed Assets to the Company, in each case, other than any such agreement or arrangements contained in any loan agreement or in agreements or arrangements with customers, vendors, lessors or the like entered into in the ordinary course of business and not primarily relating to Tax;

(v) all of the Contributed Assets have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date and no portion of the Contributed Assets constitutes omitted property for Property Tax purposes;

(vi) none of the Contributed Assets are subject to a tax partnership agreement or is otherwise treated, or required to be treated as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code; and

(vii) the Company is, and at all times since its inception has been, properly classified as an entity disregarded as separate from Rosemore for U.S. federal income tax purposes as described in Treasury Regulation § 301.7701-3(b)(1)(ii).

(l) Employees; Benefits.

(i) Schedule 3.1(l)(i) of the Company Disclosure Schedule sets forth the name of each individual employed or engaged by Tema, its Affiliate or any other Third Party and whose primary work duties involve providing services with respect to the Contributed Assets (each such individual, a “Business Employee”) and, with respect to each such Business Employee, his or her: (A) employing or engaging entity; (B) job title; (C) base salary or hourly rate of pay; (D) status as exempt or non-exempt under the FLSA; (E) bonus compensation and other compensation paid in 2015 and payable or potentially payable for 2016; (F) hire date and service date (if different); (G) leave status (including nature and expected duration of any leave); (H) details of any visa; and (I) description of any employment, consulting, bonus, incentive, severance, retention, change in control, or other agreement applicable to such Business Employee. The Business Employees constitute all of the individuals required to manage and operate the Contributed Assets as presently managed and operated.

(ii) No Business Employee is represented by a labor union or other representative of employees and neither Tema nor any of its Affiliates is a party to, subject to, or bound by a collective bargaining agreement or any other Contract with a labor union or representative of employees. There are no, and there have never been any, strikes, lockouts or work stoppages existing or, to Tema’s Knowledge, threatened, with respect to any Business Employees or other individuals who have provided services with respect to the Contributed Assets. There have been no union certification or representation petitions or demands with respect to the Contributed Assets, Tema, or a Business Employee and, to Tema’s Knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Contributed Assets, Tema or a Business Employee. There is no legal, administrative or other claim, charge, labor dispute, grievance or arbitration proceeding pending or threatened by or with respect to any Business Employee or any other individual who has provided services with respect to the Contributed Assets. For the past five (5) years, Tema and each of its Affiliates have complied in all material respects with all Laws with respect to the employment or engagement of each Business Employee and each other individual who has provided services with respect to the Contributed Assets (including the FLSA and all such Laws regarding wages and hours, classification of employees and contractors, anti-discrimination, anti-retaliation, recordkeeping, employee leave, Tax withholding and reporting, immigration and safety) and as of the Closing Date, each Business Employee and any other individual who has provided services with respect to the Contributed Assets will have been paid all wages, bonuses, compensation and other sums owed to such Business Employee or other individual as of such date.

(iii) Other than as set forth on Schedule 3.1(l)(iii) of the Company Disclosure Schedule, Tema and the Company do not sponsor, maintain or contribute to, and have no obligation to contribute to, any Employee Benefit Plans, and Tema and the Company have never sponsored, maintained or contributed to, or had any obligation to contribute to, any Employee Benefit Plans. Schedule 3.1(l)(iii) of the Company Disclosure Schedule includes a true and correct list of each Employee Benefit Plan providing benefits to any Business Employee or with respect to which Tema, the Company or any of their respective Affiliates has, or could reasonably be expected to have, any direct or indirect liability (each, a “Business Employee Benefit Plan”). True, correct and complete copies of each of the Business Employee Benefit Plans and related trust documents and favorable determination letters, if applicable to the Company following Closing, have been furnished to KLRE or its Representatives, along with the most recent report filed on Form 5500 and summary plan description (and any summaries of material modifications thereto) with respect to each Business Employee Benefit Plan required to file or complete such report and description. Other than as set forth on Schedule 3.1(l)(iii) of the Company Disclosure Schedule, there does not now exist, nor do any circumstances exist that could result in, any

Controlled Group Liability of Tema, the Company or any of their respective ERISA Affiliates that would be, or could become, a liability of KLRE or any of its Affiliates following the Closing Date.

(iv) Each Business Employee Benefit Plan has been established, sponsored, maintained, funded and administered in compliance with its terms, the terms of any applicable collective bargaining agreement and with all applicable Laws in all material respects. Each Business Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service regarding such qualified status or is maintained pursuant to a prototype or volume submitter document approved by the Internal Revenue Service and is entitled to rely on a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype or volume submitter document, and there are no circumstances which would reasonably be expected to adversely affect the qualification of such Business Employee Benefit Plan.

(v) Other than as set forth on Schedule 3.1(l)(v) of the Company Disclosure Schedule, there are no material actions, suits, proceedings, audits, investigations, litigation or claims pending (other than routine claims for benefits) or, to the Knowledge of Tema or the Company, threatened against, or with respect to, any of the Business Employee Benefit Plans, and, to the Knowledge of Tema or the Company, there are no facts or circumstances that would give rise to any such actions, suits, proceedings, audits, investigations, litigation or claims. To the Knowledge of Tema or the Company, there has been no breach of fiduciary duty (as determined under ERISA) or “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan that would result in material liability to the Company.

(vi) With respect to each Business Employee Benefit Plan (A) all contributions, distributions, reimbursements and premium payments that are due have been timely made and (B) all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been timely made or properly accrued.

(vii) No Business Employee Benefit Plan is, and none of Tema, the Company or any of their respective Affiliates has any material current or contingent liability or obligation under or with respect to, a multiemployer plan within the meaning of Section 3(37) of ERISA. No Business Employee Benefit Plan provides, and Tema, the Company or any of their respective Affiliates has no obligation to provide, any material post-termination or post-employment medical, health, life insurance or other welfare benefits to any employees, former employees, directors, service providers or any other Person, other than in accordance with COBRA and for which the covered Person pays the entire premium cost. Tema, the Company and their respective Affiliates have complied and are in compliance in all material respects with the requirements of COBRA.

(viii) Neither the execution of this Agreement, the stockholder approval of this Agreement, nor the consummation of the Transactions (either alone or in combination with any other event) will (A) give rise to any liability under any Employee Benefit Plan, including liability for severance pay, termination pay or withdrawal liability, (B) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any employee, officer, director, stockholder or other service provider of Tema, the Company or their respective Affiliates (whether current, former or retired) or their beneficiaries (except as required under Section 5.14) or (C) be the direct or indirect cause of any amount paid or payable to any employee, officer, director, stockholder or other service provider of Tema, the Company or their respective Affiliates (whether current, former or retired) or their beneficiaries being classified as a “parachute payment” as defined in Section 280G(b)(2) of the Code. Each Business Employee Benefit Plan that is a “nonqualified deferred compensation” arrangement under Section 409A of the Code has been established, maintained and operated in compliance with Section 409A of the Code, and no service provider is entitled to a tax gross-up or similar payment for any tax or interest that may be due under Sections 409A or 4999 of the Code.

(ix) Within the past three (3) years, neither Tema nor any of its Affiliates has implemented any employee layoffs or plant closings implicating the Worker Adjustment and Retraining Notification Act

of 1988 or any similar state or local Law (collectively, the “WARN Act”). The Company has provided to KLRE a true and complete list of employee layoffs, by date and location, implemented by Tema and each of its Affiliates in the ninety (90) day period preceding the date hereof.

(m) Intellectual Property.

(i) Except as would not be reasonably likely to have a Tema Material Adverse Effect, (A) immediately prior to the Closing, the Company will own or have the valid and enforceable right to use all Intellectual Property used in the operation of the business of Tema (in connection with the Contributed Assets) as presently conducted and the Company as conducted at such time (collectively, the “Company Intellectual Property”), free and clear of any and all Encumbrances, except for Permitted Encumbrances and (B) the Company Intellectual Property owned by the Tema (in connection with the Contributed Assets) and that will be owned by the Company is subsisting and in full force and effect and valid and, to the Knowledge of Tema and the Company, enforceable.

(ii) To the Knowledge of Tema and the Company and except as would not be reasonably likely to have a Tema Material Adverse Effect, the use of the Company Intellectual Property by the Company and the operation of the business of the Company and Tema (to the extent relating to the Contributed Assets) does not and will not conflict with, infringe upon, violate, interfere with or otherwise misappropriate any intellectual property right of any other Person.

(iii) Except as would not be reasonably likely to have a Tema Material Adverse Effect, the Company Systems (A) operate in accordance with their documentation and functional specifications and as otherwise required by the Company and Tema and have not materially malfunctioned or failed within the last two (2) years and (B) are sufficient for the immediate and reasonably foreseeable needs of Tema (in connection with the Contributed Assets) and the Company, including as to capacity and ability to process current volumes in a timely manner. Except as would not be reasonably likely to have a Tema Material Adverse Effect, Tema and the Company have implemented commercially reasonable measures to protect the confidentiality, integrity and security of the Company Systems and all information and data stored therein or transmitted thereby (including any sensitive or protected information, which includes personally identifiable information and payment card information) against any unauthorized use, access, interruption, modification or corruption. Except as would not be reasonably likely to be material to Tema and the Company, to the Knowledge of the Company, during the past twelve (12) months, neither the Company nor Tema has suffered or is suffering any actual or alleged unauthorized access to, theft of, breaches of security with respect to or corruption, loss, or destruction of any of the Company Systems or the information and data stored therein or transmitted thereby.

(n) Contributed Assets; Real Property.

(i) Except for Permitted Encumbrances, as of the Closing Date the Company has Defensible Title to the Contributed Assets against all Persons lawfully claiming the same, or any part thereof, by, through or under Tema, any Affiliates of Tema or the Company, but not otherwise.

(ii) Leases.

(A) Neither Tema nor the Company has received from any other party to a Lease or other Realty Instrument any written notice from a Lessor or any other party thereto of termination or intention to terminate any Lease or Realty Instrument and, to the Knowledge of Tema, no event has occurred which (with notice or lapse of time, or both) would constitute a material default under any Lease or Realty Instrument or give Tema, the Company or any other party to any Lease or Realty Instrument the right to terminate any Lease or Realty Instrument. Neither Tema nor the Company is and, to the Knowledge of Tema no other party to any Lease or Realty Instrument is, in material breach of the terms, provisions or conditions of any Lease or Realty Instrument.

(B) Except as set forth on Schedule 3.1(n)(ii), none of the Leases or Realty Instruments contains an express provision obligating Tema or the Company to drill a well during the primary term thereof (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease).

(C) With respect to each Lease or Realty Instrument that, as of the Execution Date, is not being held by production beyond its primary term pursuant to the terms of such Lease or Realty Instrument, Schedule 3.1(n)(ii) sets forth the expiration date of the primary term for each such Lease (assuming no payment is made by Tema or the Company after the Execution Date of any additional bonus amounts, delay rentals, option payments or other consideration required under such Lease or Realty Instrument to extend the primary term and that no drilling or other operations will occur after the Execution Date that would be sufficient to extend the term of the applicable Lease without the payment of such amounts).

(D) Except as set forth on Schedule 3.1(n)(ii) of the Company Disclosure Schedule, there are no actions, suits or proceedings with respect to any Lease pending before any Governmental Entity in which the lessor thereunder is seeking to terminate such Lease or Realty Instrument.

(iii) Wells.

(A) There is no Well included in the Contributed Assets that has been drilled and completed in a manner that has exceeded the limits permitted by the applicable Lease or other instruments, contracts and pooling or Unit agreements governing such Well.

(B) Except as described on Schedule 3.1(n)(iii) of the Company Disclosure Schedule, other than wells that have been Plugged and Abandoned in accordance with all applicable Laws, there are no shut in or otherwise abandoned wells that are located on lands burdened by the Leases or on lands pooled or unitized therewith that the Company is currently obligated by applicable Law to Plug and Abandon.

(C) Schedule 3.1(n)(iii) of the Company Disclosure Schedule sets forth the payout balances (net to the aggregate of the Company’s Working Interest) as of the date set forth on such schedule for each Well that is subject to a reversion or other adjustment at some level of cost recovery or payout.

(iv) Equipment and Personal Property.

(A) The Contributed Assets include, and, immediately prior to Closing, Tema will have, all material easements, rights of way, licenses and authorizations, from Governmental Entities necessary to access, construct, operate, maintain and repair the Wells and Equipment included in the Contributed Assets in the ordinary course of business as currently conducted by Tema and as will be conducted by the Company immediately prior to Closing and in material compliance with all Laws, except where the failure to have or include such rights would not be reasonably likely to result in a Tema Material Adverse Effect.

(B) With respect to the Equipment and inventory included in the Contributed Assets, Tema’s title is and the Company’s title immediately prior to Closing will be free and clear of Encumbrances other than Permitted Encumbrances and are in good condition and repair (subject to ordinary wear and tear, casualty and condemnation).

(v) Other Real Property Rights. Set forth on Schedule 3.1(n)(v) of the Company Disclosure Schedule is a list of all real property, other than the Oil and Gas Properties, (1) presently owned by Tema and that will be owned by the Company immediately prior to Closing (“Owned Real Property”) and (2) presently leased, subleased or occupied by Tema and that will be leased, subleased or occupied by the Company immediately prior to Closing (“Leased Real Property,” and collectively with the Owned Real Property, the “Real Property”). Each lease of a Leased Real Property constitutes a valid and binding obligation of Tema or the Company, as appropriate, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company’s and Tema’s possession and quiet enjoyment of the Real Property has not been disturbed, and to the Company’s Knowledge, there are no disputes with respect to any Real Property. All such Real Property is free and clear of all Encumbrances, except for Permitted Encumbrances. Except as would not reasonably be likely to have a Tema Material Adverse Effect, (x) neither the Company nor Tema has leased, subleased or otherwise granted to any Person the right to use or occupy any Real Property or any portion thereof, and (y) there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

(o) Insurance. Set forth on Schedule 3.1(o) of the Company Disclosure Schedule, as of the date of this Agreement, is a true, correct and complete list of all material insurance policies held by Tema or the Company. Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of Tema and in accordance with the terms thereof, each of the insurance policies set forth on Schedule 3.1(o) of the Company Disclosure Schedule is in full force and effect.

(p) Brokers. Except as otherwise set forth on Schedule 3.1(p) of the Company Disclosure Schedule, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company for which the Company, KLRE or any of its or their respective Affiliates could become liable or obligated at or after the Closing.

(q) Material Contracts.

(i) Schedule 3.1(q)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all Material Contracts.

(ii) Each Material Contract, assuming due execution and delivery by the other counterparties thereto, will constitute the legal, valid and binding obligation of the Company immediately prior to Closing and, to the Company’s Knowledge, the other counterparties thereto, in each case in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). To Tema’s Knowledge, neither the Company nor Tema has received any written notice of the Company’s or Tema’s default or breach of any Material Contract, the resolution of which is currently outstanding. Prior to the Execution Date, the Company or Tema has provided KLRE access to complete and accurate copies of each Material Contract and each amendment thereto.

(r) Payments for Production. Except as set forth on Schedule 3.1(r) of the Company Disclosure Schedule, neither Tema nor the Company is obligated by virtue of a take or pay payment, advance payment or other similar payment (other than Royalties established in any Leases, any such obligations of the Contracts set forth on Schedule 3.1(r) of the Company Disclosure Schedule or any such obligations reflected on Exhibit F), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Tema’s or the Company’s interest in the Contributed Assets at some future time without receiving payment therefor at or after the time of delivery.

(s) Imbalances. To the Knowledge of Tema or the Company, except as set forth on Schedule 3.1(s) of the Company Disclosure Schedule, there are no material Imbalances as of the Effective Time.

(t) Royalties. To the Knowledge of the Company, except as set forth on Schedule 3.1(t) of the Company Disclosure Schedule, all material Royalties have been properly and timely paid (or constitute Suspense Funds).

(u) Current Commitments, Advances, Expenses. Schedule 3.1(u) of the Company Disclosure Schedule sets forth, as of September 30, 2016, all unexpired authorities for expenditures (“AFEs”) relating to the Contributed Assets to drill or conduct other operations as to any wells or for other capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been completed by the Effective Time and which Tema or the Company reasonably anticipates will individually require expenditures attributable to periods on or after the Effective Time in excess of Five Hundred Thousand Dollars ($500,000) (net of Tema’s or the Company’s Working Interest, as applicable).

(v) Credit Support Obligations. Schedule 3.1(v) of the Company Disclosure Schedule is a complete and accurate list of all cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support provided by or on behalf of the Company or Tema in support of the obligations of the Company or Tema to any Governmental Entity, Contract counterparty or other Person related to the ownership or operation of the Contributed Assets (collectively, the “Credit Support”).

(w) Regulatory Matters. The Company (i) is not a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, and has not operated, or provided services, using any of the Contributed Assets in a manner that subjects it, any Third Party operator of the Contributed Assets or any future owner of the Contributed Assets to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (A) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to a certificate of limited jurisdiction as described below), or (B) as a common carrier pipeline under the Interstate Commerce Act; and (ii) does not hold any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of law or a blanket certificate issued to permit participation in capacity release transactions. The Company is not a gas utility, common carrier or public utility subject to the jurisdiction of the State of Texas and neither the Company nor Tema acquired any of the Contributed Assets through the use or threatened use of eminent domain or condemnation.

(x) Sufficiency. The Contributed Assets constitute all of the assets, properties, rights and interests that are sufficient to operate (i) the business of Tema as conducted before giving effect to the Contribution consistent with past practices (excluding the operation of the Excluded Assets) and (ii) the business of the Company. As of the Closing, no Affiliate of Tema (other than the Company) owns an interest in the Contributed Assets (other than indirectly through such Affiliate’s ownership interest in the Company).

(y) Environmental Matters. Except as set forth in Schedule 3.1(y) of the Company Disclosure Schedule:

(i) Neither the Company nor Tema has entered into, and neither the Company nor Tema is subject to, any material settlement agreements, consents, orders, decrees, judgments, or other enforcement directives of any Governmental Entity that are in existence as of the Execution Date that are based on any Environmental Laws, relate to the future use of any of the Contributed Assets based on any Environmental Laws, and require any change in the present conditions of any of the Contributed Assets based on any Environmental Laws;

(ii) Except with respect to any matter that does not result in a Material Adverse Effect, neither Tema nor the Company has received from any Governmental Entity any written notice of a material violation of any Environmental Laws relating to Company or the Contributed Assets; and

(iii) There are no material: (i) suits, actions, charges, complaints, arbitrations or similar proceedings pending, or, to the Knowledge of the Company or Tema, threatened, against Tema or the Company relating to any violation of or failure to comply with any Environmental Laws in connection with the ownership or operation of any Contributed Assets or (ii) judgments, decrees, injunctions, rules or orders of any Governmental Entity outstanding against Tema or the Company or any of its Affiliates relating to any violation of or failure to comply with any Environmental Laws in connection with the ownership or operation of any Contributed Assets.

(z) Books and Records. The Records are complete and accurate in all material respects and have been maintained in accordance with good business and bookkeeping practices in all material respects. The Records have been maintained in accordance with commercially reasonable business practices comparable to similarly situated companies in the industry, consistently applied.

3.2 Representations and Warranties of Tema. Except as set forth on the Company Disclosure Schedule, Tema represents and warrants to KLRE, as of the date hereof and as of the Closing Date, as follows:

(a) Organization, Standing and Power. Tema is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not be reasonably likely to, individually or in the aggregate, prevent or materially delay or impair the ability of Tema to consummate the Transactions. Tema has heretofore made available to KLRE complete and correct copies of its Organizational Documents, and each such document is (i) in full force and effect and (ii) has not been amended in any material respect from the copy made available to KLRE.

(b) Authority; No Violations; Consents and Approvals.

(i) Tema has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Tema is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements by Tema and the consummation by Tema of the Transactions have been duly authorized by all necessary corporate action on the part of Tema. This Agreement, and when executed, each Ancillary Agreement, has been, or shall have been, as applicable, duly executed and delivered by Tema and, assuming this Agreement constitutes the valid and binding obligation of KLRE, constitutes a valid and binding obligation of Tema enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) Other than as set forth on Schedule 3.1(d)(i) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Tema under, any provision of (A) the Organizational Documents of Tema, (B) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Schedule 3.2(d)(i) of the Company Disclosure Schedule and the Customary Post-Closing Consents are duly and timely obtained, made or given, any Contract to which Tema is a party or by which any of its properties or assets are bound or (C) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Schedule 3.2(d)(i) of the Company Disclosure Schedule are duly and timely obtained or made, any Law applicable to Tema or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, Losses, or Encumbrances that would not be reasonably likely to, individually or in the aggregate, prevent or materially delay or impair the ability of Tema to consummate the Transactions.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by Tema in connection with the execution and delivery of this Agreement by Tema or the consummation by Tema of the Transactions, except for: (A) if required by the HSR Act, the filing of a notification report by Tema or its ultimate parent entity under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover Laws; (C) such filings and approvals as may be required by any securities, corporate or other Law, rule or regulation set forth on Schedule 3.2(d)(i) of the Company Disclosure Schedule; and (D) Customary Post-Closing Consents.

(c) Ownership. Tema is the record and beneficial owner of, and has good and valid title to, the Company Units, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by state or Federal Securities Laws or the Organizational Documents of the Company. The Company Units represent all of the equity interests in the Company held by Tema.

(d) Brokers. Except as otherwise set forth on Schedule 3.1(p) of the Company Disclosure Schedule, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Tema or its Affiliates for which the Company, KLRE or any of its or their Affiliates could become liable or obligated at or after the Closing.

(e) Accredited Investor. Tema is an accredited investor as defined in Regulation D under the Securities Act. Tema is acquiring the Class B Common Stock for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws (including distributions to Affiliates thereof), nor with any present intention of distributing or selling the Class B Common Stock.

3.3 Representations and Warranties of KLRE. Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by KLRE to Tema on or prior to the date of this Agreement (the “KLRE Disclosure Schedule”) and except as disclosed in the KLRE SEC Documents filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such KLRE SEC Documents) and excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are related to forward-looking statements, KLRE represents and warrants to Tema, as of the date hereof and as of the Closing Date, as follows:

(a) Organization, Standing and Power. KLRE is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not be reasonably likely to, individually or in the aggregate, prevent or materially delay or impair the ability of KLRE to consummate the Transactions.

(b) Capital Structure.

(i) The authorized capital stock of KLRE consists of 42,000,000 shares of common stock of KLRE, par value $0.0001 per share (“KLRE Common Stock”), including 35,000,000 shares of Class A Common Stock and 6,000,000 shares of Class F Common Stock, and 1,000,000 shares of preferred stock of KLRE, par value $0.0001 per share (“KLRE Preferred Stock”). As of the date hereof: (A) 10,231,650 shares of KLRE Common Stock (including 8,185,320 shares of Class A Common Stock and 2,046,330 shares of Class F Common Stock) and no shares of KLRE Preferred Stock were issued and outstanding; (B) 16,594,158 warrants entitling the holder thereof to purchase one share of KLRE Common Stock at an exercise price of $11.50 per share of KLRE Common Stock (“KLRE Warrants”) were issued and outstanding, including 8,408,838 Private Placement Warrants; (C) no shares of KLRE Common Stock were subject to issuance upon exercise of outstanding options; and (D) no Voting Debt of KLRE was issued and outstanding. No KLRE Warrants are exercisable until after the Closing. All outstanding shares of KLRE Common Stock and KLRE Warrants have been duly authorized, validly issued, fully paid and are non-assessable and, except as provided in the Ancillary

Agreements, not subject to preemptive rights. Except as set forth in this Section 3.3(b)(i) or provided in the Ancillary Agreements, there are no outstanding: (1) options, warrants or other rights to subscribe for, purchase or acquire from KLRE any KLRE Common Stock or other equity interests in KLRE (collectively, “KLRE Equity Interests”), Voting Debt or other voting securities of KLRE; (2) securities of KLRE convertible into or exchangeable or exercisable for KLRE Equity Interests, Voting Debt or other voting securities of KLRE; and (3) options, warrants (other than the KLRE Warrants), calls, rights (including preemptive rights), commitments or agreements to which KLRE is a party or by which it is bound in any case obligating KLRE to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of KLRE, or obligating KLRE to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as provided in the Ancillary Agreements, there are not any stockholder agreements, voting trusts or other agreements or understandings to which KLRE is a party or by which it is bound relating to the voting of any KLRE Equity Interests.

(ii) KLRE has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person.

(iii) Subject to approval of the Transaction Proposals, the Class B Common Stock and the Class A Common Stock to be issued upon conversion thereof, when delivered, shall be duly authorized and validly issued, fully paid and non-assessable, and issued in compliance with all applicable state and Federal Securities Laws and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), Organizational Documents, commitments or agreements to which KLRE is a party or by which it is bound.

(c) Authority; No Violations, Consents and Approvals.

(i) KLRE has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements by KLRE and the consummation by KLRE of the Transactions have been duly authorized by all necessary corporate action on the part of KLRE, other than the receipt of the KLRE Stockholder Approval. This Agreement and, when executed, each Ancillary Agreement, has been, or will be, as applicable, duly executed and delivered by KLRE and, assuming this Agreement constitutes the valid and binding obligation of Tema, constitutes a valid and binding obligation of KLRE enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of KLRE under any provision of (A) the Organizational Documents of KLRE, (B) any Contract to which KLRE is a party or by which KLRE or its properties or assets are bound or (C) assuming the consents, approvals, orders, authorizations, registrations, filings, or permits set forth on Schedule 3.3(c) of the KLRE Disclosure Schedule are duly and timely obtained or made, any Law applicable to or any of its properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, Losses or Encumbrances that would not be reasonably likely to, prevent or materially delay or impair the ability of KLRE to consummate the Transactions.

(iii) No consent, approval, order or authorization of, or registration, declaration, or filing with, or permit from, any Governmental Entity is required to be obtained or made by KLRE in connection with the execution and delivery of this Agreement by KLRE or the consummation by KLRE of the

Transactions except for: (A) if required by the HSR Act, the filing of a notification report by KLRE under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of such reports under the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Transactions; and (C) such other filings and approvals as may be required by any Federal Securities Laws.

(d) SEC Documents.

(i) Each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by KLRE with the SEC since its initial registration of the KLRE Common Stock (including the KLRE Organizational Documents, the “KLRE SEC Documents”) has been timely filed, and, as of their respective dates, each of the KLRE SEC Documents, as amended, complies as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act or any other applicable Law and none of the KLRE SEC Documents contained when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of KLRE, as of the date hereof, (A) none of the KLRE SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (B) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any KLRE SEC Document. No notice of any SEC review or investigation of KLRE or the KLRE SEC Documents has been received by KLRE.

(ii) The financial statements of KLRE included in the KLRE SEC Documents complied, and in the case of financial statements filed following the date hereof will comply, as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and in the case of financial statements filed following the date hereof will fairly present, in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of KLRE as of their respective dates and the results of operations and the cash flows of KLRE for the periods presented therein.

(iii) KLRE makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. KLRE has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13F-15 under the Exchange Act) as required by Rule 13F-15 under the Exchange Act and the applicable listing standards of the Nasdaq. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by KLRE in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder the Sarbanes-Oxley Act.

(e) Information Supplied. None of the information supplied or to be supplied by KLRE for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of KLRE or at the time of the meeting of such stockholders to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (other than with respect to information supplied by the Company for inclusion therein), will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(f) Absence of Certain Changes or Events. Since September 30, 2016, there has not (i) been any KLRE Material Adverse Effect and (ii) KLRE has not conducted any business other than its formation, the public offering of its securities (and the related private offerings), the making of public reports, the Equity Financing and the search for, and preparation for the execution of, a Business Combination.

(g) No Indebtedness. Except as set forth on Schedule 3.3(g) of the KLRE Disclosure Schedule, KLRE does not have any Indebtedness.

(h) No Default. KLRE is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of KLRE, (ii) any Contract to which KLRE is a party or by which KLRE is bound, or (iii) any Law applicable to KLRE, except, in the cases of clauses (ii) and (iii), for defaults or violations which would not be reasonably likely to have consequences that would, individually or in the aggregate, be material to KLRE.

(i) Compliance with Applicable Laws. Since the date of its incorporation, the businesses of KLRE have not been conducted in violation of any Law, except for violations which would not be reasonably likely to result in, individually or in the aggregate, a liability (of any nature) that would be reasonably likely to be material to KLRE. Since the date of its incorporation, no material investigation or review by any Governmental Entity with respect to KLRE has been pending or, to the Knowledge of KLRE, threatened.

(j) Litigation. There is no (A) suit, action, charge, complaint, arbitration or similar proceeding pending, or, to the Knowledge of KLRE, threatened against KLRE and no such suit, action, charge, complaint, arbitration or similar proceeding has been filed against KLRE or any of its assets or properties since the date of KLRE’s incorporation or (B) judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against KLRE or any of its assets or properties and no such judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator has been entered against KLRE or its assets or properties since the date of KLRE’s incorporation.

(k) Certain Contracts and Arrangements. Schedule 3.3(k) of the KLRE Disclosure Schedule sets forth a true and complete list, together with the exhibits contained in the KLRE SEC Documents, as of the date of this Agreement, of (i) each agreement to which KLRE is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by KLRE on the date of this Agreement; provided, that any agreement that could reasonably be expected to result in gross revenue to or expenditures by KLRE per fiscal year in excess of One Hundred Thousand Dollars ($100,000) shall be included in the foregoing; (ii) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any material portion of KLRE’s business on a consolidated basis is conducted; (iii) any contract that is related to the governance or operation of any joint venture, partnership or similar arrangement and (iv) any contract that includes any Affiliate of KLRE or KLRE Sponsor as a counterparty (collectively, the “KLRE Contracts”). Each KLRE Contract, assuming due execution and delivery by the other counterparties thereto, constitutes the legal, valid and binding obligation of KLRE and, to KLRE’s Knowledge, the other counterparties thereto, in each case in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). KLRE has not received any written notice of KLRE’s default or breach of any KLRE Contract, the resolution of which is currently outstanding. Prior to the Execution Date, KLRE has provided Tema access to complete and accurate copies of each KLRE Contract and each amendment thereto.

(l) Listing. The issued and outstanding shares of KLRE Common Stock, the KLRE Warrants (other than the Private Placement Warrants), and the KLRE units (consisting of one share of Class A Common Stock and one KLRE Warrant) (the foregoing, collectively, the “KLRE Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the Knowledge of KLRE, threatened against KLRE by Nasdaq or the SEC with respect to any intention by such entity to deregister any KLRE Public Securities or prohibit or terminate the listing of any KLRE Public Securities on Nasdaq. KLRE has taken no action that is designed to terminate the registration of KLRE Public Securities under the Exchange Act. KLRE has not received any written or, to KLRE’s Knowledge, oral deficiency notice from Nasdaq relating to the continued listing requirements of the KLRE Public Securities.

(m) Trust Account. As of June 30, 2016, KLRE had $85,199,623.27 in the Trust Account and held in trust pursuant to the Trust Agreement.

(n) Employees; Benefits. Except as set forth on Schedule 3.3(n) of the KLRE Disclosure Schedule, KLRE (i) has no employees and (ii) does not sponsor, maintain or contribute to, and has no obligation to contribute to, any Employee Benefit Plan.

(o) Intellectual Property. KLRE does not own, license or otherwise have any right, title or interest in any material Intellectual Property.

(p) Real Property. KLRE does not own or lease any material real property or personal property.

(q) Investment Company. KLRE is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(r) Brokers. Except as set forth on Schedule 3.3(r) of the KLRE Disclosure Schedule, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of KLRE or its Affiliates for which the Company, Tema or any of their Affiliates could become liable or obligated at or after the Closing.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE CLOSING

4.1 Conduct of Business by Tema and the Company Pending the Closing. Tema covenants and agrees that, prior to the Closing, except (i) as set forth on Schedule 4.1 of the Company Disclosure Schedule, (ii) as expressly provided by this Agreement or the Ancillary Agreements, including in connection with the transactions contemplated by the Contribution Agreement, (iii) as required by any Law or (iv) as otherwise consented to by KLRE (which consent shall not be unreasonably withheld, delayed or conditioned) (it being understood that Tema shall cause the Company to comply with the covenants set forth herein):

(a) Ordinary Course. Each of Tema and the Company shall conduct its businesses in the ordinary course and shall use reasonable best efforts to preserve intact its present business organization and material Company Permits, retain its current officers and Key Employees, and preserve its relationships with its key customers and suppliers and others having significant business dealings with it, including to the extent necessary to preserve its goodwill and ensure that its ongoing business shall not be impaired in any material respect at the Closing.

(b) Distributions; Changes in Stock. Tema and the Company shall not: (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Tema or the Company; (ii) split, combine or reclassify any capital stock of, or other equity interests in, Tema or the Company; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests in, Tema or the Company, except as contemplated by any existing director compensation plan, Employee Benefit Plan or employment agreement of the Company, a true and correct copy of which, in each case, has been made available to KLRE.

(c) Governing Documents. Neither Tema nor the Company shall amend its Organizational Documents.

(d) No Acquisitions. Tema and the Company shall not (i) merge, consolidate, combine or amalgamate with any Person or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or all or substantially all of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, other than acquisitions in the ordinary course of business.

(e) No Dispositions. Neither Tema nor the Company shall directly or indirectly, either beneficially or of record, sell, transfer, or otherwise dispose of, or agree to directly or indirectly, either beneficially or of record, sell, transfer, or otherwise dispose of, any portion of the Contributed Assets, other than (i) any sale, transfer or disposition of Hydrocarbons in the ordinary course of business or pursuant to Contracts existing on the date hereof and set forth on Schedule 4.1 of the Company Disclosure Schedule, (ii) the disposition of obsolete, worn-out or damaged equipment, (iii) dispositions as are reasonably necessary to comply with any Material Contract set forth on Schedule 4.1 of the Company Disclosure Schedule, and (iv) dispositions of Excluded Assets.

(f) No Dissolution, Etc. Neither Tema nor the Company shall authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution.

(g) Accounting. Neither Tema nor the Company shall change in any material respect their material accounting methods or policies, except as required by GAAP.

(h) Insurance. Tema and the Company shall use reasonable best efforts to maintain insurance with financially responsible insurance companies in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities’ past practice.

(i) Tax Matters. Neither the Company nor its Affiliates shall make or rescind any Tax election of the Company.

(j) Certain Employee Matters. Except as required by applicable Law or the terms of any Business Employee Benefit Plan, Tema and the Company shall not, and shall not permit any of their respective Affiliates to: (i) grant any increases in the compensation, incentives or benefits payable or to become payable to any Business Employee or any of its directors, officers or employees, consultants, agents or individual independent contractors; (ii) pay or agree to pay to any Business Employee, director, officer or employee, consultant, agent or individual independent contractor, whether past or present, any pension, retirement allowance or other employee benefit not required by any of Tema’s, the Company’s or any of their respective Affiliates’ existing Business Employee Benefit Plans (or any arrangement that would be a Business Employee Benefit Plan if in effect on the date hereof); (iii) enter into any new, or materially amend any existing, material employment or severance or termination agreement with any Business Employee, director, officer, employee, consultant, agent or individual independent contractor other than with respect to new hires made not in contravention of Section 4.1(j)(vi) below; (iv) establish or become obligated under any collective bargaining agreement or other Contract with a labor union or representative of Business Employees, or Business Employee Benefit Plan which was not in existence prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of materially enhancing any benefits thereunder; (v) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any

Business Employee Benefit Plan (or any award thereunder); (vi) hire any new employees who would be a Business Employee or engage any new individuals in the capacity of an independent contractor who provides services with respect to the Contributed Assets; (vii) transfer any Business Employee or terminate the employment or service of any Business Employee other than any such termination for cause (as reasonably determined by the employing Person); or (viii) implement any employee layoffs requiring notice under the WARN Act.

(k) Related Party Agreements. Neither Tema nor the Company shall enter into or amend any contract, agreement or commitment with any former or present director or officer of Tema or the Company or with any Affiliate of any of the foregoing Persons (or any other Person covered under Item 404 of Regulation S-K under the Securities Act).

(l) Indebtedness. Neither Tema nor the Company shall (i) incur, create or assume any Indebtedness for borrowed money (except for trade credit incurred in the ordinary course) or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of Tema or the Company or guarantee any debt securities of another Person or (ii) create any material Encumbrances on any material property or assets of Tema or the Company in connection with any Indebtedness thereof other than Permitted Encumbrances.

(m) Material Contracts. Neither Tema nor the Company shall (i) enter into any contract that would be a Material Contract if entered into prior to the date hereof or (ii) materially amend or modify any Material Contract, except for the entrance into contracts or amendment or modification of contracts consistent with Tema’s or the Company’s ordinary course of business.

(n) Capital Expenditures. Neither Tema nor the Company shall make or enter into any Contract to make any capital expenditures, loans, investments or advances in excess of Five Hundred Thousand Dollars ($500,000) other than as set forth in the budget set forth on Schedule 4.1(n).

(o) Working Capital. Each of Tema and the Company shall manage its working capital (including the timing of collection of accounts receivable, the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice.

(p) Litigation. Neither Tema nor the Company shall settle or compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company or the Contributed Assets, other than settlements or compromises of litigation in the ordinary course of business consistent with past practice, which in any event (i) do not exceed, in any individual case, One Hundred Thousand Dollars ($100,000) and (ii) would not prohibit or materially restrict Tema or the Company from operating their respective businesses substantially as currently conducted.

(q) Oil and Gas Matters. Tema and the Company shall (A) keep KLRE reasonably apprised of any drilling, re-drilling or completion operations proposed or conducted by Tema or the Company with respect to the Contributed Assets, and, in connection therewith, consider reasonable requests by KLRE for specific drilling, completion and other operations on the Contributed Assets; (B) subject to KLRE’s approval, not elect to go non-consent as to any proposed operation on any of the Oil and Gas Properties, unless Tema has provided KLRE reasonable documentation that the IRR for such proposed operation is less than 25% or the proposed operation capital requirement is in excess of $2,000,000 (in which case approval of KLRE shall not be required); (C) not voluntarily relinquish its position as operator to anyone other than the Company or KLRE with respect to any of the Contributed Assets, or voluntarily abandon any of the Contributed Assets other than as required pursuant to the terms of a Lease or applicable Law; and (D) maintain in full force and effect all Leases that are presently producing in paying quantities or otherwise held by shut-in payments or other payments in lieu of production or drilling operations.

(r) Agreements. Neither Tema nor the Company shall agree to take any action that is prohibited by this Section 4.1.

Notwithstanding anything to the contrary in this Section 4.1, in the event of an emergency, Tema may take such action as a prudent operator would take and shall notify KLRE in writing of such action promptly thereafter. KLRE acknowledges that Tema (before the consummation of the transactions contemplated by the Contribution Agreement) and the Company (after the consummation of the transactions contemplated by the Contribution Agreement) own undivided interests in certain of the Contributed Assets with respect to which neither Tema nor the Company is the operator, and KLRE agrees that the acts or omissions of the other working interests owners (including the third party operators) who are not Tema or the Company shall not constitute a breach of the provisions of this Section 4.1, nor shall any action required by a vote of working interest owners constitute such a breach , in each case, to the extent as neither Tema nor the Company has proposed an action that would be in violation of this Section 4.1 and has timely and validly voted their respective interests in a manner that complies with the provisions of this Section 4.1.

4.2 Conduct of Business by KLRE Pending the Closing. KLRE covenants and agrees that, prior to the Closing, except (i) as set forth on Schedule 4.2 of the KLRE Disclosure Schedule, (ii) as expressly provided by this Agreement or the Ancillary Agreements, (iii) as required by any applicable Law or (iv) as otherwise consented to by Tema (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Ordinary Course. Each of KLRE and its Subsidiaries shall conduct its businesses in the ordinary course.

(b) Distributions; Changes in Stock. KLRE shall not and shall not permit any of its Subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, KLRE or its Subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, KLRE; or (iii) other than in connection with the Offer, any Ancillary Agreement or as otherwise required by the KLRE SEC Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, KLRE.

(c) Issuance of Securities. KLRE shall not, and shall not permit any of its Subsidiaries to, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, KLRE or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than pursuant to the Equity Financing or in accordance with Section 5.10.

(d) Governing Documents. KLRE shall not amend or propose to amend the Organizational Documents of KLRE and shall not permit any of its Subsidiaries to amend or propose to amend its Organizational Documents.

(e) No Acquisitions. Except as contemplated hereby, KLRE shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person other than another wholly owned Subsidiary of KLRE, (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (iii) make any loans, advances or capital contributions to, or investments in, any Person other than KLRE or any wholly owned Subsidiary.

(f) Trust Account. KLRE shall not, in any material respect, amend the Trust Agreement or any other agreement related to the Trust Account.

(g) No Dissolution, Etc. KLRE shall not, and shall not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution.

(h) Accounting. KLRE shall not, and shall not permit any of its Subsidiaries to, change in any material respect their material accounting methods or policies, except as required by GAAP.

(i) Insurance. KLRE shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain insurance with financially responsible insurance companies in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities’ past practice.

(j) Related Party Agreements. KLRE shall not enter into or amend any contract, agreement or commitment with any former or present director or officer of KLRE or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act.

(k) Indebtedness. Except for any Indebtedness incurred in connection with the Debt Financing, KLRE shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any Indebtedness for borrowed money (except for trade credit incurred in the ordinary course) or guarantee any such Indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of KLRE or any of its Subsidiaries or guarantee any debt securities of another Person or (ii) create any material Encumbrances on any material property or assets of KLRE or any of its Subsidiaries in connection with any Indebtedness thereof other than Permitted Encumbrances.

(l) Material Contracts. Other than in connection with the Transactions, including the Equity Financing, KLRE shall not and shall not permit any of its Subsidiaries to enter into or amend or modify in any manner any contract that is material to KLRE.

(m) Agreements. KLRE shall not, and shall not permit any of its Subsidiaries to, agree to take any action that is prohibited by this Section 4.2.

4.3 No Solicitation.

(a) From the Execution Date until the earlier of Closing or the termination of this Agreement pursuant to Article VIII, Tema agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Subsidiaries or any of its or its Subsidiaries’ Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries regarding the making of offers or proposals that constitute an Acquisition Proposal, (ii) engage in any discussions (except for advising unsolicited contacts that Tema is subject to this restriction) or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs Tema that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement relating to an Acquisition Proposal. Tema shall give notice of any Acquisition Proposal to KLRE as soon as practicable following its awareness thereof. For purposes of this Agreement, “Acquisition Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than the Transactions) involving: (A) any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution of Tema or the Company or other structure or form, (B) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of any business or assets of Tema or the Company (including capital stock of or ownership interest in any Subsidiary) that generated ten percent (10%) or more of Tema’s or the Company’s consolidated net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, or (C) any acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any Person or “group” of ten percent (10%) or more of the voting stock or other equity securities (including any Company Units or Voting Debt) of Tema or the Company or any tender or exchange offer that if consummated would result in any person or group beneficially owning ten percent (10%) or more of the voting stock of Tema or the Company; provided, that any contact, proposal, offers or indication of interest in any form, written or oral, relating solely to the Excluded Assets shall not be considered an “Acquisition Proposal.”

(b) From the Execution Date until the earlier of Closing or the termination of this Agreement pursuant to Article VIII, KLRE agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Affiliates or any of its or its Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries regarding the making of offers or proposals that constitute an Alternative Business Combination Proposal, (ii) engage in any discussions (except for advising unsolicited contacts that KLRE is subject to this restriction) or negotiations with respect to an Alternative Business Combination Proposal with, or provide any non-public information or data to, any Person that has made, or informs Tema that it is considering making, an Alternative Business Combination Proposal, or (iii) enter into any agreement relating to an Alternative Business Combination Proposal. KLRE shall give notice of any Alternative Business Combination Proposal to Tema as soon as practicable following its awareness thereof. For purposes of this Agreement, “Alternative Business Combination Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than the Transactions) involving a Business Combination with KLRE or any of its Subsidiaries.

(c) The Parties acknowledge and agree that execution of this Agreement terminates that certain letter agreement, dated October 4, 2016 (the “Letter of Intent”), entered into by and between KLRE, Tema, and Rosemore, in accordance with its terms, including paragraph 2 therein.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of Proxy Statement; Offer Documents.

(a) As promptly as practicable after the date hereof, KLRE shall file a proxy statement related to the Transactions and the Offer with the SEC (as amended from time to time, the “Proxy Statement”) and provide its stockholders with the opportunity to redeem the KLRE Common Stock (the “Offering Shares”) in conjunction with a stockholder vote on the Transactions, all in accordance with and as required by the KLRE SEC Documents, any related agreements with KLRE Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq. Without limitation, in the Proxy Statement, KLRE shall (i) seek (A) to have a new incentive equity plan approved by a majority of holders present at the stockholder meeting referred to therein (the “LTIP Proposal”), (B) the adoption and approval of this Agreement by the holders of KLRE Common Stock in accordance with applicable Law and exchange rules and regulations and the approval of the issuance of KLRE Common Stock in accordance herewith (the “Business Combination Proposal”), (C) to amend and restate its certificate of incorporation in the form set forth as Exhibit E (the “Amended Certificate”), including in order to authorize the creation of a new class of KLRE Common Stock designated as the Class B Common Stock (the “Charter Amendment Proposals”), (D) to approve the issuance of more than twenty percent (20%) of KLRE’s outstanding common stock pursuant to the rules of Nasdaq (the “Nasdaq Proposal”) and (E) any other proposals reasonably agreed by KLRE and Tema to be necessary or appropriate in connection with the Transactions (such proposals in (A) through (E), together, the “Transaction Proposals”) and (ii) file with the SEC financial and other information about the Transactions in accordance with the Proxy Solicitation Rules (as defined in the KLRE SEC Documents) (such Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto, the “Offer Documents”). When filed, the Proxy Statement and the Offer Documents will comply in all material respects with the requirements of the United States federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”). Tema shall use reasonable best efforts to provide to KLRE as promptly as practicable all information concerning Tema and the Company that may be required by Federal Securities Laws or reasonably requested by KLRE for inclusion in the Proxy Statement.

(b) Each of Tema and KLRE shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy

Statement and any Offer Documents; provided, however, that KLRE shall furnish such preliminary Proxy Statement and any other Offer Documents to Tema and give Tema and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement and Offer Documents prior to filing with the SEC and shall consider all reasonable additions, deletions or changes suggested by Tema in connection therewith. KLRE shall promptly notify Tema of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement or any Offer Documents and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Tema as promptly as reasonably practicable copies of all written correspondence between KLRE or any Representative of KLRE and the SEC with respect to the Proxy Statement and Offer Documents. If comments are received from the SEC staff with respect to the preliminary Proxy Statement or Offer Documents, KLRE and Tema shall use their reasonable best efforts to respond as promptly as reasonably practicable to the comments of the SEC. KLRE shall provide Tema and its legal counsel with a reasonable opportunity to review any amendment or supplement to the preliminary Proxy Statement or Offer Documents prior to filing with the SEC and shall consider all reasonable additions, deletions or changes suggested by Tema in connection therewith. Tema and KLRE shall cooperate to promptly provide such information as may be required to be included in the Proxy Statement or Offer Documents or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement and Offer Documents has been included therein by KLRE and Tema, KLRE shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery, if permitted) as promptly as practicable thereafter to its stockholders of record, as of the record date established by the Board of Directors of KLRE. If at any time prior to approval of the Transactions by the stockholders of KLRE, any information in the Proxy Statement or Offer Documents should be discovered by Tema or KLRE that should be set forth in an amendment or supplement to the Proxy Statement or Offer Documents, so that such Proxy Statement or Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be included in the Proxy Statement or Offer Documents.

(c) KLRE shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article VIII. KLRE shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer. Nothing in this Section 5.1(c) shall (i) impose any obligation on KLRE to extend the Offer beyond the Termination Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of KLRE to terminate this Agreement in accordance with Article VIII.

5.2 Access.

(a) From and after the Execution Date and until the Closing Date (or earlier termination of this Agreement), subject to obtaining any required Third Party consents that are expressly required under applicable Contracts prior to KLRE or its Representatives access to the Contributed Assets, including any such required consents of Third Party operators of any portion of the Contributed Assets, Tema shall (i) afford to KLRE and its lenders and underwriters, and each of the foregoing Person’s respective officers, directors, employees, accountants, consultants, agents, legal counsel, and other representatives (collectively, the “Representatives”) reasonable access, during normal business hours and upon reasonable prior notice, to the Contributed Assets, Records, and other documents in Tema’s or the Company’s possession or control, (ii) make available to KLRE the Key Employees and the officers of Tema and the Company that are knowledgeable with respect to the Contributed Assets and (iii) furnish reasonably promptly to KLRE and its Representatives such information concerning the Contributed Assets and the Company as may be reasonably requested, from time to time, by or on behalf of KLRE. Notwithstanding the foregoing provisions of this Section 5.2(a), Tema shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to KLRE or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or would be reasonably likely to violate the express terms of any Contract. Notwithstanding the foregoing, KLRE shall not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other information in each case to the extent the disclosure of such information would result in a violation of applicable Law. Each of Tema and KLRE agrees that prior to Closing it will not, and prior to Closing will cause its Representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the Transactions and reasonably related matters.

(b) All investigations and due diligence conducted by KLRE or any of KLRE’s Representatives shall be conducted at KLRE’s sole cost, risk and expense and any conclusions made from any examination done by KLRE or any of KLRE’s Representatives shall result from KLRE’s own independent review and judgment. Tema or its designee shall have the right to accompany KLRE and KLRE’s Representatives whenever they are on site on the Contributed Assets. KLRE’s investigation and review shall be conducted in a manner that minimizes interference with the ownership or operation of the Contributed Assets or the business of the Company. KLRE shall have the right to perform visual site inspections and environmental compliance evaluations (including the use of infrared cameras) (“Phase I”) of the Contributed Assets. In the event that the findings of the Phase I’s suggest the presence of Environmental Defects, KLRE shall be entitled to perform any testing of any Equipment (including integrity testing and the use of infrared cameras) or sampling of the ambient air, soil, surface water, groundwater, or other media on or relating to the Contributed Assets necessary to confirm the presence of such Environmental Defects. KLRE shall furnish to Tema, free of costs, a copy of any written final reports and test results prepared by or for KLRE related to any such Phase I or further environmental assessment, intrusive testing or sampling on or relating to the Company or any of the Contributed Assets as soon as reasonably possible after such report is prepared. KLRE shall obtain all permits necessary to conduct any approved invasive activities from any applicable Governmental Entities; provided that, upon request, Tema and the Company shall provide KLRE with assistance (at no cost or liability to KLRE or the Company) as reasonably requested by KLRE that may be necessary to secure such permits. The Company shall have the right, at its option, to split with KLRE any samples collected pursuant to approved invasive activities. KLRE shall furnish to Tema, free of costs, a copy of any written drafts and final reports prepared prior to the Defect Deadline by or for KLRE related to any such Phase I, or relating to the Company or any of the Contributed Assets as soon as reasonably possible after such report is prepared prior to the Defect Deadline. If the Closing does not occur, (i) KLRE shall promptly return to the Company or, at the Company’s request, destroy all copies of any records, reports, summaries, evaluations, opinions, due diligence memos and derivative materials related thereto in the possession or control of KLRE or any of KLRE’s Representatives, (ii) KLRE shall keep and shall cause each KLRE Representative to keep, any and all information obtained by or on behalf of KLRE confidential in accordance with the Confidentiality Agreement and (iii) an officer of KLRE shall promptly confirm to the Company and Tema that KLRE has fully complied with the terms of this sentence. Notwithstanding the foregoing, subject to the obligations set forth in the Confidentiality Agreement, KLRE and its Representatives may retain (A) one physical copy solely for legal, regulatory and compliance purposes and (B) electronic copies with its or their customary electronic record retention and retrieval practices.

(c) KLRE shall abide by Tema’s, the Company’s and any Third Party operator’s written safety rules, regulations and operating policies provided to KLRE (including the execution and delivery of any documentation or paperwork, such as confidentiality agreements or liability releases, required by Third Party operators with respect to KLRE’s access to any of the Contributed Assets) while conducting its due diligence evaluation of the Contributed Assets. KLRE shall provide Tema with at least two Business Days’ written notice before the Contributed Assets are proposed to be accessed pursuant to this Section 5.2, which notice will include a description of the activities KLRE intends to undertake.

(d) In connection with the rights of access, examination and inspection granted to KLRE under this Section 5.2, (i) KLRE WAIVES AND RELEASES ALL CLAIMS AGAINST EACH TEMA INDEMNIFIED PARTY, THE COMPANY AND EACH THIRD PARTY OPERATOR ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) KLRE HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS EACH TEMA INDEMNIFIED PARTY, THE COMPANY

AND EACH THIRD PARTY OPERATOR FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF THE TEMA INDEMNIFIED PARTIES’, THE COMPANY’S OR ANY THIRD PARTY OPERATOR’S WRITTEN RULES, REGULATIONS, OR OPERATING POLICIES, ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY KLRE WITH RESPECT TO THE COMPANY OR THE CONTRIBUTED ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY ANY TEMA INDEMNIFIED PARTY, THE COMPANY OR ANY THIRD PARTY OPERATOR; BUT EXCLUDING ANY DAMAGES OR LIABILITIES ATTRIBUTABLE TO THE (I) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF ANY TEMA INDEMNIFIED PARTY, THE COMPANY OR ANY THIRD PARTY OPERATOR OR (II) ANY PREVIOUSLY EXISTING CONDITION OF THE CONTRIBUTED ASSETS NOT CAUSED BY KLRE OR ITS REPRESENTATIVES, INCLUDING THOSE UNCOVERED OR DISCOVERED BY KLRE OR ANY OF KLRE’S REPRESENTATIVES DURING THE COURSE OF ANY SUCH ACCESS TO OR INSPECTION OF THE CONTRIBUTED ASSETS.

5.3 Stockholders’ Meeting.

(a) KLRE shall call, hold and convene a meeting of its stockholders to consider the Transaction Proposals, to be held as promptly as reasonably practicable after the mailing of the Proxy Statement to KLRE’s stockholders, subject to applicable Law. In connection with the meeting, (i) the Board of Directors of KLRE shall recommend that the stockholders of KLRE vote in favor of the approval of each of the Transaction Proposals at KLRE’s stockholders’ meeting and the Board of Directors of KLRE shall use its reasonable best efforts to solicit from stockholders of KLRE proxies in favor of the adoption of each of the Transaction Proposals and (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of KLRE has recommended that KLRE’s stockholders vote in favor of adoption of each of the Transaction Proposals at KLRE’s stockholders’ meeting. Notwithstanding anything to the contrary contained in this Agreement, KLRE may adjourn or postpone KLRE’s stockholders’ meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to KLRE’s stockholders or, if as of the time for which KLRE’s stockholders’ meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of KLRE Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided that no adjournment may be to a date on or after two (2) Business Days prior to the Termination Date or (B) by ten (10) Business Days in order to solicit additional proxies from stockholders of KLRE in favor of the adoption of each of the Transaction Proposals.

(b) Except as otherwise expressly provided in this Agreement, neither the Board of Directors of KLRE nor any committee thereof shall (i) fail to include the KLRE Board Recommendation in the Proxy Statement, (ii) withdraw, qualify or withhold, amend or modify or publicly propose to withdraw or withhold, amend, qualify or modify in a manner adverse to Tema, the KLRE Board Recommendation or (iii) resolve, agree or publicly propose to do any of the foregoing (any action or failure to act described in this Section 5.3(b) being referred to herein as a “KLRE Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary in this Agreement, the Board of Directors of KLRE may after the date hereof and prior to the time the KLRE Stockholder Approval is obtained, make a KLRE Adverse Recommendation Change only (x) in response to an Intervening Event and (y) if the Board of Directors of KLRE (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided that, prior to making such a KLRE Adverse Recommendation Change, (i) KLRE provides Tema prior written notice of its intent to make any KLRE Adverse Recommendation Change at least three (3) Business Days prior to taking such action, which notice shall specify the basis for such KLRE Adverse Recommendation Change, including a reasonably detailed description of the facts and circumstances relating to such Intervening Event (a “Notice”) (it being understood that such Notice shall not in itself be deemed a KLRE Adverse Recommendation Change and that any material change to the facts or circumstances relating to such Intervening Event shall require a new Notice and, in such case, all references to three (3) Business Days in this Section 5.3(c) shall be deemed to be two (2) Business Days (each such two or three Business Day Period, a “Notice Period”)); (ii) during such Notice Period, if requested by Tema, KLRE shall, and shall make available and direct its necessary Representatives to, discuss and negotiate in good faith with Tema any proposed modifications to the terms and conditions of this Agreement; and (iii) following such Notice Period, the Board of Directors of KLRE, after taking into account any modifications to the terms of this Agreement and the Transactions to which Tema would agree, determines in good faith, after consultation with outside legal counsel and financial advisors, that failure to effect such KLRE Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(d) Nothing contained in this Agreement shall prohibit KLRE or the Board of Directors of KLRE (or a duly authorized committee thereof) from making any disclosure to the stockholders of KLRE if the Board of Directors of KLRE (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with applicable Law. No disclosures under this Section 5.3(d) shall be, in themselves, a breach of this Section 5.3(d); provided, however, that nothing in this Section 5.3(d) shall be deemed to modify or supplement the definition of (or the requirements pursuant to this Section 5.3(d) with respect to) a “KLRE Adverse Recommendation Change,” and any public disclosure by KLRE or the Board of Directors of KLRE or any committee thereof relating to any determination, position or other action by the Board of Directors of KLRE or any committee thereof with respect to any Intervening Event shall be deemed to be a KLRE Adverse Recommendation Change unless the Board of Directors of KLRE expressly publicly reaffirms the recommendation of the Board of Directors in such disclosure.

5.4 Antitrust Approvals and Other Approvals; Efforts.

(a) Each of the Parties shall: (i) use reasonable best efforts to cooperate with each other in timely making all filings required under this Agreement to complete the Transactions, (ii) use reasonable best efforts to cooperate with each other in timely making all other filings with, and timely seeking all other consents, permits, authorizations or approvals from, Governmental Entities as necessary or appropriate to consummate the Transactions, and (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity. Nothing in this Section 5.4(a) shall require either Party to share information reflecting the value of the Transactions or subject to any applicable privilege unless the Parties have entered into a mutually agreeable joint defense agreement.

(b) If a filing is required by the HSR Act, KLRE shall or shall cause its ultimate parent entity and Tema shall or shall cause its ultimate parent entity to: (i) as promptly as practicable and in any event no later than fifteen (15) Business Days after the date of this Agreement, file, or cause to be filed (and not withdraw), a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) in connection with the Transactions; and (ii) use its reasonable best efforts to (A) respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (B) cause the waiting period under the HSR Act to terminate or expire at the earliest possible date but in no event later than the Termination, and (C) avoid each and every impediment under the HSR Act with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event not later than the Termination Date).

(c) Tema and KLRE shall not take any action that would hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act.

5.5 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to any employment agreement, indemnification agreement or otherwise, from and after the Closing, solely to the extent of indemnification contained in the organizational documents of the Company, any employment agreement or indemnification agreement effective as of the date hereof, KLRE shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing, subject to the terms hereof, a director or officer of the Company or who acts as a fiduciary under any Employee Benefit Plan of the Company or any predecessor thereof (the “Indemnified Persons”) against all Losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the Indemnifying Party (which approval shall not be unreasonably withheld, delayed or conditioned) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or a predecessor thereof, a fiduciary under any Employee Benefit Plan of the Company or a predecessor thereof or is or was serving at the request, which request was made prior to the date hereof, of the Company or a predecessor thereof as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the Closing and whether asserted or claimed prior to, at or after the Closing (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and KLRE shall cause the Company to, jointly and severally, pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted under applicable Law, subject to a requirement to repay such advances if such Indemnified Person is adjudicated to have not been entitled to indemnification pursuant to this terms hereof or otherwise). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Persons (whether arising before or after the Closing), (i) the Indemnified Persons may retain the Company’s regularly engaged legal counsel or other counsel satisfactory to them, and KLRE shall cause the Company to pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly following receipt of statements therefor and (ii) KLRE shall reasonably assist in the defense of any such matter, provided that KLRE shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Any Indemnified Person wishing to claim indemnification under this Section 5.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify KLRE (but the failure to so notify shall not relieve a Party from any liability that it may have under this Section 5.5 except to the extent such failure materially prejudices such Party’s position with respect to such claims) and shall deliver to KLRE any undertaking required by applicable Law, but, subject to applicable Law, without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein.

(b) KLRE shall not amend, repeal or otherwise modify the Organizational Documents of KLRE or the Company in any manner that would adversely affect the rights thereunder or under the Organizational Documents of the Company with respect to periods prior to the Closing of individuals who at and at any time prior to the Closing were directors or officers of the Company or a predecessor thereof, except to the extent required by Law. KLRE shall fulfill and honor any indemnification agreements between the Company or a predecessor thereof and any of its respective directors, officers or employees existing as of the date hereof, solely to the extent such indemnification agreement has been provided or made available to KLRE prior to the date hereof.

(c) KLRE shall indemnify any Indemnified Person against all reasonable costs and expenses (including attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 5.5(a), relating to the enforcement of such Indemnified Person’s rights under this Section 5.5 or under any charter, bylaw or contract subject to an undertaking by such Indemnified Person to return such advance if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder or thereunder.

(d) The Company will cause to be put in place and shall fully prepay immediately prior to the Closing “tail” insurance policies with a claims period of at least six (6) years from the Closing from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Closing.

(e) In the event that KLRE or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of KLRE shall assume the obligations set forth in this Section 5.5. The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 5.5, and his heirs and representatives.

5.6 Agreement to Defend. In the event any claim, action, suit, investigation or other legal or administrative proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the Parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

5.7 Public Announcements. The Parties will not, and each Party will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement (including with respect to the execution of this Agreement) or the Transactions, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by applicable Law; provided, further, that the restrictions set forth in this Section 5.7 shall not apply to any release or public statement made or proposed to be made with respect to a KLRE Adverse Recommendation Change or any action taken pursuant or in response thereto; provided, further, that such Party shall use its reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same. For the avoidance of doubt, communications by KLRE, Tema or the Company to their respective Affiliates, and to their and their respective Affiliates’ employees, directors, managers, members, partners, current or prospective equityholders, investors and advisors in connection with entrance into this Agreement and in the ordinary course of business, in each case, who are subject to customary confidentiality restrictions, shall not be considered public announcements or disclosures subject to restriction under this Section 5.7.

5.8 Advice of Changes; SEC Filings. Subject to compliance with all applicable Laws, Tema and KLRE, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Tema Material Adverse Effect or KLRE Material Adverse Effect, as the case may be. The Company and KLRE shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Nothing contained in this Agreement shall give KLRE, directly or indirectly, rights to control or direct the Company’s operations prior to the Closing. Prior to the Closing, Tema shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company’s operations.

5.9 Investigation; No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS AND WITHOUT LIMITING OR WAIVING ANY

CLAIMS OF KLRE OR ANY KLRE INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PART OF ANY TEMA INDEMNIFIED PARTY OR THE COMPANY, (1) NEITHER TEMA NOR ANY OTHER PERSON ON BEHALF OF TEMA MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO TEMA OR THE COMPANY OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES OR CONDITIONS (FINANCIAL OR OTHERWISE) IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS, AND (2) TEMA HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING DISCLAIMER AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS AND WITHOUT LIMITING OR WAIVING ANY CLAIMS OF KLRE OR ANY KLRE INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PART OF ANY TEMA INDEMNIFIED PARTY OR THE COMPANY, NEITHER TEMA, THE COMPANY NOR ANY OTHER PERSON ON BEHALF OF TEMA OR THE COMPANY MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO KLRE OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO (i) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO TEMA OR THE COMPANY OR THEIR RESPECTIVE BUSINESSES, (ii) ANY ORAL OR WRITTEN INFORMATION PRESENTED TO KLRE OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF TEMA OR THE COMPANY, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS, (iii) TITLE TO ANY OF THE CONTRIBUTED ASSETS OR THE ACQUIRED UNITS, (iv) THE CONTENTS, CHARACTER OR NATURE OF ANY (A) REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE CONTRIBUTED ASSETS OR (B) ANY DESCRIPTIVE MEMORANDUM RELATING TO THE BUSINESS OF THE COMPANY, THE ACQUIRED UNITS OR THE CONTRIBUTED ASSETS, (v) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE CONTRIBUTED ASSETS, (vi) ANY ESTIMATES OF THE VALUE OF THE ACQUIRED UNITS, THE CONTRIBUTED ASSETS OR, IN EACH CASE, FUTURE REVENUES GENERATED THEREBY, (vii) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE CONTRIBUTED ASSETS OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (viii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE BUSINESS OF THE COMPANY OR THE CONTRIBUTED ASSETS, (ix) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS (INCLUDING FINANCIAL STATEMENTS) PREPARED BY TEMA OR THIRD PARTIES WITH RESPECT TO THE CONTRIBUTED ASSETS OR THE BUSINESS OF THE COMPANY, (x) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO KLRE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, OR (xi) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS AND WITHOUT LIMITING OR WAIVING ANY CLAIMS OF KLRE OR ANY KLRE INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PART OF ANY TEMA INDEMNIFIED PARTY OR THE COMPANY, TEMA AND THE COMPANY FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT KLRE SHALL BE DEEMED TO BE OBTAINING THE EQUIPMENT AND OTHER TANGIBLE PROPERTY TRANSFERRED HEREUNDER IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT KLRE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS KLRE DEEMS APPROPRIATE.

(b) NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, KLRE ACKNOWLEDGES AND AGREES THAT WITHOUT LIMITING OR WAIVING ANY CLAIMS OF KLRE OR ANY KLRE INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PART

OF ANY TEMA INDEMNIFIED PARTY OR THE COMPANY, (i) TEMA HAS NOT MADE AND IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES RELATING TO TEMA OR THE COMPANY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN BY TEMA HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING TEMA OR THE COMPANY FURNISHED OR MADE AVAILABLE TO KLRE OR ANY OF ITS REPRESENTATIVES AND (ii) KLRE IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF TEMA OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY GIVEN BY TEMA HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS AND WITHOUT LIMITING OR WAIVING ANY CLAIMS OF KLRE OR ANY KLRE INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PART OF ANY TEMA INDEMNIFIED PARTY OR THE COMPANY, KLRE ACKNOWLEDGES THAT (Y) NO REPRESENTATIONS OR WARRANTIES ARE MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS OR PROSPECT INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO KLRE OR ANY OF ITS REPRESENTATIVES (INCLUDING IN CERTAIN “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS), AND (Z) ANY USE OF OR RELIANCE BY KLRE ON SUCH PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS OR PROSPECT INFORMATION SHALL BE AT ITS SOLE RISK.

(c) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE IN SECTION 3.1(y) AND WITHOUT LIMITING OR WAIVING ANY CLAIMS OF KLRE OR ANY KLRE INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PART OF ANY TEMA INDEMNIFIED PARTY OR THE COMPANY, TEMA AND THE COMPANY HAVE NOT AND WILL NOT MAKE, AND EXPRESSLY DISCLAIM, ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE CONTRIBUTED ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.

(d) KLRE ACKNOWLEDGES THAT THE CONTRIBUTED ASSETS MAY HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS, AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTE, OR HAZARDOUS SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE OIL AND GAS PROPERTIES OR ASSOCIATED WITH THE CONTRIBUTED ASSETS. EQUIPMENT AND SITES INCLUDED IN THE CONTRIBUTED ASSETS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE OIL AND GAS PROPERTIES OR INCLUDED IN THE CONTRIBUTED ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE CONTRIBUTED ASSETS.

(e) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS AND WITHOUT LIMITING OR WAIVING ANY CLAIMS OF TEMA OR ANY TEMA INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PART

OF ANY KLRE INDEMNIFIED PARTY, (1) NEITHER KLRE NOR ANY OTHER PERSON ON BEHALF OF KLRE MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO KLRE OR ANY OF ITS BUSINESSES, OPERATIONS, ASSETS, LIABILITIES OR CONDITIONS (FINANCIAL OR OTHERWISE) IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS, AND (2) KLRE HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. IN PARTICULAR, WITHOUT LIMITING THE FOREGOING DISCLAIMER AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS AND WITHOUT LIMITING OR WAIVING ANY CLAIMS OF TEMA OR ANY TEMA INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PART OF ANY KLRE INDEMNIFIED PARTY, NEITHER KLRE NOR ANY OTHER PERSON ON BEHALF OF KLRE MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY TO TEMA OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO (i) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO KLRE OR ANY OF ITS BUSINESSES, (ii) ANY ORAL OR WRITTEN INFORMATION PRESENTED TO TEMA OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF KLRE, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS, (iii) TITLE TO ANY OF THE ASSETS OF KLRE, (iv) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM RELATING TO THE BUSINESS OF KLRE OR THE ASSETS OF KLRE, (v) ANY ESTIMATES OF THE VALUE OF THE ASSETS OF KLRE OR FUTURE REVENUES GENERATED THEREBY, (vi) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS (INCLUDING FINANCIAL STATEMENTS) PREPARED BY KLRE OR THIRD PARTIES WITH RESPECT TO THE ASSETS OF KLRE OR THE BUSINESS OF KLRE, (vii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO TEMA IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, OR (viii) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(f) NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, TEMA ACKNOWLEDGES AND AGREES THAT WITHOUT LIMITING OR WAIVING ANY CLAIMS OF TEMA OR ANY TEMA INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PARTY OF ANY KLRE INDEMNIFIED PARTY, (i) KLRE HAS NOT MADE AND IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES RELATING TO KLRE WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN BY KLRE HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING KLRE FURNISHED OR MADE AVAILABLE TO TEMA OR ANY OF ITS REPRESENTATIVES AND (ii) TEMA IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF KLRE OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY GIVEN BY KLRE HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE HEREIN AND IN THE OTHER TRANSACTION DOCUMENTS AND WITHOUT LIMITING OR WAIVING ANY CLAIMS OF TEMA OR ANY TEMA INDEMNIFIED PARTY FOR ANY ACTS OF FRAUD ON THE PARTY OF ANY KLRE INDEMNIFIED PARTY, TEMA ACKNOWLEDGES THAT (Y) NO REPRESENTATIONS OR WARRANTIES ARE MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS OR PROSPECT INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO TEMA OR ANY OF ITS REPRESENTATIVES (INCLUDING IN CERTAIN “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS), AND (Z) ANY USE OF OR RELIANCE BY TEMA ON SUCH PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS OR PROSPECT INFORMATION SHALL BE AT ITS SOLE RISK.

Tema and KLRE agree that, to the extent required by applicable Law, the disclaimers of certain representations and warranties contained in this Section 5.9 are “conspicuous” disclaimers for the purpose of any applicable Law. Nothing in this Agreement (including this Section 5.9) shall relieve any Party of any liability for or limit any Person’s ability to seek any remedy in the event of Fraud.

5.10 Financing; Cooperation. Prior to the Closing and in connection with the private placement or placements to be consummated by KLRE in connection with the Closing and the Transactions (the “Equity Financing”), Tema shall use its reasonable best efforts to provide to KLRE, and shall cause the Company to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its and the Company’s representatives, including legal and accounting representatives, to provide, all cooperation reasonably requested by KLRE that is customary in connection with completing any financing activities, or with obtaining such consents as are required to be obtained under Tema’s revolving credit facility and any other Indebtedness of the Company that would become due and payable at the Closing as a result of the consummation of the Transactions, or obtaining new replacement debt financing to replace such Indebtedness (such consent or new replacement debt financing, the “Debt Financing”), which reasonable efforts shall include, among other things, (a) furnishing KLRE, reasonably promptly following KLRE’s request, with information regarding the Company (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company) customary for such financing activities, to the extent reasonably available to the Company, (b) causing the management and other representatives with appropriate seniority and expertise of Tema and the Company to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, such financing), presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with such financing activities, (c) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection any such financing activities, (d) using reasonable efforts to obtain legal opinions reasonably requested by KLRE in order to consummate such financing activities, (e) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by KLRE or any financing sources of KLRE or the Company to permit the consummation of such financing activities and (f) cooperating with requests for due diligence to the extent customary and reasonable.

5.11 Nasdaq Listing. From the date of this Agreement through the Closing, KLRE shall take all reasonable efforts which are necessary or reasonably desirable for (a) KLRE to remain listed as a public company on, and for shares of KLRE Common Stock to be tradable over, the Nasdaq Capital Market (the “Nasdaq”) and (b) the shares of KLRE Common Stock to be issued pursuant to the A&R LLC Agreement to be approved for listing on the Nasdaq.

5.12 Transaction Litigation. Each Party shall give the other Party the opportunity to participate in the defense, settlement or prosecution of any proceeding commenced following the date hereof related to this Agreement or the Transactions at such Party’s sole cost and expense. Prior to the Closing Date, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such litigation or consent to the same unless the other Party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

5.13 Tax Matters.

(a) Transfer Taxes. Any transfer, documentary, sales, use, real property transfer or gain, gross receipts, goods and services, purchase, excise, stamp, registration, retailer occupation or other similar Taxes (“Transfer Taxes”) payable by reason of the consummation of the Transactions shall be paid fifty percent (50%) by KLRE and fifty percent (50%) by Tema when due, whether levied on KLRE, any Subsidiary thereof, Tema or the Company, and the Company shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. The Parties will cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b) Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on and including the day before the Effective Date shall be:

(i) in the case of Taxes that are imposed on a periodic basis with respect to assets or capital (such as Property Taxes), deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the day before the Effective Date and the denominator of which is the number of calendar days in the entire period; and

(ii) in the case of Production Taxes and sales and use Taxes, deemed equal to the amount that would be payable if the Straddle Period ended on and included the day before the Effective Date.

(c) Cooperation on Tax Returns and Tax Proceedings. Tema and its Affiliates and KLRE shall, and shall cause the Company to, use commercially reasonable efforts to cooperate fully, and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”), with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company or the Contributed Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the above, the control and conduct of any Tax Proceeding that is an Asserted Liability shall be governed by Section 7.5.

5.14 Employee Matters.

(a) KLRE or one of its post-Closing Affiliates shall make an offer of employment to each Business Employee which shall be on substantially the same base salary or regular hourly rate of pay, as applicable, and bonus opportunities as currently provided to each Business Employee prior to the Closing, as reflected on Schedule 3.1(l)(i) of the Company Disclosure Schedule, other than with respect to defined benefit pension, retiree medical, incentive and equity plans or arrangements. Such offers shall be for employment as of the Closing Date or, if later, such date on which the applicable Business Employee returns from a leave of absence (so long as such return occurs within ninety (90) days after the Closing or such later time as may be required by applicable Law). Such offers of employment shall be on terms and conditions determined by KLRE or its applicable Affiliate in its discretion. Tema and its Affiliates shall not interfere with any such employment offer or negotiations by KLRE or its Affiliates to employ any Business Employee or discourage any Business Employee from accepting employment with KLRE or its Affiliate. The date on or following the Closing Date on which a Business Employee commences active employment with KLRE or its Affiliate is referred to herein as his or her “Hire Date.”

(b) For purposes of this Agreement, a “Transferred Employee” is a Business Employee who accepts an offer of employment made pursuant to Section 5.14(a) and becomes employed by KLRE or one of its Affiliates. With respect to each Transferred Employee and effective as of the time immediately prior to such Transferred Employee’s Hire Date, Tema or its Affiliate shall (i) terminate the employment of such Transferred Employee and (ii) waive and release any confidentiality, non-competition, non-disclosure or other agreements between Tema or any of its Affiliates and such Transferred Employee that would restrict or encumber such Transferred Employee’s ability to perform any of his or her duties as an employee of KLRE or its Affiliate.

(c) On or before the Hire Date of each Transferred Employee, Tema or its Affiliate shall take any necessary action to fully vest as of such date such Transferred Employee’s account balances and other benefits under all Business Employee Benefit Plans, if any, that (i) are employee pension benefit plans (as such term is defined in Section 3(2) of ERISA), (ii) provide nonqualified deferred compensation benefits or (iii) provide equity-based awards.

(d) Tema shall provide COBRA continuation coverage (within the meaning of Section 4980B of the Code and the Treasury Regulations thereunder) to all individuals who are M & A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury Regulation § 54.4980B-9) with respect to the Transactions for the duration of the period to which such individuals are entitled to such coverage. Tema shall take any and all necessary actions to ensure that KLRE and its Affiliates are not required to provide such continuation coverage to any such individual at any time.

The provisions of this Section 5.14 are solely for the benefit of the Parties and nothing in this Section 5.14, express or implied, shall confer upon any Business Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.14, express or implied, shall be (i) deemed an amendment of any Business Employee Benefit Plan, or (ii) construed to prevent KLRE or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that KLRE or its Affiliates may establish or maintain.

5.15 Non-Competition.

(a) Tema acknowledges that KLRE is entering into this Agreement, in contemplation of undertaking substantial further development of the Oil and Gas Properties. As a material inducement to KLRE entering into this Agreement, from and after Closing Tema shall not, and shall ensure and cause each Affiliate of Tema not to, directly or indirectly, acquire in any capacity during the period from and after the Execution Date and ending on the date that is two (2) years after the Closing Date (the “Non-Compete Period”), any interest in any Restricted Opportunity, whether alone or as a partner, joint venturer or equity interest holder of any Person acquiring such interest.

(b) As used herein “Restricted Opportunity” means any opportunity for, including an opportunity to finance, the leasing, acquisition, farm-in, exploration, development, production, gathering or marketing or any combination of the foregoing, of oil, gas or other Hydrocarbons leases, Hydrocarbon interests, royalty interests, overriding royalty interests, Hydrocarbon interests payable out of production, production payments or any other rights to acquire any of the foregoing interests in or attributable to any lands covering or burdening any lands burdened by the Leases or lands located within the counties set forth on Schedule 5.15(b); provided that “Restricted Opportunity” shall not include any transaction where the assets involved that are located in the area described above include less than ten percent (10%) of the assets involved (either as to the number of acres or wells subject thereto or the value of such assets) in the transaction, and any assets in the area described above that are acquired as described in this provision shall be exempted from the restrictions in this Section 5.15(b); provided further that, if Tema or any of its Affiliates acquires any assets in the area described above, Tema or any of its Affiliates shall not subsequently acquire any additional oil and gas leases or mineral interests in production of Hydrocarbons in such area during the Non-Compete Period, except as permitted pursuant to this Section 5.15(b). Notwithstanding the foregoing, the following shall not be Restricted Opportunities: (i) the operation of and the exercise of any rights or the participation (whether as a non-operator or operator) and exploration, development, production, gathering or marketing in any Hydrocarbon interests included in any assets owned by Tema or its Affiliates that are not Contributed Assets and were owned prior to the Execution Date (including the Excluded Assets) (and, upon request by KLRE, Tema shall provide reasonable evidence indicating that such assets were owned by Tema or its Affiliates prior to the Execution Date) and (ii) the operation of Gateway Gathering and Marketing Company.

(c) The Parties agree that the limitations contained in this Section 5.15 with respect to time, geographical area and scope of activity are reasonable in all respects and necessary to preserve the value of the goodwill of the Company and the Contributed Assets. However, if any court shall determine that the time, geographical area or scope of activity of any restriction contained in this Section 5.15 is unenforceable, it is the intention of the Parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

(d) The Parties recognize that, because of the nature and subject matter of this Section 5.15, it would be impractical and extremely difficult to determine KLRE’s and the Company’s actual damages in the event of a breach of its obligations under this Section 5.15. Without prejudice to the rights and remedies otherwise available to KLRE and the Company hereunder, Tema agree that money damages would not be an adequate remedy for breach of this Section 5.15 by Tema or any of its respective Affiliates and that if any Tema or its Affiliate commits a breach, or threatens to commit a breach, of this Section 5.15, KLRE and the Company shall each have the right to have the provisions of this Section 5.15 specifically enforced by any court having jurisdiction, without any requirement for the posting of a bond or any other terms or conditions, it being acknowledged and agreed by Tema that any such breach or threatened breach will cause irreparable injury to KLRE and the Company and that an injunction may be issued against Tema and any Affiliate of any Tema, as applicable, to stop or prevent any such breach or threatened breach. The remedies set forth in the preceding sentence shall be in addition to all other remedies available to each of KLRE and the Company at law or in equity arising in connection with the matters contemplated in this Section 5.15. In the event that an action shall be instituted to specifically enforce any obligations of Tema or any Affiliate of any Tema under this Section 5.15, Tema agrees to waive, and shall cause its Affiliates to waive, the defense that KLRE or the Company has an adequate remedy at law. Provided that the Closing occurs, from and after Closing until the date that is three (3) years after the Closing Date, Tema shall enforce, and cause any of Tema’s existing or future Affiliates to enforce, the terms of agreements with their respective employees, independent contractors, consultants, representatives and agents to the extent such terms restrict or prohibit the direct or indirect acquisition of any Restricted Opportunity by any such Person.

5.16 Certain Indebtedness. From and after the Execution Date, Tema shall negotiate and obtain (a) releases of all Encumbrances securing any Indebtedness of Tema, the Company or its Affiliates that are burdening the Company Units or the Contributed Assets, (b) authorizations to file UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all such Encumbrances on the Company Units or the Contributed Assets securing any Indebtedness of Tema, the Company or its Affiliates, and (c) all instruments and agreements reasonably requested by, and in form and substance reasonably acceptable to, KLRE to effect and file of record the release of all Encumbrances securing any Indebtedness of Tema, the Company or its Affiliates that are burdening the Company Units or the Contributed Assets. Tema and the Company shall deliver all notices and take all other actions necessary to obtain execution, delivery and filing of all release of all of the foregoing-described Encumbrances, charges, mortgages, charges and other encumbrances in connection therewith on the Closing Date.

5.17 Notice of Inaccuracy of Breach; Supplement to Disclosure Schedules.

(a) Between the date of this Agreement and the Closing, each Party (in such capacity, the “Reporting Party”) shall give prompt notice to the other Party (in such capacity, the “Receiving Party”) upon acquiring Knowledge of (i) any false or inaccurate statement in any representation or warranty or in the Company Disclosure Schedule or the KLRE Disclosure Schedule made or provided herein or pursuant hereto by such Party or (ii) any material breach of any covenant or agreement made herein by such Party.

(b) Between the date of this Agreement and the Closing, the Reporting Party may deliver to the Receiving Party one or more supplements or amendments to the Company Disclosure Schedule (where Tema is the Reporting Party) or the KLRE Disclosure Schedule (where KLRE is the Reporting Party) (collectively, the “Disclosure Schedules” and singly, a “Disclosure Schedule”) with respect to any matter of which such Reporting Party becomes aware, and could only reasonably have become aware, after the date of this Agreement or which arises after the date of this Agreement (each such supplement or amendment, a “Disclosure Schedule Supplement”) that is required to be set forth or described in the applicable Disclosure Schedule delivered on the date of this Agreement in order to make the representations and warranties made by such Reporting Party true and correct as of the Closing such that the conditions set forth in Section 6.2(a) (where Tema is the Reporting Party) or Section 6.3(a) (where KLRE is the Reporting Party) would be satisfied. Each delivery of a Disclosure Schedule Supplement shall be accompanied by a certificate signed by an authorized officer of the Reporting

Party setting forth such Reporting Party’s good faith determination as to whether the matters disclosed in such Disclosure Schedule Supplement (when added to matters disclosed in any Disclosure Schedule Supplements previously provided by such Reporting Party) have had, or are reasonably likely to have, a KLRE Material Adverse Effect (where KLRE is the Reporting Party) or a Tema Material Adverse Effect (where Tema is the Reporting Party) (in which case, such Disclosure Schedule Supplement, together with any matters disclosed in any Disclosure Schedule Supplements previously provided by such Reporting Party which, based on the certificate and additional information provided by the Reporting Party, formed a part of the determination as to whether the matters disclosed amounted to a KLRE Material Adverse Effect or the Tema Material Adverse Effect, as applicable, shall be deemed a “Material Disclosure Schedule Supplement”) or have not had and are not reasonably likely to have (when added to matters disclosed in any Disclosure Schedule Supplement previously provided by such Reporting Party) a KLRE Material Adverse Effect (where KLRE is the Reporting Party) or a Tema Material Adverse Effect (where Tema is the Reporting Party) (in which case, such Disclosure Schedule Supplement shall be deemed a “Non-Material Disclosure Schedule Supplement”). The Reporting Party shall deliver to the Receiving Party reasonable documentation or information relating to each Disclosure Schedule Supplement delivered by such Reporting Party and shall promptly provide any additional information reasonably requested by the Receiving Party.

(c) Each Non-Material Disclosure Schedule Supplement delivered prior to Closing shall (i) amend and supplement the Disclosure Schedule(s) to which such Non-Material Disclosure Schedule Supplement relates and (ii) be deemed to cure any inaccuracy of any representation or warranty made by the Reporting Party as a result of the matter disclosed on the applicable Non-Material Disclosure Schedule Supplement, in each case solely for purposes of Section 6.2(a) where Tema is the Reporting Party and of Section 6.3(a) where KLRE is the Reporting Party. For the avoidance of doubt, Non-Material Disclosure Schedule Supplements shall not limit or otherwise affect either Party’s ability to seek indemnification from the other Party for breach of representations or warranties pursuant to Article VII.

(d) At any time within fifteen (15) days after delivery of a Material Disclosure Schedule Supplement and supporting documentation by a Reporting Party to a Receiving Party, the Receiving Party may elect to terminate this Agreement by delivering a written termination notice to the Reporting Party. If the Receiving Party does not so elect to terminate this Agreement by the end of such fifteen (15) day Period, then such Material Disclosure Schedule Supplement shall (i) amend and supplement the Disclosure Schedule(s) to which such Material Disclosure Schedule Supplement relates and (ii) be deemed to cure any inaccuracy of any representation or warranty made by the Reporting Party as a result of the matter disclosed on the applicable Material Disclosure Schedule Supplement, in each case for purposes of (x) Section 6.2(a) where Tema is the Reporting Party and of Section 6.3(a) where KLRE is the Reporting Party and (y) determining the Reporting Party’s indemnification obligations under Article VII.

5.18 Post-Closing Information. From and after the Closing, KLRE shall cause the Company to (a) retain all books and records relating to the Company and its business, in each case, with respect to the period before the Closing, for a period of six (6) years after the Closing Date (or such longer period as may be required under applicable Law) and (b) afford to Tema and its Representatives (i) reasonable access, during normal business hours and upon reasonable prior notice, to the personnel and the books, records and other data relating to the Contributed Assets and the Company with respect to the period before the Closing and in the Company’s possession, and (ii) the right to make copies and extracts therefrom, in the case of clause (a) and (b) to the extent such access may be reasonably required by Tema in connection with litigation related to the Retained Liabilities.

5.19 Further Assurances; Consents.

(a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall execute and deliver to the requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement; provided, however, no such instruments, materials, information or actions shall increase either Party’s liability, or decrease its rights, under this Agreement.

(b) No later than ten days after the Execution Date, Tema shall send to each holder of any right to consent to assignment or consent to a change of control pertaining to any Oil and Gas Property that is applicable to the Transactions, including those set forth on Schedule 3.1(d)(i) of the Company Disclosure Schedule, a request, in material compliance with the contractual provisions applicable to such right, seeking such holder’s consent to the Transactions (or the portion of the Transactions to which such right applies). Between the date hereof and the Closing, Tema shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to obtain or cause to be obtained all consents, approvals, orders, authorizations, registrations, filing or permits referred to on Schedule 3.1(d)(i) of the Company Disclosure Schedule and upon receipt of any of the foregoing, shall deliver copies or other evidence of the receipt of such consents to KLRE. Following the Closing, Tema and KLRE shall jointly take, or cause to be taken, all actions and do, or cause to be done, all things necessary or desirable to obtain or cause to be obtained all Customary Post-Closing Consents and upon Tema’s receipt of any Customary Post-Closing Consent, Tema shall deliver copies or other evidence of such consents to KLRE. For purposes of this Section 5.19(b), Tema shall not be required to, and “commercially reasonable efforts” shall not include, the payment of any material amount by Tema or the Company, provided, however, that, if any material payment or fee is requested or required by a Third Party or Governmental Entity in connection with receipt of a Customary Post-Closing Consent or a consent, approval, order, authorization, registration, filing or permit referred to on Schedule 3.1(d)(i) of the Company Disclosure Schedule, Tema shall provide written notice of such request or requirement to KLRE and KLRE may, at its discretion, pay such amount for receipt thereof.

(c) If Tema fails to obtain any Required Consent before the Contribution occurs and KLRE has waived in writing the condition under Section 6.2(g) with respect to such Required Consent (if applicable), then the Oil and Gas Property or Oil and Gas Properties (or portion thereof) that are subject to such Required Consent shall be excluded from the Contributed Assets to be conveyed by Tema to the Company under the Contribution Agreement, such Oil and Gas Properties (or portion thereof) shall be deemed Excluded Assets for all purposes under the Contribution Agreement and this Agreement, and the Unadjusted Consideration shall be reduced by the Allocated Value of each such Oil and Gas Property (or portion thereof). If any such Required Consent that was not obtained before the Contribution is obtained within 120 days after the Closing, then, within 15 Business Days after such Required Consent is obtained, Tema and KLRE shall cause the Company to purchase from Tema (on the terms and conditions of this Agreement) the Oil and Gas Property (or portion thereof) that is subject to such Required Consent and to pay to Tema an amount equal to the Allocated Value of such Oil and Gas Property (or portion thereof), and such Oil and Gas Property (or portion thereof) shall no longer be an Excluded Asset for purposes of this Agreement. If Tema fails to obtain any consent under a Lease that is not a Required Consent before the Contribution, then such Lease shall be conveyed to the Company under the Contribution Agreement and such Lease shall be included in the Contributed Assets for purposes of this Agreement, and Tema shall have no liability under this Agreement or the Contribution Agreement for the failure to obtain such consent.

(d) If any consent or approval referred to on Schedule 3.1(d)(i) of the Company Disclosure Schedule (other than a consent or approval required under a Lease or other agreement or instrument governing the development, exploration, or operation of the Oil and Gas Properties which shall be addressed pursuant to the preceding clause (c)) is not received on or prior to the Closing, (a) the Parties shall cooperate in good faith and use their commercially reasonable efforts to obtain such consent or approval as promptly as practicable thereafter, and (b) with the intent to put KLRE and the Company in substantially the same position as if the such consent or approval had been obtained at or prior to Closing, Tema shall (i) continue to be bound by, and operate in the ordinary course with respect to, any applicable contract requiring such consent or approval pursuant to, and in accordance with, its terms pending receipt of such consent or approval, (ii) at the direction and expense of KLRE or the Company, pay, perform and discharge fully all of its obligations in respect of the applicable contract requiring such consent or approval after the Closing and prior to receipt of the consent or approval,

(iii) without further consideration therefor, pay, assign and remit to the Company promptly all monies, rights and other consideration received in respect of the applicable contract requiring such consent or approval and (iv) exercise or exploit its rights and options in respect of the applicable contract requiring such consent or approval, when and as directed by KLRE or the Company.

5.20 Retention of Assets. Following the Closing and until the date that is fifteen (15) months after the Closing Date, Tema shall not (a) sell, transfer or otherwise dispose of any Excluded Assets to any of its Affiliates or (b) declare, set aside or pay any dividends on, or make any other distribution in respect of its outstanding capital stock or other equity interests out of funds obtained from the sale, transfer or other disposition of any Excluded Assets. For the avoidance of doubt, the foregoing sentence shall not prevent Tema from selling, transferring or otherwise disposing of Excluded Assets to Third Parties.

5.21 Transfer of Cash. No later than immediately prior to Closing, Tema shall transfer to the Company the cash resulting from the operations of the Contributed Assets attributable to the period beginning on January 1, 2017 and ending on the Closing Date.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to effect the Transactions is subject to the satisfaction or written waiver by both KLRE and Tema, at or prior to the Closing Date, of the following conditions:

(a) Stockholder Approval. The KLRE Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and no proceeding brought by a Governmental Entity seeking the foregoing shall be pending. No Law shall have been adopted, enforced or deemed applicable to the Transactions that makes consummation of the Transactions illegal or otherwise prohibited. There shall be no other legal or regulatory restraint or prohibition in place preventing the consummation of the Transactions.

(c) Completion of Offer. The Offer shall have been completed in accordance with the terms hereof and the Offer Documents.

(d) Required Filings and Consents. All necessary filings with and consents of any Governmental Entity required for the consummation of the Transactions shall have been made and obtained, as applicable, and any waiting periods applicable to the transactions contemplated hereby under the HSR Act and any extensions thereof shall have expired or been terminated; provided, however, that, prior to invoking this condition, the invoking party shall have used commercially reasonable efforts to make or obtain such filings and consents for which the invoking party is obligated pursuant to the terms of this Agreement.

6.2 Additional Conditions to Obligations of KLRE. The obligations of KLRE to effect the Transactions are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by KLRE:

(a) Representations and Warranties of Tema. (i) Each of the Fundamental Representations of Tema shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), and (ii) all other representations and warranties of Tema in this Agreement shall be true and correct (disregarding any qualifiers as to “materiality” or “Tema Material Adverse Effect”) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), except for failures that would not be reasonably likely to have, individually or in the aggregate, a Tema Material Adverse Effect.

(b) Performance of Obligations of Tema and the Company. Tema and the Company shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Contribution Agreement. The transactions contemplated by the Contribution Agreement shall have been consummated.

(d) Financing. The Debt Financing and the Equity Financing shall have been consummated.

(e) Deliverables. Tema shall have delivered, or shall stand ready to deliver, the closing deliveries set forth in Section 2.7(a).

(f) Material Adverse Effect. There shall not have been or occurred since the Execution Date any Tema Material Adverse Effect.

(g) Consents. The consents set forth on Schedule 6.2(g) shall have been obtained.

6.3 Additional Conditions to Obligations of Tema. The obligations of Tema to effect the Transactions is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part exclusively by Tema:

(a) Representations and Warranties of KLRE. (i) Each of the Fundamental Representations of KLRE shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) and (ii) all other representations and warranties of KLRE in this Agreement shall be true and correct (disregarding any qualifiers as to “materiality” or “KLRE Material Adverse Effect”) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a KLRE Material Adverse Effect.

(b) Performance of Obligations of KLRE. KLRE each shall have performed or complied with in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Nasdaq Listing. The KLRE Common Stock to be issued pursuant to the A&R LLC Agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(d) Available Cash. KLRE shall have Available Cash of not less than Ninety Two Million Dollars ($92,000,000).

(e) Deliverables. KLRE shall have delivered, or shall stand ready to deliver, the closing deliveries set forth in Section 2.7(b).

(f) Board Recommendation. The Board of Directors of KLRE shall not have made a KLRE Adverse Recommendation Change.

(g) Material Adverse Effect. There shall not have been or occurred since the Execution Date any KLRE Material Adverse Effect.

ARTICLE VII

INDEMNIFICATION

7.1 Survival.

(a) The representations and warranties of the Parties set forth in this Agreement shall survive the Closing and terminate and expire on the date that is fifteen (15) months after the Closing Date, except that (i) the representations and warranties in Section 3.1(k) (Taxes) shall survive Closing and terminate and expire on the date that thirty (30) days after expiration of the applicable statute of limitations and (ii) the Fundamental Representations shall survive the Closing and terminate and expire on the date that is five (5) years after the Closing. All covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing will survive for the period provided in such covenants and agreements, if any, or until fully performed. Representations, warranties and covenants shall be of no further force and effect after the date of their expiration (if any), after which time no claim may be made thereunder, provided, that there shall be no termination of any bona fide claim asserted in writing pursuant to this Agreement with respect to such a representation, warranty, covenant or other agreement prior to its expiration date.

(b) Subject to Section 7.1(a), the indemnities in Section 7.2(a)(ii) and Section 7.2(b)(ii) shall terminate as of the termination date of each respective representation or warranty that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Person or Persons having an obligation to indemnify another Person or Persons with respect to Losses pursuant to this Article VII. The indemnities in Section 7.2(a)(i), 7.2(a)(iii), 7.2(b)(i) and 7.2(b)(iii) shall continue without time limit.

7.2 Indemnification.

(a) Subject to the limitations on recourse and recovery set forth in this Article VII, from and after Closing, Tema shall indemnify, defend and hold harmless KLRE, KLRE Sponsor and their respective employees, directors and officers (in each case, solely in their capacity as such) (each such Person, a “KLRE Indemnified Party”), from and against, any and all Losses of any KLRE Indemnified Party after the Closing, arising out of or relating to (i) Tema’s breach of any of Tema’s covenants or agreements under this Agreement, (ii) any breach of any representation or warranty made by Tema contained herein or (iii) the Retained Liabilities (any of such Losses, a “KLRE Indemnification Claim”); provided that Materiality Qualifiers in any such representation or warranty shall be disregarded for purposes of determining whether any such breach or inaccuracy thereof has occurred and the ultimate amount of any Losses subject to indemnification hereunder. To the extent it is finally determined that any Losses are subject to indemnification hereunder, such Losses shall be payable within five (5) Business Days of such final determination by wire transfer of immediately available funds to the account or accounts designated by the KLRE Indemnified Party.

(b) Subject to the limitations on recourse and recovery set forth in this Article VII, from and after Closing, KLRE shall indemnify, defend and hold harmless Tema, Rosemore and their respective employees, directors and officers (in each case, solely in their capacity as such) (each such Person, a “Tema Indemnified Party” and, together with the KLRE Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses of any Tema Indemnified Party after the Closing, arising out of or relating to (i) KLRE’s breach of any of KLRE’s covenants or agreements under this Agreement, (ii) any breach of any representation or warranty made by KLRE contained herein, or (iii) the ownership, use, maintenance or operation of the Contributed Assets, whether arising before, at or after the Effective Time, except for KLRE Indemnification Claims and any Losses incurred by Tema that are shared by Tema as a result of Tema’s equity ownership of the Company, REGARDLESS OF WHETHER SUCH LOSSES MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF TEMA, ITS AFFILIATES OR ANY THIRD PARTIES AND WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE (BUT NOT GROSS), JOINT, CONCURRENT

OR SOLE (collectively, the “Assumed Liabilities”); provided, that with respect to any claim for indemnification brought in connection with an Assumed Liability brought by a Tema Indemnified Party, such Tema Indemnified Party shall only be indemnified for a percentage of such claim equal to the KLRE Interest Percentage at the time such claim is brought (any of such Losses, a “Tema Indemnification Claim” and, together with the KLRE Indemnified Claims, the “Indemnified Claims”); provided, further that Materiality Qualifiers in any such representation or warranty shall be disregarded for purposes of determining whether any such breach or inaccuracy thereof has occurred and the ultimate amount of any Losses subject to indemnification hereunder. To the extent it is finally determined that any Losses are subject to indemnification hereunder, such Losses shall be payable within five (5) Business Days of such final determination by wire transfer of immediately available funds to the account or accounts designated by the Tema Indemnified Party.

7.3 Limitations.

(a) De Minimis; Threshold. Except in the case of fraudulent breaches of this Agreement and breaches of Fundamental Representations and the representations and warranties in Section 3.1(k) (Taxes), neither Party shall be entitled to be indemnified for claims brought pursuant to this Article VII for breaches of representations and warranties under this Agreement or any Transaction Document (i) for any individual item where the Loss relating thereto is less than One Hundred Thousand Dollars ($100,000) and (ii) unless the aggregate amount of all such Losses exceeds a cumulative aggregate of Fifteen Million Dollars ($15,000,000), at which time the applicable Party shall be entitled to recover the entire amount of such Losses subject to indemnification hereunder.

(b) Maximum Liability. Except in the case of fraudulent breaches of this Agreement and breaches of Fundamental Representations and the representations and warranties set forth in Section 3.1(k) (Taxes), the maximum liability of each of Tema and KLRE for claims of any breaches of representations or warranties brought against such Party pursuant to Section 7.2(a)(ii) and Section 7.2(b)(ii), respectively, shall not exceed an amount equal to Forty Million Dollars ($40,000,000) in the aggregate. In no event shall the maximum liability of Tema for any claims brought under this Agreement exceed the Consideration actually distributed by the Company to Tema in accordance with this Agreement; provided, that claims brought in connection with Retained Liabilities shall not be included in calculating Tema’s aggregate liability under this Section 7.3(b), and that claims brought in connection with Retained Liabilities shall not be subject to any maximum liability. In no event shall the maximum liability of KLRE for any claims brought under this Agreement exceed an amount equal to the Consideration; provided, that claims brought in connection with Assumed Liabilities arising from the ownership, use, maintenance or operation of the Contributed Assets after the Effective Time shall not be included in calculating KLRE’s aggregate liability under this Section 7.3(b), and that claims brought in connection with Assumed Liabilities shall not be subject to any maximum liability.

(c) Exclusive Remedy. Each of the Parties acknowledges and agrees that from and after the Closing, the indemnification provisions in this Article VII will be the sole and exclusive remedy and recourse for any breach of this Agreement by Tema or KLRE, except with respect to claims based upon Fraud or criminal conduct, claims seeking injunctive relief or specific performance (including pursuant to Sections 9.6, and 9.10), and the rights and remedies contemplated in Section 5.15.

(d) Losses Net of Insurance Proceeds and Other Third Party Recoveries. All Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article VII shall be reduced by the net amount of insurance proceeds, indemnification payments and other Third Party recoveries actually received by any Indemnified Party in respect of any Losses incurred by such Indemnified Party. In the event any Indemnified Party or any of its Affiliates is entitled to any insurance proceeds, indemnity payments or any Third Party recoveries in respect of any Losses (or any of the circumstances giving rise thereto) for which such Indemnified Party is entitled to indemnification pursuant to this Section 7.3(d), such Indemnified Party shall use reasonable best efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, indemnity payments or other Third Party recoveries not previously taken into account are obtained by a Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other Third Party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such recovery, and appropriate payments shall be made promptly by the relevant Indemnified Parties. To the extent of the indemnification obligations in this Agreement, each Party waives for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Losses for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a written waiver of such subrogation from its insurers.

(e) Losses Included in Final Cash Consideration. No KLRE Indemnified Party shall be entitled to indemnification for any Losses in respect of any liability included as an adjustment to the Unadjusted Consideration pursuant to Section 2.2 and then only to the extent of the amount so deducted or increased.

(f) No Duplicate Claims. In the event an Indemnified Party recovers Losses in respect of an Indemnification Claim, no other Indemnified Party may recover the same Losses in respect of a claim for indemnification under this Agreement.

(g) Proper Parties for Indemnity Claims. Any claim for indemnity under this Article VII by any current or former Affiliate, stockholder, member, officer, director, employee, agent, lender, advisor, representative, accountant, attorney and consultant of any Party must be brought and administered by the applicable Party to this Agreement. No Indemnified Party other than Tema and KLRE shall have any rights against either Tema or KLRE under the terms of this Article VII except as may be exercised on its behalf by Tema or KLRE, as applicable, pursuant to this Article VII. Tema and KLRE may elect to exercise or not exercise indemnification rights hereunder on behalf of the other Indemnified Parties affiliated with them in their sole discretion and shall have no liability to any such other Indemnified Parties for any action or inaction hereunder.

(h) Investigations and Audits. The representations, warranties and covenants of each of the Parties set forth in this Agreement, subject to the express exceptions thereto, shall not be affected by any information furnished to, or any investigation or audit conducted before or after the Closing Date by, any Person in connection with the Transactions. In order to preserve the benefit of the bargain otherwise represented by this Agreement, each Party shall be entitled to rely upon the representations, warranties, covenants and agreements of the other Party set forth herein notwithstanding any investigation or audit conducted or any knowledge acquired (or capable of being acquired) before or after the Closing Date or the decision of any Party to complete the Closing. The right to indemnification or other remedy based on any of the representations, warranties, covenants or agreements in this Agreement shall not be affected by any investigation or audit conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement.

(i) No Waiver. Except to the extent of claims and rights expressly included as part of the Contributed Assets, nothing in this Agreement is intended to limit or otherwise waive any recourse, rights, defenses or causes of action that any Party may have against any Third Party for any Losses, obligations or liabilities that may be incurred with respect to the Retained Liabilities or the ownership or operation of the Contributed Assets.

7.4 Characterization of Payments. For Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Article VII as an adjustment to the Final Cash Consideration payable pursuant to Article II.

7.5 Third Party Claims.

(a) Promptly after receipt by any Indemnified Party of notice of the commencement or assertion of any action, proceeding, demand, claim or investigation by a third party (an “Asserted Liability”) that may result in a

Loss which is indemnifiable under this Article VII, such Indemnified Party shall deliver a Claim Notice with respect thereto to the indemnifying party (the “Indemnifying Party”); provided that a failure to provide such Claim Notice promptly shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

(b) The Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice (or less if the nature of the claim requires and such necessary shortened deadline is specified in the Claim Notice) (the “Claim Notice Period”) to notify the Indemnified Party in writing (i) whether or not the Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to the Loss, and (ii) whether or not the Indemnifying Party desires at the cost and expense of the Indemnifying Party to defend the Indemnified Party against such Asserted Liability (regardless of whether or not it disputes the liability with respect to such Asserted Liability). Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of the defense of an Asserted Liability without the Indemnified Party’s written consent (in its sole discretion) if (A) such Asserted Liability relates to or arises in connection with any criminal proceeding, indictment, allegation or investigation of the Indemnified Party or any of its Subsidiaries by a Governmental Entity, (B) the Asserted Liability seeks to impose any material liability, obligation or restriction upon the Indemnified Party or any of its Subsidiaries, other than for money damages, or (C) counsel to the Indemnified Party has advised the Indemnified Party in writing that there are one or more defenses available to the Indemnified Party that are not available to the Indemnifying Party or a conflict of interest exists between the Indemnified Party and the Indemnifying Party, in the opinion of counsel to the Indemnified Party, in respect of such Asserted Liability.

(c) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against an Asserted Liability, subject to Section 7.5(b) (such notice, a “Defense Assumption Notice”), the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such proceedings shall be diligently prosecuted by it. If the Indemnifying Party exercises the right to undertake any such defense against any Asserted Liability, (i) the Indemnified Party shall provide reasonable cooperation to the Indemnifying Party in such defense, at the Indemnifying Party’s cost and expense, (ii) the Indemnifying Party shall keep the Indemnified Party appraised of material developments regarding such Asserted Liability and (iii) the Indemnified Party may elect, at such Indemnified Party’s sole cost and expense, to participate in such defense with separate counsel of its choice. If at any time during the defense against an Asserted Liability, the Indemnifying Party discovers or identifies new facts or circumstances that lead the Indemnifying Party to reasonably determine that such Asserted Liability is not an indemnifiable claim entitling the Indemnified Party to recovery pursuant to this Article VII, the Indemnifying Party may notify the Indemnified Party in writing of such facts or circumstances, indicating that the Indemnifying Party no longer wishes to defend such third party claim and thereby rescind the Defense Assumption Notice with sufficient advance notice to prevent the Indemnified Party from being prejudiced by such rescission (and in any event, not less than 30 days advance notice). If the Indemnifying Party rescinds a Defense Assumption Notice in accordance with the preceding and to the extent that either the Indemnified Party agrees that the Indemnifying Party is not liable for such third party claim or it is judicially determined that the Indemnifying Party is not liable for such third party claim, then the formerly Indemnified Party shall promptly pay and reimburse the formerly Indemnifying Party for all reasonable costs and expenses (including legal fees) that it paid or incurred in the defense of the Indemnified Party with respect to the third party claim that is the subject of the rescinded Defense Assumption Notice. The Indemnifying Party and the Indemnified Party will cooperate to transition the defense of such matter.

(d) If the Indemnifying Party elects not to defend the Indemnified Party against an Asserted Liability or does not provide an answer within the Notice Period or the Indemnified Party does not consent to the Indemnifying Party assuming control of the defense under Section 7.5(b), the Indemnified Party shall be entitled to assume control of and appoint lead counsel for defense of such Asserted Liability and all reasonable fees and expenses of one firm of attorneys (in addition to local counsel to the extent reasonably necessary) in connection thereof shall be considered Losses for purposes of this Article VII and shall be subject to indemnification hereunder, subject to the limitations set forth herein. If the Indemnified Party undertakes the defense of any

Asserted Liability in accordance with this Section 7.5(d), (i) the Indemnifying Party shall provide reasonable cooperation to the Indemnified Party in such defense, (ii) the Indemnified Party shall keep the Indemnifying Party appraised of material developments regarding such Asserted Liability, and (iii) the Indemnifying Party may elect, at the Indemnifying Party’s sole cost and expense, to participate in such defense with separate counsel of its choice.

7.6 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 7.5, such Indemnified Party shall promptly deliver to the Indemnifying Party a Claim Notice. Subject to the limitations set forth in this Article VII, the failure of an Indemnified Party to provide prompt notice of such claim shall not amount to a waiver of such claim unless and only to the extent that the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the Claim Notice Period to notify the Indemnified Party in writing whether or not the Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to the Loss. If the Indemnifying Party disputes its liability to the Indemnified Party, the Indemnifying Party and the Indemnified Party will use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery of the Indemnifying Party of its response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 9.7.

7.7 Attorneys’ Fees. Except as provided in Sections 2.4(c) and 2.5(g)(iv), any Party who is the prevailing party in any legal, arbitration or equitable proceeding against the other Party brought under this Agreement or the Ancillary Agreements shall be entitled to recover out-of-pocket court costs and reasonable attorney’s fees from the non-prevailing party. The Indemnifying Party shall reimburse all such costs and expenses of the Indemnified Party relating to the enforcement of the Indemnified Party’s rights under this Article VII, such amounts to be payable as incurred by the Indemnified Party upon request, to return such advance if the Indemnified Party is ultimately determined to not be the prevailing party or entitled to indemnification hereunder. For purposes of this Agreement, “prevailing party” shall include, without limitation, a party obtaining substantially the relief sought, whether by compromise, settlement, arbitration award or judgment.

ARTICLE VIII

TERMINATION; AMENDMENT; EXPENSES

8.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after adoption of this Agreement by the stockholders of KLRE:

(a) by mutual written consent of Tema and KLRE;

(b) by either Tema or KLRE:

(i) if (A) any Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted, enforced, or deemed applicable any Law or regulation that makes consummation of the Transactions illegal or otherwise prohibited; provided however, that the right to terminate this Agreement under this Section 8.1(b)(i)(A) shall not be available to any Party whose breach of this Agreement has caused any of the conditions set forth in Sections 6.1, 6.2 or 6.3 hereof to not be or not be able to be satisfied on or prior to the Closing, or (B) the KLRE Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of the stockholders of KLRE, or at any adjournment thereof;

(ii) if the Transactions shall not have been consummated by May 31, 2017 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party in breach of this Agreement such that the conditions set forth in Sections 6.1, 6.2 or 6.3 hereof are not satisfied on or prior to the Closing;

(iii) in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2 or Section 6.3, as applicable, and (B) cannot be or has not been cured by the earlier of fifteen (15) days after the giving of written notice to the breaching party of such breach and the Termination Date (a “Terminable Breach”); provided that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(iv) if the Board of Directors of KLRE shall have publicly withdrawn, modified or changed its approval or recommendation to the stockholders of KLRE with respect to any of the Transaction Proposals;

(v) in the event that the aggregate adjustments to the Unadjusted Consideration under Section 2.5 with respect to Defects equal or exceed an amount equal to twenty percent (20%) of the Unadjusted Consideration; or

(vi) after receipt of a Material Disclosure Schedule Supplement from the other Party pursuant to Section 5.17(d).

A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination, if otherwise in accordance with this Agreement, shall be effective immediately upon delivery of such written notice to the other party.

8.2 Effect of Termination; Limitations on Damages.

(a) In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 8.2, the second to last sentence of Section 5.2(b), the last sentence of Section 8.4, Article I and Article IX; provided, however, that no such termination shall relieve any Party from liability for damages for a knowing and intentional breach of any representation, warranty or obligation hereunder or for an act of Fraud.

(b) THE PARTIES ACKNOWLEDGE AND AGREE THAT DAMAGES UNDER THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DAMAGES AND CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS, PROVIDED THAT WITH RESPECT TO CONSEQUENTIAL DAMAGES, SUCH DAMAGES ARE (I) NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF THE APPLICABLE PARTY OR INDEMNIFIED PERSON AND (II) THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH INDEMNIFICATION OR DAMAGES IS SOUGHT HEREUNDER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY PUNITIVE, REMOTE OR SPECIAL DAMAGES, IRRESPECTIVE OF WHETHER SUCH DAMAGES ARE AVAILABLE UNDER APPLICABLE LAW; PROVIDED THAT AN INDEMNIFIED PARTY MAY RECOVER SUCH AMOUNTS TO THE EXTENT SUCH AMOUNTS ARE COMPONENTS OF DAMAGES PAID TO A THIRD PARTY IN A THIRD PARTY CLAIM PURSUANT TO ARTICLE VII FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER.

8.3 Extension; Waiver. At any time prior to the Closing, the Parties, by action taken or authorized by their respective Boards of Directors or similar governing bodies, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, and shall not be deemed a waiver of any future obligations or rights, except to the extent expressly set forth in such waiver.

8.4 Transaction Expenses. Following the Closing, except as otherwise provided in this Agreement, the Company shall pay as and when due and payable all Transaction Expenses of the Company, Tema, Rosemore and KLRE (a) with respect to the items set forth on Schedule 8.4 of the Disclosure Schedules (it being understood by the Parties that the Transaction Expenses set forth on Schedule 8.4 are estimated as of the date hereof by Tema and KLRE and that the Transaction Expenses payable by the Company in respect of such items may exceed such estimates, but shall not exceed an amount equal to one hundred and ten percent (110%) of the appropriate estimate set forth on Schedule 8.4), and (b) incurred between the Execution Date and the Closing provided that for purposes of clause (b), such Transaction Expenses are reasonable and customary expenses for a transaction of this nature and duration, including (x) the costs of printing and mailing of the Proxy Statement and preparation of the Offer Documents and (y) fees and costs relating to any HSR Act filings in connection with the Transaction. In the event this Agreement is terminated, each Party shall bear its own expenses except as otherwise provided in this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1 Schedule Definitions. All capitalized terms in the Company Disclosure Schedule and the KLRE Disclosure Schedule shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

9.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or sent by facsimile, overnight mail via a reputable overnight carrier or by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by facsimile (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder) or (c) five (5) Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

(i)	if to KLRE, to:

KLR Energy Acquisition Corp.

811 Main Street, 18th Floor

Houston, Texas 77002

Facsimile: (713) 654-8080

Attention: Edward Kovalik

with a required copy to (which copy shall not constitute notice):

KLR Energy Acquisition Corp.

135 E 57th St, 6th Floor

New York, New York 10022

Facsimile: (646) 576-8640

Attention: Gregory R. Dow

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Facsimile: (713) 758-4588

Attention: W. Matthew Strock; Bryan Loocke

(ii)	if to Tema, to:

Tema Oil and Gas Company

c/o Rosemore, Inc.

1 North Charles Street, 22nd Floor

Baltimore, MD 21201

Facsimile: (410) 347-7081

Attention: General Counsel

with a required copy to (which copy shall not constitute notice):

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, Texas 77010

Facsimile: (713) 651-5246

Attention: Charles D. Powell

9.3 Rules of Construction.

(a) Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Schedule or KLRE Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or KLRE Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or KLRE Disclosure Schedule, as applicable, or that such items are material to Tema, the Company or KLRE, as the case may be. The headings, if any, of the individual sections of each of the KLRE Disclosure Schedule and Company Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedule and KLRE Disclosure Schedule are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule or KLRE Disclosure Schedule as an exception to a particular representation or warranty shall not be deemed adequately disclosed as an exception with respect to any other representations or warranties unless the relevance of such item to such representations or warranties is reasonably apparent, including by inclusion of such item in the relevant corresponding section of the Company Disclosure Schedule or KLRE Disclosure Schedule or including an appropriate cross-reference to the relevant item.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule or KLRE Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. The word “or” is not exclusive. Unless expressly stated herein to the contrary, reference to a document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

9.4 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Ancillary Agreements, the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. The provisions of (i) Sections 5.5 and 9.10 and, from and after the Closing, the provisions of Section 9.13, Article I and Article VII are intended to be for the benefit of, and shall be enforceable after the Closing by, the Persons referred to therein and their respective heirs and representatives and (ii) Article VII are intended to be for the benefit of, and shall be enforceable after the Closing by, KLRE Sponsor. Except as provided in the immediately preceding sentence, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

9.6 Remedies.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b) The Parties understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, that the Transactions represent a unique business opportunity at a unique time for each of the Parties and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, each Party agrees, on behalf of itself and its Affiliates, that, in the event of any breach or threatened breach by Tema or the Company, on the one hand, or KLRE, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Tema or the Company, on the one hand, or KLRE, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement or to specifically enforce the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that any litigation should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party waives the defense, that there is an adequate remedy at law.

(c) To the extent any Party brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

9.7 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof; provided, however, (a) in connection with the determination of the existence of any Title Defect or Title Benefit or with respect to conveyancing matters as to any Oil and Gas Property, the Laws of the state where such Contributed Asset is located shall govern and control such determination and (b) in connection with the determination of the existence of any Environmental Defect, the federal Laws of the United States and the Laws of the state or commonwealth where such Contributed Asset is located shall govern and control such determination.

(b) EXCEPT AS TO ANY DISPUTE, CONTROVERSY, MATTERS, OR CLAIM ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THE CALCULATION OR DETERMINATION OF THE FINAL CONSIDERATION PURSUANT TO ARTICLE II (WHICH SHALL BE RESOLVED EXCLUSIVELY IN ACCORDANCE WITH SECTION 2.4), OR THE SCOPE OF SECTION 2.5 OR THE EXISTENCE, CURE, OR AMOUNT OF ANY TITLE BENEFITS, BENEFIT AMOUNTS, DEFECTS, OR DEFECT AMOUNTS (WHICH, IN EACH CASE, SHALL RESOLVED EXCLUSIVELY IN ACCORDANCE WITH SECTION 2.5), THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE

FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 No Remedy in Certain Circumstances. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such Party shall not incur any liability or obligation unless such Party breached its obligations under the Confidentiality Agreement or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Any purported assignment in violation of this Section 9.9 shall be void. Unless expressly agreed to in writing by the Parties, no permitted assignment of any Party’s rights or duties that is subject to the consent of the other Party shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder and such assigning Party shall be fully liable to the other Party for the performance of all such rights and duties.

9.10 Affiliate Liability; Release. Except to the extent a named Party to this Agreement or any Ancillary Agreement, the Parties acknowledge and agree that neither (a) any past, present or future member of the KLRE Group nor (b) Rosemore or any of its Affiliates (each of the foregoing a “Non-Recourse Party”), in such capacity, shall have any liability or obligation (in contract, tort, or otherwise) to any Party of any nature whatsoever in connection with or under this Agreement or the Transactions, and each of the Parties (on behalf of itself, its Affiliates, and its equityholders, managers, officers, directors, employees and agents) hereby waives and releases all claims of any such liability and obligation. This Agreement may only be enforced against, and any action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein or therein with respect to such Party. Each Non-Recourse Party is expressly intended as a third party beneficiary of this Section 9.10.

9.11 Amendment. This Agreement may be amended by the Parties, at any time before or after the receipt of the KLRE Stockholder Approval, but, after any such adoption, no amendment shall be made which by Law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed (including by electronic means) on behalf of each of the Parties.

9.12 Trust Account Waiver. Reference is made to the final prospectus of KLRE, filed with the SEC (File No. 333-209041) (the “Prospectus”), and dated as of March 10, 2016. Tema warrants and represents, on behalf of itself and its Affiliates, that it has read the Prospectus and understands that KLRE has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO initially in an amount of approximately Eighty Million Dollars ($80,000,000) for the benefit of KLRE’s public stockholders and certain parties (including the underwriters of the IPO) and that KLRE may disburse monies from the Trust Account only: (a) to KLRE’s public stockholders in the event they elect to redeem the shares of common stock of KLRE in connection with the consummation of KLRE’s Business Combination, (b) to KLRE’s public stockholders if KLRE fails to consummate a Business Combination within eighteen (18) months from the closing of the IPO, (c) any interest earned on the amounts held in the Trust Account necessary to pay any income taxes or (d) to KLRE after or concurrently with the consummation of a Business Combination. For and in consideration of KLRE entering into this Agreement with Tema regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tema hereby agrees on behalf of itself and its Affiliates that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between KLRE and Tema, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Tema hereby irrevocably waives any such claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with KLRE and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement). Tema agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by KLRE to induce it to enter in this Agreement, and Tema further intends and understands such waiver to be valid, binding and enforceable under applicable law. To the extent Tema commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to KLRE, which proceeding seeks, in whole or in part, monetary relief against KLRE, Tema hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Tema (or any party claiming on Tema’s behalf or in lieu of Tema) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Tema or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to KLRE, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or KLRE’s public stockholders, whether in the form of money damages or injunctive relief, KLRE shall be entitled to recover from Tema the associated legal fees and costs in connection with any such action, in the event KLRE prevails in such action or proceeding.

9.13 Role of Norton Rose Fulbright US LLP; Waiver of Conflicts and Privilege.

(a) KLRE waives and will not assert, and agrees to cause the Company to waive and to not assert, any conflict of interest arising out of or relating to the potential representation, after the Closing (the “Post-Closing Representation”), of Tema or any officer, employee, director or manager of Tema (any such Person, a “Designated Person”) in any matter involving this Agreement, the Ancillary Agreements or the Transactions, by Norton Rose Fulbright US LLP (“Seller Counsel”), to the extent such conflict would arise solely by virtue of Seller Counsel’s current representation of Tema and the Company in connection with this Agreement or the Transactions (the “Current Representation”).

(b) The Parties agree that, following the Closing, with respect to any communication between Seller Counsel, on the one hand, and any of Tema, the Company, any Designated Person, or their respective Affiliates, on the other hand, occurring during the Current Representation in connection with this Agreement, the Ancillary Agreements or the Transactions (collectively, the “Privileged Communications”), the attorney-client privilege and expectation of client confidence shall, as between Tema, on the one hand, and KLRE and the Company, on the other hand, be vested in and belong to, and may be controlled by, Tema and shall not pass to or be claimed by KLRE or the Company. Accordingly, following the Closing, (i) KLRE and the Company will not have access to any such Privileged Communications or the files of Seller Counsel or other advisor relating to the Current Representation to the extent such files constitute property of the client during the Current Representation, without the prior written consent of Tema, (ii) to the extent such files constitute property of the client during the Current Representation, only Tema (and not the Company) shall hold such property rights, (iii) Seller Counsel and other advisors shall have no duty to reveal or disclose any such Privileged Communications to KLRE or the Company by reason of any Post-Closing Representation, (iv) Tema may use the Privileged Communications in any dispute that relates in any way to this Agreement, the Ancillary Agreements, or the Transactions (including in any claim for indemnification brought by KLRE or its representatives) and (v) neither KLRE nor the Company may use or rely on any of the Privileged Communications in any action against or involving Tema.

(c) This Section 9.13 is intended for the benefit of, and shall be enforceable by, Seller Counsel. This Section 9.13 shall be irrevocable, and no term of this Section 9.13 may be amended, waived, or modified, without the prior written consent of Seller Counsel.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the Execution Date.

KLR ENERGY ACQUISITION CORP.

By:	/s/ Gary C. Hanna

Name: Title:	Gary C. Hanna Chief Executive Officer

SIGNATURE PAGE TO

BUSINESS COMBINATION AGREEMENT

TEMA OIL AND GAS COMPANY

By:	/s/ J.A. Townsend

Name: Title:	J.A. Townsend President

SIGNATURE PAGE TO

BUSINESS COMBINATION AGREEMENT

Annex B

ROSEHILL RESOURCES INC.

LONG-TERM INCENTIVE PLAN

1. Purpose. The purpose of the Rosehill Resources Inc. Long-Term Incentive Plan (the “Plan”) is to provide a means through which (a) Rosehill Resources Inc., a Delaware corporation (the “Company”), and its Affiliates may attract, retain and motivate qualified persons to serve as employees, directors and consultants, thereby enhancing the profitable growth of the Company and its Affiliates and (b) persons upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the Company and its Affiliates are of importance, can acquire and maintain stock ownership or other awards tied to the performance of the Company, thereby strengthening their concern for the Company and its Affiliates. Accordingly, the Plan provides for the grant of Options, SARs, Restricted Stock, Restricted Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards, Cash Awards, Substitute Awards, Performance Awards, or any combination of the foregoing, as determined by the Committee in its sole discretion.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.

(b) “ASC Topic 718” means Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, as amended or any successor accounting standard.

(c) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Award, Dividend Equivalent, Other Stock-Based Award, Cash Award, Substitute Award or Performance Award, together with any other right or interest, granted under the Plan.

(d) “Award Agreement” means a written or electronic agreement (including any employment, severance or change in control agreement) or other instrument or document evidencing an Award, which agreement, instrument, or document may, but need not be, executed or acknowledged by a Participant.

(e) “Board” means the Board of Directors of the Company.

(f) “Cash Award” means an Award denominated in cash granted under Section 6(i).

(g) “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(i) A “change in the ownership” of the Company within the meaning of Treasury Regulation § 1.409A-3(i)(5)(v), whereby any one person, or more than one person acting as a “group” (for purposes of this Section 2(g)(i), as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.

(ii) A “change in the effective control” of the Company within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vi), whereby either (A) any one person, or more than one person acting as a “group” (for purposes of this Section 2(g)(ii), as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or (B) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by at least a majority of the members of the Board prior to the date of such appointment or election.

(iii) A “change in the ownership of a substantial portion” of the Company’s assets within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vii), whereby any one person, or more than one person acting as a “group” (for purposes of this Section 2(g)(iii), as such term is defined in Treasury Regulation § 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions.

The preceding provisions of this Section 2(g) are intended to merely summarize the provisions of Treasury Regulation § 1.409A-3(i)(5) and, to the extent that the preceding provisions of this Section 2(g) do not incorporate fully all of the provisions (or are otherwise inconsistent with the provisions) of Treasury Regulation § 1.409A-3(i)(5), then the relevant provisions of such Treasury Regulation shall control. In addition, for purposes of this Section 2(g) and except as otherwise provided in an Award Agreement, “Company” includes (x) the Company, (y) the entity for whom a Participant performs the services for which an Award is granted, and (z) an entity that is a stockholder owning more than 50% of the total fair market value and total voting power (a “Majority Stockholder”) of the Company or the entity identified in (y) above, or any entity in a chain of entities in which each entity is a Majority Stockholder of another entity in the chain, ending in the Company or the entity identified in (y) above.

(h) “Change in Control Price” means the amount determined in the following clause (i), (ii), (iii), (iv) or (v), whichever the Committee determines is applicable, as follows: (i) the price per share offered to holders of Stock in any merger or consolidation, (ii) the per share fair market value of the Stock immediately before the Change in Control or other event without regard to assets sold in the Change in Control or other event and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Stock in a dissolution transaction, (iv) the price per share offered to holders of Stock in any tender offer or exchange offer whereby a Change in Control or other event takes place, or (v) if such Change in Control or other event occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 2(h), the value per share of the Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 2(h) or in Section 8(e) consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash and such determination shall be binding on all affected Participants to the extent applicable to Awards held by such Participants.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(j) “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist solely of two or more Qualified Members.

(k) “Covered Employee” means an Eligible Person who is (i) a “covered employee” within the meaning of Section 162(m) or (ii) designated by the Committee, at the time of grant of a Performance Award or at any subsequent time, as reasonably expected to be a “covered employee” with respect to the taxable year of the Company in which any applicable Award will be paid.

(l) “Dividend Equivalent” means a right, granted to an Eligible Person under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(m) “Effective Date” means the date on which the Plan is adopted by the Board.

(n) “Eligible Person” means any individual who, as of the date of grant of an Award (other than a Substitute Award), is an officer or employee of the Company or of any of its Affiliates, and any other person who provides services to the Company or any of its Affiliates, including directors of the Company; provided; however, that any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Stock. An employee on leave of absence may be an Eligible Person.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(p) “Fair Market Value” of a share of Stock means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock, as reported on the stock exchange composite tape on the preceding date (or if no sales occur on such date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter on such date, the average between the reported high and low bid and asked prices of Stock on the most recent date on which Stock was publicly traded preceding the specified date; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including the Nonqualified Deferred Compensation Rules. Notwithstanding this definition of Fair Market Value, with respect to one or more Awards types, or for any other purpose for which the Committee must determine the Fair Market Value under the Plan, the Committee may elect to choose a different measurement date or methodology for determining Fair Market Value so long as the determination is consistent with the Nonqualified Deferred Compensation Rules and all other applicable laws and regulations.

(q) “ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(r) “Nonqualified Deferred Compensation Rules” means the limitations or requirements of Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(s) “Nonstatutory Option” means an Option that is not intended to be an ISO.

(t) “Option” means an option granted to an Eligible Person under Section 6(b) to purchase Stock that may either be an ISO or a Nonstatutory Stock Option.

(u) “Other Stock-Based Award” means an Award granted to an Eligible Person under Section 6(h).

(v) “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(w) “Performance Award” means an award granted to an Eligible Person under Section 6(k), the grant, vesting, exercisability and/or settlement of which (and/or the timing or amount thereof) is subject to the achievement of one or more performance goals specified by the Committee.

(x) “Qualified Member” means a member of the Board who is (i) a “non-employee director” within the meaning of Rule 16b-3, (ii) an “outside director” within the meaning of Section 162(m), and (iii) “independent” under the listing standards or rules of the securities exchange upon which the Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules.

(y) “Restricted Stock” means Stock granted to an Eligible Person under Section 6(d) that is subject to certain restrictions and to a risk of forfeiture.

(z) “Restricted Stock Unit” means a right, granted to an Eligible Person under Section 6(e), to receive Stock, cash or a combination thereof at the end of a specified period (which may or may not be coterminous with the vesting schedule of the Award).

(aa) “Rule 16b-3” means Rule 16b-3, promulgated by the SEC under Section 16 of the Exchange Act.

(bb) “SAR” means a stock appreciation right granted to an Eligible Person under Section 6(c).

(cc) “SEC” means the Securities and Exchange Commission.

(dd) “Section 162(m)” means Section 162(m) of the Code and Treasury Regulation § 1.162-27, as amended from time to time, and any other guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.

(ee) “Section 162(m) Award” means a Performance Award granted under Section 6(k)(i) to a Covered Employee that is intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m).

(ff) “Securities Act” means the Securities Act of 1933, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.

(gg) “Stock” means the Company’s Common Stock, par value $0.0001 per share, and such other securities as may be substituted (or re-substituted) for Stock pursuant to Section 8.

(hh) “Stock Award” means unrestricted shares of Stock granted to an Eligible Person under Section 6(f).

(ii) “Substitute Award” means an Award granted under Section 6(j).

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board.” Subject to the express provisions of the Plan, Rule 16b-3 and other applicable laws, the Committee shall have the authority, in its sole and absolute discretion, to:

(i) designate Eligible Persons as Participants;

(ii) determine the type or types of Awards to be granted to an Eligible Person;

(iii) determine the number of shares of Stock or amount of cash to be covered by Awards;

(iv) determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including, conditions based on continued employment or the achievement of one or more performance goals);

(v) modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Stock or vice versa), early termination of a performance period, or modification of any other condition or limitation regarding an Award;

(vi) determine the treatment of an Award upon a termination of employment or service relationship;

(vii) impose a holding period with respect to an Award or the shares of Stock received in connection with an Award;

(viii) interpret and administer the Plan and any Award Agreement;

(ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Affiliates, stockholders, Participants, beneficiaries, and permitted transferees under Section 7(a) or other persons claiming rights from or through a Participant.

(b) Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to (i) an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company where such action is not taken by the full Board, or (ii) a Section 162(m) Award, may be taken either (A) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (B) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. For the avoidance of doubt, the full Board may take any action relating to an Award granted or to be granted to an Eligible Person who is then subject to Section 16 of the Exchange Act in respect of the Company, so long as such Award is not a Section 162(m) Award.

(c) Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, however, that such delegation does not (i) violate state or corporate law, (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company, or (iii) cause Section 162(m) Awards to fail to so qualify. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 8, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may also appoint agents to assist it in administering the Plan that are not executive officers of the Company or members of the Board; provided, however, that such individuals may not be delegated the authority to (i) grant or modify any Awards that will, or may, be settled in Stock or (ii) take any action that would cause Section 162(m) Awards to fail to so qualify, if applicable.

(d) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company or any of its Affiliates, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or any of its Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

(e) Participants in Non-U.S. Jurisdictions. Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States in which the Company or any of its Affiliates operates or has employees, directors or other service providers from time to time, or to ensure that the Company complies with any applicable requirements of foreign securities exchanges, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which of the Company’s Affiliates shall be covered by the Plan; (ii) determine which Eligible Persons outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws or listing requirements of any foreign exchange; (iv) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications shall be attached to the Plan as appendices), provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 4(a); and (v) take any action, before or after an Award is granted, that it deems advisable to comply with any applicable governmental regulatory exemptions or approval or listing requirements of any such foreign securities exchange. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4. Stock Subject to Plan.

(a) Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, 7,500,000 shares of Stock are reserved and available for delivery with respect to Awards, and such total shall be available for the issuance of shares upon the exercise of ISOs.

(b) Application of Limitation to Grants of Awards. Subject to Section 4(c), no Award may be granted if the number of shares of Stock that may be delivered in connection with such Award exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered Under Awards. If all or any portion of an Award expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, the shares of Stock subject to such Award shall, to the extent of any such cancellation (including (i) shares forfeited with respect to Restricted Stock, and (ii) the number of shares withheld or surrendered to the Company in payment of any exercise or purchase price of an Award or taxes relating to Awards) shall not be considered “delivered shares” under the Plan, shall be available for delivery with respect to Awards, and shall no longer be considered issuable or related to outstanding Awards for purposes of Section 4(b), except that if any such shares could not again be available for Awards granted to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation. If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4, but will remain subject to the limitations in Section 5 to the extent required to preserve the status of any Award intended to be a Section 162(m) Award.

(d) Stock Offered. The shares of Stock to be delivered under the Plan shall be made available from (i) authorized but unissued shares of Stock, (ii) Stock held in the treasury of the Company, or (iii) previously issued shares of Stock reacquired by the Company, including shares purchased on the open market.

5. Eligibility; Per Person Award Limitations.

(a) Awards may be granted under the Plan only to Eligible Persons.

(b) In each calendar year during any part of which the Plan is in effect, a Covered Employee may not be granted Awards intended to be Section 162(m) Awards (i) to the extent such Award is based on a number of shares of Stock (including Awards that may be settled in either cash or shares of Stock) relating to more than 500,000 shares of Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 8, and (ii) to the extent such Award is designated to be paid only in cash and is not based on a number of shares of Stock, having a value determined on the date of grant in excess of $10,000,000. If an Award is cancelled, then the cancelled Award shall continue to be counted toward the applicable limitation in this paragraph to the extent required by Section 162(m).

(c) Notwithstanding any provisions to the contrary in the Plan, in any other incentive compensation plan of the Company or any of its Affiliates, or any other compensatory policy or program of the Company applicable to its non-employee members of the Board, for any individual, non-employee member of the Board for any single calendar year, the sum of (i) the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted under the Plan or otherwise (other than with respect to compensation described in clause (ii) of this sentence) to such non-employee member of the Board during such calendar year, and (ii) the aggregate cash value of such non-employee member of the Board’s retainer, meeting attendance fees, committee assignment fees, lead director retainer, committee chair and member retainers and other Board fees related to service on the Board or committee(s) of the Board that are initially denominated as a cash amount or any property other than Stock (whether paid currently or on a deferred basis or in cash or other property (including shares of Stock)) for such calendar year shall not exceed $750,000; provided, however, that the limitation described in this sentence shall be determined without regard to grants of Awards and compensation, if any, paid to a non-employee member of the Board during any period in which such individual was an employee of the Company or of any of its Affiliates or was otherwise providing services to the Company or to any of its Affiliates other than in the capacity as a director of the Company.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

(b) Options. The Committee is authorized to grant Options, which may be designated as either ISOs or Nonstatutory Options, to Eligible Persons on the following terms and conditions:

(i) Exercise Price. Each Award Agreement evidencing an Option shall state the exercise price per share of Stock (the “Exercise Price”) established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the Exercise Price of an Option shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, 110% of the Fair Market Value per share of the Stock on the date of grant). Notwithstanding the foregoing, the Exercise Price of a Nonstatutory Option may be less than 100% of the Fair Market Value per share of Stock as of the date of grant of the Option if the Option (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

(ii) Time and Method of Exercise; Other Terms. The Committee shall determine the methods by which the Exercise Price may be paid or deemed to be paid, the form of such payment, including cash or cash equivalents, Stock (including previously owned shares or through a cashless exercise, i.e., “net settlement”, a broker-assisted exercise, or other reduction of the amount of shares otherwise issuable pursuant to the Option), other Awards or awards granted under other plans of the Company or any Affiliate, other property, or any other legal consideration the Committee deems appropriate (including notes or other contractual obligations of Participants to make payment on a deferred basis), the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants, including the delivery of Restricted Stock subject to Section 6(d), and any other terms and conditions of any Option. In the case of an exercise whereby the Exercise Price is paid with Stock, such Stock shall be valued based on the Stock’s Fair Market Value as of the date of exercise. No Option may be exercisable for a period of more than ten years following the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any of its subsidiaries, for a period of more than five years following the date of grant of the ISO).

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. ISOs may only be granted to Eligible Persons who are employees of the Company or employees of a parent or any subsidiary corporation of the Company. Except as otherwise provided in Section 8, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification. ISOs shall not be granted more than ten years after the earlier of the adoption of the Plan or the approval of the Plan by the Company’s stockholders. Notwithstanding the foregoing, to the extent that the aggregate Fair Market Value of shares of Stock subject to an ISO and the aggregate Fair Market Value of shares of stock of any parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) subject to any other incentive stock options of the Company or a parent or subsidiary corporation (within the meaning of Sections 424(e) and (f) of the Code) that are exercisable for the first time by a Participant during any calendar year exceeds $100,000, or such other amount as may be prescribed under Section 422 of the Code, such excess shall be treated as Nonstatutory Options in accordance with the Code. As used in the previous sentence, Fair Market Value shall be determined as of the date the ISO is granted. If a Participant shall make any disposition of shares of Stock issued pursuant to an ISO under the circumstances described in Section 421(b) of the code (relating to disqualifying dispositions), the Participant shall notify the Company of such disposition as required in the applicable Award Agreement.

(c) SARs. The Committee is authorized to grant SARs to Eligible Persons on the following terms and conditions:

(i) Right to Payment. An SAR is a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee.

(ii) Grant Price. Each Award Agreement evidencing an SAR shall state the grant price per share of Stock established by the Committee; provided, however, that except as provided in Section 6(j) or in Section 8, the grant price per share of Stock subject to an SAR shall not be less than the greater of (A) the par value per share of the Stock or (B) 100% of the Fair Market Value per share of the Stock as of the date of grant of the SAR. Notwithstanding the foregoing, the grant price of an SAR may be less than 100% of the Fair Market Value per share of Stock subject to an SAR as of the date of grant of the SAR if the SAR (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules.

(iii) Method of Exercise and Settlement; Other Terms. The Committee shall determine the form of consideration payable upon settlement, the method by or forms in which Stock (if any) will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR. SARs may be either free-standing or granted in tandem with other Awards. No SAR may be exercisable for a period of more than ten years following the date of grant of the SAR.

(iv) Rights Related to Options. An SAR granted in connection with an Option shall entitle a Participant, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount determined by multiplying (A) the difference obtained by subtracting the Exercise Price with respect to a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the SAR, by (B) the number of shares as to which that SAR has been exercised. The Option shall then cease to be exercisable to the extent surrendered. SARs granted in connection with an Option shall be subject to the terms and conditions of the Award Agreement governing the Option, which shall provide that the SAR is exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferrable.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

(i) Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose. Except as provided in Section 7(a)(iii) and Section 7(a)(iv), during the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hedged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards or deferred without interest to the date of vesting of the associated Award of Restricted Stock. Unless otherwise determined by the Committee and specified in the applicable Award Agreement, Stock distributed in connection with a Stock split or Stock dividend, and other property (other than cash) distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Restricted Stock Units. The Committee is authorized to grant Restricted Stock Units to Eligible Persons on the following terms and conditions:

(i) Restrictions. Restricted Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose.

(ii) Settlement. Settlement of vested Restricted Stock Units shall occur upon vesting or upon expiration of the deferral period specified for such Restricted Stock Units by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be settled by delivery of (A) a number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or (B) cash in an amount equal to the Fair Market Value of the specified number of shares of Stock equal to the number of Restricted Stock Units for which settlement is due, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(f) Stock Awards. The Committee is authorized to grant Stock Awards to Eligible Persons as a bonus, as additional compensation, or in lieu of cash compensation any such Eligible Person is otherwise entitled to receive, in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons, entitling any such Eligible Person to receive cash, Stock, other Awards, or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award (other than an Award of Restricted Stock or a Stock Award). The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at a later specified date and, if distributed at a later date, may be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles or accrued in a bookkeeping account without interest, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. With respect to Dividend Equivalents granted in connection with another Award, absent a contrary provision in the Award Agreement, such Dividend Equivalents shall be subject to the same restrictions and risk of forfeiture as the Award with respect to which the dividends accrue and shall not be paid unless and until such Award has vested and been earned.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of, or the performance of, specified Affiliates of the Company. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Stock delivered pursuant to an Other-Stock Based Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Stock, other Awards, or other property, as the Committee shall determine.

(i) Cash Awards. The Committee is authorized to grant Cash Awards, on a free-standing basis or as an element of, a supplement to, or in lieu of any other Award under the Plan to Eligible Persons in such amounts and subject to such other terms as the Committee in its discretion determines to be appropriate.

(j) Substitute Awards; No Repricing. Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or an Affiliate or any other right of a person to receive payment from the Company or an Affiliate. Awards may also be granted under the Plan in substitution for awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate. Such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Stock on the date of the substitution if such substitution complies with the Nonqualified Deferred Compensation Rules and other applicable laws and exchange rules. Except as provided in this Section 6(j) or in Section 8, without the approval of the stockholders of the Company, the terms of outstanding Awards may not be amended to (i) reduce the Exercise Price or grant price of an outstanding Option or SAR, (ii) grant a new Option, SAR or other Award in substitution for, or upon the cancellation of, any previously granted Option or SAR that has the effect of reducing the Exercise Price or grant price thereof, (iii) exchange any Option or SAR for Stock, cash or other consideration when the Exercise Price or grant price per share of Stock under such Option or SAR exceeds the Fair Market Value of a share of Stock or (iv) take any other action that would be considered a “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange on which the Stock is listed (if any).

(k) Performance Awards. The Committee is authorized to designate any of the Awards granted under the foregoing provisions of this Section 6 as Performance Awards. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance goals applicable to a Performance Award, and may exercise its discretion to reduce or increase the amounts payable under any Performance Award, except as limited under Section 6(k)(i). Performance goals may differ for Performance Awards granted to any one Participant or to different Participants. The performance period applicable to any Performance Award shall be set by the Committee in its discretion but shall not exceed ten years.

(i) Section 162(m) Awards. If the Committee determines in its discretion that a Performance Award granted to a Covered Employee shall be designated as a Section 162(m) Award, the grant, exercise, vesting and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal or goals and other terms set forth in this Section 6(k)(i); provided, however, that nothing in this Section 6(k) or elsewhere in the Plan shall be interpreted as preventing the Committee from granting Performance Awards or other Awards to Covered Employees that are not intended to constitute Section 162(m) Awards or from determining that it is no longer necessary or appropriate for a Section 162(m) Award to qualify as such.

(A) Performance Goals Generally. The performance goals for Section 162(m) Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria as specified by the Committee. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m), including the requirement that the level or levels of performance targeted by the Committee must be “substantially uncertain” at the time the Committee actually establishes the performance goal or goals.

(B) Business Criteria for Performance Goals. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Section 162(m) Awards: (1) revenues, sales or other income; (2) cash flow, discretionary cash flow, cash flows from operations, cash flows from investing activities, and/or cash flows from financing activities; (3) return on net assets, return on assets, return on investment, return on capital, return on capital employed or return on equity; (4) income, operating income or net income; (5) earnings or earnings margin determined before or after any one or more of depletion, depreciation and amortization expense; exploration and abandonments; impairment of oil and gas properties; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; net gain or loss on the disposition of assets; income or loss from discontinued operations, net of tax; noncash derivative related activity; amortization of stock-based compensation; income taxes; or other items; (6) equity; net worth; tangible net worth; book capitalization; debt; debt, net of cash and cash equivalents; capital budget or other balance sheet goals; (7) debt or equity financings or improvement of financial ratings; (8) production volumes, production growth, or debt-adjusted production growth, which may be of oil, gas, natural gas liquids or any combination thereof; (9) general and administrative expenses; (10) proved reserves, reserve replacement, drillbit reserve replacement and/or reserve growth; (11) exploration/finding and/or development costs, capital expenditures, drillbit finding and development costs, operating costs (including lease operating expenses, severance taxes and other production taxes, gathering and transportation and other components of operating expenses), base operating costs, or production costs; (12) net asset value; (13) Fair Market Value of the Stock, share price, share price appreciation, total stockholder return or payments of dividends; (14) achievement of savings from business improvement projects and achievement of capital projects deliverables; (15) working capital or working capital changes; (16) operating profit or net operating profit; (17) internal research or development programs; (18) geographic business expansion; (19) corporate development (including licenses, innovation, research or establishment of third party collaborations); (20) performance against environmental, ethics or sustainability targets; (21) safety performance and/or incident rate; (22) human resources management targets, including medical cost reductions, employee satisfaction or retention, workforce diversity and time to hire; (23) satisfactory internal or external audits; (24) consummation, implementation or completion of a Change in Control or other strategic partnerships, transactions, projects, processes or initiatives or other goals relating to acquisitions or divestitures (in whole or in part), joint ventures or strategic alliances; (25) regulatory approvals or other regulatory milestones; (26) legal compliance or risk reduction; (27) drilling results; (28) market share; (29) economic value added; or (30) cost reduction targets. Any of the above goals may be determined pre-tax or post-tax, on an absolute or relative basis, as compared to the performance of a published or special index deemed applicable by the Committee including the Standard & Poor’s 500 Stock Index or a group of comparable companies, as a ratio with other business criteria, as a ratio over a period of time or on a per unit of measure (such as per day, or per barrel, a volume or thermal unit of gas or a barrel-of-oil equivalent), on a per-share basis (basic or diluted), and on a basis of continuing operations only. The terms above may, but shall not be required to be, used as applied under generally accepted accounting principles, as applicable.

(C) Effect of Certain Events. The Committee may, at the time the performance goals in respect of a Section 162(m) Award are established, provide for the manner in which actual performance and performance goals with regard to the business criteria selected will reflect the impact of specified events or occurrences during the relevant performance period, which may mean excluding the impact of one or more events or occurrences, as specified by the Committee, for such performance period so long such events are objectively determinable. The adjustments described in this paragraph shall only be made, in each case, to the extent that such adjustments in respect of a Section 162(m) Award would not cause the Section 162(m) Award to fail to qualify as “performance-based compensation” under Section 162(m).

(D) Timing for Establishing Performance Goals. No later than 90 days after the beginning of any performance period applicable to a Section 162(m) Award, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m), the Committee shall establish (i) the Eligible Persons who will be granted Section 162(m) Awards, and (ii) the objective formula used to calculate the amount of cash or Stock payable, if any, under such Section 162(m) Awards, based upon the level of achievement of a performance goal or goals with respect to one or more of the business criteria selected by the Committee from the list set forth in Section 6(k)(i)(B) and, if desired, the effect of any events set forth in Section 6(k)(i)(C).

(E) Performance Award Pool. The Committee may establish an unfunded pool, with the amount of such pool calculated using an objective formula based upon the level of achievement of one or more performance goals with respect to business criteria selected from the list set forth in Section 6(k)(i)(B) during the given performance period, as specified by the Committee in accordance with Section 6(k)(i)(D). The Committee may specify the amount of the pool as a percentage of any of such business criteria, a percentage in excess of a threshold amount with respect to such business criteria, or as another amount which need not bear a direct relationship to such business criteria but shall be objectively determinable and calculated based upon the level of achievement of pre-established goals with regard to the business criteria. If a pool is established, the Committee shall also establish the maximum amount payable to each Covered Employee from the pool for each performance period.

(F) Settlement or Payout of Awards; Other Terms. Except as otherwise permitted under Section 162(m), after the end of each performance period and before any Section 162(m) Award is settled or paid, the Committee shall certify the level of performance achieved with regard to each business criteria established with respect to each Section 162(m) Award and shall determine the amount of cash or Stock, if any, payable to each Participant with respect to each Section 162(m) Award. The Committee may, in its discretion, reduce the amount of a payment or settlement otherwise to be made in connection with a Section 162(m) Award, but may not exercise discretion to increase any such amount.

(G) Written Determinations. With respect to each Section 162(m) Award, all determinations by the Committee as to (1) the establishment of performance goals and performance period with respect to the selected business criteria, (2) the establishment of the objective formula used to calculate the amount of cash or Stock payable, if any, based on the level of achievement of such performance goals, and (3) the certification of the level of performance achieved during the performance period with regard to each business criteria selected, shall each be made in writing.

(H) Options and SARs. Notwithstanding the foregoing provisions of this Section 6(k)(i), Options and SARs with an Exercise Price or grant price not less than the Fair Market Value on the date of grant awarded to Covered Employees are intended to be Section 162(m) Awards even if not otherwise contingent upon achievement of one or more pre-established performance goal or goals with respect to business criteria set forth in Section 6(k)(i)(B).

(ii) Status of Section 162(m) Awards. The terms governing Section 162(m) Awards shall be interpreted in a manner consistent with Section 162(m), in particular the prerequisites for qualification as “performance-based compensation,” and, if any provision of the Plan as in effect on the date of adoption of any Award Agreement relating to a Section 162(m) Award does not comply or is inconsistent with the requirements of Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

7. Certain Provisions Applicable to Awards.

(a) Limit on Transfer of Awards.

(i) Except as provided in Sections 7(a)(iii) and (iv), each Option and SAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything to the contrary in this Section 7(a), an ISO shall not be transferable other than by will or the laws of descent and distribution.

(ii) Except as provided in Sections 7(a)(i), (iii) and (iv), no Award, other than a Stock Award, and no right under any such Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii) To the extent specifically provided by the Committee, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iv) An Award may be transferred pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of a written request for such transfer and a certified copy of such order.

(b) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or any of its Affiliates upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine in its discretion, including cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis (which may be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee); provided, however, that any such deferred or installment payments will be set forth in the Award Agreement. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(c) Evidencing Stock. The Stock or other securities of the Company delivered pursuant to an Award may be evidenced in any manner deemed appropriate by the Committee in its sole discretion, including in the form of a certificate issued in the name of the Participant or by book entry, electronic or otherwise and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Stock or other securities are then listed, and any applicable federal, state or other laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions. Further, if certificates representing Restricted Stock are registered in the name of the Participant, the Company may retain physical possession of the certificates and may require that the Participant deliver a stock power to the Company, endorsed in blank, related to the Restricted Stock.

(d) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine, but shall not be granted for less than the minimum lawful consideration.

(e) Additional Agreements. Each Eligible Person to whom an Award is granted under the Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Eligible Person’s termination of employment or service to a general release of claims and/or a noncompetition or other restricted covenant agreement in favor of the Company and its Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

8. Subdivision or Consolidation; Recapitalization; Change in Control; Reorganization.

(a) Existence of Plans and Awards. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(b) Additional Issuances. Except as expressly provided herein, the issuance by the Company of shares of stock of any class, including upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the purchase price per share of Stock, if applicable.

(c) Subdivision or Consolidation of Shares. The terms of an Award and the share limitations under the Plan shall be subject to adjustment by the Committee from time to time, in accordance with the following provisions:

(i) If at any time, or from time to time, the Company shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be increased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(ii) If at any time, or from time to time, the Company shall consolidate as a whole (by reclassification, by reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then, as appropriate (A) the maximum number of shares of Stock available for delivery with respect to Awards and applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (B) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any then outstanding Award shall be decreased proportionately, and (C) the price (including the Exercise Price or grant price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(d) Recapitalization. In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of ASC Topic 718 and, in each case, that would result in an additional compensation expense to the Company pursuant to the provisions of ASC Topic 718, if adjustments to Awards with respect to such event were discretionary or otherwise not required (each such an event, an “Adjustment Event”), then the Committee shall equitably adjust (i) the aggregate number or kind of shares that thereafter may be delivered under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the terms and conditions of Awards, including the purchase price or Exercise Price of Awards and performance goals, as applicable, and (iv) the applicable limitations with respect to Awards provided in Section 4 and Section 5 (other than cash limits) to equitably reflect such Adjustment Event (“Equitable Adjustments”). In the event of any change in the capital structure or business of the Company or other corporate transaction or event that would not be considered an Adjustment Event, and is not otherwise addressed in this Section 8, the Committee shall have complete discretion to make Equitable Adjustments in such manner as it deems appropriate with respect to such other event.

(e) Change in Control and Other Events. Except to the extent otherwise provided in any applicable Award Agreement, vesting of any Award shall not occur solely upon the occurrence of a Change in Control and, in the event of a Change in Control or other changes in the Company or the outstanding Stock by reason of a recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change occurring after the date of the grant of any Award, the Committee, acting in its sole discretion without the consent or approval of any holder, may exercise any power enumerated in Section 3 and may also effect one or more of the following alternatives, which may vary among individual holders and which may vary among Awards held by any individual holder:

(i) accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(ii) provide for a cash payment with respect to outstanding Awards by requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then vested or exercisable) as of a date, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and the Company shall pay to each holder an amount of cash or other consideration per Award (other than a Dividend Equivalent or Cash Award, which the Committee may separately require to be surrendered in exchange for cash or other consideration determined by the Committee in its discretion) equal to the Change in Control Price, less the Exercise Price with respect to an Option and less the grant price with respect to a SAR, as applicable to such Awards; provided, however, that to the extent the Exercise Price of an Option or the grant price of an SAR exceeds the Change in Control Price, such Award may be cancelled for no consideration;

(iii) cancel Awards that remain subject to a restricted period as of the date of a Change in Control or other such event without payment of any consideration to the Participant for such Awards; or

(iv) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control or other such event (including the substitution, assumption, or continuation of Awards by the successor company or a parent or subsidiary thereof);

provided, however, that so long as the event is not an Adjustment Event, the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding. If an Adjustment Event occurs, this Section 8(e) shall only apply to the extent it is not in conflict with Section 8(d).

9. General Provisions.

(a) Tax Withholding. The Company and any of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Stock, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Affiliates and Participants to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Stock (including previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with shares of Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more Qualified Members or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares, the maximum number of shares of Stock that may be so withheld (or surrendered) shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.

(b) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or any of its Affiliates, (ii) interfering in any way with the right of the Company or any of its Affiliates to terminate any Eligible Person’s or Participant’s employment or service relationship at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and/or employees and/or other service providers, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(c) Governing Law; Submission to Jurisdiction. All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock. With respect to any claim or dispute related to or arising under the Plan, the Company and each Participant who accepts an Award hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Delaware.

(d) Severability and Reformation. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Persons who are subject to Section 16 of the Exchange Act), Section 162(m) (with respect to any Section 162(m) Award) or Section 422 of the Code (with respect to ISOs), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 or Section 162(m) (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3 or Section 162(m)) or Section 422 of the Code, in each case, only to the extent Rule 16b-3 and such sections of the Code are applicable. With respect to ISOs, if the Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, further, that, to the extent any Option that is intended to qualify as an ISO cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

(e) Unfunded Status of Awards; No Trust or Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or such Affiliate.

(f) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including incentive arrangements and awards which do not constitute “performance-based compensation” under Section 162(m). Nothing contained in the Plan shall be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any of its Affiliates as a result of any such action.

(g) Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Stock or whether such fractional shares of Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

(h) Interpretation. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and, where appropriate, the plural shall include the singular and the singular shall include the plural. In the event of any conflict between the terms and conditions of an Award Agreement and the Plan, the provisions of the Plan shall control. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

(i) Facility of Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

(j) Conditions to Delivery of Stock. Nothing herein or in any Award Agreement shall require the Company to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. In addition, each Participant who receives an Award under the Plan shall not sell or otherwise dispose of Stock that is acquired upon grant, exercise or vesting of an Award in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations or other requirements of the SEC or any stock exchange upon which the Stock is then listed. At the time of any exercise of an Option or SAR, or at the time of any grant of any other Award, the Company may, as a condition precedent to the exercise of such Option or SAR or settlement of any other Award, require from the Participant (or in the event of his or her death, his or her legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the holder’s intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by that holder (or in the event of the holder’s death, his or her legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect. Stock or other securities shall not be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including any Exercise Price, grant price, or tax withholding) is received by the Company.

(k) Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. Neither this Section 9(k) nor any other provision of the Plan is or contains a representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or an Award Agreement to the contrary, in the event that a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) becomes entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if the Participant’s receipt of such payment or benefits is not delayed until the earlier of (i) the date of the Participant’s death, or (ii) the date that is six months after the Participant’s “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Participant until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

(l) Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

(m) Status under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(n) Plan Effective Date and Term. The Plan was adopted by the Board to be effective on the Effective Date. No Awards may be granted under the Plan on and after the tenth anniversary of the Effective Date. However, any Award granted prior to such termination (or any earlier termination pursuant to Section 10), and the authority of the Board or Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award in accordance with the terms of the Plan, shall extend beyond such termination until the final disposition of such Award.

10. Amendments to the Plan and Awards. The Committee may amend, alter, suspend, discontinue or terminate any Award or Award Agreement, the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants, except that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Committee may otherwise, in its discretion, determine to submit other changes to the Plan to stockholders for approval; provided, that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. For purposes of clarity, any adjustments made to Awards pursuant to Section 8 will be deemed not to materially and adversely affect the rights of any Participant under any previously granted and outstanding Award and therefore may be made without the consent of affected Participants.

[Remainder of Page Intentionally Blank]

Annex C

Final Version

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KLR ENERGY ACQUISITION CORP.

[●], 2017

KLR Energy Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The present name of the Corporation is “KLR Energy Acquisition Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on September 21, 2015 (the “Original Certificate”). The first amendment to the Original Certificate was filed with the Secretary of State of the State of Delaware on November 19, 2015. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 10, 2016 (as amended, the “Amended and Restated Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. This Second Amended and Restated Certificate amends and restates the provisions of the Amended and Restated Certificate. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

4. This Second Amended and Restated Certificate shall become effective on [●], 2017 at [●] eastern time.

5. The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I NAME

The name of the corporation is Rosehill Resources Inc.

ARTICLE II PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 874 Walker Road, Suite C, Dover, Delaware 19904, Kent County, and the name of the Corporation’s registered agent at such address is United Corporate Services, Inc.

ARTICLE IV CAPITALIZATION

Section 4.1 Authorized Capital Stock.1 The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [●] shares, consisting of (a) [●] shares of common stock, par value $0.0001 per share (the “Common Stock”), including (i) [●] shares of Class A Common Stock (the “Class A Common Stock”); (ii) [●] shares of Class B Common Stock (the “Class B Common Stock”) and (iii) [●] shares of Class F Common Stock (the “Class F Common Stock”) and (b) [●] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. Except as otherwise provided in this Second Amended and Restated Certificate, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Second Amended and Restated Certificate, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation. Any shares of Preferred Stock that are redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or this Second Amended and Restated Certificate. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the Board.

Section 4.3 No Class Vote on Changes in Authorized Number of Shares of Preferred Stock. Subject to the special rights of the holders of any series of Preferred Stock pursuant to the terms of this Second Amended and Restated Certificate, any Preferred Stock Designation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.4 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation,

[1]	Note to Draft: Discuss appropriate number of shares of authorized capital stock post-closing, including ISS and Glass Lewis guidelines regarding charter amendments to increase authorized capital stock.

holders of the Class A Common Stock, holders of the Class B Common Stock and holders of the Class F Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class F Common Stock.

(i) Shares of Class F Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis (the “Conversion Ratio”) and shall automatically convert into Class A Common Stock on the business day following the closing of the initial Business Combination, as defined and further described in that certain Business Combination Agreement by and between the Corporation and Tema Oil and Gas Company, a Maryland corporation, dated December 20, 2016 (as amended, the “Business Combination Agreement”) (such date, the “Conversion Date”).

(ii) Notwithstanding Section 4.4(b)(i), in the case that additional shares of Class A Common Stock, or equity-linked securities (collectively, “Additional Shares”), are issued or deemed issued in excess of the amounts offered in the Corporation’s initial public offering of securities (the “Offering”), in a transaction that is related to the initial Business Combination, the Conversion Ratio shall be adjusted so that the number of shares of Class A Common Stock issuable, on the Conversion Date, upon the conversion of all shares of Class F Common Stock, in the aggregate, shall equal, on an as converted basis, 20% of the Outstanding Shares. “Outstanding Shares” shall mean (a) all shares of Common Stock issued and outstanding upon the completion of the Offering, plus (b) all Additional Shares issued or deemed issued in connection with the initial Business Combination (excluding any securities issued or issuable to any seller in the initial Business Combination and any securities issued to the Sponsor (defined below) or affiliates of the Corporation upon conversion of working capital loans made to the Corporation), minus (c) any shares of Class A Common Stock redeemed in connection with the initial Business Combination.

Notwithstanding anything to the contrary contained herein, in no event may the Class F Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

Each share of Class F Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.4(b). The pro rata share for each holder of Class F Common Stock will be determined as follows: Each share of Class F Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class F Common Stock shall be converted pursuant to this Section 4.4(b) and the denominator of which shall be the total number of issued and outstanding shares of Class F Common Stock at the time of conversion. Concurrently with such conversion pursuant to this Section 4.4(b), the number of authorized shares of Class F Common Stock shall be reduced to zero. It is intended that the conversion of shares of Class F Common Stock into shares of Class A Common Stock pursuant to this Section 4.4(b) will be treated as a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

(c) Class B Common Stock.

(i) Permitted Owners. Shares of Class B Common Stock may be issued only to, and registered in the name of, the Existing Owners (as defined below), their respective successors and assigns as well as their respective transferees permitted in accordance with Section 4.4(c)(iv) (including all subsequent successors, assigns and permitted transferees) (the Existing Owners together with such persons, collectively, “Permitted Class B Owners”). As used in this Second Amended and Restated Certificate, (A) “Existing Owner” means Tema Oil and Gas Company and (B) “Common Unit” means a membership interest in Rosehill Operating Company, LLC, a Delaware limited liability company, authorized and issued under its First Amended and Restated Limited Liability Company Agreement, dated as of [●], 2017, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “A&R LLC Agreement”), and constituting a “Common Unit” as defined in the A&R LLC Agreement as in effect as of the effective time of this Second Amended and Restated Certificate.

(ii) Voting. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Second Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

(iii) Dividends. Notwithstanding anything to the contrary in this Second Amended and Restated Certificate, other than as set forth in Section 4.4(e), dividends shall not be declared or paid on the Class B Common Stock.

(iv) Transfer of Class B Common Stock.

(A) A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(B) A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the A&R LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the A&R LLC Agreement. The transfer restrictions described in this Section 4.4(c)(iv)(B) are referred to as the “Restrictions.”

(C) Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(D) Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(E) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 4.4(c)(iv) for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.4(c)(iv). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

(F) The Board shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(v) Issuance of Class A Common Stock Upon Redemption; Cancellation of Class B Common Stock.

(A) To the extent that any Permitted Class B Owner exercises its right pursuant to the A&R LLC Agreement to have its Common Units redeemed by the LLC in accordance with the A&R LLC Agreement (together with the transfer and surrender of an equal number of shares of Class B Common Stock), then simultaneous with the payment of the consideration due under the A&R LLC Agreement to such Permitted Class B Owner, the Corporation shall cancel such number of surrendered shares of Class B Common Stock. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the Common Units (together with the transfer and surrender of an equal number of shares of Class B Common Stock) for Class A Common Stock pursuant to the A&R LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption and surrender pursuant to the A&R LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of Common Units (together with the transfer and surrender of an equal number of shares of Class B Common Stock) pursuant to the A&R LLC Agreement by delivering to the holder of such Common Units (and corresponding shares of Class B Common Stock) upon such redemption and surrender cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the A&R LLC Agreement. All shares of Class A Common Stock that shall be issued upon any such redemption and surrender will, upon issuance in accordance with the A&R LLC Agreement, be validly issued, fully paid and nonassessable.

(B) Notwithstanding the Restrictions, (A) in the event that an outstanding share of Class B Common Stock shall cease to be held by a registered holder of Common Units, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such share and such share shall not be re-issued by the Corporation, (B) in the event that one or more of the Common Units held by a registered holder of Class B Common Stock ceases to be held by such holder (other than as a result of a transfer of one or more Common Units together with an equal number of shares of Class B Common Stock as permitted by the A&R LLC Agreement), a corresponding number of shares of Class B Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or such holder be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation and (C) in the event that no Permitted

Class B Owner owns any Common Units that are redeemable pursuant to the A&R LLC Agreement, then all shares of Class B Common Stock will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(vi) Restrictive Legend. All certificates or book entries representing shares of Class B Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

(vii) Amendment. At any time when there are no longer any shares of Class B Common Stock outstanding, this Second Amended and Restated Certificate automatically shall be deemed amended to delete this Section 4.4(c).

(viii) Liquidation, Dissolution or Winding Up of the Corporation. The holders of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) Dividends. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock (other than holders of shares of Class B Common Stock) shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(e) Class A Common Stock and Class B Common Stock. In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, divided, or combined (including by way of stock dividend) unless the outstanding shares of the other class shall be proportionately split, divided or combined.

(f) Liquidation, Dissolution or Winding Up of the Corporation. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock (other than holders of shares of Class B Common Stock) shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock (other than shares of Class B Common Stock) held by them.

Section 4.5 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Second Amended and Restated Certificate.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board. All elections of directors shall be determined by a plurality of votes cast.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible of one-third (1/3) of the total number of directors constituting the entire Board and the allocation of directors among the three classes shall be determined by the Board and designated as Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director except that (a) subject to clause (b) below, any vacancy created by the removal of a director by the stockholders for cause shall only be filled, in addition to any other vote otherwise required by law, by vote of a majority of the outstanding shares of Common Stock, which such majority must include at least 80% of the shares then held by the Sponsor Holders, and (b) prior to the Trigger Date (as defined below), any vacancy created by the removal of a director designated or nominated by a Sponsor Holder (as defined below) shall be filled exclusively by such Sponsor Holder. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Except as otherwise provided in the Shareholder’ and Registration Rights Agreement, dated on or about the date hereof, by and among Tema Oil and Gas Company and KLR Energy Sponsor, LLC, and subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause or by the affirmative vote of holders of 75% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose; provided, however, that prior to the first date (the “Trigger Date”) on which Tema Oil and Gas Company and its successors and Affiliates (collectively, the “Tema Entities”) and KLR Energy Sponsor, LLC and its successors and Affiliates (collectively, the “KLR Entities” and together with the Tema Entities, the “Sponsor Holders”) cease collectively to beneficially own (directly or indirectly) more than 30% of the outstanding shares of Common Stock, the directors of the Corporation may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, which such majority must include at least 80% of the shares then held by the Sponsor Holders. “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing. “Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity. For the purpose of this Second Amended and Restated Certificate, “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend, alter or repeal the Bylaws; provided that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter, amend or repeal the Bylaws, (i) prior to the Trigger Date, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, which such majority must include at least 80% of the shares then held by the Sponsor Holders, shall be required to make, alter, amend or repeal the Bylaws of the Corporation and (ii) from and after the Trigger Date, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, shall be required to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VII MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 7.2 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (a) by the Chairman of the Board or the Lead Director, (b) by the Board pursuant to a resolution adopted by a majority of the Board, or (c) prior to the Trigger Date, by the Secretary of the Corporation at the request of either Sponsor Holder, provided that such requesting Sponsor Holder then owns 15% or more of the outstanding shares of Common Stock. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. After the Trigger Date, the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify, advance expenses and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was or has agreed to serve as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to indemnitees on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. If the DGCL is amended after the effectiveness of this Second Amended and Restated Certificate to authorize corporate action further eliminating or limiting the personally liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX CORPORATE OPPORTUNITY

Section 9.1 Scope. The provisions of this Article IX are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means each Sponsor Holder and their respective Affiliates (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation.

Section 9.2 Competition and Allocation of Corporate Opportunities. The Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

Section 9.3 Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 9.4 Amendment of this Article. No amendment or repeal of this Article IX in accordance with the provisions of Section 8.2(c) shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Corporation’s Bylaws or applicable law.

ARTICLE X AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate of Incorporation and the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, (a) prior to the Trigger Date, no provision of this Second Amended and Restated Certificate may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Second Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, which such majority must include at least 80% of the shares then held by the Sponsor Holders, and (b) from and after the Trigger Date, no provision of Article III, Article V, Section 7.1, Section 7.2, Article IX and this Article X may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Second Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

ARTICLE XI FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (c) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Second Amended and Restated Certificate or Bylaws (as either may be amended and/or restated from time to time) or (d) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided that if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of the Common Stock of the Corporation shall be deemed to have notice of and consents to the provisions of this Article XI.

ARTICLE XII SEVERABILITY

If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

(Signature Page Follows)

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

KLR ENERGY ACQUISITION CORP.

By:
Name:
Title:

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Annex D

Final Version

AMENDED AND RESTATED

BYLAWS

OF

ROSEHILL RESOURCES INC. (THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1 Annual Meetings. The annual meeting of stockholders shall be held at such place and time and on such date as shall be determined by the Board and stated in the notice of the meeting; provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2 Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only in the manner set forth in the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”). Special meetings of stockholders shall be held at such place and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting; provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3 Notices. Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat by the Corporation not less than 10 nor more than 60 days before the date of the meeting. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any special meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Section 2.4 Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5 Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3); provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission; provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6 Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.7 Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a); provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(d) Miscellaneous. All provisions of this Section 2.7 are subject to, and nothing in this Section 2.7 shall in any way limit the exercise, or the method or timing of the exercise of, the rights of any person granted by the Corporation to nominate directors, which rights may be exercised without compliance with the provisions of this Section 2.7.

Section 2.8 Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Lead Director, or, in the absence (or inability or refusal to act) of the Lead Director, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9 Consents in Lieu of Meeting. Except as otherwise provided in the Certificate of Incorporation, stockholders may not take any action by written consent in lieu of a meeting of stockholders.

ARTICLE III

DIRECTORS

Section 3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2 Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting or special meeting commence a new time period for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

Section 3.4 Chairman of the Board. The Board shall, from time to time by vote of the Board, elect a Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Lead Director shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

Section 3.5 Lead Director. The Board shall, from time to time by vote of the Board, elect a Lead Director. The Lead Director shall have the ability to call meetings of the Board and the stockholders and shall set the agenda for all such meetings, and shall otherwise exercise the powers of the Chairman of the Board in accordance with the terms of Section 3.4 and any other powers as explicitly set forth in these Bylaws or in the Certificate of Incorporation. The Lead Director shall be independent under the rules of the national securities exchange on which the Company’s Class A Common Stock is listed.

ARTICLE IV

BOARD MEETINGS

Section 4.1 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places as shall from time to time be determined by the Board and publicized among all directors.

Section 4.3 Special Meetings. Special meetings of the Board may be called by (a) the Chairman of the Board, (b) the Lead Director or (c) two or more directors then in office (and, if fewer than three directors constitute a majority of the directors then in office, a majority of the directors then in office, or the sole director, as the case may be), and shall be held at such time, date and place as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4 Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5 Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6 Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Lead Director or, in the absence (or inability or refusal to act) of the Lead Director, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1 Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. All provisions of this Section 5.1 are subject to, and nothing in this Section 5.1 shall in any way limit the exercise, or method or timing of the exercise of, the rights of any person granted by the Corporation with respect to the existence, duties, composition or conduct of any committee of the Board.

Section 5.2 Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3 Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.

Section 5.4 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1 Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board or the Lead Director. In the absence (or inability or refusal to act) of the Chairman of the Board and the Lead Director, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(b) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board, Lead Director and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(c) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(d) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Lead Director, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(e) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(f) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(g) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2 Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3 Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board.

Section 7.2 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chief Executive Officer, the President or a Vice President and (b) the Treasurer, the Secretary or an Assistant Secretary. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4 Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6 Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8 Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.

Section 7.9 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify, advance expenses, and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a

“proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was or has agreed to serve as a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law (“DGCL”) requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 30 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, shall be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4 Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article VIII shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, the Certificate of Incorporation, these Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Section 8.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6 Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of indemnitees under this Article VIII.

Section 8.7 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to indemnitees on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided, however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8 Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9 Contract Rights. The rights provided to indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Section 8.10 Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3 Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5 Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, Chairman of the Board, Lead Director, Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11 Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12 Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Lead Director, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, the Lead Director Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Lead Director, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14 Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Lead Director, Chief Executive Officer, President or any Vice President. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15 Amendments. These Bylaws may be altered, amended or repealed in accordance with the Certificate of Incorporation and the DGCL.

Annex E

Final Version

TAX RECEIVABLE AGREEMENT

by and between

KLR ENERGY ACQUISITION CORP.,

TEMA OIL AND GAS COMPANY,

AND

AGENT

DATED AS OF [●]

E-i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●], is hereby entered into by and among KLR Energy Acquisition Corp., a Delaware corporation (the “Corporate Taxpayer”), the TRA Holders and the Agent.

RECITALS

WHEREAS, the Corporate Taxpayer is the managing member of Rosehill Operating Company, LLC, a Delaware limited liability company (“Rosehill LLC”), an entity classified as a partnership for U.S. federal income tax purposes, and holds limited liability company interests in Rosehill LLC;

WHEREAS, Rosehill LLC and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which an Exchange occurs, which election is expected to result, with respect to the Corporate Taxpayer, in an adjustment to the Tax basis of the assets owned by Rosehill LLC and such Subsidiaries;

WHEREAS, for U.S. federal and applicable state income Tax purposes, (i) Rosemore, the tax owner of the initial TRA Holder, Tema Oil and Gas Company, a Maryland corporation (“Tema”), will be treated as contributing the Reference Assets to Rosehill LLC in exchange for Units, the assumption of liabilities related to the Reference Assets and the distribution of cash and Class B Shares, and (ii) such contribution and distribution together are intended to qualify for nonrecognition of gain or loss pursuant to Section 721 of the Code, except to the extent characterized as a disguised sale transaction described in Section 707(a)(2)(B) of the Code with respect to any amounts treated as a transfer of consideration pursuant to Treasury Regulation Section 1.707-3(a)(1) (which, for the avoidance of doubt, excludes any part of the cash or Class B Shares received as a reimbursement of preformation expenditures within the meaning of Treas. Reg. § 1.707-4(d)) (any such disguised sale, a “Disguised Sale”) or to the extent gain is required to be recognized by the TRA Holder pursuant to Section 731(a)(1) of the Code (an “Excess Distribution”);

WHEREAS, if there were a Disguised Sale or Excess Distribution, as a result of such Disguised Sale or Excess Distribution the Corporate Taxpayer would be expected to obtain or be entitled to certain Tax benefits as further described herein;

WHEREAS, the TRA Holders may transfer all or a portion of their Units pursuant to the Exchange Right or the Call Right, as applicable, in a transaction that is or is deemed to be a sale of such Units to the Corporate Taxpayer for U.S. federal income tax purposes (each such transfer, an “Exchange”), and as a result of such Exchanges, the Corporate Taxpayer is expected to obtain or be entitled to certain Tax benefits as further described herein;

WHEREAS, this Agreement is intended to set forth the agreements among the parties hereto regarding the sharing of the Tax benefits realized by the Corporate Taxpayer as a result of the Basis Adjustment Events (as defined herein);

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal income Taxes of the Corporate Taxpayer (taking into account, for the avoidance of doubt, any deduction attributable to Imputed Interest for the Taxable Year); provided that the actual liability for U.S. federal income Taxes of the Corporate Taxpayer shall be calculated assuming deductions of (and other impacts of) state income Taxes are excluded.

“Advisory Firm” means PricewaterhouseCoopers LLP, or another accounting or law firm that is nationally recognized as being expert in tax matters, approved by each of the Corporate Taxpayer and the Agent.

“Advisory Firm Letter” means a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Corporate Taxpayer to the Agent and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to the Agent. The cost of any Advisory Firm Letter to be provided hereunder shall be borne equally by the Corporate Taxpayer, on the one hand, and the TRA Holders, on the other hand; provided, that the Corporate Taxpayer shall not be required to pay more than $50,000 in Advisory Firm Letter costs in the aggregate during each calendar year.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” means Tema or such other Person designated as such pursuant to Section 7.6(c).

“Agreed Rate” means a per annum rate of LIBOR plus 300 basis points.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means (a) the sum of the products of (i) the Corporate Taxpayer’s income and franchise tax apportionment rate(s) for each state and local jurisdiction in which Rosehill LLC (or any of its direct or indirect subsidiaries that are treated as a partnership or disregarded entity) or the Corporate Taxpayer files an income or franchise tax return for the relevant Taxable Year and (ii) the highest corporate income and franchise tax rate(s) for each state and local jurisdiction in which Rosehill LLC (or any of its direct or indirect subsidiaries that are treated as pass-through entities) or the Corporate Taxpayer files an income or franchise tax return for each relevant Taxable Year, reduced by (b) the product of (i) the Corporate Taxpayer’s marginal U.S. federal income tax rate for the relevant Taxable Year and (ii) the rate calculated under clause (a).

“Attributable” has the meaning set forth in Section 3.1(b) of this Agreement.

“Basis Adjustment” means (a) one hundred percent (100%) of any adjustment to the Tax basis of a Reference Asset as a result of any Disguised Sale or Excess Distribution and the payments made pursuant to this Agreement with respect to any Disguised Sale or Excess Distribution (as calculated under Section 2.1 of this Agreement), including, but not limited to, under Sections 734(b) and 1012 of the Code, and (b) one hundred percent (100%) of any adjustment to the Tax basis of a Reference Asset as a result of an Exchange and the payments made pursuant to this Agreement with respect to such Exchange (as calculated under Section 2.1 of this Agreement), including, but not limited to: (i) under Sections 734(b) and 743(b) of the Code (in situations where, following an Exchange, Rosehill LLC remains classified as a partnership for U.S. federal income tax purposes); and (ii) under Sections 732(b), 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, Rosehill LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes). For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of Units shall be determined without regard to any Section 743(b) adjustment attributable to such Units prior to such Exchange; and, further, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Basis Adjustment Date” means each date on which a Basis Adjustment Event occurs.

“Basis Adjustment Events” means and any and all Exchanges, any Disguised Sale and any Excess Distribution.

“Basis Adjustment Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Combination Agreement” means the Business Combination Agreement, dated as of December 20, 2016, by and among the Corporate Taxpayer and Tema.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Call Right” has the meaning set forth in the Rosehill LLC Agreement.

“Change of Control” means the occurrence of any of the following events:

(i) any Person (other than Tema and its respective Permitted Transferees) or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act of 1934, or any successor provisions thereto (other than any “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provisions thereto, which includes Tema and its respective Permitted Transferees) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than fifty percent (50%) of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities;

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who were directors of the Corporate Taxpayer on the Closing Date and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporate Taxpayer) whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of the Corporate Taxpayer on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii);

(iii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of directors of the company surviving the merger or, if the surviving company is a

Subsidiary, the ultimate parent thereof, or (B) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof;

(iv) the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(A) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class B Shares” means the Class B common stock of the Corporate Taxpayer.

“Closing Date” has the meaning set forth in the Recitals of the Business Combination Agreement.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the preamble to this Agreement.

“Corporate Taxpayer Return” means the U.S. federal income Tax Return of the Corporate Taxpayer (including any consolidated group of which the Corporate Taxpayer is a member, as further described in Section 7.12(a) of this Agreement) filed with respect to any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Payment Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of LIBOR plus 550 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code, or similar provision of U.S. state or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Disguised Sale” has the meaning set forth in the Recitals of this Agreement.

“Dispute” has the meaning set forth in Section 7.9(a) of this Agreement.

“Disputing Party” has the meaning set forth in Section 7.10 of this Agreement.

“Early Termination” has the meaning set forth in Section 4.1 of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.3 of this Agreement.

“Early Termination Notice” has the meaning set forth in Section 4.3 of this Agreement.

“Early Termination Objection Notice” has the meaning set forth in Section 4.3 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.4(b) of this Agreement.

“Early Termination Rate” means a per annum rate of LIBOR plus 150 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.3 of this Agreement.

“Excess Distribution” has the meaning set forth in the Recitals of this Agreement.

“Exchange” has the meaning set forth in the Recitals of this Agreement.

“Exchange Right” means the right set forth in Section 4.6 of the Rosehill LLC Agreement.

“Expert” means Grant Thornton LLP or such nationally recognized expert in the particular area of disagreement as is mutually acceptable to both parties.

“Family Group” has the meaning set forth in the definition of “Permitted Transferee”.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of the Corporate Taxpayer (using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant Corporate Taxpayer Return), but without taking into account (i) any Basis Adjustments and (ii) any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any U.S. federal income Tax item (or portions thereof) that is attributable to any Basis Adjustments and Imputed Interest. Furthermore, the Hypothetical Tax Liability shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR rate reported, on the date two (2) calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Owners” has the meaning set forth in the definition of “Permitted Transferee”.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Transferee” means, with respect to any TRA Holder, (a) its Affiliates (including, in the case of any TRA Holder that is an entity, any distribution by such Person to its members, partners or shareholders (the “Owners”), and any related distributions by the Owners to their respective members, partners or shareholders) and (b) in the case of an individual, any member of its Family Group. For purposes hereof, “Family Group” means for any individual, such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) and the spouses of such descendants, and any trust, limited partnership, corporation or limited liability company established solely for the benefit of such individual or such individual’s current or former spouse, their respective parents, descendants of such parents (whether natural or adopted) or the spouses of such descendants.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Protection Period” has the meaning set forth in Section 6.5 of this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the sum of (i) the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability and (ii) the State and Local Tax Benefit. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by the IRS of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the sum of (i) the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability and (ii) the State and Local Tax Detriment. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by the IRS of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.10 of this Agreement.

“Reconciliation Procedures” means the procedures described in Section 7.10 of this Agreement.

“Reference Asset” means, with respect to any Basis Adjustment Event, an asset (other than cash or a cash equivalent) that is held (or acquired) by Rosehill LLC, or any of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income tax purposes (but only to the extent such Subsidiaries are not held through any entity treated as a corporation for U.S. federal income tax purposes), at the time of (or as a result of) such Basis Adjustment Event. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Rosehill LLC” has the meaning set forth in the Recitals of this Agreement.

“Rosehill LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of Rosehill LLC, as amended from time to time.

“Rosemore” means Rosemore, Inc., a Maryland corporation.

“Schedule” means any of the following: (i) a Basis Adjustment Schedule, (ii) a Tax Benefit Payment Schedule, or (iii) the Early Termination Schedule.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“State and Local Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability; provided that, for purposes of determining the State and Local Tax Benefit, each of the Hypothetical Tax Liability and the Actual Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income tax purposes.

“State and Local Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability; provided that, for purposes of determining the State and Local Tax Detriment, each of the Actual Tax Liability and the Hypothetical Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income tax purposes.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Payment Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Proceeding” has the meaning set forth in Section 6.1 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code (which, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the date hereof.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Tema” has the meaning set forth in the Recitals of this Agreement.

“TRA Holder” means Tema and its successors and permitted assigns pursuant to Section 7.6(a) of this Agreement.

“Transferor” has the meaning set forth in Section 7.12(b) of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Units” has the meaning set forth in the Rosehill LLC Agreement.

“Valuation Assumptions” means, as of an Early Termination Date or following a Change of Control, as applicable, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from all Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming such future Tax Benefit Payments would be paid on the due date, without extensions, for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available, (ii) any loss or credit carryovers generated by deductions or losses arising from any Basis Adjustment or Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments made under this Agreement) that are available in the Taxable Year that includes the Early Termination Date will be fully utilized by the Corporate Taxpayer on a pro rata basis over a five year period beginning on the Early Termination Date, (iii) the U.S. federal, state and local income and franchise tax rates that will be in effect for each Taxable Year ending on or after such Early Termination Date will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, and all taxable income of the Corporate Taxpayer will be subject to the maximum applicable rates for taxes throughout the relevant period, (iv) except as provided in clause (vi) below, any non-amortizable Reference Assets (including, without limitation, undeveloped property) to which any Basis Adjustment is attributable will be disposed of in a fully taxable transaction for U.S. federal income tax purposes on the earlier of (A) the fifteenth anniversary of the Basis Adjustment Event which gave rise to such Basis Adjustment, as applicable, or (B) the Early Termination Date, (v) if, at the Early Termination Date, there are Units that have not been transferred in an Exchange, then all Units shall be deemed to be transferred pursuant to the Exchange Right effective on the Early Termination Date, and (vi) for purposes of calculating depletion deductions and resulting reductions in adjusted tax basis with respect to depletable properties held by Rosehill and its Subsidiaries that are treated as disregarded entities or partnerships for U.S. federal tax purposes, (A) the remaining recoverable reserves with respect to each such property are equal to the recoverable reserves estimated in the most recent reserve report relating to such property (or, if there is no reserve report with respect to such property, the most recent estimate of recoverable reserves with respect to such property which is reflected in the financial records of Rosehill) and (B) Rosehill (or such Subsidiaries) will recover the remaining recoverable reserves with respect to each such depletable property within the time estimated and at the rate reflected in the most recent reserve reports relating to such property (or, if there is no reserve report with respect to such property, the most recent estimate of the rate of recovery of recoverable reserves with respect to such property which is reflected in the financial records of Rosehill).

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1 Basis Adjustment Schedules. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporate Taxpayer for each Taxable Year in which any Basis Adjustment Event occurs, the Corporate Taxpayer shall deliver to the Agent a schedule (the “Basis Adjustment Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each TRA Holder participating in the Basis Adjustment Event during such Taxable Year, (i) the actual tax basis of the Reference Assets as of each applicable Basis Adjustment Date, (ii) the Basis Adjustments with respect to the Reference Assets as a result of the Basis Adjustment Event effected by such TRA Holder in such Taxable Year and (iii) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable. At the time the Corporate Taxpayer delivers the Exchange Basis Schedule to the Agent, it shall (x) deliver to the Agent an Advisory Firm Letter supporting such Exchange Basis Schedule, (y) provide to the Agent schedules and work papers providing reasonable detail regarding the preparation of the Exchange Basis Schedule and (z) allow the Agent and its representatives reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer, Rosehill LLC and the Advisory Firm in connection with its review of such schedule.

Section 2.2 Tax Benefit Payment Schedules.

(a) Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporate Taxpayer shall provide to the Agent: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, (B) the portion of the Net Tax Benefit, if any, that is Attributable to each TRA Holder who has participated in the Basis Adjustment Event, (C) the Accrued Amount with respect to any such Net Tax Benefit that is Attributable to such TRA Holder, (D) the Tax Benefit Payment due to each such TRA Holder, and (E) the portion of such Tax Benefit Payment that the Corporate Taxpayer intends to treat as Imputed Interest (a “Tax Benefit Payment Schedule”), (ii) a reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, (iii) a reasonably detailed calculation by the Corporate Taxpayer of the Actual Tax Liability, (iv) any other work papers reasonably requested by the Agent, and (v) an Advisory Firm Letter supporting such Tax Benefit Payment Schedule. In addition, the Corporate Taxpayer shall allow the Agent and its representatives reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer, Rosehill LLC and the Advisory Firm in connection with a review of such Tax Benefit Payment Schedule. The Tax Benefit Payment Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual Tax liability of the Corporate Taxpayer for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any U.S. federal income Tax item attributable to the Basis Adjustments and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any U.S. federal income Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) any payment under this Agreement (to the extent permitted by law and other than amounts accounted for as Imputed Interest) will have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.3 Procedure; Amendments.

(a) An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received the applicable Schedule or amendment thereto unless (i) the Agent, within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer and each other Agent with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) the Agent provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date a waiver from the Agent has been received by the Corporate Taxpayer. If the Corporate Taxpayer and Agent, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and Agent shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

(b) The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Agent, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended U.S. federal income Tax Return filed for such Taxable Year or (vi) to take into account payments made pursuant to this Agreement, including by adjusting a Basis Adjustment Schedule (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to the Agent within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence, together with (x) an Advisory Firm Letter supporting such Amended Schedule, (y) schedules and work papers providing reasonable detail regarding the preparation of the Amended Schedule and (z) reasonable access for the Agent and its representatives to the appropriate representatives of the Corporate Taxpayer , Rosehill LLC and the Advisory Firm in connection with its review of such schedule. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.
ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Within five (5) Business Days after a Tax Benefit Payment Schedule delivered to the Agent becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay to each TRA Holder the Tax Benefit Payment in respect of such TRA Holder determined pursuant to Section 3.1(b) for such Taxable Year. Each such payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Corporate Taxpayer, or as otherwise agreed by the Corporate Taxpayer and the TRA Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal or state estimated income Tax payments.

(b) A “Tax Benefit Payment” in respect of a TRA Holder for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit Attributable to such TRA Holder and the Accrued Amount with respect thereto. A Net Tax Benefit is “Attributable” to a TRA Holder (i) with respect to any Disguised Sale, to the extent that it is derived from any Basis Adjustment or Imputed Interest that is attributable to the undivided interest in the Reference Assets acquired or deemed acquired by Rosehill LLC in such Disguised Sale from such TRA Holder, (ii) with respect to any Excess Distribution, to the extent that it is derived from any Basis Adjustment or Imputed Interest that is attributable to such Excess Distribution with respect to such TRA Holder and (iii) with respect to an Exchange, to the extent that it is derived from any Basis Adjustment or Imputed Interest that is attributable to the Units acquired or deemed acquired by the Corporate Taxpayer in an Exchange undertaken by or with respect to such TRA Holder. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 90% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts); provided, for the avoidance of doubt, that no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment. The “Accrued Amount” with respect to any portion of a Net Tax Benefit shall equal an amount determined in the same manner as interest on such portion of the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return for such Taxable Year until the Payment Date. For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest but shall instead be treated as additional consideration with respect to the relevant Basis Adjustment Event, unless otherwise required by law. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, if the Corporate Taxpayer has not elected to terminate this Agreement pursuant to Section 4.1, then all Tax Benefit Payments, whether paid with respect to a Basis Adjustment Event (y) prior to the date of such Change of Control or (z) on or after the date of such Change of Control, shall be calculated by utilizing the assumptions in clauses (i), (ii), (iv), and (v) of the definition of Valuation Assumptions, substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date”.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 90% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the TRA Holders. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3 Pro Rata Payments.

(a) If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then (i) the Corporate Taxpayer will pay the same proportion of each Tax Benefit Payment due to each TRA Holder to whom a payment is due under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(b) To the extent the Corporate Taxpayer makes a payment to a TRA Holder in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a), but excluding payments attributable to Accrued Amounts) in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year, then (i) such TRA Holder shall not receive further payments under Section 3.1(a) until such TRA Holder has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer will pay the amount of such TRA Holder’s foregone payments to the other TRA Holders to whom a payment is due under this Agreement in a manner such that each such TRA Holder to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3(a), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess payment to such TRA Holder.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination at Election of the Corporate Taxpayer. Within 30 days of a Change of Control, the Corporate Taxpayer may terminate this Agreement by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.4(b) (such termination, an “Early Termination”); provided that the Corporate Taxpayer may withdraw any notice of exercise of its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, the Corporate Taxpayer shall not have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice and (ii) and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the Early Termination Date (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment).

Section 4.2 Breach of Agreement.

(a) In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, as a result of failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then if the Agent so elects, such breach shall be treated as an Early Termination. Upon such election, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment previously due and payable but unpaid as of the date of the breach and (iii) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such breach (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment). Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, the Agent, on behalf of the TRA Holders, shall be entitled to elect either to receive the amounts set forth in clauses (i) through (iii) above or to seek specific performance of the terms hereof.

(b) The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Board determines in good faith that the Corporate Taxpayer does not have sufficient cash to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by any existing credit agreement to which Rosehill LLC or any Subsidiary of Rosehill LLC is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); and provided further that it shall be a breach of this Agreement, and the provisions of Section 4.2(a) shall apply as of the original due date of the Tax Benefit Payment, if the Corporate Taxpayer makes any distribution of cash or other property to its shareholders while any Tax Benefit Payment is due and payable but unpaid.

Section 4.3 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to the Agent notice of such intention to exercise such right (the “Early Termination Notice”) together with a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment in a manner consistent with the definition of such term and an Advisory Firm Letter supporting such calculation. The Corporate Taxpayer shall provide the Agent and its representatives with reasonable access to the appropriate representatives of the Corporate Taxpayer, Rosehill LLC and the Advisory Firm in connection with its review of such calculation. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received such Schedule or amendment thereto unless(i) the Agent, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of an objection to such Schedule made in good faith (“Early Termination Objection Notice”) or (ii) the Agent provides a written waiver of such right of an Early Termination Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date a waiver from the Agent has been received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the Corporate Taxpayer and Agent, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Early Termination

Objection Notice, the Corporate Taxpayer and Agent shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

Section 4.4 Payment upon Early Termination.

(a) Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within three (3) Business Days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder, or as otherwise agreed by the Corporate Taxpayer and the TRA Holder. The TRA Holders shall not be required to return any portion of any Early Termination Payment even if there is later a Determination affecting such Early Termination Payment.

(b) The “Early Termination Payment” shall equal, with respect to a TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to such TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to any TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due is governed by Section 4.2(a).

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.2(a), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION; APPROVALS

Section 6.1 Participation in the Corporate Taxpayer’s and Rosehill LLC’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and Rosehill LLC, including without limitation preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the Agent of, and keep the Agent reasonably informed with respect to the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of the Corporate Taxpayer or Rosehill LLC by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of a TRA Holder under this Agreement, and shall provide the Agent with reasonable opportunity to provide information and other input to the Corporate Taxpayer, Rosehill LLC and their respective advisors concerning the conduct of any such portion of such Tax Proceeding;

provided, however, that the Corporate Taxpayer shall not settle or otherwise resolve any part of a Tax Proceeding described in the previous clause that relates to a Basis Adjustment or the deduction of Imputed Interest without the consent of the Agent, which consent shall not be unreasonably withheld, conditioned or delayed; provided further, that the Corporate Taxpayer and Rosehill LLC shall not be required to take any action that is inconsistent with any provision of the Rosehill LLC Agreement.

Section 6.2 Consistency. Unless there is a Determination to the contrary, the Corporate Taxpayer and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement, as finally determined pursuant to Section 2.3. If the Corporate Taxpayer and any TRA Holder, for any reason, are unable to successfully resolve any disagreement concerning such treatment within thirty (30) calendar days, the Corporate Taxpayer and such TRA Holder shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

Section 6.3 Cooperation. The Corporate Taxpayer, each TRA Holder and the Agent shall (i) furnish to each other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding, (ii) make itself or its employees and its representatives available to each other to provide explanations of documents and materials and such other information as may reasonably be requested in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. The Corporate Taxpayer shall reimburse the TRA Holder and the Agent for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

Section 6.4 Section 754 Election to be Filed. Consistent with Section 10.2(a) of the Rosehill LLC Agreement, Rosehill LLC and any eligible Subsidiary of Rosehill LLC shall make an election pursuant to Section 754 of the Code effective for such entity’s Taxable Year that includes the Closing Date (or, if such entity is formed or acquired after such Taxable Year, for the Taxable Year of such formation or acquisition) and shall not thereafter revoke such election until this Agreement is no longer in effect.

Section 6.5 Approvals. During the period beginning on the date hereof and ending 36 months from the Closing Date (as defined in the Business Combination Agreement) (the “Protection Period”), for so long as Tema beneficially holds at least 20% of the total issued and outstanding Units of Rosehill LLC (excluding Tema’s beneficial ownership of Rosehill LLC through Tema’s ownership of Class A common stock of the Corporate Taxpayer), the Corporate Taxpayer shall not cause Rosehill LLC to sell, exchange or dispose of Contributed Assets (as defined in the Business Combination Agreement) in any twelve month period during the Protection Period if, following such disposition, the cumulative aggregate amount realized (as that term is defined in Section 1001 of the Code) from all dispositions of Contributed Assets during such twelve month period would be in excess of $40,000,000, without the consent of Tema, which consent may be granted or withheld in Tema’s sole discretion. The Corporate Taxpayer shall provide notice to Tema of any proposed disposition of Contributed Assets which would have an amount realized (as defined in Section 1001 of the Code) in excess of $20,000,000 and the material terms of such disposition no later than fifteen (15) Business Days prior to the proposed disposition.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day), (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iii) five Business Days after the date of mailing to the recipient’s address. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

KLR Energy Acquisition Corp.

811 Main Street, 18th Floor

Houston, Texas 77002

Facsimile: (713) 654-8080

Attention: Edward Kovalik

with a required copy to (which shall not constitute notice to the Corporate Taxpayer):

KLR Energy Acquisition Corp.

135 E 57th St, 6th Floor

New York, New York 10022

Facsimile: (646) 576-8640

Attention: Gregory R. Dow

with a required copy (which shall not constitute notice to the Corporate Taxpayer) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: W. Matthew Strock; John Lynch

If to the Agent, to:

Tema Oil and Gas Company

c/o Rosemore, Inc.

1 North Charles Street, 22nd Floor

Baltimore, MD 21201

Facsimile: (410) 347-7081

Attention: General Counsel

with a required copy (which shall not constitute notice to the Agent) to:

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, Texas 77010Facsimile: (713) 651-5246

Attention: Charles D. Powell, Partner

If to a TRA Holder, other than an Agent, that is or was a partner in Rosehill LLC, to the address set forth in the records of Agent.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise (including an electronically executed signature page) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment.

(a) No TRA Holder may assign this Agreement to any person without the prior written consent of the Corporate Taxpayer; provided, however, that:

(i) to the extent Units are transferred in accordance with the terms of the Rosehill LLC Agreement, the transferring TRA Holder shall have the option to assign to the transferee of such Units the transferring TRA Holder’s rights under this Agreement with respect to such transferred Units as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become a “TRA Holder” for all purposes of this Agreement, except as otherwise provided in such joinder, and

(ii) any and all payments payable or that may become payable to a TRA Holder pursuant to this Agreement that, once a Basis Adjustment Event has occurred, arise with respect to such Basis Adjustment Event, may be assigned to any Person or Persons as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to be bound by Section 7.13 and acknowledging specifically the terms of Section 7.6(b).

For these purposes, a pledge by a TRA Holder of some or all of its rights, interests or entitlements under this Agreement to any U.S. bank in connection with a bona fide loan or other indebtedness shall not constitute an assignment of this agreement; provided that (y) if Units are transferred to such U.S. bank as a result of a foreclosure or other action relating to such pledge, such transfer shall be a transfer within the meaning of Section 7.6(a)(i) or (z) if such U.S. bank becomes entitled to payments payable or that may become payable to a TRA Holder as a result of such pledge, such U.S. bank will be treated as a Person to whom such payments were assigned within the meaning of Section 7.6(a)(ii). For the avoidance of doubt, if a TRA Holder transfers Units but does not assign to the transferee of such Units the rights of such TRA Holder under this Agreement with respect to such transferred Units, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments, if any, due hereunder with respect to, including any Tax Benefit Payments arising in respect of a subsequent Exchange of, such Units.

(b) Notwithstanding the foregoing provisions of this Section 7.6, no assignee described in clause (ii) of Section 7.6(a) shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

(c) The Person designated as the Agent may not be changed without the prior written consent of the Corporate Taxpayer and TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Basis Adjustment Event prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Basis Adjustment Event).

(d) Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Amendments; Waivers. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Basis Adjustment Event prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Basis Adjustment Event); provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately affected TRA Holders consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

Section 7.8 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.9 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.10, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.9 and Section 7.10) (each a “Dispute”) shall be governed by this Section 7.9. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally settled by arbitration conducted by a single arbitrator in Houston, Texas in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Texas and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b) Notwithstanding the provisions of Section 7.9(a), the Corporate Taxpayer may bring an action or special proceeding in accordance with Section 7.9(c) for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.9(b), the Agent and each TRA Holder (i) expressly consents to the application of Section 7.9(c) to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

(c) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN HARRIS COUNTY, TEXAS FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.9 OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this Section 7.9(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another. Each party further agrees that it will not bring any such judicial proceeding in any court other than in Harris County, Texas.

(d) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.9(c) and such parties agree not to plead or claim the same.

Section 7.10 Reconciliation. In the event that the Corporate Taxpayer and the Agent or any TRA Holder (as applicable, the “Disputing Party”) are unable to resolve a disagreement with respect to the calculations required to produce the schedules described in Section 2.3, Section 4.3 or Section 6.2 (but not, for the avoidance doubt, with respect to any legal interpretation with respect to such provisions or schedules) within the relevant period designated in this Agreement (each, a “Reconciliation Dispute”), such Reconciliation Dispute shall be submitted for determination to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the Disputing Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Disputing Party or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by a party of written notice from another party of the existence of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve (a) any matter relating to the Basis Adjustment Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days, (b) any matter relating to a Tax Benefit Payment Schedule or an amendment thereto within fifteen (15) calendar days, and (c) any matter related to treatment of any tax-related item as contemplated in Section 6.2 within fifteen (15) calendar days, or, in each case, as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the Disputing Party shall each bear its own costs and expenses of such proceeding, unless (i) the Expert adopts such Disputing Party’s position (as determined by the Expert), in which case the Corporate Taxpayer shall reimburse such Disputing Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position (as determined by the Expert), in which case such Disputing Party shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on the Corporate Taxpayer and its Subsidiaries and the Disputing Party and may be entered and enforced in any court having jurisdiction.

Section 7.11 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder.

Section 7.12 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, then, subject to the application of the Valuation Assumptions upon a Change of Control: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole to the extent that any applicable Basis Adjustments can be used against such consolidated taxable income of the group as a whole.

(b) If the Corporate Taxpayer (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder), Rosehill LLC or any of Rosehill LLC’s direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income tax purposes (but only to the extent such Subsidiaries are not held through any entity treated as a corporation for U.S. federal income tax purposes) (a “Transferor”) transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which the Transferor does not file a consolidated Tax Return pursuant to Section 1501 of the Code, the Transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such Reference Assets in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by the Transferor shall be equal to the fair market value of the transferred Reference Assets, plus, without duplication, (i) the amount of debt to which any such Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.12(b), a transfer of a partnership interest shall be treated as a transfer of the Transferor’s share of each of the assets and liabilities of that partnership.

(c) Notwithstanding anything to the contrary, before causing Rosehill LLC or any of its Subsidiaries that are treated as a partnership or disregarded entity for U.S. federal income tax purposes to dispose of twenty-five percent (25%) or more of the Reference Assets in a single transaction, the Corporate Taxpayer shall provide written notice of the proposed disposition to the Agent, and each TRA Holder may, within ten (10) calendar days after the receipt of such notice by the Agent, exercise its Exchange Right with respect to all of its remaining Units; provided, that the period of time that each TRA Holder has to exercise its Exchange Right pursuant to the foregoing clause shall be extended to the extent the Corporate Taxpayer reasonably determines is necessary for, and the Corporate Taxpayer and such TRA Holder shall take any action reasonably necessary to cause, such exercise of such TRA Holder’s Exchange Right and any subsequent sale of the Corporate Taxpayer’s common stock resulting therefrom to be in compliance with applicable securities law. If any TRA Holder exercises its Exchange Right during such period, the Corporate Taxpayer shall not cause Rosehill LLC or any such Subsidiary to dispose of the Reference Assets before the Exchange is consummated pursuant to the Rosehill LLC Agreement and the foregoing sentence. For the avoidance of uncertainty, the rights set forth in this Section 7.12(c) shall cease to be available to any TRA Holder that no longer holds any Units.

Section 7.13 Confidentiality.

(a) The Agent, the TRA Holder and each of the TRA Holder’s assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning Rosehill LLC and its Affiliates and successors or the TRA Holders, learned by the Agent or any TRA Holder heretofore or hereafter. This Section 7.13 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of an Agent or a TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information (A) as may be proper in the course of performing such TRA Holder’s obligations, or monitoring or enforcing such TRA Holder’s rights, under this Agreement, (B) as part of such TRA Holder’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such TRA Holder’s or such TRA Holder’s Affiliates’ normal fund raising, financing, marketing, informational or reporting activities, or to such TRA Holder’s (or any of its Affiliates’) or its direct or indirect owners or Affiliates, auditors, accountants, employees, attorneys or other agents, (C) to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder, provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.13, (D) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that any TRA Holder required to make any such disclosure to the extent legally permissible shall provide the Corporate Taxpayer prompt notice of such disclosure, or to regulatory authorities or similar examiners conducting regulatory reviews or examinations (without any such notice to the Corporate Taxpayer), or (E) to the extent necessary for a TRA Holder or its direct or indirect owners to prepare and file their Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any Tax Proceeding with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the Agent (and each employee, representative or other agent of Agent or its assignees, as applicable) and each TRA Holder and each of its assignees (and each employee, representative or other agent of such TRA Holder or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, Rosehill LLC, the Agent, the TRA Holders and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Agent or the TRA Holder relating to such Tax treatment and Tax structure.

(b) If an Agent or an assignee or a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Holders and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.14 Post-Closing TRAs. Neither the Corporate Taxpayer nor any of its Subsidiaries shall enter into any additional agreement providing rights similar to this Agreement to any Person (including any agreement pursuant to which the Corporate Taxpayer is obligated to pay amounts with respect to tax benefits resulting from any net operating losses or other tax attributes to which the Corporate Taxpayer becomes entitled as a result of a transaction) without the prior written consent of the TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Basis Adjustment Event (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Basis Adjustment Event).

Section 7.15 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Holder upon any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to the TRA Holder and/or its direct or indirect owners, then at the election of the TRA Holder and to the extent specified by the TRA Holder, this Agreement (i) shall cease to have further effect, (ii) shall not apply to an Exchange by the TRA Holder occurring after a date specified by it, or (iii) shall otherwise be amended in a manner determined by the TRA Holder to waive any benefits to which such TRA Holder would otherwise be entitled under this Agreement, provided that such amendment shall not result in an increase in or acceleration of payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporate Taxpayer, the Agent, and the TRA Holder have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

KLR ENERGY ACQUISITION CORP.

By:
Name:
Title:

[Signature page to Tax Receivable Agreement]

AGENT:

TEMA OIL AND GAS COMPANY

By:
Name:
Title:

TRA HOLDER:

TEMA OIL AND GAS COMPANY

By:
Name:
Title:

[Signature page to Tax Receivable Agreement]

Annex F

Execution Version

SHAREHOLDERS’ AND REGISTRATION RIGHTS AGREEMENT

THIS SHAREHOLDERS’ AND REGISTRATION RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of December 20, 2016, is made by and among Tema Oil and Gas Company, a Maryland corporation (“Tema”), KLR Energy Sponsor, LLC, a Delaware limited liability company (“KLRE Sponsor”), KLR Energy Acquisition Corp., a Delaware corporation (the “Company”) and Anchorage (as defined below).

RECITALS

WHEREAS, on the date hereof, the Company has entered into that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of December 20, 2016, by and between the Company and Tema, pursuant to which the Company will acquire membership interests in Rosehill Operating Company, LLC, a Delaware limited liability company and wholly owned subsidiary of Tema (“Rosehill Operating”), as more particularly set forth in the Business Combination Agreement (such transaction, the “Business Combination”);

WHEREAS, on the date hereof, the Company entered into an agreement to sell certain equity interests to Anchorage in a private placement; and

WHEREAS, on the date hereof, the parties hereto desire to set forth their agreement with respect to governance of the Company, registration rights with respect to the Company Shares (as defined below) and certain other matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accelerated Buyer” has the meaning set forth in Section 6.1(f).

“Anchorage” means, collectively, Anchorage Illiquid Opportunities V, L.P., a Delaware limited partnership and AIO V AIV 3 Holdings, L.P., a Delaware limited partnership, and each of their Affiliates that is or becomes a Shareholder hereunder, and each such Person is referred to individually as a “Anchorage Group Member”.

“Anchorage Representative” has the meaning set forth in Section 7.13.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and specifically (without limiting the generality of the foregoing) with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than fifty percent (50%) of the voting securities in such corporation or of the voting interest in a partnership or limited liability company; provided that no Shareholder shall be deemed an Affiliate of the Company or any of its subsidiaries for purposes of this Agreement or vice versa.

“Affiliated Officer” means an officer of the Company affiliated with any of Tema, KLRE Sponsor or Anchorage.

“Agreement” has the meaning set forth in the preamble.

“Anchorage” has the meaning set forth in the preamble.

“Anchorage Director” has the meaning set forth in Section 3.2(b).

“As Converted Company Shares” means all Common Stock outstanding as of the applicable measurement date together with all Common Stock then issuable upon (i) the conversion of Convertible Securities at the then applicable conversion rate, provided, that, for purposes of this definition, all conditions to the convertibility and/or exercisability of Convertible Securities shall be deemed to have been satisfied.

“Board of Directors” means the board of directors of the Company.

“Business Combination” has the meaning set forth in the recitals.

“Business Combination Agreement” has the meaning set forth in the recitals.

“Business Combination Proposal” has the meaning given to such term in the Business Combination Agreement.

“Business Day” means any day other than a Saturday, Sunday or any day on which bank institutions located in the State of New York or Texas are authorized or obligated to close.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company.

“Closing” has the meaning given to such term in the Business Combination Agreement.

“Closing Date” has the meaning given to such term in the Business Combination Agreement.

“Common Stock” means the shares of common stock of the Company, including any shares of such common stock of the Company issued upon the exercise of any warrant or other right to acquire shares of such common stock of the Company.

“Company” has the meaning set forth in the preamble.

“Company Shares” means the shares of common stock or other equity securities of the Company and any securities into which such shares of common stock or other equity securities shall have been changed or any securities resulting from any reclassification or recapitalization of such shares of common stock or other equity securities.

“Confidential Information” has the meaning set forth in Section 3.4.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Shares, including 8.000% Series A Cumulative Perpetual Convertible Preferred Stock of the Company.

“Effective Time” has the meaning given to such term in the Business Combination Agreement.

“Equity Financing” shall have the meaning given to such term in the Business Combination Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Filing Date” has the meaning set forth in Section 4.1(a).

“FINRA” means the Financial Industry Regulatory Authority.

“Holder” means any holder of Registrable Securities who is a party hereto or who succeeds to rights hereunder pursuant to Article VI. For the avoidance of doubt, Anchorage is a “Holder” pursuant to this Agreement.

“Indemnification Agreement” means an Indemnification Agreement in a form mutually acceptable to KLRE Sponsor, Tema and Anchorage.

“Indemnitee” has the meaning set forth in Section 3.2(l).

“Initial Share Ownership” means, with respect to each Sponsor or Anchorage, the number of Company Shares held by such Sponsor or Anchorage immediately following the Business Combination.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Issuer Public Sale” has the meaning set forth in Section 4.2(a).

“KLRE Sponsor” has the meaning set forth in the preamble.

“KLRE Sponsor Director” has the meaning set forth in Section 3.2(b).

“Loss” has the meaning set forth in Section 4.8(a).

“Major Transaction” means any (a) issuance or commitment to issue preferred stock of the Company or any securities convertible into preferred stock of the Company, (b) sale, exchange, transfer, lease, disposition, surrender or abandonment of any assets of the Company in a single transaction or in one (1) or more related transactions in any six (6) month period having a fair market value of more than twenty five million dollars ($25,000,000), (c) acquisition of the business or assets of any company in a single transaction or in one (1) or more related transactions in any six (6) month period having a fair market value of more than twenty five million dollars ($25,000,000), (d) acquisition of an equity interest in any other Person (by merger, purchase of equity interests or otherwise) in a single transaction or in one (1) or more related transaction in any six (6) month period with such equity interest having a fair market value of more than twenty five million dollars ($25,000,000) or (e) approval of any investment or expenditure or execution of any agreement reasonably likely to result in costs and expenses in a single transaction or contract or in one (1) or more related transactions or contracts having a fair market value of more than twenty five million dollars ($25,000,000), and entrance into any agreement to do any of the foregoing.

“Midrange Price” has the meaning set forth in Section 6.1(c).

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are permitted by law, within such party’s control and do not directly conflict with any rights expressly granted to such party in this Agreement or other organizational documents of the Company) reasonably necessary to cause such result, including (a) voting or providing a written consent or proxy with respect to the Company Shares, (b) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (c) executing agreements and instruments, (d) causing members of the Board of Directors (to the extent such members were elected, nominated or designated by the Person obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner and (e) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“New Securities” means any capital stock of the Company or its subsidiaries, whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever (including convertible debt securities) that are, or may become, convertible into or exchangeable or exercisable for capital stock of the Company; provided that the term “New Securities” does not include (a) capital stock or rights, options or warrants to acquire capital stock of the Company issued to employees, consultants, officers or directors of the Company or any subsidiary of the Company, or which have been reserved for issuance, pursuant to employee stock option, stock purchase, stock bonus plan, or other similar compensation plan or arrangement approved by the Board of Directors of the Company, (b) securities of the Company issued to all then-existing stockholders in connection with any stock split, stock dividend, reclassification or recapitalization of the Company, (c) securities of the Company issued upon the conversion, exchange or exercise of securities of the Company, (d) securities of the Company issued in connection with a bona fide acquisition of the business or assets of another Person, including a transaction of the type described in Rule 145 under the Securities Act, (e) securities of any subsidiary of the Company issued by such subsidiary (i) in connection with any bona fide joint venture transaction with a third party or (ii) to the Company or any of its direct or indirect wholly owned subsidiaries and (f) securities of the Company issued to banks or other financial institutions pursuant to a debt financing or similar transaction approved by the Board of Directors for other than primarily equity financing purposes.

“Notice of Issuance” has the meaning set forth in Section 6.1(b).

“Offering Size” has the meaning set forth in Section 6.1(c).

“Overallotment Shares” has the meaning set forth in Section 6.1(d).

“Permitted Transferee” means, with respect to any Person, (a) the direct or indirect partners, members, equity holders or other Affiliates of such Person, (b) any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person, or (c) if such Person is a Sponsor, another Sponsor or Affiliate thereof.

“Person” means any individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or a government or any agency or political subdivision thereof.

“Piggyback Notice” has the meaning set forth in Section 4.2(a).

“Piggyback Request” has the meaning set forth in Section 4.2(a).

“Potential Takedown Participant” has the meaning set forth in Section 4.1(g)(ii).

“Price Range” has the meaning set forth in Section 6.1(c).

“Prior Agreement” means the Registration Rights Agreement, dated as of March 10, 2016, by and among the Company, KLRE Sponsor and the other parties named therein.

“Pro Rata Number” has the meaning set forth in Section 6.1(a).

“Proposed Charter Amendments” has the meaning set forth in Section 3.2(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

“Proxy Statement” has the meaning given to such term in the Business Combination Agreement.

“Registrable Securities” means any Company Shares held by any Holder and any securities held by any Holder that may be issued or distributed or be issuable in respect of Company Shares by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case, whether now owned or acquired after the date of this Agreement; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (a) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (b) such Registrable Securities have been sold to the public pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act or (c) such Registrable Securities shall have been otherwise Transferred and new certificates for them not bearing a legend restricting Transfer under the Securities Act shall have been delivered by the Company and such securities may be publicly resold without Registration under the Securities Act without volume limitations or any other restrictions.

“Registration” means a registration with the SEC of any Company Shares for offer and sale to the public under a Registration Statement. The terms “Register” and “Registering” shall have correlative meanings.

“Registration Expenses” has the meaning set forth in Section 4.7.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-8 or any successor form thereto.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, accountants, consultants, agents, legal counsel and other representatives of such Person.

“Rosehill Operating” has the meaning set forth in the recitals.

“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Shareholder” means any holder of Company Shares that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Shelf Registration” means a Registration effected pursuant to Section 4.1.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on either (a) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (b) if the Company is not permitted to file a Registration Statement on Form S-3, an evergreen Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning set forth in Section 4.1(d)(ii).

“Shelf Takedown Notice” has the meaning set forth in Section 4.1(g)(ii).

“Shelf Takedown Request” has the meaning set forth in Section 4.1(g)(i).

“Sponsors” means (i) Tema and KLRE Sponsor and (ii) for the purposes of Article IV only, Anchorage.

“Sponsor Director” means any director designated for nomination by Tema, KLRE Sponsor or Anchorage.

“Sponsor Indemnitors” has the meaning set forth in Section 3.2(l).

“Sponsor Shelf Period” has the meaning set forth in Section 4.1(b)(ii).

“Sponsor Shelf Registration Statement” has the meaning set forth in Section 4.1(a).

“Staggered Board Amendment” has the meaning set forth in Section 3.2(b)(iv).

“Subsequent Shelf Registration” has the meaning set forth in Section 4.1(c).

“Tema” has the meaning set forth in the preamble.

“Tema Director” has the meaning set forth in Section 3.2(b).

“Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or other disposition of or agreement to dispose of, directly or indirectly, whether voluntarily, involuntarily or by operation of law, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap, hedging, short sale or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) public announcement of any intention to effect any transaction specified in clauses (a) or (b); and “Transferred,” “Transferee” and “Transferability” shall each have a correlative meaning.

“Unaffiliated Director” means a director that meets the independence criteria set forth in Rule 10A-3 under the Exchange Act.

“Underwritten Offering” means a Registration in which securities of the Company is sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public, including any block sale to a financial institution conducted as an underwritten public offering.

“Underwritten Shelf Takedown” has the meaning set forth in Section 4.1(e).

“Warrants” has the meaning set forth in Section 5.1(b).

Section 1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(f) All references to “days” shall mean calendar days unless otherwise specified.

(g) Unless expressly stated herein to the contrary, reference to a document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Except as otherwise set forth in the Business Combination Agreement (including the disclosure schedules thereto), each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:

Section 2.1 Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to perform its obligations hereunder. Such party is duly organized and validly existing under the laws of its respective jurisdiction of organization, and the execution of this Agreement, and the performance of its obligations hereunder, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.2 Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of any provision of the constitutive documents of such party; (b) result in any material violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional material payment obligation, under the terms of any material contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (c) violate any law applicable to such party, except, in the case of each of (b) and (c) with respect to the Shareholders, for any such violation, breach, conflict or default that would not impair in any material respect the ability of such Shareholder to perform its respective obligations hereunder.

Section 2.3 Consents. Other than any consents which have already been obtained, no material consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

ARTICLE III

GOVERNANCE

Section 3.1 Stockholder Support. KLRE Sponsor shall vote, and shall cause each of its Affiliates to vote, all of their Company Shares in favor of the Business Combination Proposal.

Section 3.2 Board of Directors.

(a) Charter Amendments. It is the intention of the Sponsors and the Company that the Company be obligated to cooperate with the Sponsors to cause certain amendments to the Certificate of Incorporation, as amended, to be effected in connection with the Business Combination. Accordingly, in the event that the Business Combination is approved but any of the proposed amendments in the Form of Second Amended and Restated Certificate of Incorporation of the Company set forth as Exhibit E to the Business Combination Agreement and individually set forth as a voting item in the Proxy Statement (the “Proposed Charter Amendments”) are not, the Company shall, upon the written request of either Sponsor, cooperate with respect to the calling and holding of any additional meetings of the stockholders of the Company, and the preparation, filing and mailing of any additional proxy materials, to seek the approval of the holders of Common Stock necessary to effect any of the Proposed Charter Amendments; provided, however that in no event shall the obligation of the Company set forth in this Section 3.2(a) require the Company to cooperate with respect to the calling and holding of more than two special meetings of the Company’s stockholders to effect the Proposed Charter Amendments. The Sponsors shall vote, and shall cause each of their Affiliates to vote, all of their Company Shares in favor of any such proposal or action in furtherance of any Proposed Charter Amendments.

(b) Composition of the Board of Directors.

(i) Following the Closing, for so long as a Sponsor is entitled to appoint directors pursuant to clauses (c) or (d) below, and subject to Section 3.2(g), the Sponsors and the Company shall take all Necessary Action to cause the Board of Directors to be comprised of seven (7) directors, (A) four (4) of whom have initially been designated by Tema (Frank Rosenberg, Paul Ebner, J. A. (Alan) Townsend, and one more individual to be designated by Tema within two weeks following the execution of this Agreement) and shall thereafter be designated pursuant to Section 3.2(c) (each, a “Tema Director”), provided that (i) Frank Rosenberg shall initially serve as Lead Director of the Board of Directors and Tema shall have the right to designate his replacement as Lead Director (provided that any such replacement shall be independent under the rules of the national securities exchange on which the Company’s Class A Common Stock is then listed), (ii) one (1) of the Tema Directors shall be J. A. (Alan) Townsend for so long as he remains a director, and (iii) two (2) of whom shall be Unaffiliated Directors and (B) two (2) of whom have initially been designated by KLRE Sponsor (Gary C. Hanna and Edward Kovalik) and shall thereafter be designated pursuant to Section 3.2(d) of this Agreement (each, a “KLRE Sponsor Director”), provided that Gary C. Hanna shall serve as Chairman of the Board of Directors for so long as he remains a director.

(ii) Following the Closing, for so long as Anchorage is entitled to appoint directors pursuant to clause (e) below, and subject to Section 3.2(g), Anchorage and the Company shall take all Necessary Action to cause the Board of Directors to include one (1) individual reasonably acceptable to the Company to be designated by Anchorage within two weeks following the execution of this Agreement, and shall thereafter be designated pursuant to Section 3.2(e) of this Agreement (an “Anchorage Director”), who shall be an Unaffiliated Director.

(iii) If as a result of the provisions of Section 3.2(c), Section 3.2(d), or Section 3.2(e) there are seats on the Board of Directors for which none of Tema, KLRE Sponsor or Anchorage has the right to designate a director, the selection of such director shall be conducted in accordance with applicable law and with the Company’s Certificate of Incorporation, bylaws and other corporate governance documents.

(iv) In the event that the Proposed Charter Amendment to divide the Board of Directors into three classes is not approved in connection with the Business Combination (the “Staggered Board Amendment”), then following the Closing, the Sponsors and the Company shall take all Necessary Action to cause the foregoing directors to be divided into the two (2) existing classes of directors, each of which directors shall serve for staggered two (2) year terms as follows:

(A) the class I directors shall include: two (2) Tema Directors (including the Unaffiliated Director designated by Tema) and one (1) KLRE Sponsor Director; and

(B) the class II directors shall include: two (2) Tema Directors, and one (1) KLRE Sponsor Director and an Unaffiliated Director.

(v) In the event that the Staggered Board Amendment is approved in connection with the Business Combination or at a subsequent shareholder meeting called in accordance with Section 3.2(a), upon the effectiveness of the Staggered Board Amendment and following the Closing, the Sponsors and the Company shall take all Necessary Action to cause the foregoing directors to be divided into three classes of directors, each of which directors shall serve for staggered three (3) year-terms as follows:

(A) the class I directors shall include: one (1) KLRE Sponsor Director and one (1) Tema Director;

(B) the class II directors shall include: one (1) Tema Director and an Unaffiliated Director; and

(C) the class III directors shall include: two (2) Tema Directors (including the Unaffiliated Director designated by TEMA) and one (1) KLRE Sponsor Director.

The initial term of the class I directors shall expire immediately following the Company’s 2018 annual meeting of stockholders at which directors are elected. The initial term of the class II directors shall expire immediately following the Company’s 2019 annual meeting of stockholders at which directors are elected. The initial term of the class III directors, if any, shall expire immediately following the Company’s 2020 annual meeting at which directors are elected.

(c) Tema Representation. Following the Closing, for so long as Tema holds a number of Company Shares representing at least the percentage of its Initial Share Ownership shown below, the Company shall, and the Sponsors shall take all Necessary Action to, include in the slate of nominees recommended by the Board of Directors for election as directors at each applicable annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by Tema that, if elected, will result in Tema designating the number of directors serving on the Board of Directors that is shown below. In the event that Tema shall be entitled to designate only one director, such director may, but shall not be required to, meet the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Percent of Initial Share Ownership	Number of Directors
50% or greater	4
Less than 50% but greater than or equal to 40%	3
Less than 40% but greater than or equal to 30%	2
Less than 30% but greater than or equal to 10%	1

(d) KLRE Sponsor Representation. Following the Closing, for so long as KLRE Sponsor holds a number of Company Shares representing at least the percentage of its Initial Shares Ownership shown below, the Company shall, and the Sponsors shall take all Necessary Action to, include in the slate of nominees recommended by the Board of Directors for election as directors at each applicable annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by KLRE Sponsor that, if elected, will result in KLRE Sponsor designating the number of directors serving on the Board of Directors that is shown below. In the event that KLRE Sponsor shall be entitled to designate only one director, such director may, but shall not be required to, meet the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Percent of Initial Share Ownership	Number of Directors
Greater than or equal to 30%	2
Less than 30% but greater than or equal to 10%	1

(e) Anchorage Representation. Following the Closing, for so long as Anchorage holds a number of As Converted Company Shares representing at least the percentage of its Initial Shares Ownership (on an As Converted basis) shown below, the Company shall, and Anchorage shall take all Necessary Action to, include in the slate of nominees recommended by the Board of Directors for election as directors at each applicable annual or special meeting of shareholders at which directors are to be elected that number of individuals designated by Anchorage that, if elected, will result in Anchorage designating the number of directors serving on the Board of Directors that is shown below. In the event that Anchorage shall be entitled to designate a director, such director may, but shall not be required to, meet the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Percent of Initial Share Ownership	Number of Directors
10% or greater	1

(f) Unaffiliated Directors. Following the Closing and subject to the designation rights set forth in Section 3.2(b), the nomination of Unaffiliated Directors at subsequent annual meetings will be the responsibility of the Nominating and Governance Committee of the Board of Directors.

(g) Decrease in Directors.

(i) Upon any decrease in the number of directors that a Sponsor is entitled to designate for nomination to the Board of Directors, such Sponsor shall take all Necessary Action to cause the appropriate number of Sponsor Directors to offer to tender their resignation, effective as of the Company’s next annual meeting. If such resignation is then accepted by the Board of Directors, the Company and the Sponsors shall take all Necessary Action to cause the authorized size of the Board of Directors to be reduced accordingly; provided that the authorized size of the Board of Directors shall not be reduced below three (3) directors as a result of the foregoing. For the avoidance of doubt, any Sponsor Director resigning pursuant to this Section 3.2(g) shall be permitted to continue serving as a Sponsor Director until the Company’s next annual meeting.

(ii) Upon any decrease in the number of directors that Anchorage is entitled to designate for nomination to the Board of Directors, Anchorage shall take all Necessary Action to cause the appropriate number of Anchorage Directors to offer to tender their resignation, effective as of the Company’s next annual meeting. If such resignation is then accepted by the Board of Directors, the Company and Anchorage shall take all Necessary Action to cause the authorized size of the Board of Directors to be reduced accordingly; provided that the authorized size of the Board of Directors shall not be reduced below three (3) directors as a result of the foregoing. For the avoidance of doubt, any Anchorage Director resigning pursuant to this Section 3.2(g) shall be permitted to continue serving as an Anchorage Director until the Company’s next annual meeting.

(h) Removal; Vacancies.

(i) Except as provided in Section 3.2(g), and subject to the Certificate of Incorporation, (ii) each Sponsor shall have the exclusive right to remove its designees from the Board of Directors, and the Company and the Sponsors shall take all Necessary Action to cause the removal of any such designee at the request of the designating Sponsor and (iii) each Sponsor shall have the exclusive right to designate directors for election to the Board of Directors to fill vacancies created by reason of death, removal or resignation of its designees to the Board of Directors, and the Company and the Sponsors shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such designating Sponsor as promptly as reasonably practicable. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, no Sponsor shall have the right to designate a replacement director, and the Company and the Sponsors shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board of Directors would result in a number of directors designated by such Sponsor in excess of the number of directors that such Sponsor is then entitled to designate for membership on the Board of Directors pursuant to this Agreement.

(ii) Except as provided in Section 3.2(g), and subject to the Certificate of Incorporation, (A) Anchorage shall have the exclusive right to remove its designee from the Board of Directors, and the Company and Anchorage shall take all Necessary Action to cause the removal of any such designee at the request of Anchorage and (B) Anchorage shall have the exclusive right to designate directors for election to the Board of Directors to fill vacancies created by reason of death, removal or resignation of its designees to the Board of Directors, and the Company and Anchorage shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such designating Anchorage as promptly as reasonably practicable. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, Anchorage shall not have the right to designate a replacement director, and the Company and Anchorage shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board of Directors would result in a number of directors designated by Anchorage in excess of the number of directors that Anchorage is then entitled to designate for membership on the Board of Directors pursuant to this Agreement.

(i) Additional Unaffiliated Directors.

(i) For so long as any Sponsor has the right to designate at least one (1) director for nomination under this Agreement, the Company will take all Necessary Action to ensure that the number of directors serving on the Board of Directors shall not exceed seven (7); provided that the number of directors may be increased if necessary to satisfy the requirements of applicable laws and stock exchange regulations or the rights of holders of the Company’s preferred stock.

(ii) For so long as Anchorage has the right to designate at least one (1) director for nomination under this Agreement, the Company will take all Necessary Action to ensure that the number of directors serving on the Board of Directors shall not exceed seven (7); provided that the number of directors may be increased if necessary to satisfy the requirements of applicable laws and stock exchange regulations or the rights of holders of the Company’s preferred stock.

(j) Committees. Subject to applicable laws and stock exchange regulations, each of Tema and KLRE Sponsor shall have the right to have a representative appointed to serve on each committee of the Board of Directors other than the audit committee for so long as such Sponsor has the right to designate at least one (1) director for election to the Board of Directors. The Sponsors and the Company shall take all Necessary Action to cause the initial composition of certain committees of the Board of Directors to be agreed between KLRE Sponsor, the Company and Tema prior to the Closing, subject to the prior written consent of Anchorage; provided, however, that Anchorage shall be deemed to have consented if it has not provided written notice of objection within five (5) days of its being provided notice of the proposed composition of such committees. Subject to applicable laws and stock exchange regulations and applicable listing requirements, each Sponsor and Anchorage shall also have the right to have one of the directors such Sponsor or Anchorage designates for nomination under this Agreement appointed as an observer (a “Board Observer”) to any committee of the Board of Directors to which such Sponsor or Anchorage (i) does not elect to have one of the directors such Sponsor designates for nomination under this Agreement serve as a member or (ii) is prohibited by applicable laws or stock exchange regulations or applicable listing requirements from having one of the directors such Sponsor or Anchorage designates for nomination under this Agreement serve as a member, in each case for so long as such Sponsor or Anchorage has the right to designate at least one director for nomination under this Agreement. Any committee of the Board of Directors may exclude a Board Observer from access to any committee materials or information or meeting or portion thereof or written consent if such committee determines, in good faith, that such access would reasonable be expected to result in a conflict of interest with the Company; provided that such exclusion shall be limited to the portion of the committee materials or information or meeting or written consent that is the basis for such exclusion and shall not extend to any portion of the committee material or information or meeting or written consent that does not involve or pertain to such exclusion.

(k) Reimbursement of Expenses. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and any committees thereof, including reasonable travel, lodging and meal expenses.

(l) Indemnification Agreements; D&O Insurance; Indemnification Priority. On or prior to the date of this Agreement the Company shall, and shall cause each KLRE Company (to be defined in the Indemnification Agreement) to, execute and deliver to each Sponsor Director serving as a director of the Company as of the date hereof, an Indemnification Agreement. From and after the date hereof, simultaneously with any person becoming a Sponsor Director, the Company shall, and shall cause each KLRE Company to, execute and deliver to each such Sponsor Director an Indemnification Agreement dated the date such Sponsor Director becomes a director of the Company. The Company shall obtain, on commercially reasonable terms and following consultation with Tema, director and officer indemnity insurance that is customary for similarly-situated companies and sufficient, in each case to Tema’s reasonable satisfaction. The Company hereby acknowledges that any director, officer or other indemnified person covered by any such indemnity insurance policy (any such Person, an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by any of the Sponsors and Anchorage and certain of their respective Affiliates (collectively, the “Sponsor Indemnitors”). The Company hereby agrees (i) that the Company and its subsidiaries shall be the indemnitors of first resort (i.e., their respective obligations to an Indemnitee shall be primary and any obligation of any Sponsor Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee shall be secondary) and the obligation of the Company and its subsidiaries to indemnify and advance expenses to an Indemnitee shall be joint and several, and (ii) the Company irrevocably waives, relinquishes and releases the Sponsor Indemnitors from any and all claims against the Sponsor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Sponsor Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company or any of its subsidiaries, as the case may be, shall affect the foregoing and the Sponsor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company or any of its subsidiaries, as the case may be.

Section 3.3 Voting Agreement. Each of the Company and the Sponsors agrees not to take any actions that would affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Board of Directors as herein stated. Each Sponsor agrees to cast all votes to which such Sponsor is entitled in respect of its Company Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board of Directors those individuals designated in accordance with Section 3.2(b)(i) and to otherwise effect the intent of Sections 3.1, 3.2(a), 3.2(b)(iv), 3.2(b)(v), 3.2(c), 3.2(d), 3.2(g)(i), 3.2(h)(i) and 3.2(i)(i). Each Sponsor agrees not to take action to remove each other’s director nominees from office pursuant to Section 5.4 of the Certificate of Incorporation unless such removal is for cause.

Section 3.4 Sharing of Information. To the extent permitted by antitrust, competition or any other applicable law, each Shareholder agrees and acknowledges that the directors designated by Tema, KLRE Sponsor and Anchorage may share confidential, non-public information (“Confidential Information”) about the Company and its subsidiaries with Tema, KLRE Sponsor and Anchorage, respectively. Each Shareholder recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Shareholder covenants and agrees with the Company that it will not (and will cause its respective Affiliates and Representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it, unless (i) such information becomes known to the public through no fault of such Shareholder, (ii) disclosure is required by applicable law or court of competent jurisdiction or requested by a governmental, regulatory or self-regulatory agency; provided that, to the extent legally permitted, such Shareholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, (iii) such information was available or becomes available to such Shareholder before, on or after the date hereof, without restriction, from a source (other than the Company) without any known breach of duty to the Company or (iv) such information was independently developed by the Shareholder or its representatives without the use of the Confidential Information. Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit a Shareholder from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Shareholder; provided that such Shareholder shall be responsible for any breach of this Section 3.4 by any such person.

Section 3.5 Major Transactions. During the period beginning on the Closing Date and ending on the two year anniversary thereof, the Board of Directors may not approve, or cause Rosehill Operating to approve, a Major Transaction by the Company or Rosehill Operating without the affirmative vote of at least seventy percent (70%) of the directors then serving on the Board of Directors, rounding up in each case.

ARTICLE IV

REGISTRATION RIGHTS

Section 4.1 Shelf Registration.

(a) Filing. As promptly as practicable following the Closing, but in any event within seven (7) days following the Closing (the “Filing Date”), the Company shall file with the SEC a Shelf Registration Statement relating to the offer and sale of all Registrable Securities owned by any Sponsor and any Permitted Transferees of any Sponsor who are Holders of Registrable Securities within three (3) days following the Business Combination (the “Sponsor Shelf Registration Statement”). Any Sponsor and any Permitted Transferee with Registrable Securities to be included in the Shelf Registration Statement shall furnish to the Company such information in writing as the Company may reasonably request for inclusion in the Sponsor Shelf Registration Statement. For the avoidance of doubt, inclusion of Registrable Securities in a registration statement pursuant to this Section 4.1 shall not violate the restrictions set forth in Article V.

(b) Continued Effectiveness.

(i) The Company shall use its commercially reasonable efforts to have the Sponsor Shelf Registration Statement declared effective as soon as practicable after the filing thereof, but in no event later than thirty (30) days after the Filing Date (or one hundred twenty (120) days after the Filing Date if the SEC notifies the Company that it will “review” the Sponsor Shelf Registration Statement).

(ii) The Company shall use its commercially reasonable efforts to maintain the effectiveness of the Sponsor Shelf Registration Statement or any Subsequent Shelf Registration (as defined below) until such time as all Registrable Securities have been sold pursuant to the Sponsor Shelf Registration Statement or a Subsequent Shelf Registration (but in no event for a shorter period than the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) (such required period(s) of effectiveness, collectively, the “Sponsor Shelf Period”). Subject to Section 4.4(d), the Company shall not be deemed to have used commercially reasonable efforts to keep the Sponsor Shelf Registration Statement effective during the Sponsor Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Holders of Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Sponsor Shelf Registration Statement during the Sponsor Shelf Period, unless such action or omission is required by applicable law.

(c) Subsequent Shelf Registration. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time during the Sponsor Shelf Period, the Company shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional registration statement (a “Subsequent Shelf Registration”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (x) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (y) keep such Subsequent Shelf Registration continuously effective and usable until the end of the Sponsor Shelf Period. Any such Subsequent Shelf Registration shall be a registration statement on Form S-3 or Form S-1 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Sponsors or for sale by the Company, as the case may be.

(d) Delay Rights; Suspension Rights.

(i) The Company shall not be required to file a Shelf Registration Statement (or any amendment thereto) or, if the Shelf Registration Statement has been filed but not declared effective by the SEC, request effectiveness of such Registration Statement, for a period of up to forty five (45) days, if (A) the Company determines in good faith that a postponement is in the best interest of the Company and its stockholders generally due to a pending transaction involving the Company (including a pending securities offering by the Company, or any proposed financing, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving the Company), (B) the Company determines such registration would render the Company unable to comply with applicable securities laws or (C) the Company determines such registration would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, provided, however, that (i) in no event shall any period, when aggregated with any period following a Shelf Suspension pursuant to Section 4.1(d)(ii), exceed an aggregate of ninety (90) days in any three hundred sixty five (365) day period and (ii) this right, together with the right to suspend use of a Shelf Registration Statement pursuant to Section 4.1(d)(ii), may not be exercised more than two times in any three hundred sixty five (365) day period.

(ii) the Company may, upon written notice to each Holder, suspend use of any prospectus which is a part of the Shelf Registration Statement or other registration statement (in which event each Holder shall discontinue sales of securities pursuant to the Shelf Registration Statement or other registration statement but may settle any previously made sales of securities) (a “Shelf Suspension”) if (A) the Company determines that it would be required to disclose material information in the Registration Statement that the Company has a bona fide business purpose for preserving as confidential or (B) the Company has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Company, would adversely affect the Company; provided, however, that (i) in no event shall the Holders be suspended from selling Registrable Securities pursuant to the Shelf Registration Statement or other registration statement for a period that exceeds an aggregate of forty five (45) days in any ninety (90) day period or an aggregate of ninety (90) days, when aggregated with any period following a delay period pursuant to Section 4.1(d)(i), in any three hundred sixty five (365) day period and (ii) this right, together with the right to delay filing or effectiveness of a Shelf Registration Statement pursuant to Section 4.1(d)(i), may not be exercised more than two times in any three hundred sixty five (365) day period. Upon disclosure of such information or the termination of the condition described above, the Company shall provide prompt notice to each Holder and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of the acquired shares as contemplated in this Agreement.

(e) Underwritten Offering. Subject to the restrictions set forth Article V, if any Sponsor, in consultation with each other Sponsor, so elects, an offering of Registrable Securities solely comprised of Common Stock under a Shelf Registration Statement shall be in the form of an Underwritten Offering (each such offering of

Common Stock, an “Underwritten Shelf Takedown”), and the Company shall amend or supplement the Shelf Registration Statement for such purpose. The participating Sponsors shall have the right to select the managing underwriter or underwriters to administer such offering; provided that such managing underwriter or underwriters shall be reasonably acceptable to the Company and each Sponsor.

(f) Limits on Underwritten Shelf Takedowns. Subject to the other limitations contained in this Agreement, each Sponsor is entitled to initiate a total of two (2) Underwritten Shelf Takedowns with respect to its Registrable Securities in any twelve (12)-month period for which such Sponsor submits a Shelf Takedown Request (as defined below); provided that no Underwritten Shelf Takedown may be initiated unless the aggregate anticipated net proceeds to be received for the Registrable Securities to be offered in such offering is at least $30 million.

(g) Shelf Takedowns.

(i) Subject to the restrictions set forth Article V, at any time during which the Company has an effective Shelf Registration Statement with respect to a Sponsor’s Registrable Securities, by notice to the Company specifying the intended method or methods of disposition thereof, such Sponsor may make a written request (a “Shelf Takedown Request”) to the Company to effect an offering of such Registrable Securities, including an Underwritten Shelf Takedown, of all or a portion of such Sponsor’s Registrable Securities that are covered by such Shelf Registration Statement, and as soon as practicable the Company shall amend or supplement the Shelf Registration Statement for such purpose.

(ii) Promptly upon receipt of a Shelf Takedown Request (but in no event more than two (2) Business Days thereafter) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement, or to all other Holders if such Registration Statement is undesignated (each a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown that number of shares of Common Stock that are Registrable Securities as each such Holder may request in writing. The Company shall include in the Underwritten Shelf Takedown all such shares of Common Stock that are Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days after the date that the Shelf Takedown Notice has been delivered. Each such Holder’s request to participate in an Underwritten Shelf Takedown shall be binding on such Holder; provided that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Holder of not less than ninety percent (90%) (or such lesser percentage specified by such Potential Takedown Participant in writing) of the closing price for the shares of Common Stock on their principal trading market on the Business Day immediately prior to such Holder’s election to participate.

(iii) The Company shall not be obligated to take any action to effect any Underwritten Shelf Takedown if an Underwritten Shelf Takedown was consummated within the preceding forty five (45) days (unless otherwise consented to by the Company’s Board of Directors).

(h) Priority of Securities Sold Pursuant to Shelf Registrations. If the managing underwriter or underwriters of a proposed Underwritten Offering of the Registrable Securities that are Common Stock included in a Shelf Registration advise the Company or its Board of Directors in writing that, in its or their opinion, the aggregate number of securities requested to be included in a proposed Underwritten Shelf Takedown exceeds the number which can be sold in such Underwritten Shelf Takedown without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered, or the market for the securities offered, the number of shares of Common Stock to be included in such Underwritten Shelf Takedown shall be allocated pro rata among the Holders seeking to participate in such Underwritten Shelf Takedown (based on the relative number of Registrable Securities requested to be included in such Underwritten Shelf Takedown), to the extent necessary to reduce the total number of shares of Common Stock to be included in such Underwritten Shelf Takedown to the number recommended by the managing underwriter or underwriters.

(i) In the event that a Holder requests to participate in a Registration pursuant to this Section 4.1 in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for resale by such partners or members, if requested by the Holder.

Section 4.2 Piggyback Rights.

(a) Participation. If the Company at any time proposes to conduct an Underwritten Offering of Common Stock for its own account or for the account of any other Persons (other than an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement) (an “Issuer Public Sale”), then, as soon as practicable (but in no event less than fifteen (15) days prior to the proposed date of such Issuer Public Sale), the Company shall give written notice (a “Piggyback Notice”) of such proposed Issuer Public Sale to all the Holders of Registrable Securities. The Piggyback Notice shall offer Holders of Registrable Securities the opportunity to include in such Issuer Public Sale the number of Registrable Securities as they may request in writing, subject to the restrictions set forth in Article V. The Company shall use commercially reasonable efforts to include in each such Issuer Public Sale such Registrable Securities for which the Company has received written requests for inclusions therein (“Piggyback Request”) within three (3) Business Days after sending the Piggyback Notice. Each Holder of Registrable Securities shall be permitted to withdraw all or part of such Holder’s Registrable Securities from an Issuer Public Sale, and such Holder shall continue to have the right to include any Registrable Securities in any subsequent Issuer Public Sale, all upon the terms and conditions set forth herein; provided that such withdrawal request must be made in writing prior to the initial offer of securities in the Issuer Public Sale.

(b) Priority of Piggyback. If the managing underwriter or underwriters of any Issuer Public Sale informs the Company and the participating Holders of Registrable Securities in writing that, in its or their opinion, the number of shares of Common Stock which such Holders and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company, proposes to sell, and (ii) second, and only if all of the securities referred to in clause (i) have been included, the number of Registrable Securities that are Common Stock that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated pro rata among the Holders that have requested to participate in such Registration based on the relative number of Registrable Securities requested to be included therein then held by each such Holder and (iii) third, and only if all of the Registrable Securities referred to in clauses (i) and (ii) have been included in such Registration, any other securities eligible for inclusion in such Issuer Public Sale.

Section 4.3 Black-out Periods.

(a) Black-out Periods for Issuer Public Sales. In the event of an Issuer Public Sale of the Company’s equity securities in an Underwritten Offering, the Holders of Registrable Securities agree, if requested by the managing underwriter or underwriters in such Underwritten Offering, not to effect any public sale or distribution of any securities (except, in each case, as part of the applicable Underwritten Offering, if permitted) that are the same as or similar to those being offered in such Issuer Public Sale, or any securities convertible into or exchangeable or exercisable for such securities, and agree to become bound by and execute and deliver a lock-up agreement with respect to such restrictions, during the period beginning seven (7) days before and ending ninety (90) days (or such lesser periods as may be permitted by the Company or such managing underwriter or underwriters) after, the date of the final Prospectus relating to such Underwritten Offering, to the extent timely notified in writing by the Company or the managing underwriter or underwriters; provided that such restrictions shall not apply to (i) securities acquired in the public market subsequent to the Underwritten Offering,

(ii) distributions-in-kind to a Holder’s partners or members or (iii) Transfers to Affiliates, but only if such Affiliates agree to be bound by the restrictions herein.

(b) Black-out Period for Shelf Registrations. In the case of a Registration of Registrable Securities pursuant to Section 4.1 for an Underwritten Offering, the Company and each Holder of Registrable Securities shall, if requested by the Holders holding a majority of the Registrable Securities to be included in such Registration or the managing underwriter or underwriters, not effect any public sale or distribution of any securities which are the same as or similar to those being registered, or any securities convertible into or exchangeable or exercisable for such securities, and, in the case of each such Holder, agree to become bound by and execute and deliver a lock-up agreement with respect to such restrictions, during the period beginning seven (7) days before, and ending ninety (90) days (or such lesser periods as may be permitted by such Holders or such managing underwriter or underwriters) after, the date of the final Prospectus relating to such Underwritten Offering, to the extent timely notified in writing by a Holder of Registrable Securities covered by such Registration Statement or the managing underwriter or underwriters. Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to Registrations on Form S-4 or S-8 or any successor form to such Forms or as part of any Registration of securities for offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement. If requested by such Holders or such managing underwriter or underwriters, the Company shall use its reasonable best efforts to obtain from each Holder of restricted securities of the Company which securities are the same as or similar to the Registrable Securities being registered, or any restricted securities convertible into or exchangeable or exercisable for any of such securities, an agreement not to effect any public sale or distribution of such securities during any such period referred to in this paragraph, except as part of any such Registration, if permitted. Notwithstanding the foregoing, with respect to Holders of Registrable Securities, the restrictions set forth in this Section 4.3(b) shall not apply to (i) securities acquired in the public market subsequent to the Underwritten Offering, (ii) distributions-in-kind to a Holder’s partners or members or (iii) Transfers to Affiliates, but only if such Affiliates agree to be bound by the restrictions herein. Without limiting the foregoing (but subject to Section 4.6), if after the date hereof the Company grants any Person (other than a Holder of Registrable Securities) any rights to demand or participate in a Registration, the Company agrees that the agreement with respect thereto shall include such Person’s agreement to comply with any black-out period required by this Section 4.3 as if it were a Holder hereunder).

Section 4.4 Registration Procedures.

(a) In connection with the Company’s Registration obligations under Section 4.1(a) and Section 4.1(b), the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

(i) prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing a Registration Statement, Prospectus or any Issuer Free Writing Prospectus, or any amendments or supplements thereto, (A) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by any Sponsor Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel, (B) subject to applicable law, except in the case of a Registration under Section 4.1 or Section 4.2, not file any Registration Statement, Prospectus or any Issuer Free Writing Prospectus or amendments or supplements thereto to which the Holders of a majority of Registrable Securities, or any Sponsor with Registrable Securities, covered by such Registration Statement or the underwriters, if any, shall reasonably object and (C) subject to applicable law, make such changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request;

(ii) as soon as reasonably practicable file with the SEC a Sponsor Shelf Registration Statement relating to the Registrable Securities, including all exhibits and financial statements required by the SEC to be filed therewith, and use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act as soon as practicable;

(iii) prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus or any Issuer Free Writing Prospectus as may be (A) necessary to permit Permitted Transferees to make sales pursuant to the Registration Statement, (B) reasonably requested by the Holders of a majority of participating Registrable Securities or by any Sponsor with Registrable Securities covered by such Registration Statement, (C) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (D) necessary to keep such Registration effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(iv) notify the participating Holders of Registrable Securities and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (A) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus, any amendment or supplement to such Prospectus, any Issuer Free Writing Prospectus or any amendment or supplement to such Issuer Free Writing Prospectus has been filed, (B) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement, such Prospectus, such Issuer Free Writing Prospectus or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (D) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects and (E) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v) promptly notify the selling Holder of Registrable Securities and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) or any Issuer Free Writing Prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus, any preliminary Prospectus or Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, Prospectus or Issuer Free Writing Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement, Prospectus or Issuer Free Writing Prospectus which shall correct such misstatement or omission or effect such compliance;

(vi) use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus or any Issuer Free Writing Prospectus;

(vii) promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters or the Holders of a majority of Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

(viii) furnish to each selling Holder of Registrable Securities and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(ix) deliver to each selling Holder of Registrable Securities and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto, each Issuer Free Writing Prospectus and such other documents as such Holder or underwriter may reasonably request in order to or facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such Prospectus or any Issuer Free Writing Prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto or Issuer Free Writing Prospectus);

(x) on or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders of Registrable Securities, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by Section 4.1, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(xi) cooperate with the selling Holders of Registrable Securities and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters;

(xii) use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(xiii) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities, and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company;

(xiv) make such representations and warranties to the Holders of Registrable Securities being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in underwritten public offerings similar to the offering then being undertaken;

(xv) enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the Holders of at least a majority of any Registrable Securities being sold, any participating Sponsor or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;

(xvi) obtain for delivery to the Holders of Registrable Securities being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company, including any customary negative assurances letters, dated the pricing or closing date of the applicable offering or sale (in the case of an offering with the assistance of a broker, placement agent or other agent of the Holder) or, in the event of an Underwritten Offering, the date the Registrable Securities are delivered to the Underwriters for sale, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

(xvii) obtain for delivery to the Company and the managing underwriter or underwriters, if any, or a broker, placement agent or other agent of the Holder, if any, with copies to the Holders of Registrable Securities included in such Registration, a cold comfort letter from the Company’s independent certified public accountants (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters, if any, or a broker, placement agent or other agent of the Holder, if any, reasonably request, dated (A) the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement in the case of an Underwritten Offering of Common Stock and (B) the pricing or closing date of the applicable offering or sale in the case of a broker, placement agent or other agent of the Holder, if any;

(xviii) cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xix) use its reasonable best efforts to comply with all applicable securities laws and make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(xx) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(xxi) use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted;

(xxii) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the majority of the Holders of Registrable Securities covered by the applicable Registration Statement, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant, broker, placement agent or other agent retained by such Holders or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility; provided, however, that any such Person gaining access to information regarding the Company pursuant to this Section 4.4(a)(xii) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Company which the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (A) the release of such information is requested or required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (B) disclosure of such information, in the opinion of counsel to such Person, is otherwise required by law, (C) such information is or becomes publicly known other than through a breach of this or any other agreement of which such Person has knowledge, (D) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company or (E) such information is independently developed by such Person;

(xxiii) in the case of a marketed Underwritten Offering of Common Stock, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(xxiv) take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(xxv) take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any registration covered by Section 4.1 or Section 4.2 complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(xxvi) take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities.

(b) To the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment.

(c) The Company may require each seller of Registrable Securities as to which any Registration is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such registration the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder of Registrable Securities agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

(d) Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.4(a)(v), such holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus, as the case may be, contemplated by Section 4.4(a)(v), or until such Holder is advised in writing by the Company that the use of the Prospectus or Issuer Free Writing Prospectus, as the case may be, may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus or such Issuer Free Writing Prospectus or any amendments or supplements thereto and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus or any Issuer Free Writing Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus or such Issuer Free Writing Prospectus contemplated by Section 4.4(a)(v) or is advised in writing by the Company that the use of the Prospectus may be resumed.

(e) If any Registration Statement or comparable statement under the “Blue Sky” laws refers to any Holder by name or otherwise as the Holder of any securities of the Company, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such Holder and the Company, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Holder by name or otherwise is not in the judgment of the Company, as advised by counsel, required by the Securities Act or any similar federal statute or any “Blue Sky” or securities law then in force, the deletion of the reference to such Holder.

(f) Holders may seek to register different types of Registrable Securities simultaneously and the Company shall use its reasonable best efforts to effect such Registration and sale in accordance with the intended method or methods of disposition specified by such Holders.

Section 4.5 Underwritten Offerings.

(a) Shelf Offering. If requested by the underwriters for any Underwritten Offering of Common Stock requested by Holders of Registrable Securities pursuant to a Shelf Registration under Section 4.1, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company, and, if applicable, participating Holders and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 4.8. If such Underwritten Offering of Common Stock includes Registrable Securities, the Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof. Such Holders of Registrable Securities to be distributed by such underwriters shall be parties to such underwriting agreement, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Holders of Registrable Securities as are customarily made by issuers to selling stockholders in underwritten public offerings similar to the applicable Underwritten Offering and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders of Registrable Securities. Any such Holder of Registrable Securities shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding the power and authority of such Holder to enter into the transaction, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations required to be made by the Holder under applicable law, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s net proceeds from such Underwritten Offering.

(b) Piggyback Offering. If the Company proposes to register any of its securities under the Securities Act as contemplated by Section 4.3 and such securities are to be distributed in an Underwritten Offering of Common Stock through one or more underwriters, the Company shall, if requested by any Holder of Registrable

Securities pursuant to Section 4.2 and subject to the provisions of Section 4.2(b), use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Holders of Registrable Securities as are customarily made by issuers to selling stockholders in secondary underwritten public offerings and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders of Registrable Securities. Any such Holder of Registrable Securities shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities and such Holder’s intended method of distribution or any other representations required to be made by the Holder under applicable law, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s net proceeds from such Underwritten Offering.

(c) Participation in Underwritten Registrations. Subject to the provisions of Section 4.5(a) and Section 4.5(b) above, no Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

(d) Price and Underwriting Discounts. In the case of an Underwritten Offering of Common Stock under Section 4.1, the price, underwriting discount and other financial terms for the Registrable Securities shall be determined by the participating Holders. In addition, in the case of any Underwritten Offering of Common Stock, subject to Section 4.1(g)(ii), each of the Holders may withdraw their request to participate in the Registration pursuant to Section 4.1 or Section 4.2 after being advised of such price, discount and other terms and shall not be required to enter into any agreements or documentation that would require otherwise.

Section 4.6 No Inconsistent Agreements; Additional Rights. The Company and KLRE Sponsor hereby acknowledge and agree that, with respect to any party hereto, (i) the Prior Agreement shall be terminated and cancelled and (ii) the rights and privileges set forth in this Article IV shall be effective, as of the Closing. For avoidance of doubt, upon effectiveness, the rights and privileges set forth in this Article IV shall be in lieu of, and not in addition to, those set forth in the Prior Agreement. The Company shall not hereafter enter into, and is not currently a party to, any agreement with respect to its securities which is inconsistent with the rights granted to the Holders of Registrable Securities by this Agreement. Without the prior consent of the Sponsors, the Company shall not enter into any agreement granting registration or similar rights to any Person, and hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement. Notwithstanding the foregoing, the Company may grant customary registration rights in connection with the Equity Financing. Such registration rights may provide for the filing of a resale shelf registration statement covering all shares of common stock issued in the Equity Financing within seven (7) days following the consummation of the Business Combination, which registration statement may be combined with the Sponsor Shelf Registration Statement. Notwithstanding the foregoing, the Company shall not grant registration or similar rights to any Person that would be inconsistent with the priority provisions of this Article IV.

Section 4.7 Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws, (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses and Issuer Free Writing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) all applicable rating agency fees with respect to the Registrable Securities, (viii) all reasonable fees and disbursements of legal counsel for each Sponsor participating in such Registration, (ix) all fees and expenses of accountants selected by the Holders of a majority of the Registrable Securities being registered, (x) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (xi) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration, (xii) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xiii) all expenses related to the “road-show” for any Underwritten Offering, including all travel, meals and lodging. All such expenses are referred to herein as “Registration Expenses.” The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by issuers, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities or any broker’s fees or other commissions of persons retained by a Holder of Registrable Securities.

Section 4.8 Indemnification.

(a) Indemnification by the Company. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Holder of Registrable Securities, each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”), as incurred, arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including reports and other documents filed under the Exchange Act or any Issuer Free Writing Prospectus or amendment thereof or supplement thereto, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or any Issuer Free Writing Prospectus in light of the circumstances under which they were made) not misleading or (iii) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto. This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the indemnified parties.

(b) Indemnification by the Selling Holder of Registrable Securities. Each selling Holder of Registrable Securities agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein or any Issuer Free Writing Prospectus or amendment thereof or supplement thereto), or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or any Issuer Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by such selling Holder to the Company specifically for inclusion in such Registration Statement and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation less any amounts paid by such Holder pursuant to Section 4.8(d). The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (C) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (D) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the prior consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld or delayed. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 4.8(c), in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one counsel (in addition to any local counsel) at any one time unless (1) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (2) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (3) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

(d) Contribution. If for any reason the indemnification provided for in Section 4.8(a) and Section 4.8(b) is unavailable to an indemnified party (other than as a result of exceptions contained in Section 4.8(a) and Section 4.8(b)) or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 4.8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 4.8(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Section 4.8(a) and Section 4.8(b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.8(d), in connection with any Registration Statement filed by the Company, a selling Holder of Registrable Securities shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by such holder under the sale of Registrable Securities giving rise to such contribution obligation less any amounts paid by such Holder pursuant to Section 4.8(b). If indemnification is available under this Section 4.8, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 4.8(a) and Section 4.8(b) hereof without regard to the provisions of this Section 4.8(d). The remedies provided for in this Section 4.8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

Section 4.9 Rules 144 and 144A and Regulation S. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder of Registrable Securities, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (a) Rules 144, 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Section 4.10 Termination. The registration rights provided for in this Article IV shall terminate upon the expiration of the Sponsor Shelf Period, except for the provisions of Section 4.8 and Section 4.9, which shall survive any such termination.

Section 4.11 Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a registration statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed registration statement may be amended to add the number of Registrable Securities, and, to the extent necessary, to identify as selling stockholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other registration statements by or at a specified time and the Company has, in lieu of then filing such registration statements or having such registration statements become effective, designated a previously filed or effective registration statement as the relevant registration statement for such purposes in accordance with the preceding sentence, such references shall be construed to refer to such designated registration statement.

Section 4.12 Registration of Warrant Shares. Without limiting the other provisions of this Article IV, the Company acknowledges and agrees that following the Closing, the Company shall take all commercially reasonable efforts to file a registration statement for the shares of its Class A Common Stock issuable pursuant to any outstanding warrants (including the Warrants) and to keep such registration statement effective until the expiration of such Warrants in accordance with their terms. The other parties to this Agreement agree to take or cause to be taken all commercially reasonable action in support of the foregoing obligation. This provision is intended to be in support of, and not in addition to, the Company’s existing obligations to file a registration statement in connection with such warrants.

ARTICLE V

TRANSFER OF SHARES

Section 5.1 Limitations on Transfer.

(a) Each Sponsor (which, for the avoidance of doubt, does not include Anchorage for purposes of this Article V) agrees that it shall not Transfer (i) thirty-three percent (33%) of the Common Stock held by such Sponsor as of the Business Day immediately following the Closing Date until the first anniversary of the Closing Date and (ii) the remaining sixty-seven percent (67%) of the Common Stock held by such Sponsor as of the Business Day immediately following the Closing Date until the second anniversary of the Closing Date; provided that following the first date after the first anniversary of the Closing Date, each Sponsor shall be permitted to sell shares of Common Stock otherwise subject to restrictions on Transfer pursuant to the foregoing at a price equal to or in excess of $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Minimum Price Threshold”); provided further, that in connection with any Sponsor’s sale of Common Stock in an underwritten offering, the Minimum Price Threshold shall be deemed satisfied if (A) prior to any public announcement of such offering, the managing underwriter notifies such Sponsor in writing that it reasonably believes that the price at which shares of Common Stock to be sold in the proposed offering will be offered for sale will equal to or exceed $18.00 per share and (B) the actual price at which shares of Common Stock are sold in such offering equals or exceeds $16.00 per share; provided further, that following any sale by a Sponsor pursuant to the foregoing provisos, such selling Sponsor shall promptly deliver written notice thereof to the Company and the other Sponsors. If, subsequent to the Closing Date, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Common Stock for cash, securities or other property, the foregoing limitations shall not apply.

(b) KLRE Sponsor agrees that it shall not Transfer warrants to purchase shares of Class A Common Stock (“Warrants”) of the Company held as of the Business Day immediately following the Closing Date until thirty (30) days after the Closing Date.

(c) Notwithstanding the provisions set forth in Section 5.1(a) and Section 5.1(b), Transfers of Common Stock, Warrants and shares of Class A Common Stock issued or issuable upon the exercise of the Warrants are permitted (i) to Permitted Transferees, (ii) to any employee of a Permitted Transferee, (iii) to the Company’s executive officers or directors, any affiliates or family members of any of the Company’s executive officers or directors, any members of KLRE Sponsor or Tema or any affiliates or family members of members of KLRE

Sponsor or Tema, respectively, or any affiliates (or their employees) of KLRE Sponsor or Tema, (iv) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (v) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (vi) in the case of an individual, pursuant to a qualified domestic relations order; (vii) in the case of an entity, as a distribution to its partners, shareholders or members upon its liquidation; (viii) to the Company for no value for cancellation; (ix) by virtue of the laws of Delaware or KLRE Sponsor’s or Tema’s organizational documents upon dissolution of the KLRE Sponsor or Tema or any holder; or (x) to the extent that such Transfers are explicitly contemplated as part of the Equity Financing; provided, however, that in the case of clauses (i) through (vii) and (ix), such permitted transferees must enter into a written agreement agreeing to be bound by the transfer restrictions set forth herein.

(d) Any Transfer made in contravention of this Section 5.1 shall be null and void.

ARTICLE VI

PREEMPTIVE RIGHTS

Section 6.1 Rights to Purchase New Securities.

(a) From and after the Closing Date, in the event that the Company proposes to issue New Securities, Anchorage shall have the right to purchase, in lieu of the person to whom the Company proposed to issue such New Securities, in accordance with paragraph (b) below, a number of New Securities equal to the product of (i) the total number or amount of New Securities which the Company proposes to issue at such time and (ii) a fraction, the numerator of which shall be the total number of shares of Common Stock which Anchorage beneficially owns (excluding, for the avoidance of doubt, unexercised warrants for Common Stock) at the relevant measurement point on an as converted basis, and the denominator of which shall be the aggregate number of shares of Common Stock then outstanding (the number referred to in clause (ii), the “Pro Rata Number”).

(b) Subject to the provisions of Section 6.1(c), in the event that the Company proposes to undertake an issuance of New Securities, it shall give written notice (a “Notice of Issuance”) of its intention to Anchorage indicating the exact price per New Security and the exact number of New Securities to be issued by the Company, and describing the material terms of the New Securities and the material terms upon which the Company proposes to issue such New Securities. Anchorage shall have five (5) Business Days from the date of receipt of the Notice of Issuance to agree to purchase all or a portion of Anchorage’s pro rata share of such number of New Securities (as determined pursuant to paragraph (a) above) for the same consideration and otherwise upon the terms specified in the Notice of Issuance (unless better terms are provided to any other purchaser) by giving written notice to the Company and stating therein the quantity of New Securities to be purchased by Anchorage. Notwithstanding the preceding sentence, the number of New Securities that Anchorage is entitled to purchase shall not exceed an amount that would require stockholder approval under, or would result in a violation of, the rules and regulations of the Nasdaq Capital Market or any other principal stock exchange or market upon which the New Securities trade. If Anchorage exercises its right to purchase New Securities pursuant to this Section 6.1(b), the purchase and sale of such New Securities shall close at the same time as the issuance of New Securities to the other purchaser or purchasers and, subject to the preceding sentence, shall be issued on the same terms and subject to the same conditions as applicable to the other purchaser or purchasers. The rights given by the Company under this Section 6.1(b) shall terminate if unexercised within five (5) Business Days after receipt of the Notice of Issuance referred to in this Section 6.1(b). Notwithstanding anything to the contrary contained herein, if (i) the price or any other material terms upon which the Company proposes to issue such New Securities are amended by the Company following the delivery to Anchorage of the Notice of Issuance or (ii) the offering of New Securities to which a Notice of Issuance relates is not completed within 60 days from the delivery of such notice to the Anchorage, Anchorage’s election with respect to the purchase of New

Securities covered by such Notice of Issuance shall be void and the Company shall be obligated to deliver a new Notice of Issuance to Anchorage, and Anchorage shall be entitled to make a new election with respect to the purchase by it of New Securities covered by such notice within the 5-Business Day period from the date of delivery of the new Notice of Issuance and otherwise in accordance with the procedure specified in the second sentence of this Section 6.1(b).

(c) Notwithstanding anything to the contrary contained in Section 6.1(b), if the Company proposes to issue New Securities in an aggregate amount of at least $25,000,000, in an Underwritten Offering, the Notice of Issuance may, (i) in lieu of providing the price at which the Company proposes to issue New Securities as a fixed dollar amount, provide an estimated range of prices within which the underwriter for such offering reasonably estimates the shares will ultimately be priced and (ii) in lieu of providing an exact number of New Securities to be issued by the Company in such offering, provide an estimated number the underwriter for such offering reasonably estimates will ultimately be issued in such offering (the “Offering Size”). If Anchorage desires to exercise its rights under this Section 6.1 with respect to such Underwritten Offering, Anchorage shall be required to make an election with respect to the purchase of up to a number of New Securities being offered equal to its pro rata portion of the Offering Size no later than five (5) Business Days from the date of receipt of the Notice of Issuance; provided that Anchorage’s obligation to purchase the number of New Securities subject to its election shall be conditioned upon (A) the issuance by the Company of a number of shares of Common Stock at least equal to the Offering Size and (B) the New Securities so issued being priced not higher than 10% above the closing price of the Common Stock on the Nasdaq Capital Market or the principal securities exchange on which the Common Stock is then listed on the date immediately prior to the date on which the Notice of Issuance is delivered to Anchorage pursuant to this Section 6.1(c) (the “Midrange Price”) and not lower than 10% below the Midrange Price (the “Price Range”).

(d) Any Notice of Issuance provided by the Company to Anchorage in connection with an Underwritten Offering may specify a number of shares, not to exceed 15% of the Offering Size, that the underwriters or agents in such offering shall be entitled to purchase upon exercise of an overallotment option, if any (the “Overallotment Shares”). If Anchorage desires to exercise its rights under this Section 6.1 with respect to Overallotment Shares, Anchorage shall be required to make an election with respect to the purchase of up to its pro rata portion of the Overallotment Shares at the same time Anchorage makes an election pursuant to Section 6.1(c); provided that Anchorage’s obligation to purchase Overallotment Shares in accordance with its election shall be conditioned upon the Overallotment Shares being priced within the Price Range.

(e) Anchorage shall retain the right to make an election in accordance with Section 6.1(b) following the final determination of the offering price and the number of New Securities, and, if applicable, the underwriters’ determination with respect to their exercise of their overallotment option, in any such Underwritten Offering with respect to (i) all New Securities in excess of the Offering Size and, if applicable, any overallotment option in excess of the number of Overallotment Shares specified in the Notice of Issuance provided by the Company in connection with such Underwritten Offering, (ii) all New Securities priced outside the Price Range and (iii) all New Securities in any offering where the Offering Size is not met. If an offering contemplated by Section 6.1(c) is not completed within 60 days following the Notice of Issuance with respect thereto, then the Company will be required to comply again with the provisions of Sections 6.1(b) and 6.1(c) in order to avail itself of the benefits of this Section 6.1(c). In case an offering contemplated by this Section 6.1(c) is consummated, Anchorage shall be obligated to purchase its shares hereunder at the closing of such offering if and to the extent the conditions to Anchorage’s obligations hereunder are met, and if such conditions are not met and to the extent Anchorage exercises its right under this Section 6.1, Anchorage shall purchase such shares as promptly as reasonably practicable thereafter, and on the same terms and subject to the same conditions that would be applicable to the underwriters in such offering; provided, however that (i) such terms and conditions applicable to Anchorage shall not include any restrictions on the transferability of such New Securities or any standstill, voting or other restrictions, it being understood that all restrictions of such nature are contained in this Agreement, (ii) Anchorage shall not be required to make any representations and warranties except those that relate solely to Anchorage and (iii) Anchorage shall not be required to undertake any indemnity obligations.

(f) Nothing in this Section 6.1 shall prevent the Company or its subsidiaries from issuing or selling to any Person (the “Accelerated Buyer”) any New Securities without first complying with the provisions of this Section 6.1; provided that in connection with such issuance or sale (i) the Company gives reasonably prompt notice to Anchorage of such issuance (after such issuance has occurred), which notice shall describe in reasonable detail the New Securities purchased by the Accelerated Buyer and the purchase price thereof and (ii) the Accelerated Buyer and the Company enable Anchorage to effectively exercise its rights under this Section 6.1 with respect to their purchase of all or any portion of its pro rata share of the New Securities issued to the Accelerated Buyer within fifteen (15) Business Days after receipt of the notice by Anchorage of such issuance to the Accelerated Buyer on the terms specified in this Section 6.1. The date of the Notice of Issuance for such issuance shall be the date such New Securities are issued to the Accelerated Buyer.

(g) The provisions of this Section 6.1 shall terminate upon the earlier to occur of the fifth anniversary of the Closing Date and the date on which Anchorage beneficially owns less than 10% of the aggregate number of As Converted Company Shares representing its Initial Share Ownership.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Assignment; Benefit.

(a) This Agreement and the rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto, except that Anchorage may assign this Agreement or any rights and obligations hereunder to one or more affiliates of Anchorage, provided that no such assignment shall relieve Anchorage of its obligations hereunder if such assignee does not perform such obligations. Any such assignee may not again assign those rights, other than in accordance with this Article VII. Any attempted assignment of rights or obligations in violation of this Article VII shall be null and void. Notwithstanding anything in the foregoing to the contrary, the rights of a Holder pursuant to Article IV of this Agreement with respect to all or any portion of its Registrable Securities may be assigned without such consent (but only with all related obligations) with respect to such Registrable Securities (and any Registrable Securities issued as a dividend or other distribution with respect to, in exchange for or in replacement of such Registrable Securities) by such Holder to a transferee of such Registrable Securities; provided that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned and (ii) such transferee or assignee shall be bound by and subject to the terms set forth in this Agreement.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the indemnitees under Section 4.8 and Sponsor Directors under the first sentence of Section 3.2(l).

Section 7.2 Freedom to Pursue Opportunities. The parties expressly acknowledge and agree that: (a) each Shareholder (and its Affiliates), Sponsor Director and Affiliated Officer of the Company has the right to, and shall have no duty (contractual or otherwise) not to, (i) directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its subsidiaries, including those deemed to be competing with the Company or any of their subsidiaries, or (ii) directly or indirectly do business with any client or customer of the Company or any of its subsidiaries and (b) in the event that a Shareholder (or its Affiliates), Sponsor Director or Affiliated Officer of the Company acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its subsidiaries and such Shareholder (or its Affiliates) or any other Person, the Shareholder, Sponsor Director and Affiliated Officer of the Company shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of their subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its subsidiaries or their respective Affiliates or Shareholders for breach of any duty (contractual or otherwise) by reason of the fact that such Shareholder (or its Affiliates), Sponsor Director or Affiliated Officer, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or any of its subsidiaries. Notwithstanding the foregoing, for so long as Mr. Kovalik or another KLRE Sponsor Director (other than an Unaffiliated Director) continues to serve as a director, such KLRE Sponsor Director agrees to take commercially reasonably efforts to notify the other directors (including the Tema directors) in writing as to potential opportunities in the Delaware Basin for the Company to acquire or sell oil & gas leases, assets, working interests, royalty interests or to acquire companies being marketed for sale or potentially becoming available for purchase that may have appeal to the Company, to the extent that KLR Group, LLC or any such director is actually aware of such opportunities and is not bound by a confidentiality agreement covering such opportunities. Upon receipt of such notice, any such KLRE Sponsor Director and the other directors shall meet within a commercially reasonable amount of time under the circumstances to determine whether or not the Company wishes to pursue a particular opportunity, and if so, whether the opportunity represents a conflict of interest for any such KLRE Sponsor Director such that he or she should recuse himself or herself from all further Board discussions and votes regarding such opportunity or whether the board chooses to waive any potential conflict of interest for any such KLRE Sponsor Director.

Section 7.3 Termination.

(a) Following the Closing, (a) Article III shall terminate automatically (without any action by any party hereto) at the time at which no Shareholder has the right to designate an individual for nomination to the Board of Directors under this Agreement; provided that the provisions in Section 3.2(l) and Section 3.4 shall survive such termination, (b) Article IV of this Agreement shall terminate as set forth in Section 4.10, and (c) the remainder of this Agreement shall terminate automatically (without any action by any party hereto) as to each Shareholder when such Shareholder ceases to hold any Company Shares.

(b) Upon the termination of the Business Combination Agreement prior to the Closing in accordance with its terms, this Agreement shall terminate, become void and of no further force and effect without any liability or obligation on the part of any party hereto.

Section 7.4 Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable such provision shall be construed by limiting it so as to be valid, legal and enforceable to the maximum extent provided by law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.5 Entire Agreement; Amendment.

(a) This Agreement sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of the Company and the Shareholders holding in aggregate more than eighty percent (80%) of the Company Shares held by the Shareholders; provided that any such amendment, modification or waiver that (i) would be materially adverse in any respect to any Sponsor or Anchorage shall require the prior written consent of such Sponsor or Anchorage or (ii) would be disproportionately adverse to any Sponsor or Anchorage shall require the prior written consent of such disproportionately adversely affected Sponsor or Anchorage. Notwithstanding the foregoing, none of (A) the first two sentences of Section 3.2(l) relating to Indemnification Agreements for Sponsor Directors, (B) the definition of Indemnification Agreement and (C) the form of Indemnification Agreement shall be amended in any manner adverse to a Sponsor Director without the express prior written consent of each Sponsor, Anchorage and the Company. Except as set forth above, there are no other agreements with respect to the governance of the Company between any Shareholders or any of their Affiliates.

(b) No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 7.6 Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

Section 7.7 Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given, made or delivered by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery (and such notice shall be deemed to have been duly given, made or delivered (a) on the date received, if delivered by personal hand delivery, (b) upon receipt of an appropriate electronic answerback or confirmation, if delivered by facsimile transmission or by electronic mail, (c) five (5) Business Days after the date of mailing by registered first-class mail, and (d) two (2) Business Days after being sent by air courier guaranteeing overnight delivery), addressed to the Shareholder at the following addresses (or at such other address for a Shareholder as shall be specified by like notice):

if to Tema, to:

Tema Oil and Gas Company

c/o Rosemore, Inc.

1 North Charles Street, 22nd Floor

Baltimore, MD 21201

Facsimile: (410) 347-7081

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, TX 77010

Facsimile: (713) 651-5246

Attention: Charles D. Powell

if to KLRE Sponsor, to:

KLR Energy Sponsor LLC

811 Main Street, 18th Floor

Houston, TX 77002

Facsimile: (713) 654-8080

Attention: Edward Kovalik

with a copy (which shall not constitute notice) to:

KLR Energy Sponsor LLC

135 E. 57th Street, 6th Floor

New York, NY 10022

Facsimile: (646) 576-8640

Attention: Gregory R. Dow

if to Anchorage, to:

Anchorage Capital Group, L.L.C.

610 Broadway, 6th Floor

New York, New York 10012

Facsimile: 212-432-4651

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, NY 10005

Facsimile: 212-822-5181

Attention: Scott W. Golenbock, Esq.

if to the Company to:

KLR Energy Acquisition Corp.

811 Main Street, 18th Floor

Houston, TX 77002

Facsimile: (713) 654-8080

Attention: Gary C. Hanna

with a copy (which shall not constitute notice) to:

KLR Energy Acquisition Corp.

135 E. 57th Street, 6th Floor

New York, NY 10022

Facsimile: (646) 576-8640

Attention: Gregory R. Dow

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin St., Suite 2500

Houston, TX 77002

Facsimile: (713) 758-4588

Attention: W. Matthew Strock; Sarah K. Morgan

Section 7.8 Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 7.9 Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 7.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH SHAREHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY

WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY SHAREHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The Company or any Shareholder may file an original counterpart or a copy of this Section 7.10 with any court as written evidence of the consent of the Shareholders to the waiver of their rights to trial by jury.

Section 7.11 Remedies; Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them by this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. For the avoidance of doubt, it is understood and agreed that (x) only the Company and Anchorage shall have rights or obligations with respect to, and the right to enforce, Sections 3.2(b)(ii), 3(e), 3.2(g)(ii), 3.2(h)(ii) and 3.2(i)(ii), and (y) only the Company, KLRE Sponsor and Tema shall have rights or obligations with respect to, and the right to enforce, Sections 3.1, 3.2(a), 3.2(b)(i), 3.2(b)(iv), 3.2(b)(v), 3.2(c), 3.2(d), 3.2(g)(i), 3.2(h)(i), 3.2(i)(i) or 3.3.

Section 7.12 Subsequent Acquisition of Shares. Any equity securities of the Company acquired subsequent to the date hereof by a Shareholder shall be subject to the terms and conditions of this Agreement and such shares shall be considered to be “Company Shares” as such term is used herein for purposes of this Agreement.

Section 7.13 Each Anchorage Group Member, by executing and delivering this Agreement, hereby appoints Anchorage Capital Group, L.L.C., a Delaware limited liability company, as the representative to act on behalf of Anchorage for all purposes under this Agreement (the “Anchorage Representative”), including the exercise of all rights of Anchorage hereunder and the making of all elections and decisions to be made by Anchorage pursuant to this Agreement. The Company hereby acknowledges and agrees that the Anchorage Representative shall have the power and authority to act on behalf of Anchorage pursuant to this Agreement and that the act of the Anchorage Representative shall constitute the act of Anchorage and each Anchorage Group Member for all purposes under this Agreement. The Anchorage Representative may assign the power and authority granted to the Anchorage Representative pursuant to this Section 7.13 to any Shareholder that is an Anchorage Group Member, who shall thereafter serve as the Anchorage Representative. The Company shall be entitled to rely on any act or writing executed by the Anchorage Representative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

KLR ENERGY ACQUISITION CORP.

By:	/s/ Gary C. Hanna
Name:	Gary C. Hanna
Title:	Chief Executive Officer

KLR ENERGY SPONSOR, LLC

By: KLR Group Investments, LLC, its managing member

By:	/s/ Edward Kovalik
Name:	Edward Kovalik
Title:	Manager

SIGNATURE PAGE TO

SHAREHOLDERS’ AND REGISTRATION RIGHTS AGREEMENT

TEMA OIL AND GAS COMPANY

By:	/s/ J.A. Townsend
Name:	J.A. Townsend
Title:	President

SIGNATURE PAGE TO

SHAREHOLDERS’ AND REGISTRATION RIGHTS AGREEMENT

ANCHORAGE ILLIQUID OPPORTUNITIES V, L.P.

By: Anchorage Capital Group, L.L.C., its Investment Manager

By:	/s/ Jason Cohen
Name:	Jason Cohen
Title:	Secretary

AIO V AIV 3 HOLDINGS, L.P.

By: Anchorage Capital Group, L.L.C., its Investment Manager

By:	/s/ Jason Cohen
Name:	Jason Cohen
Title:	Secretary

SIGNATURE PAGE TO

SHAREHOLDERS’ AND REGISTRATION RIGHTS AGREEMENT

Annex G

Execution Version

December 20, 2016

Ladies and Gentlemen:

This letter agreement (“Letter Agreement”) is entered into as of December 20, 2016 by and among KLR Energy Acquisition Corp., a Delaware corporation (“KLRE”), KLR Energy Sponsor, LLC, a Delaware limited liability company (“KLR Sponsor”) and Rosemore, Inc., a Maryland corporation (“Rosemore”). Reference is made to that certain Business Combination Agreement, dated as of December 20, 2016 (as it may be amended, supplemented or otherwise modified, the “Business Combination Agreement”), by and between KLRE and Tema Oil and Gas Company, a Maryland corporation. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement. In connection with the Business Combination Agreement and the Transactions contemplated thereby (including, for the avoidance of doubt, the Equity Financing), KLRE, KLR Sponsor and Rosemore hereby agree as follows:

1.	Backstop.

a.	In connection with the execution of those certain Subscription Agreements dated as of the date hereof by and among KLRE, KLR Sponsor and certain other signatories thereto (collectively, the “Subscription Agreement”) and the Business Combination Agreement, KLR Sponsor and Rosemore have agreed to purchase, under certain circumstances, shares of Class A Common Stock and/or Series A Preferred Stock (as such terms are defined in the Subscription Agreement) as set forth herein.

b.	In the event that, as of the closing of the Offer, the stockholders of KLRE have elected to cause KLRE to redeem in excess of 2,455,596 Offering Shares in the aggregate in connection with the Offer, KLR Sponsor and Rosemore hereby agree to purchase, or cause to be purchased (in accordance with applicable Federal Securities Laws), in the aggregate (such shares to be purchased 11% by KLR Sponsor and 89% by Rosemore) a number of shares of Class A Common Stock and/or Series A Preferred Stock (divided between each class of securities as KLR Sponsor or Rosemore may elect in its sole discretion, it being understood that any shares of Series A Preferred Stock will not be accompanied by shares of Class F Common Stock or KLRE Warrants) from KLRE having a value equal to the product of (i) the aggregate number of shares of Class A Common Stock redeemed in the Offer minus 2,455,596, and (ii) $10.40, but which shares of Class A Common Stock and/or Series A Preferred Stock shall not exceed an aggregate value of $20,000,000. For purposes of valuing the shares of Class A Common Stock and/or Series A Preferred Stock purchased by, or caused to be purchased by, KLR Sponsor and Rosemore pursuant to the immediately preceding sentence, shares of Class A Common Stock shall be purchased for and have a value equal to $10.40 per share and shares of Series A Preferred Stock shall be purchased for and have a value equal to $1,000 per share.

2.	Warrants. KLR Sponsor hereby agrees to transfer to Rosemore 750,000 KLRE Warrants held by KLR Sponsor at, and contingent upon the consummation of, the Closing, in lieu of the transfer by KLR Sponsor of such KLRE Warrants to KLRE for cancellation and the reissuance of such KLRE Warrants by KLRE to Rosemore as an inducement payment pursuant to this Letter Agreement.

3.

Share Reallocation. On the second anniversary of the Closing Date, (i) (A) KLRE shall cancel a number of shares of Class A Common Stock held by KLR Sponsor equal to the Reallocated Share Number and (B) KLRE shall issue a number of shares of Class A Common Stock to Rosemore equal to the Reallocated Share Number and (ii) solely in the event the Hypothetical Year One Share Number is greater than the Reallocated Share Number, (A) KLRE shall cancel a number of shares of Class A Common Stock held by KLR Sponsor equal to the True-Up Share Number and (B) KLRE shall issue a number of shares of Class A Common Stock to Rosemore equal to the True-Up Share Number. From the date hereof until second anniversary of the Closing Date, KLR Sponsor shall retain a number of shares of Class A Common Stock equal to the Hypothetical Year One Share Number, or, in the event KLR Sponsor chooses to sell all or any portion of such shares of Class A Common Stock, KLR Sponsor shall retain and shall not distribute any funds obtained from the sale, transfer or other disposition of such shares of Class A Common Stock.

4.	Definitions. As used in this Letter Agreement, the following definitions shall apply:

a.	“Acquisition Percentage” means a percentage equal to, as of any date of determination, if as of such date KLRE and its Subsidiaries have consummated acquisitions of oil and gas properties with an aggregate purchase price equal to (i) $40,000,000 or more, but in any event less than $125,000,000, 25%; (ii) $125,000,000 or more, but in any event less than $250,000,000, 33%; (iii) $250,000,000 or more, but in any event less than $375,000,000, 66% and (iv) $375,000,000 or more, 100%; provided, however, that in the event that (A) any acquisition is presented to the Board of Directors of KLRE, (B) the Board of Directors of KLRE fails to approve such acquisition or any financing activities necessary to consummate such acquisition and (C) each member of the Board of Directors of KLRE not appointed by Rosemore or any of its Affiliates votes for such acquisition or any such financing activities, the “Acquisition Percentage” for all purposes of this Letter Agreement shall be equal to 100%.

b.	“Class A VWAP Price” means the volume weighted average price of a share of Class A Common Stock for all trading days during the period beginning on and including the Closing Date and ending on and including the trading day prior to the one year anniversary of the Closing Date.

c.	“Discount Percentage” means, as of the first anniversary of the Closing Date, 100% minus the greater of (i) the DJIA Percentage and (ii) the WTI Percentage; provided that in the event that both the DJIA Percentage and the WTI Percentage equal 0%, the “Discount Percentage” for all purposes of this Letter Agreement shall be equal to 100%.

d.	“DJIA Percentage” means the percentage obtained by dividing (i) (A) the closing price of the Dow Jones Industrial Average on the Closing Date minus (B) the average closing price of the Dow Jones Industrial Average for the period beginning on the Closing Date and ending on the date that is twelve months from the Closing Date by (ii) the closing price of the Dow Jones Industrial Average on the Closing Date; provided that if the calculation described in clause (i) of this definition results in zero or a negative number, the “DJIA Percentage” for all purposes of this Letter Agreement shall be equal to 0%.

e.	“Final Class A VWAP Price” means the volume weighted average price of a share of Class A Common Stock for the 20 trading days ending on and including the trading day prior to the second anniversary of the Closing Date.

f.	“Hypothetical Year One Share Number” means an amount equal to the Reallocated Share Number calculated, solely for purposes of this definition, as of the first anniversary of the Closing Date.

g.	“Promote Shares” means a number of shares of Class A Common Stock equal to (i) (A) the number of shares of Class A Common Stock issued to KLR Sponsor at the Closing upon conversion of the Class F Common Stock held by KLR Sponsor (as adjusted pursuant to the Amended and Restated Certificate of Incorporation of KLRE, including to take into account the Equity Financing) minus (B) the number of shares of Class A Common Stock transferred to the Subscribers (as defined in the Subscription Agreement) pursuant to the Subscription Agreement minus (C) the number of shares of Class A Common Stock to be distributed by KLR Sponsor to its members, directors and officers in connection with the Closing as described in the KLRE SEC Documents minus (D) the number of shares of Class A Common Stock required to be transferred by KLR Sponsor pursuant to the limited liability company agreement of KLR Sponsor upon consummation of the Transactions multiplied by (ii) 45%.

h.	“Reallocated Share Number” means, as of the second anniversary of the Closing Date, (i) in the event the Acquisition Percentage as of such time is less than 100%, an amount equal to the product of (A) the number of Promote Shares multiplied by (B) 100% minus the Acquisition Percentage as of such time multiplied by (C) the VWAP Percentage and (ii) in the event the Acquisition Percentage as of such time is equal to 100%, an amount equal to zero.

i.	“True-Up Share Number” means the quotient obtained by dividing (i) (A) the Hypothetical Year One Share Number minus the Reallocated Share Number multiplied by (B) $1.00 by (ii) the Final Class A VWAP Price.

j.	“VWAP Percentage” means a percentage equal to, as of the one year anniversary of the Closing Date, (i) if the Class A VWAP Price at such time is equal to or greater than $10.40 multiplied by the Discount Percentage, 0%, (ii) if the Class A VWAP Price at such time is greater than or equal to $9.60 multiplied by the Discount Percentage but less than $10.40 multiplied by the Discount Percentage, 20%, (iii) if the Class A VWAP Price at such time is greater than or equal to $8.80 multiplied by the Discount Percentage but less than $9.60 multiplied by the Discount Percentage, 40%, (iv) if the Class A VWAP Price at such time is greater than or equal to $8.00 multiplied by the Discount Percentage but less than $8.80 multiplied by the Discount Percentage, 60%, (v) if the Class A VWAP Price at such time is greater than or equal to $7.20 multiplied by the Discount Percentage but less than $8.00 multiplied by the Discount Percentage, 80%, and (vi) if the Class A VWAP Price at such time is less than $7.20 multiplied by the Discount Percentage, 100%.

k.	“WTI Percentage” means the percentage obtained by dividing (i) (A) the daily Cushing, Oklahoma West Texas Intermediate closing spot price (as published by the U.S. Energy Information Administration) as of the Closing Date minus (B) the average of the daily Cushing, Oklahoma West Texas Intermediate closing spot prices (as published by the U.S. Energy Information Administration) for the period beginning on the Closing Date and ending on the date that is twelve months from the Closing Date by (ii) the daily Cushing, Oklahoma West Texas Intermediate closing spot price (as published by the U.S. Energy Information Administration) as of the Closing Date; provided that if the calculation described in clause (i) of this definition results in a negative number, the “WTI Percentage” for all purposes of this Letter Agreement shall be 0%.

5.	Conditions to Effectiveness; Termination. The provisions set forth in this Letter Agreement shall take effect, and are conditioned in all respects, on the Closing of the Transactions contemplated by the Business Combination Agreement. In the event that the Business Combination Agreement is terminated in accordance with Section 8.1 of the Business Combination Agreement, this Letter Agreement shall terminate without any further action by KLRE, KLR Sponsor or Rosemore and shall be of no further force or effect.

6.	Miscellaneous.

a.	Notwithstanding anything to the contrary provided in this Letter Agreement, KLRE, Rosemore and KLR Sponsor shall not issue, sell, convey, transfer, assign or deliver any equity securities or equity-linked securities in KLRE (i) contrary to applicable Law, including Federal Securities Laws or any applicable state securities or “blue sky” or takeover Laws, or (ii) which would require a vote of the holders of the Class A Common Stock.

b.	This Letter Agreement may be amended only by a written instrument executed by KLRE, Rosemore and KLR Sponsor.

c.	This Letter Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party shall be entitled to assign or delegate any of its rights or duties hereunder without first obtaining the express prior written consent of each other party hereto, such consent not to be unreasonably withheld.

d.	This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. With respect to any legal action or proceeding arising under this letter agreement, each party hereto (i) waives its right to trial by jury and (ii) submits to the non-exclusive jurisdiction of federal and state courts sitting in Wilmington, Delaware.

e.	This Letter Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, when taken together, shall constitute but one and the same letter agreement. The exchange of copies of this Letter Agreement and of signature pages hereto by facsimile or electronic mail in portable document format shall constitute effective execution and delivery of this letter agreement. Signatures of the parties transmitted by facsimile or electronic mail in portable document format shall be deemed to be the parties’ original signatures for all purposes.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have caused this Letter Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

KLR ENERGY ACQUISITION CORP.

By:	/s/ Gary C. Hanna

Name:	Gary C. Hanna
Title:	Chief Executive Officer

KLR ENERGY SPONSOR, LLC

By:	KLR Group Investments, LLC, its managing member

By:	/s/ Edward Kovalik

Name:	Edward Kovalik
Title:	Manager

SIGNATURE PAGE TO LETTER AGREEMENT

ROSEMORE, INC.

By:	/s/ Paul Ebner

Name:	Paul Ebner
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO LETTER AGREEMENT

Annex H

Execution Version

WAIVER AGREEMENT

This Waiver Agreement (this “Waiver”) is entered into as of December 20, 2016 by and between KLR Energy Sponsor, LLC, a Delaware limited liability company (“KLR Sponsor”) and KLR Energy Acquisition Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, as of the date hereof, KLR Sponsor holds 2,046,330 shares of the Class F common stock, par value $0.0001 per share, of the Company (the “Class F Common Stock”) and 7,863,150 warrants in the Company exercisable for shares of Class A Common Stock (each, a “Warrant”);

WHEREAS, the Company has entered into that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of December 20, 2016, by and between the Company and Tema Oil and Gas Company, a Maryland corporation (“Tema”), pursuant to which, among other things, the Company will acquire certain interests in Rosehill Operating Company, LLC, a Delaware limited liability company, on the terms and subject to the conditions set forth in the Business Combination Agreement (the “Transaction”);

WHEREAS, Section 4.3(b)(i) of the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) and the final prospectus of the Company filed with the SEC (File No. 333-209041) and dated as of March 10, 2016 (the “Prospectus”) provide that each share of Class F Common Stock shall be convertible into shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) on a one-for-one basis (the “Initial Conversion Ratio”) automatically on the business day following the closing of the initial Business Combination (as defined in the Amended and Restated Certificate);

WHEREAS, Section 4.3(b)(ii) of the Amended and Restated Certificate and the Prospectus provide that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Prospectus such that as a result of the Adjustment the number of shares of Class A common stock issuable upon conversion of all shares of Class F Common Stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the initial public offering plus all shares of Class A Common Stock and equity-linked securities issued or deemed issued in connection with the Transaction, excluding any shares or equity-linked securities issued, or to be issued, to Tema or its designees in connection with the Transaction or pursuant to Warrants issued to KLR Sponsor upon conversion of working capital loans, after taking into account any shares of Class A Common Stock redeemed in connection with the Transaction (the “Adjustment Provision”);

WHEREAS, in connection with the Transaction, the Company will issue additional shares of Class A Common Stock to certain investors in a private placement (the “New Issuance”);

WHEREAS, the Transaction will constitute a Business Combination under the Amended and Restated Certificate, and the New Issuance would result in an Adjustment to the Initial Conversation Ratio pursuant to the Adjustment Provision;

WHEREAS, KLR Sponsor is entitled to receive additional Warrants upon conversion of working capital loans to the Company; and

H-1

WHEREAS, in connection with the Transaction, KLR Sponsor desires to (i) waive its right to receive certain additional shares of Class A Common Stock upon conversion of its shares of Class F Common Stock in connection with the Transaction as a result of the Adjustment to the Initial Conversion Ratio pursuant to the Adjustment Provision caused by the New Issuance and (ii) cap the number of Warrants held by KLR Sponsor as of immediately prior to the consummation of the Transaction.

NOW, THEREFORE, for good and valuable consideration (including the covenants contained in this Agreement), the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Waiver. KLR Sponsor hereby irrevocably and unconditionally relinquishes and waives any and all rights KLR Sponsor has or will have under Section 4.3(b)(ii) of the Amended and Restated Certificate or the Prospectus to receive shares of Class A Common Stock in excess of 4,250,000 shares of Class A Common Stock (the “Excess Shares”) upon conversion of the shares of Class F Common Stock held by it in connection with the Transaction as a result of any Adjustment caused by the New Issuance.

2.	Cancellation of Excess Shares. To the extent KLR Sponsor receives any Excess Shares as a result of any Adjustment caused by the New Issuance, KLR Sponsor shall be required to promptly return or cause the return of such shares to the Company for cancellation.

3.	Warrants. KLR Sponsor hereby agrees that it will take such actions as are necessary to ensure that, as of immediately prior to the consummation of the Transactions, KLR Sponsor shall hold not more than 7,863,150 Warrants.

4.	Binding Authority. This Waiver is irrevocable and binding and shall be binding, on and shall inure to the benefit of KLR Sponsor and the Company and each of their beneficiaries, heirs, legatees and other statutorily designated representatives, and if KLR Sponsor shall transfer, sell or otherwise assign any shares of Class F Common Stock or Warrants held by it, the transferee of such shares shall be bound by the terms of the Waiver.

5.	Certificate. The Amended and Restated Certificate, as affected hereby, shall remain in full force and effect, and the Waiver shall not constitute a waiver of any other provision of the Amended and Restated Certificate, except as expressly provided herein with respect to Section 4.3(b)(ii) as it applies to the New Issuance.

6.	No Third-Party Beneficiaries. This Waiver is solely for the benefit of the parties hereto and their successors and assigns permitted under this Agreement, and no provisions of this Waiver shall be deemed to confer upon any other person any remedy, claim, liability, reimbursement, cause of action or other right except as expressly provided herein.

7.	Governing Law. This Waiver shall be interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware applicable to an agreement executed, delivered and performed in such state.

8.	Counterparts. This Waiver may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned parties have executed this Waiver as of the date first written above.

KLR ENERGY SPONSOR, LLC

By:	KLR Group Investments, LLC, its managing member

By:	/s/ Edward Kovalik
Name:	Edward Kovalik
Title:	Manager

KLR ENERGY ACQUISITION CORP.

By:	/s/ Gary C. Hanna
Name:	Gary C. Hanna
Title:	Chief Executive Officer

SIGNATURE PAGE TO

WAIVER AGREEMENT

Annex I

Proposed Final Form

KLR ENERGY ACQUISITION CORP.

FORM OF CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

8.000% SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK

(Par Value $0.0001 Per Share)

KLR Energy Acquisition Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board by the Amended and Restated Certificate of Incorporation of the Corporation (as so amended and as further amended from time to time in accordance with its terms and the DGCL, the “Certificate of Incorporation”), which authorizes the Board, by resolution, to set forth the designation, powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof, in one or more series of up to 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the DGCL, the Board duly adopted on [●], 201[●] the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority granted to and vested in it, the Board hereby creates a new series of preferred stock, par value $0.0001 per share, of the Corporation, designated 8.000% Series A Cumulative Perpetual Convertible Preferred Stock, and hereby fixes the relative rights, preferences, and limitations of the Preferred Stock as set forth in this certificate of designations (this “Certificate of Designations”):

1. General.

(a) There shall be created from the 1,000,000 shares of Preferred Stock of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock designated as “8.000% Series A Cumulative Perpetual Convertible Preferred Stock” par value $0.0001 per share (the “Series A Preferred Stock”), and the authorized number of shares of Series A Preferred Stock shall be [●]. Shares of Series A Preferred Stock that are purchased or otherwise acquired by the Corporation, or that are converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Series A Preferred Stock.

(b) The Series A Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, ranks: (i) senior to all Junior Stock; (ii) on a parity with all Parity Stock; (iii) junior to all Senior Stock; (iv) junior to existing and future indebtedness of the Corporation; and (v) structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of the Corporation’s Subsidiaries and any Capital Stock of the Corporation’s Subsidiaries not held by the Corporation, in each case as provided more fully herein.

2. Definitions. As used herein, the following terms shall have the following meanings:

(a) “Agent Members” shall have the meaning specified in Section 13(a)(ii).

(b) “Board” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

(c) “Business Day” shall mean any day other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

(d) “Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity; provided that, “Capital Stock” shall not include any convertible or exchangeable debt securities which, prior to conversion or exchange, will rank senior in right of payment to the Series A Preferred Stock.

(e) “Certificated Series A Preferred Stock” shall have the meaning specified in Section 13(a)(iii).

(f) “Certificate of Designations” shall have the meaning specified in the recitals.

(g) “Certificate of Incorporation” shall have the meaning specified in the recitals.

(h) “Close of Business” shall mean 5:00 p.m., New York City time.

(i) “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the Closing Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose. The Closing Sale Price of any other security shall be determined in the same manner as set forth in this Section 2(i) for the determination of the Closing Sale Price of the Common Stock.

(j) “Common Stock” shall mean the Class A Common Stock, par value $0.0001 per share, of the Corporation, subject to Section 8(h).

(k) “Conversion Agent” shall have the meaning specified in Section 8(b).

(l) “Conversion Date” shall have the meaning specified in Section 8(b).

(m) “Conversion Price” shall mean, at any time, $1,000.00 divided by the Conversion Rate in effect at such time.

(n) “Conversion Rate” shall have the meaning specified in Section 8(a).

(o) “Corporation” shall have the meaning specified in the recitals.

(p) “CUSIP” shall mean the Committee on Uniform Securities Identification Procedures.

(q) “DCGL” shall have the meaning specified in the recitals.

(r) “Dividend Agent” shall have the meaning specified in Section 4(d).

(s) “Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year, commencing on [●], 2017.

(t) “Dividend Rate” shall mean the rate per annum of 8.000% per share of Series A Preferred Stock on the Liquidation Preference plus all accumulated and unpaid dividends on a per share basis, whether or not declared.

(u) “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the January 1, April 1, July 1 and October 1, as the case may be, immediately preceding such Dividend Payment Date.

(v) “DTC” or “Depository” shall mean The Depository Trust Corporation, or any successor depository.

(w) “Effective Date” shall mean the date on which a Fundamental Change event occurs or becomes effective, except that, as used in Section 8(d), Effective Date shall mean the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share subdivision or share combination, as applicable.

(x) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(y) “Ex-Date,” when used with respect to any issuance, dividend or distribution of Common Stock, shall mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Corporation or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise), as determined by such exchange or market.

(z) “Expiration Date” shall have the meaning specified in Section 8(d)(v).

(aa) A “Fundamental Change” shall be deemed to have occurred at any time after the Series A Preferred Stock is originally issued if any of the following occurs:

(i) the consummation of any transaction (other than any transaction described in clause (ii) below, whether or not the proviso therein applies) the result of which is that a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), other than the Corporation, the Corporation’s wholly-owned Subsidiaries and its or their employee benefit plans, Rosehill Operating Company, LLC or Tema Oil and Gas Company, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the voting power of the Corporation’s common equity;

(ii) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination), as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof); (B) any consolidation, merger or other combination of the Corporation or binding share exchange pursuant to which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any Person other than one or more of the Corporation’s wholly-owned Subsidiaries; provided, however, that none of the transactions described in clauses (A), (B) or (C) shall constitute a “Fundamental Change” if (x) the holders of all classes of the Corporation’s common equity immediately prior to such transaction continue to own at least, directly or indirectly, more than 50% of the surviving corporation or transferee, or the parent thereof, immediately after such event or (y) such transaction is effected solely to change the Corporation’s jurisdiction of formation or to form a holding company for the Corporation and that results in a share exchange or reclassification or similar exchange of the outstanding Common Stock solely into common stock of the surviving entity;

(iii) the Corporation’s Class A common stock (or other common stock into which the Series A Preferred Stock is convertible) ceases to be listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market (or any of

their respective successors), other than any cessation to be listed or quoted that persists for not more than ten (10) days in connection with a transition among the above exchanges; or

(iv) the stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation (other than in a transaction described in clause (ii) above);

provided, however, that a transaction or transactions described in clause (i) or (ii) above shall not constitute a “Fundamental Change” if at least 90% of the consideration received or to be received by holders of Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with such transaction or transactions that would otherwise constitute a “Fundamental Change” consists of shares of common stock or common equity interests that are listed or quoted on any of The New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market (or any of their respective successors), or that will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Series A Preferred Stock becomes convertible into such consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights).

(bb) “Fundamental Change Conversion Period” shall have the meaning specified in Section 5(a).

(cc) “Fundamental Change Notice” shall have the meaning specified in Section 5(d).

(dd) “Global Series A Preferred Stock” shall have the meaning specified in Section 13(a)(i).

(ee) “Holder” shall mean a holder of record of shares of Series A Preferred Stock.

(ff) “Initial Issue Date” shall mean [●], 201[●], the original date of issuance of the Series A Preferred Stock.

(gg) “Junior Stock” shall mean (i) the Common Stock and (ii) each other class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights and distribution rights upon the liquidation, winding-up or dissolution of the Corporation.

(hh) “Liquidation Preference” shall mean, with respect to each share of Series A Preferred Stock, $1,000.00.

(ii) “Make-Whole Premium” shall have the meaning specified in Section 5(f).

(jj) “Mandatory Conversion Date” shall have the meaning specified in Section 9(b).

(kk) “Notice of Conversion” shall have the meaning specified in Section 8(b).

(ll) “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

(mm) “Officers’ Certificate” shall mean a certificate signed by two Officers.

(nn) “Open of Business” shall mean 9:00 a.m., New York City time.

(oo) “Parity Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights and distribution rights upon the liquidation, winding up or dissolution of the Corporation.

(pp) “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(qq) “Preferred Stock” shall have the meaning specified in the recitals.

(rr) “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of the holders of Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board, statute, contract or otherwise).

(ss) “Reference Property” shall have the meaning specified in Section 8(h).

(tt) “Reorganization Event” shall have the meaning specified in Section 8(h).

(uu) “SEC” shall mean the Securities and Exchange Commission.

(vv) “Securities Act” shall mean the Securities Act of 1933, as amended.

(ww) “Senior Stock” shall mean any class or series of the Corporation’s Capital Stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights and distribution rights upon the liquidation, winding up or dissolution of the Corporation.

(xx) “Series A Preferred Stock” shall have the meaning specified in Section 1(a).

(yy) “Special Rights End Date” shall have the meaning specified in Section 5(a).

(zz) “Spin-Off” shall have the meaning specified in Section 8(d)(iii).

(aaa) “Stock Price” shall mean (i) if holders of shares of Common Stock receive in exchange for their Common Stock only cash in the transaction constituting a Fundamental Change, the cash amount paid per share or (ii) otherwise, the average of the Closing Sale Prices of the Common Stock on the 10 consecutive Trading Days immediately preceding, but not including, the Effective Date of the Fundamental Change.

(bbb) “Subsidiary” shall mean, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

(ccc) “Trading Day” shall mean a day during which trading in the Common Stock generally occurs on the NASDAQ Capital Market or, if the Common Stock is not listed on the NASDAQ Capital Market, on the principal other U.S. national or regional securities exchanges on which the Common Stock is then listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, Trading Day means a Business Day.

(ddd) “Transfer Agent” shall mean Continental Stock Transfer & Trust Company, acting as the Corporation’s duly appointed transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Series A Preferred Stock and the Common Stock. The Corporation may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent and Holders; provided that the Corporation shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(eee) “Voting Rights Class” shall have the meaning specified in Section 6(a).

(fff) “Voting Rights Triggering Event” shall mean a time at which dividends on the Series A Preferred Stock or dividends on any other series of Preferred Stock or preference securities that ranks equally with the Series A Preferred Stock as to payment of dividends and with similar voting rights are in arrears and unpaid with respect to six or more quarterly dividend periods (whether or not consecutive and including the dividend period beginning on the Initial Issue Date and ending on [●], 2017).

(ggg) “VWAP” shall mean the volume-weighted average price, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “KLRE <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such trading day (or if such volume-weighted average price is unavailable on any such day, the Closing Sale Price shall be used for such day). The per share VWAP on each such day will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

3. Dividends.

(a) Subject to the rights of holders of Senior Stock, Holders shall be entitled to receive, when, as and if declared by the Board out of funds of the Corporation legally available for payment, cumulative dividends at the Dividend Rate, payable in cash, by delivery of shares of Series A Preferred Stock or through any combination of cash and shares of Series A Preferred Stock at the Corporation’s sole election, as provided pursuant to Section 4. Dividends on the Series A Preferred Stock shall be payable quarterly in arrears at the Dividend Rate, and shall accumulate on a daily basis from the most recent date as to which dividends have been paid, or, if no dividends have been paid, from the Initial Issue Date (whether or not (i) in any dividend period or periods any agreements of the Corporation prohibit the current payment of dividends, (ii) there shall be earnings or funds of the Corporation legally available for the payment of such dividends or (iii) the Corporation declares the payment of dividends). Dividends shall be payable quarterly in arrears on each Dividend Payment Date (commencing on [●], 2017) to the Holders as they appear on the Corporation’s stock register at the Close of Business on the relevant Dividend Record Date. Dividends payable for any period less than a full quarterly dividend period (based upon the number of days elapsed during the period) shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b) If any Dividend Payment Date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of the delay.

(c) No dividend shall be declared or paid upon, or any sum of cash set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any dividend period unless all accumulated dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum in cash or number of shares of Series A Preferred Stock have been set apart for the payment of such dividends upon, all outstanding shares of Series A Preferred Stock.

(d) So long as any shares of Series A Preferred Stock remain outstanding, no dividends or other distributions (other than (x) in the case of Parity Stock, a dividend or distribution payable solely in shares of Parity Stock or Junior Stock, (y) in the case of Junior Stock, a dividend or distribution payable solely in shares of Junior Stock and (z) cash in lieu of fractional shares) may be declared, made or paid upon, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by the Corporation or on behalf of the Corporation or by any of the Corporation’s Subsidiaries, unless all accumulated and unpaid dividends for all preceding dividend periods have been or contemporaneously are declared and paid in full on, or a sufficient sum of cash or number of shares of Series A Preferred Stock for the payment thereof is set apart for such dividends upon, the Series A Preferred Stock and any Parity Stock for all dividend payment periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition. The foregoing limitation shall not apply to:

(i) conversions into or exchanges for, (A) in the case of Parity Stock, shares of Parity Stock or Junior Stock or cash solely in lieu of fractional shares of Parity Stock or Junior Stock, and, (B) in the case of Junior Stock, shares of Junior Stock or cash solely in lieu of fractional shares of Junior Stock;

(ii) payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority);

(iii) purchases, redemptions or other acquisitions of Parity Stock or Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business;

(iv) any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; or

(v) the deemed purchase or acquisition of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged.

Notwithstanding the foregoing, if full dividends have not been paid on the Series A Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the shares of Series A Preferred Stock and shares of such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share (whether or not declared) on the shares of Series A Preferred Stock and shares of such Parity Stock bear to each other, in proportion to their respective liquidation preferences.

(e) Holders of shares of Series A Preferred Stock shall not be entitled to any dividend in excess of full cumulative dividends.

(f) Holders at the Close of Business on a Dividend Record Date shall be entitled to receive, when, as and if declared by the Board, out of funds legally available for payment, the dividend payment on their respective shares of Series A Preferred Stock on the corresponding Dividend Payment Date; provided, however, that shares of Series A Preferred Stock surrendered for conversion during the period between the Close of Business on any Dividend Record Date and the Close of Business on the Conversion Date or the Mandatory Conversion Date, as applicable, shall only be entitled to the dividends accrued and unpaid through the Conversion Date or the Mandatory Conversion Date, respectively.

(g) Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board may be declared and paid on any of the Corporation’s securities, including Common Stock, from time to time out of funds legally available for such payment, and the Holders shall not be entitled to participate in any such dividends.

4. Method of Payment of Dividends.

(a) The Corporation will pay any dividend on the Series A Preferred Stock for a current dividend period or any prior dividend period (including in connection with the payment of declared and unpaid dividends pursuant to Section 5, Section 8, and Section 9), at the Corporation’s sole election, either: (i) in cash, (ii) by delivery of shares of Series A Preferred Stock or (iii) through a combination of cash and shares of Series A Preferred Stock.

(b) If the Corporation makes any payment of dividends on the Series A Preferred Stock in shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock deliverable shall be equal to (i) the cash amount of such dividend payment that would apply if no payment were to be made in Series A Preferred Stock, or such portion, divided by (ii) the Liquidation Preference (as equitably adjusted by the Board to the extent necessary for any stock splits, combinations or like transactions).

(c) The Corporation shall make each dividend payment on the Series A Preferred Stock in cash, except to the extent the Corporation elects to make all or any portion of such payment in shares of Series A Preferred Stock as set forth above. The Corporation shall give Holders notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in Series A Preferred Stock ten (10) scheduled Trading Days prior to the Dividend Payment Date for such dividend.

(d) If the Corporation elects to pay all or a portion of a dividend on the Series A Preferred Stock in the form of shares of Series A Preferred Stock, the Corporation shall deliver such shares of Series A Preferred Stock to the Transfer Agent or another agent (in such capacity, the “Dividend Agent”) on behalf of the Holders of the Series A Preferred Stock and shall instruct the Dividend Agent to deliver such shares to or for the account of the Holders less any shares required to be withheld on account of taxes or other governmental charges. In order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend with respect to the Series A Preferred Stock, the Corporation and the Dividend Agent shall be authorized to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation.

(e) The Corporation shall not issue fractional shares in respect of any dividend payment. If a dividend would result in the issuance of a fractional share of Series A Preferred Stock, each fractional share shall be rounded to the nearest whole share (with 0.5 shares of Series A Preferred Stock rounded to the next higher share of Series A Preferred Stock).

5. Special Rights Upon a Fundamental Change.

(a) A Holder shall have the right, in connection with any Fundamental Change, to convert shares of Series A Preferred Stock in accordance with Section 8 for that number of shares of Common Stock set forth in Section 5(b) at any time during the period (the “Fundamental Change Conversion Period”) beginning at the Open of Business on the Trading Day immediately following the Effective Date of a Fundamental Change and ending at the Close of Business on the 20th Trading Day immediately following such Effective Date (or (x) if earlier, the Mandatory Conversion Date, if applicable, or (y) if later, as extended by Section 5(d)) (such end date, the “Special Rights End Date”), subject to the provisions of this Section 5.

(b) If a Holder converts shares of its Series A Preferred Stock pursuant to this Section 5 during the Fundamental Change Conversion Period, the Corporation shall deliver to such converting Holder, for each share of Series A Preferred Stock surrendered for conversion, a number of shares of Common Stock equal to the sum of (A) the Conversion Rate and (B) the Make-Whole Premium determined pursuant to Section 5(f), if any. In addition, each Holder that converts shares of its Series A Preferred Stock pursuant to this Section 5, in addition to the number of shares of Common Stock issuable upon conversion pursuant to this Section 5(b) shall, on any conversion date during the Fundamental Change Conversion Period, have the right to receive an amount equal to any accumulated and unpaid dividends on such converted shares, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding (or, if applicable, ending on) the conversion date (other than previously declared dividends payable to Holders of record as of a prior date), provided that the Corporation is then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid, at the Corporation’s sole election, either: (i) in cash, (ii) by delivery of shares of Common Stock or (iii) through a combination of cash and shares of Common Stock. If the Corporation elects to issue shares of Common Stock pursuant to this Section 5(b) in respect of any accrued and unpaid dividends on Series A Preferred Stock, the number of shares of Common Stock to be so issued will be determined by (x) first, determining the number of shares of Series A Preferred Stock that would be issuable pursuant to Section 4(b) in respect to such dividend (or partial dividend) and (y) second, determining the number of shares of Common Stock that would be issuable upon conversion pursuant to the first sentence of this Section 5(b) of such number of shares of Series A Preferred Stock.

(c) For any shares of Series A Preferred Stock that are converted pursuant to this Section 5 during the Fundamental Change Conversion Period, subject to the limitations described herein, the Corporation shall have the right to pay the Make-Whole Premium, in its sole discretion, (i) in cash; (ii) by delivery of shares of Common Stock; or (iii) by delivery of any combination of cash and shares of Common Stock. Except to the extent the Corporation elects to make all or any portion of such payment in shares of Common Stock, the Corporation will pay the Make-Whole Premium on the Series A Preferred Stock in cash.

(d) The Corporation shall give notice (a “Fundamental Change Notice”) of each Fundamental Change to all Holders no later than fifteen (15) Business Days prior to the anticipated Effective Date of the Fundamental Change or, if such prior notice is not practicable, no later than two (2) Business Days after such Fundamental Change. If the Corporation notifies Holders of a Fundamental Change later than the 15th Business Day prior to the actual Effective Date of such Fundamental Change, the Fundamental Change Conversion Period will be extended by a number of days equal to the number of days from, and including, the 15th Business Day prior to the Effective Date of such Fundamental Change to, but not including, the date of the notice; provided that the Fundamental Change Conversion Period will not be extended beyond the Mandatory Conversion Date, if applicable.

(e) The Fundamental Change Notice shall be given in any manner compliant with the procedures of the Depository in effect at such time to each Holder on the date such notice is given. The Fundamental Change Notice shall state (i) the anticipated Effective Date of such Fundamental Change, (ii) the Special Rights End Date, (iii) the name and address of the Transfer Agent and (iv) the procedures that Holders must follow to exercise their conversion right pursuant to this Section 5.

(f) The number of additional shares of Common Stock, if any, to be added to the Conversion Rate per share of Series A Preferred Stock in connection with a Fundamental Change pursuant to Section 5(b) above (the “Make-Whole Premium”) shall be determined by reference to the table below, based on the Effective Date and the Stock Price with respect to such Fundamental Change.

	Stock Price[1]
	$10.400	$11.000	$11.500	$12.500	$15.000	$17.500	$20.000	$25.000	$50.000	$75.000
[●], 2017	9.1973	8.4980	7.9826	7.1075	5.5168	4.4435	3.6585	2.5755	0.5575	0.0821
[●], 2018	9.1973	6.1798	5.6609	4.8435	3.5501	2.8149	2.3235	1.6715	0.4115	0.0648
[●], 2019	9.1973	4.3162	3.5217	2.0995	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(g) The exact Stock Price and Effective Date may not be set forth on the table above, in which case:

(i) if the Stock Price is between two Stock Prices on the table or the Effective Date is between two Effective Dates on the table, the Make-Whole Premium shall be determined by straight-line interpolation between the Make-Whole Premium set forth for the higher and lower Stock Prices or the earlier and later Effective Dates, as applicable, based on a 365-day year;

(ii) if the Stock Price is in excess of $[●] per share (subject to adjustment in the same manner as the Stock Prices), no Make-Whole Premium will be added to the Conversion Rate; and

(iii) if the Stock Price is less than $[●] per share (subject to adjustment in the same manner as the Stock Prices), no Make-Whole Premium will be added to the Conversion Rate.

(h) Whenever any provision of this Certificate of Designations requires the Corporation to calculate the Closing Sale Prices or the Stock Prices for purposes of determining any Make-Whole Premium in connection

[1]	Note to Draft: Subject to change based on Initial Issue Date.

with a Fundamental Change, the Board shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Record Date of the event occurs, at any time during the period when such Closing Sale Prices or Stock Prices are to be calculated.

6. Voting. The shares of Series A Preferred Stock shall not have voting rights other than those set forth below or as otherwise required by Delaware law or the Certificate of Incorporation:

(a) If at any time a Voting Rights Triggering Event has occurred, then the Holders, voting as a single class with any other series of Preferred Stock or preference securities having similar voting rights that are exercisable (together, the “Voting Rights Class”), shall be entitled at the next regular or special meeting of stockholders of the Corporation to elect two additional directors to the Board. Upon the election of any such additional directors, the number of directors that comprise the Board shall be increased by such number of additional directors.

(b) The voting rights set forth in Section 6(a) may be exercised at a special meeting of the Corporation’s stockholders, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such special or annual meeting until such time as all dividends in arrears, the nonpayment of which caused the Voting Rights Triggering Event, shall have been paid in full, at which time or times, automatically and without any further action by any Person, such voting rights shall terminate (subject to the reinstatement of such rights upon a subsequent Voting Rights Triggering Event).

(c) At any meeting at which the holders of shares of the Voting Rights Class shall have the right to elect directors as provided in Section 6(a), the presence in person or by proxy of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. The affirmative vote of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class present at such meeting, in person or by proxy, shall be sufficient to elect any such director. Any director elected pursuant to the voting rights set forth in this Section 6 may be removed at any time, with or without cause, by the holders of record of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class at any time during which such holders’ rights pursuant to Section 6(a) continue. Any vacancy in respect of any such additional director arising at any time during which such holders’ rights pursuant to Section 6(a) continue (other than prior to the first election immediately following the applicable Voting Rights Triggering Event) may be filled by the written consent of the director elected by the Voting Rights Class remaining in office, or, if none remains in office, by a vote of the holders of shares representing more than fifty percent (50%) in voting power of the then outstanding shares of the Voting Rights Class; provided that the filling of each vacancy shall not violate the Amended and Restated Bylaws of the Corporation as in effect on the effective date of this Certificate of Designations or the corporate governance requirements of the NASDAQ Capital Market (or any other exchange or automated quotation system on which securities of the Corporation may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. Directors elected pursuant to the voting rights set forth in Section 6(a) shall be entitled to one vote per director on any matter.

(d) Any director elected pursuant to the voting rights set forth in Section 6(a) shall hold office until the next annual meeting of stockholders; provided, however, notwithstanding the foregoing, at such time as all dividends in arrears, the nonpayment of which caused the Voting Rights Triggering Event, have been paid in full, then, automatically and without any further action by any Person, the terms of office of directors elected pursuant to the voting rights set forth in this Section 6 shall cease and the number of directors comprising the Board shall be reduced accordingly.

(e) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least a majority in voting power of the shares of Series A

Preferred Stock outstanding at the time, voting together as a single class with all series of Parity Stock upon which similar voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting:

(i) amend or alter the provisions of the Certificate of Incorporation or this Certificate of Designations so as to authorize or create, or increase the authorized or issued amount of, any class or series of Senior Stock or reclassify any of our authorized Capital Stock into shares of Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of Senior Stock;

(ii) amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations so as to adversely affect any right, preference, privilege or voting power of the shares of Series A Preferred Stock;

(iii) consummate a binding share exchange or reclassification involving the shares of Series A Preferred Stock or a merger or consolidation of the Corporation with another entity, unless in each case: (A) shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (B) such shares of Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that:

(A) any increase in the amount of authorized but unissued shares of Preferred Stock;

(B) any increase in the authorized or issued shares of Series A Preferred Stock; and

(C) the creation and issuance, or an increase in the authorized or issued amount, of any other series of Parity Stock or Junior Stock,

shall be deemed not to adversely affect the rights, preferences, privileges or voting powers of Holders and shall not require the affirmative vote or consent of Holders.

(f) If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described in this Section 6 would affect one or more but not all series of voting Preferred Stock (including the Series A Preferred Stock for this purpose), then only the series of voting Preferred Stock adversely affected and entitled to vote shall vote as a class in lieu of all other series of voting Preferred Stock.

(g) Whether a plurality, majority or other portion of the Series A Preferred Stock and any other voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Series A Preferred Stock and such other voting Preferred Stock.

(h) Without the consent of the Holders, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock to file a certificate of correction with respect to this Certificate of Designations to the extent permitted by Section 103(f) of the DGCL.

7. Liquidation Preference.

(a) In the event of any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive in respect of its shares of Series A Preferred Stock and to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of liabilities to the Corporation’s creditors and holders of shares of Senior Stock and before any payment or distribution is made to holders of Junior Stock (including the Common Stock), the Liquidation Preference per share of Series A Preferred Stock plus an amount equal to all accumulated and unpaid dividends on such shares, whether or not declared, to, but not including the date fixed for liquidation, winding up or dissolution.

(b) Neither the sale, conveyance, exchange or transfer of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, nor any share exchange or division involving the Corporation pursuant to applicable statutes providing for the consolidation, merger, share exchange or division, shall be deemed to be a liquidation, winding up or dissolution, whether voluntary or involuntary, for the purposes of this Section 7, notwithstanding that, for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up. In addition, no payment shall be made to Holders pursuant to this Section 7 upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of any of the Corporation’s Subsidiaries or upon any reorganization of the Corporation’s Subsidiaries with or without the approval of the Corporation’s stockholders.

(c) After the payment to the Holders of the shares of Series A Preferred Stock of full preferential amounts provided for in this Section 7, the Holders of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(d) In the event the assets of the Corporation available for distribution to the Holders and holders of shares of Parity Stock upon any liquidation, winding up or dissolution of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 7, such Holders and such holders of shares of Parity Stock shall share, equally and ratably in proportion to the respective full amounts to which such holders are entitled pursuant to this Section 7, in any distribution of the assets of the Corporation.

8. Conversion.

(a) Each Holder shall have the right at any time, at its option, to convert, subject to the terms and provisions of this Section 8, any or all of such Holder’s shares of Series A Preferred Stock at an initial conversion rate of 86.9565 shares of fully paid and nonassessable shares of Common Stock, subject to adjustment as provided in this Section 8, (the “Conversion Rate”), per share of Series A Preferred Stock. Upon conversion of any share of Series A Preferred Stock, the Corporation shall deliver to the converting Holder, in respect of each share of Series A Preferred Stock being converted, (i) a number of shares of Common Stock equal to the Conversion Rate on the third Business Day immediately following the relevant Conversion Date plus (ii) the amount of any accumulated and unpaid dividends on such share, whether or not declared (subject to the proviso in Section 3(f)), which will be paid, at the Corporation’s election, either: (i) in cash, (ii) by delivery of shares of Common Stock at the Conversion Rate or (iii) through a combination of cash and shares of Common Stock; provided, however, that if a Holder so elects, all or any portion of any accrued and unpaid dividend owed to such Holder pursuant hetero shall be paid by the delivery of shares of Common Stock at the Conversion Rate.

(b) Before any Holder shall be entitled to convert a share of Series A Preferred Stock as set forth in Section 8(a), such Holder shall (i) in the event such Holder holds a beneficial interest in Global Series A Preferred Stock, comply with the procedures of the Depository in effect at the time of conversion for converting a beneficial interest in a global security, and (ii) in the event such Holder holds Certificated Series A Preferred Stock, (A) complete and manually sign the conversion notice on the back of such share of Certificated Series A Preferred Stock (or a facsimile thereof), stating the number of shares of Series A Preferred Stock to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered to be registered (a “Notice of Conversion”), a form of which is attached hereto as Exhibit B, and deliver such Notice of Conversion, which is irrevocable, to the Transfer Agent, in its capacity as the conversion agent (or such other agent designated by the Corporation) (the “Conversion Agent”), (B) surrender such shares of Certificated Series A Preferred Stock to the Conversion Agent, (C) if required, furnish appropriate endorsements and transfer documents, and (D) if required, pay all transfer or similar taxes, if any, as set forth more fully herein. The Conversion Agent shall notify the Corporation of any conversion pursuant to this Section 8 on the Conversion Date for such conversion. The date on which a Holder complies with the procedures in this Section 8(b) is the “Conversion Date.” If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of shares of Common Stock to be delivered upon conversion of such shares of Series A Preferred Stock shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

(c) Immediately prior to the Close of Business on the Conversion Date with respect to a conversion, conversion of the shares of Series A Preferred Stock surrendered for conversion shall be deemed to have been effected, and, as of the Close of Business on the Conversion Date, the converting Holder of such shares of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such Holder’s Series A Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder. On the date of any conversion, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, excepting only the rights of holders thereof to (i) receive certificates for the number of whole shares of Common Stock into which such shares of Series A Preferred Stock have been converted, and (ii) exercise the rights to which they are thereafter entitled as holders of Common Stock.

(d) The Conversion Rate shall be adjusted, without duplication, upon the occurrence of any of the following events:

(i) If the Corporation issues shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock, or if the Corporation effects a share subdivision or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0 =	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be;

CR1 =	the Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share subdivision or share combination, as the case may be; and

OS1 =	the number of shares of Common Stock outstanding immediately after, and solely as a result of, giving effect to such dividend or distribution, or such share subdivision or share combination, as the case may be.

Any adjustment made under this Section 8(d)(i) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the Effective Date for such share subdivision or share combination, as the case may be. If any dividend, distribution, share subdivision or share combination of the type described in this Section 8(d)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the earlier of (A) the date the Board determines not to pay or make such dividend, distribution, subdivision or combination and (B) the date the dividend or distribution was to be paid or the date the subdivision or combination was to have been effective, to the Conversion Rate that would then be in effect if such dividend, distribution, subdivision or combination had not been declared.

The Corporation shall not pay any dividend or make any distribution on shares of Common Stock held in treasury.

(ii) If the Corporation distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 45 calendar days after the date of issuance thereof, to purchase or subscribe for shares of Common Stock at a price per share that is less than the average of the Closing Sale Prices of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0	OS0 + X
x	OS0 + Y

where,

CR0 =	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;

X =	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, options or warrants and (B) the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any increase made under this Section 8(d)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Close of Business on the Record Date for such distribution. To the extent that shares of Common Stock are not issued prior to the expiration or termination of such rights, options or warrants, the Conversion Rate shall be decreased, effective as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, effective as of the earlier of (A) the date the Board determines not to make such distribution and (B) the date such rights, options or warrants were to have been issued, to be the Conversion Rate that would then be in effect if such Record Date for such distribution had not occurred. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate shall not be adjusted until the triggering events occur.

For purposes of this Section 8(d)(ii), in determining whether any rights, options or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board.

(iii) If the Corporation distributes shares of its Capital Stock, evidences of its indebtedness or other assets, securities or property of the Corporation or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of Common Stock, excluding (A) dividends, distributions, rights, options, warrants or other issuances as to which an adjustment was effected pursuant to Section 8(d)(i) or Section 8(d)(ii), (B) rights issued to all holders of Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with Common Stock and the plan provides that Holders will receive such rights along with any Common Stock received upon conversion of the Series A Preferred Stock, (C) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to (or a cash amount paid pursuant to the last paragraph of) Section 8(d)(iv), (D) any dividends and distributions in connection with any recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as described in Section 8(h) and (E) Spin-Offs as to which the provisions set forth below in the last two paragraphs of this Section 8(d)(iii) shall apply, then the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – FMV

where,

CR0 =	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR1 =	the Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

SP0 =	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV =	the fair market value as of the Record Date for such distribution (as determined in good faith by the Board) of the shares of the Corporation’s Capital Stock (other than Common Stock), evidences of indebtedness, assets, securities, property, rights, options or warrants distributed with respect to each outstanding share of Common Stock.

Any increase made under the portion of this Section 8(d)(iii) above shall become effective immediately after the Close of Business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the earlier of (A) the date the Board determines not to pay the distribution and (B) the date such dividend or distribution was to have been paid, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, for each share of Series A Preferred Stock held by it, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of the Corporation’s Capital Stock (other than Common Stock), evidences of indebtedness, or other assets, securities or property of the Corporation, or rights, options or warrants to acquire the Corporation’s Capital Stock or other securities that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 8(d)(iii) where there has been a payment of a dividend or other distribution on the Common Stock consisting solely of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation where such Capital Stock or similar equity interest is, or will be when issued, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

CR1 =	FMV +
CR0 x	MP0
MP0

where,

CR0 =	the Conversion Rate in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

CR1 =	the Conversion Rate in effect immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off;

FMV =	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off; and

MP0 =	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Ex-Date for the Spin-Off.

The adjustment to the Conversion Rate under the preceding paragraph shall become effective at the Close of Business on the 10th Trading Day immediately following, and including, the Ex-Date for the Spin-Off; provided that, for purposes of determining the Conversion Rate in respect of any conversion during the 10 Trading Days following, and including, the Ex-Date of any Spin-Off, references to “10 consecutive Trading Days” within the portion of this Section 8(d)(iii) related to Spin-Offs shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Ex-Date of such Spin-Off and the relevant Conversion Date.

(iv) If any cash dividend or distribution is made to all or substantially all holders of Common Stock (excluding dividends or distributions made in connection with the liquidation, dissolution or winding up of the Corporation and any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its Subsidiaries), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – C

where,

CR0 =	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;

CR1 =	the Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution;

SP0 =	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and

C =	the amount in cash per share of Common Stock the Corporation distributes to all or substantially all holders of its Common Stock.

Any adjustment made under this Section 8(d)(iv) shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the earlier of (A) the date the Board determines not to pay or make such dividend or distribution and (B) the date such dividend or distribution was to have been paid, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), of if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, for each share of Series A Preferred Stock, at the same time and upon the same terms as holders of Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

(v) If the Corporation or any of its Subsidiaries make a payment in respect of a tender or exchange offer for Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate shall be adjusted based on the following formula:

CR1 =	AC +
CR0 x	(SP1 x OS1)
SP1 x OS0

where,

CR0 =	the Conversion Rate in effect immediately prior to the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date;

CR1 =	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date;

AC =	the aggregate value of all cash and any other consideration (as determined in good faith by the Board) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

Any increase made under this Section 8(d)(v) shall become effective at the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided that, for purposes of determining the Conversion Rate in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to “10 consecutive Trading Days” within this Section 8(d)(v) shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the Expiration Date for such tender or exchange offer and the relevant Conversion Date.

In the event that the Corporation or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(vi) All calculations and other determinations under this Section 8(d) shall be made by the Corporation and shall be made to the nearest one-ten thousandth (1/10,000th) of a share. Notwithstanding anything herein to the contrary, no adjustment under this Section 8(d) shall be made to the Conversion Rate unless such adjustment would result in a change of at least 1% in the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a change of at least 1% in such Conversion Rate; provided, however, that the Corporation shall make all such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (A) on December 31 of each calendar year, (B) on the Conversion Date for any conversions of Series A Preferred Stock, (C) upon the occurrence of a Fundamental Change and (D) in the event that the Corporation exercises its mandatory conversion right pursuant to Section 9. No adjustment to the Conversion Rate shall be made if it results in a Conversion Price that is less than the par value (if any) of the Common Stock. The Corporation shall not take any action that would result in the Conversion Price being less than the par value (if any) of the Common Stock pursuant to this Certificate of Designations and without giving effect to the previous sentence.

(vii) In addition to those adjustments required by clauses (i), (ii), (iii), (iv) and (v) of this Section 8(d), and to the extent permitted by applicable law and subject to the applicable rules of the NASDAQ Capital Market, the Corporation, from time to time, may increase the Conversion Rate by any amount for a period of at least twenty (20) Business Days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and the Board determines that such increase would be in the Corporation’s best interest. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall send to each Holder at its last address appearing on the stock register of the Corporation a notice of the increase at least 15 calendar days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(viii) Notwithstanding the foregoing in this Section 8(d) and for the avoidance of doubt, the Conversion Rate shall not be adjusted for: (A) the issuance of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any plan; (B) the issuance of Common Stock, options, restricted stock, restricted stock units, performance units or rights to purchase those shares or similar equity instruments pursuant to any present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement or program of the Corporation or any of its Subsidiaries; (C) the issuance of Common Stock pursuant to any option, warrant, right or excisable, exchangeable or convertible security outstanding as of the Initial Issue Date; (D) a change in the par value of Common Stock; (E) a sale of Common Stock, or securities convertible or exercisable for Common Stock, for cash, other than in a transaction described in Section 8(d)(i) through Section 8(d)(v); (F) ordinary course of business stock repurchases that are not tender offers referred to in Section 8(d)(v), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Board; (G) a third-party tender or exchange offer, other than a tender or exchange offer by one of the Corporation’s Subsidiaries as described in Section 8(d)(v); and (H) accumulated and unpaid dividends or distributions, except as provided in Section 5, Section 8, and Section 9. Except as described in this Section 8, we will not adjust the Conversion Rate.

(e) Notwithstanding Section 8(d)(ii) and Section 8(d)(iii), if the Corporation has a rights plan (including the distribution of rights pursuant thereto to all holders of Common Stock) in effect while any shares of Series A

Preferred Stock remain outstanding (including the rights plan adopted by the Corporation in May 2016), Holders will receive, upon conversion of shares of Series A Preferred Stock, in addition to shares of Common Stock to which each such Holder is entitled, a corresponding number of rights in accordance with such rights plan. If, prior to any conversion of shares of Series A Preferred Stock, such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan, the Conversion Rate will be adjusted at the time of separation as if the Corporation had distributed to all or substantially all holders of Common Stock, shares of Capital Stock, evidences of indebtedness, assets, securities, property, rights, options or warrants as described in Section 8(d)(iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights, options or warrants pursuant to a rights plan that would allow a Holder to receive upon conversion of shares of Series A Preferred Stock, in addition to any shares of Common Stock to which such Holder is entitled, the rights described therein (unless such rights, options or warrants have separated from the Common Stock (in which case the Conversion Rate will be adjusted at the time of separation as if the Corporation made a distribution to all holders of Common Stock as described in Section 8(d)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights, options or warrants that would entitle such Holder to an adjustment to the Conversion Rate.

(f) The Corporation may also (but is not required to) increase each Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. However, in either case, the Corporation may only make such a discretionary adjustment if it makes the same proportionate adjustment to each Conversion Rate.

(g) Upon any increase in the Conversion Rate, the Corporation promptly shall deliver to each Holder a certificate signed by an Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated, and specifying the increased Conversion Rate then in effect following such adjustment.

(h) In the case of:

(i) any recapitalization, reclassification or change in Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination),

(ii) any consolidation, merger or other combination involving the Corporation,

(iii) any sale, lease or other transfer or disposition to a third party of the consolidated assets of the Corporation and the Corporation’s Subsidiaries substantially as an entirety, or

(iv) any statutory share exchange of the Corporation’s securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Series A Preferred Stock into shares of Common Stock shall be changed into a right to convert such share of Series A Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Reorganization Event would have been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”). The Corporation shall amend its Certificate of Incorporation to effect this change, if applicable. In the event that, in connection with any such Reorganization Event, the holders of Common Stock have the opportunity to elect the form of all or any portion of the consideration to be received by such holders in such Reorganization Event, the Reference Property into which shares of Series A Preferred Stock will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such election (or of all holders of Common Stock if no holders of Common Stock make such election). The Corporation shall not become a party to any Reorganization Event unless its terms are consistent with this Section 8(h). Notwithstanding Section 8(d), no adjustment to the Conversion Rate shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Series A Preferred Stock.

The Corporation shall provide, by amendment hereto effective upon any such Reorganization Event, for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Section 8. The provisions of this Section 8(h) shall apply to successive Reorganization Events.

None of the foregoing provisions of this Section 8(h) shall affect the right of a Holder to convert its Series A Preferred Stock into shares of Common Stock as set forth in Section 8(a) prior to the effective time of such Reorganization Event.

In this Certificate of Designations, if Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to “Common Stock” are intended to refer to such Reference Property.

(i) The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series A Preferred Stock a number of its authorized but unissued shares of Common Stock equal to the maximum number of shares of Common Stock deliverable upon conversion of all shares of Series A Preferred Stock (including the maximum number of shares of Common Stock deliverable upon conversion during a Fundamental Change Conversion Period), and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

(j) A converting Holder is not required to pay any transfer or similar taxes due upon conversion of such Holder’s shares of Series A Preferred Stock, except that such Holder shall pay such transfer or similar taxes payable relating to any transfer involved in the issuance or delivery of shares of Common Stock, if any, due upon conversion of such shares of Series A Preferred Stock in a name other than that of the converting Holder. The Corporation may require that such converting Holder establish to the reasonable satisfaction of the Corporation, that such converting Holder has paid in full all applicable transfer or similar taxes, if any, payable by such converting Holder prior to issuing and delivered the shares of Common Stock due upon conversion of such converting Holder’s shares of Series A Preferred Stock. Notwithstanding the foregoing, upon surrender of a share of Series A Preferred Stock for conversion, the Corporation or an applicable withholding agent may deduct and withhold on cash dividends, shares of Common Stock or sale proceeds paid, subsequently paid or credited (or on the consideration otherwise delivered) with respect to such Holder or its successors and assigns the amount required to be deducted and withheld under applicable law.

9. Mandatory Conversion.

(a) At any time on or after [●], 2019, the Corporation shall have the right, at its option, to elect to cause all or any portion of the outstanding shares of Series A Preferred Stock to be automatically converted into that number of shares of Common Stock for each share of Series A Preferred Stock equal to the Conversion Rate in effect on the Mandatory Conversion Date. The Corporation may exercise its right to cause a mandatory conversion pursuant to this Section 9 only if the Closing Sale Price of the Common Stock equals or exceeds 120% of the Conversion Price then in effect for at least 20 Trading Days (whether or not consecutive) in a period of 30 consecutive Trading Days, including the last Trading Day of such 30 Trading Day period, ending on, and including, the Trading Day immediately preceding the Business Day on which the Corporation issues a press release announcing the mandatory conversion as described in Section 9(b). Notwithstanding anything to the contrary in this Section 9(a), the Corporation shall not, in any calendar month, convert pursuant to this Section 9 a number of shares of Series A Preferred Stock in excess of the number of shares of Series A Preferred Stock the conversion of which would result in the issuance of a number of shares of Common Stock in excess of 15% the number of shares of Common Stock traded on the NASDAQ Capital Market (or any other exchange or automated quotation system on which securities of the Corporation may be listed or quoted) during the calendar month preceding the month of the Mandatory Conversion Date (as defined below).

(b) To exercise the mandatory conversion right described in Section 9(a), the Corporation must issue a press release giving notice of such mandatory conversion for publication on the Dow Jones News Service or Bloomberg Business News (or another broadly disseminated news or press release service selected by the Corporation) prior to the Open of Business on the first Trading Day immediately following any date on which the condition described in Section 9(a) is met, announcing such a mandatory conversion. The conversion date will be a date selected by the Corporation (the “Mandatory Conversion Date”) and will be no later than 10 calendar days after the date on which the Corporation issues the press release described in this Section 9(b). In addition to any information required by applicable law or regulation, such press release and notice of a mandatory conversion shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock; and (iii) that dividends on the Series A Preferred Stock to be converted will cease to accumulate on the Mandatory Conversion Date.

(c) On and after the Mandatory Conversion Date, dividends shall cease to accumulate on the Series A Preferred Stock called for a mandatory conversion pursuant to this Section 9 and all rights of Holders shall terminate except for the right to receive the shares of Common Stock issuable upon conversion thereof and, if applicable, a dividend on the Mandatory Conversion Date as provided in the following sentence. An amount equal to the amount of any accumulated and unpaid dividends with respect to the Series A Preferred Stock called for a mandatory conversion pursuant to this Section 9 as of the Close of Business on the Mandatory Conversion Date shall be paid on such Mandatory Conversion Date to the record holder of such share at the Close of Business on such Mandatory Conversion Date at the Corporation’s sole election, either: (i) in cash, (ii) by delivery of shares of Common Stock at the Conversion Rate or (iii) through a combination of cash and shares of Common Stock.

(d) The Corporation may not authorize, issue a press release or give notice of any mandatory conversion pursuant to this Section 9 unless, prior to giving the mandatory conversion notice, all accumulated and unpaid dividends on the Series A Preferred Stock (whether or not declared) for dividend periods ended prior to the date of such mandatory conversion notice shall have been paid or such accumulated and unpaid dividends are declared and a sufficient sum in cash or number of shares of Series A Common Stock or Common Stock for payment of such dividends shall have been set aside for payment on or prior to the Mandatory Conversion Date.

10. No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock will be delivered upon redemption or conversion of the Series A Preferred Stock, whether voluntary or mandatory. Instead, the Corporation shall round up to the nearest whole share the number of shares of Common Stock to be delivered.

11. Rule 144A Information. At any time the Corporation is not subject to Section 13 or 15(d) of the Exchange Act, the Corporation will, so long as any shares of the Series A Preferred Stock or any shares of Common Stock issuable upon conversion of the Series A Preferred Stock will, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to Continental Stock Transfer & Trust Company, as Transfer Agent, and, upon written request, provide to any holder, beneficial owner or prospective purchaser of such shares of Series A Preferred Stock or shares of Common Stock the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such shares of Series A Preferred Stock or shares of Common Stock pursuant to Rule 144A under the Securities Act. The Corporation will take such further action as any Holder or beneficial owner of such shares of Series A Preferred Stock may reasonably request to the extent from time to time required to enable such Holder or beneficial owner to sell such shares of Series A Preferred Stock or shares of Common Stock in accordance with Rule 144A under the Securities Act, as such rule may be amended from time to time.

12. [Reserved.]

13. Certificates.

(a) Form and Dating. The Series A Preferred Stock and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series A Preferred Stock certificate may have notations, legends or endorsements required by law or stock exchange rules; provided that any such notation, legend or endorsement is in a form acceptable to the Corporation. Each Series A Preferred Stock certificate shall be dated the date of its authentication.

(i) Global Series A Preferred Stock. The Series A Preferred Stock shall be issued initially in the form of one or more fully registered global certificates with the global securities legend set forth in Exhibit A hereto (the “Global Series A Preferred Stock”), which shall be deposited on behalf of the Holders represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of Cede & Co. or other nominee of DTC, duly executed by the Corporation and authenticated by the Transfer Agent as hereinafter provided. The number of shares of Series A Preferred Stock represented by Global Series A Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided.

(ii) Book-Entry Provisions. In the event Global Series A Preferred Stock is deposited with or on behalf of DTC, the Corporation shall execute and the Transfer Agent shall authenticate and deliver initially one or more Global Series A Preferred Stock certificates that (A) shall be registered in the name of Cede & Co. as nominee for DTC as depository for such Global Series A Preferred Stock, or other nominee of DTC and (B) shall be delivered by the Transfer Agent to DTC or, pursuant to DTC’s instructions, held by the Transfer Agent as custodian for DTC. Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Series A Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Series A Preferred Stock, and DTC may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Series A Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Series A Preferred Stock.

(iii) Certificated Series A Preferred Stock. Except as provided in this Section 13(a) or in Section 13(c), owners of beneficial interests in Global Series A Preferred Stock will not be entitled to receive physical delivery of Series A Preferred Stock in fully registered certificated form (“Certificated Series A Preferred Stock”).

(b) Execution and Authentication. The (i) Chairman of the Board, Chief Executive Officer, President or a Vice President and (ii) either the Treasurer or an Assistant Treasurer of the Corporation, or the Secretary or Assistant Secretary of the Corporation, shall sign each Series A Preferred Stock certificate for the Corporation by manual or facsimile signature, and such certificates may bear the seal of the Corporation or a facsimile thereof.

If any person who has signed or whose facsimile signature has been placed upon a Series A Preferred Stock certificate on behalf of the Corporation shall have ceased to be Chairman of the Board or shall have ceased to be an Officer before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer at the date of its issuance.

A Series A Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Series A Preferred Stock certificate. The signature shall be conclusive evidence that the Series A Preferred Stock certificate has been authenticated in accordance with this Certificate of Designations.

The Transfer Agent shall authenticate and deliver certificates for up to [●] shares of Series A Preferred Stock for original issue upon a written order of the Corporation signed by two Officers of the Corporation. Such order shall specify the number of shares of Series A Preferred Stock to be authenticated and the date on which the original issue of the Series A Preferred Stock is to be authenticated.

The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Corporation to authenticate the certificates for the Series A Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Series A Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate of Designations to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(c) Transfer and Exchange.

(i) Transfer and Exchange of Certificated Series A Preferred Stock. When Certificated Series A Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Series A Preferred Stock or to exchange such Certificated Series A Preferred Stock for an equal number of shares of Certificated Series A Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided that the Certificated Series A Preferred Stock surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Transfer Agent, duly executed by the holder thereof or its attorney duly authorized in writing.

(ii) Restrictions on Transfer of Certificated Series A Preferred Stock for a Beneficial Interest in Global Series A Preferred Stock. Certificated Series A Preferred Stock may not be exchanged for a beneficial interest in Global Series A Preferred Stock except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Series A Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Corporation and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Series A Preferred Stock to reflect an increase in the number of shares of Series A Preferred Stock represented by the Global Series A Preferred Stock, then the Transfer Agent shall cancel such Certificated Series A Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Series A Preferred Stock represented by the Global Series A Preferred Stock to be increased accordingly. If no Global Series A Preferred Stock is then outstanding, the Corporation shall issue and the Transfer Agent shall authenticate, upon written order of the Corporation in the form of an Officers’ Certificate, a new Global Series A Preferred Stock representing the appropriate number of shares.

(iii) Transfer and Exchange of Global Series A Preferred Stock. The transfer and exchange of Global Series A Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with this Certificate of Designations (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(iv) Transfer of a Beneficial Interest in Global Series A Preferred Stock for Certificated Series A Preferred Stock.

(A) If at any time: (1) DTC notifies the Corporation that DTC is unwilling or unable to continue as depository for the Global Series A Preferred Stock and a successor depository for the Global Series A Preferred Stock is not appointed by the Corporation within 90 days after delivery of such notice; or (2) DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Series A Preferred Stock is not appointed by the Corporation within 90 days, then the Corporation shall execute, and the Transfer Agent, upon receipt of a written order of the Corporation signed by two Officers of the Corporation requesting the authentication and delivery of Certificated Series A Preferred Stock to the Persons designated by the Corporation, shall authenticate and deliver Certificated Series A Preferred Stock equal to the number of shares of Series A Preferred Stock represented by the Global Series A Preferred Stock, in exchange for such Global Series A Preferred Stock. Subject to the foregoing, the beneficial interests in a Global Series A Preferred Stock shall not be exchangeable for Certificated Series A Preferred Stock.

(B) Certificated Series A Preferred Stock issued in exchange for a beneficial interest in a Global Series A Preferred Stock pursuant to this Section 13(c)(iv) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Series A Preferred Stock to the Persons in whose names such Series A Preferred Stock are so registered in accordance with the instructions of DTC.

(v) Restrictions on Transfer of Global Series A Preferred Stock. Notwithstanding any other provisions of this Certificate of Designations (other than the provisions set forth in Section 13(c)(iv)), Global Series A Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(vi) Cancellation or Adjustment of Global Series A Preferred Stock. At such time as all beneficial interests in Global Series A Preferred Stock have either been exchanged for Certificated Series A Preferred Stock, converted or canceled, such Global Series A Preferred Stock shall be returned to DTC for cancellation or retained and canceled by the Transfer Agent. At any time prior to such cancellation, if any beneficial interest in Global Series A Preferred Stock is exchanged for Certificated Series A Preferred Stock, converted or canceled, the number of shares of Series A Preferred Stock represented by such Global Series A Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Series A Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

(vii) Obligations with Respect to Transfers and Exchanges of Series A Preferred Stock.

(A) To permit registrations of transfers and exchanges, the Corporation shall execute and the Transfer Agent shall authenticate Certificated Series A Preferred Stock and Global Series A Preferred Stock as required pursuant to the provisions of this Section 13(c).

(B) All Certificated Series A Preferred Stock and Global Series A Preferred Stock issued upon any registration of transfer or exchange of Certificated Series A Preferred Stock or Global Series A Preferred Stock shall be the valid Capital Stock of the Corporation, entitled to the same benefits under this Certificate of Designations as the Certificated Series A Preferred Stock or Global Series A Preferred Stock surrendered upon such registration of transfer or exchange.

(C) Prior to due presentment for registration or transfer of any shares of Series A Preferred Stock, the Transfer Agent and the Corporation may deem and treat the Person in whose name such shares of Series A Preferred Stock are registered as the absolute owner of such Series A Preferred Stock and neither the Transfer Agent nor the Corporation shall be affected by notice to the contrary.

(D) No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Series A Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose. However, except as otherwise set forth herein, the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series A Preferred Stock certificates or Common Stock certificates.

(viii) No Obligation of the Transfer Agent.

(A) The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Series A Preferred Stock, any Agent Member or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Series A Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Series A Preferred Stock. All notices and communications to be given to the Holders and all payments to be made to such Holders under this

Certificate of Designations shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Series A Preferred Stock). The rights of beneficial owners in any Global Series A Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its Agent Members and any beneficial owners.

(B) The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable law with respect to any transfer of any interest in any Series A Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Series A Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(d) Replacement Certificates. If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent number of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(e) Temporary Certificates. Until definitive Series A Preferred Stock certificates are ready for delivery, the Corporation may prepare and the Transfer Agent shall authenticate temporary Series A Preferred Stock certificates. Any temporary Series A Preferred Stock certificates shall be substantially in the form of definitive Series A Preferred Stock certificates but may have variations that the Corporation considers appropriate for temporary Series A Preferred Stock certificates. Without unreasonable delay, the Corporation shall prepare and the Transfer Agent shall authenticate definitive Series A Preferred Stock certificates and deliver them in exchange for temporary Series A Preferred Stock certificates.

(f) Cancellation. In the event the Corporation shall purchase or otherwise acquire Certificated Series A Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation.

(i) At such time as all beneficial interests in Global Series A Preferred Stock have either been exchanged for Certificated Series A Preferred Stock, converted, repurchased or canceled, such Global Series A Preferred Stock shall thereupon be delivered to the Transfer Agent for cancellation.

(ii) The Transfer Agent and no one else shall cancel and destroy all Series A Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Corporation unless the Corporation directs the Transfer Agent to deliver canceled Series A Preferred Stock certificates to the Corporation. The Corporation may not issue new Series A Preferred Stock certificates to replace Series A Preferred Stock certificates to the extent they evidence Series A Preferred Stock which the Corporation has purchased or otherwise acquired.

14. Other Provisions.

(a) With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b) Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares of Series A Preferred Stock that are purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation; provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

(c) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any Holder shall be given to the registered address set forth in the Corporation’s records for such Holder, or for Global Series A Preferred Stock, to the Depository in accordance with its procedures.

(d) Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

(e) Holders of shares of Series A Preferred Stock shall not be entitled to any preemptive rights to acquire additional Capital Stock of the Corporation.

[The Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be duly executed this [●] day of [●], 20[●].

KLR ENERGY ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Certificate of Designations of KLR Energy Acquisition Corp.]

EXHIBIT A

FORM OF CERTIFICATED SERIES A PREFERRED STOCK CERTIFICATE

FACE OF SECURITY

[INSERT 144A LEGEND]

[THIS GLOBAL CERTIFICATE IS HELD BY THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THIS GLOBAL CERTIFICATE MAY BE DELIVERED TO THE TRANSFER AGENT FOR CANCELLATION PURSUANT TO SECTION 13 OF THE CERTIFICATE OF DESIGNATIONS AND (2) THIS GLOBAL CERTIFICATE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY IN ACCORDANCE WITH THE CERTIFICATE OF DESIGNATIONS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SERIES A PREFERRED STOCK IN CERTIFICATED FORM, THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DTC TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[2]	Insert if a global security

Exhibit A-1

Certificate Number [ ]	Number of Shares of
Series A Preferred Stock [ ]
CUSIP No.: [●]
ISIN No.: [●]

8.000% Series A Cumulative Perpetual Convertible Preferred Stock

of

KLR Energy Acquisition Corp.

KLR ENERGY ACQUISITION CORP., a Delaware corporation (the “Corporation”) hereby certifies that [             ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of preferred stock, par value $0.0001 per share, of the Corporation, designated as the 8.000% Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”). The shares of Series A Preferred Stock are transferrable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are as specified in, and the shares of the Series A Preferred Stock are issued and shall in all respects be subject to the provisions of, the Certificate of Designations dated [●], 201[●], as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used but not defined herein shall have the meaning given to them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to the Certificate of Designations, which shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Series A Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid for any purpose.

IN WITNESS WHEREOF, the Corporation has executed this certificate this [     ] day of [                     ], 20[     ]

KLR ENERGY ACQUISITION CORP.

By:
Name:
Title:

By:
Name:
Title:

Exhibit A-2

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of Series A Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Authorized Signatory

Exhibit A-3

REVERSE OF SECURITY

The Corporation will furnish without charge and upon written request to each Holder the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights. Requests may be made to:

KLR Energy Acquisition Corp.

[Address]

[City, State, Zip]

Attention: [●]

Exhibit A-4

ASSIGNMENT

To assign this Series A Preferred Stock certificate, fill in the form below:

FOR VALUE RECEIVED, the undersigned hereby assigns and transfer the shares of Series A Preferred Stock evidenced hereby to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax identification number)

(Insert assignee’s name, address and zip code)

and irrevocably appoints:

as agent to transfer the shares of Series A Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Dated:

Your Signature:
(Sign exactly as your name appears on the face of this certificate)

Signature Guarantee:[3]

[3]	Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A-5

EXHIBIT B

FORM OF NOTICE OF CONVERSION

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of 8.000% Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) of Resolute Energy Corporation (the “Corporation”), represented by stock certificate No(s). [             ] (the “Preferred Stock Certificates”), into shares of common stock, par value $0.0001 per share, of the Corporation (“Common Stock”) according to the conditions of the Certificate of Designations of the Series A Preferred Stock (the “Certificate of Designations”). The Corporation will pay any documentary, stamp or similar issue or tax on the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock, unless the tax is due because the undersigned requests such shares of Common Stock to be issued in a name other than the undersigned’s name, in which case the undersigned will pay the tax. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Capitalized terms used but not defined herein shall have the meaning given to them in the Certificate of Designations.

Number of shares of Series A Preferred Stock to be converted:

Name(s) (with address(es)) in which the certificate(s) for any shares of Common Stock are to be registered:[4]

Signature:

Name of registered Holder:

Fax No.:

Telephone No.:

[4]	The Corporation is not required to issue shares of Common Stock until you, among other things, (a) if required, furnish appropriate endorsements and transfer documents and (b) if required, pay funds equal to any dividend payable on the next Dividend Payment Date to which you are not entitled.

Exhibit B-1

Annex J

TEMA OIL AND GAS COMPANY

For the Benefit of

Rosehill Operating Company, LLC

Estimated

Future Reserves and Income

Attributable to Certain

Leasehold and Royalty Interests

SEC Parameters

As of

December 31, 2016

\s\ Val Rick Robinson	\s\ Syed R. Rizvi
Val Rick Robinson, P.E.	Syed R. Rizvi
TBPE License No. 105137	Petroleum Engineer
Managing Senior Vice President

[SEAL]	[SEAL]

RYDER SCOTT COMPANY, L.P.

TBPE Firm License No. F-1580

RYDER SCOTT COMPANY     PETROLEUM CONSULTANTS

TBPE REGISTERED ENGINEERING FIRM F-1580 1100 LOUISIANA SUITE 4600	FAX (713) 651-0849 HOUSTON, TEXAS 77002-5294 TELEPHONE (713) 651-9191

January 19, 2017

Tema Oil and Gas Company

16200 Park Row, Suite 300

Houston, TX 77084

Gentlemen:

At your request, Ryder Scott Company, L.P. (Ryder Scott) has prepared an estimate of the proved reserves, future production, and income attributable to certain leasehold and royalty interests to be contributed by Tema Oil and Gas Company (“Tema”) to Rosehill Operating Company LLC (“Rosehill Operating”) (the “Contributed Properties”) as of December 31, 2016. The subject properties are located in the states of New Mexico and Texas. The reserves and income data were estimated based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). Our third party study, completed on January 11, 2017 and presented herein, was prepared in accordance with the disclosure requirements set forth in the SEC regulations.

The properties evaluated by Ryder Scott represent 100 percent of the total net proved liquid hydrocarbon reserves and 100 percent of the total net proved gas reserves of the Contributed Properties as of December 31, 2016.

The estimated reserves and future net income amounts presented in this report, as of December 31, 2016 are related to hydrocarbon prices. The hydrocarbon prices used in the preparation of this report are based on the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements, as required by the SEC regulations. Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized as follows.

SUITE 600, 1015 4TH STREET, S.W.	CALGARY, ALBERTA T2R 1J4	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258

Tema Oil and Gas Company – SEC Parameters (1P)

January 19, 2017

SEC PARAMETERS

Estimated Net Reserves and Income Data

Certain Leasehold and Royalty Interests of

Tema Oil and Gas Company

(Contributed Properties)

As of December 31, 2016

	Proved
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Remaining Reserves
Oil/Condensate – Barrels	2,869,135	198,284	4,288,198	7,355,617
Plant Products – Barrels	1,365,077	437,073	1,183,469	2,985,619
Gas – MMcf	8,070	2,504	6,781	17,355

Income Data
Future Gross Revenue	$140,105,626	$16,291,460	$187,746,445	$344,143,531
Deductions	57,415,093	10,719,066	124,569,572	192,703,731

Future Net Income (FNI)	$82,690,533	$5,572,394	$63,176,873	$151,439,800
Discounted FNI @ 10%	$56,294,936	$4,042,041	$20,884,334	$81,221,311

Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are reported on an “as sold basis” expressed in millions of cubic feet (MMcf) at the official temperature and pressure bases of the areas in which the gas reserves are located.

The estimates of the reserves, future production, and income attributable to properties in this report were prepared using the economic software package ARIESTM Petroleum Economics and Reserves Software, a copyrighted program of Halliburton. The program was used at the request of Tema. Ryder Scott has found this program to be generally acceptable, but notes that certain summaries and calculations may vary due to rounding and may not exactly match the sum of the properties being summarized. Furthermore, one line economic summaries may vary slightly from the more detailed cash flow projections of the same properties, also due to rounding. The rounding differences are not material.

The future gross revenue is after the deduction of production taxes. The deductions incorporate the normal direct costs of operating the wells, ad valorem taxes, recompletion costs, development costs, and certain abandonment costs net of salvage. In the cash flow, the “Other” deductions include variable production costs for gas and NGLs. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. Liquid hydrocarbon reserves account for approximately 88 percent and gas reserves account for the remaining 12 percent of total future gross revenue from proved reserves.

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The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown in summary form as follows.

Discounted Future Net Income As of December 31, 2016
Discount Rate Percent	Total Proved
5	$107,437,288
9	$ 85,547,608
15	$ 64,203,685
20	$ 52,443,695

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Report

The proved reserves included herein conform to the definitions as set forth in the Securities and Exchange Commission’s Regulations Part 210.4-10(a). An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “Petroleum Reserves Definitions” is included as an attachment to this report.

The various proved reserve status categories are defined under the attachment entitled “Petroleum Reserves Status Definitions and Guidelines” in this report. The proved developed non-producing reserves included herein consist of the wells that have been developed but are not yet producing.

No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. The proved gas volumes presented herein do not include volumes of gas consumed in operations as reserves.

Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. At Tema’s request, this report addresses only the proved reserves attributable to the Contributed Properties evaluated herein.

Proved oil and gas reserves are “those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward.” The proved reserves included herein were estimated using deterministic methods. The SEC has defined reasonable certainty for proved reserves, when based on deterministic methods, as a “high degree of confidence that the quantities will be recovered.”

Proved reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to

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increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

Rosehill Operating’s operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, the legal rights to produce hydrocarbons, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

The estimates of proved reserves presented herein were based upon a detailed study of the Contributed Properties in which Tema owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

Estimates of Reserves

The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission’s Regulations Part 210.4-10(a). The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods, (2) volumetric-based methods and (3) analogy. These methods may be used individually or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserve evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated, and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves. If the reserve quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserve category assigned by the evaluator. Therefore, it is the categorization of reserve quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported. For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the “quantities actually recovered are much more likely than not to be achieved.” The SEC states that “probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC states that “possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves.” All quantities of reserves within the same reserve category must meet the SEC definitions as noted above.

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Estimates of reserves quantities and their associated reserve categories may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of reserves quantities and their associated reserve categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

The proved reserves for the Contributed Properties included herein were estimated by performance methods, analogy, or a combination of methods. One hundred percent of the proved producing reserves attributable to producing wells and/or reservoirs were estimated by performance methods. These performance methods include, but may not be limited to, decline curve analysis which utilized extrapolations of historical production and pressure data available through December 2016 in those cases where such data were considered to be definitive. The data utilized in this analysis were furnished to Ryder Scott by Tema or obtained from public data sources and were considered sufficient for the purpose thereof.

One hundred percent of the proved non-producing and undeveloped reserves included herein were estimated by the analogy method.

To estimate economically recoverable proved oil and gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data that cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

Tema has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In preparing our forecast of future proved production and income, we have relied upon data furnished by Tema with respect to property interests owned, production and well tests from examined wells, normal direct costs of operating the wells or leases, other costs such as processing fees, ad valorem and production taxes, recompletion and development costs, development plans, abandonment costs after salvage, product prices based on the SEC regulations, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by Tema . We consider the factual data used in this report appropriate and sufficient for the purpose of preparing the estimates of reserves and future net revenues herein.

In summary, we consider the assumptions, data, methods and analytical procedures used in this report appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate to prepare the estimates of reserves herein. The proved reserves included herein were determined in conformance with the United States Securities and Exchange Commission (SEC) Modernization of Oil and Gas Reporting; Final Rule, including all references to Regulation S-X and Regulation S-K, referred to herein collectively as the “SEC Regulations.” In our opinion, the proved reserves presented in this report comply with the definitions, guidelines and disclosure requirements as required by the SEC regulations.

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Future Production Rates

For wells currently on production, our forecasts of future production rates are based on historical performance data. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Tema. Wells or locations that are not currently producing may start producing earlier or later than anticipated in our estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

Hydrocarbon Prices

The hydrocarbon prices used herein are based on SEC price parameters using the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations, exclusive of inflation adjustments, were used until expiration of the contract. Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described.

Tema furnished us with the above mentioned average prices in effect on December 31, 2016. These initial SEC hydrocarbon prices were determined using the 12-month average first-day-of-the-month benchmark prices appropriate to the geographic area where the hydrocarbons are sold. These benchmark prices are prior to the adjustments for differentials as described herein. The table below summarizes the “benchmark prices” and “price reference” used for the geographic areas included in the report. In certain geographic areas, the price reference and benchmark prices may be defined by contractual arrangements.

The product prices which were actually used to determine the future gross revenue for each property reflect adjustments to the benchmark prices for gravity, quality, local conditions, gathering and transportation fees and/or distance from market, referred to herein as “differentials.” The differentials used in the preparation of this report were furnished to us by Tema. The differentials furnished by Tema were reviewed by us for their reasonableness using information furnished by Tema for this purpose.

In addition, the table below summarizes the net volume weighted benchmark prices adjusted for differentials and referred to herein as the “average realized prices.” The average realized prices shown in the table below were determined from the total future gross revenue before production taxes and the total net

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reserves by reserve category for the geographic area and presented in accordance with SEC disclosure requirements for each of the geographic areas included in the report.

Geographic Area	Product	Price Reference	Avg Benchmark Prices	Avg Proved Realized Prices
United States	Oil/Condensate	WTI Cushing	$42.75/bbl	$39.20/bbl
	NGLs	Propane Mont Belvieu, TX	$19.67/bbl	$9.44/bbl
	Gas	Henry Hub	$2.49/Mcf	$2.54/Mcf

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in our individual property evaluations.

Costs

Operating costs for the leases and wells in this report were furnished by Tema and are based on the operating expense reports of Tema and include only those costs directly applicable to the leases or wells. The operating costs include a portion of general and administrative costs allocated directly to the leases and wells. The operating costs furnished by Tema were reviewed by us for their reasonableness using information furnished by Tema for this purpose. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the leases or wells.

Development costs were furnished to us by Tema and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The development costs furnished by Tema were reviewed by us for their reasonableness using information furnished by Tema for this purpose. The estimated net cost of abandonment after salvage was included for properties where abandonment costs net of salvage were significant. The estimates of the net abandonment costs furnished by Tema were accepted without independent verification.

The proved developed non-producing and proved undeveloped reserves in this report have been incorporated herein in accordance with Tema’s plans to develop these reserves as of December 31, 2016. The implementation of Tema’s development plans as presented to us and incorporated herein is subject to the approval process adopted by Tema’s management. As the result of our inquiries during the course of preparing this report, Tema has informed us that the development activities included herein have been subjected to and received the internal approvals required by Tema’s management at the appropriate local, regional and/or corporate level. In addition to the internal approvals as noted, certain development activities may still be subject to specific partner AFE processes, Joint Operating Agreement (JOA) requirements or other administrative approvals external to Tema. Additionally, Tema has informed us that they are not aware of any legal, regulatory, or political obstacles that would significantly alter their plans. While these plans could change from those under existing economic conditions as of December 31, 2016, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

Current costs used by Tema were held constant throughout the life of the properties.

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1937. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and

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geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to Tema. Neither we nor any of our employees have any financial interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this study, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical person primarily responsible for overseeing, reviewing and approving the evaluation of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

The results of our third party study, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations.

We have provided Tema with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version included in presentations made by Tema and the original signed report letter, the original signed report letter shall control and supersede the digital version.

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The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580
\s\ Val Rick Robinson
Val Rick Robinson, P.E.
TBPE License No. 105137
Managing Senior Vice President
[SEAL]
\s\ Syed R. Rizvi
Syed R. Rizvi
Petroleum Engineer
[SEAL]
VRR-SRR (DCR)/pl

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

Professional Qualifications of Primary Technical Engineer

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Mr. Val Rick Robinson was the primary technical person responsible for the estimate of the reserves, future production and income presented herein.

Mr. Robinson, an employee of Ryder Scott Company, L.P. (Ryder Scott) since 2006, is a Managing Senior Vice President responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Robinson served in a number of engineering positions with ExxonMobil Corporation. For more information regarding Mr. Robinson’s geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Company/Employees.

Mr. Robinson earned a Bachelor of Science degree in Chemical Engineering from Brigham Young University in 2003 and is a licensed Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Engineers.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Robinson fulfills. As part of his 2016 continuing education hours, Mr. Robinson attended 23 hours of formalized training including the 2016 RSC Reserves Conference and various professional society presentations covering such topics as the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register, the SPE/WPC/AAPG/SPEE Petroleum Resources Management System, reservoir engineering, overviews of the various productive basins of North America, computer software, and professional ethics.

Based on his educational background, professional training and more than 13 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Robinson has attained the professional qualifications as a Reserves Estimator set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of February 19, 2007.

RYDER SCOTT COMPANY     PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITIONS

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

PREAMBLE

On January 14, 2009, the United States Securities and Exchange Commission (SEC) published the “Modernization of Oil and Gas Reporting; Final Rule” in the Federal Register of National Archives and Records Administration (NARA). The “Modernization of Oil and Gas Reporting; Final Rule” includes revisions and additions to the definition section in Rule 4-10 of Regulation S-X, revisions and additions to the oil and gas reporting requirements in Regulation S-K, and amends and codifies Industry Guide 2 in Regulation S-K. The “Modernization of Oil and Gas Reporting; Final Rule”, including all references to Regulation S-X and Regulation S-K, shall be referred to herein collectively as the “SEC regulations”. The SEC regulations take effect for all filings made with the United States Securities and Exchange Commission as of December 31, 2009, or after January 1, 2010. Reference should be made to the full text under Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) for the complete definitions (direct passages excerpted in part or wholly from the aforementioned SEC document are denoted in italics herein).

Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. Under the SEC regulations as of December 31, 2009, or after January 1, 2010, a company may optionally disclose estimated quantities of probable or possible oil and gas reserves in documents publicly filed with the SEC. The SEC regulations continue to prohibit disclosure of estimates of oil and gas resources other than reserves and any estimated values of such resources in any document publicly filed with the SEC unless such information is required to be disclosed in the document by foreign or state law as noted in §229.1202 Instruction to Item 1202.

Reserves estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, natural gas cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

Reserves may be attributed to either conventional or unconventional petroleum accumulations. Petroleum accumulations are considered as either conventional or unconventional based on the nature of their in-place characteristics, extraction method applied, or degree of processing prior to sale. Examples of unconventional petroleum accumulations include coalbed or coalseam methane (CBM/CSM), basin-centered gas, shale gas, gas hydrates, natural bitumen and oil shale deposits. These unconventional accumulations may require specialized extraction technology and/or significant processing prior to sale.

Reserves do not include quantities of petroleum being held in inventory.

RYDER SCOTT COMPANY     PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITIONS

Because of the differences in uncertainty, caution should be exercised when aggregating quantities of petroleum from different reserves categories.

RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(26) defines reserves as follows:

Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

PROVED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(22) defines proved oil and gas reserves as follows:

Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and

(B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

RYDER SCOTT COMPANY     PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITIONS

PROVED RESERVES (SEC DEFINITIONS) CONTINUED

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

RYDER SCOTT COMPANY     PETROLEUM CONSULTANTS

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

and

PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS)

Sponsored and Approved by:

SOCIETY OF PETROLEUM ENGINEERS (SPE)

WORLD PETROLEUM COUNCIL (WPC)

AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG)

SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE)

Reserves status categories define the development and producing status of wells and reservoirs. Reference should be made to Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) and the SPE-PRMS as the following reserves status definitions are based on excerpts from the original documents (direct passages excerpted from the aforementioned SEC and SPE-PRMS documents are denoted in italics herein).

DEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(6) defines developed oil and gas reserves as follows:

Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Developed Producing (SPE-PRMS Definitions)

While not a requirement for disclosure under the SEC regulations, developed oil and gas reserves may be further sub-classified according to the guidance contained in the SPE-PRMS as Producing or Non-Producing.

Developed Producing Reserves

Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate.

Improved recovery reserves are considered producing only after the improved recovery project is in operation.

Developed Non-Producing

Developed Non-Producing Reserves include shut-in and behind-pipe reserves.

Shut-In

Shut-in Reserves are expected to be recovered from:

(1)	completion intervals which are open at the time of the estimate, but which have not started producing;

RYDER SCOTT COMPANY     PETROLEUM CONSULTANTS

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

(2)	wells which were shut-in for market conditions or pipeline connections; or
(3)	wells not capable of production for mechanical reasons.

Behind-Pipe

Behind-pipe Reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future re-completion prior to start of production.

In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

UNDEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(31) defines undeveloped oil and gas reserves as follows:

Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

RYDER SCOTT COMPANY     PETROLEUM CONSULTANTS

Annex K

CRUDE OIL GATHERING AGREEMENT

BY AND BETWEEN

ROSEHILL OPERATING COMPANY, LLC, AS PRODUCER

AND

GATEWAY GATHERING AND MARKETING COMPANY, AS GATHERER

K-i

K-ii

Page

Section 17.4 Waivers; Rights Cumulative	35

Section 17.5 Amendment	36

Section 17.6 Governing Law; Venue	36

Section 17.7 Parties in Interest	36

Section 17.8 Preparation of Agreement	36

Section 17.9 Severability	36

Section 17.10 Counterparts	36

Section 17.11 Confidentiality	36

EXHIBITS

EXHIBIT A	DESCRIPTION OF DEDICATION AREA
EXHIBIT B	INSURANCE
EXHIBIT C	INDIVIDUAL FEE; THRESHOLD AMOUNT

K-iii

CRUDE OIL GATHERING AGREEMENT

This Crude Oil Gathering Agreement is made and entered into on [    ], 2017 (together with each Agreement Addendum and the Exhibits hereto, this “Agreement”), but is effective as of [    ], 2017 (the “Effective Date”) by and between Rosehill Operating Company, LLC, a Delaware limited liability company (“Producer”), and Gateway Gathering and Marketing Company, a Maryland corporation (“Gatherer”). Producer and Gatherer may be referred to individually as “Party” or collectively as “Parties.”

Recitals:

A. Producer owns rights, title and interests in certain oil and gas leases and other interests located within the Dedication Area (defined below) that require services related to the gathering of hydrocarbons.

B. Producer wishes to obtain such gathering services from Gatherer pursuant to this Agreement.

C. Producer desires to dedicate all crude oil it owns or Controls that is attributable to its right, title, and interest in certain oil and gas leases and other interests located within the Dedication Area to the System (defined below).

D. Gatherer owns and operates an Individual System that gathers Product from certain oil and gas leases and other interests.

Agreements:

NOW, THEREFORE, in consideration of the mutual agreements in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Gatherer and Producer hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Abandonment Date” has the meaning given to it in Section 3.2(d).

“Additional/Accelerated Well” has the meaning given to it in Section 3.2(c).

“Adequate Assurance of Performance” has the meaning given to it in Section 10.3.

“Adjustment Year” has the meaning given to it in Section 6.2(a)(ii).

“Administrator” has the meaning given to it in Section 7.1(f).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. Producer and Gatherer and Raven Gathering System, LLC shall not be considered Affiliates of each other for purposes of this Agreement, except for Section 2.2(b).

“Affiliate Entity” means any Affiliate to whom Gatherer assigns its rights and obligations under this Agreement.

“Affiliate Entity Dedicated Properties” has the meaning given to it in Section 16.1(a)(ii).

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Addendum” means an Agreement Addendum by and between Producer and Gatherer that expressly states that it is governed by this Agreement.

“Agreement Addenda” shall be the collective reference to each Agreement Addendum then in effect.

“Associated Water” means water that is produced with Producer’s owned or Controlled Product and delivered with such Product to the System at the Receipt Point, which Gatherer will separate (if and to the degree required) from such Product prior to the redelivery of such Product to Producer at the Delivery Point; provided that from and after the point that such water has been separated from such Product (such term, in this context, used excluding Associated Water) and delivered into the Water System, such water shall cease to be Associated Water hereunder and shall be deemed to be Produced Water.

“Barrel” means a quantity consisting of forty-two Gallons.

“Beneficiary” has the meaning given to it in Section 4.1(g).

“BS&W” means basic sediment and water (which for the avoidance of doubt, includes both Associated Water and Produced Water).

“Business Day” means a Day (other than a Saturday or Sunday) on which commercial banks in the State of Texas are generally open for business.

“Cancellation Date” has the meaning given to it in Section 3.1(c).

“Claiming Party” has the meaning given to it in the definition of “Force Majeure”.

“Communications” has the meaning given to it in Section 17.2.

“Conditional Amount” has the meaning set forth in Section 10.1(a).

“Conflicting Dedication” means any gathering agreement, commitment, or arrangement (including any volume commitment) that requires Producer’s owned Product or Product that Producer Controls to be trucked from or sold to a Third Party at the lease or to be gathered on any gathering system or similar system other than the System, including any such agreement, commitment, or arrangement burdening properties hereinafter acquired by Producer in the Dedication Area. No dedication of acreage shall constitute a Conflicting Dedication if Producer’s requirement under such dedication is to deliver Product from the tailgate of the System or any other point that is a Delivery Point hereunder.

“Control” (including the term “Controlled”) means (a) with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise and (b) with respect to any Product, such Product produced from the Dedication Area and owned by a Third Party or an Affiliate and with respect to which Producer has the contractual right or obligation (pursuant to a marketing, agency, operating, unit, or similar agreement) to market such Product and Producer elects or is obligated to market such Product on behalf of the applicable Third Party or Affiliate.

“Credit-Worthy Person” means a Person with a senior unsecured and credit-unenhanced long term debt rating equivalent to A- or better as determined by at least two rating agencies, one of which must be either Standard & Poor’s or Moody’s (or if either one or both are not available, equivalent ratings from alternate rating sources reasonably acceptable to Gatherer).

“Day” means a period of time beginning at 12:00 a.m. (midnight) Central Time on a calendar day and ending at 12:00 a.m. (midnight) Central Time on the succeeding calendar day. The term “Daily” shall have the correlative meaning.

“Dedicated Production” means (a) Product owned by Producer or an Affiliate of Producer and produced from a Well within the Dedication Area that is operated by Producer or an Affiliate of Producer, (b) Product produced within the Dedication Area that is owned by a Third Party and under the Control of Producer, and (c) Purchased Dedicated Production.

“Dedicated Properties” means the interests held by Producer or its Affiliates in the oil and/or gas leases, mineral interests, and other similar interests as of the Effective Date or acquired by Producer or its Affiliates after the Effective Date that relate to land within the Dedication Area. Notwithstanding the foregoing, any interest that is permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in this definition of “Dedicated Properties” immediately upon the effectiveness of such permanent release.

“Dedications” means the Product Dedication and the Real Property Dedication together, and “Dedication” means the Product Dedication or the Real Property Dedication, as applicable.

“Dedication Area” means the area described on Exhibit A, including any additions or supplements to such Exhibit after the Effective Date and when the context requires.

“Delivery Point” means the point at which custody transfers from Gatherer to or for the account of Producer. The custody transfer point may include (a) the facilities of a Downstream Facility, (b) trucks, (c) the facilities of an oil processing facility or (d) any other point as may be mutually agreed between the Parties. The Delivery Points for each Individual System in existence on the Effective Date shall be set forth in writing between Producer and Gatherer, and additional points may become Delivery Points hereunder upon mutual agreement of the Parties as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Delivery Points by mutual agreement.

“Development Report” has the meaning given to it in Section 3.1(a).

“Downstream Facility” means any pipeline downstream of any Delivery Point on the System.

“Drilling Unit” means the area fixed for the drilling of one Well by order or rule of any applicable Governmental Authority, or (if no such order or rule is applicable) the area fixed for the drilling of a Well or Planned Well reasonably established by the pattern of drilling in the applicable area or otherwise established by Producer in its reasonable discretion.

“Drip Condensate” means that portion of Gas owned or Controlled by Producer received into the Gas System (without manual separation or injection) that condenses in the Gas System, and is recovered from the Gas System by Gatherer. If at any time Gatherer is not providing gathering services to Producer in the Dedication Area with respect to Gas, there will be no Drip Condensate delivered into the Individual System.

“Effective Date” has the meaning given to it in the preamble of this Agreement.

“Escalation Percentage” means 3.0%.

“Excluded Amounts” means Gatherer’s general and administrative costs and any costs for design or construction of facilities that can be used to connect other Planned Wells or Planned Separator Facilities in the Development Report that Producer at such time intends to develop.

“Facility Segment” means each segment of an Individual System comprised of facilities beginning at a Receipt Point and ending at a Delivery Point. If an Individual System does not contain any such distinct segment, then the term Facility Segment shall be synonymous with Individual System.

“First Development Report” means the first Development Report delivered by Producer to Gatherer that satisfies the requirements for a Development Report in Section 3.1(a) and Section 3.1(b).

“Flash Gas” means any gas that has been vaporized from Product resulting from the gathering and treating of Product in the Individual System pursuant to this Agreement and has been collected by Gatherer.

“Force Majeure” means an event that is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), and that by the exercise of reasonable due diligence the Claiming Party is unable to avoid or overcome in a reasonable manner. To the extent meeting the foregoing requirements, Force Majeure includes: (a) acts of God; (b) wars (declared or undeclared); (c) insurrections, hostilities, riots; (d) floods, droughts, fires, storms, storm warnings, landslides, lightning, earthquakes, washouts; (e) industrial disturbances, acts of a public enemy, acts of terror, sabotage, blockades, epidemics; (f) arrests and restraints of rulers and peoples; (g) civil disturbances; (h) explosions, breakage or accidents to machinery or lines of pipe; (i) hydrate obstruction or blockages of any kind in lines of pipe; (j) freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of the Claiming Party that affect the timing of production or production levels; (k) action or restraint by court order or any Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent commercially reasonable, such action or restraint), (l) delays or failures by a Governmental Authority to grant Permits applicable to the System (or any Individual System) so long as the Claiming Party has used its commercially reasonable efforts to promptly make any and all required filings with such Governmental Authority relating to such Permits, and (m) delays or failures by the Claiming Party to obtain easements and rights of way, surface leases and other real property interests related to the System (or any Individual System) from Third Parties, so long as the Claiming Party has used its commercially reasonable efforts to obtain such easements and rights of way, surface leases and other real property interests. The failure of a Claiming Party to settle or prevent a strike or other labor dispute with employees shall not be considered to be a matter within such Claiming Party’s control.

“Gallon” means one U.S. Standard gallon measured at 60 degrees Fahrenheit.

“Gas” means any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons, including Flash Gas and, unless otherwise expressly provided herein, liquefiable hydrocarbons, and including inert and noncombustible gases, produced in the Dedication Area.

“Gas System” means the Gas gathering system providing Gas gathering services to Producer.

“Gatherer” has the meaning set forth in the preamble of this Agreement.

“Gatherer Group” means Gatherer, its Affiliates, and the directors, officers, employees, and agents, of Gatherer and its Affiliates; including Raven Pipeline even though Raven holds no equity in Gatherer.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory (including self-regulatory) or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Group” means (a) with respect to Gatherer, the Gatherer Group, and (b) with respect to Producer, the Producer Group.

“Increase in Fee” has the meaning given to it in Section 6.2(b).

“Individual Fee” means the rate for each Individual System set forth on Exhibit C.

“Individual System” means the portion of the System beginning at the Receipt Points described on the applicable Agreement Addendum and ending at the Delivery Points described on the applicable Agreement

Addendum. The Individual Systems in existence on the Effective Date are more particularly described in the applicable Agreement Addendum. Additional Individual Systems may be added to the System from time to time in satisfaction of the needs identified by Producer and evidenced in writing between Producer and Gatherer.

“Initial Term” has the meaning given to it in Section 8.1.

“Interest Rate” means, on the applicable date of determination, the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties) plus an additional two percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Inventory Account” has the meaning given to it in Section 5.4(f).

“Invoice Month” has the meaning given to it in Section 10.1(a).

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Loss” or “Losses” means any actions, claims, causes of action (including actions in rem or in personam), settlements, judgments, demands, liens, encumbrances, losses, damages, fines, penalties, interest, costs, liabilities, expenses (including expenses attributable to the defense of any actions or claims and attorneys’ fees) of any kind or character, including Losses for bodily injury, death, or property damage, whether under judicial proceedings, administrative proceedings or otherwise, and under any theory of tort, contract, breach of contract, breach of representation or warranty (express or implied) or by reason of the conditions of the premises of or attributable to any Person or Person or any Party or Parties.

“Measurement Device” means the lease automatic custody transfer, coriolis, or other metering device or equipment which, along with application of test results (e.g. shrinkage factors, BS&W factors, meter proves, etc), as required for the Individual System, measure the amount of oil, water, and BS&W, all of which shall conform to industry standards and government regulations, as further described in Article 4.

“Measurement Point” means the Measurement Device that the Parties have agreed in writing will measure the volume of Product moving through the Individual System.

“Meetings of Senior Management” means meetings between senior members of management of Gatherer and Producer, or, if applicable, senior members of management of an Affiliate of Gatherer or Producer, respectively, that Controls such entity.

“Modifications” has the meaning given to it in Section 3.1(c).

“Month” means a period of time from 7:00 a.m. Central Time on the first Day of a calendar month until 7:00 a.m. Central Time on the first Day of the next succeeding calendar month. The term “Monthly” shall have the correlative meaning.

“Monthly Loss/ Gain Report” means, with respect to any Invoice Month, the report delivered pursuant to Section 10.1(c), which shall include statements of the following with respect to such Invoice Month: (a) the System Gains/Losses, (b) the Other System Fuel used by Gatherer in the operation of the Individual System, (c) the Associated Water returned to Producer, and (d) to the extent required by a writing signed by Producer and Gatherer, the Drip Condensate, the Recovered Oil and Flash Gas recovered by Gatherer and returned to Producer.

With respect to any allocated volumes (specifically, those described in clauses (c) and, if applicable, (d)), the information included shall be of sufficient detail such that Producer may verify that the allocation procedures then in effect for the applicable Invoice Month were applied.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business.

“Net Standard Volume” means, with respect to Product, the gross standard volume, excluding BS&W. For purposes of this definition, the following terms have the definitions set forth below:

1. “Indicated Volume” means the change in meter reading which occurs during a receipt or delivery (Indicated Volume = closed meter reading—open meter reading).

2. “Gross Volume” means the Indicated Volume multiplied by the meter factor for the particular liquid and flow rate under which the meter was proved.

3. “Gross Standard Volume” means the Gross Volume, corrected for base gravity, at standard temperature corrected to standard pressure.

“Oil Quality” means the inherent characteristics of Product as determined by measurement or tests including BS&W, API gravity, sulfur content, viscosity, pour point, wax crystallization temperature, metals content, and similar characteristics.

“On-Line Deadline” has the meaning given to it in Section 3.2(b).

“Other System Fuel” means any (a) Gas delivered by Producer to Gatherer pursuant to a Transaction Document between Producer and Gatherer related to gas gathering services, or (b) Flash Gas, in each case, measured and used as fuel by Gatherer.

“Owner” has the meaning given to it in Section 4.1(g).

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Period of Five Years” means, with respect to any report delivered hereunder, the period from the first Day of the fiscal quarter during which such report is required to be delivered until the fifth anniversary thereof.

“Period of Three Years” means, with respect to any report delivered hereunder, the period beginning on the first Day of the fiscal quarter during which such report is required to be delivered and ending 36 Months after such date.

“Permits” means any permit, license, approval, or consent from a Governmental Authority.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

“Planned Separator Facility” has the meaning given to it in Section 3.1(b)(i).

“Planned Well” has the meaning given to it in Section 3.1(b)(i).

“Produced Water” means water that is produced as a byproduct of Producer’s operation of the Wells that are located in the Dedication Area; provided that any water that is Associated Water shall not constitute Produced Water hereunder until such time as it has been separated from Product and ceases being Associated Water. The term “Produced Water” shall refer to all water that is in the Water System, whether such water is in the form of saltwater or water that has completed the recycling and treating processes.

“Producer” has the meaning set forth in the first paragraph hereof.

“Producer Group” means Producer, its Affiliates, and the directors, officers, employees, and agents of Producer and its Affiliates.

“Producer Line Fill” has the meaning given to it in Section 5.4(f)(i).

“Producer Meters” means any Measurement Device owned and operated by Producer (or caused to be installed or operated by Producer).

“Product” means the crude oil produced from oil or gas wells, in its natural form, which may include Associated Water and Flash Gas naturally produced therewith.

“Product Dedication” means the dedication and commitment made by Producer pursuant to Section 2.1(a). “Psig” means pounds per square inch gauge.

“Purchased Dedicated Production” means Product produced by a Third Party that (a) either (i) has been purchased by Producer or (ii) the Parties have mutually agreed should be considered “Dedicated Production,” and (b) for which the Parties have agreed upon a Receipt Point for delivery into the Individual System.

“Real Property Dedication” means the dedication and commitment made by Producer pursuant to the first sentence in Section 2.1(b).

“Receipt Point” means the point at which custody transfers from Producer to Gatherer. The custody transfer point may include: (a) with respect to any Well serviced by a Separator Facility, each of the connecting flanges on the System located at or near such Separator Facility, which flanges connect such Separator Facility to the System, (b) with respect to any Well that is not serviced by a Separator Facility, each of the connecting flanges on the System that connect the Producer’s line to the System, (c) with respect to any Product delivered to an Individual System by truck, the applicable truck unload facility or (d) any other point as may be mutually agreed between the Parties. The Receipt Points in existence on the Effective Date shall be set forth in writing between Producer and Gatherer, and additional points may become Receipt Points hereunder upon mutual agreement of the Parties as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Receipt Points by mutual agreement.

“Recovered Oil” means that portion of Product Controlled by Producer received into the Water System that is recovered by Gatherer. If at any time Gatherer is not providing gathering services to Producer in the Dedication Area with respect to Produced Water, there will be no Recovered Oil delivered into the Individual System.

“Redetermination Deadline” has the meaning given to it in Section 6.2(a)(ii).

“Redetermination Proposal” has the meaning given to it in Section 6.2(a)(i).

“Redetermined Individual Fee” has the meaning given to it in Section 6.2(a)(i).

“Reimbursed Amount” has the meaning given to it in Section 10.1(a).

“Rules” has the meaning given to it in Section 17.6.

“Separator Facility” means the surface facility where the Product produced from one or more Wells in the Dedication Area is collected and gas and Associated Water are separated from the Product. A Separator Facility may be known by Gatherer as an econode but may also refer to a well pad or other facility from which Product is delivered into the System.

“Services” means: (a) the receipt of Producer’s owned or Controlled Product (including Associated Water and Flash Gas, as applicable in the approved System Plan) at the Receipt Points; (b) the receipt of Producer’s owned or Controlled Recovered Oil, (c) the gathering of such Product; (d) the storage of such Product; (e) the gathering of such Associated Water from the applicable Well to the point in the Individual System where Associated Water is delivered into the Water System, (f) the heating, separation, and chemical and other treatment of Product to remove Associated Water and Flash Gas from the Product prior to the applicable

Delivery Point to the extent agreed between Producer and Gatherer and to the extent required to meet Oil Quality specification of Downstream Facilities or markets designated by the Producer; (g) the redelivery of Product to Producer at the applicable Delivery Point for Producer’s account (inclusive of actual System gains or losses for the respective Individual System), (h) the delivery of Flash Gas into the Gas System at an appropriate Delivery Point; and (i) the other services to be performed by Gatherer in respect of such Product as set forth in this Agreement and the System Plan for an Individual System, all in accordance with the terms of this Agreement (including any services with respect to metering services).

“Services Fee” means, collectively, the fees described in Section 6.1.

“Standard & Poor’s” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or any successor to its statistical rating business.

“System” means, collectively, the Individual Systems described in the Agreement Addenda, collectively, including: (a) pipelines; (b) central facilities inclusive of pumping, heating, separating, treating, stabilizing, vapor recovery, and other equipment, (c) controls; (d) Delivery Points, meters and measurement facilities; (e) storage for Product; (f) easements, licenses, rights of way, fee parcels, surface rights and Permits; (g) pumping facilities, if any, and (h) all appurtenant facilities, in each case, that are owned, leased or operated by Gatherer to provide Services to Producer or Third Parties, as such gathering system and facilities are modified or extended from time to time to provide Services to Producer pursuant to the terms hereof or to Third Parties, including the Facility Segments operated under this Agreement by Gatherer.

“System Gains/Losses” means any Product, in terms of Barrels, received into the System that is lost, gained, or otherwise not accounted for incident to, or occasioned by, the gathering, and redelivery, of Product, including Product lost or gained in connection with the operation of a pipeline, excluding line pack for new facilities. System Gains/Losses will be determined and allocated on an Individual System basis.

“System Plan” has the meaning given to it in Section 3.1(c).

“Target On-Line Date” means, as may be adjusted pursuant to Section 3.2(c), (a) with respect to a Planned Separator Facility or, with respect to a Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is described for the first time in the First Development Report, the date specified in the First Development Report for the applicable Planned Separator Facility or Planned Well, as applicable, and (b) with respect to any Planned Separator Facility or, with respect to any Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is not described in the First Development Report, 24 Months after the date of the Development Report that initially reflected the Planned Separator Facility or Planned Well, as applicable, unless Gatherer consents to a shorter time period.

“Target Pressure” means 90 Psig, as measured at the inlet to the applicable central facility, unless otherwise set forth in writing between Producer and Gatherer.

“Tender” means the act of Producer’s making Product available or causing Product to be made available to the System at a Receipt Point, and “Tendered” shall have the correlative meaning.

“Term” has the meaning given to it in Section 8.1.

“Third Party” means any Person other than a Party to this Agreement or any Affiliate of a Party to this Agreement.

“Threshold Amount” means the “Threshold Amount” set forth on Exhibit C.

“Transaction Document” means each agreement entered into pursuant to the agreement terms and conditions related to gas gathering services, agreement terms and conditions related to oil gathering services, agreement terms and conditions related to produced water services, agreement terms and conditions related to gas processing services, agreement terms and conditions related to crude oil treating services, and agreement terms and conditions related to fresh water services, now or in the future existing between Producer, on the one hand, and Gatherer or one or more subsidiaries of Gatherer, on the other hand, together with (i) each additional or replacement agreement entered into between such Persons and (ii) all amendments or modifications to each of the foregoing. .

“Water System” means any Produced Water system used to provide Produced Water services to Producer.

“Well” means a well (i) for the production of hydrocarbons, (ii) that is located in the Dedication Area, (iii) in which Producer owns an interest, and (iv) for which Producer has a right or obligation to market Product produced thereby through ownership or pursuant to a marketing, agency, operating, unit, or similar agreement.

“Year” means a period of time from January 1 of a calendar year through December 31 of the same calendar year; provided that the first Year shall commence on the Effective Date and run through December 31 of that calendar year, and the last Year shall commence on January 1 of the calendar year and end on the Day on which this Agreement terminates.

Section 1.2 Other Terms. Other capitalized terms used in this Agreement and not defined in Section 1.1 have the meanings ascribed to them throughout this Agreement.

Section 1.3 References and Rules of Construction. All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import refer to this Agreement as a whole, including the applicable Agreement Addendum and all Exhibits and other attachments hereto and the applicable Agreement Addendum, all of which are incorporated herein, and not to any particular Exhibit, Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” The word “or” shall mean “and/or” unless a clear contrary intention exists. The word “from” means from and including, the word “through” means through and including, and the word “until” means until but excluding. All references to “$” or “dollars” shall be deemed references to United States dollars. The words “will” and “shall” have the same meaning, force, and effect. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law, contract or other agreement mean such Law, contract or agreement as it may be amended, supplemented, released, revised, replaced, or otherwise modified from time to time.

ARTICLE 2

PRODUCT DEDICATION AND REAL PROPERTY DEDICATION

Section 2.1 Producer’s Dedications.

(a) Product Dedication. Subject to Section 2.2 through Section 2.4, during the Term, Producer exclusively dedicates and commits to deliver to Gatherer under this Agreement, as and when produced, all of the Dedicated Production and agrees not to deliver any Dedicated Production to any other gatherer, purchaser, marketer, or other Person prior to delivery to Gatherer at the Receipt Points.

(b) Real Property Dedication. Subject to Section 2.2 through Section 2.4, during the Term, Producer grants, dedicates, and commits the Dedicated Properties to Gatherer for performance of the Services pursuant to this Agreement. Except for the Parties’ performance of their obligations under this Agreement, no further performance is required by either Party to effectuate the Real Property Dedication.

Section 2.2 Conflicting Dedications.

(a) Notwithstanding anything in this Agreement to the contrary, Producer shall have the right to comply with each of the Conflicting Dedications existing on the date hereof and any other Conflicting Dedication applicable immediately before the acquisition of any oil and/or gas leases, mineral interests, and other similar interests within the Dedication Area (i) that are acquired by Producer after the Effective Date and (ii) which otherwise would have become subject to the Dedications (but not any Conflicting Dedications entered into in connection with such acquisition). Producer shall have the right to comply with a Conflicting Dedication only until the first Day of the Month following the termination of such Conflicting Dedication, at which time the Product subject to such Conflicting Dedication shall automatically be dedicated to this Agreement. Producer shall not extend or renew any Conflicting Dedication and shall terminate each Conflicting Dedication as soon as permitted under the underlying contract without causing Producer to incur any costs or expenses deemed unreasonable or inappropriate in the opinion of Producer and shall not enter into any new Conflicting Dedication.

(b) Certain Conflicting Dedications may contain rights of first refusal or other provisions that (i) entitle Producer to a release of acreage from such Conflicting Dedication if Producer dedicates the released acreage to a Third Party or (ii) expressly prohibit Producer from dedicating such released acreage to an Affiliate of Producer. As used herein, the term “Conflicting Dedication” shall include both the original right of first refusal (or similar right) and the dedication resulting from an exercise of such right of first refusal (or similar right) so long as the resulting dedication covers the same acreage as the original Conflicting Dedication.

(c) To the extent Producer claims that a Conflicting Dedication exists with respect to certain Services on specified Dedicated Properties, Gatherer shall have the right to review the documentation creating such Conflicting Dedication, subject to confidentiality requirements applicable to such Conflicting Dedication.

Section 2.3 Producer’s Reservation. Producer reserves the following rights respecting Dedicated Production for itself:

(a) to operate (or cause to be operated) Wells producing Dedicated Production in its sole discretion, including the right to drill new Wells, repair and rework old Wells, temporarily shut in Wells, renew or extend, in whole or in part, any oil and gas lease or term mineral interest, or cease production from or abandon any Well or surrender any applicable oil and gas lease, in whole or in part, when no longer deemed by Producer to be capable of producing in paying quantities under normal methods of operation;

(b) to deliver such Dedicated Production or furnish such Dedicated Production to Producer’s lessors and holders of other burdens on production with respect to such Dedicated Production as is required to satisfy the terms of the applicable oil and gas leases or other applicable instruments; and

(c) to pool, communitize or unitize Producer’s interests with respect to Dedicated Production; provided that Producer’s share of Dedicated Production produced from such pooled, communitized, or unitized interests shall be committed and dedicated pursuant to this Agreement.

Section 2.4 Releases from Dedication.

(a) Permanent Releases. Dedicated Production from a Well or Wells affected by one or more of the conditions below, and the acreage in each Drilling Unit with respect to such Wells (or, with respect to Purchased Dedicated Production, the Product delivered by Producer to the Individual System if the applicable Receipt Point is affected by one or more of the conditions below), shall be permanently released from dedication under this Agreement, and Producer may deliver and commit such Dedicated Production to such other gatherer or gatherers as it shall determine (including an Affiliate Entity):

(i) Gatherer’s election pursuant to Section 3.3(b) not to provide Services for (A) any Well or Separator Facility for which Producer failed to deliver a Development Report on or before the applicable deadline set forth in Section 3.1(a), (B) any Well or Separator Facility not described in the applicable Development Report or (C) any excess volume of Product produced from any Well during any Day that exceeds the volume included in Producer’s estimate set forth in the most recent Development Report delivered to Gatherer;

(ii) expiration of the Term, as further described in Section 8.2;

(iii) written agreement of Producer and Gatherer;

(iv) upon written notice from Producer, the occurrence of a Force Majeure of the type described in clauses (k), (l) or (m) of the definition of “Force Majeure” affecting Gatherer that continues for a period of 12 consecutive Months or more or a temporary interruption or curtailment described in Section 5.4(d) that continues for 12 consecutive Months, except to the extent such interruption or curtailment is caused by the acts or omissions of Producer;

(v) upon an assignment by Gatherer to an Affiliate Entity in accordance with Section 16.1(a)(ii), provided that simultaneously with such release, the Affiliate Entity Dedicated Properties are made subject to a gathering agreement entered into with the Affiliate Entity;

(vi) upon written notice from Producer, if a termination of Services pursuant to Section 13.2(a) has continued for more than six consecutive Months or, without a waiting period, if Producer has received notice from Gatherer of its decision not to provide Services to any planned facilities pursuant to Section 13.2(b); or

(vii) in accordance with and subject to the terms of Section 3.2(b).

(b) Temporary Release. Dedicated Production and any acreage covering such Dedicated Production may also be temporarily released from dedication under this Agreement (i) in accordance with and subject to the terms of Section 3.2(b) or Section 5.4(d), except to the extent such interruption or curtailment is caused by the acts or omissions of Producer, and (ii) in the event of a termination of Services pursuant to Section 13.2 that continues for a period of greater than 60 Days but less than the period specified in Section 2.4(a)(v). To the extent that an interruption or curtailment can be limited to a Facility Segment, Gatherer shall so limit such interruption or curtailment, and to the extent that Gatherer does so limit such curtailment or interruption, the temporary release permitted by this Section 2.4(b) shall only apply to the affected Facility Segment. Such temporary release shall terminate on the date specified herein or on the date notified in writing by Gatherer to Producer (which date shall, in all cases, be the first Day of a Month); provided that, if Producer obtained temporary services from a Third Party (pursuant to a contract that does not give rise to a default under this Agreement) during the pendency of the applicable interruption, curtailment or other temporary cessation described in this Section 2.4(b), such reservation shall continue until the earlier of (x) the first Day of the Month that is three Months after the event or condition that gave rise to the interruption, curtailment or other temporary cessation has been corrected and (y) the first Day of the Month after the termination of the applicable contract with such Third Party.

(c) Evidence of Permanent Release. At the request of Producer, the Parties shall execute a release agreement reasonably acceptable to all Parties (which, in the case of a permanent release, shall be in recordable form) reflecting any release of Dedicated Production or Dedicated Properties pursuant to this Section 2.4.

Section 2.5 Covenants Running with the Land. Each of the Dedications (a) is a covenant running with the Dedicated Properties, (b) touches and concerns Producer’s interests in the Dedicated Properties, and (c) shall be binding on and enforceable by Gatherer and its successors and assigns. Except as set forth in Article 16, (i) in the event Producer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Dedicated Properties, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement and (ii) in the event Gatherer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Individual System, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement. This Agreement is not an executory contract under Section 365 of Title 11 of the United States Code (11 U.S.C. § 365).

Section 2.6 Memorandum. Producer hereby authorizes Gatherer to record a memorandum of the Agreement in the real property records of the counties in which the Dedication Area is located. All payment terms and pricing information shall remain confidential and be redacted from any filings in the real property records.

Section 2.7 Construction Costs.

(a) To compensate Gatherer for the construction costs of each Individual System, during each quarter of each of the first four years of commercial operation of such Individual System, Producer must deliver a certain minimum quantity of Product to Gatherer. Such minimum quantity during each quarter shall be equal to the quantity (in Barrels) that, when multiplied by the Individual Fee, as of the Effective Date, equals 1/16th of the aggregate of Gatherer’s direct documented third party construction costs for such Individual System (the “Minimum Commitment”). If Producer does not deliver the Minimum Commitment to Gatherer during any quarter during the first four years of commercial operation of an Individual System, then Producer shall pay Gatherer an amount equal to the Individual Fee, as of the Effective Date multiplied by the difference between the Minimum Commitment and the number of Barrels of Product actually delivered by Producer to Gatherer during such quarter.

(b) Gatherer shall provide monthly updates to Producer of the construction costs incurred by Gatherer during the construction of each Individual System, and within 60 days after the completion of such Individual System, Gatherer shall provide Producer with an itemized statement of the aggregate of the construction costs incurred by Gatherer with respect to such Individual System. Producer shall have the right to audit, and Gatherer shall provide access to, Gatherer’s books and records for purposes of verifying such construction costs. Such audit shall be at Producer’s sole cost and expense.

ARTICLE 3

SYSTEM EXPANSION AND CONNECTION OF WELLS

Section 3.1 Development Report; System Plan; Meetings.

(a) Development Report. On or before [April 1], 2017, Producer will provide Gatherer with its First Development Report, which shall describe (x) in detail the planned development, drilling, and production activities relating to the Dedicated Production through the end of the applicable Period of Three Years, and (y) generally the long-term drilling and production expectations for those project areas in which drilling activity is expected to occur during the applicable Period of Five Years, including the information described in Section 3.1(b). On or before each January 1, each April 1, each July 1, and each October 1 of each Year following the date on which the First Development Report is to be delivered, Producer shall provide to Gatherer an update of the then-current report describing (i) in detail the planned development, drilling, and production activities relating to the Dedicated Production for the applicable Period of Three Years and (ii) generally the long-term drilling and production expectations for those project areas in the Dedication Area in which drilling activity is expected to occur during the applicable Period of Five Years (the First Development Report, as updated in accordance with the foregoing and as the then current report may be updated from time to time, the “Development Report”).

(b) Development Report Content. With respect to the Dedication Area, the Development Reports shall include information as to:

(i) the Wells (each, a “Planned Well”) and Separator Facilities (each, a “Planned Separator Facility”) that Producer expects will be drilled or installed during the applicable Period of Three Years, including the expected locations, completion dates thereof (which completion dates shall not be earlier than the applicable Target On-Line Dates), the expected spud dates of such Planned Wells, the dates flow is anticipated to initiate from such Wells, and forward looking production estimates for the applicable Period of Three Years;

(ii) the anticipated Oil Quality of the production from any Well and Separator Facility that Producer expects to produce during the applicable Period of Three Years;

(iii) the earliest date on which one or more Wells are expected to be fractured, if applicable;

(iv) the Receipt Point(s) and Delivery Point(s) (including proposed receipt points and delivery points not yet included in the applicable Agreement Addendum) at which Gas produced from such Wells is to be delivered or redelivered to Producer;

(v) the earliest date on which one or more Wells or Separator Facilities, as applicable, are expected to be completed and ready to be placed on-line, which date shall not be earlier than the Target On-line Date;

(vi) the number of Planned Wells and Planned Separator Facilities anticipated to be producing after the Period of Three Years and before the end of the Period of Five Years, broken out by an appropriate geographic area, such as a development plan area;

(vii) the number of rigs that Producer intends to operate in the Dedication Area each year during the Period of Five Years (including sufficient detail regarding the anticipated location of such rigs to allow Gatherer to determine which Individual System would be impacted by such rig activity);

(viii) with respect to the Period of Three Years, the anticipated date on which Gatherer may initiate construction or other development activities at the Well or Separator Facility in order to complete the interconnection into the Individual System; and

(ix) such other information as may be reasonably requested by Gatherer with respect to Wells and Separator Facilities that Producer intends to drill or from which Producer intends to deliver Product during the Period of Three Years and Period of Five Years.

To the extent possible, any information Producer is required to provide under this Section 3.1(b) with respect to Wells or Separator Facilities shall also include such information related to Planned Wells and Planned Separator Facilities. In addition, if appropriate to provide a complete and accurate Development Report, any information requested with respect to Planned Wells and Planned Separator Facilities shall also be provided with respect to existing Wells or Separator Facilities.

(c) System Plan. Based on the Development Report and such other information about the expected development of the Dedicated Properties as shall be provided to Gatherer by or on behalf of Producer, including as a result of meetings between representatives of Gatherer and Producer, Gatherer shall develop and periodically update a plan (the “System Plan”) describing and/or depicting the modifications, extensions, enhancements, major maintenance and/or other actions necessary in order for the Individual System to be able to provide timely Services for the Product produced by the Wells and Separator Facilities described in the most recent Development Report (including Planned Wells, Planned Separator Facilities and changes in anticipated production from existing Wells and Separator Facilities) (the “Modifications”). If (i) Gatherer elects to make such Modifications, (ii) Producer thereafter modifies the Development Report or provides other information (the date on which the modified Development Report or such other information is provided to Gatherer, the “Cancellation Date”) indicating that such Modifications are no longer necessary, and (iii) as of the Cancellation Date, the actual aggregate costs and expenses (excluding Excluded Amounts) incurred or committed by Gatherer to make such cancelled Modifications exceeds the threshold amount, then Producer shall reimburse Gatherer for all reasonable and documented costs and expenses (other than the Excluded Amounts) incurred or committed by Gatherer through the Cancellation Date to make such Modifications. The System Plan (or, with respect to the allocation procedures described in clause (vi), the applicable writing signed by Gatherer and Producer) shall include information as to:

(i) each Facility Segment then existing and operational, under construction, or planned and the Individual System of which such Facility Segment is a part;

(ii) all Receipt Points and Delivery Points served or to be served by each such Facility Segment;

(iii) estimated gathering pressures for the 12 Month period beginning on the Target On-Line Date for the applicable Facility Segment and the Target Pressures for each Individual System included in the Development Report;

(iv) all pumps, heaters, stabilizers, treatment, Associated Water and Flash Gas separation, and other major physical facilities located or to be located on or within each such Facility Segment, together with their sizes, operating parameters, capacities, and other relevant specifications (including the maximum operating pressures of the low pressure gathering lines and the high pressure gathering lines), which sizes, parameters, capacities and other relevant specifications shall be sufficient to (x) connect the Individual System to the Receipt Points and Delivery Points for all Planned Separator Facilities and (with respect to any Planned Wells not intended to be serviced by a Separator Facility) Planned Wells set forth in the most recent Development Report and (y) perform the Services for all Dedicated Production projected to be produced from the Dedicated Properties as contemplated by the most recent Development Report;

(v) the anticipated schedule for completing the construction and installation of the planned Facility Segments and all planned Receipt Points and Delivery Points, in each case, for all Planned Separator Facilities or Planned Wells, as applicable, included in the most recent Development Report;

(vi) the allocation methodologies to be used by Gatherer with respect to System Gains/ Losses, Other System Fuel and other allocations hereunder (including, to the extent required by a writing signed by Producer and Gatherer, allocations with respect to Drip Condensate, Recovered Oil and Flash Gas) and, with respect to any System Plan after the initial System Plan, any proposed changes to the allocation methodologies then in effect, which allocation methodologies shall (A) permit allocations to be made by Gatherer in a commercially reasonable manner; and (B) be based upon the measurements taken and quantities determined for the applicable Month. To the extent required by a writing signed by Producer and Gatherer, Gatherer shall allocate, in a manner that is commercially reasonable and determined by Gatherer in good faith, to a particular Receipt Point, the Flash Gas, Recovered Oil and Drip Condensate from a Facility Segment.

(vii) other information reasonably requested by Producer that is relevant to the design, construction, and operation of the System, the relevant Individual System, the relevant Facility Segment, and the relevant Receipt Points and Delivery Points; provided that in no event shall Gatherer be obligated to supply to Producer (A) pricing, budget or similar financial information or (B) information that is covered by a confidentiality agreement or confidentiality obligations; Gatherer shall deliver the applicable System Plan (including any updated System Plan) to Producer for Producer’s review and comment not later than 30 Days after Producer’s delivery to Gatherer of the applicable Development Report or amendment thereto.

(d) Meetings. Gatherer shall make representatives of Gatherer available to discuss the most recent System Plan from time to time with Producer and its representatives at Producer’s request. Producer shall make representatives of Producer available to discuss the most recent Development Report from time to time with Gatherer and its representatives at Gatherer’s request. Gatherer and its representatives shall have the right to meet not less frequently than Monthly with one or more representatives of Producer. At all such meetings, the Parties shall exchange updated information about their respective plans for the development and expansion of the Dedicated Properties (including amendments to the Development Report) and the System (including amendments to the System Plan for Producer’s review and comment) and shall have the opportunity to discuss and provide comments on the other Party’s plans.

(e) Scope and Purpose of Planning Tools. The Development Report and the System Plan are intended to assist Gatherer and Producer with long-term planning and goals. None of the Development Reports nor the System Plans shall amend or modify this Agreement in any way. Gatherer may, in its sole discretion, work with any third party providers of Gatherer’s services hereunder, to the extent under contract with Gatherer, to prepare and deliver a System Plan jointly with such other entity or entities. To the extent that a Development Report or System Plan that satisfies the requirements above is delivered or deemed delivered under any other Transaction Document, such Development Report or System Plan shall be deemed delivered hereunder.

Section 3.2 Expansion of System and Connection of Separator Facilities.

(a) Service Standards. Gatherer shall, at its sole cost and expense, design and construct the Individual System in a good and workmanlike manner and in accordance with the System Plan and this Section 3.2. Until such time as Producer has delivered a Development Report, Gatherer shall have no obligation under this Section 3.2(a). In the event that Producer elects to deliver Purchased Dedicated Production into the Individual System, Gatherer and Producer shall mutually agree on the Receipt Point at which Producer shall deliver such Purchased Dedicated Production.

(b) On-Line Deadline. Subject to Section 3.4, Gatherer shall by the later of (x) the date that the first Planned Well on a particular Planned Separator Facility (or, with respect to a Planned Well that is not intended to be serviced by a Separator Facility, the date that such Planned Well) is ready for connection to the System and (y) the applicable Target On-Line Date (such later date, as may be extended pursuant to this Section 3.2(b), the “On-Line Deadline”): (i) have completed (or caused the completion of) the construction of the necessary facilities, in accordance with the then current System Plan, (A) to connect such Planned Separator Facility or such Planned Well to the System and (B) to connect the System to each planned Delivery Point for such Planned Separator Facility or such Planned Well, as applicable, and (ii) be ready and able to commence Services with respect to Dedicated Production from such Planned Separator Facility or Planned Well, as applicable. If and to the extent that Gatherer is delayed in completing any such facilities or providing such services by a Force Majeure event or reasons attributable to the acts or omissions of Producer, then the On-Line Deadline applicable thereto shall be extended by a period of time equal to that during which Gatherer was delayed by such event. If Gatherer anticipates that Gatherer will be unable to meet an On-Line Deadline for causes that are not attributable to Force Majeure or the acts or omissions of Producer, then Gatherer shall deliver a written notice to Producer no later than 30 days before the On-Line Deadline with respect a Planned Well or a Planned Separator Facility stating that Gatherer will be unable to meet the On-Line Deadline for such Planned Well or Planned Separator Facility, and that Gatherer elects to have such Planned Well and related Dedicated Production and any acreage covering such Dedicated Production (and the following shall apply) (x) permanently released from this Agreement or (y) temporarily released from this Agreement, in which case Gatherer shall reimburse Producer for its actual, verifiable increase in costs (if any) in utilizing a different gatherer provide gathering services with respect to Product from such Planned Well during the period of such temporary release, and such temporary release shall terminate upon Gatherer’s connection of such Planned Well to the System; provided, however, that if such temporary release lasts for a period of greater than 90 days after the On-Line Deadline, then such Planned Well shall be permanently released. The permanent release, temporary release, and reimbursement described in this Section 3.2(b) shall be Producer’s sole and exclusive remedies for Gatherer’s failure to meet any On-Line Deadline.

(c) Additional/Accelerated Wells and Elimination of Wells. From time to time, Producer may provide written notice to Gatherer that Producer (i) has accelerated the Target On-Line Date for a Planned Well or Planned Separator Facility, (ii) anticipates the Target On-Line Date for a Planned Well or Planned Separator Facility to be earlier than 24 Months following the delivery of the Development Report in which such Planned Well or Planned Separator Facility was initially included or (iii) anticipates drilling a Well or putting into service a Separator Facility that has not been included in a Development Report and that has a Target On-Line Date earlier than 24 Months following the next delivery of a Development Report (any such Well or Separator Facility, an “Additional/Accelerated Well”); provided that any Well that is to be serviced by a Separator Facility or a Planned Separator Facility that is not described in the foregoing clauses (i) through (iii) shall not constitute an Additional/ Accelerated Well. Gatherer will use its commercially reasonable efforts to modify the System Plan and to cause the necessary gathering facilities to be constructed prior to the On-Line Deadline for such Additional/Accelerated Well; provided that, with respect to Additional/ Accelerated Wells of the type described in clauses (i) and (ii) of the first sentence of this paragraph, there shall be no penalty to Gatherer hereunder unless Gatherer fails to connect such Additional/ Accelerated Well on or prior to the Target On-Line Date set forth in the applicable Development Report (prior to the acceleration of such timeline) and, with respect to Additional/ Accelerated Wells of the type described in clause (iii) of the first sentence of this paragraph, there shall be no penalty to Gatherer hereunder unless Gatherer fails to connect such Additional/ Accelerated Well on or prior to 24 Months following receipt of written notice regarding such Additional/ Accelerated Well. From time to time,

Producer may provide written notice to Gatherer that Producer (i) has delayed the Target On-Line Date for a Planned Well or Planned Separator Facility, (ii) anticipates eliminating a Planned Well or Planned Separator Facility from its development plans and the Development Report or (iii) anticipates shutting in a Well or Separator Facility that has been producing. Producer shall endeavor to ensure that the Development Report does not include any planned or existing Wells or Separator Facilities that Producer has determined should not be drilled, operated, maintained or put into service. To the extent that Producer has included any such Well or Separator Facility in a Development Report, Producer shall provide Gatherer with information regarding its revised assessment of such Well or Separator Facility. Gatherer may adjust the System Plan as it determines to be appropriate and commercially reasonable to accommodate such elimination of Wells and Separator Facilities.

(d) Cancellation of Planned Wells and Planned Separator Facilities. If (i) Gatherer reasonably determines that Producer has permanently abandoned the drilling or installation of any Planned Well or Planned Separator Facility or Producer notifies Gatherer that Producer intends to permanently abandon the drilling or installation of any Planned Well or Planned Separator Facility (whether through the delivery of an updated Development Report or otherwise, the date on which such determination is made, the “Abandonment Date”), (ii) Gatherer had begun to design or construct the Facility Segment to connect such Planned Well or Planned Separator Facility to the System prior to such Abandonment Date, and (iii) the actual aggregate costs and expenses (excluding Excluded Amounts) incurred or committed by Gatherer prior to the Abandonment Date exceeds the Threshold Amount, then Producer shall reimburse Gatherer for all reasonable and documented costs and expenses (other than the Excluded Amounts) incurred or committed by Gatherer prior to such Abandonment Date to design and construct such Facility Segment.

(e) Substation and Interconnection Facilities. The obligations of Gatherer hereunder to design and construct the Individual System and to perform the Services do not include the design or construction of any substation or other interconnecting facilities required to procure electricity for the Individual System. If a substation or any other interconnecting facility is required in order for Gatherer to perform its obligations hereunder, Gatherer and Producer shall enter into a separate agreement setting forth each Party’s responsibilities in connection therewith, including an allocation of responsibility for all associated costs and expenses.

Section 3.3 Temporary Services.

(a) If Gatherer fails to complete any facilities described Section 3.2(b) by the On-Line Deadline for such facilities and Gatherer elects to temporarily release such the applicable Dedicated Production under Section 3.2(b), then Producer may enter into a contract with a Third Party to provide services with respect to the Dedicated Production that is anticipated to be serviced by the new facilities if the term of such contract does not exceed three Months (and may be renewed in three-Month increments until such time as Gatherer has completed the applicable facilities). If any such contract is in effect with respect to any Well, Producer will not be obligated to connect such Well to the System until the first Day of the Month following expiration of such contract.

(b) If at any time, (i) Producer fails to deliver a Development Report on or before the applicable deadline set forth in Section 3.1(a), (ii) a Development Report delivered by Producer failed to describe any Well, or (iii) the average rate of production at any Receipt Point described in the then-applicable Development Report exceeds Producer’s forecast for such Receipt Point set forth in such Development Report, and as a result, Gatherer has not completed any new, modified, or enhanced facilities necessary to allow Gatherer to accept all of the Product Tendered by Producer at a Receipt Point, then (x) within a reasonable time after Gatherer becomes aware of the need for such new, modified, or enhanced facilities, Gatherer shall elect, in its sole discretion, whether to proceed with the development and completion of such facilities by providing notice to Producer, and (y) if Gatherer elects to proceed with the development and completion of such facilities, (1) Gatherer shall cause such facilities to be completed within a reasonable time after such election, and (2) pending the completion of such facilities, Gatherer may elect (in its reasonable discretion and in exchange for reasonable compensation) to permit Producer to enter into a contract with a Third Party as provided in Section 3.3(a) to provide services with respect to the Dedicated Production that Gatherer is unable to accept.

(c) Any time Producer makes alternative arrangements with a Third Party for the provision of services or to accept Product as provided for in this Agreement, Producer shall (i) if Gatherer anticipates being able to provide Services hereunder or to accept Product within a period of time that is shorter than three Months, use commercially reasonable efforts to enter into a contract with a term that expires on or around the date on which Gatherer anticipates being able to provide Services hereunder or to accept Product, and (ii) notify Gatherer of the term of such contract promptly after execution thereof. Prior to requiring Producer to begin using, or resume using, as applicable, Services hereunder, Gatherer shall provide notice to Producer of the date on which Gatherer expects to be ready, willing and able to begin providing Services to Producer no later than 45 Days prior to the expiration of the Third Party contract. In no event shall Producer be required to begin using, or resume using, as applicable, Services on a Day other than the first Day of a Month.

Section 3.4 Cooperation. The Parties shall work (at their own cost and expense) together in good faith to obtain such Permits as are necessary to drill and complete each Planned Well and construct the required extensions of the System to each Planned Separator Facility (and each Planned Well, as applicable) as expeditiously as reasonably practicable, all as provided in this Agreement. The Parties shall cooperate with each other and to communicate regularly regarding their efforts to obtain such Permits. Upon request by Producer, Gatherer shall promptly provide to Producer copies of all Permits obtained by Gatherer in order to construct any Facility Segment (or portion of a Facility Segment) of the System.

Section 3.5 Grant of Access; Real Property Rights.

(a) Producer’s Grant of Easement. Producer hereby grants to Gatherer, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense, an easement and right of way upon all lands constituting Dedicated Properties for the purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting and removing all or any portion of the applicable Individual System, including all pipelines, meters and other equipment necessary for the performance by Gatherer of this Agreement. If necessary, Producer agrees to use commercially reasonable efforts to assign to Gatherer rights under any Lease to the extent such assignment is necessary to grant such easement and right of way. Any property of Gatherer placed in or upon such lands shall remain the property of Gatherer and may be disconnected or removed by Gatherer at any time for any reason. Gatherer shall release, protect, defend, indemnify and hold harmless Producer Group from and against all Losses arising out of or in connection with Gatherer’s use of or operations on the easement and right-of-way granted under this Section 3.5(a), except to the extent that such Losses are caused by the gross negligence or willful misconduct of any member of Gatherer Group.

(b) Producer Does Not Have Obligation to Maintain. Producer shall not have a duty to maintain in force and effect any underlying agreements (such as any lease, easement, or surface use agreement) that the grants of easements or rights of way by Producer to Gatherer under Section 3.5(a) are based upon, and such grants of easements or rights of way will terminate if Producer loses its rights to the applicable property, regardless of the reason for such loss of rights.

(c) Gatherer Does Not Have Obligation to Maintain. Gatherer shall not have a duty to maintain in force and effect any underlying agreements that the grants of easements or rights of way by Gatherer to Producer pursuant to Section 3.5(a) are based upon, and such grants of easements or rights of way will terminate if Gatherer loses its rights to the applicable property, regardless of the reason for such loss of rights.

(d) No Interference. Gatherer’s exercise of the rights granted to Gatherer by Producer pursuant to this Section 3.5 shall not unreasonably interfere with Producer’s operations or with the rights of owners in fee with respect to the applicable lands, and such rights will be exercised in material compliance with all applicable Laws and the safety and other reasonable access requirements of Producer.

ARTICLE 4

MEASUREMENT DEVICES

Section 4.1 Measurement Devices.

(a) Gatherer shall construct, install, own, and operate (or cause to be constructed, installed, and operated) the Measurement Devices located at the Measurement Points. Gatherer may, in its discretion, construct, install, own, and operate (or cause to be constructed, installed, and operated) Measurement Devices located at or upstream of the Delivery Points or at or downstream of the Receipt Points.

(b) Gatherer shall cause all Measurement Devices that are owned by Gatherer to be constructed, installed, and operated in accordance with applicable industry standards and applicable Laws, and as set forth in the current System Plan.

(c) Producer shall have the right, at its sole expense, to install, own and operate Measurement Devices located at the Measurement Points, Receipt Points and Delivery Points. Producer shall cause Producer Meters to be installed, subsequent to providing a minimum of 72 hours’ notice to Gatherer, so as not to interfere with Gatherer’s Measurement Devices and shall take steps that are reasonable and customary in the industry to mitigate or prevent any problems that may interfere with Gatherer’s Measurement Devices at the Measurement Points.

(d) Gatherer may elect to use a Producer Meter as the Measurement Device for a Measurement Point in lieu of constructing, installing, owning, and operating a Measurement Device located at such Measurement Point by providing notice to Producer (including by detailing such election in the applicable System Plan). If Gatherer elects to use such Producer Meter as the Measurement Device for a Measurement Point, Producer shall provide Gatherer reasonable access to such Producer Meter, including prior advance notice of, and the ability to witness, the calibration of such Producer Meter.

(e) Producer and Gatherer shall cause Measurement Devices owned by such Party to be constructed, installed and operated in accordance with the following depending on the type of meter used:

(i) API Manual of Petroleum Measurement Standard, Chapter 6.1, Metering Assemblies, Lease Automatic Custody Transfer (LACT)

(ii) API, MPMS, Spec 11N, Specification for Lease Automatic Custody Transfer (LACT)

(f) Gatherer may (but shall not be obligated to) replace or make any alterations to the Measurement Devices necessary to comply with any subsequent amendments, revisions or modifications of applicable Law or the American Gas Association Reports cited above. With respect to Producer Meters that Gatherer has elected to use, Producer may (but shall not be obligated to) replace or make any alterations to the Measurement Devices necessary to comply with any subsequent amendments, revisions or modifications of applicable Law or the American Gas Association Reports cited above.

(g) The accuracy of all Measurement Devices at the Measurement Points and Delivery Points and of all Measurement Devices that serve as “check meters” for any such Measurement Point or Delivery Point Measurement Devices will be verified by the owner of such Measurement Device (the “Owner”) at Monthly intervals and, if requested, in the presence of a representative of the other Party (the “Beneficiary”). The Owner shall verify the accuracy of any owned Measurement Device before the next Monthly verification required by the preceding sentence if the Beneficiary makes a written request for a special test as described below. Notwithstanding the foregoing, when Daily deliveries of Product at any Measurement Point or Delivery Point average 100 Barrels per Day or less during any Month, the Owner may request from the Beneficiary that the accuracy of the Measurement Devices at such Measurement Point or Delivery Point be verified quarterly. If, upon any test, any (i) Measurement Device at the Measurement Point is found to be inaccurate by 2.0% or less or (ii) Measurement Device at the Delivery Point is found to be inaccurate by 0.25% or less, previous readings of such Measurement Device will be considered correct in computing the deliveries of Product under this Agreement. If, upon any test, any (1) Measurement Device at the Measurement Point is found to be inaccurate by more than 2.0% or (2) Measurement Device at the Delivery Point is found to be inaccurate by more than 0.25% (excessive meter factor deviation), such Measurement Device will immediately be removed from service, adjusted, repaired or replaced to record accurately (within the manufacturer’s allowance for error) and reproved prior to returning to service. If the excessive meter factor deviation can be explained by changing conditions (gravity, temperature or flow-rate) no corrective action may be taken if mutually agreed upon by both the Owner and the Beneficiary. Any previous recordings of such Measurement Device with an excessive meter factor deviation will be corrected by using the arithmetic average of the malfunction factor and the previous factor shall be applied to the production measured through the meter between the date of the previous factor and the date of the malfunction factor. The proving report must clearly indicate the meter’s malfunction factor and all remarks associated with the repairs or adjustments. If the Beneficiary desires a special test of any Measurement Device, at least 72 hours’ advance written notice will be given to the Owner, and the Parties will cooperate to secure a prompt test of the accuracy of such Measurement Device. If the Measurement Device so tested is found to be inaccurate by 2.0% or less or 0.25% or less, as applicable, the Owner will have the right to bill the Beneficiary for the costs incurred due to such special test, including any labor and transportation costs, and the Beneficiary will pay such costs promptly upon invoice therefor.

(h) If requested by the Beneficiary, the Measurement Devices owned by Owner shall include a sufficient number of data ports, and Owner shall permit Beneficiary to connect to such data ports, as shall be required to provide to Beneficiary on a real-time basis all measurement data generated by such measurement equipment. Beneficiary shall be responsible at its own cost for obtaining equipment and services to connect to such data ports and receive and process such data.

(i) Each Party shall make the charts and records by which measurements are determined available for the use of the other Party in fulfilling the terms and conditions thereof. Each Party shall, upon written request of the other Party, mail, email or deliver for checking and calculation all volume, BS&W, and gravity, average flowing temperature, average flowing pressure and other meter or test records in its possession and used in the measurement or allocation of Product delivered under this Agreement within 30 Days after the last chart for each billing period is removed from the meter. Such data shall be returned within 90 Days after the receipt thereof.

(j) Each Party shall preserve or cause to be preserved for mutual use all test data or other similar records in accordance with the applicable rules and regulations of regulatory bodies having jurisdiction, if any, with respect to the retention of such records, and, in any event, for at least 24 Months.

(k) So long as the Parties to this Agreement are also parties to a Transaction Document that covers Gas, the requirements for Measurement Devices in respect of Flash Gas shall be covered by such Transaction Document. If at any time the Parties to this Agreement are not also party to another Transaction Document that covers Gas, the Parties shall set forth in the Agreement Addendum or an appropriate amendment to this Agreement the requirements for Measurement Devices pertaining to Flash Gas; absent such agreement, Gatherer shall install and maintain measuring equipment at the Delivery Points that is in accordance with applicable API standards.

Section 4.2 Measurement Procedures. Gatherer shall use the Measurement Devices owned by Gatherer (or if Gatherer’s rights under Section 4.1(d) are exercised, then the Measurement Devices owned by Producer) at the Measurement Points to determine the volumes of Product passing through the Individual System for purposes of Article 6 and Article 10. Gatherer shall cause (or if Gatherer’s rights under Section 4.1(d) are exercised, then Producer shall cause) the measurements of the quantity and quality of all Product measured at the Measurement Points (and at each Receipt Point or Delivery Point at which measurements are taken) to be conducted in accordance with industry standards (referenced below) and governmental regulations.

API Manual of Petroleum Measurement Standards:

Chapter 4, Proving Systems

Chapter 5.1. General Considerations for Measurement by Meters

Chapter 5.6, Measurement of Liquid by Coriolis Meters

Chapter 7, Temperature Determination Chapter 8, Sampling

Chapter 8.2, Automatic Sampling of Petroleum and Petroleum Products

Chapter 9, Density Determination

Chapter 10, Sediment and Water

Chapter 12.2, Calculation of Petroleum Quantities Measured by Turbine or Displacement Meters

Section 4.3 Product Meter Adjustments. If a Measurement Device is out of service or registering inaccurately, the Parties shall determine the quantities of Product received or delivered during such period as follows:

(a) By using the registration of any check meter or meters, if installed and accurately registering; or in the absence of such check meters,

(b) By using a meter operating in parallel with the estimated volume corrected for any differences found when the meters are operating properly,

(c) By correcting the error if the percentage of error is ascertainable by calibration, tests or mathematical calculation, such as step change, uncertainty calculation or balance adjustment; or in the absence of check meters and the ability to make corrections under this Section 4.3(c), then,

(d) By estimating the quantity received or delivered by receipts or deliveries during periods under similar conditions when the meter was registering accurately.

ARTICLE 5

TENDER, NOMINATION, AND GATHERING OF PRODUCTION

Section 5.1 Tender of Dedicated Production. Subject to Section 5.3(b), each Day during the Term, Producer shall Tender to the Individual System at each applicable Receipt Point all of the Dedicated Production available to Producer at such Receipt Point.

Section 5.2 Services; Service Standard.

(a) Services. Subject to the provisions of this Agreement, Gatherer shall (i) provide Services for all Product that is Tendered by Producer to Gatherer at the applicable Receipt Point, (ii) redeliver to Producer or for the benefit of Producer at the relevant Delivery Point (as designated by Producer) equivalent quantities of such Product, less any Associated Water and Flash Gas removed therefrom attributable to Producer’s owned or Controlled Product, taking into account any System Gains/ Losses, and (iii) cause the System to be able to flow such Product at volumes produced into each Individual System, in each case, so long as total crude volumes for the respective Individual System are not greater than the current capacity of the System.

(b) Services Standard. Gatherer shall own and operate the System and perform the Services in a good and workmanlike manner in accordance with standards customary in the industry.

(c) Priority of Service. Gatherer shall cause Product delivered by Producer to have priority service on the System over Product of any Third Party. Gatherer’s performance of its obligations under Section 5.3(a) with respect to any Product produced from any Well but not included on a Development Report or for which new, modified, or enhanced facilities are contemplated in a System Plan, shall at all times be subject to the available capacity on the System at the time that Product is available to be Tendered by Producer at a Receipt Point; provided, however, that Producer may make alternative arrangements for the Product not received by Gatherer pursuant to Section 3.3.

Section 5.3 Nominations, Scheduling, and Curtailment. Nominations and scheduling of Product available for, and interruptions and curtailment of, Services under this Agreement shall be performed in accordance with the following provisions:

(a) Nominations. Product shall be received only under a nomination submitted by Producer. For purposes of this Agreement, a nomination is the volume, in Barrels per day, forecasted by Producer to be delivered to Receipt Points and redelivered by Gatherer to Delivery Points for a particular month of Deliver. Nominations shall be submitted on or before the 25th day of the Month preceding the Month of delivery.

(b) Consistent Quantities. Producer and Gatherer shall use commercially reasonable efforts to cause Product to be received and redelivered under this Agreement at similar quantities for a delivery Month. System storage shall be used only for the operational purposes of Gatherer, as determined solely by Gatherer.

(c) Target Pressures. Gatherer shall use its commercially reasonable efforts to maintain the operating pressure of each Facility Segment, as measured at the inlet flange of the central facility of the applicable Facility Segment, at a level that is equal to or less than the Target Pressure.

(d) Adjustments. Nothing contained in this Agreement shall preclude Gatherer from taking reasonable actions necessary to adjust receipts or deliveries under this Agreement in order to maintain the operational integrity and safety of the System.

(e) Line Fill.

(i) Producer shall deliver to Gatherer a pro rata portion of the Product that Gatherer determines is necessary for efficient operation of the System (such pro rata portion, the “Producer Line Fill”), and Gatherer shall not be obligated to receive any Product Tendered by Producer until Producer’s delivery of Product to Gatherer has met the Producer Line Fill.

(ii) Gatherer shall maintain an inventory account (the “Inventory Account”) for Producer and each other shipper or producer on the System which reflects for each Month with respect to each producer and shipper on the System (including Producer) (i) the total volumes received and delivered; (ii) the starting and ending minimum line fill required; (iii) the starting and ending amount of crude oil inventory in Gatherer’s facilities above the minimum line fill required; and (iv) any other information deemed necessary and appropriate by Gatherer, all on an Individual System basis. Gatherer shall provide a statement of Producer’s Inventory Account as part of the supplemental and supporting information for each invoice.

(iii) At the end of the Term, Producer’s Product in inventory (both Producer Line Fill and any amounts above Producer Line Fill quantities) within Gatherer’s System, or within the respective Individual System within Gatherer’s System, will be delivered by Gatherer to the Delivery Point specified by Producer within sixty (60) days after the end of the Term.

Section 5.4 Suspension/Shutdown of Service.

(a) Shutdown. During any period when all or any portion of the Individual System is shut down (i) because of maintenance, repairs, or Force Majeure, (ii) because such shutdown is necessary to avoid injury or harm to Persons or property, to the environment or to the integrity of all or any portion of the Individual System or (iii) because providing Services hereunder has become uneconomic as further described in Section 13.2, Gatherer may interrupt or curtail receipts of Producer’s Product and the Product of other producers as set forth herein. In such cases, Gatherer shall have no liability to Producer (subject to Section 5.4(d) and Section 11.1(b)) for its failure to receive Product, except to the extent such shutdown is caused by the gross negligence or willful misconduct of Gatherer. If Gatherer is required to so interrupt or curtail receipts of Product, Gatherer will advise (by telephone, following up by writing, which writing may be in the form of electronic mail) Producer of such interruption or curtailment as soon as practicable or in any event within twenty-four hours after the occurrence of such event.

(b) Planned Curtailments and Interruptions.

(i) Gatherer shall have the right to curtail or interrupt receipts and deliveries of Product for brief periods to perform necessary maintenance of and repairs or modifications (including modifications required to perform its obligations under this Agreement) to the Individual System; provided, however, that to the extent reasonably practicable, Gatherer shall coordinate its maintenance, repair and modification operations with the operations of Producer and, in any case, will use its reasonable efforts to schedule maintenance, repair and modification operations so as to avoid or minimize to the greatest extent possible service curtailments or interruptions.

(ii) Gatherer shall provide Producer (x) with 10 Days prior notice of any upcoming normal and routine maintenance, repair and modification projects that Gatherer has planned that would result in a curtailment or interruption of Producer’s deliveries and the estimated time period for such curtailment or interruption and (y) with six Months prior notice of any maintenance (A) of which Gatherer has knowledge at least six Months in advance and (B) that is anticipated to result in a curtailment or interruption of Producer’s deliveries for five or more consecutive Days.

(c) Other Operations. It is specifically understood by Producer that operations and activities on facilities upstream or downstream of the Individual System beyond Gatherer’s control may impact operations on the Individual System, and the Parties agree that Gatherer shall have no liability for any operations or activities upstream or downstream of the Individual System.

(d) Temporary Release. If at any time Gatherer interrupts or curtails receipts and deliveries of Product pursuant to this Section 5.4 for a period of 30 consecutive Days, then at Producer’s written request, the affected volumes of Product shall be temporarily released from dedication to this Agreement commencing as of the date of such request and ending on the date described in Section 2.4(b).

Section 5.5 Marketing and Transportation. As between the Parties, Producer shall be solely responsible, and shall make all necessary arrangements at and downstream of the Delivery Points, for the receipt, further transportation, and marketing of Producer’s owned and Controlled Product delivered hereunder.

Section 5.6 No Prior Flow of Product in Interstate Commerce. Producer represents and warrants that at the time of Tender, none of the Product delivered at a Receipt Point hereunder has flowed in interstate commerce.

ARTICLE 6

FEES

Section 6.1 Fees. Producer shall pay Gatherer each Month in accordance with the terms of this Agreement for all Services provided by Gatherer with respect to Dedicated Production received by Gatherer from Producer or for Producer’s account during such Month, an amount, for each Individual System, equal to the sum of (i) the product of (x) the Net Standard Volume of Product, stated in Barrels, received by Gatherer from Producer or for

Producer’s account at the applicable Receipt Points for such Product within the applicable Individual System during such Month, multiplied by (y) the applicable Individual Fee, plus (ii) an amount equal to Producer’s allocated portion of the actual costs incurred by Gatherer for electricity required to provide Services, such allocation to be based upon the aggregate quantities of Product received by Gatherer.

Section 6.2 Fee Adjustments.

(a) Redetermination.

(i) Redetermination Proposal. Between November 1 and December 31 of any Year, Gatherer may prepare and deliver to Producer for its review and comment a written proposal (each, a “Redetermination Proposal”) to redetermine each Individual Fee in accordance with this Section 6.2(a). Each Redetermination Proposal shall include relevant supporting documentation based upon the latest updated Development Report and System Plan and shall take into account future items including projected production volumes, operating revenue projections, and budgeted amounts for capital expenditures and all estimated operating expenses that Gatherer believes will be necessary to provide the applicable Services as contemplated by the latest updated Development Report and System Plan; provided that a redetermined Individual Fee as agreed to by the Parties (a “Redetermined Individual Fee”) shall not recoup the difference between (A) estimated operating expenses or revenues and (B) actual operating expenses or revenues for periods prior to the effective date of such Redetermined Individual Fee. The Parties may agree to redetermine a particular Individual Fee without obligation to agree to redetermine any other Individual Fee.

(ii) Subsequent Redetermination Timing. Any Redetermined Individual Fee agreed to by the Parties on or prior to the last Business Day of February of the applicable Adjustment Year (“Redetermination Deadline”) shall become effective as of the first Day of the Month following the Month in which agreement has been reached. If the Parties fail to agree upon a redetermination of any Individual Fee set forth in the applicable Redetermination Proposal on or prior to the Redetermination Deadline, such Individual Fee shall remain in effect without redetermination pursuant to this Section 6.2(a). For purposes of this Section 6.2(a)(ii), the Year during which a Redetermination Proposal is delivered is herein the “Delivery Year” and the immediately subsequent Year is herein the “Adjustment Year”.

(b) Annual Escalation. Effective as of January 1 of each Year, the Individual Fee will be increased by multiplying the then-applicable Individual Fee by the Escalation Percentage (herein, the “Increase in Fee”) and adding the then-applicable Individual Fee to the Increase in Fee. Such annual increase to the Individual Fee shall become effective on January 1 of the applicable Year, even if such Individual Fee was redetermined pursuant to Section 6.2(a), with an effective date during the same Year.

Section 6.3 Treatment of Byproducts, System Gains/Losses, Fuel and Related Matters. No separate fee shall be chargeable by Gatherer and no refund or reduction in the Individual Fee shall be chargeable by or owed to Producer for the hydrocarbons or services described in this Section 6.3, except as provided in Section 6.3(d).

(a) Recovered Oil. Gatherer shall deliver to Producer, each Month, all Recovered Oil allocated to Producer or for Producer’s account to the extent Producer and Gatherer have agreed in writing to require such allocation.

(b) Flash Gas. Gatherer shall deliver to Producer, each Month, all Flash Gas allocated to Producer or for Producer’s account by delivering such Flash Gas into the Gas System to the extent Producer and Gatherer have agreed in writing to require such allocation. At all times during the Term, either (x) Gatherer and Producer shall be party to both this Agreement and another Transaction Document that covers Gas (in which case Producer shall not owe any amount under this Agreement or any other Transaction Document to which Gatherer is a Party as a result of Flash Gas being transported through the Gas System) or (y) the Parties shall set forth in the Agreement Addendum or an appropriate amendment to this Agreement the methodology for Gatherer to deliver Flash Gas to Producer and any fee applicable thereto.

(c) System Gains/Losses.

(i) Gatherer will perform a Monthly material balance for each Individual System based on comparison of Product delivered, Product inventory change within Gatherer’s facilities, and the theoretical Product (after removal of Associated Water and Flash Gas) received into the Individual System at Receipt Points (or measured if Associated Water and Flash Gas of Product at Receipt Points meets Oil Quality specifications of Downstream Facilities or markets without treatment by Gatherer). Actual System gains or losses from the material balance will be allocated back to Producer’s Receipt Points to determine allocated quantities of Product received at Receipt Points for each Month.

(ii) If, during any Month, System Gains/Losses on an Individual System allocated to Producer in accordance with this Agreement exceeds 0.5% of the total quantities of Producer’s owned or Controlled Product delivered to the Individual System in such Month, then Gatherer will, for the respective Individual System, obtain updated test data (i.e. sample results, meter proves, etc.) from Receipt Points involved in calculating theoretical Product (after removal of Associated Water and Flash Gas) received into the System at Receipt Points on the Individual System and conduct a field-wide (on an Individual System basis) meter inspection and proving, if necessary, followed by an updated balance. If Gatherer determines that a repair to the Individual System is needed to reduce the System Gains/Losses below 0.5%, Gatherer shall undertake such repairs in a commercially reasonable manner and as soon after making such determination as is commercially reasonable.

(iii) Gatherer shall provide Producer with prior notice of, and reasonable access to observe, any such field-wide meter balance.

(d) Other System Fuel. Gatherer may elect to use Other System Fuel as fuel to operate the Individual System, or to generate electricity for the operation of the Individual System and shall account for any Other System Fuel used by Gatherer. Producer, at its sole cost and expense, shall procure all fuel except diesel, in addition to Other System Fuel used by Gatherer, if any, required to operate the Individual System or to generate electricity for the operation of the Individual System and arrange for transportation of such fuel to the Individual System.

(e) Associated Water. Gatherer shall deliver to Producer, each Month, all Associated Water allocated to Producer or for Producer’s account by delivering such Associated Water into the Water System. The Parties acknowledge that there is no separate fee chargeable by Gatherer hereunder for Services with respect to Associated Water and that the fees chargeable by Gatherer hereunder for Product sufficiently compensate Gatherer for Services with respect to Associated Water. The Monthly Loss/ Gain Report shall include a statement of the Associated Water separated from the Product and delivered to Producer into the Water System.

ARTICLE 7

QUALITY

Section 7.1 Quality Specifications.

(a) Each Individual System will be operated as a field System, and as such, Product received from Producer at the Receipt Points shall conform to the following quality specifications, provided that the following may be varied or adjusted as described in this Section 7.1 or by express language set forth in the applicable Agreement Addendum. Gatherer will not accept any Product unless it meets the specifications listed in the chart below and unless other properties of such Product (viscosity, pour point, and other properties) are such that it will be readily susceptible to transportation through Gatherer’s pipeline system. These specifications may be applied to each Barrel of Producer’s nomination and not be limited to the composite sample of the nomination.

Crude Oil

Sulfur Content, Weight %	<= 0.40

BS&W	<= 3.5%
Of which, basic sediment is no more than
<= 0.5%

(b) All Product delivered by Producer to Gatherer shall have a maximum temperature of one hundred forty degrees (140º) Fahrenheit at the Receipt Point.

(c) From time to time, Gatherer may require that Producer furnish certified laboratory reports showing the results of quality tests on the Product tendered for gathering. Gatherer may also from time to time obtain samples for laboratory analysis to check compliance with the specifications cited above.

(d) If any Product Tendered by Producer to the Individual System fails at any time to conform to the applicable specifications, then Gatherer will have the rights specified in Section 7.2.

(e) If Producer’s Product delivered to the Receipt Points complies with such quality specifications, then all Product redelivered at the Delivery Points by Gatherer to Producer shall meet the quality specifications of the applicable Downstream Facility. Subject to Section 7.1(f), Gatherer may commingle Product received into the Individual System with other Product shipments and, subject to Gatherer’s obligation to redeliver to Producer at the Delivery Points Product that satisfies the applicable quality specifications of the Delivery Points, (i) such Product shall be subject to such changes in quality, composition and other characteristics as may result from such commingling and the removal of Associated Water and Flash Gas (if any), (ii) Gatherer shall have no other obligation to Producer associated with changes in quality of Product as the result of such commingling and Associated Water and Flash Gas removal, and (iii) Gatherer shall have the right to change the quality specifications to comply with any changes in the Downstream Facility specifications.

(f) Gatherer shall establish a quality bank with respect to Product transported within the same common stream. Such quality bank shall initially apply only to the API gravity of Product transported within the same common stream. Gatherer shall have the right to expand such quality bank to also apply to the sulphur content of Product transported within the same common stream. All shippers shall be required to participate in the quality bank. The quality bank (i) shall be administered by an entity to be designated by Gatherer, which may be Gatherer, (“Administrator”), and such Administrator shall calculate, collect, and remit monetary adjustments among all shippers tendering within the common streams from changes in specified constituents (i.e., API gravity and/or sulphur, as applicable) for which such quality bank is established and which result from common stream operations, and (ii) each shipper agrees to pay the Administrator the computed quality adjustments due from such shipper in accordance with the quality bank policy.

Section 7.2 Failure to Meet Specifications. If any Product Tendered by Producer to the Individual System fails at any time to conform to the applicable specifications, then Gatherer will have the right to discontinue receipt of such non-conforming Product. Unless such non-conforming Product creates a safety hazard or may damage existing infrastructure (in the opinion of Gatherer), Gatherer shall provide notice (which notice may be verbal initially, followed by written confirmation) to Producer twenty-four (24) hours prior to such discontinuation, and Producer shall cease delivery of Product until such time as the Product Tendered by Producer will again conform to the applicable specifications. If Producer fails to comply with the discontinuation notice (or deliver a formal dispute, as specified in the following sentence) prior to the expiration of twenty-four (24) hours after receiving such notice from Gatherer, then Gatherer shall be entitled to unilaterally cease receiving Product. If Producer disputes Gatherer’s determination that any Product fails to conform to the applicable specifications, then Producer shall (a) notify Gatherer thereof within twenty-four (24) hours after receiving such notice from Gatherer, (b) submit the applicable Product to a mutually agreed upon Third Party laboratory, and (c) cause such laboratory to analyze the Product within seventy-two (72) hours after Producer’s receipt of Gatherer’s notice of non-conformance (during which time Gatherer shall continue to accept deliveries from Producer, unless Gatherer believes such deliveries present a safety hazard or may damage installed infrastructure). If the results of such analysis provide that the applicable Product is non-conforming, the costs and expenses associated with such analysis shall be borne by Producer; if the results of such analysis provide that the applicable Product conforms to the specifications, then Gatherer shall reimburse Producer for all reasonable and documented costs and expenses incurred by Producer to cause such Third Party laboratory to perform such analysis. Producer will promptly undertake commercially reasonable measures to eliminate the cause of such non-conformance. Gatherer, in its sole discretion, may accept receipt, or continue to receive, non-conforming Product if the blending and commingling of such Producer’s non-conforming Product with other Product in the Individual System does not materially affect the System and the ability of Gatherer to deliver Product at Delivery Points within applicable Delivery Point specifications. Gatherer’s continued taking of non-conforming Product shall not relieve Producer of the responsibility to undertake commercially reasonable measures to eliminate the cause of such non-conformance. [NTD: The Parties will negotiate a structure that addresses the consequences of Gatherer knowingly accepting off-spec Product, including Gatherer notifying Producer of estimated costs of accepting off-spec Product and Producer having the right to deliver such off-spec Product and agreeing to be responsible for such costs or Producer electing not to deliver such off-spec Product if such estimate is not acceptable to Producer.]

Section 7.3 Indemnification Regarding Quality. PRODUCER SHALL RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS GATHERER GROUP FROM AND AGAINST ALL LOSSES DIRECTLY OR INDIRECTLY ARISING OUT OF, IN CONNECTION WITH OR IN ANY MANNER ATTRIBUTABLE TO THE FAILURE OF THE PRODUCT DELIVERED BY PRODUCER TO THE INDIVIDUAL SYSTEM TO MEET THE QUALITY SPECIFICATIONS SET FORTH HEREIN, INCLUDING DISPOSAL COSTS, DAMAGE TO OR SUSTAINED BY THE INDIVIDUAL SYSTEM (INCLUDING THE EQUIPMENT AND COMPONENT PARTS), COSTS EXPENDED BY GATHERER OR ANY OF ITS AFFILIATES TO RETURN THE INDIVIDUAL SYSTEM AND RELATED FACILITIES TO SERVICES.

ARTICLE 8

TERM

Section 8.1 Term. This Agreement shall commence on the Effective Date, and this Agreement shall remain in effect until the 10th anniversary of the Effective Date (the “Initial Term”) and thereafter on a Year to Year basis until terminated by Gatherer or Producer effective upon the expiration of the Initial Term or the expiration of any Year thereafter upon written notice no less than 90 Days prior to the expiration of the Initial Term or the expiration of any Year thereafter (such period of time, the “Term”).

Section 8.2 Effect of Termination or Expiration of the Term. Upon the termination of the Term, this Agreement shall forthwith become void and the Parties shall have no liability or obligation under this Agreement, except that (a) the termination of this Agreement shall not relieve any Party from any expense, liability or other obligation or remedy therefor that has accrued or attached prior to the date of such termination, (b) the provisions of Section 7.3, this Section 8.2, Section 9.1, Article 15 and Section 17.1 through Section 17.10 shall survive such termination and remain in full force and effect indefinitely, and (c) Section 10.4 and Section 17.11 shall survive such termination and remain in full force and effect for the period of time specified in such Sections.

ARTICLE 9

TITLE AND CUSTODY

Section 9.1 Title. A nomination of Product by Producer shall be deemed a warranty of title to such Product by Producer or a warranty that Producer Controls the Product and has the right to deliver such Product for gathering under this Agreement, as applicable. Title to Product shall not transfer to Gatherer by reason of Gatherer’s performance of the Services. By nominating Product, Producer also agrees to indemnify, defend, and hold Gatherer harmless from any and all Losses resulting from any claims by a Third Party of title or rights to such Product. If any claim is made challenging Producer’s right to deliver such Product to Gatherer, then Gatherer shall have the right to suspend receipt of deliveries of such Product hereunder until such claim is finally resolved to the reasonable satisfaction of Gatherer.

Section 9.2 Custody. From and after Producer’s delivery of Product to Gatherer at the Receipt Points, and until Gatherer’s redelivery of such Product to or for Producer’s account at the applicable Delivery Points, as between the Parties, Gatherer shall have custody and control of, and be responsible for, such Product. In all other circumstances, as between the Parties, Producer shall be deemed to have custody and control of, and be responsible for, such Product.

ARTICLE 10

BILLING AND PAYMENT

Section 10.1 Statements.

(a) Ordinary Course. Gatherer shall submit invoices to Producer on or before the 25th Day after the end of a Month (the “Invoice Month”). Each invoice shall be accompanied by supporting information for all amounts charged by such invoice. All amounts owed for Services provided during an Invoice Month shall be reflected on the applicable invoice for such Invoice Month; provided that to the extent any amount appearing on an invoice is in respect of an amount paid by Gatherer to a Third Party (collectively, the “Reimbursed Amount”) or the calculation of such amount is contingent on information provided by a Third Party (collectively, the “Conditional Amount”), such Reimbursed Amount and Conditional Amount, shall be reflected on an invoice within 90 Days after the end of the Month in which such Reimbursed Amount was paid by Gatherer.

(b) Other. If actual measurements of volumes of Dedicated Production are not available by the date stated in Section 10.1(a), then the invoice submitted by the date stated in Section 10.1(a), may be prepared and submitted based on Gatherer’s good faith estimate of the volumes of Dedicated Production received in the applicable Invoice Month. If Gatherer submits an invoice based on estimated volumes, Gatherer shall prepare and submit to Producer an invoice based on actual measurements on or before the close of business of the 40th Day after the applicable Invoice Month, together with a reconciliation to the invoice submitted based on Gatherer’s estimate.

(c) Detail. Gatherer’s invoices and supporting information shall include information reasonably sufficient to explain and support any estimates and charges reflected therein, the reconciliation of any estimates made in a prior Month to the actual measurements for such Month, and any adjustments to prior period volumes and quantities.

(d) Monthly Loss/ Gain Report. Gatherer shall deliver to Producer, on or before the close of business of the 40th Day after the applicable Invoice Month a Monthly Loss/ Gain Report. If Gatherer elects, it may deliver such Monthly Loss/ Gain Report concurrently with the applicable invoice.

(e) One Invoice; Netting. To the extent that Gatherer and Producer are party to this Agreement and one or more other Transaction Documents, one invoice may be delivered in respect of all amounts owing under such Transaction Documents. The Parties shall net all undisputed amounts due and owing or past due and owing arising under the Transaction Documents to which Producer and Gatherer are parties such that the Party owing the greater amount shall make a single payment of the net amount to the other Party. To the extent possible, all fee adjustments set forth in Article 6 shall be accomplished by setoff or netting.

Section 10.2 Payments.

(a) Unless otherwise agreed by the Parties, all invoices under this Agreement shall be due and payable in accordance with each invoice’s instructions on or before the later of the 30th Day of each Month and the 10th Day after receipt of the invoice or, if such Day is not a Business Day, then on the next Business Day. All payments by Producer under this Agreement shall be made by electronic funds transfer to the account designated by Gatherer. Any amounts not paid by the due date will be deemed delinquent and, will accrue interest at the Interest Rate, such interest to be calculated from and including the due date but excluding the date the delinquent amount is paid in full.

(b) If Producer, in good faith, disputes the amount of any invoice of Gatherer, Producer will pay Gatherer such amount, if any, that is not in dispute and shall provide Gatherer notice, no later than 30 Days after the date that payment of such invoice would be due under Section 10.2(a), of the disputed amount accompanied by reasonable documentation to support Producer’s dispute. If Producer fails to provide notice of dispute within such 30-Day period, then Producer shall be deemed to have waived its right to dispute the applicable invoice, except for a dispute following an audit conducted in accordance with Section 10.4. Following Gatherer’s receipt of such dispute notice, Producer and Gatherer shall endeavor in good faith to resolve such dispute, and if the Parties are unable to resolve such dispute within a reasonable time, such dispute may be resolved in accordance with Section 17.6 of this Agreement. Upon resolution of the dispute, any required payment shall be made within 15 Days after such resolution, and such amount shall be paid along with interest accrued at the Interest Rate from and including the due date but excluding the date paid.

Section 10.3 Adequate Assurances. If (a) Producer fails to pay according to the provisions hereof and such failure continues for a period of 5 Business Days after written notice of such failure is provided to Producer, or (b) Gatherer has reasonable grounds for insecurity regarding the performance by Producer of any obligation under this Agreement, then Gatherer, by notice to Producer, may, singularly or in combination with any other rights it may have, demand Adequate Assurance of Performance from Producer. “Adequate Assurance of Performance” means, at the option of Producer, any of the following, (x) advance payment in cash by Producer to Gatherer for Services to be provided under this Agreement in the following Month or (y) delivery to Gatherer by Producer of an irrevocable standby letter of credit or a performance bond, in form and substance reasonably acceptable to Gatherer, issued by a Credit-Worthy Person, in an amount equal to not less than the aggregate proceeds due from Producer under Section 10.1 for the prior 2-Month period. Promptly following the termination of the condition giving rise to Gatherer’s reasonable grounds for insecurity or payment in full of amounts outstanding, as applicable, Gatherer shall release to Producer the cash, letter of credit, bond or other assurance provided by Producer (including any accumulated interest, if applicable, and less any amounts actually applied to cover Producer’s obligations hereunder).

Section 10.4 Audit. Each Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of the Transaction Documents. The scope of such examination will be limited to the 24 Months preceding the date such notice of audit, statement, charge or computation was presented. No Party may conduct more than one audit (taking all Transaction Documents to which Producer is a party together) of another Party during any Year (except that, if a Party is in default hereunder, additional audits may be conducted during the continuance of such default). If any such examination reveals any inaccuracy in any statement or charge, the necessary adjustments in such statement or charge and the payments necessitated thereby shall be made within 60 Days of resolution of the inaccuracy. This provision of this Agreement will survive any termination of this Agreement for the later of (a) a period of 24 Months from the end of the Year in which the date of such termination occurred or (b) until a dispute initiated within the 24 Month period is finally resolved, in each case for the purpose of such statement and payment objections.

ARTICLE 11

REMEDIES

Section 11.1 Suspension of Performance; Temporary Release from Dedication.

(a) Suspension by Gatherer as Remedy for Payment Default. If Producer fails to pay any invoice rendered under Article 10, such failure is not due to a good faith dispute by Producer in accordance with Section 10.2(b), and such failure is not remedied within 15 Business Days after Producer’s receipt of written notice of such failure from Gatherer, Gatherer shall have the right, at its sole discretion, to suspend performance (including withholding any undisputed payments that are owed by Gatherer to Producer, and such withheld undisputed amounts shall not be subject to setoff under Section 10.1(d)) under this Agreement until such undisputed amount, including interest at the Interest Rate, is paid in full

(b) Additional Suspensions as Remedies. If Producer fails to perform or comply with any material warranty, covenant or obligation (other than as provided in Section 11.1(a) contained in this Agreement and such failure has not been remedied within 60 Days after Producer’s receipt of written notice from Gatherer of such failure, then Gatherer shall have the right to suspend performance under this Agreement.

(c) Specific Performance and Declaratory Judgments. Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain. Therefore, each Party, in addition to and without limiting any other remedy or right it may have, will have the right to seek a declaratory judgment and will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any Party from pursuing any other rights and remedies at law or in equity that such Party may have.

Section 11.2 No Election. In the event of a default by a Party under this Agreement, the other Party shall be entitled in its sole discretion to pursue one or more of the remedies set forth in this Agreement, or such other remedy as may be available to it under this Agreement, at Law or in equity, subject, however, to the limitations set forth in Section 11.3 and Article 15. No election of remedies shall be required or implied as the result of a Party’s decision to avail itself of a remedy under this Agreement.

Section 11.3 DIRECT DAMAGES. A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER LOSS OR DAMAGE, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, PRODUCTION, OR REVENUES, AND EACH PARTY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR LOSS OR DAMAGE OTHER THAN ACTUAL DIRECT DAMAGES; PROVIDED, HOWEVER, THAT THIS LIMITATION TO DIRECT DAMAGES SHALL NOT APPLY TO ANY DAMAGE, CLAIM, OR LOSS (A) RESULTING FROM THE DELIVERY BY PRODUCER OF PRODUCT NOT MEETING THE SPECIFICATIONS SET FORTH HEREIN, (B) ASSERTED BY OR AWARDED TO THIRD PARTIES AGAINST A PARTY AND FOR WHICH THE OTHER PARTY WOULD OTHERWISE BE RESPONSIBLE UNDER ARTICLE 15, OR (C) THAT PRODUCER WOULD OTHERWISE BE ENTITLED TO RECOVER UNDER SECTION 7.1(E).

ARTICLE 12

FORCE MAJEURE

Section 12.1 Force Majeure. If either Gatherer or Producer is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under this Agreement and such Party gives notice (which notice may initially be delivered orally so long as written notice is delivered as soon as reasonably practicable thereafter) and reasonably full details of the event (including the nature, extent, effect, and likely duration of the event or circumstances constituting the Force Majeure event) to the other Party as soon as practicable after the occurrence of the event, then, during the pendency of such Force Majeure, but only during that period, the obligations of the Party affected by the event shall be canceled or suspended, as applicable, to the extent required; provided, however, that notwithstanding anything in the foregoing to the contrary, no Party shall be relieved from any indemnification obligation or any obligation to make payments, as the result of Force Majeure, regardless of which Party is affected; provided further that if the Force Majeure impacts only a particular Facility Segment or Individual System, then the suspension of obligations described in this sentence shall apply only to the applicable Facility Segment or Individual System and not to the obligations owing in connection with the rest of the System. The Party affected by Force Majeure shall use commercially reasonable efforts to remedy the Force Majeure condition with all reasonable dispatch, shall give notice to the other Party of the termination of the Force Majeure, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure.

Section 12.2 Extension Due to Force Majeure. If a Party is unable to meet any deadline set forth herein as a result of a Force Majeure, then provided that such Party complies with the provisions of Section 12.1, such deadline shall be extended for a period of time equal to the period of time during which such Party is delayed due to the Force Majeure.

ARTICLE 13

CHANGE IN LAW; UNECONOMIC SERVICE

Section 13.1 Changes in Applicable Law.

(a) If any new Laws are enacted or amended or any new interpretations in respect of previously existing Laws are issued after the Effective Date that require Gatherer to make capital expenditures with respect to the System, then Gatherer may propose an increase to the applicable Individual Fee as may be necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated for the Parties by this Agreement; provided, however, that no increase to the applicable Individual Fee pursuant to this Section 13.1 shall be applicable unless and until, Gatherer would be required to make capital expenditures with respect to the System in order to comply with such new Law that materially and adversely affects the economics of the Services provided, fees received, or the other economic benefits of this Agreement for Gatherer.

(b) Producer shall accept or reject, in its sole discretion, Gatherer’s proposed increase to the Individual Fee within 30 Days after receiving such proposal from Gatherer. If Producer fails to provide notice of such acceptance or rejection within such 30-Day period, then Producer shall be deemed to have rejected such increase. If Producer rejects or is deemed to reject the amount of the proposed increase, then either Party may submit the determination of the proposed increase to binding arbitration in accordance with Section 17.6. The Parties will amend, update, or revise the applicable Agreement Addendum in accordance with this Agreement to reflect any changes in the applicable Individual Fees agreed to in accordance with this Section 13.1.

(c) Producer and Gatherer shall use their commercially reasonable efforts to comply with new and amended applicable Laws and new interpretations of existing Laws.

Section 13.2 Unprofitable Operations and Rights of Termination.

(a) Existing Facilities. If (x) the gathering of Product from any Wells, Separator Facilities or Receipt Points, (y) the delivery of Product to any Delivery Points or (z) the provision of any other Service under this Agreement, is or becomes uneconomical due to its volume, quality, or for any other cause, then Gatherer shall not be obligated to provide the applicable Services so long as such condition exists. If Gatherer validly suspends Services under this Section 13.2(a) as a result of Producer’s (A) negligence, willful misconduct, or breach of this Agreement, (B) delivery of Product that fails to meet the quality specifications required by Section 7.1, or (C) execution of a plan of development that deviates from the then-applicable Development Report, then Gatherer may resume providing such Services at any time, upon two months’ advance written notice delivered to Producer, and the affected Wells, Separator Facilities, Receipt Points, Drilling Units. For purposes of this Section 13.2(a), the term “uneconomical” shall include, with respect to the gathering of Product from any Well, Separator Facility, or Receipt Point, the delivery of Product to any Delivery Point, or the provision of any other Service under this Agreement, that the actual, direct operating and maintenance expenses incurred by Gatherer with respect thereto during any rolling three month period, including expenses charged to Gatherer by third parties providing services for Gatherer, exceed the total revenues received by Gatherer for Services rendered with respect thereto during such period, as determined in accordance with generally accepted accounting principles.

(b) Election not to Expand System. If Gatherer determines, in its discretion, that an expansion of the Individual System to satisfy the needs of Producer, as described in Section 3.2, would be uneconomical, then Gatherer shall neither be obligated to undertake such expansion nor to provide the applicable Services. Producer shall be entitled to a release of the applicable Planned Wells, Planned Separator Facilities and Dedicated Production pursuant to Section 2.4(a)(vi) immediately upon Gatherer’s delivery of a System Plan (marked as “Final”) indicating that a requested expansion would be uneconomical pursuant Section 13.2(d).

(c) Start Date of Suspension of Services. Gatherer shall cause any suspension of Services permitted by this Section 13.2 to commence on the first Day of a Month and not on any other Day.

(d) Supporting Documentation and Management Discussions. As soon as Gatherer determines that an expansion of the Individual System will not be economic or that continuing to provide Services at existing facilities has been rendered uneconomic, Gatherer shall communicate the same in writing to Producer.

(i) With respect to existing facilities, such notice shall be delivered to Producer at least 180 Days in advance of any proposed curtailment under this Section 13.2 and such notice shall be accompanied by documentation supporting its claim that certain Services have become uneconomical. Commencing on the date on which such notice is delivered and continuing for 180 Days, Gatherer shall participate in Meetings of Senior Management if so requested by Producer, so long as such Meetings of Senior Management are scheduled at mutually agreeable times and locations, in order to negotiate a transition of Services that will not materially adversely affect Producer. Such discussions may include the following matters and such other matters aimed at ameliorating the detrimental effects of Gatherer ceasing to provide Services: (A) purchase by Producer from Gatherer of the pipe, rights of way or other assets necessary for the types of services that otherwise would have been performed under this Agreement, (B) a continuation of the provision of Services hereunder by Gatherer for a period of time longer than the 180 Days required hereby in order to permit Producer sufficient time to take over operations or find an alternate midstream service provider and (C) adjustments to the Development Plan or rework certain Wells in order to address the concerns of Gatherer with respect to providing Services thereto. In no event shall Gatherer’s obligation to be available for Meetings of Senior Management create an obligation on Gatherer to continue providing services past the 180 Days required hereby, and Gatherer is under no obligation to agree to any amendments to this Agreement or modifications to the Services provided in order to accommodate requests of Producer during such negotiations. However, both Parties have an obligation to negotiate in good faith during such discussions.

(ii) With respect to planned facilities, Gatherer shall indicate that providing Services to Planned Wells or Planned Separator Facilities is uneconomical by failing to include the necessary expansion projects in the applicable System Plan and shall provide supporting documentation for its determination that such expansion would be uneconomical, if requested by Producer. If Gatherer delivers a System Plan (marked as “Final”) describing the necessary expansion projects, such delivery shall be deemed to be a commitment by Gatherer to complete such expansion without exercising its rights under Section 13.2(b), so long as conditions (including anticipated throughput, pricing, the ability to obtain rights-of-way, Producer’s continued execution of the Development Report, and any other factors deemed material by Gatherer) do not materially change; provided, however that upon the initiation of Services through such expansion project or through a component part of such expansion project, such expansion (or applicable portion thereof) shall be considered “existing facilities” for purposes of this Section 13.2 and Gatherer shall have all of the rights set forth herein with respect to existing facilities that become uneconomical. Nothing in this Section 13.2(d) shall give Producer a right to consent to a suspension under this Section 13.2.

(e) No Obligation to Drill or Operate. Without limiting the right of Producer to revise the Development Report to eliminate any proposed Wells or Separator Facilities, nothing herein shall be construed to require Producer to drill or conduct any operations as to any Well, to continue to operate any Well, to place any new Separator Facility into service or to maintain the operation of any Separator Facility that a prudent operator would not in like circumstances drill or continue to operate.

ARTICLE 14

REGULATORY STATUS

Section 14.1 Non-Jurisdictional System. This Agreement is subject to all valid present and future Laws of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, the Services performed, or the System. It is the intent of the Parties that no Governmental Authority shall alter any provisions in the Agreement in such a way that would have the effect of altering the economic benefits of either Party, as originally contemplated under this Agreement. The Parties shall (a) vigorously defend and support in good faith the enforceability of this Agreement and the continuance, without alternation, of the Services in any and all proceedings before any Governmental Authority in which this Agreement is subject to review and (b) not initiate or support, either directly or indirectly, any challenge with any Governmental Authorities to the rates provided herein or any other modification to this Agreement that would alter the economic benefits of a Party as originally contemplated under this Agreement; provided, however, nothing set forth herein shall restrict or prohibit Producer from contesting or challenging or disputing with the other Party as to the interpretation, breach, default or performance of this Agreement or any filings of tariffs or any amendments thereto with respect to the System to the extent such tariffs are not substantively identical to the economic terms set forth herein. Notwithstanding the foregoing, Producer shall have the right to assert in the appropriate forum in response to any change or proposed change in any tariffs that such change is not in substantial accordance with the terms of this Agreement.

Section 14.2 Government Authority Modification. Notwithstanding the provisions of Section 14.1, if the rates are changed or required to be changed or any other modification to this Agreement that alters the economic benefits of a Party, as originally contemplated under this Agreement, in response to any order, regulation, or other mandate of a Governmental Authority, then no such change or modification shall constitute a breach or other default under the terms of this Agreement, and the Parties shall negotiate in good faith to enter into such amendments to this Agreement or a separate arrangement in order to give effect, to the greatest extent possible, the economic benefit as originally contemplated in this Agreement.

ARTICLE 15

INDEMNIFICATION AND INSURANCE

Section 15.1 Reciprocal Indemnity. To the fullest extent permitted by applicable Law and except as otherwise set forth in Section 7.3:

(a) Producer Indemnification. Producer shall release, protect, defend, indemnify and hold harmless Gatherer Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Producer or any member of Producer Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF GATHERER GROUP OR ANY OTHER PERSONS. (EXCEPT THAT IT SHALL NOT APPLY TO THE EXTENT THAT SUCH LOSSES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GATHERER).

(b) Gatherer Indemnification. Gatherer shall release, protect, defend, indemnify and hold harmless Producer Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Gatherer or any member of Gatherer Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF PRODUCER GROUP OR ANY OTHER PERSONS. (EXCEPT THAT IT SHALL NOT APPLY TO THE EXTENT THAT SUCH LOSSES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PRODUCER).

(c) Regardless of Fault. AS USED IN THE PRECEDING TWO SUBCLAUSES, THE PHRASE “REGARDLESS OF FAULT” SHALL MEAN, WITH RESPECT TO ANY LOSS THAT IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, OR OTHERWISE), STRICT LIABILITY, OR OTHER FAULT, OF ANY MEMBER OF GATHERER GROUP OR THE PRODUCER GROUP, WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF AND WITHOUT LIMITATION OF SUCH LOSS AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.

Section 15.2 Indemnification Regarding Third Parties. Each Party shall release, protect, defend, indemnify and hold the other Party harmless against any Loss by a Third Party that is not a member of the Producer Group or Gatherer Group, to the extent such Loss (a) is caused by the negligence or willful misconduct of said indemnifying Party or such Party’s Group, or (b) in the case of Producer as indemnifying Party, results from claims by a Third Party of title, rights, or encumbrances in or to Product delivered by Producer to a Receipt Point.

Section 15.3 Penalties. Producer shall release, protect, defend, indemnify, and hold harmless Gatherer from any Losses resulting from penalties imposed by a Downstream Facility in any transportation contracts or service agreements associated with, or related to, Producer’s owned or Controlled Product, including any penalties imposed pursuant to the Downstream Facility’s tariff.

Section 15.4 Insurance. Gatherer and Producer shall (a) carry and maintain no less than the insurance coverage set forth in Exhibit B, and (b) cause such insurance to be (i) the primary coverage without any right of contribution from any other insurance held by the other Party to the extent of the insured Party’s indemnification obligations hereunder, and (ii) written and endorsed to include waivers of all subrogation rights of the insurers against Gatherer and its Group (in the case of Producer’s insurance) or Producer and its Group (in the case of Gatherer’s insurance). Producer shall also cause the insurance carried and maintained by it pursuant to this Section 15.4 to be endorsed to name Gatherer and its Group as additional insureds or provide blanket additional insured status that covers Gatherer and its Group as additional insureds, except in the case of worker’s compensation insurance.

ARTICLE 16

ASSIGNMENT

Section 16.1 Assignment of Rights and Obligations under this Agreement.

(a) Assignment. Except as specifically otherwise provided in this Agreement, no Party shall have the right to assign its rights and obligations under this Agreement (in whole or in part) to another Person except with the prior consent of Gatherer (in the case of an assignment by Producer) or Producer (in the case of an assignment by Gatherer), which consent may be withheld at such Party’s sole discretion. Notwithstanding the foregoing,

(i) Producer may assign its rights and obligations under this Agreement to any Person to whom Producer assigns or transfers an interest in any of the Dedicated Properties, insofar as this Agreement relates to such Dedicated Properties, without the consent of Gatherer; provided that (A) such Person assumes in writing the obligations of Producer under this Agreement insofar as it relates to the portion of the Dedicated Properties so assigned or transferred, such writing shall take the form of an Agreement Addendum, executed by Gatherer, Producer and the assignee (and others, if appropriate) and such writing shall be recorded in the real property records of the counties in which the Dedication Area is located, (B) such assignment is made subject to this Agreement, (C) if such assignment or transfer is made to an Affiliate of Producer, Producer shall not be released from any of its obligations under this Agreement, and (D) if such transfer or assignment is to a Person that is not an Affiliate of Producer, Producer shall be released from its obligations under this Agreement with respect to the Dedicated Properties so assigned or transferred; provided, further, that to the extent such Person is not an Affiliate of Producer, except for the Dedicated Properties assigned or transferred, this Agreement shall not bind any interests of such Person or its Affiliates in any oil and/or gas leases, mineral interests, and other similar interests owned by such Person as of or after the date of such assignment or transfer;

(ii) Gatherer may assign its rights and obligations under this Agreement to any Affiliate Entity insofar and only insofar as this Agreement relates to the Dedicated Properties for which such Affiliate Entity will be providing Services (such Dedicated Properties, the “Affiliate Entity Dedicated Properties”); provided that in lieu of assigning a portion of this Agreement (in the manner set forth in this subclause (ii)), Producer and Affiliate Entity may enter into a separate gathering agreement applicable to the Affiliate Entity Dedicated Properties that is substantially similar to this Agreement and, with respect to the Dedicated Properties covered by such separate gathering agreement (and only with respect to such Dedicated Properties), this Agreement shall terminate and cease to control.

(b) Notice; Binding Effect. Within 30 Days prior to the date of execution of a permitted assignment by Producer, Producer shall give Gatherer notice of any assignment of this Agreement or Dedicated Properties. Gatherer shall give Producer written notice of any assignment of this Agreement within 30 Days after the date of execution of such permitted assignment. This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the Parties. Any attempted assignment made without compliance with the provisions set forth in this Section 16.1 shall be null and void ab initio.

(c) Releases not Assignments. Any release of any of the Dedicated Properties from the Dedications pursuant to Section 2.4 shall not constitute an assignment or transfer of such Dedicated Properties for the purposes of this Article 16.

Section 16.2 Pre-Approved Assignments. Each Party shall have the right without the prior consent of the other Party to (a) mortgage, pledge, encumber or otherwise impress a lien or security interest upon its rights and interest in and to this Agreement, and (b) make a transfer pursuant to any security interest arrangement described in (a) above, including any judicial or non-judicial foreclosure and any assignment from the holder of such security interest to another Person.

Section 16.3 Change of Control. Except as provided in Section 16.1, nothing in this Article 16 shall prevent Producer’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Producer and nothing in this Article 16 shall prevent Gatherer’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Gatherer. However, if a change of control of a Party gives rise to a reasonable basis for insecurity on the part of the other Party, such change of control may be the basis for a request of Adequate Assurance of Performance. Each member or owner of Producer or Gatherer, as applicable, shall have the right to assign and transfer such member’s or owner’s interests (whether equity or otherwise and whether in whole or in part) in Producer or Gatherer, as applicable, without restriction contained in this Agreement.

ARTICLE 17

OTHER PROVISIONS

Section 17.1 Relationship of the Parties. The execution and delivery of this Agreement and any Agreement Addendum shall create a binding agreement between the Parties signatory thereto consisting of the terms set forth in such Agreement and Addendum. This Agreement shall not be deemed or construed to create, a partnership, joint venture or association or a trust between Producer and Gatherer. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

Section 17.2 Notices. Unless otherwise specified in the applicable provision, all notices, consents, approvals, requests, and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, or sent by bonded overnight courier, mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, return receipt requested, or, except in the case of notices of breach or default, sent by electronic mail (including with a PDF of the notice or other communication attached), in each case, addressed (i) if to Producer, at the address set forth on the applicable Agreement Addendum and (ii) if to Gatherer, at the address set forth on the signature page; provided that in the case of any notice by electronic mail, such notice is confirmed by communication via another method permitted by this Section 17.2. Any notice, consent, approval, request, or other communication (“Communications”) given in accordance herewith shall be deemed to have been given when (a) actually received or rejected by the addressee in person or by courier, (b) (reserved), or (c) actually received or rejected by the addressee upon delivery by overnight courier or United States Mail, as shown in the tracking report or return receipt, as applicable. Communications may not be transmitted by electronic mail, except for ordinary course business communications that shall be deemed to be received, if transmitted during normal business hours on such Business Day, or if transmitted after normal business hours, on the next Business Day. Any Person may change their contact information for notice by giving notice to the other Party in the manner provided in this Section 17.2.

Section 17.3 Entire Agreement; Conflicts. This Agreement (including the applicable Agreement Addendum and Exhibits) constitutes the entire agreement of Producer and Gatherer pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of Producer and Gatherer pertaining to the subject matter hereof. There are no warranties, representations, or other valid and subsisting agreements between Producer and Gatherer relating to the subject matter hereof except as specifically set forth in this Agreement, including the exhibits hereto, and no Party shall be bound by or liable for any alleged representation, promise, inducement, or statements of intention not so set forth.

Section 17.4 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Person waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of Producer and Gatherer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 17.5 Amendment. This Agreement may be amended only by an instrument in writing executed (except as otherwise set forth in this Section 17.5) by Producer and Gatherer and expressly identified as an amendment or modification.

Section 17.6 Governing Law; Venue. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, UNITED STATES OF AMERICA, EXCEPT THAT ANY PROVISION OF THE LAWS OF THE STATE OF TEXAS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION SHALL NOT APPLY. HOUSTON, HARRIS COUNTY, TEXAS, SHALL BE THE SOLE AND EXCLUSIVE VENUE FOR RESOLUTION OF ANY DISPUTE ARISING UNDER THIS AGREEMENT. THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER ITS ATTORNEYS’ FEES AND EXPERT EXPENSES FROM THE NON-PREVAILING PARTY. EACH PARTY EXPRESSLY WAIVES ANY RIGHTS UNDER APPLICABLE LAW TO TRIAL BY JURY.

Section 17.7 Parties in Interest. Except for parties indemnified hereunder, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

Section 17.8 Preparation of Agreement. The Parties and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 17.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, Producer and Gatherer, as applicable, shall negotiate in good faith to modify this Agreement so as to effect the original intent of Producer and Gatherer as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. A ruling of invalidity, illegality or unenforceability as to one Agreement shall only be applicable to that Agreement, not all the Agreements covered by these Agreement Terms and Conditions.

Section 17.10 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto.

Section 17.11 Confidentiality. The Parties agree that this Agreement and all related data and information (including any and all Development Reports) exchanged by them or otherwise delivered hereunder shall be maintained in strict and absolute confidence and no Party shall disclose or use, without the prior written consent of the other Parties, any part of this Agreement or such data or information unless the release of such information is required by Law (including any requirement associated with an elective filing with a Governmental Authority) or the rules or regulations of any stock exchange on which any securities of the Parties or any Affiliates are traded or such use as is reasonably necessary for such Party to exercise its rights and perform its obligations hereunder. Nothing in this Agreement shall prohibit the Parties from disclosing whatever information in such manner as may be required by statute, rule or regulation; nor shall any Party be prohibited by the terms hereof from disclosing information acquired under this Agreement to any financial institution or investors providing or proposing financing to either Party or to any Person proposing to purchase the equity in any Party to this Agreement or the assets owned by any Party to this Agreement to the extent such financial institutions and investors are bound by a written confidentiality and non-use agreement that, at a minimum, is as restrictive (both as to scope and duration) as the terms of this Section 17.11 and each Party hereto shall be an express third-party beneficiary to such agreement. Notwithstanding the foregoing, the restrictions in this Section 17.11 will not apply to information that (i) is in the possession of the Party receiving such information prior to disclosure by the other Party, (ii) is or becomes known to the public other than as a result of a breach of this Agreement or (iii) becomes available to a Party on a non-confidential basis from a source other than the other Party, provided that such source is not bound by a confidentiality agreement with, or other fiduciary obligations of confidentiality to, the other Party. With respect to any Third Party that holds a working interest in any portion of the Dedicated Properties, Gatherer, with the consent of Producer, may (x) share a copy of this Agreement to any such Person who requests a copy and (y) provide a gathering agreement, substantially in the form hereof, with such adjustments or modifications to accommodate a non-operating working interest owner as deemed necessary or appropriate by Gatherer to any such Person who elects to take production in kind, rather than having Producer market such production. This Section will survive any termination of this Agreement for a period of 24 Months from the end of the Year in which the date of such termination occurred.

(Signatures on separate signatory page)

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

Producer

ROSEHILL OPERATING COMPANY, LLC

By:
Name:
Title:

Gatherer

GATEWAY GATHERING AND MARKETING COMPANY

By:
Name:
Title:

Annex L

GAS GATHERING AGREEMENT

BY AND BETWEEN

ROSEHILL OPERATING COMPANY, LLC, AS PRODUCER

AND

GATEWAY GATHERING AND MARKETING COMPANY, AS GATHERER

L-i

(continued)

L-ii

(continued)

L-iii

GAS GATHERING AGREEMENT

This Gas Gathering Agreement is made and entered into on [/], 2017 (together with each Agreement Addendum and the Exhibits hereto, this “Agreement”), but is effective as of [/], 2017 (the “Effective Date”), by and between Rosehill Operating Company, LLC, a Delaware limited liability company (“Producer”), and Gateway Gathering and Marketing Company, a Maryland corporation (“Gatherer”). Producer and Gatherer may be referred to individually as “Party” or collectively as “Parties.”

Recitals:

A. Producer owns rights, title and interests in certain oil and gas leases and other interests located within the Dedication Area that require services related to the gathering of hydrocarbons.

B. Producer wishes to obtain such gathering services from Gatherer pursuant to this Agreement.

C. Producer desires to dedicate certain Gas attributable to its right, title, and interest in certain oil and gas leases and other interests located within the Dedication Area to the System (defined below).

D. Gatherer owns and operates an Individual System that gathers Gas from certain oil and gas leases and other interests.

Agreements:

NOW, THEREFORE, in consideration of the mutual agreements in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Gatherer and Producer hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Abandonment Date” has the meaning given to it in Section 3.2(d).

“Additional/Accelerated Well” has the meaning given to it in Section 3.2(c).

“Adequate Assurance of Performance” has the meaning given to it in Section 9.3.

“Adjustment Year” has the meaning given to it in Section 5.2(a)(ii).

“Administrator” has the meaning given to it in Section 6.1(b).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. Producer and Gatherer and Raven Gathering System, LLC shall not be considered Affiliates of each other for purposes of this Agreement, except for Section 2.2(b).

“Affiliate Entity” means any Affiliate to whom Gatherer assigns its rights and obligations under this Agreement.

“Affiliate Entity Dedicated Properties” has the meaning given to it in Section 15.1(a)(ii).

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Addendum” means an Agreement Addendum by and between Producer and Gatherer that expressly states that it is governed by this Agreement.

“Agreement Addenda” shall be the collective reference to each Agreement Addendum then in effect.

“Btu” means the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit at a pressure of 14.73 Psia and determined on a gross, dry basis.

“Business Day” means a Day (other than a Saturday or Sunday) on which commercial banks in the State of Texas are generally open for business.

“Cancellation Date” has the meaning given to it in Section 3.1(c).

“Claiming Party” has the meaning given to it in the definition of “Force Majeure”.

“Communications” has the meaning given to it in Section 16.2.

“Conditional Amount” has the meaning set forth in Section 9.1(a).

“Conflicting Dedication” means any gathering agreement, commitment, or arrangement (including any volume commitment) that requires Producer’s owned Gas or Gas that Producer controls to be gathered on any gathering system or similar system other than the System, including any such agreement, commitment, or arrangement burdening properties hereinafter acquired by Producer in the Dedication Area. No dedication of acreage shall constitute a Conflicting Dedication if Producer’s requirement under such dedication is to deliver Gas from the tailgate of the System or any other point that is a Delivery Point hereunder.

“Control” (including the term “Controlled”) means (a) with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise and (b) with respect to any Gas, such Gas produced from the Dedication Area and owned by a Third Party or an Affiliate and with respect to which Producer has the contractual right or obligation (pursuant to a marketing, agency, operating, unit, or similar agreement) to market such Gas and Producer elects or is obligated to market such Gas on behalf of the applicable Third Party or Affiliate.

“Credit-Worthy Person” means a Person with a senior unsecured and credit-unenhanced long term debt rating equivalent to A- or better as determined by at least two rating agencies, one of which must be either Standard & Poor’s or Moody’s (or if either one or both are not available, equivalent ratings from alternate rating sources reasonably acceptable to Gatherer).

“Crude Oil” has the meaning assigned to such term in any Transaction Document relating to the provision of crude oil gathering services by Gatherer.

“Crude Oil Gathering System” has the meaning assigned to the term “Individual System” in any Transaction Document relating to the provision of crude oil gathering services by Gatherer.

“Day” means a period of time beginning at 12:00 a.m. (midnight) Central Time on a calendar day and ending at 12:00 a.m. (midnight) Central Time on the succeeding calendar day. The term “Daily” shall have the correlative meaning.

“Dedicated Production” means (a) Gas owned by Producer or an Affiliate of Producer and produced from a Well within the Dedication Area that is operated by Producer or an Affiliate of Producer, (b) Gas produced within the Dedication Area that is owned by a Third Party and under the Control of Producer and (c) Purchased Dedicated Production.

“Dedicated Properties” means the interests held by Producer or its Affiliate in the oil and/or gas leases, mineral interests, and other similar interests as of the Effective Date or acquired by Producer or its Affiliates after the Effective Date that relate to land within the Dedication Area. Notwithstanding the foregoing, any interest that is permanently released pursuant to Section 2.4(a) or otherwise, shall cease to be included in this definition of “Dedicated Properties” immediately upon the effectiveness of such permanent release.

“Dedication Area” means the area described on Exhibit A, including any additions or supplements to such Exhibit after the Effective Date, and, when the context requires.

“Delivery Point” means the point at which custody transfers from Gatherer to or for the account of Producer. The custody transfer point may include (a) the facilities of a Downstream Facility, (b) the facilities of a gas processing facility, or (c) any other point as may be mutually agreed between the Parties. The Delivery Points for each Individual System in existence on the Effective Date shall be set forth in writing between Producer and Gatherer, and additional points may become Delivery Points hereunder upon mutual agreement of the Parties as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Delivery Points by mutual agreement.

“Development Report” has the meaning given to it in Section 3.1(a).

“Downstream Facility” means any pipeline downstream of any Delivery Point on the System.

“Drilling Unit” means the area fixed for the drilling of one Well by order or rule of any applicable Governmental Authority, or (if no such order or rule is applicable) the area fixed for the drilling of a Well or Planned Well reasonably established by the pattern of drilling in the applicable area or otherwise established by Producer in its reasonable discretion.

“Drip Condensate” means that portion of Gas owned or Controlled by Producer that is received into the System (without manual separation or injection) that condenses in the System, and is recovered from the System as a liquid by Gatherer.

“Effective Date” has the meaning given to it in the preamble of this Agreement.

“Escalation Percentage” means 3.0%.

“Excluded Amounts” means Gatherer’s general and administrative costs and any costs for design or construction of facilities that can be used to connect other Planned Wells or Planned Separator Facilities in the Development Report that Producer at such time intends to develop.

“Facility Segment” means each segment of an Individual System comprised of facilities beginning at a Receipt Point and ending at a Delivery Point. If an Individual System does not contain any such distinct segment, then the term Facility Segment shall be synonymous with Individual System.

“First Development Report” has the meaning given to it in Section 3.1(a).

“Flash Gas” means any gas that has been vaporized from Crude Oil resulting from the gathering and treating of Crude Oil in the Crude Oil Gathering System pursuant to any Transaction Document relating to the provision of crude oil gathering services by Gatherer and that has been collected by Gatherer.

“Force Majeure” means an event that is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), and that by the exercise of reasonable due diligence the Claiming Party is unable to avoid or overcome in a reasonable manner. To the extent meeting the foregoing requirements, Force Majeure includes: (a) acts of God; (b) wars (declared or undeclared); (c) insurrections, hostilities, riots; (d) floods, droughts, fires, storms, storm warnings, landslides, lightning, earthquakes, washouts; (e) industrial disturbances, acts of a public enemy, acts of terror, sabotage, blockades, epidemics; (f) arrests and restraints of rulers and peoples; (g) civil disturbances; (h) explosions, breakage or accidents to machinery or lines of pipe; (i) hydrate obstruction or blockages of any kind in lines of pipe; (j) freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of the Claiming Party that affect the timing of production or production levels; (k) action or restraint by court order or any Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent commercially reasonable, such action or restraint), (l) delays or failures by a Governmental Authority to grant Permits applicable to the System (or any Individual System) so long as the Claiming Party has used its commercially reasonable efforts to promptly make any and all required filings with such Governmental Authority relating to such Permits, and (m) delays or failures by the Claiming Party to obtain easements and rights of way, surface leases and other real property interests related to the System (or any Individual System) from Third Parties, so long as the Claiming Party has used its commercially reasonable efforts to obtain such easements and rights of way, surface leases and other real property interests. The failure of a Claiming Party to settle or prevent a strike or other labor dispute with employees shall not be considered to be a matter within such Claiming Party’s control.

“Gallon” means one U.S. Standard gallon measured at 60 degrees Fahrenheit.

“Gas” means any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons, including Flash Gas and, unless otherwise expressly provided herein, liquefiable hydrocarbons and including inert and noncombustible gases.

“Gatherer” has the meaning set forth in the preamble of this Agreement.

“Gatherer Group” means Gatherer, its Affiliates, and the directors, officers, employees, and agents of Gatherer and its Affiliates, including Raven Pipeline, even though Raven Pipeline holds no equity in Gatherer.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory (including self-regulatory) or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Gross Heating Value” means the number of Btu produced by the combustion, on a dry basis and at a constant pressure, of the amount of Gas which would occupy a volume of 1 cubic foot at a temperature of 60 degrees Fahrenheit and at a pressure of 14.73 Psia, with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state. Hydrogen sulfide shall be deemed to have no heating value.

“Group” means (a) with respect to Gatherer, the Gatherer Group, and (b) with respect to Producer, the Producer Group.

“Increase in Fee” has the meaning given to it in Section 5.2(b).

“Index” has the meaning given to it in Schedule A.

“Individual Fee” means the rate for each Individual System set forth on Exhibit C.

“Individual System” means the portion of the System beginning at the Receipt Points described on the applicable Agreement Addendum and ending at the Delivery Points described on the applicable Agreement Addendum. The Individual Systems in existence on the Effective Date are more particularly described in the applicable Agreement Addendum. Additional Individual Systems may be added to the System from time to time in satisfaction of the needs identified by Producer and evidenced in writing between Producer and Gatherer.

“Initial Term” has the meaning given to it in Section 7.1.

“Interest Rate” means, on the applicable date of determination, the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties) plus an additional two percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).

“Invoice Month” has the meaning given to it in Section 9.1(a).

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Loss” or “Losses” means any actions, claims, causes of action (including actions in rem or in personam), settlements, judgments, demands, liens, encumbrances, losses, damages, fines, penalties, interest, costs, liabilities, expenses (including expenses attributable to the defense of any actions or claims and attorneys’ fees) of any kind or character (except punitive or exemplary damages), including Losses for bodily injury, death, or property damage, whether under judicial proceedings, administrative proceedings or otherwise, and under any theory of tort, contract, breach of contract, breach of representation or warranty (express or implied) or by reason of the conditions of the premises of or attributable to any Person or Person or any Party or Parties.

“MAOP” means maximum allowable operating pressure for the applicable Individual System, or relevant Facility Segment, as specified in the applicable Agreement Addendum.

“Mcf” means one thousand Standard Cubic Feet.

“Measurement Device” means the meter body (which may consist of an orifice meter or ultrasonic meter), Gas metering device, tube, orifice plate, connected pipe, tank strapping, and fittings used in the measurement of Gas flow and volume and/or Btu content.

“Meetings of Senior Management” means meetings between senior members of management of Gatherer and Producer, or, if applicable, senior members of management of an Affiliate of Gatherer or Producer, respectively, that Controls such entity.

“MMBtu” means one million Btu.

“Modifications” has the meaning given to it in Section 3.1(c).

“Month” means a period of time from 7:00 a.m. Central Time on the first Day of a calendar month until 7:00 a.m. Central Time on the first Day of the next succeeding calendar month. The term “Monthly” shall have the correlative meaning.

“Monthly Loss/ Gain Report” means the report delivered pursuant to Section 9.1(d), which shall include all of the information required to be included in such report as detailed in Section 5.3.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business.

“On-Line Deadline” has the meaning given to it in Section 3.2(b).

“Other System Fuel” means all actual Gas measured and used as fuel by Gatherer for Other Services. For the avoidance of doubt, to the extent any Gas is used as fuel and is not System Fuel but such fuel has not been measured, such Gas shall be System L&U.

“Other Services” means services that (i) may be provided to Producer, any of its Affiliates or to any Third Party and (ii) pertain to the production of oil, other hydrocarbons, water and waste products from the production of hydrocarbons.

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Period of Five Years” means, with respect to any report delivered hereunder, the period from the first Day of the fiscal quarter during which such report is required to be delivered until the fifth anniversary thereof.

“Period of Three Years” means, with respect to any report delivered hereunder, the period beginning on the first Day of the fiscal quarter during which such report is required to be delivered and ending 36 Months after such date.

“Permits” means any permit, license, approval, or consent from a Governmental Authority.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

“Planned Separator Facility” has the meaning given to it in Section 3.1(b)(i).

“Planned Well” has the meaning given to it in Section 3.1(b)(i).

“Process Flare” means the Gas flared by Gatherer (a) in its discretion in light of safety, environmental or maintenance considerations or (b) at the direction of Producer.

“Producer” has the meaning set forth in the first paragraph hereof.

“Producer Group” means Producer, its Affiliates, and the directors, officers, employees, and agents of Producer and its Affiliates.

“Producer Meters” means any Measurement Device owned and operated by Producer (or caused to be installed or operated by Producer).

“Psia” means pounds per square inch absolute.

“Purchased Dedicated Production” means Gas produced by a Third Party that (a) either (i) has been purchased by Producer or (ii) the Parties have mutually agreed should be considered “Dedicated Production,” and (b) for which the Parties have agreed upon a Receipt Point for delivery into the Individual System.

“Receipt Point” means the point at which custody transfers from Producer to Gatherer. The custody transfer point may include: (a) the flange at which the applicable Separator Facility or Well connects to the System, (b) the upstream flange of the first Measurement Device owned by Gatherer on the System, or (c) any other point mutually agreed between Gatherer and Producer that is listed in the applicable Agreement Addendum. The Receipt Points in existence on the Effective Date shall be set forth in writing between Producer and Gatherer, and additional points may become Receipt Points hereunder upon mutual agreement of the Parties as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Receipt Points by mutual agreement.

“Redetermination Deadline” has the meaning given to it in Section 5.2(a)(ii).

“Redetermination Proposal” has the meaning given to it in Section 5.2(a)(i).

“Redetermined Individual Fee” has the meaning given to it in Section 5.2(a)(i).

“Rules” has the meaning given to it in Section 16.6.

“Separator Facility” means the surface facility where the Gas produced from one or more Wells in the Dedication Area is collected and gas and water are separated from the Crude Oil. A Separator Facility may be known by Gatherer as an econode but may also refer to a well pad or other facility from which Gas is delivered in the System.

“Services” means: (a) the receipt of Producer’s owned or Controlled Gas at the Receipt Points; (b) the receipt of Flash Gas into the System, (c) the gathering and compressing of such Gas and the collection of any Drip Condensate; (d) the redelivery of Gas with a Thermal Content specified in Section 4.4; and (e) the other services to be performed by Gatherer in respect of such Gas as set forth in this Agreement, all in accordance with the terms of this Agreement (including any services with respect to the Thermal Content of the received or delivered Gas and received Drip Condensate, metering services, other services to account for Flash Gas, Drip Condensate, System L&U, System Fuel, and Other System Fuel that may result in a reduction of or an increase to the redelivered Gas pursuant to Section 4.2.)

“Services Fee” means, collectively, the fees described in Section 5.1.

“Standard & Poor’s” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or any successor to its statistical rating business.

“Standard Cubic Foot” means that quantity of Gas that occupies one cubic foot of space when held at a base temperature of 60 degrees Fahrenheit and a pressure of 14.73 Psia.

“System” means, collectively, the Individual Systems described in the Agreement Addenda, collectively, including: (a) pipelines; (b) compression facilities; (c) central processing facilities, (d) controls, (e) Delivery Points, meters and measurement facilities; (f) owned condensate collection and storage facilities; (g) easements, licenses, rights of way, fee parcels, surface rights and Permits; and (h) all appurtenant facilities, in each case, that are owned, leased or operated by each Gatherer to provide Services to Producer or Third Parties, as such gathering system and/or facilities are modified and/or extended from time to time to provide Services to Producer pursuant to the terms hereof or to Third Parties, including the Facility Segments operated under this Agreement by Gatherer.

“System Fuel” means all actual Gas measured and used as fuel for the System, including Gas used as fuel for compressor stations, stated in MMBtu. For the avoidance of doubt, to the extent any Gas is used as fuel and is not Other System Fuel but such fuel has not been measured, such Gas shall be System L&U.

“System L&U” means any Gas, in terms of MMBtu, received into the System that is lost or otherwise not accounted for incident to, or occasioned by, the gathering, compressing, and redelivery, of Gas, including Gas used as fuel to the extent not measured by Gatherer, Gas released through leaks, instrumentation, relief valves, flares and blow downs of pipelines, vessels and equipment, measurement losses or inaccuracies, or is vented, flared or lost in connection with the operation of a pipeline, including line pack for new facilities; provided that Process Flare shall not constitute System L&U.

“System Plan” has the meaning given to it in Section 3.1(c).

“Target On-Line Date” means, as may be adjusted pursuant to Section 3.2(c), (a) with respect to a Planned Separator Facility or, with respect to a Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is described for the first time in the First Development Report, the date specified in the First Development Report for the applicable Planned Separator Facility or Planned Well, as applicable, and (b) with respect to any Planned Separator Facility or, with respect to any Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is not described in the First Development Report, 24 Months after the date of the Development Report that initially reflected the Planned Separator Facility or Planned Well, as applicable, unless Gatherer consents to a shorter time period.

“Target Pressure” means, with respect to any Individual System, the pressure set forth on the applicable Agreement Addendum, which such stated “Target Pressure” shall be the pressure for the applicable Individual System in the System Plan.

“Tender” means the act of Producer’s making Gas available or causing Gas to be made available to the System at a Receipt Point, and “Tendered” shall have the correlative meaning.

“Term” has the meaning given to it in Section 7.1.

“Thermal Content” means, for Gas, the product of the measured volume in Mcfs multiplied by the Gross Heating Value per Mcf, adjusted to the same pressure base of 14.73 Psia and expressed in MMBtu; and for a liquid, the product of the measured volume in gallons multiplied by the Gross Heating Value per Gallon determined in accordance with the GPA 2145-09 Table of Physical Properties for Hydrocarbons and GPA 8173 Method for Converting Mass of Natural Gas Liquids and Vapors to Equivalent Liquid Volumes, in each case as revised from time to time.

“Third Party” means any Person other than a Party to this Agreement or any Affiliate of a Party to this Agreement.

“Threshold Amount” means the “Threshold Amount” set forth on Exhibit C.

“Transaction Document” means each agreement entered into pursuant to the agreement terms and conditions related to gas gathering services, agreement terms and conditions related to oil gathering services, agreement terms and conditions related to produced water services, agreement terms and conditions related to gas processing services, agreement terms and conditions related to crude oil treating services, and agreement terms and conditions related to fresh water services, now or in the future existing between Producer, on the one hand, and Gatherer or one or more subsidiaries of Gatherer, on the other hand, together with (i) each additional or replacement agreement entered into between such Persons and (ii) all amendments or modifications to each of the foregoing.

“Well” means a well (i) for the production of hydrocarbons, (ii) that is located in the Dedication Area, (iii) in which Producer owns an interest, and (iv) for which Producer has a right or obligation to market Gas produced thereby through ownership or pursuant to a marketing, agency, operating, unit, or similar agreement.

“Year” means a period of time from January 1 of a calendar year through December 31 of the same calendar year; provided that the first Year shall commence on the Effective Date and run through December 31 of that calendar year, and the last Year shall commence on January 1 of the calendar year and end on the Day on which this Agreement terminates.

Section 1.2 Other Terms. Other capitalized terms used in this Agreement and not defined in Section 1.1 have the meanings ascribed to them throughout this Agreement.

Section 1.3 References and Rules of Construction. All references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole, including the applicable Agreement Addendum and all Exhibits and other attachments hereto, all of which are incorporated herein, and not to any particular Exhibit, Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” The word “or” shall mean “and/or” unless a clear contrary intention exists. The word “from” means from and including, the word “through” means through and including, and the word “until” means until but excluding. All references to “$” or “dollars” shall be deemed references to United States dollars. The words “will” and “shall” have the same meaning, force, and effect. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law, contract or other agreement mean such Law, contract or agreement as it may be amended from time to time.

ARTICLE 2

DEDICATION OF PRODUCTION

Section 2.1 Producer’s Dedication. Subject to Section 2.2 through Section 2.4, during the Term, Producer:

(a) exclusively dedicates and commits to deliver to Gatherer under this Agreement, as and when produced, all of the Gas owned or hereafter acquired by Producer or an Affiliate of Producer and produced from the Dedicated Properties;

(b) commits to deliver to Gatherer under this Agreement, as and when produced, all Gas under the control of Producer or an Affiliate of Producer that is produced from the Dedicated Properties;

(c) agrees not to deliver any Dedicated Production to any other gatherer, purchaser, marketer or other Person prior to delivery to Gatherer at the Receipt Points, unless otherwise agreed in writing between the Parties; and

(d) dedicates and commits the Dedicated Properties to Gatherer for performance of the Services pursuant to this Agreement.

Section 2.2 Conflicting Dedications.

(a) Notwithstanding anything in this Agreement to the contrary, Producer shall have the right to comply with each of the Conflicting Dedications existing on the date hereof and any other Conflicting Dedication applicable immediately before the acquisition of any oil and/or gas leases, mineral interests, and other similar interests within the Dedication Area (i) that are acquired by Producer after the Effective Date and (ii) which otherwise would have become subject to dedication under this Agreement (but not any Conflicting Dedications entered into in connection with such acquisition). Producer shall have the right to comply with a Conflicting Dedication only until the first Day of the Month following the termination of such Conflicting Dedication, at which time the Gas subject to such Conflicting Dedication shall automatically be dedicated to this Agreement. Producer shall not extend or renew any Conflicting Dedication and shall terminate each Conflicting Dedication as soon as permitted under the underlying contract, without causing Producer to incur any costs or expenses deemed unreasonable or inappropriate in the opinion of Producer and shall not enter into any new Conflicting Dedication.

(b) Certain Conflicting Dedications may contain rights of first refusal or other provisions that (i) entitle Producer to a release of acreage from such Conflicting Dedication if Producer dedicates the released acreage to a Third Party or (ii) expressly prohibit Producer from dedicating such released acreage to an Affiliate of Producer. As used herein, the term “Conflicting Dedication” shall include both the original right of first refusal (or similar right) and the dedication resulting from an exercise of such right of first refusal (or similar right) so long as the resulting dedication covers the same acreage as the original Conflicting Dedication.

(c) To the extent Producer claims that a Conflicting Dedication exists with respect to certain Services on specified Dedicated Properties, Gatherer shall have the right to review the documentation creating such Conflicting Dedication, subject to confidentiality requirements applicable to such Conflicting Dedication.

Section 2.3 Producer’s Reservation. Producer reserves the following rights respecting Dedicated Production for itself:

(a) to operate (or cause to be operated) Wells producing Dedicated Production in its sole discretion, including the right to drill new Wells, repair and rework old Wells, temporarily shut in Wells, renew or extend, in whole or in part, any oil and gas lease or term mineral interest, and to cease production from or abandon any Well or surrender any applicable oil and gas lease, in whole or in part, when no longer deemed by Producer to be capable of producing in paying quantities under normal methods of operation;

(b) to use Dedicated Production for lease operations (including reservoir pressure maintenance) and water treatment facility operations relating to the lands within the Dedication Area;

(c) to deliver such Dedicated Production or furnish such Dedicated Production to Producer’s lessors and holders of other burdens on production with respect to such Dedicated Production as is required to satisfy the terms of the applicable oil and gas leases or other applicable instruments; and

(d) to pool, communitize or unitize Producer’s interests with respect to Dedicated Production; provided that Producer’s share of Dedicated Production produced from such pooled, communitized, or unitized interests shall be committed and dedicated pursuant to this Agreement.

Section 2.4 Releases from Dedication.

(a) Permanent Releases. Dedicated Production from a Well or Wells affected by one or more of the conditions below, and the acreage in each Drilling Unit with respect to such Wells (or, with respect to Purchased Dedicated Production, the Gas delivered by Producer to the Individual System if the applicable Receipt Point is affected by one or more of the conditions below), shall be permanently released from dedication under this Agreement, and Producer may deliver and commit such Dedicated Production to such other gatherer or gatherers as it shall determine (including an Affiliate Entity):

(i) Gatherer’s election pursuant to Section 3.3(b) not to provide Services for (A) any Well or Separator Facility for which Producer failed to deliver a Development Report on or before the applicable deadline set forth in Section 3.1(a), (B) any Well or Separator Facility not described in the applicable Development Report or (C) any excess volume of Gas produced from any Well during any Day that exceeds the volume included in Producer’s estimate set forth in the most recent Development Report delivered to Gatherer;

(ii) upon expiration of the Term, as further described in Section 7.2;

(iii) upon written agreement of Producer and Gatherer;

(iv) upon written notice from Producer, the occurrence of a Force Majeure of the type described in clauses (k), (l) or (m) of the definition of “Force Majeure” affecting Gatherer that continues for a period of 12 consecutive Months or more or a temporary interruption or curtailment described in Section 4.4(d) that continues for 12 consecutive Months, except to the extent such interruption or curtailment is caused by the acts or omissions of Producer;

(v) upon an assignment by Gatherer to an Affiliate Entity in accordance with Section 15.1(a)(ii), provided that simultaneously with such release, the Affiliate Entity Dedicated Properties are made subject to a gathering agreement entered into with the Affiliate Entity;

(vi) upon written notice from Producer, if a termination of Services pursuant to Section 12.2(a) has continued for more than six consecutive Months or, without a waiting period, if Producer has received notice from Gatherer of its decision not to provide Services to any planned facilities pursuant to Section 12.2(b); or

(vii) in accordance with and subject to the terms of Section 3.2(b).

(b) Temporary Release. Dedicated Production and any acreage covering such Dedicated Production may also be temporarily released from dedication under this Agreement (i) in accordance with and subject to the terms of Section 3.2(b) or Section 4.4(d), except to the extent such interruption or curtailment is caused by the acts or omissions of Producer, and (ii) in the event of a termination of Services pursuant to Section 12.2 that continues for a period of greater than 60 Days but less than the period specified in Section 2.4(a)(vi). To the extent that an interruption or curtailment can be limited to a Facility Segment, Gatherer shall so limit such interruption or curtailment, and to the extent that Gatherer does so limit such curtailment or interruption, the temporary release permitted by this Section 2.4(b) shall only apply to the affected Facility Segment. Such temporary release shall terminate on the date specified herein or on the date notified in writing by Gatherer to Producer (which date shall, in all cases, be the first Day of a Month); provided that, if Producer obtained temporary services from a Third Party (pursuant to a contract that does not give rise to a default under this Agreement) during the pendency of the applicable interruption, curtailment or other temporary cessation described in this Section 2.4(b), such reservation shall continue until the earlier of (x) the first Day of the Month that is three Months after the event or condition that gave rise to the interruption, curtailment or other temporary cessation has been corrected and (y) the first Day of the Month after the termination of the applicable contract with such Third Party.

(c) Evidence of Permanent Release. At the request of Producer, the Parties shall execute a release agreement reasonably acceptable to all Parties (which, in the case of a permanent release, shall be in recordable form) reflecting any release of Dedicated Production or Dedicated Properties pursuant to this Section 2.4.

Section 2.5 Covenant Running with the Land. Each of the dedications, commitments, and covenants made by Producer under this Agreement (a) is a covenant running with the Dedicated Properties, (b) touches and concerns Producer’s interests in the Dedicated Properties, and (c) shall be binding on and enforceable by Gatherer and its successors and assigns. Except as set forth in Article 15, (a) in the event Producer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Dedicated Properties, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement and (b) in the event Gatherer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Individual System, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement. This Agreement is not an executory contract under Section 365 of Title 11 of the United States Code (11 U.S.C. § 365).

Section 2.6 Memorandum. Producer hereby authorizes Gatherer to record a memorandum of the Agreement in the real property records of the counties in which the Dedication Area is located. All payment terms and pricing information shall remain confidential and be redacted from any filings in the real property records.

Section 2.7 Construction Costs.

(a) To compensate Gatherer for the construction costs of each Individual System, during each quarter of each of the first four years of commercial operation of such Individual System, Producer must deliver a certain minimum quantity of Gas to Gatherer. Such minimum quantity during each quarter shall be equal to the quantity (in McF) that, when multiplied by the Individual Fee as of the Effective Date, equals 1/16th of the aggregate of

Gatherer’s direct documented third party construction costs for such Individual System (the “Minimum Commitment”). If Producer does not deliver the Minimum Commitment to Gatherer during any quarter during the first four years of commercial operation of an Individual System, then Producer shall pay Gatherer an amount equal to the Individual Fee as of the Effective Date multiplied by the difference between the Minimum Commitment and the quantity of McF of Gas actually delivered by Producer to Gatherer during such quarter.

(b) Gatherer shall provide monthly updates to Producer of the construction costs incurred by Gatherer during the construction of each Individual System, and within 60 days after the completion of such Individual System, Gatherer shall provide Producer with an itemized statement of the aggregate of the construction costs incurred by Gatherer with respect to such Individual System. Producer shall have the right to audit, and Gatherer shall provide access to, Gatherer’s books and records for purposes of verifying such construction costs. Such audit right shall be at Producer’s sole cost and expense.

ARTICLE 3

SYSTEM EXPANSION AND CONNECTION OF WELLS

Section 3.1 Development Report; System Plan; Meetings.

(a) Development Report. On or before [April] 1, 2017, Producer will provide Gatherer with a report (“First Development Report”), which shall describe (x) in detail the planned development, drilling, and production activities relating to the Dedicated Production through the end of the applicable Period of Three Years, and (y) generally the long-term drilling and production expectations for those project areas in which drilling activity is expected to occur during the applicable Period of Five Years, including the information described in Section 3.1(b). On or before each January 1, each April 1, each July 1, and each October 1 of each Year following the date on which the First Development Report is to be delivered, Producer shall provide to Gatherer an update of the then-current report describing (i) in detail the planned development, drilling, and production activities relating to the Dedicated Production for the applicable Period of Three Years and (ii) generally the long-term drilling and production expectations for those project areas in the Dedication Area in which drilling activity is expected to occur during the applicable Period of Five Years (the First Development Report, as updated in accordance with the foregoing and as the then current report may be updated from time to time, the “Development Report”).

(b) Development Report Content. With respect to the Dedication Area, the Development Reports shall include information as to:

(i) the Wells (each, a “Planned Well”) and Separator Facilities (each, a “Planned Separator Facility”) that Producer expects will be drilled or installed during the applicable Period of Three Years, including the expected locations, completion dates thereof (which completion dates shall not be earlier than the applicable Target On-Line Dates), the expected spud dates of such Planned Wells, the dates flow is anticipated to initiate from such Wells, and forward looking production estimates for the applicable Period of Three Years;

(ii) the anticipated characteristics of the production from such Wells (including liquids content and gas and liquids composition) and the projected Gas production volumes and production pressures;

(iii) the earliest date on which one or more Wells are expected to be fractured, if applicable;

(iv) the Receipt Point(s) and Delivery Point(s) (including proposed receipt points and delivery points not yet included in the applicable Agreement Addendum) at which Gas produced from such Wells is to be delivered or redelivered to Producer

(v) the earliest date on which one or more Wells or Separator Facilities, as applicable, are expected to be completed and ready to be placed on-line, which date shall not be earlier than the Target On-line Date;

(vi) the number of Planned Wells and Planned Separator Facilities anticipated to be producing after the Period of Three Years and before the end of the Period of Five Years, broken out by an appropriate geographic area, such as a development plan area;

(vii) the number of rigs that Producer intends to operate in the Dedication Area each year during the Period of Five Years (including sufficient detail regarding the anticipated location of such rigs to allow Gatherer to determine which Individual System would be impacted by such rig activity);

(viii) with respect to the Period of Three Years, the anticipated date on which Gatherer may initiate construction or other development activities at the Well or Separator Facility in order to complete the interconnection into the Individual System; and

(ix) such other information as may be reasonably requested by Gatherer with respect to Wells and Separator Facilities that Producer intends to drill or from which Producer intends to deliver Gas during the Period of Three Years and Period of Five Years.

To the extent possible, any information Producer is required to provide under this Section 3.1(b) with respect to Wells or Separator Facilities shall also include such information related to Planned Wells and Planned Separator Facilities. In addition, if appropriate to provide a complete and accurate Development Report, any information requested with respect to Planned Wells and Planned Separator Facilities shall also be provided with respect to existing Wells or Separator Facilities.

(c) System Plan. Based on the Development Report and such other information about the expected development of the Dedicated Properties as shall be provided to Gatherer by or on behalf of Producer, including as a result of meetings between representatives of Gatherer and Producer, Gatherer shall develop and periodically update a plan (the “System Plan”) describing and/or depicting the modifications, extensions, enhancements, major maintenance and/or other actions necessary in order for the Individual System to be able to provide timely Services for the Gas produced by the Wells and Separator Facilities described in the most recent Development Report (including Planned Wells, Planned Separator Facilities and changes in anticipated production from existing Wells and Separator Facilities) (the “Modifications”). If (i) Gatherer elects to make such Modifications, (ii) Producer thereafter modifies the Development Report or provides other information (the date on which the modified Development Report or such other information is provided to Gatherer, the “Cancellation Date”) indicating that such Modifications are no longer necessary, and (iii) as of the Cancellation Date, the actual aggregate costs and expenses (excluding Excluded Amounts) incurred or committed by Gatherer to make such cancelled Modifications exceeds the Threshold Amount, then Producer shall reimburse Gatherer for all reasonable and documented costs and expenses (other than the Excluded Amounts) incurred or committed by Gatherer through the Cancellation Date to make such Modifications. The System Plan (or, with respect to the allocation procedures described in clause (vi), the applicable writing signed by Gatherer and Producer) shall include information as to:

(i) each Facility Segment then existing and operational, under construction, or planned and the Individual System of which such Facility Segment is a part;

(ii) all Receipt Points and Delivery Points served or to be served by each such Facility Segment;

(iii) estimated gathering pressures for the 12 Month period beginning on the Target On-Line Date for the applicable Facility Segment and the Target Pressures and the MAOP for each Individual System included in the Development Report;

(iv) all compression and other major physical facilities located or to be located on or within each such Facility Segment, together with their sizes, operating parameters, capacities, and other relevant specifications, which sizes, parameters, capacities and other relevant specifications shall be sufficient to (A) connect the Individual System to the Receipt Points and Delivery Points for all Planned Separator Facilities and (with respect to any Planned Wells not intended to be serviced by a Separator Facility) Planned Wells set forth in the most recent Development Report and (B) perform the Services for all Dedicated Production projected to be produced from the Dedicated Properties as contemplated by the most recent Development Report;

(v) the anticipated schedule for completing the construction and installation of the planned Facility Segments and all planned Receipt Points and Delivery Points, in each case, for all Planned Separator Facilities or Planned Wells, as applicable, included in the most recent Development Report;

(vi) the allocation methodologies to be used by Gatherer with respect to Flash Gas, Drip Condensate, System L&U, System Fuel, Other System Fuel and other allocations hereunder and, with respect to any System Plan after the initial System Plan, any proposed changes to the allocation methodologies then in effect (all such allocation methodologies shall comply with Section 1.8 of Schedule A); and

(vii) other information reasonably requested by Producer that is relevant to the design, construction, and operation of the System, the relevant Individual System, the relevant Facility Segment, and the relevant Receipt Points and Delivery Points; provided that in no event shall Gatherer be obligated to supply to Producer (A) pricing, budget or similar financial information or (B) information that is covered by a confidentiality agreement or confidentiality obligations; Gatherer shall deliver the applicable System Plan (including any updated System Plan) to Producer for Producer’s review and comment not later than 30 Days after Producer’s delivery to Gatherer of the applicable Development Report or amendment thereto.

(d) Meetings. Gatherer shall make representatives of Gatherer available to discuss the most recent System Plan from time to time with Producer and its representatives at Producer’s request. Producer shall make representatives of Producer available to discuss the most recent Development Report from time to time with Gatherer and its representatives at Gatherer’s request. Gatherer and its representatives shall have the right to meet not less frequently than Monthly with one or more representatives of Producer. At all such meetings, the Parties shall exchange updated information about their respective plans for the development and expansion of the Dedicated Properties (including amendments to the Development Report) and the System (including amendments to the System Plan for Producer’s review and comment) and shall have the opportunity to discuss and provide comments on the other Party’s plans.

(e) Scope and Purpose of Planning Tools. The Development Report and the System Plan are intended to assist Gatherer and Producer with long-term planning and goals. None of the Development Reports nor the System Plans shall amend or modify this Agreement in any way. Gatherer may, in its sole discretion, work with any third party providers of Gatherer’s services hereunder, to the extent under contract with Gatherer, to prepare and deliver a System Plan jointly with such other entity or entities. To the extent that a Development Report or System Plan that satisfies the requirements above is delivered or deemed delivered under any other Transaction Document, such Development Report or System Plan shall be deemed delivered hereunder.

Section 3.2 Expansion of System and Connection of Separator Facilities.

(a) Service Standards. Gatherer shall, at its sole cost and expense, design and construct the Individual System in a good and workmanlike manner and in accordance with the System Plan and this Section 3.2. Until such time as Producer has delivered a Development Report, Gatherer shall have no obligation under this Section 3.2(a). In the event that Producer elects to deliver Purchased Dedicated Production into the Individual System, Gatherer and Producer shall mutually agree on the Receipt Point at which Producer shall deliver such Purchased Dedicated Production.

(b) On-Line Deadline. Subject to Section 3.4, Gatherer shall by the later of (x) the date that the first Planned Well on a particular Planned Separator Facility (or, with respect to a Planned Well that is not intended to be serviced by a Separator Facility, the date that such Planned Well) is ready for connection to the System and (y) the applicable Target On-Line Date (such later date, as may be extended pursuant to this Section 3.2(b), the “On-Line Deadline”), (i) have completed (or caused the completion of) the construction of the necessary facilities, in accordance with the then current System Plan, (A) to connect such Planned Separator Facility or such Planned Well to the System and (B) to connect the System to each planned Delivery Point for such Planned Separator Facility or such Planned Well, as applicable and (ii) be ready and able to commence Services with respect to Dedicated Production from such Planned Separator Facility or Planned Well, as applicable. If and to the extent that Gatherer is delayed in completing any such facilities or providing such services by a Force Majeure event or reasons attributable to the acts or omissions of Producer, then the On-Line Deadline applicable thereto shall be extended by a period of time equal to that during which Gatherer was delayed by such event. If Gatherer anticipates that Gatherer will be unable to meet an On-Line Deadline for causes that are not attributable to Force Majeure or the acts or omissions of Producer, then Gatherer shall deliver a written notice to Producer no later than 30 days before the On-Line Deadline with respect a Planned Well or a Planned Separator Facility stating that Gatherer will be unable to meet the On-Line Deadline for such Planned Well or Planned Separator Facility, and that Gatherer elects to have such Planned Well and related Dedicated Production and any acreage covering such Dedicated Production (and the following shall apply) (x) permanently released from this Agreement or (y) temporarily released from this Agreement, in which case Gatherer shall reimburse Producer for its actual, verifiable increase in costs (if any) in utilizing a different gatherer provide gathering services with respect to Gas from such Planned Well during the period of such temporary release, and such temporary release shall terminate upon Gatherer’s connection of such Planned Well to the System; provided, however, that if such temporary release lasts for a period of greater than 90 days after the On-Line Deadline, then such Planned Well shall be permanently released. The permanent release, temporary release, and reimbursement described in this Section 3.2(b) shall be Producer’s sole and exclusive remedies for Gatherer’s failure to meet any On-Line Deadline.

(c) Additional/Accelerated Wells and Elimination of Wells. From time to time, Producer may provide written notice to Gatherer that Producer (i) has accelerated the Target On-Line Date for a Planned Well or Planned Separator Facility, (ii) anticipates the Target On-Line Date for a Planned Well or Planned Separator Facility to be earlier than 24 Months following the delivery of the Development Report in which such Planned Well or Planned Separator Facility was initially included or (iii) anticipates drilling a Well or putting into service a Separator Facility that has not been included in a Development Report and that has a Target On-Line Date earlier than 24 Months following the next delivery of a Development Report (any such Well or Separator Facility, an “Additional/Accelerated Well”); provided that any Well that is to be serviced by a Separator Facility or a Planned Separator Facility that is not described in the foregoing clauses (i) through (iii) shall not constitute an Additional/ Accelerated Well. Gatherer will use its commercially reasonable efforts to modify the System Plan and to cause the necessary gathering facilities to be constructed prior to the On-Line Deadline for such Additional/Accelerated Well; provided that, with respect to Additional/ Accelerated Wells of the type described in clauses (i) and (ii) of the first sentence of this paragraph, there shall be no penalty to Gatherer hereunder unless Gatherer fails to connect such Additional/ Accelerated Well on or prior to the Target On-Line Date set forth in the applicable Development Report (prior to the acceleration of such timeline) and, with respect to Additional/ Accelerated Wells of the type described in clause (iii) of the first sentence of this paragraph, there shall be no penalty to Gatherer hereunder unless Gatherer fails to connect such Additional/ Accelerated Well on or prior to 24 Months following receipt of written notice regarding such Additional/ Accelerated Well. From time to time, Producer may provide written notice to Gatherer that Producer (i) has delayed the Target On-Line Date for a Planned Well or Planned Separator Facility, (ii) anticipates eliminating a Planned Well or Planned Separator Facility from its development plans and the Development Report or (iii) anticipates shutting in a Well or Separator Facility that has been producing. Producer shall endeavor to ensure that the Development Report does not include any planned or existing Wells or Separator Facilities that Producer has determined should not be drilled, operated, maintained or put into service. To the extent that Producer has included any such Well or Separator Facility in a Development Report, Producer shall provide Gatherer with information regarding its revised assessment of such Well or Separator Facility. Gatherer may adjust the System Plan as it determines to be appropriate and commercially reasonable to accommodate such elimination of Wells and Separator Facilities.

(d) Cancellation of Planned Wells and Planned Separator Facilities. If (i) Gatherer reasonably determines that Producer has permanently abandoned the drilling or installation of any Planned Well or Planned Separator Facility or Producer notifies Gatherer that Producer intends to permanently abandon the drilling or installation of any Planned Well or Planned Separator Facility (whether through the delivery of an updated Development Report or otherwise, the date on which such determination is made, the “Abandonment Date”), (ii) Gatherer had begun to design or construct the Facility Segment to connect such Planned Well or Planned

Separator Facility to the System prior to such Abandonment Date, and (iii) the actual aggregate costs and expenses (excluding Excluded Amounts) incurred or committed by Gatherer prior to the Abandonment Date exceeds the Threshold Amount, then Producer shall reimburse Gatherer for all reasonable and documented costs and expenses (other than the Excluded Amounts) incurred or committed by Gatherer prior to such Abandonment Date to design and construct such Facility Segment.

(e) Substation and Interconnection Facilities. The obligations of Gatherer hereunder to design and construct the Individual System and to perform the Services do not include the design or construction of any substation or other interconnecting facilities required to procure electricity for the Individual System. If a substation or any other interconnecting facility is required in order for Gatherer to perform its obligations hereunder, Gatherer and Producer shall enter into a separate agreement setting forth each Party’s responsibilities in connection therewith, including an allocation of responsibility for all associated costs and expenses.

Section 3.3 Temporary Services.

(a) If Gatherer fails to complete any facilities described Section 3.2(b) by the On-Line Deadline for such facilities and Gatherer elects to temporarily release such the applicable Dedicated Production under Section 3.2(b), then Producer may enter into a contract with a Third Party to provide services with respect to the Dedicated Production that is anticipated to be serviced by the new facilities if the term of such contract does not exceed three Months (and may be renewed in three-Month increments until such time as Gatherer has completed the applicable facilities). If any such contract is in effect with respect to any Well, Producer will not be obligated to connect such Well to the System until the first Day of the Month following expiration of such contract.

(b) If at any time, (i) Producer fails to deliver a Development Report on or before the applicable deadline set forth in Section 3.1(a), (ii) a Development Report delivered by Producer failed to describe any Well, or (iii) the average rate of production at any Receipt Point described in the then-applicable Development Report exceeds Producer’s forecast for such Receipt Point set forth in such Development Report, and as a result, Gatherer has not completed any new, modified, or enhanced facilities necessary to allow Gatherer to accept all of the Gas Tendered by Producer at a Receipt Point, then (x) within a reasonable time after Gatherer becomes aware of the need for such new, modified, or enhanced facilities, Gatherer shall elect, in its sole discretion, whether to proceed with the development and completion of such facilities by providing notice to Producer, and (y) if Gatherer elects to proceed with the development and completion of such facilities, (1) Gatherer shall cause such facilities to be completed within a reasonable time after such election, and (2) pending the completion of such facilities, Gatherer may elect (in its reasonable discretion and in exchange for reasonable compensation) to permit Producer to enter into a contract with a Third Party as provided in Section 3.3(a) to provide services with respect to the Dedicated Production that Gatherer is unable to accept.

Section 3.4 Cooperation. The Parties shall work (at their own cost and expense) together in good faith to obtain such Permits as are necessary to drill and complete each Planned Well and construct the required extensions of the System to each Planned Separator Facility (and each Planned Well, as applicable) as expeditiously as reasonably practicable, all as provided in this Agreement. The Parties shall cooperate with each other and to communicate regularly regarding their efforts to obtain such Permits. Upon request by Producer, Gatherer shall promptly provide to Producer copies of all Permits obtained by Gatherer in order to construct any Facility Segment (or portion of a Facility Segment) of the System.

Section 3.5 Compression. The System Plan will describe the compression facilities that will be constructed as part of the System as well as the maximum operating pressures of the low pressure gathering lines, which shall be subject to the approval of Producer, and the maximum operating pressures of the high pressure gathering lines, which shall be sufficient to permit Gas to enter the facilities of Downstream Facilities but no higher than the MAOP, and other maximum operating parameters. The MAOP and the Target Pressure for each Individual System shall be set forth in the applicable Agreement Addendum when the applicable subpart for such Individual System is delivered or updated.

Section 3.6 Grant of Access; Real Property Rights.

(a) Producer’s Grant of Easement. Producer hereby grants to Gatherer, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense, an easement and right of way upon all lands constituting Dedicated Properties for the purpose of installing, using, maintaining, servicing, inspecting, repairing, operating, replacing, disconnecting and removing all or any portion of the applicable Individual System, including all pipelines, meters and other equipment necessary for the performance by Gatherer of this Agreement. If necessary, Producer agrees to use commercially reasonable efforts to assign to Gatherer rights under any Lease to the extent such assignment is necessary to grant such easement and right of way. Any property of Gatherer placed in or upon such lands shall remain the property of Gatherer and may be disconnected or removed by Gatherer at any time for any reason. Gatherer shall release, protect, defend, indemnify and hold harmless Producer Group from and against all Losses arising out of or in connection with Gatherer’s use of or operations on the easement and right-of-way granted under this Section 3.6(a), except to the extent that such Losses are caused by the gross negligence or willful misconduct of any member of Gatherer Group.

(b) Producer Does Not Have Obligation to Maintain. Producer shall not have a duty to maintain in force and effect any underlying agreements (such as any lease, easement, or surface use agreement) that the grants of easements or rights of way by Producer to Gatherer under Section 3.6(a) are based upon, and such grants of easements or rights of way will terminate if Producer loses its rights to the applicable property, regardless of the reason for such loss of rights.

(c) Gatherer Does Not Have Obligation to Maintain. Gatherer shall not have a duty to maintain in force and effect any underlying agreements that the grants of easements or rights of way by Gatherer to Producer pursuant to Section 3.6(a) are based upon, and such grants of easements or rights of way will terminate if Gatherer loses its rights to the applicable property, regardless of the reason for such loss of rights.

(d) No Interference. Gatherer’s exercise of the rights granted to Gatherer by Producer pursuant to this Section 3.6 shall not unreasonably interfere with Producer’s operations or with the rights of owners in fee with respect to the applicable lands, and such rights will be exercised in material compliance with all applicable Laws and the safety and other reasonable access requirements of Producer.

ARTICLE 4

TENDER, NOMINATION, AND GATHERING OF PRODUCTION

Section 4.1 Tender of Dedicated Production.

Each Day during the Term, Producer shall Tender to the Individual System at each applicable Receipt Point all of the Dedicated Production available to Producer at such Receipt Point.

Section 4.2 Services; Service Standard.

(a) Services. Subject to the provisions of this Agreement, Gatherer shall (i) provide Services for all Gas that is Tendered by Producer to Gatherer at the applicable Receipt Point, (ii) redeliver to Producer or for the benefit of Producer at the relevant Delivery Point (as designated by Producer) such Gas with an equivalent Thermal Content and hydrocarbon constituent composition as the Gas received at the Receipt Point (as may be increased by any Flash Gas delivered into the System), less the Thermal Content of Drip Condensate, less System L&U allocated to Producer in accordance with this Agreement, less such Gas consumed as Other System Fuel or System Fuel allocated to Producer in accordance with this Agreement, less such Gas consumed as Process Flare, and (iii) cause the System to be able to flow such Gas at volumes produced into each Individual System, in each case, so long as total crude volumes for the respective Individual System are not greater than the current capacity of the System.

(b) Services Standard. Gatherer shall own and operate the System and perform the Services in a good and workmanlike manner in accordance with standards customary in the industry.

(c) System for Other Gathering. Producer acknowledges that Gatherer has constructed facilities and may construct additional facilities to accommodate Other Services on the same property as the Individual System (including but not limited to the Crude Oil Gathering System). To the extent required for the efficient operation of such facilities together with the Individual System, Gatherer may use Gas to the extent and as further described, including compensation, if any, in Article 5.

Section 4.3 Nominations, Scheduling, Balancing and Curtailment. Nominations, scheduling, and balancing of Gas available for, and interruptions and curtailment of, Services under this Agreement shall be performed in accordance with the applicable Operating Terms and Conditions set forth in Schedule A.

Section 4.4 Suspension/Shutdown of Service.

(a) Shutdown. During any period when all or any portion of the Individual System is shut down (i) because of maintenance, repairs, or Force Majeure, (ii) because such shutdown is necessary to avoid injury or harm to Persons or property, to the environment or to the integrity of all or any portion of the Individual System, or (iii) because providing Services hereunder has become uneconomic as further described in Section 12.2, Gatherer may interrupt or curtail receipts of Producer’s Gas and/or Drip Condensate and the Gas and/or Drip Condensate of other producers as set forth herein. In such cases Gatherer shall have no liability to Producer (subject to Section 4.4(d) and Section 12.2), except to the extent such shutdown is caused by the gross negligence or willful misconduct of Gatherer; provided that Gatherer shall have no liability for any special, indirect, or consequential damages. If Gatherer is required to so interrupt or curtail receipts of Gas and/or Drip Condensate, Gatherer will advise (by telephone, following up by writing, which writing may be in the form of electronic mail) Producer of such interruption or curtailment as soon as practicable or in any event within twenty-four hours after the occurrence of such event.

(b) Planned Curtailments and Interruptions.

(i) Gatherer shall have the right to curtail or interrupt receipts and deliveries of Gas and Drip Condensate for brief periods to perform necessary maintenance of and repairs or modifications (including modifications required to perform its obligations under this Agreement) to the Individual System; provided, however, that to the extent reasonably practicable, Gatherer shall coordinate its maintenance, repair and modification operations with the operations of Producer and, in any case, will use its reasonable efforts to schedule maintenance, repair and modification operations so as to avoid or minimize to the greatest extent possible service curtailments or interruptions.

(ii) Gatherer shall provide Producer (x) with 10 Days prior notice of any upcoming normal and routine maintenance, repair and modification projects that Gatherer has planned that would result in a curtailment or interruption of Producer’s deliveries and the estimated time period for such curtailment or interruption and (y) with six Months prior notice of any maintenance (A) of which Gatherer has knowledge at least six Months in advance and (B) that is anticipated to result in a curtailment or interruption of Producer’s deliveries for five or more consecutive Days.

(c) Other Operations. It is specifically understood by Producer that operations and activities on facilities upstream or downstream of the Individual System beyond Gatherer’s control may impact operations on the Individual System, and the Parties agree that Gatherer shall have no liability for any operations or activities upstream or downstream of the Individual System.

(d) Temporary Release. If at any time Gatherer interrupts or curtails receipts and deliveries of Gas pursuant to this Section 4.4 for a period of 30 consecutive Days, then at Producer’s written request, the affected volumes of Gas shall be temporarily released from dedication to this Agreement commencing as of the date of such request and ending on the date described in Section 2.4(b).

Section 4.5 Marketing and Transportation. As between the Parties, Producer shall be solely responsible, and shall make all necessary arrangements at and downstream of the Delivery Points, for the receipt, further transportation, and marketing of Producer’s owned and Controlled Gas delivered hereunder.

Section 4.6 No Prior Flow of Gas in Interstate Commerce. Producer represents and warrants that at the time of Tender, none of the Gas delivered at a Receipt Point hereunder has flowed in interstate commerce.

ARTICLE 5

FEES

Section 5.1 Fees. Producer shall pay Gatherer each Month in accordance with the terms of this Agreement, for all Services provided by Gatherer with respect to Dedicated Production received by Gatherer from Producer or for Producer’s account during such Month, an amount, for each Individual System, equal to the sum of (i) the product of (x) the aggregate quantity of such Gas, stated in MMBtu, received by Gatherer from Producer or for Producer’s account at the applicable Receipt Points for such Gas within the applicable Individual System during such Month multiplied by (y) the applicable Individual Fee, plus (ii) an amount equal to Producer’s allocated portion of the actual costs incurred by Gatherer for electricity required to provide Services, such allocation to be based upon the aggregate quantities of Gas received by Gatherer.

Section 5.2 Fee Adjustments

(a) Redetermination.

(i) Redetermination Proposal. Between November 1 and December 31 of any Year, Gatherer may prepare and deliver to Producer for its review and comment a written proposal (each, a “Redetermination Proposal”) to redetermine each Individual Fee in accordance with this Section 5.2(a). Each Redetermination Proposal shall include relevant supporting documentation based upon the latest updated Development Report and System Plan and shall take into account future items including projected production volumes, operating revenue projections, and budgeted amounts for capital expenditures and all estimated operating expenses that Gatherer believes will be necessary to provide the applicable Services as contemplated by the latest updated Development Report and System Plan; provided that a redetermined Individual Fee as agreed to by the Parties (a “Redetermined Individual Fee”) shall not recoup the difference between (A) estimated operating expenses or revenues and (B) actual operating expenses or revenues for periods prior to the effective date of such Redetermined Individual Fee. The Parties may agree to redetermine a particular Individual Fee without obligation to agree to redetermine any other Individual Fee.

(ii) Subsequent Redetermination Timing. Any Redetermined Individual Fee agreed to by the Parties on or prior to the last Business Day of February of the applicable Adjustment Year (“Redetermination Deadline”) shall become effective as of the first Day of the Month following the Month in which agreement has been reached. If the Parties fail to agree upon a redetermination of any Individual Fee set forth in the applicable Redetermination Proposal on or prior to the Redetermination Deadline, such Individual Fee shall remain in effect without redetermination pursuant to this Section 5.2(a). For purposes of this Section 5.2(a)(ii), the Year during which a Redetermination Proposal is delivered is herein the “Delivery Year” and the immediately subsequent Year is herein the “Adjustment Year”.

(b) Annual Escalation. Effective as of January 1 of each Year, the Individual Fee will be increased by multiplying the then-applicable Individual Fee by the Escalation Percentage (herein, the “Increase in Fee”) and adding the then-applicable Individual Fee to the Increase in Fee. Such annual increase to the Individual Fee shall become effective on January 1 of the applicable Year, even if such Individual Fee was redetermined pursuant to Section 5.2(a), with an effective date during the same Year.

(c) Target Pressures. Gatherer shall use its commercially reasonable efforts to maintain the Daily arithmetic average operating pressure of the system pressures at the Target Pressure.

(d) Other Fee Adjustments. The amount invoiced by Gatherer hereunder may be adjusted to reflect other adjustments expressly set forth in this Agreement, including pursuant to Section 6.2 and Section 12.1.

(e) Reinjection Volumes and Buy-Back. Pursuant to Producer’s reservations under Section 2.3(b), Gatherer shall ensure that the volumes measured at the applicable Receipt Point shall not include the volumes used by or returned to Producer for use in connection with Producer’s lease operations (including, but not limited to, Producer’s reservoir pressure maintenance operations) and water treatment facility operations. Gas volumes used for lease operations and water treatment facility operations shall be deducted from the measured Receipt Point volumes. It is the express intent of the Parties that Producer shall not pay the Individual Fee on gas used for lease and water treatment facility operations more than once, even if some portion of the gas reserved for such operations passes through the applicable Individual System more than once, whether as a result of reinjection, recycling, buy back or other similar operation.
Section 5.3 Treatment of Byproducts, L&U, Fuel and Related Matters. The Producer and Gatherer acknowledge that the fees chargeable by Gatherer pursuant to Section 5.1, as adjusted pursuant to Section 5.2, appropriately compensate Gatherer for Services and no separate fee shall be chargeable by Gatherer and no refund or reduction in the fee shall be chargeable by Producer for the hydrocarbons or services described in this Section 5.3. The Producer and Gatherer acknowledge that the Transaction Documents among Producer and Gatherer are intended to be treated as a suite of documents. As such, pursuant to Article 9, the Producer may receive one invoice from Gatherer that details the amounts owed under this Agreement and each other Transaction Document to which Gatherer is a Party. In addition, Gatherer shall have no responsibility to allocate back Drip Condensate, Flash Gas, System L&U, System Fuel or Other System Fuel to any particular Receipt Point, except as otherwise expressly stated in Section 1.8 of Schedule A. However, Gatherer shall prepare a Monthly Loss/ Gain Report that details the quantities of each of the following on a Monthly basis and shall deliver such Monthly Loss/ Gain Report as specified in Section 9.1(d).

(a) Drip Condensate. Gatherer shall own, retain, and have the sole right to the proceeds from any sale of Drip Condensate collected in the System, and Gatherer shall not pay Producer the proceeds from any such sale. The Monthly Loss/ Gain Report shall include a statement of the Drip Condensate recovered by Gatherer.

(b) Flash Gas. Gatherer shall deliver to Producer, each Month, all Flash Gas allocated to Producer or for Producer’s account by delivering such Flash Gas into the System. The Parties acknowledge that there is no separate fee chargeable by Gatherer hereunder for Services with respect to Flash Gas and that the fees chargeable by Gatherer hereunder for Gas sufficiently compensate Gatherer for Services with respect to Flash Gas. The Parties further acknowledge that (i) the Flash Gas is a byproduct of the Crude Oil gathered by Gatherer (which is among the services described hereunder as Other Services), (ii) at all times during the Term, Producer and Gatherer shall be party to both this Agreement and another Transaction Document that covers Crude Oil and (iii) the Producer shall not owe any amount under any other Transaction Document to which Gatherer is a Party as a result of the Flash Gas being delivered into the System. The Monthly Loss/ Gain Report shall include a statement of the Flash Gas recovered by Gatherer and returned to Producer, as measured in the Measuring Device at the point where Flash Gas is received into the System.

(c) System L&U. No adjustment to the Services Fee will be made for System L&U.

(i) Gatherer will perform a Monthly material balance for each Individual System based on comparison of Gas delivered to the Gas received into the applicable Individual System at Receipt Points (or, with respect to Flash Gas, such other receipt points).

(ii) If, during any Month, System L&U on an Individual System exceeds 2.00% of either energy or volumes of Producer’s owned or Controlled Gas delivered to the Individual System in such Month, then Gatherer will, for the respective Individual System, obtain updated test data from the Receipt

Points in the applicable Individual System and conduct a field-wide (on an Individual System basis) meter inspection and calibration followed by an updated balance. If Gatherer determines that a repair to the Individual System is needed to reduce the System L&U below 2.00%, Gatherer shall undertake such repairs in a commercially reasonable manner and as soon after making such determination as is commercially reasonable.

(iii) Gatherer shall provide Producer with prior notice of, and reasonable access to observe, any such field-wide meter balance.

(iv) The Monthly Loss/ Gain Report shall include a statement of the System L&U.

(d) System Fuel and Other System Fuel. Gatherer shall account for the actual fuel used by Gatherer in the operation of the Individual System, and such accounting shall detail whether such fuel is System Fuel or Other System Fuel (and, if Other System Fuel, whether for the account of Crude Oil, water or other product). The Parties acknowledge that the Producer shall not be reimbursed for System Fuel or Other System Fuel; provided that if during any Month, the Producer does not deliver to Gatherer Crude Oil under any Transaction Document to which Gatherer is a Party, then Gatherer shall calculate the value of the Other System Fuel used during the applicable Month based on the price of Gas received by Producer during such Month and such amount shall appear as a reduction in the Fees within 90 days of the end of the applicable Month. The Monthly Loss/ Gain Report shall include a statement of the System Fuel and the Other System Fuel.

ARTICLE 6

QUALITY AND PRESSURE SPECIFICATIONS

Section 6.1 Quality Specifications.

(a) Subject to Section 6.2 below, all Gas delivered at the Receipt Points by Producer to Gatherer shall meet the quality specifications set forth in Section 1.1 of Schedule A, except, with respect to any Individual System for which different quality specifications are set forth in the applicable Agreement Addendum, such specifications that are set out in the applicable Agreement Addendum shall control. If Producer’s Gas delivered to the Receipt Points complies with such quality specifications or, after blending in accordance with the second sentence of Section 6.2, otherwise complies such specifications, then all Gas redelivered at the Delivery Points by Gatherer to Producer shall meet the quality specifications applicable at the relevant Delivery Points. Subject to Section 6.1(b), Gatherer may commingle Gas received into the Individual System may be commingled with other Gas shipments and, subject to Gatherer’s obligation to redeliver to Producer at the Delivery Points Gas that satisfies the applicable quality specifications of the Delivery Points, (i) such Gas shall be subject to such changes in quality, composition and other characteristics as may result from such commingling, (ii) Gatherer shall have no other obligation to Producer associated with changes in quality of Gas as the result of such commingling and (iii) Gatherer shall have the right to change the quality specifications to comply with any changes in the Downstream Facility specifications.

(b) Gatherer shall establish a quality bank with respect to Gas transported within the same common stream. Such quality bank shall initially apply only to the API gravity of Gas transported within the same common stream. Gatherer shall have the right to expand such quality bank to also apply to the sulphur content of Gas transported within the same common stream. All shippers shall be required to participate in the quality bank. The quality bank (i) shall be administered by an entity to be designated by Gatherer, which may be Gatherer, (“Administrator”), and such Administrator shall calculate, collect, and remit monetary adjustments among all shippers tendering within the common streams from changes in specified constituents (i.e., API gravity and/or sulphur, as applicable) for which such quality bank is established and which result from common stream operations, and (ii) each shipper shall pay the Administrator the computed quality adjustments due from such shipper in accordance with the quality bank policy.

Section 6.2 Failure to Meet Specifications. If any Gas Tendered by Producer to the Individual System fails at any time to conform to the applicable specifications, then Gatherer will have the right to immediately discontinue receipt of such non-conforming Gas and shall notify Producer of the specifications violation within twenty-four (24) hours. Gatherer agrees to use commercially reasonable efforts to blend and commingle such non-conforming Gas with other Gas in the Individual System so that it meets the applicable specifications. Gatherer may charge Producer a reasonable fee to compensate Gatherer for its use of commercially reasonable efforts to cause such Gas Tendered by Producer to conform to the applicable specifications. Producer will promptly undertake commercially reasonable measures to eliminate the cause of such non-conformance and will indemnify, defend, and hold harmless Gatherer from and against all Losses suffered or incurred by Gatherer as a result of, arising out of, or caused by the delivery of non-conforming Gas by Producer with respect to which Producer does not notify Gatherer of such non-conformance before Tendering such Gas to Gatherer.

Section 6.3 Pressure. Producer shall Tender or cause to be Tendered Gas to each applicable Receipt Point at sufficient pressure to enter the applicable Individual System, but not in excess of the MAOP set forth in the design documents for the applicable Individual System as shown in the applicable Agreement Addendum (which such maximum operating pressure shall be sufficient to permit such Gas to enter the Individual System and the Downstream Facilities but not higher than the MAOP of the Downstream Facilities). Producer shall have the obligation to ensure that Gas is prevented from entering the System at pressures in excess of such MAOP, and Gatherer shall have the right to restrict or relieve the flow of Gas into the System to protect the System from over pressuring. Gatherer shall install, own, operate and maintain compression facilities sufficient to deliver Producer’s owned and Controlled Gas into the applicable Delivery Points. Redeliveries of Gas by Gatherer to or for the account of Producer at the applicable Delivery Points shall be at such pressures as may exist from time to time in the System at the applicable Delivery Point. Gatherer’s obligation to redeliver Gas to a given Delivery Point shall be subject to the operational limitations of the Downstream Facilities receiving such Gas, including the Downstream Facility’s capacity, Gas measurement capability, operating pressures and any operational balancing agreements as may be applicable.

ARTICLE

7TERM

Section 7.1 Term. This Agreement shall commence on the Effective Date, and this Agreement shall remain in effect until the 10th anniversary of the Effective Date (the “Initial Term”) and thereafter on a Year to Year basis until terminated by Gatherer or Producer effective upon the expiration of the Initial Term or the expiration of any Year thereafter upon written notice no less than 90 Days prior to the expiration of the Initial Term or the expiration of any Year thereafter (such period of time, the “Term”).

Section 7.2 Effect of Termination or Expiration of the Term. Upon the termination of the Term, this Agreement shall forthwith become void and the Parties shall have no liability or obligation under this Agreement, except that (a) the termination of this Agreement shall not relieve any Party from any expense, liability or other obligation or remedy therefor that has accrued or attached prior to the date of such termination, (b) the provisions of Section 6.2, this Section 7.2, Section 8.1, Article 14 and Section 16.1 through Section 16.10 shall survive such termination and remain in full force and effect indefinitely, and (c) Section 9.4 and Section 16.11 shall survive such termination and remain in full force and effect for the period of time specified in such Sections.

ARTICLE 8

TITLE AND CUSTODY

Section 8.1 Title. A nomination of Gas by Producer shall be deemed a warranty of title to such Gas by Producer or a warranty that Producer Controls the Gas and has the right to deliver such Gas for gathering under this Agreement, as applicable. Title to Gas shall not transfer to Gatherer by reason of Gatherer’s performance of the Services. By nominating Gas, Producer also agrees to indemnify, defend, and hold Gatherer harmless from any and all Losses resulting from any claims by a Third Party of title or rights to such Gas. If any claim is made challenging Producer’s right to deliver such Gas to Gatherer, then Gatherer shall have the right to suspend receipt of deliveries of such Gas hereunder until such claim is finally resolved to the reasonable satisfaction of Gatherer.

Section 8.2 Custody. From and after Producer’s delivery of Gas to Gatherer at the Receipt Point(s), and, until Gatherer’s redelivery of such Gas to or for Producer’s account at the applicable Delivery Point(s), as between the Parties, Gatherer shall have custody and control of, and be responsible for, such Gas. In all other circumstances, as between the Parties, Producer shall be deemed to have custody and control of, and be responsible for, such Gas.

ARTICLE 9

BILLING AND PAYMENT

Section 9.1 Statements.

(a) Ordinary Course. Gatherer shall submit invoices to Producer on or before the 25th Day after the end of a Month (the “Invoice Month”). Each invoice shall be accompanied by supporting information for all amounts charged by such invoice. All amounts owed for Services provided during an Invoice Month shall be reflected on the applicable invoice for such Invoice Month; provided that to the extent any amount appearing on an invoice is in respect of an amount paid by Gatherer to a Third Party (collectively, the “Reimbursed Amount”) or the calculation of such amount is contingent on information provided by a Third Party (collectively, the “Conditional Amount”), such Reimbursed Amount and Conditional Amount shall be reflected on an invoice within 90 Days after the end of the Month in which such Reimbursed Amount was paid by Gatherer.

(b) Other. If actual measurements of volumes of Dedicated Production are not available by the date stated in Section 9.1(a), then the invoice submitted by the date stated in Section 9.1(a), may be prepared and submitted based on Gatherer’s good faith estimate of the volumes of Dedicated Production received in the applicable Invoice Month. If Gatherer submits an invoice based on estimated volumes, Gatherer shall prepare and submit to Producer an invoice based on actual measurements on or before the close of business of the 40th Day after the applicable Invoice Month, together with a reconciliation to the invoice submitted based on Gatherer’s estimate.

(c) Detail. Gatherer’s invoices and supporting information shall include information reasonably sufficient to explain and support any estimates and charges reflected therein, the reconciliation of any estimates made in a prior Month to the actual measurements for such Month, and any adjustments to prior period volumes and quantities.

(d) Monthly Loss/ Gain Report. Gatherer shall deliver to Producer, on or before the close of business of the 40th Day after the applicable Invoice Month a Monthly Loss/ Gain Report, which shall set forth the volumes specified in Section 5.3 and in Schedule A. If Gatherer elects, it may deliver such Monthly Loss/ Gain Report concurrently with the applicable invoice.

(e) One Invoice; Netting. To the extent that Gatherer and Producer are party to this Agreement and one or more other Transaction Documents, one invoice may be delivered in respect of all amounts owing under such Transaction Documents. The Parties shall net all undisputed amounts due and owing or past due and owing arising under the Transaction Documents to which Producer and Gatherer are parties such that the Party owing the greater amount shall make a single payment of the net amount to the other Party. To the extent possible, all fee adjustments set forth in Article 5 shall be accomplished by setoff or netting.

Section 9.2 Payments.

(a) Unless otherwise agreed by the Parties, all invoices under this Agreement shall be due and payable in accordance with each invoice’s instructions on or before the later of the 30th Day of each Month and the 10th Day after receipt of the invoice or, if such Day is not a Business Day, then on the next Business Day. All payments by Producer under this Agreement shall be made by electronic funds transfer to the account designated by Gatherer. Any amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from and including the due date but excluding the date the delinquent amount is paid in full.

(b) If Producer, in good faith, disputes the amount of any invoice of Gatherer, Producer will pay Gatherer such amount, if any, that is not in dispute and shall provide Gatherer notice, no later than 30 Days after the date that payment of such invoice would be due under Section 9.2(a), of the disputed amount accompanied by reasonable documentation to support Producer’s dispute. If Producer fails to provide notice of dispute within such 30-Day period, then Producer shall be deemed to have waived its right to dispute the applicable invoice, except for a dispute following an audit conducted in accordance with Section 9.4. Following Gatherer’s receipt of such dispute notice, Producer and Gatherer shall endeavor in good faith to resolve such dispute, and if the Parties are unable to resolve such dispute within a reasonable time, such dispute may be resolved in accordance with Section 16.6 of this Agreement. Upon resolution of the dispute, any required payment shall be made within 15 Days after such resolution, and such amount shall be paid along with interest accrued at the Interest Rate from and including the due date but excluding the date paid.

Section 9.3 Adequate Assurances. If (a) Producer fails to pay according to the provisions hereof and such failure continues for a period of 5 Business Days after written notice of such failure is provided to Producer or (b) Gatherer has reasonable grounds for insecurity regarding the performance by Producer of any obligation under this Agreement, then Gatherer, by notice to Producer, may, singularly or in combination with any other rights it may have, demand Adequate Assurance of Performance from Producer. “Adequate Assurance of Performance” means, at the option of Producer, any of the following, (x) advance payment in cash by Producer to Gatherer for Services to be provided under this Agreement in the following Month or (y) delivery to Gatherer by Producer of an irrevocable standby letter of credit or a performance bond, in form and substance reasonably acceptable to Gatherer, issued by a Credit-Worthy Person, in an amount equal to not less than the aggregate proceeds due from Producer under Section 9.1 for the prior 2-Month period. Promptly following the termination of the condition giving rise to Gatherer’s reasonable grounds for insecurity or payment in full of amounts outstanding, as applicable, Gatherer shall release to Producer the cash, letter of credit, bond or other assurance provided by Producer (including any accumulated interest, if applicable, and less any amounts actually applied to cover Producer’s obligations hereunder).

Section 9.4 Audit. Each Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of the Transaction Documents. The scope of such examination will be limited to the 24 Months preceding the date such notice of audit, statement, charge or computation was presented. No Party may conduct more than one audit (taking all Transaction Documents to which Producer is a party together) of the other Party during any Year (except that, if a Party is in default hereunder, additional audits may be conducted during the continuance of such default). If any such examination reveals any inaccuracy in any statement or charge, the necessary adjustments in such statement or charge and the payments necessitated thereby shall be made within 60 Days of resolution of the inaccuracy. This provision of this Agreement will survive any termination of this Agreement for the later of (a) a period of 24 Months from the end of the Year in which the date of such termination occurred or (b) until a dispute initiated within the 24 Month period is finally resolved, in each case for the purpose of such statement and payment objections.

ARTICLE 10

REMEDIES

Section 10.1 Suspension of Performance; Temporary Release from Dedication.

(a) Suspension by Gatherer as Remedy for Payment Default. If Producer fails to pay any invoice rendered under Article 9, such failure is not due to a good faith dispute by Producer in accordance with Section 9.2(b) and such failure is not remedied within 15 Business Days after Producer’s receipt of written notice of such failure from Gatherer, Gatherer shall have the right, at its sole discretion, to suspend performance (including withholding any undisputed payments that are owed by Gatherer to Producer, and such withheld undisputed amounts shall not be subject to setoff under Section 9.1(e)) under this Agreement until such undisputed amount, including interest at the Interest Rate, is paid in full.

(b) Additional Suspensions as Remedies. If Producer fails to perform or comply with any material warranty, covenant or obligation (other than as provided in Section 10.1(a)) contained in this Agreement and such failure has not been remedied within 60 Days after Producer’s receipt of written notice from Gatherer of such failure, then Gatherer shall have the right to suspend performance under this Agreement.

(c) Specific Performance and Declaratory Judgments. Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain. Therefore, each Party, in addition to and without limiting any other remedy or right it may have, will have the right to seek a declaratory judgment and will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any Party from pursuing any other rights and remedies at law or in equity that such Party may have.

Section 10.2 No Election. In the event of a default by a Party under this Agreement, the other Party shall be entitled in its sole discretion to pursue one or more of the remedies set forth in this Agreement, or such other remedy as may be available to it under this Agreement, at Law or in equity, subject, however, to the limitations set forth in Section 10.3 and Article 14. No election of remedies shall be required or implied as the result of a Party’s decision to avail itself of a remedy under this Agreement.

Section 10.3 DIRECT DAMAGES. A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER LOSS OR DAMAGE, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, PRODUCTION, OR REVENUES, AND EACH PARTY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR LOSS OR DAMAGE OTHER THAN ACTUAL DIRECT DAMAGES; PROVIDED, HOWEVER, THAT THIS LIMITATION TO DIRECT DAMAGES SHALL NOT APPLY TO ANY DAMAGE, CLAIM, OR LOSS (A) RESULTING FROM THE DELIVERY BY PRODUCER OF GAS NOT MEETING THE SPECIFICATIONS SET FORTH HEREIN, (B) ASSERTED BY OR AWARDED TO THIRD PARTIES AGAINST A PARTY AND FOR WHICH THE OTHER PARTY WOULD OTHERWISE BE RESPONSIBLE UNDER ARTICLE 14, OR (C) THAT PRODUCER WOULD OTHERWISE BE ENTITLED TO RECOVER UNDER SECTION 6.1.

ARTICLE 11

FORCE MAJEURE

Section 11.1 Force Majeure. If either Gatherer or Producer is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under this Agreement and such Party gives notice (which notice may initially be delivered orally so long as written notice is delivered as soon as reasonably practicable thereafter) and reasonably full details of the event (including the nature, extent, effect, and likely duration of the event or circumstances constituting the Force Majeure event) to the other Party as soon as practicable after the occurrence of the event, then, during the pendency of such Force Majeure, but only during that period, the obligations of the Party affected by the event shall be canceled or suspended, as applicable, to the extent required; provided, however, that notwithstanding anything in the foregoing to the contrary, neither Party shall be relieved from any indemnification obligation or any obligation to make payments, as the result of Force Majeure, regardless of which Party is affected; provided further that if the Force Majeure impacts only a particular Facility Segment or Individual System, then the suspension of obligations described in this sentence shall apply only to the applicable Facility Segment or Individual System and not to the obligations owing in connection with the rest of the System. The Party affected by Force Majeure shall use commercially reasonable efforts to remedy the Force Majeure condition with all reasonable dispatch, shall give notice to the other Party of the termination of the Force Majeure, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure.

Section 11.2 Extension Due to Force Majeure. If a Party is unable to meet any deadline set forth herein as a result of a Force Majeure, then provided that such Party complies with the provisions of Section 12.1, such deadline shall be extended for a period of time equal to the period of time during which such Party is delayed due to the Force Majeure.

ARTICLE 12

CHANGE IN LAW; UNECONOMIC SERVICE

Section 12.1 Changes in Applicable Law.

(a) If any new Laws are enacted or amended or any new interpretations in respect of previously existing Laws are issued after the Effective Date that require Gatherer to make capital expenditures with respect to the System, then Gatherer may propose an increase to the applicable Individual Fee as may be necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated for the Parties by this Agreement; provided, however, that no increase to the applicable Individual Fee pursuant to this Section 13.1 shall be applicable unless and until Gatherer would be required to make capital expenditures with respect to the System in order to comply with such new Law that materially and adversely affects the economics of the Services provided, fees received, or the other economic benefits of this Agreement for Gatherer.

(b) Producer shall accept or reject, in its sole discretion, Gatherer’s proposed increase to the Individual Fee within 30 Days after receiving such proposal from Gatherer. If Producer fails to provide notice of such acceptance or rejection within such 30-Day period, then Producer shall be deemed to have rejected such increase. If Producer rejects or is deemed to reject the amount of the proposed increase, then either Party may submit the determination of the proposed increase to binding arbitration in accordance with Section 16.6. The Parties will amend, update, or revise the applicable Agreement Addendum in accordance with this Agreement to reflect any changes in the applicable Individual Fees agreed to in accordance with this Section 12.1.

(c) Producer and Gatherer shall use their commercially reasonable efforts to comply with new and amended applicable Laws and new interpretations of existing Laws.

Section 12.2 Unprofitable Operations and Rights of Termination.

(a) Existing Facilities. If (x) the gathering of Gas from any Wells, Separator Facilities or Receipt Points, (y) the delivery of Gas to any Delivery Points or (z) the provision of any other Service under this Agreement, is or becomes uneconomical due to its volume, quality, or for any other cause, then Gatherer shall not be obligated to provide the applicable Services so long as such condition exists. If Gatherer validly suspends Services under this Section 12.2(a) as a result of Producer’s (A) negligence, willful misconduct, or breach of this Agreement, (B) delivery of Gas that fails to meet the quality specifications required by Section 6.1, or (C) execution of a plan of development that deviates from the then-applicable Development Report, then Gatherer may resume providing such Services at any time, upon two months’ advance written notice delivered to Producer, and the affected Wells, Separator Facilities, Receipt Points, Drilling Units. For purposes of this Section 12.2(a), the term “uneconomical” shall include, with respect to the gathering of Gas from any Well, Separator Facility, or Receipt Point, the delivery of Gas to any Delivery Point, or the provision of any other Service under this Agreement, that the actual, direct operating and maintenance expenses incurred by Gatherer with respect thereto during any rolling three month period, including expenses charged to Gatherer by third parties providing services for Gatherer, exceed the total revenues received by Gatherer for Services rendered with respect thereto during such period, as determined in accordance with generally accepted accounting principles.

(b) Election not to Expand System. If Gatherer determines, in its discretion, that an expansion of the Individual System to satisfy the needs of Producer, as described in Section 3.2, would be uneconomical, then Gatherer shall neither be obligated to undertake such expansion nor to provide the applicable Services. Producer shall be entitled to a release of the applicable Planned Wells, Planned Separator Facilities and Dedicated Production pursuant to Section 2.4(a)(vi) immediately upon Gatherer’s delivery of a System Plan (marked as “Final”) indicating that a requested expansion would be uneconomical pursuant to Section 12.2(d).

(c) Start Date of Suspension of Services. Gatherer shall cause any suspension of Services permitted by this Section 12.2 to commence on the first Day of a Month and not on any other Day.

(d) Supporting Documentation and Management Discussions. As soon as Gatherer determines that an expansion of the Individual System will not be economic or that continuing to provide Services at existing facilities has been rendered uneconomic, Gatherer shall communicate in writing the same to Producer.

(i) With respect to existing facilities, such notice shall be delivered to Producer at least 180 Days in advance of any proposed curtailment under this Section 12.2 and such notice shall be accompanied by documentation supporting its claim that certain Services have become uneconomical. Commencing on the date on which such notice is delivered and continuing for 180 Days, Gatherer shall participate in Meetings of Senior Management if so requested by Producer, so long as such Meetings of Senior Management are scheduled at mutually agreeable times and locations, in order to negotiate a transition of Services that will not materially adversely affect Producer. Such discussions may include the following matters and such other matters aimed at ameliorating the detrimental effects of Gatherer ceasing to provide Services: (A) purchase by Producer from Gatherer of the pipe, rights of way or other assets necessary for the types of services that otherwise would have been performed under this Agreement, (B) a continuation of the provision of Services hereunder by Gatherer for a period of time longer than the 180 Days required hereby in order to permit Producer sufficient time to take over operations or find an alternate midstream service provider and (C) adjustments to the Development Plan or rework certain Wells in order to address the concerns of Gatherer with respect to providing Services thereto. In no event shall Gatherer’s obligation to be available for Meetings of Senior Management create an obligation on Gatherer to continue providing services past the 180 Days required hereby, and Gatherer is under no obligation to agree to any amendments to this Agreement or modifications to the Services provided in order to accommodate requests of Producer during such negotiations. However, both Parties have an obligation to negotiate in good faith during such discussions.

(ii) With respect to planned facilities, Gatherer shall indicate that providing Services to Planned Wells or Planned Separator Facilities is uneconomical by failing to include the necessary expansion projects in the applicable System Plan and shall provide supporting documentation for its determination that such expansion would be uneconomical, if requested by Producer. If Gatherer delivers a System Plan (marked as “Final”) describing the necessary expansion projects, such delivery shall be deemed to be a commitment by Gatherer to complete such expansion without exercising its rights under Section 12.2(b), so long as conditions (including anticipated throughput, pricing, the ability to obtain rights-of-way, Producer’s continued execution of the Development Report, and any other factors deemed material by Gatherer) do not materially change; provided, however that upon the initiation of Services through such expansion project or through a component part of such expansion project, such expansion (or applicable portion thereof) shall be considered “existing facilities” for purposes of this Section 12.2 and Gatherer shall have all of the rights set forth herein with respect to existing facilities that become uneconomical. Nothing in this Section 12.2(d) shall give Producer a right to consent to a suspension under this Section 12.2.

(e) No Obligation to Drill or Operate. Without limiting the right of Producer to revise the Development Report to eliminate any proposed Wells or Separator Facilities, nothing herein shall be construed to require Producer to drill or conduct any operations as to any Well, to continue to operate any Well, to place any new Separator Facility into service or to maintain the operation of any Separator Facility that a prudent operator would not in like circumstances drill or continue to operate.

ARTICLE 13

REGULATORY STATUS

Section 13.1 Non-Jurisdictional System. This Agreement is subject to all valid present and future Laws of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, the Services performed, or the System. It is the intent of the Parties that no Governmental Authority shall alter any provisions in the Agreement in such a way that would have the effect of altering the economic benefits of either Party, as originally contemplated under this Agreement. The Parties shall (a) vigorously defend and support in good faith the enforceability of this Agreement and the continuance, without alternation, of the Services in any and all proceedings before any Governmental Authority in which this Agreement is subject to review and (b) not initiate or support, either directly or indirectly, any challenge with any Governmental Authorities to the rates provided herein or any other modification to this Agreement that would alter the economic benefits of a Party as originally contemplated under this Agreement; provided, however, nothing set forth herein shall restrict or prohibit Producer from contesting or challenging or disputing with the other Party as to the interpretation, breach, default or performance of this Agreement or any filings of tariffs or any amendments thereto with respect to the System to the extent such tariffs are not substantively identical to the economic terms set forth herein. Notwithstanding the foregoing, Producer shall have the right to assert in the appropriate forum in response to any change or proposed change in any tariffs that such change is not in substantial accordance with the terms of this Agreement.

Section 13.2 Government Authority Modification. Notwithstanding the provisions of Section 13.1, if the rates are changed or required to be changed or any other modification to this Agreement that alters the economic benefits of a Party, as originally contemplated under this Agreement, in response to any order, regulation, or other mandate of a Governmental Authority, then no such change or modification shall constitute a breach or other default under the terms of this Agreement, and the Parties shall negotiate in good faith to enter into such amendments to this Agreement or a separate arrangement in order to give effect, to the greatest extent possible, the economic benefit as originally contemplated in this Agreement.

ARTICLE 14

INDEMNIFICATION AND INSURANCE

Section 14.1 Reciprocal Indemnity. To the fullest extent permitted by applicable Law and except as otherwise set forth in Section 6.2 and Section 8.1:

(a) Producer Indemnification. Producer shall release, protect, defend, indemnify and hold harmless Gatherer Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Producer or any member of Producer Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF GATHERER GROUP OR ANY OTHER PERSONS. (EXCEPT THAT IT SHALL NOT APPLY TO THE EXTENT THAT SUCH LOSSES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF GATHERER).

(b) Gatherer Indemnification. Gatherer shall release, protect, defend, indemnify and hold harmless Producer Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Gatherer or any member of Gatherer Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF PRODUCER GROUP OR ANY OTHER PERSONS. (EXCEPT THAT IT SHALL NOT APPLY TO THE EXTENT THAT SUCH LOSSES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PRODUCER).

(c) Regardless of Fault. AS USED IN THE PRECEDING TWO SUBCLAUSES, THE PHRASE “REGARDLESS OF FAULT” SHALL MEAN, WITH RESPECT TO ANY LOSS THAT IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, OR OTHERWISE), STRICT LIABILITY, OR OTHER FAULT, OF ANY MEMBER OF GATHERER GROUP OR THE PRODUCER GROUP, WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF AND WITHOUT LIMITATION OF SUCH LOSS AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.

Section 14.2 Indemnification Regarding Third Parties. Each Party shall release, protect, defend, indemnify and hold the other Party harmless against any Loss by a Third Party that is not a member of the Producer Group or Gatherer Group, to the extent such Loss (a) is caused by the negligence or willful misconduct of said indemnifying Party or such Party’s Group, or (b) in the case of Producer as indemnifying Party, results from claims by a Third Party of title, rights, or encumbrances in or to Gas delivered by Producer to a Receipt Point.

Section 14.3 Penalties. Producer shall release, protect, defend, indemnify, and hold harmless Gatherer from any Losses resulting from penalties imposed by a Downstream Facility in any transportation contracts or service agreements associated with, or related to, Producer’s owned or Controlled Gas, including any penalties imposed pursuant to the Downstream Facility’s tariff.

Section 14.4 Insurance. Gatherer and Producer shall (a) carry and maintain no less than the insurance coverage set forth in Exhibit B, and (b) cause such insurance to be (i) the primary coverage without any right of contribution from any other insurance held by the other Party to the extent of the insured Party’s indemnification obligations hereunder, and (ii) written and endorsed to include waivers of all subrogation rights of the insurers against Gatherer and its Group (in the case of Producer’s insurance) or Producer and its Group (in the case of Gatherer’s insurance). Producer shall also cause the insurance carried and maintained by it pursuant to this Section 14.4 to be endorsed to name Gatherer and its Group as additional insureds or provide blanket additional insured status that covers Gatherer and its Group as additional insureds, except in the case of worker’s compensation insurance.

ARTICLE 15

ASSIGNMENT

Section 15.1 Assignment of Rights and Obligations under this Agreement.

(a) Assignment. Except as specifically otherwise provided in this Agreement, no Party shall have the right to assign its rights and obligations under this Agreement (in whole or in part) to another Person except with the prior written consent of Gatherer (in the case of an assignment by Producer) or Producer (in the case of an assignment by Gatherer), which consent may be withheld at such Party’s sole discretion. Notwithstanding the foregoing,

(i) Producer may assign its rights and obligations under this Agreement to any Person to whom Producer assigns or transfers an interest in any of the Dedicated Properties, insofar as this Agreement relates to such Dedicated Properties, without the consent of Gatherer; provided that (A) such Person assumes in writing the obligations of Producer under this Agreement insofar as it relates to the portion of the Dedicated Properties so assigned or transferred, (B) such assignment is made subject to this Agreement, (C) if such assignment or transfer is made to an Affiliate of Producer, Producer shall not be released from any of its obligations under this Agreement and (D) if such transfer or assignment is to a Person that is not an Affiliate of Producer, Producer shall be released from its obligations under this Agreement with respect to the Dedicated Properties so assigned or transferred; provided, further, that to the extent such Person is not an Affiliate of Producer, except for the Dedicated Properties assigned or transferred, this Agreement shall not bind any interests of such Person or its Affiliates in any oil and/or gas leases, mineral interests, and other similar interests owned by such Person as of or after the date of such assignment or transfer; and

(ii) Gatherer may assign its rights and obligations under this Agreement to any Affiliate Entity insofar and only insofar as this Agreement relates to the Dedicated Properties for which such Affiliate Entity will be providing Services (such Dedicated Properties, the “Affiliate Entity Dedicated Properties”); provided that in lieu of assigning a portion of this Agreement (in the manner set forth in this subclause (ii)), Producer and Affiliate Entity may enter into a separate gathering agreement applicable to the Affiliate Entity Dedicated Properties that is substantially similar to this Agreement and, with respect to the Dedicated Properties covered by such separate gathering agreement (and only with respect to such Dedicated Properties), this Agreement shall terminate and cease to control.

(b) Notice; Binding Effect. Within 30 Days prior to the date of execution of a permitted assignment by Producer, Producer shall give Gatherer notice of any assignment of this Agreement or Dedicated Properties. Gatherer shall give Producer notice of any assignment of this Agreement within 30 Days after the date of execution of such permitted assignment. This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the Parties. Any attempted assignment made without compliance with the provisions set forth in this Section 15.1 shall be null and void ab initio.

(c) Releases not Assignments. Any release of any of the Dedicated Properties from dedication under this Agreement pursuant to Section 2.4 shall not constitute an assignment or transfer of such Dedicated Properties for the purposes of this Article 15.

Section 15.2 Pre-Approved Assignments. Each Party shall have the right without the prior consent of the other Party to (a) mortgage, pledge, encumber or otherwise impress a lien or security interest upon its rights and interest in and to this Agreement, and (b) make a transfer pursuant to any security interest arrangement described in (a) above, including any judicial or non-judicial foreclosure and any assignment from the holder of such security interest to another Person.

Section 15.3 Change of Control. Except as provided in Section 15.1, nothing in this Article 15 shall prevent Producer’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Producer and nothing in this Article 15 shall prevent Gatherer’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Gatherer. However, if a change of control of a Party gives rise to a reasonable basis for insecurity on the part of the other Party, such change of control may be the basis for a request of Adequate Assurance of Performance. Each member or owner of Producer or Gatherer, as applicable, shall have the right to assign and transfer such member’s or owner’s interests (whether equity or otherwise and whether in whole or in part) in Producer or Gatherer, as applicable, without restriction contained in this Agreement.

ARTICLE 16

OTHER PROVISIONS

Section 16.1 Relationship of the Parties. The execution and delivery of this Agreement and any Agreement Addendum shall create a binding agreement between the Parties signatory thereto consisting of the terms set forth in such Agreement and Agreement Addendum. This Agreement shall not be deemed or construed to create, a partnership, joint venture or association or a trust between Producer and Gatherer. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

Section 16.2 Notices. Unless otherwise specified in the applicable provision, all notices, consents, approvals, requests, and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, or sent by bonded overnight courier, mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, return receipt requested, or, except in the case of notices of breach or default, sent by electronic mail (including with a PDF of the notice or other communication attached), in each case, addressed (i) if to Producer, at the address set forth on the applicable Agreement Addendum and (ii) if to Gatherer, at the address set forth on the signature page; provided that in the case of any notice by electronic mail, such notice is confirmed by communication via another method permitted by this Section 16.2. Any notice, consent, approval, request, or other communication (“Communications”) given in accordance herewith shall be deemed to have been given when (a) actually received or rejected by the addressee in person or by courier, or (b) actually received or rejected by the addressee upon delivery by overnight courier or United States Mail, as shown in the tracking report or return receipt, as applicable. Communications may not be transmitted by electronic mail, except for ordinary course business communications that shall be deemed to be received, if transmitted during normal business hours on such Business Day, or if transmitted after normal business hours, on the next Business Day. Any Person may change their contact information for notice by giving notice to the other Party in the manner provided in this Section 16.2.

Section 16.3 Entire Agreement; Conflicts. This Agreement (consisting of the Agreement Terms and Conditions and the applicable Agreement Addendum) constitutes the entire agreement of the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. There are no warranties, representations, or other agreements among the Parties relating to the subject matter hereof except as specifically set forth in this Agreement, including the exhibits hereto, and no Party shall be bound by or liable for any alleged representation, promise, inducement, or statements of intention not so set forth.

Section 16.4 Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 16.5 Amendment. This Agreement may be amended only by an instrument in writing executed by Producer and Gatherer and expressly identified as an amendment or modification.

Section 16.6 Governing Law; Venue. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, UNITED STATES OF AMERICA, EXCEPT THAT ANY PROVISION OF THE LAWS OF THE STATE OF TEXAS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION SHALL NOT APPLY. HOUSTON, HARRIS COUNTY, TEXAS, SHALL BE THE SOLE AND EXCLUSIVE VENUE FOR RESOLUTION OF ANY DISPUTE ARISING UNDER THIS AGREEMENT. THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER ITS ATTORNEYS’ FEES AND EXPERT EXPENSES FROM THE NON-PREVAILING PARTY. EACH PARTY EXPRESSLY WAIVES ANY RIGHTS UNDER APPLICABLE LAW TO TRIAL BY JURY.

Section 16.7 Parties in Interest. Except for parties indemnified hereunder, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

Section 16.8 Preparation of Agreement. The Parties and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 16.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. A ruling of invalidity, illegality or unenforceability as to one Agreement shall only be applicable to that Agreement, not all the Agreements covered by these Agreement Terms and Conditions.

Section 16.10 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by electronic mail shall be deemed an original signature hereto.

Section 16.11 Confidentiality. The Parties agree that this Agreement and all related data and information (including any and all Development Reports) exchanged by them or otherwise delivered hereunder shall be maintained in strict and absolute confidence and no Party shall disclose or use, without the prior written consent of the other Parties, any part of this Agreement or such data or information unless the release of such information is required by Law (including any requirement associated with an elective filing with a Governmental Authority) or the rules or regulations of any stock exchange on which any securities of the Parties or any Affiliates are traded or such use as is reasonably necessary for such Party to exercise its rights and perform its obligations hereunder. Nothing in this Agreement shall prohibit the Parties from disclosing whatever information in such manner as may be required by statute, rule or regulation; nor shall any Party be prohibited by the terms hereof from disclosing information acquired under this Agreement to any financial institution or investors providing or proposing financing to either Party or to any Person proposing to purchase the equity in any Party to this Agreement or the assets owned by any Party to this Agreement to the extent such financial institutions and investors are bound by a written confidentiality and non-use agreement that, at a minimum, is as restrictive (both as to scope and duration) as the terms of this Section 16.11 and each Party hereto shall be an express third-party beneficiary to such agreement. Notwithstanding the foregoing, the restrictions in this Section 16.11 will not apply to information that (i) is in the possession of the Party receiving such information prior to disclosure by the other Party, (ii) is or becomes known to the public other than as a result of a breach of this Agreement or (iii) becomes available to a Party on a non-confidential basis from a source other than the other Party, provided that such source is not bound by a confidentiality agreement with, or other fiduciary obligations of confidentiality to, the other Party. With respect to any Third Party that holds a working interest in any portion of the Dedicated Properties, Gatherer, with the consent of Producer, may (x) share a copy of this Agreement to any such Person who requests a copy and (y) provide a gathering agreement, substantially in the form hereof, with such adjustments or modifications to accommodate a non-operating working interest owner as deemed necessary or appropriate by Gatherer to any such Person who elects to take production in kind, rather than having Producer market such production. This Section will survive any termination of this Agreement for a period of 24 Months from the end of the Year in which the date of such termination occurred.

(Signatures on separate signatory page)

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

Producer

ROSEHILL OPERATING COMPANY, LLC

By:
Name:
Title:

Gatherer

GATEWAY GATHERING AND MARKETING COMPANY

By:
Name:
Title:

SCHEDULE A

OPERATING TERMS AND CONDITIONS

1.1. Quality Specifications. Each Individual System will be operated as a field gathering system, and as such, Gas received from Producer at the Receipt Points shall conform to the following specifications at a base pressure of fourteen and seventy-three hundredths (14.73) Psia and at a base temperature of sixty degrees Fahrenheit (60°F); provided that the following may be varied or adjusted as described in Section 6.1 or by express language set forth in the applicable Agreement Addendum.

(a) Such Gas shall be commercially free of all objectionable dust or other solid or liquid or gaseous matters which might interfere with its merchantability or cause injury to or interference with proper operations of any of the facilities constituting such Individual System or the System through which the Gas flows.

(b) Such Gas shall not contain more than one-quarter (1/4) grain of hydrogen sulfide per one hundred (100) Cubic Feet.

(c) Such Gas shall not contain more than five (5) grains of total sulfur per one hundred (100) Cubic Feet.

(d) Such Gas shall not contain more than (1) grain mercaptans per one hundred (100) Cubic Feet.

(e) Such Gas shall not contain more than two-tenths percent (0.2%) by volume of oxygen.

(f) Such Gas shall be at temperatures above twenty degrees Fahrenheit (20ºF) but shall not exceed one hundred twenty degrees Fahrenheit (120ºF).

1.2. Gas Nominations and Scheduling.

(a) Gas shall be received only under a nomination submitted by Producer. For purposes of this Agreement, a nomination is an offer by Producer to Gatherer of a stated quantity of Gas for gathering from all of the Receipt Points in an Individual System to all of the Delivery Points in the Individual System. The terms of such nomination shall comply with the nominating procedures set forth in the following clause (b).

(b) Producer shall nominate according to the Downstream Facility’s requirements. Nominations may be electronically transmitted according to the Downstream Facility’s requirements. Should Producer desire to change the nomination during such Month, such change to the nomination shall be made in accordance with the nomination procedures of the Downstream Facility. Gas shall be delivered by Gatherer in accordance with confirmation by the Downstream Facility of the nomination and/or changes to the nomination.

1.3. Nominations Gas Balancing.

(a) Deliveries. Volumes of Gas delivered by Producer and received by Gatherer at the Receipt Points (taken in the aggregate for any Individual System) shall conform as closely as possible to the volumes nominated by Producer at the Receipt Points (taken in the aggregate for any Individual System) and shall be delivered by Producer to Gatherer at hourly rates of flow that are, as nearly as practicable, uniform throughout the Day. Subject to Gatherer’s operating conditions and contractual requirements, volumes delivered by Gatherer to Producer or for Producer’s account at the Delivery Points (taken in the aggregate for any Individual System) shall conform as closely as possible to the volumes nominated by Producer for delivery by Gatherer that Day at the Delivery Points (taken in the aggregate for any Individual System), less any deductions applicable to Producer for System L&U, System Fuel and Other System Fuel (and any other adjustments for Drip Condensate or Flash Gas), except that Gatherer may conform such volumes to the volumes actually delivered by Producer at Gatherer’s Receipt Points (taken in the aggregate for any Individual System) to the extent possible. Gatherer may temporarily interrupt or curtail receipts and/or deliveries at any time, and from time to time in accordance with operating conditions on the applicable Individual System in order to balance receipt or deliveries on the applicable Individual System.

(b) Producer and Gatherer agree that:

(i) It is the intent of Producer and Gatherer that Gas shall be received and redelivered under this Agreement at the same rates, as nearly as commercially practicable and subject to changes mandated by the Downstream Facility, and Producer shall not in any manner use the System for storage or peaking purposes.

(ii) Gas delivered to Gatherer under this Agreement during any Day shall be delivered at as nearly a constant rate as operating conditions and relevant Downstream Facilities will permit.

(iii) In the event interruption or curtailment of service is required, Gatherer’s dispatcher (who shall be designated in writing by Gatherer) will advise (by telephone, following up by writing, which writing may be in the form of electronic mail) Producer of an interruption or curtailment as soon as practicable or in any event within twenty-four hours of the occurrence of such event.

(iv) Nothing contained in this Agreement shall preclude Gatherer from taking reasonable actions necessary to adjust receipts or deliveries under this Agreement in order to maintain the operational integrity and safety of the System or any Individual System.

(c) Monthly Delivery of Data. The Monthly Loss/ Gain Report shall reflect, with respect to each producer and shipper on the System (including Producer), each of the following, broken out by Individual System: (i) the total volumes received, delivered, and retained; and (ii) any other information deemed necessary and appropriate by Gatherer, all on an Individual System basis.

1.4. Measurement Devices.

(a) Gatherer shall construct, install, own and operate (or cause to be installed, owned, and operated) the Measurement Devices located at the Receipt Points. The Measurement Devices installed by Gatherer shall be, subject to Producer’s approval of such location, on the Receipt Point.

(b) Gatherer shall, at its discretion, install, own and operate (or cause to be installed, owned, and operated) the Measurement Devices located at or upstream of the Delivery Points.

(c) Measurement Devices will be constructed, installed and operated in accordance with applicable industry standards and governmental regulations and as set forth in the current System Plan.

(d) Gatherer may, but shall not be obligated to, replace or make any alterations to the Measurement Devices that it owns necessary to comply with any applicable Laws.

(e) Producer shall have the right, at its sole expense, to install, own and operate Measurement Devices located at the Receipt Points. Producer Meters shall be installed so as not to interfere with Gatherer’s Measurement Devices and Producer shall take steps that are reasonable and customary in the industry to mitigate or prevent any Gas pulsation problems or Gas quality problems (such as sand or water) that may interfere with Gatherer’s Measurement Devices at the Receipt Points.

(f) Gatherer may elect to use a Producer Meter as the Measurement Device for a Receipt Point in lieu of constructing, installing, owning and operating a Measurement Device located at such Receipt Point by providing written notice to Producer (including by detailing such election in the applicable System Plan). If Gatherer elects to use such Producer Meter as the Measurement Device for a Receipt Point, Producer shall provide Gatherer reasonable access to such Producer Meter, including prior advance written notice of, and the ability to witness, the calibration of such Producer Meter.

(g) Measurement Devices under the control of Producer or Gatherer will be constructed, installed and operated in accordance with the following depending on the type of meters used:

(i) Orifice Meters – in accordance with AGA Report No. 3, API 14.3 part 2, GPA 8185, part 2, Orifice Metering of Natural Gas and Other Hydrocarbon Fluids, Fourth Edition, April 2000, and any subsequent amendments, revisions or modifications thereof.

(ii) Electronic Transducers and Flow Computers (solar and otherwise) – in accordance with the applicable American Gas Association and API MPMS 21.1 standards, including American Gas Association Measurement Committee Report Nos. 3, 5, 6 and 7 and any subsequent amendments, revisions, or modifications thereof.

(iii) Ultrasonic Meters – in accordance with the American Gas Association Measurement Committee Report No. 9 (American Gas Association Report No. 9), dated June 1998, and any subsequent amendments, revisions or modifications thereof.

(h) Gatherer may, but shall not be obligated to, replace or make any alterations to the Measurement Devices necessary to comply with any subsequent amendments, revisions or modifications of the American Gas Association Reports cited above. With respect to Producer Meters that Gatherer has elected to use, Producer may, but shall not be obligated to, replace or make any alterations to the Measurement Devices necessary to comply with any subsequent amendments, revisions or modifications of the American Gas Association Reports cited above.

(i) The accuracy of all Measurement Devices listed as Receipt Points or Delivery Points in the applicable Agreement Addendum, and of all Measurement Devices that serve as “check meters” for any such Receipt Point or Delivery Point Measurement Devices will be verified by the owner of such Measurement Device (for purposes of this paragraph, the “Owner”) at Monthly intervals and, if requested, in the presence of a representative of the other Party (for purposes of this paragraph, the “Beneficiary”). The Owner shall verify the accuracy of any owned Measurement Device before the next Monthly verification required by the preceding sentence if the Beneficiary requests a special test as described below. Notwithstanding the foregoing, however, when Daily deliveries of Gas at any Receipt Point or Delivery Point average 1,000 Mcf per Day or less during any Month, the Owner may request from the Beneficiary that the accuracy of the Measurement Devices at such Receipt Point or Delivery Point will be verified quarterly. If, upon any test, any Measurement Device is found to be inaccurate by 2% or less, previous readings of such Measurement Device will be considered correct in computing the deliveries of Gas under this Agreement; provided that, if such Measurement Device is adjusted to record accurately (within the manufacturer’s allowance for error), then the previous readings of such Measurement Device will be corrected to zero error for any period during which an inaccurate reading is known to have occurred or such other period as agreed between the Parties. If, upon any test, any Measurement Device is found to be inaccurate by more than 2% of a recording corresponding to the average hourly flow rate for the period since the last test, such Measurement Device will immediately be adjusted to record accurately (within the manufacturer’s allowance for error) and any previous recordings of such Measurement Device will be corrected to zero error for any period during which an inaccurate reading is known to have occurred or such other period as agreed between the Parties. If such period is not known or agreed upon, such correction will be made for a period covering one-half ( 1/2) of the time elapsed since the date of the most recent test. If the Beneficiary desires a special test of any Measurement Device, at least 72 hours’ advance notice will be given to the Owner, and both Parties will cooperate to secure a prompt test of the accuracy of such Measurement Device. If the Measurement Device so tested is found to be inaccurate by 2% or less, the Owner will have the right to bill the Beneficiary for the costs incurred due to such special test, including any labor and transportation costs, and the Beneficiary will pay such costs promptly upon invoice therefor.

(j) As requested by Producer the Measurement Devices owned by Gatherer shall include a sufficient number of data ports, and Gatherer shall permit Producer to connect to such data ports, as shall be required to provide to Producer on a real-time basis all measurement data generated by such measurement equipment. Producer shall be responsible at its own cost for obtaining equipment and/or services to connect to such data ports and receive and process such data.

(k) The charts and records by which measurements are determined shall be available for the use of both Parties in fulfilling the terms and conditions thereof. Each Party shall, upon request of the other, mail, email or deliver for checking and calculation all measurement data, including but not limited to flowing parameters, characteristics, constants, configurations and events in its possession and used in the measurement of Gas delivered under this Agreement within 30 Days after the last chart for each billing period is removed from the meter. Such data shall be returned within 90 Days after the receipt thereof.

(l) Each Party shall preserve or cause to be preserved for mutual use all test data, charts or other similar records in accordance with the applicable rules and regulations of regulatory bodies having jurisdiction, if any, with respect to the retention of such records, and, in any event, for at least 24 Months. Each Party shall comply with Noble Document Retention Policy FIN027.

1.5. Measurement Procedures. The measurements of the quantity and quality of all Gas delivered at the Receipt Points and Delivery Points will be conducted in accordance with the following:

(a) The unit of volume for measurement will be one Standard Cubic Foot. Such measured volumes, converted to Mcf, will be multiplied by their Gross Heating Value per Mcf.

(b) The temperature of the Gas will be determined by a recording thermometer installed so that it may record the temperature of the Gas flowing through the meters, or such other means of recording temperature as may be mutually agreed upon by the Parties. The average of the record to the nearest one degree Fahrenheit, obtained while Gas is being delivered, will be the applicable flowing Gas temperature for the period under consideration.

(c) The specific gravity of the Gas will be determined by a recording gravitometer or chromatographic device installed and located at a suitable point determined by Producer to record representative specific gravity of the Gas being metered or, at Producer’s or its designee’s option, by continuous sampling using standard type gravity methods. If a recording gravitometer or chromatographic device is used, the gravity to the nearest one-thousandth (0.001) obtained while Gas is being delivered will be the specific gravity of the Gas sampled for the recording period. The gravity to the nearest one-thousandth (0.001) will be determined once per Month from a Gas analysis. The result will be applied during such Month for the determination of Gas volumes delivered. All analyses shall be determined by a mutually agreed upon third party laboratory using GPA 2145, Table of Physical Constants, and GPA 2172, Calculation of Gross Heating Value.

(d) Adjustments to measured Gas volumes for the effects of supercompressibility will be made in accordance with accepted American Gas Association standards. Gatherer or its designee will obtain appropriate carbon dioxide and nitrogen mole fraction values for the Gas delivered as may be required to compute such adjustments in accordance with standard testing procedures. At Gatherer’s or its designee’s option, equations for the calculation of supercompressibility will be taken from American Gas Association Report No. 8 Detail, dated December 1985, or API 14.2; Compressibility and Supercompressibility for Natural Gas and Other Hydrocarbon Gases, latest revision and as amended from time to time.

(e) For purposes of measurement and meter calibration, the atmospheric pressure for each of the Receipt Points and Delivery Points will be assumed to be the pressure value determined by Gatherer for the county elevation in which such point is located pursuant to generally accepted industry practices irrespective of the actual atmospheric pressure at such points from time to time and shall be consistent throughout the Individual System.

(f) The Gross Heating Value of the Gas delivered at the Receipt Points and Delivery Points will be determined at least quarterly by means of GPA 2172; provided, however, that when Daily deliveries of Gas at any Receipt Point or Delivery Point average 1,000 Mcf per Day or greater during any Month, the Gross Heating Value of the Gas delivered at such Receipt Point or Delivery Point will be determined Monthly by a chromatographic analysis of a flow proportional sample taken at a suitable point on the facilities to be representative of the Gas being metered. To the extent possible, the calibration conducted pursuant to clause (e) of this Section 1.5 of Exhibit A, clause (e) of Section 1.4 of this Exhibit A and the testing conducted pursuant to this clause (f) of this Section 1.5 of Exhibit A shall be conducted concurrently or at least with the same test frequency.

(g) Other tests to determine water content, sulfur and other impurities in the Gas will be conducted whenever requested by either Party and will be conducted in accordance with standard industry testing procedures. The Party requested to perform such tests will bear the cost of such tests only if the Gas tested is determined not to be within the quality specification set forth herein or, if applicable, in the applicable Agreement Addendum. If the Gas is within such quality specification, the requesting Party will bear the cost of such tests.

(h) If, during the Term of this Agreement, a new method or technique is developed with respect to Gas measurement or the determination of the factors used in such Gas measurement, such new method or technique may be substituted for the method set forth in this Agreement if the new method or technique is in accordance with accepted standards of the American Gas Association, American Petroleum Institute and Gas Processor’s Association.

1.6. Gas Meter Adjustments. If a meter is out of service or registering inaccurately, the quantities of Gas received or delivered during such period shall be determined as follows:

(a) By using the registration of any check meter or meters, if installed and accurately registering; or in the absence of such check meters,

(b) By using a meter operating in parallel with the estimated volume corrected for any differences found when the meters are operating properly,

(c) By correcting the error if the percentage of error is ascertainable by calibration, tests or mathematical calculation, such as step change, uncertainty calculation or balance adjustment; or in the absence of check meters and the ability to make corrections under this sub-paragraph (c), then,

(d) By estimating the quantity received or delivered by receipts or deliveries during periods under similar conditions when the meter was registering accurately.

1.7. (Reserved).

1.8. Allocations.

(a) Allocations required for determining payments or fees due under this Agreement or the amounts shown on the Monthly Loss/ Gain Report shall be made by Gatherer in a commercially reasonable manner. Gatherer shall provide an allocation methodology to Producer for its review and approval through the process outlined in Section 3.1(c) with respect to the System Plan. The factors that Gatherer may use in making such allocations include but are not limited to throughput volumes, total consumption of System Fuel, total consumption of Other System Fuel, System L&U, the Thermal Content of Drip Condensate, the Thermal Content of Flash Gas, the relative effort required to move the applicable product through the facilities of Gatherer and other factors determined in good faith by Gatherer. Profit shall not be a component in the allocation of Drip Condensate, Flash Gas, System L&U, System Fuel or Other System Fuel. The allocations shall be based upon the measurements taken and quantities determined for the applicable Month.

(b) Gatherer will allocate, in a manner that is commercially reasonable and determined by Gatherer in good faith, to a particular Receipt Point, the Drip Condensate collected from a Facility Segment.

(End of Schedule A)

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

KLR ENERGY ACQUISITION CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gary C. Hanna and Edward Kovalik (each a “Proxy” and collectively, the “Proxies”), and each of them independently, with full power of substitution as proxies to vote the shares of common stock of the Company (as defined below) that the undersigned is entitled to vote (the “Shares”) at the Special Meeting in Lieu of 2017 Annual Meeting of Stockholders (the “Special Meeting”) of KLR Energy Acquisition Corp. (the “Company”) to be held on April 26, 2017 at 9:00 a.m. at the offices of the Company, located at 811 Main Street, 18th Floor, Houston, Texas 77002, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, in the Proxies’ discretion on such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NOS. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

Please mark votes as indicated in this example	☒	KLR ENERGY ACQUISITION CORP. — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13.

Proposal No, 1: The Business Combination Proposal — To (i) approve and adopt the business combination agreement and transactions contemplated thereby, which we refer to as the “Business Combination Agreement”, dated as of December 20, 2016, as it may be amended from time to time by and between the Company, KLR Energy Acquisition Corp., a Delaware corporation, which we refer to as “KLRE” and Tema Oil and Gas Company, a Maryland corporation, which we refer to as “Tema”;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Intention to Exercise Redemption Rights If you intend to exercise your redemption rights please check this box. Checking this box, however, is not sufficient to exercise your redemption rights. You must comply with the procedures set forth in the definitive proxy statement under the heading “Special Meeting of Company Stockholders - Redemption Rights”.

REDEMPTION RIGHTS ☐

Proposal No. 2 — To amend the Company’s amended and restated certificate of incorporation to provide for the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes;

	FOR ☐	AGAINST ☐	ABSTAIN ☐
Proposal No. 3 — To amend the Company’s amended and restated certificate of incorporation to provide that Delaware is the exclusive forum for certain stockholder litigation;	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 4 — To amend the Company’s amended and restated certificate of incorporation to enable stockholders to call a special meeting of stockholders until the Trigger Date and thereafter preclude such ability;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 5 — To consider and act upon a proposed amendment to the Company’s amended and restated certificate of incorporation to change the stockholder vote required to remove any or all directors and to fill newly created vacancies;

	FOR ☐	AGAINST ☐	ABSTAIN ☐
Proposal No. 6 — To amend the Company’s amended and restated certificate of incorporation to change the stockholder vote required to amend the certificate of incorporation and bylaws of the Company;	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 7 — To amend the Company’s amended and restated certificate of incorporation to authorize the establishment of the Class B common stock as a new class of capital stock designated as Class B common stock, par value $0.0001 per share, which Class B common stock may only be issued to Tema and its successors, assigns and permitted transferees;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 8 — To amend the Company’s amended and restated certificate of incorporation to authorize 60,000,000 additional shares of capital stock, which together with the approval of Proposal No. 7 would consist of increasing the post-combination company’s common stock to 131,000,000 shares;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 9 — To amend the Company’s amended and restated certificate of incorporation to make certain additional changes, including (i) changing the post-combination company’s corporate name from “KLRE Energy Acquisition Corp.” to “Rosehill Resources Inc.”, (ii) removing certain provisions related to the Company’s status as a blank check company and (iii) making other related changes that our board of directors believes are necessary to adequately address the needs of the post-combination company;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 10: The Director Election Proposal — To elect seven (7) directors to our board of directors, effective upon the closing of the Business Combination, with each Class I director having a term that expires at the post-combination company’s annual meeting of stockholders in 2018, each Class II director having a term that expires at the post-combination company’s annual meeting of stockholders in 2019 and each Class III director having a term that expires at the post-combination company’s annual meeting of stockholders in 2020, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death;

	FOR ALL ☐	AGAINST ALL ☐	FOR ALL EXCEPT ☐
Nominees: 01 Gary C. Hanna 02 Edward Kovalik 03 J.A. (Alan) Townsend 04 Frank Rosenberg 05 William Mayer 06 Harry Quarls 07 Francis Contino
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominees on the line below.

Proposal No. 11: The NASDAQ Proposal — To approve, for purposes of complying with applicable NASDAQ Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding Common Stock in connection with the Business Combination and the PIPE Investment;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 12: The Incentive Plan Proposal — To approve the Rosehill Resources Inc. Long Term Incentive Plan and the material terms thereunder for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 13: The Adjournment Proposal — To adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the NASDAQ Proposal.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date: , 2017

Signature

Signature (if held jointly)
When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by an authorized person.

A vote to abstain will have the same effect as a vote AGAINST proposals 2, 3, 4, 5, 6, 7, 8 and 9. The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of Proposal Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.